As filed with the Securities and Exchange Commission on May 8, 2026.

Registration No. 333-294684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avalanche Treasury Corporation

(Exact name of registrant as specified in its charter)

Delaware	6199	39-4863126
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrant, see “Table of Co-Registrant” on the following page

Avalanche Treasury Company, LLC

11 W. 42nd Street 2nd Floor

New York, NY 10036

332-240-11155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
251 Little Falls Drive, Wilmington,

County of New Castle, Delaware 19808
800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq.	Douglas S. Ellenoff, Esq.
Ryan J. Dzierniejko, Esq.	Stuart Neuhauser, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP	Jessica Yuan, Esq.
22 Bishopsgate	Ellenoff Grossman & Schole LLP
London EC2N 4BQ	1345 Avenue of the Americas
United Kingdom	New York, NY 10105
+44 20 7519 7000	(212) 370-1300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Primary
	State or Other	Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Exact Name of Co-Registrant as Specified in its Charter(1)(2)	Organization	Code Number	Number
Avalanche Treasury Company, LLC	Delaware	6199	39-4274406
(1)	The co-registrant has the following principal executive offices: 11 W. 42nd Street, 2nd Floor, New York, NY 10036.
(2)	The agent for service for the co-registrant is: Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED MAY 8, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING IN LIEU OF AN ANNUAL
GENERAL MEETING OF SHAREHOLDERS OF MOUNTAIN LAKE ACQUISITION CORP.

AND
PROSPECTUS FOR

55,468,670 SHARES OF CLASS A COMMON STOCK

AND

5,805,638 SHARES OF CLASS B COMMON STOCK

OF AVALANCHE TREASURY CORPORATION

To the Shareholders of Mountain Lake Acquisition Corp. (“MLAC Shareholders”):

You are cordially invited to attend the extraordinary general meeting in lieu of an annual general meeting (the “Meeting”) of the shareholders of Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“MLAC”), which will be held at              , Eastern Time, on           , 2026. The Meeting will be held at 1345 Avenue of the Americas, New York, NY 10105 and virtually over the Internet by means of a live audio webcast. You or your proxyholder will be able to attend and vote at the Meeting in person or by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. This proxy statement/prospectus includes additional instructions on how to access the Meeting and how to listen, vote and submit questions from home or any remote location with Internet connectivity.

MLAC is a Cayman Islands exempted company incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as an “acquisition target.”

On October 1, 2025, MLAC, Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“MLAC Merger Sub”), Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”, and together with MLAC Merger Sub, the “Pubco Subsidiaries”), Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company” or “AVAT”) and Dragonfly Digital Management, LLC, a Delaware limited liability company (“Seller”) entered into a business combination agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby (the “Closing” and the date and time at which the Closing is actually held, the “Closing Date”), (a) prior to the Closing, MLAC will effect a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 206 of the Cayman Act (the “Domestication”), pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, MLAC Merger Sub will merge with and into MLAC in accordance with the applicable provisions of the DGCL and the and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “MLAC Merger”) and with MLAC Shareholders receiving one share of non-voting Class A common stock, par value $0.01 per share, of Pubco (“Pubco Class A Stock”) for each Class A ordinary share, par value $0.0001 per share, of MLAC (the “MLAC Class A Ordinary Shares”) held by such shareholder, and with each holder of MLAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder and (c) Company Merger Sub will merge with and into the Company in accordance with the applicable provisions of the DLLCA, with the Company continuing as the surviving company (the “Company Merger” and, together with the MLAC Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription, in each case as defined herein, the “Transactions”), and with (i) each Company Member other than Seller receiving one share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger and (ii) Seller receiving one share of Pubco Class A Stock and one share of Pubco Class B common stock, par value $0.01 per share (“Pubco Class B Stock” and, together with the Pubco Class A Stock, the “Pubco Stock”), for each Company Unit it holds. As a result of the Mergers and the other transactions contemplated by the Business Combination Agreement, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law, Pubco will become a publicly traded company.

On January 13, 2026 and on March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Dragonfly Ventures L.P. and Dragonfly Ventures II, L.P. (the “Funds” or “DVs”) and together with other Seller controlled vehicles (the “Seller Related Parties”) and Astral Horizon, L.P., a Delaware limited partnership (“Astral”) entered into certain amendments to the Business Combination Agreement, effective as of October 1, 2025.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell or issue these securities offered by this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Astral is a Delaware limited partnership whose general partner is Astral Horizon GP, LLC. The limited partners of Astral are certain senior managers and employees of the Seller and the general partners of the DVs. Astral Horizon GP, LLC is managed by some of the same individuals who serve as the managers of the general partners of the DVs. Accordingly, Astral is a related party to the Seller Related Parties by virtue of common management and overlapping ownership among their respective principals. The 4,000,000 newly issued Pubco Class A Stock Astral is entitled to receive as additional consideration for the Company Merger (the “Additional Merger Consideration Shares”) are being issued to Astral in consideration for advisory and strategic services provided by Astral’s limited partners in connection with the structuring and execution of the Business Combination and the establishment of Pubco. Such services included, but were not limited to:

(i)	Executive Recruitment: Astral’s limited partners assisted in identifying, evaluating, and recruiting the Chief Executive Officer of Pubco; and
(ii)

Tax and Corporate Structuring Advisory: Astral’s limited partners provided strategic advice regarding aspects of the tax and corporate structuring of the Business Combination and post-Closing operations of Pubco.

Consequently, (i) on January 13, 2026, the Parties entered into the First Amendment to the Business Combination Agreement, pursuant to which, inter alia, the 4,000,000 Additional Merger Consideration Shares (i.e., the 2,000,000 Astral Post-Closing Shares and the 2,000,000 Astral Earnout Shares) will be issued, on the Company Merger Effective Date, to Astral (the Astral Earnout Shares being held in escrow for the Escrow Period only to be released in accordance with the Astral Escrow Agreement); and (ii) on March 17, 2026, the Parties entered into the Second Amendment to the Business Combination Agreement, pursuant to which the issuance by Pubco to Astral of the 2,000,000 Astral Post-Closing Shares will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

Concurrently with the signing of the Business Combination Agreement, on October 1, 2025, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USD Coin (“USDC”) or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Class A units (the “Company Units”) at a price of $10.00 per Company Unit, in a private placement (the “Company Unit Subscription”), upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to, (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the stated AVAX amount (“Stated AVAX Amount”) multiplied by the applicable signing AVAX price (“Applicable Signing AVAX Price”), or, (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the stated dollar amount (“Stated Dollar Amount”) or the stated USDC amount (“Stated USDC Amount”) (as applicable), in each case divided by $10.00 (the “Per Unit Price”).

Each Company Unit Investor was required to fund its respective cash or USDC within three business days following the execution date of the Company Unit Subscription Agreement, and to fund its respective AVAX as soon as reasonably possible after the execution date of the Company Unit Subscription Agreement, in any case on or prior to November 7, 2025, in accordance with the terms of the Company Unit Subscription Agreements. At the Company Merger Effective Time, each Company Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock.

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined herein), Seller, Company, Pubco, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre- discount basis to Company on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between Company and the Foundation (the “Foundation Transaction”), and (b) Seller agreed to contribute, directly and indirectly through Dragonfly Ventures L.P. and Dragonfly Ventures II, L.P. (the “Funds”) and together with other Seller controlled vehicles (the “Seller Related Parties”), 1,960,040 AVAX in exchange for 5,805,638 Company Units at the Per Unit Price, with an approximate value of $58 million (the “Dragonfly Contribution”).

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, the Company, Pubco, the Foundation entered into the TSA, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of up to 3,000,000 shares of Pubco Class A Stock (the “Foundation Shares”). If at any time following the Closing Date, the Pubco Class A Stock cease to be nonvoting securities and at such time the Foundation owns a number of Foundation Shares in excess of 4.7% of the then-outstanding Pubco Class A Stock (the

“Maximum Percentage”), the Foundation may request to exchange the number of Foundation Shares in excess of the Maximum Percentage for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis, and the Company shall issue such number of pre-funded warrants convertible into Pubco Class A Stock in exchange for Foundation Shares in excess of the Maximum Percentage, prior to the time the Pubco Class A Stock converts into voting securities. The AVAX tokens delivered pursuant to the Foundation Transaction are subject to certain restrictions for 5 years following the date of the TSA.

Concurrently with the execution of the Business Combination Agreement, MLAC entered into a Sponsor Support Agreement with Mountain Lake Acquisition Sponsor LLC (the “Sponsor”) and Pubco (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share, of MLAC (the “MLAC Class B Ordinary Shares” and together with the MLAC Class A Ordinary Shares, the “MLAC Ordinary Shares”) in favor of the Business Combination Agreement, the Transactions and the Business Combination Proposal, (ii) to vote its MLAC Ordinary Shares against any alternative transactions, (iii) to comply with the restrictions imposed by the letter agreement, dated as of December 12, 2024 (the “Insider Letter”), by and among MLAC, the Sponsor and the officers and directors of MLAC at the time of its initial public offering, including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions, and (iv) subject to and conditioned upon the Closing, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares converting into MLAC Class A Ordinary Shares on a greater than one-for-one basis.

In addition, the Sponsor agreed to effect certain security cancellations and to deposit certain Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing. Specifically, (i) immediately prior to the MLAC Merger Effective Time, the Sponsor will deliver to MLAC for cancellation 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares, and (ii) at the Closing 1,600,000 shares of Pubco Class A Stock will be issued to the Sponsor (of the total 2,800,000 shares to be issued to the Sponsor as a result of the MLAC share conversion) (the “Sponsor Earnout Shares”) and deposited into an escrow account with Continental Stock Transfer and Trust Company. The Sponsor Earnout Shares will be released to the Sponsor in tranches pursuant to the Sponsor Support Agreement and an escrow agreement that shall be in a form to be mutually agreed upon by the Sponsor, Seller, Pubco and the escrow agent prior to the Closing (the “Sponsor Escrow Agreement”). The Sponsor agreed that all of the Sponsor Earnout Shares, together with any shares received upon equitable adjustment of the Sponsor Earnout Shares, shall be subject to potential transfer to Pubco (the “Sponsor Transfer”) at the end of the earnout period in the event that not all of the triggering events are achieved by Pubco.

Concurrently with the Closing, MLAC, the Sponsor and the MLAC Insiders will enter into a Lock-Up Agreement with Pubco (the “Sponsor Lock-Up Agreement”), and certain holders of shares of Pubco Stock will also enter into a Lock-Up Agreement with Pubco in substantially the same form as the Sponsor Lock-Up Agreement (the “Seller Lock-Up Agreement,” collectively with the Sponsor Lock-Up Agreement, the “Lock-Up Agreements”), pursuant to which such parties will agree that the shares of Pubco Class A Stock received by them in connection with the Business Combination, and any other securities convertible into or exercisable or exchangeable for Pubco Stock, will be subject to transfer restrictions, as described below, with certain customary exceptions.

Concurrently with the Closing, Pubco, MLAC, the Sponsor, Seller, Avalanche BVI, Avalanche Cayman and certain security holders shall enter into an amended and restated registration rights agreement, which will add Pubco as a party (the “Amended and Restated Registration Rights Agreement”), and which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, including the Sponsor, Seller and the Foundation, subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede MLAC’s existing registration rights agreement in its entirety.

Upon the completion of the Transactions, the Seller and the Seller Related Parties will be issued 5,805,638 shares of Pubco Class A Stock and 5,805,638 shares of Pubco Class B Stock.

Upon the completion of the Transactions, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Pubco 2026 Omnibus Incentive Plan to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”) and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties will own approximately 41.8%, 35.7%, 4.6%, 5.0%, 3.3% and 9.6% of the issued and outstanding shares of Pubco Class A Stock, respectively, and approximately 0%, 0%, 0%, 0%, 0% and 100% of the issued and outstanding shares of Pubco Class B Stock, respectively. Assuming that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, the aggregate value of consideration the Public Shareholders (including MLAC Right Holders) will receive is $253,000,000 consisting of 25,300,000 shares of Pubco Stock; the aggregate value of consideration the MLAC Right Holders will receive is $23,000,000 consisting of 2,300,000 shares of Pubco Stock; the aggregate value of consideration the Public Shareholders (exclusive of the MLAC Right Holders) will receive is $230,000,000 consisting of 23,000,000 shares of Pubco Stock; and the aggregate value of consideration Astral will receive is $40,000,000 consisting of 4,000,000 shares of Pubco Stock.

Each holder of shares of Pubco Class A Stock will have no voting rights, except (i) as required by the DGCL or (ii) on any matter that adversely affects them relative to holders of any other class of stock of Pubco, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties will have approximately 0%, 0%, 0%, 0%, 0% and 100% of the voting power of Pubco, respectively, following the Business Combination.

The price per share of Pubco Class A Stock is $10.00 for (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties. The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

The aggregate value of the total consideration that the Sponsor and its Affiliates will receive, comprising shares of Pubco Class A Stock valued at $10.00 per share, is $28,000,000, assuming, among other things, that all Sponsor Earnout Shares are released from Escrow to the Sponsor and that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination.

Pursuant to the Business Combination Agreement, Seller will receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the dollar value of 1,960,040 AVAX pursuant to the Contribution Agreement, using the Signing Price, divided by $10.00. The value of the total consideration that Seller and its affiliates will receive, comprising an equal number of shares of Pubco Class A Stock and Pubco Class B Stock, together valued at $10.00 per share, is $58,056,384.

On the basis of the foregoing and with the price per share of Pubco Class A Stock assumed at $10.00, the aggregate value of the consideration in Pubco Stock offered pursuant to this registration statement is $554,686,704, comprising $230,000,000 consisting of 23,000,000 shares of Pubco Stock to the Public Shareholders (exclusive of the MLAC Right Holders); $23,000,000 consisting of 2,300,000 shares of Pubco Stock to the MLAC Right Holders; $28,000,000 consisting of 2,800,000 shares of Pubco Stock to the Sponsor and its Affiliates; $58,056,384 consisting of 5,805,638 shares of Pubco Class A Stock and 5,805,638 shares of Pubco Class B Stock to the Seller Related Parties and $215,630,320 consisting of 21,563,032 shares of Pubco Stock to the Company Unit Investors.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Meeting scheduled to be held on            , 2026.

The MLAC Class A Ordinary Shares, MLAC Units and the MLAC Share Rights are currently listed on The Nasdaq Global Market under the symbols “MLAC,” “MLACU” and “MLACR,” respectively. If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on Nasdaq under the symbol “AVAT” at the Closing. The MLAC Class A Ordinary Shares, MLAC Units and MLAC Share Rights will not trade after the Closing.

Each of MLAC and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Pubco is, and will be, after the consummation of the Business Combination, considered a “controlled company” under Nasdaq Rules, and may be exempt from certain corporate governance requirements thereunder.

When holders (the “Public Shareholders”) of MLAC Class A Ordinary Shares issued in the initial public offering of MLAC (the “MLAC IPO” and such shares, the “Public Shares”) consider the recommendation of the board of directors of MLAC (the “MLAC Board”) in favor of approval of the Business Combination and the other proposals discussed in this proxy statement/prospectus (the “Proposals”), Public Shareholders should keep in mind that the Sponsor and its Affiliates have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a Public Shareholder as an MLAC Shareholder. For instance, the Sponsor will benefit from the completion of any business combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating MLAC. Among other things:

•	the Sponsor paid $25,000 for the 7,187,500 MLAC Class B Ordinary Shares. Of these amounts, contemporaneously with the consummation of the Business Combination, the Sponsor shall submit for cancellation 4,387,500 MLAC Class B Ordinary Shares, as a result, the Sponsor will retain 2,800,000 MLAC Class B Ordinary Shares at the Closing (the “Retained Sponsor Shares”). If the Business Combination or another MLAC initial business combination is not consummated by June 16, 2026 (or such other date as approved by the MLAC Shareholders), MLAC will cease all operations except for the purpose of winding up. In such event, the 2,800,000 Retained Sponsor Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares from the monies held in the Trust Account. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter and the Sponsor Lock-Up Agreement, the Retained Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Retained Sponsor Shares are not transferable until the earlier of (A) 180 days after the completion of MLAC’s initial business combination (the “Anniversary Release”); provided that, if the VWAP of the shares of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days after Closing, then the Anniversary Release will be deemed to occur at 11:59 p.m. (New York City time) on such 20th consecutive trading day, or (B) subsequent to MLAC’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties. The Sponsor may, on or before the Closing of the Business Combination, distribute some or all of the Retained Sponsor Shares held by it and such distributed Retained Sponsor Shares may be released from lock-up restrictions in connection with applicable stock exchange listing requirements. In this regard, while the Retained Sponsor Shares are not the same as the MLAC Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the MLAC Class A Ordinary Shares and may become worthless if MLAC does not complete a business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the aggregate value of the 2,800,000 Retained Sponsor Shares owned by the Sponsor is estimated to be approximately $29.62 million, assuming the per share value of the Retained Sponsor Shares is the same as the $10.58 closing price of the MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	the Sponsor has agreed that the 1,600,000 shares of Pubco Class A Stock to be issued to the Sponsor (of the total 2,800,000 Retained Sponsor Shares it will hold), will be held in escrow during the Earnout Period, subject to early release upon certain price-based Triggering Events. Additionally, any Retained Sponsor Shares that are released from escrow shall not be sold or transferred until the Anniversary Release;
•	the 495,000 MLAC Private Placement Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will forfeited immediately prior to the closing pursuant to the Sponsor Support Agreement. The Sponsor purchased the MLAC Private Placement Shares at an aggregate purchase price of $4,950,000, or $10.00 per unit, in the Private Placement consummated simultaneously with the MLAC IPO. The aggregate value of the 495,000 MLAC Private Placement Shares held by the Sponsor is estimated to be approximately $5.24 million, assuming the per unit value of the MLAC Private Placement Shares is the same as the $10.58 closing price of MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	if the proposed Business Combination is consummated, immediately after the Closing the Sponsor and its Affiliates are anticipated to hold 2,800,000 of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Description of Pubco Securities,” which also incorporates relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no conversion of public share rights or private share rights prior to or in connection with the proposed Business Combination;

•	based on the difference in the effective purchase price of $0.003 per share paid for the MLAC Class B Ordinary Shares, as compared to the purchase price of $10.00 per Unit sold in the MLAC IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the MLAC Units in the MLAC IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;
•	if, prior to the Closing, the Sponsor provides working capital loans to MLAC, up to $1,500,000 of which may be convertible into MLAC Private Placement Shares at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and MLAC is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;
•	unless MLAC consummates an initial business combination, it is possible that MLAC’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, MLAC’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to MLAC for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, MLAC’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);
•	if the Trust Account is liquidated, including in the event MLAC is unable to complete an initial business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the Sponsor has agreed that it will be liable to MLAC, if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors) or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets less taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MLAC’s indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act;
•	the Sponsor and its Affiliates may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
•	MLAC agreed to pay Paul Grinberg (“Mr. Grinberg”), MLAC’s Chairman and Chief Executive Officer and Douglas Horlick, MLAC’s President and Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC, until the earlier to occur of the completion of MLAC’s initial business combination or its liquidation. As of December 31, 2025, MLAC has incurred and paid an expense of $240,000 of such fee;
•	MLAC’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for MLAC’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, MLAC’s officers and directors may not receive this tail insurance coverage; and
•	the anticipated election of Mr. Grinberg, MLAC’s Chairman and Chief Executive Officer, as a director of Pubco after the consummation of the Business Combination, who will in such role receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.

Interests of Pubco’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the MLAC Board to vote in favor of approval of the Proposals, unaffiliated MLAC Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated MLAC Shareholders. In particular:

•	the Company has entered into offer letters with its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer that are expected to be assigned to Pubco at the Closing.

•	Pubco intends to grant equity awards under the Incentive Plan to its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;
•	the fact that Gerald Bartholomew Smith, the Company’s Chief Executive Officer, is expected to become a director and Chief Executive Officer of Pubco at Closing; and
•	the Company’s Chief Executive Officer is party to an advisory agreement with Avalanche BVI that provides for payment of certain consideration if the Closing does not occur; however, in the event that the Closing does occur, Gerald Bartholomew Smith will no longer serve as an advisor to Avalanche BVI nor receive any compensation from Avalanche BVI.

For more information about the potential conflicts of interest, the nature of compensation and the potential dilutive impact of such interests held by the Sponsor and its Affiliates and Pubco’s directors and officers, see the following sections in the accompanying proxy statement/prospectus:

•	“Questions and Answers About the MLAC Extraordinary General Meeting — What equity stake will current Public Shareholders (including MLAC Right Holders), the Company Unit Investors, The Sponsor and its Affiliates, the Foundation, Astral and Seller Related Parties hold in Pubco immediately after the completion of the Transactions?”
•	“Risk Factors — Risks Related to the Business Combination — Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and AVAT is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.”
•	“The Business Combination Proposal — Interests of MLAC’s Sponsor, Directors, and Officers in the Business Combination.”
•	“Management of Pubco Following the Business Combination.”
•	“Executive and Director Compensation.”

In addition, you should carefully consider the matters discussed under the heading entitled “Risk Factors” beginning on page 40 of the accompanying proxy statement/prospectus.

Consideration to be Received by, and Securities to be Issued to, the Sponsor and Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and Affiliates in connection with the Transactions, the amount of securities issued or to be issued by Pubco to the Sponsor and Affiliates and the price paid or to be paid or consideration provided for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor

2,800,000 MLAC Class B Ordinary Shares, of which 1,600,000 Sponsor Earnout Shares shall be held in escrow and shall vest and be released from escrow, in the amounts specified below, upon Pubco meeting the milestones specified below:

$25,000 paid to purchase the 7,187,500 MLAC Class B Ordinary Shares (of which 4,387,500 shares will be forfeited upon the Closing).
(i)Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor;
(ii)Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor; and
(iii)Upon the occurrence of Triggering Event III, 533,334 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor.
Sponsor	Additional MLAC Class A Ordinary Shares and/or cash	Amounts outstanding at the Closing under any MLAC Working Capital Loan will be repaid, at the lender’s option, in either cash or by the issuance of MLAC Class A Ordinary Shares at $10.00 per share.

Because the Sponsor acquired its 7,187,500 MLAC Class B Ordinary Shares at a nominal price, the Public Shareholders will incur substantial and immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the MLAC Class B Ordinary Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the MLAC Class B Ordinary Shares held by the Sponsor, since the value of the MLAC Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and as a result of the conversion of the Company Units.”

After careful consideration, the MLAC Board has unanimously approved the Business Combination Agreement and the other Proposals described in the accompanying proxy statement/prospectus and the MLAC Board has determined that it is advisable to consummate the Business Combination. The MLAC Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, MLAC’s management, the members of the MLAC Board and the other representatives of MLAC have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Pubco and the Company and other relevant financial information selected based on the experience and the professional judgment of MLAC’s management team. Accordingly, investors will be relying solely on the judgment of the MLAC Board in valuing Pubco and the Company’s business and accordingly, investors assume the risk that the MLAC Board may not have properly valued such business. For more information, see “Risk Factors — Risks Related to the Business Combination — Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, MLAC Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to Seller and MLAC Shareholders in the Business Combination is fair to MLAC — and, by extension, MLAC Shareholders — from a financial point of view.”The MLAC Board recommends that MLAC Shareholders vote “FOR” the Proposals described in the accompanying proxy statement/prospectus (including each of the sub-proposals).

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. MLAC encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 40 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated          , 2026, and is first being mailed to MLAC Shareholders on or about          , 2026.

MOUNTAIN LAKE ACQUISITION CORP.

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

NOTICE OF EXTRAORDINARY GENERAL MEETING IN LIEU OF AN ANNUAL
GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON         , 2026

TO THE SHAREHOLDERS OF MOUNTAIN LAKE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting in lieu of an annual general meeting (including any adjournments or postponements of the extraordinary general meeting, the “Meeting”) of the shareholders of Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“MLAC”), will be held at             Eastern Time, on             , 2026. The Meeting will be held at 1345 Avenue of the Americas, New York, NY 10105 and virtually over the Internet by means of a live audio webcast. You can participate in the Meeting, vote and submit questions via live webcast by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and using a control number assigned by Continental Stock Transfer & Trust Company. You will not be required to attend the Meeting in person in order to vote, and MLAC encourages virtual participation. You are cordially invited to attend the Meeting in person at the location noted above or via the live webcast noted above, and will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)

The Business Combination Proposal — an ordinary resolution to approve and adopt the Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), dated as of October 1, 2025, by and among MLAC, Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“MLAC Merger Sub”), Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”, and together with MLAC Merger Sub, the “Pubco Subsidiaries”), Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”), Dragonfly Digital Management, LLC, a Delaware limited liability company (“Seller”), Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”), Dragonfly Ventures II L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs together with Seller, the “Seller Related Parties”) and Astral Horizon L.P., a Delaware limited partnership (“Astral”), pursuant to which, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby (the “Closing” and the date and time at which the Closing is actually held, the “Closing Date”), (a) prior to the Closing, MLAC will effect a domestication under Section 388 of the DGCL and Section 206 of the Cayman Islands Companies Act (As Revised) (the “Cayman Act”) (the “Domestication”), pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, MLAC Merger Sub will merge with and into MLAC in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “MLAC Merger”), and with MLAC shareholders receiving one share of non-voting Class A common stock, par value $0.01 per share, of Pubco (“Pubco Class A Stock”) for each Class A ordinary share, par value $0.0001 per share, of MLAC (the “MLAC Class A Ordinary Shares”) held by such shareholder, and with each holder of MLAC Rights (as defined herein) receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder and (c) Company Merger Sub will merge with and into the Company in accordance with the applicable provisions of the DLLCA, with the Company continuing as the surviving company (the “Company Merger” and, together with the MLAC Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription, in each case as defined herein, the “Business Combination”), and with (i) each Company Member other than Seller receiving one share of Pubco Class A Stock for each Company Unit (as defined herein) held immediately prior to the effective time of the Company Merger and (ii) Seller receiving one share of Pubco Class A Stock and one share of Pubco Class B common stock, par value $0.01 per share (“Pubco Class B Stock” and, together with the Pubco Class A Stock, the “Pubco Stock”) for each Company Unit it holds. We refer to this proposal as the “Business Combination Proposal.” The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal,” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2)

The Merger Proposal — a special resolution to approve and authorize the MLAC Merger. We refer to this proposal as the “Merger Proposal.” The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal.”

(3)

The Domestication and Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals as ordinary resolutions to approve the transfer of the registration of MLAC by way of continuation from the Cayman Islands to the State of Delaware and the material differences between the MLAC Memorandum and Articles and the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws, substantially in the form attached to the accompanying proxy statement/prospectus as Annexes B and C (the “Proposed Organizational Documents”), specifically (collectively, the “Domestication and Organizational Documents Proposals”):

•	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
•	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.
•	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person.
•	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board; and
•	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

The Domestication and Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Domestication and Organizational Documents Proposals.”

(4)

The Nasdaq Proposal — an ordinary resolution to approve, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, (i) the issuance of shares of Pubco Stock in connection with the Business Combination, (ii) the issuance of shares of Pubco Stock in connection with the Company Unit Subscription, (iii) the issuance of shares of Pubco Stock in connection with the Dragonfly Contribution, (iv) the issuance of shares of Pubco Stock in connection with the Foundation Transaction, (v) the issuance of MLAC Private Placement Shares in repayment of the MLAC Working Capital Loans, and (vi) the reservation for issuance of shares of Pubco Stock that will, upon Closing, be reserved pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. We refer to this proposal as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in the accompanying proxy statement/ prospectus under the heading “The Nasdaq Proposal.”

(5)

The Director Election Proposal — an ordinary resolution to approve, that, two (2) directors be elected to the MLAC Board to serve until MLAC’s third annual general meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination). We refer to this proposal as the “Director Election Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal.”

(6)

The Adjournment Proposal — an ordinary resolution to approve the adjournment of the Meeting to a later date or dates, if it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

Only holders of record of MLAC Ordinary Shares at the close of business on              , 2026 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments or postponements of the Meeting.

After careful consideration, the board of directors of MLAC (the “MLAC Board”) has determined that the Business Combination Proposal, the Merger Proposal, the Domestication and Organizational Documents Proposals, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of MLAC and the MLAC Shareholders and unanimously recommends that MLAC Shareholders vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the Domestication and Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented. When Public Shareholders consider the MLAC Board’s recommendation of the Proposals, Public Shareholders should keep in mind that the directors and officers of MLAC and Pubco have interests in the Business Combination that may conflict with the interests of a Public Shareholder as an MLAC Shareholder. For a more complete description of these interests, see the sections entitled “Summary of the Proxy Statement/ Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” and “The Business Combination Proposal — Interests of Pubco’s Directors and Executive Officers in the Business Combination.”

The MLAC Board has already approved the Business Combination. The MLAC Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, MLAC’s management, the members of the MLAC Board and the other representatives of MLAC have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Pubco and the Company and other relevant financial information selected based on the experience and the professional judgment of MLAC’s management team. Accordingly, investors will be relying solely on the judgment of the MLAC Board in valuing Pubco and the Company’s business and accordingly, investors assume the risk that the MLAC Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, MLAC Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to Sellers and MLAC Shareholders in the Business Combination is fair to MLAC — and, by extension, MLAC Shareholders — from a financial point of view.”

To pass, each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution of MLAC Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, the Merger Proposal requires a special resolution of MLAC Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). MLAC Shareholders are also being asked to approve by way of ordinary resolutions, on a non-binding advisory basis, each of the Domestication and Organizational Documents Proposals. Although the MLAC Board is asking MLAC Shareholders to approve each of the Domestication and Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Domestication and Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Under the Business Combination Agreement, the approval by MLAC Shareholders of the Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal and the Merger Proposal are not approved by MLAC Shareholders, the Business Combination will not be consummated. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The Domestication and Organizational Documents Proposals and the Nasdaq Proposal and are conditioned upon the approval of the Business Combination Proposal and the Merger Proposal (together, the “MLAC Shareholder Approval Matters”). The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

The Sponsor currently holds 7,187,500 Class B ordinary shares of MLAC, par value $0.0001 per share (the “MLAC Class B Ordinary Shares” and, together with the MLAC Class A Ordinary Shares, the “MLAC Ordinary Shares”), and 495,000 MLAC Private Placement Shares. The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Upon the completion of the Transactions, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Pubco 2026 Omnibus Incentive Plan to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”) and no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties will own approximately 41.8%, 35.7%, 4.6%, 5.0%, 3.3% and 9.6% of the issued and outstanding shares of Pubco Class A Stock, respectively and approximately 0%, 0%, 0%, 0%, 0% and 100% of the issued and outstanding shares of Pubco Class B Stock, respectively.

Assuming that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, the aggregate value of consideration the Public Shareholders (including MLAC Right Holders) will receive is $253,000,000 consisting of 25,300,000 shares of Pubco Stock; the aggregate value of consideration the MLAC Right Holders will receive is $23,000,000 consisting of 2,300,000 shares of Pubco Stock; the aggregate value of consideration the Public Shareholders (exclusive of the MLAC Right Holders) will receive is $230,000,000 consisting of 23,000,000 shares of Pubco Stock; and the aggregate value of consideration Astral will receive is $40,000,000 consisting of 4,000,000 shares of Pubco Stock.

Each holder of shares of Pubco Class A Stock will have no voting rights, except (i) as required by the General Corporation Law of the State of Delaware (the “DGCL”) or (ii) on any matter that adversely affects them relative to holders of any other class of stock of Pubco, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Therefore under the above assumptions, (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties will have approximately 0%, 0%, 0%, 0%, 0% and 100% of the voting power of Pubco, respectively, following the Business Combination.

The price per share of Pubco Class A Stock is $10.00 per share for (i) Public Shareholders (including MLAC Right Holders), (ii) the Company Unit Investors, (iii) the Sponsor and its Affiliates, (iv) the Foundation, (v) Astral and (vi) Seller Related Parties. The value of the consideration that the Public Shareholders are each receiving in connection with the Business Combination is thus $10.00 per share.

Pursuant to the Business Combination Agreement, Seller will receive an equal number of shares of both Pubco Class A and Pubco Class B Stock equal to the dollar value of 1,960,040 AVAX pursuant to the Contribution Agreement, using the Signing Price, divided by $10.00. Seller and Seller Related Parties will be issued 5,805,638 shares of Pubco Class A Stock and 5,805,638 shares of Pubco Class B Stock at Closing, together valued at $10.00 per share of Class A Stock and Class B Stock combined, for a total value of $58,056,384.

On the basis of the foregoing and with the price per share of Pubco Class A Stock assumed at $10.00, the aggregate value of the consideration in Pubco Stock offered pursuant to this registration statement is $554,686,704, comprising $230,000,000 consisting of 23,000,000 shares of Pubco Stock to the Public Shareholders (exclusive of the MLAC Right Holders); $23,000,000 consisting of 2,300,000 shares of Pubco Stock to the MLAC Right Holders; $28,000,000 consisting of 2,800,000 shares of Pubco Stock to the Sponsor and its Affiliates; $58,056,384 consisting of 5,805,638 shares of Pubco Class A Stock and 5,805,638 shares of Pubco Class B Stock to the Seller Related Parties and $215,630,320 consisting of 21,563,032 shares of Pubco Stock to the Company Unit Investors.

Pursuant to the amended and restated memorandum and articles of association of MLAC as of the date hereof (the “MLAC Memorandum and Articles”), MLAC is providing the holders (the “Public Shareholders”) of MLAC Class A Ordinary Shares issued in the initial public offering of MLAC (the “MLAC IPO” and such shares, the “Public Shares”) with the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing) in MLAC’s trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the MLAC IPO. For illustrative purposes, based on funds in the Trust Account of approximately $241.2 million as of December 31, 2025 and $244.2 million as of May 4, 2026, the estimated per share redemption prices would have been approximately $10.49 per share and $10.62 per share, respectively (including interest earned on the funds held in the Trust Account but less taxes payable). Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Public Shares for cash. This means that MLAC Shareholders who hold Public Shares on or before          , 2026 (two (2) business days before the Meeting) will be eligible to elect to have their Public Shares redeemed for cash in connection with the Meeting, whether or not they are holders as of the Record Date, and whether or not such Public Shares are voted at the Meeting.

The Sponsor and its Affiliates have agreed to waive their redemption rights with respect to any MLAC Ordinary Shares they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

All MLAC Shareholders are cordially invited to attend the Meeting. Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, to ensure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of MLAC Ordinary Shares, you may also cast your vote at the Meeting via Internet or in person. If your MLAC Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, you may call Sodali & Co, MLAC’s proxy solicitor, at (203) 658-9400 (banks and brokers) or email at MLAC.info@investor.sodali.com.

By Order of the MLAC Board

Paul Grinberg
Chairman and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, NO LATER THAN 5:00 P.M. EASTERN TIME ON              , 2026 (TWO BUSINESS DAYS PRIOR TO THE MEETING), DEMAND THAT MLAC REDEEM YOUR PUBLIC SHARES FOR CASH BY (A) DELIVERING A NOTICE TO MLAC’S TRANSFER AGENT AND (B) TENDERING YOUR PUBLIC SHARES TO MLAC’S TRANSFER AGENT. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR PUBLIC SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD YOUR PUBLIC SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF MLAC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about MLAC filed with the Securities and Exchange Commission (the “SEC”) that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by MLAC at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting MLAC. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the Meeting, you should make your request to

Mountain Lake Acquisition Corp.
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451

Tel: (775) 204-1489

or

To obtain timely delivery, you must request the information no later than five (5) business days before the date you must make your investment decision.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by MLAC, Pubco or the Company. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of MLAC, Pubco or the Company since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Pubco (File No. 333-294684), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Pubco Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of MLAC Shareholders at which MLAC Shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters, as described below:

(1)

The Business Combination Proposal — an ordinary resolution to approve and adopt the Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), dated as of October 1, 2025, by and among MLAC, Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“MLAC Merger Sub”), Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”, and together with MLAC Merger Sub, the “Pubco Subsidiaries”), Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”), Dragonfly Digital Management, LLC, a Delaware limited liability company (“Seller”), Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”), Dragonfly Ventures II L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs together with Seller, the “Seller Related Parties”) and Astral Horizon L.P., a Delaware limited partnership (“Astral”), pursuant to which, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby (the “Closing” and the date and time at which the Closing is actually held, the “Closing Date”), (a) prior to the Closing, MLAC will effect a domestication under Section 388 of the DGCL and Section 206 of the Cayman Islands Companies Act (As Revised) (the “Cayman Act”) (the “Domestication”), pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, MLAC Merger Sub will merge with and into MLAC in accordance with the applicable provisions of the DGCL and DLLCA, with MLAC continuing as the surviving company and a wholly- owned subsidiary of Pubco (the “MLAC Merger”), and with MLAC shareholders receiving one share of non-voting Class A common stock, par value $0.01 per share, of Pubco (“Pubco Class A Stock”) for each Class A ordinary share, par value $0.0001 per share, of MLAC (the “MLAC Class A Ordinary Shares”) held by such shareholder, and with each holder of MLAC Rights (as defined herein) receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder and (c) Company Merger Sub will merge with and into the Company in accordance with the applicable provisions of the DLLCA, with the Company continuing as the surviving company (the “Company Merger” and, together with the MLAC Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription, in each case as defined herein, the “Business Combination”), and with (i) each Company Member other than Seller receiving one share of Pubco Class A Stock for each Company Unit (as defined herein) held immediately prior to the effective time of the Company Merger and (ii) Seller receiving one share of Pubco Class A Stock and one share of Pubco Class B common stock, par value $0.01 per share (“Pubco Class B Stock” and, together with the Pubco Class A Stock, the “Pubco Stock”) for each Company Unit it holds. We refer to this proposal as the “Business Combination Proposal.” The Business Combination Proposal is described in more detail in this proxy statement/prospectus under the heading “The Business Combination Proposal,” and a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

(2)

The Merger Proposal — a special resolution to approve and authorize the MLAC Merger. We refer to this proposal as the “Merger Proposal.” The Merger Proposal is described in more detail in this proxy statement/prospectus under the heading “The Merger Proposal.”

(3)

The Domestication and Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals as ordinary resolutions to approve the transfer of the registration of MLAC by way of continuation from the Cayman Islands to the State of Delaware and the material differences between the MLAC Memorandum and Articles and the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws, substantially in the form attached to this proxy statement/prospectus as Annexes B and C (the “Proposed Organizational Documents”), specifically (collectively, the “Domestication and Organizational Documents Proposals”):

•	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
•	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.
•	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person.
•	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board; and
•	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

The Domestication and Organizational Documents Proposals are described in more detail in this proxy statement/prospectus under the heading “The Domestication and Organizational Documents Proposals.”

(4)

The Nasdaq Proposal — an ordinary resolution to approve, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, (i) the issuance of shares of Pubco Stock in connection with the Business Combination, (ii) the issuance of shares of Pubco Stock in connection with the Company Unit Subscription, (iii) the issuance of shares of Pubco Stock in connection with the Dragonfly Contribution, (iv) the issuance of shares of Pubco Stock in connection with the Foundation Transaction and (v) the reservation for issuance of shares of Pubco Stock that will, upon Closing, be reserved pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. We refer to this proposal as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in this proxy statement/prospectus under the heading “The Nasdaq Proposal.”

(5)

The Director Election Proposal — an ordinary resolution to approve, two (2) directors to be elected to the MLAC Board to serve until MLAC’s third annual general meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination). We refer to this proposal as the “Director Election Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal.”

(6)

The Adjournment Proposal — an ordinary resolution to approve the adjournment of the Meeting to a later date or dates, if it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “The Adjournment Proposal.”

MLAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read MLAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to MLAC’s proxy solicitor at:

Sodali & Co

430 Park Avenue, 14th Floor
New York, NY 10022
Telephone: (800) 662-5200

Bank and Brokers can call at (203) 658-9400
Email: MLAC. info@investor.sodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

You may also obtain additional information about MLAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your Public Shares electronically to MLAC’s transfer agent at least two business days prior to the Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Proposals.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor

New York, New York 10004

Email: spacredemptions@continentalstock.com

FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated in Delaware on September 22, 2025, for the purpose of effectuating the Business Combination described herein. Pubco currently has no material assets and does not currently operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus. The financial statements of the Company included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

MLAC

The financial statements of MLAC included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

The Company

The Company was formed in Delaware on August 20, 2025, as a Delaware limited liability company. The financial statements of the Company included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

This proxy statement/prospectus contains:

•	the audited financial statements of MLAC for the period from June 14, 2024 (inception) through December 31, 2024 and for the year ended December 31, 2025;
•	the audited financial statements of the Company for the period from August 20, 2025 (inception) through December 31, 2025; and
•	the audited financial statements of Pubco for the period from September 22, 2025 (inception) through December 31, 2025.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited financial statements of MLAC, the Company and Pubco, as applicable, included in this proxy statement/prospectus.

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

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INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Pubco, the Company and MLAC rely on and refer to industry data, information and statistics from publicly available sources regarding the markets in which the Company competes, industry and general publications and research and studies conducted by third parties. Each of Pubco, the Company and MLAC has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The industry in which Pubco will operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Finally, while each of Pubco, the Company and MLAC believes its own internal estimates and research are reliable, and is not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Notwithstanding anything in this proxy statement/prospectus to the contrary, Pubco, the Company and MLAC are responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities.

MLAC and its affiliates may own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/ prospectus are listed without the applicable ®, ™ and sm symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

In this document the following terms, when capitalized, have the following meanings.

“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.

“2024 SPAC Rules” means the rules and regulations for SPACs adopted by the SEC on January 24, 2024, and which became effective on July 1, 2024.

“10% U.S. Shareholder” means a U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of MLAC.

“25% Redemptions” means a scenario whereby 25%, or 5,750,000, of the Public Shares are redeemed by Public Shareholders.

“50% Redemptions” means a scenario whereby 50%, or 11,500,000, of the Public Shares are redeemed by Public Shareholders.

“75% Redemptions” means a scenario whereby 75%, or 17,250,000, of the Public Shares are redeemed by Public Shareholders.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an Alternative Transaction.

“Additional Merger Consideration Shares” means the 4,000,000 newly issued Pubco Class A Stock Astral is entitled to receive as additional consideration for the Company Merger.

“Additional Permitted Financing” means the subscription or purchase by an investor after the date of the Business Combination Agreement of securities to be issued or guaranteed by Pubco, the Company or MLAC, as applicable (or of securities exercisable, convertible or exchangeable into securities to be issued or guaranteed by Pubco, the Company or MLAC, as applicable), including ordinary shares, preferred shares, convertible or exchangeable bonds or notes (secured or unsecured), promissory notes, warrants or other securities, in each case, as and to the extent consented to in writing by MLAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent).

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

“Adjustment Units” means the number of Company Units equal to a Company Unit Investor’s pro rata portion of the Aggregate Staking Units, based on such Company’ Unit Investor’s Company Units relative to the aggregate Company Units of all Company Unit Investors.

“Advisory Board” means the board of external consultants and advisors to Pubco consisting of Ava Labs founder and co-creator of the Avalanche Network, Emin Gün Sirer, managing partner of Dragonfly, Haseeb Qureshi, Blockworks Inc. Chief Executive Officer, Jason Yanowitz and Aave Labs Chief Executive Officer, Stani Kulechov and other members as may be determined from time to time by the Pubco Board.

“Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Aggregate Staking Units” means such number of Company Units equal to the quotient of (x) the Net Staking Rewards multiplied by the Closing AVAX Price and (y) the Per Unit Price.

“Alternative Transaction” means (A) with respect to the Company, Pubco, MLAC Merger Sub, Seller and their respective Affiliates, a transaction (other than the transactions contemplated by the Business Combination Agreement and any Ancillary Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise, (B)with respect to Seller, the sale of any portion of AVAX that, and only if such sale, would materially prevent or impair the ability of Seller to perform its obligations under the Contribution Agreement, and (C)with respect to MLAC and its Affiliates, a transaction (other than the transactions contemplated by the Business Combination Agreement) concerning an initial business combination involving MLAC.

“Amended and Restated Bylaws” means the first amended and restated bylaws of Pubco to be adopted in connection with Closing.

“Amended and Restated Certificate of Incorporation” or “Amended and Restated Pubco Charter” means the first amended and restated certificate of incorporation of Pubco to be adopted in connection with Closing.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be executed at Closing by and among Pubco, MLAC, the Sponsor, Seller and the Foundation.

“AML” means anti-money laundering.

“Anchorage” means Anchorage Digital Bank N.A.

“Anchorage Master Custody Service Agreement” means the Master Custody Service Agreement dated as of February 3, 2026, by and between Anchorage and the Company.

“Ancillary Agreement(s)” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to the Business Combination Agreement or the Transactions, including the Contribution Agreement, the Sponsor Support Agreement, the Lock-Up Agreement, the First A&R Company LLCA, the Amended and Restated Registration Rights Agreement, the Company Unit Subscription Agreements, any agreements relating to or instruments governing any Additional Permitted Financing and the Pubco A&R Organizational Documents.

“Anniversary Release” means 180 days following the date of the Closing, provided that if the VWAP of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day.

“Applicable Signing AVAX Price” means the Unrestricted Signing AVAX Price, Short Restricted Signing AVAX Price, or Long Restricted Signing AVAX Price correlating to the type of AVAX invested.

“APY” means annual percentage yield.

“Astral” means Astral Horizon, L.P., a Delaware limited partnership.

“Astral Earnout Shares” means the 2,000,000 shares of Pubco Class A Stock to be issued to Astral as part of the Additional Merger Consideration Shares upon the Closing, which will be held in escrow for the Escrow Period unless released earlier in accordance with the Astral Escrow Agreement. The Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, shall be subject to potential transfer to Pubco at the end of the Escrow Period in the event that not all of the Triggering Events are achieved by Pubco during the Escrow Period.

“Astral Escrow Account” means an escrow account with the Trustee (or another escrow agent reasonably acceptable to Seller and Pubco) to hold the Astral Earnout Shares.

“Astral Escrow Agreement” means the escrow agreement regarding the Astral Earnout Shares that will be entered by and between Seller, Pubco and the escrow agent in a form to be mutually agreed upon by the parties prior to the Closing.

“Astral Post-Closing Shares” means the 2,000,000 shares of Pubco Class A Stock to be issued to Astral as part of the Additional Merger Consideration Shares on the thirtieth (30th) calendar day following the Closing Date.

“Astral Transfer” means the potential transfer to Pubco of the Astral Earnout Shares at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco during the Earnout Period.

“ASU 2023-08” means the updated accounting standards issued by the Financial Accounting Standards Board to address accounting and disclosure of certain crypto assets.

“ATS(s)” means alternative trading system.

“Avalanche” or “Avalanche Network” means the decentralized application platform as described in the platform paper produced by Ava Labs, Inc., a Delaware corporation, that describes various implementation details of the Avalanche Network, located at https://www.avalabs.org/whitepapers, as amended or restated from time to time.

“Avalanche BVI” means Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands.

“Avalanche Cayman” means Avalanche Cayman, a Cayman Islands exempted company.

“AVAT Parties” means the Company, Pubco, Seller, Robert Hadick and Gerald Bartolomew Smith.

“AVAX” means AVAX tokens, the native utility token of the Avalanche platform.

“Barclays” means Barclays Capital Inc.

“BENQI Protocol” means the decentralized liquid staking and validator infrastructure on the Avalanche C-Chain which enables users to stake AVAX in exchange for yield bearing sAVAX.

“BGP Hijacking” means boarder gateway protocol hijacking. “BitGo” means BitGo Trust Company, Inc.

“BitGo Custodial Services Agreement” means the custodial services agreement dated as of September 25, 2025, by and among BitGo Trust Company, Inc. and the Company.

“Board of Governors of the Federal Reserve” means the Board of Governors of the Federal Reserve System of the United States.

“Broker non-vote” means the failure of an MLAC Shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee.

“BSA” means the United States Bank Secrecy Act of 1970. “BTIG” means BTIG, LLC.

“BTIG Financial Advisory Services Agreement” means the financial advisory services agreement, dated as of October 1, 2025, by and between BTIG and MLAC.

“Business Combination” has the meaning set forth in the MLAC Memorandum and Articles as in effect on the date hereof.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 1, 2025, by and among MLAC, Seller, Pubco, the Company, and the Pubco Subsidiaries a copy of which is attached hereto as Annex A, as amended on January 13, 2026 and on March 17, 2026.

x

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination.

“Business Day(s)” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business.

“CAMT” means corporate alternative minimum tax.

“Cayman Act” or “Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands. “CBIZ” means CBIZ CPAs P.C.

“CEA” means the Commodities Exchange Act of 1936.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means (a) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Pubco or any of its subsidiaries with or into any other corporation or other entity) in which equity securities of Pubco, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (b) a sale, lease, exchange, or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of Pubco’s assets to a third party or (c) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of Affiliated persons or entities (other than an underwriter pursuant to an offering), of Pubco’s voting securities if, after such transfer or acquisition, such person, entity or group of Affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than fifty percent (50%) of the outstanding voting securities of Pubco; provided, however, that any transfer by Seller or any of its Affiliates to another Affiliate of Seller shall not constitute a transfer or acquisition for purposes of clause (c).

“Chapter 11” means 11 U.S.C. §§ 1101 to 1174 in the United States Bankruptcy Code.

“Charter Effectiveness Date” means the effective date of the Amended and Restated Certificate of Incorporation.

“Chorus One” means Chorus One AG.

“Coinbase” means Coinbase, Inc.

“Coinbase Prime Broker Agreement” means the prime broker agreement dated September 26, 2025 entered into between Coinbase on behalf of Coinbase Custody Trust Company, LLC and the Company.

“CLARITY Act” means the Digital Asset Market Clarity Act passed by the U.S. House of Representatives on July 17, 2025 that is now awaiting Senate action.

“Closing” means the closing of the Transactions.

“Closing AVAX Price” means the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on the day immediately prior to the Closing Date.

“Closing Date” means the date of the Closing.

“CME” means CME Group Benchmark Administration Limited.

“CME CF ADRR” means with respect to any given day the New York Variant of the CME CF Avalanche-Dollar Reference Rate for such day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” means the 18-month period that MLAC has to consummate an initial business combination from the closing of the MLAC IPO to June 12, 2026, or such earlier date as determined by the MLAC Board, or as such date may be extended pursuant to the MLAC Memorandum and Articles.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936.

“Company” or “AVAT” means Avalanche Treasury Company LLC, a Delaware limited liability company.

“Company Certificate of Merger” means the certificate to be filed with the Secretary of State of the State of Delaware to certify the Company Merger.

“Company Members” means a Person who holds membership interests in the Company immediately prior to the Company Merger and, collectively, all Persons who hold membership interests in the Company immediately prior to the Company Merger.

“Company Merger” means the merger of the Company with and into the Company Merger Sub in accordance with the applicable provisions of the DLLCA, with the Company Merger Sub as the Company Surviving Subsidiary.

“Company Merger Effective Time” means the time on the date of Closing when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DLLCA (or such other time as specified in the Company Certificate of Merger).

“Company Merger Sub” means Avalanche Company Merger Sub LLC, a Delaware corporation and wholly owned subsidiary of MLAC Subsidiary B.

“Company Merger Sub Membership Interests” means the membership interests of Company Merger Sub.

“Company Surviving Subsidiary” means the Company as the surviving company after the Company Merger.

“Company Unit” means class A common membership units of the Company.

“Company Unit Investors” means the investors who entered into the Company Unit Subscription Agreements with the Company, Pubco and MLAC for approximately $216 million worth of Company Units at a price of $10.00 per Company Unit.

“Company Unit Subscription” means the purchase by Company Unit Investors of approximately $216 million worth of Company Units at a price of $10.00 per Company Unit pursuant to the Company Unit Subscription Agreements entered into by Company, Pubco, MLAC and the Company Unit Investors on October 1, 2025.

“Company Unit Subscription Agreements” means the agreements entered into on October 1, 2025 by Company, Pubco and MLAC with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units at a price of $10.00 per Company Unit, in the Company Unit Subscription, upon the terms and subject to the conditions set forth therein.

“Competing Transaction” means any sale of AVAX to any DAT vehicle (or a subsidiary or affiliate of any such vehicle) that has taken substantial steps to be listed (including by way of a reverse takeover of, or private investment into, an existing public company or a de-SPAC) on a U.S. national stock exchange with the sole operations or primary business model being dependent on owning AVAX or to any vehicle that is intended to be combined with or in the formation of a DAT.

“Contract Chain” or “C-Chain” means the blockchain on the Avalanche Network specifically designed for running smart contracts that are compatible with the EVM, which allows developers to migrate their existing dApps to the Avalanche platform.

“Contribution Agreement” means the Contribution Agreement, dated October 1, 2025, by and between the Foundation, the Sponsor, the Company and Pubco, and pursuant to which the Funds are the “Contributors,” a copy of which is attached hereto as Annex E.

“Counsel Negative Assurance Statement” means a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement.

“Covered Period” means a period of eighteen (18) months commencing on the date of the Business Combination Agreement that the Foundation shall not directly or indirectly, and will direct its directors, officers and employees not to, enter into any binding agreement to enter into a Competing Transaction.

“CST” means Continental Stock Transfer & Trust Company, transfer agent of MLAC and trustee of the Trust Account.

“DCIA” means the Digital Commodity Intermediaries Act.

“D&O Indemnified Persons” means the current or former directors and officers of MLAC, the Company, Pubco, or the Pubco Subsidiaries.

“D&O Tail Insurance” means a “tail” insurance policy under MLAC’s existing insurance policy for the benefit of MLAC’s directors and officers that provides coverage for up to six (6) years from and after the MLAC Merger Effective Time for events occurring prior to the MLAC Merger Effective Time.

“DAO” means decentralized autonomous organization.

“DAT” means digital asset treasury.

“DeFi” means decentralized finance.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Directed Acyclic Graph” means a graph in which nodes are linked by one-way connections that do not form any closed loops.

“Directors” means the directors of Pubco from time to time, and each a Director.

“Domestication” means the domestication of MLAC under Section 388 of the DGCL and Section 206 of the Cayman Act, pursuant to which MLAC shall transfer by way of continuation to and become a Delaware corporation.

“Domestication and Organizational Documents Proposals” means each of the proposals to approve, on a non-binding advisory basis, the Domestication and each of the provisions of the Proposed Organizational Documents that materially differ from the MLAC Memorandum and Articles, specifically:

•	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
•	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock;
•	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person. Each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal. No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director’s term of office expires;
•	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board; and
•	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

“DPW” means Davis Polk & Wardwell LLP.

“Dragonfly Contribution” means the contribution, by Seller, directly and/or indirectly through the Funds and other Seller controlled vehicles, of 1,960,040 AVAX to the Company, all upon the terms and subject to the conditions set forth in the Contribution Agreement, for approximately $58 million worth of Company Units.

“DTC” means The Depository Trust Company.

“DV” means Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership.

“DVII” means Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership.

“DWAC” means DTC’s Deposit Withdrawal at Custodian service.

“Earnout Period” means the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Effective Date” means the date this Registration Statement is effective.

“Effective Time” means the Company Merger Effective Time and the MLAC Merger Effective Time.

“EGS” means Ellenoff, Grossman & Schole LLP.

“Electing Shareholder” means a U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election or an MTM election.

“Engagement Letters” means the Private Placement Engagement Letter and the Financial Advisor Engagement Letter.

“Escrow Period” means a period commencing on the Closing Date and ending on fifth (5th) anniversary of the Closing Date during which the Astral Earnout Shares will be held in escrow unless released earlier in accordance with the Astral Escrow Agreement.

“ETF(s)” means exchange-traded funds.

“ETP(s)” means exchange-traded products.

“Exchange Chain” or “X-Chain” means the blockchain on the Avalanche Network that serves as the default asset blockchain and is designed for specific purposes, such as creating new assets (i.e., tokens), facilitating asset exchanges without the need for an intermediary and enabling cross-chain transfers between different L1s and within the Avalanche Network.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means the United States Foreign Account Tax Compliance Act.

“FCA” means the United Kingdom’s Financial Conduct Authority.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDIC” means Federal Deposit Insurance Corporation.

“Financial Advisor Engagement Letter” means the letter agreement, dated as of September 12, 2025, by and between AVAT and PJT Partners LP for PJT Partners LP to provide financial advisory services to AVAT in connection with the Business Combination.

“First A&R LLCA” means the amended and restated limited liability company agreement of the Company executed on October 1, 2025 by and among the Company, MLAC Subsidiary B and the Company Unit Investors.

“First Amendment” means Amendment No. 1 to the Business Combination Agreement, entered into on January 13, 2026 by MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral.

“Foundation” means Avalanche BVI and Avalanche Cayman.

“Foundation Shares” means the 3,000,000 shares of Pubco Class A Stock to be issued to the Foundation at Closing as partial consideration for the Foundation Transaction.

“Foundation Tokens” means the 1,960,040 AVAX tokens contributed by the Seller Related Parties to the Company in exchange for 5,805,638 Company Units.

“Foundation Transaction” means the sale of 7,317,965.61 AVAX tokens by the Foundation to the Company upon the terms and subject to the conditions set forth in the Token Sale Agreement and the Contribution Agreement.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 12, 2024, by and between MLAC and Sponsor.

“FSMA 2023” means the Financial Services and Markets Act 2023 adopted and implemented by the United Kingdom in June 2023.

“Funds” means collectively DV and DVII.

“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act passed by the U.S. Congress on July 17, 2025, which was signed into law by President Donald Trump on July 18, 2025.

“GoGoPool or GGP” is the former name for the Hypha Protocol.

“Hypha Protocol” means the decentralized liquid staking and validator infrastructure on the Avalanche C-Chain which enables users to stake AVAX in exchange for stAVAX.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Insider Letter” means the letter agreement, dated as of December 12, 2024, and as amended, by and among MLAC, the Sponsor and the officers and directors of MLAC at the time of the MLAC IPO.

“Interim Period” means the period from the date of the Business Combination Agreement until the earlier of (a) the Closing or (b) the termination of the Business Combination Agreement in accordance with its terms.

“Incentive Plan” means the Pubco 2026 Omnibus Incentive Plan to be adopted prior to Closing, as amended from time to time.

“Incidental Rights” means ownership rights over non-AVAX digital assets or other assets or rights, or an entitlement to acquire the foregoing, incidental to Pubco’s ownership of AVAX that may arise without any action of Pubco.

“Indemnified Person(s)” means every MLAC director and/or officer (which for the avoidance of doubt, shall not include auditors of MLAC), together with every former director and former officer who shall, to the maximum extent permitted by Cayman Islands law, be indemnified out of the assets of MLAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

“Investment Banks” means Barclays Capital Inc. and PJT Partners LP.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“IRA” means the United States Inflation Reduction Act of 2022, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“KYC” means know-your-customer.

“L1 activation” means the creation of new sovereign networks within the Avalanche Network that can define their own operating rules, validator sets, economics and membership, while leveraging the Avalanche ecosystem’s speed and security.

“Lock-Up Agreements” means collectively Seller Lock-Up Agreements and the Sponsor Lock-Up Agreement.

“Lock-Up Period” means the period during which the Restricted Securities are subject to transfer restrictions, the earlier of 180 days following the date of Closing provided that if the VWAP of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day, and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Pubco shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

“Long Restricted AVAX” means Restricted AVAX that will become Unrestricted AVAX after October 1, 2026.

“Long Restricted Signing AVAX Price” means $22.22, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on September 29, 2025 with a 25% discount.

“LoI” means letter of intent.

“Material Adverse Effect” as used in the Business Combination Agreement, means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries to consummate the Transactions contemplated by the Business Combination Agreement or the Ancillary Documents (as defined in the Business Combination Agreement) to which it is a party or bound or to perform its obligations thereunder.

“Maximum Percentage” means 4.7% of the then-outstanding Pubco Class A Stock.

“Maximum Redemptions” means a scenario whereby 22,904,656, of the Public Shares are redeemed by Public Shareholders, which reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the $1.0 million underwriting fee is paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

“Meeting” or the “Extraordinary General Meeting” means the extraordinary general meeting in lieu of an annual general meeting of MLAC Shareholders, to be held on         , 2026 at             Eastern Time.

“mempool” means the publicly visible memory pool.

“Merger Proposal” means the proposal to approve and authorize the MLAC Merger.

“Mergers” means collectively the Company Merger and the MLAC Merger.

“MEV” means maximal extractable value.

“MiCA” means the European Union’s Markets in Crypto Assets Regulation.

“Minimum Price” means (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

“MLAC” means Mountain Lake Acquisition Corp., a Cayman Islands exempted company with limited liability.

“MLAC Audit Committee” means the audit committee of the MLAC Board.

“MLAC Board” means the board of directors of MLAC.

“MLAC Certificate of Merger” means the certificate of merger with respect to the MLAC Merger, to be executed by MLAC Merger Sub, MLAC and Pubco and filed with the Delaware Secretary of State in accordance with the DGLC and the DLLCA.

“MLAC Class A Record Holders” means holders of record of MLAC Class A Ordinary Shares.

“MLAC Class A Ordinary Shares” means class A ordinary shares, par value $0.0001 per share, of MLAC.

“MLAC Class B Ordinary Shares” means class B ordinary shares, par value $0.0001 per share, of MLAC.

“MLAC Compensation Committee” means the compensation committee of the MLAC Board.

“MLAC Founder Shares” means the 7,187,500 MLAC Class B Ordinary Shares purchased by the Sponsor for $25,000 in a private placement prior to the MLAC IPO; provided that following the Closing, the Sponsor agreed to deliver 4,387,500 MLAC Founder Shares to MLAC for cancellation, leaving 2,800,000 MLAC Founder Shares to convert into Pubco Class A Stock.

“MLAC Insiders” means the insiders who are signatories to the Sponsor Lock-Up Agreement, Paul Grinberg, Douglas Horlick, Jeffrey T. Lager, Michael Marquez and Jaime W. Vieser.

“MLAC Interim Bylaws” means the interim bylaws which will govern MLAC during the brief period of time after the Domestication and prior to the MLAC Merger.

“MLAC Interim Charter” means the interim charter which will govern MLAC during the brief period of time after the Domestication and prior to the MLAC Merger.

“MLAC IPO” means the initial public offering of the MLAC Public Units, which was consummated on December 12, 2024.

“MLAC IPO Prospectus” means the final prospectus of MLAC, dated as of December 12, 2024, and filed with the SEC (File No. 333-281410) on December 13, 2024.

“MLAC Management” means the management team of MLAC.

“MLAC Material Contract(s)” means the contracts to which MLAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be canceled by MLAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of MLAC as its business is currently conducted, any acquisition of material property by MLAC or restricts in any material respect the ability of MLAC from closing the Business Combination.

“MLAC Memorandum and Articles” means the second amended and restated memorandum and articles of association of MLAC adopted pursuant to a special resolution passed on December 12, 2024, as amended and currently in effect under the Cayman Act.

“MLAC Merger” means the merger of MLAC Merger Sub with and into MLAC in accordance with the applicable provisions of the DGCL and the DLLCA, with MLAC continuing as the MLAC Surviving Subsidiary.

“MLAC Merger Effective Time” means the time when the MLAC Certificate of Merger is duly accepted for filing by the Delaware Secretary of State in accordance with DGCL (or such other time as specified in the MLAC Certificate of Merger) but at least two (2) hours after the Domestication.

“MLAC Merger Sub” means Avalanche SPAC Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco.

“MLAC Merger Sub Membership Interests” means the membership interests of MLAC Merger Sub.

“MLAC Ordinary Shares” means collectively, the MLAC Class A Ordinary Shares and the MLAC Class B Ordinary Shares.

“MLAC Pre-Closing Statement” means the pre-Closing statement to be delivered by MLAC prior to the Closing in accordance with the Business Combination Agreement.

“MLAC Preference Shares” means preference shares, par value $0.0001 per share, of MLAC.

“MLAC Private Placement” means the sale of the 805,000 MLAC Private Units to the Sponsor and BTIG that occurred concurrently with the MLAC IPO.

“MLAC Private Units” means the units issued by MLAC in the MLAC Private Placement, each consisting of one (1) MLAC Class A Ordinary Share and one (1) MLAC Right.

“MLAC Private Placement Shares” means the 805,000 MLAC Class A Ordinary Shares purchased by the Sponsor and BTIG in the MLAC Private Placement.

“MLAC Public Units” means the units issued by MLAC in the MLAC IPO, each consisting of one (1) MLAC Class A Ordinary Share and one (1) MLAC Right.

“MLAC Right” means one right that was included as part of each MLAC Unit entitling the holder thereof to receive one-tenth (1/10th) of an MLAC Class A Ordinary Share upon the consummation by MLAC of its Business Combination.

“MLAC Rights Agreement” means that certain Rights Agreement, dated as of December 12, 2024, between MLAC and Continental Stock Transfer & Trust Company, as the rights agent.

“MLAC Shareholders” means the shareholders of MLAC as of immediately prior to the MLAC Merger Effective Time.

“MLAC Shareholder Approval Matters” means the Business Combination Proposal and the Merger Proposal.

“MLAC Surviving Subsidiary” means MLAC, as the surviving company in the MLAC Merger. “MLAC Units” means the MLAC Public Units and the MLAC Private Units.

“MLAC Working Capital Loans” means loans of funds to MLAC from the Sponsor, members of MLAC’s founding team or any of their affiliates as may be required to finance transaction costs in connection with a Business Combination.

“MLRs” means the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017.

“mNAV” means multiple of enterprise value to the market value of AVAX holdings.

“Modification in Recommendation” means a change, withdrawal, withholding, qualification or modification of the MLAC Board’s recommendation to the MLAC Shareholders that they vote in favor of the Proposals.

“MTM” means marked-to-market.

“Nasdaq” means The Nasdaq Global Market LLC.

“Nasdaq Proposal” means the proposal for the purpose of complying with the applicable provisions of Nasdaq Rule 5635, to approve (i) the issuance of shares of Pubco Stock in connection with the Business Combination, (ii) the issuance of shares of Pubco Stock in connection with the Company Unit Subscription, (iii) the issuance of shares of Pubco Stock in connection with the Dragonfly Contribution, (iv) the issuance of shares of Pubco Stock in connection with the Foundation Transaction, (v) the issuance of MLAC Private Placement Shares in repayment of the MLAC Working Capital Loans, and (vi) the reservation for issuance of shares of Pubco Stock that will, upon Closing, be reserved pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635.

“Nasdaq Rule(s)” means The Nasdaq Stock Market Listing Rule(s).

“Net Staking Rewards” means the total amount of AVAX generated as staking rewards from the staking of the Company AVAX from the Subscription Closing Date until the date immediately prior to the Closing Date and after deducting any and all applicable staking fees, network transaction fees and operational costs directly attributable to such staking.

“No Redemptions” means a scenario whereby none of the Public Shareholders redeem their Public Shares.

“Non-U.S. Holder” means a beneficial owner of Public Shares that, for United States federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for United States federal income tax purposes.”

“Notice of Objection” means the written notice of objection that an MLAC Class A Record Holder must give to MLAC prior to the vote to approve the MLAC Merger at the Meeting.

“NTBV” means net tangible book value.

“OCC” means the Office of the Comptroller of the Currency of the United States.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, with respect to any person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“OTC” means over the counter.

“Parties” means the parties to the Business Combination Agreement, being MLAC, Pubco, MLAC Merger Sub, the Company, Company Merger Sub and Seller.

“PCAOB” means the Public Company Accounting Oversight Board.

“PFIC(s)” means a passive foreign investment company.

“PJT” means PJT Partners LP.

“Plan Administrator” means those members of the compensation committee of the Pubco Board responsible for determining the number of shares of Pubco Class A Common Stock reserved and available for issuance under the Incentive Plan.

“Platform Chain” or “P-Chain” means the metadata blockchain on Avalanche, which coordinates validators, staking, keeps track of active L1s and enables the creation of new L1s.

“Primary Network” means the primary network on the Avalanche Network, consisting of the Platform Chain, the Contract Chain and the Exchange Chain.

“Private Placement Engagement Letter” means the letter agreement, dated September 12, 2025, by and among Barclays Capital Inc., PJT Partners LP and Avalanche Treasury Company LLC pursuant to which Barclays Capital Inc. and PJT Partners LP were engaged to act as placement agents in connection with the Company Unit Subscription.

“Proposals” means the Business Combination Proposal, the Merger Proposal, the Domestication and Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal.

“Proposed Organizational Documents” means the Amended and Restated Pubco Charter and the Amended and Restated Bylaws.

“proxy statement/prospectus” means this proxy statement/prospectus included in the Registration Statement.

“PSUs” means performance-based restricted stock units with respect to shares of Pubco Class A Common Stock.

“Pubco” means Avalanche Treasury Corporation, a Delaware corporation.

“Pubco Board” means the board of directors of Pubco.

“Pubco Bylaws” means the bylaws of Pubco currently in effect.

“Pubco Charter” means the certificate of incorporation of Pubco currently in effect.

“Pubco Class A Stock” or “Pubco Class A Common Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” or “ Pubco Class B Common Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the laws of the State of Delaware.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock.

“Pubco Subsidiaries” means collectively Company Merger Sub and MLAC Merger Sub.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the 23,000,000 MLAC Class A Ordinary Shares issued in the MLAC IPO.

“QI” means QI governance tokens, the tokens held by the governing members of the BENQI Protocol.

“Record Date” means              , 2026, the record date for the Meeting.

“Redeeming Non-U.S. Holder” means a Non-U.S. Holder that elects to have their Public Shares converted for cash.

“Redeeming U.S. Holder” means a U.S. Holder that converts its Public Shares into cash.

“Registration Statement” means the Registration Statement on Form S-4 (Registration No. 333-294684) filed by Pubco with the SEC of which this proxy statement/prospectus forms a part.

“Regulation S-K” means Regulation S-K of the Securities Act.

“Republic Crypto” means Republic Crypto LLC.

“Required Shareholder Approval” means the approval of the MLAC Shareholder Approval Matters submitted to the vote of the MLAC Shareholders at the Meeting in accordance with this proxy statement/ prospectus, by the requisite vote of the MLAC Shareholders at the Meeting, in accordance with the MLAC Memorandum and Articles, applicable law and this proxy statement/prospectus.

“Restricted AVAX” means Long Restricted AVAX or Short Restricted AVAX.

“Restricted Securities” means the shares of Pubco Class A Stock received by Seller.

“RFIA” Responsible Financial Innovation Act of 2025.

“Retained Sponsor Shares” means the 2,800,000 MLAC Class B Ordinary Shares retained by the Sponsor at the Closing.

“RSUs” means restricted stock units with respect to shares of Pubco Class A Common Stock.

“SAB” means the Staff Accounting Bulletin issued by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means Amendment No. 2 to the Business Combination Agreement, entered into on March 17, 2026 by MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” means Dragonfly Digital Management, LLC, a Delaware limited liability company.

“Seller Lock-Up Agreement” means the lock-up agreement to be entered into, concurrently with the Closing, by the Funds, Astral as well as certain other holders of shares of Pubco Stock with Pubco, substantially in the form attached to the Business Combination Agreement under Exhibit D.

“Seller Related Parties” means the Seller and the Funds together with other Seller controlled vehicles.

“Senior Management” and “Senior Managers” refer to those persons named as officers of the Company and, following the consummation of the Business Combination, of Pubco, in the section entitled “Management of Pubco Following the Business Combination.”

“Short Restricted AVAX” means Restricted AVAX that will become Unrestricted AVAX on or prior to October 1, 2026.

“Short Restricted Signing AVAX Price” means $25.18, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on September 29, 2025 with a 15% discount.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

“SPAC” means a special purpose acquisition company.

“SPAC Guidance” means the guidance issued by the SEC to the 2024 SPAC Rules.

“Sponsor” means Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor and its Affiliates” means the Sponsor and MLAC’s officers and directors.

“Sponsor Earnout Shares” means the 1,600,000 shares of Pubco Class A Stock to be placed into the Sponsor Escrow Account and disbursed in accordance with the terms of the Sponsor Support Agreement and the Sponsor Escrow Agreement.

“Sponsor Escrow Agreement” means an escrow agreement that shall be in a form to be mutually agreed upon by the Sponsor, Pubco and the escrow agent prior to the Closing.

“Sponsor Lock-Up Agreement” means the lock-up agreement to be entered into, concurrently with the Closing, by MLAC, Sponsor, and the MLAC Insiders with Pubco, substantially in the form attached to the Business Combination Agreement under Exhibit D.

“Sponsor Support Agreement” means the sponsor support agreement, dated October 1, 2025, entered into by and between MLAC, Sponsor, and Pubco (as may be amended and/or amended and restated).

“Sponsor Transfer” means, at the end of the Earnout Period, the potential transfer to Pubco of the Sponsor Earnout Shares in the event that not all of the Triggering Events are achieved by Pubco.

“Stated AVAX Amount” means, with respect to any Company Unit Investor, the amount of AVAX contributed as set forth on the signature page of the Company Unit Subscription Agreement.

“Stated Dollar Amount” means, with respect to any Company Unit Investor, the U.S. dollar amount contributed as set forth on the signature page of the Company Unit Subscription Agreement.

“Stated USDC Amount” means, with respect to any Company Unit Investor, the USDC amount contributed as set forth on the signature page of the Company Unit Subscription Agreement.

“Subscription Closing Date” means October 1, 2025.

“Subsequent Token Sale” means, after the expiration of the Covered Period but prior to the expiration of the initial five-year period, a sale or transfer by the Foundation of additional AVAX tokens to Pubco, the Company, or their Affiliates in a transaction comparable in size and discount to the Foundation Transaction.

“Tarmac Labs” means Tarmac Labs Inc.

“Token Sale Agreement” or “TSA” means the token sale and purchase agreement governing the Foundation Transaction, dated October 1, 2025, entered into by and between the Foundation, the Company, and Pubco (as may be amended and/or amended and restated), a copy of which is attached hereto as Annex D.

“Transactions” means the Mergers together with the other transactions contemplated by the Business Combination Agreement, including the Foundation Transaction, the Dragonfly Contribution and the Company Unit Subscription.

“Treasury Regulations” means the final, temporary and proposed treasury regulations promulgated under the Code and its legislative history.

“Triggering Event” means each of Triggering Event I, Triggering Event II or Triggering Event III, together the “Triggering Events”.

“Triggering Event I” means the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share.

“Triggering Event II” means the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share.

“Triggering Event III” the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share.

“Trust Account” means the trust account established by MLAC with the proceeds from the MLAC IPO and the MLAC Private Placement pursuant to the Trust Agreement in accordance with the MLAC IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2024, by and between MLAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unit Separation” has the meaning ascribed in “The Business Combination Proposal — The Business Combination Agreement — Merger consideration and the Mergers — MLAC Merger.”

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

“Unrestricted AVAX” means AVAX that is neither Long Restricted AVAX nor Short Restricted AVAX.

“Unrestricted Signing AVAX Price” means $29.62, the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on September 29, 2025.

“USDC” means USD coin, a stablecoin pegged to the United States dollar.

“Virtual Machine” means virtual computer that defines a blockchain’s complete application logic by specifying the blockchain’s state, state transitions, transaction rules and API interface.

“VWAP” means volume weighted average price.

“Withum” means WithumSmith+Brown, PC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding MLAC, Pubco, the Company and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/ prospectus may include, for example, statements about:

•	financial results or strategies regarding Pubco;
•	the Transactions and statements regarding the anticipated benefits and timing of the completion of the Transactions;
•	the assets held by Pubco;
•	the price and volatility of AVAX;
•	AVAX’s growing prominence as a digital asset and Avalanche as the foundation of a new financial system;
•	Pubco’s listing on any securities exchange;
•	the ability to develop and maintain effective internal controls and procedures or correct the previously identified material weakness;
•	the macro and political conditions surrounding AVAX, Avalanche and digital assets generally;
•	the planned business strategy, including Pubco’s ability to raise capital to continue to acquire additional AVAX, to secure participation and contribution from AVAX holders through in-kind investments, to successfully deploy apply financial trading strategies or risk-management techniques in its active management of its AVAX holdings;
•	generation of AVAX yield through the delegation or staking of AVAX to validators and the deployment of AVAX, digital assets or fiat to traders, market makers, asset managers and other crypto market participants to with the goal of adopting conservative approaches focused on preservation and consistent returns;
•	potential growth avenues organically through (i) expanding the talent base, potential product offering and partnerships, and (ii) inorganically through selective minority investments, joint ventures and acquisitions where AVAT believes such transactions have the potential to accelerate the expansion of Avalanche-related capabilities and AVAX accumulation;
•	Pubco’s ability to provide its shareholders with differentiated AVAX exposure, including plans and use of proceeds as well as any potential future capital raises;
•	objectives of management for future operations of Pubco;
•	the upside potential and opportunity for investors;
•	Pubco’s plan for value creation and strategic advantages, market size and growth opportunities, technological and market trends;
•	future financial condition and performance and expected financial impacts of the Transactions; and
•	the satisfaction of closing conditions to the Transactions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of MLAC, Pubco or the Company as of any subsequent date, and none of MLAC, the Company nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Transactions may not be completed in a timely manner by the end of the Combination Period or at all, which may adversely affect the price of securities of MLAC or Pubco;
•	the failure by the parties to satisfy the conditions to the consummation of the Transactions, including the approval of MLAC Shareholders, or the Company Unit Subscription;
•	failure to realize the anticipated benefits of the Transactions;
•	the level of redemptions of the Public Shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing or trading of the Public Shares or the shares of Pubco Class A Stock;
•	the lack of a third-party fairness opinion in determining whether or not to pursue the Transactions;
•	the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after the Closing;
•	costs related to the Transactions and as a result of Pubco becoming a public company;
•	changes in business, market, financial, political and regulatory conditions;
•	risks relating to Pubco’s anticipated operations and business, including the highly volatile nature of the price of AVAX;
•	the risk that Pubco’s stock price will be highly correlated to the price of AVAX and the price of AVAX may decrease between the signing of the Business Combination Agreement and the Closing or at any time after the Closing;
•	risks related to increased competition in the industries in which Pubco will operate;
•	risks relating to significant legal, commercial, regulatory and technical uncertainty regarding AVAX;
•	risks relating to the treatment of crypto assets for U.S. and foreign tax purposes;
•	risks that after the Closing, Pubco experiences difficulties managing its growth and expanding operations;

•	challenges in implementing Pubco’s business plan including (i) large-scale AVAX accumulation and (ii) active management and maintenance of its AVAX holdings;
•	the outcome of any potential legal proceedings that may be instituted against Pubco, MLAC or others following the announcement of the Transactions; and
•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

While forward-looking statements reflect MLAC’s, Pubco’s and the Company’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, MLAC, Pubco and the Company disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause MLAC’s, Pubco’s and the Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to MLAC, Pubco and the Company.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/ prospectus and only briefly address some commonly asked questions about the Meeting and the Proposals. The following questions and answers do not include all the information that is important to MLAC Shareholders. MLAC Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting.

Q:Why am I receiving this proxy statement/prospectus?

A:

On October 1, 2025, MLAC, Pubco, MLAC Merger Sub, Company Merger Sub, the Company and Seller entered into the Business Combination Agreement, pursuant to which they agreed to effect the Business Combination on the terms set forth therein and as described in this proxy statement/prospectus. MLAC Shareholders are being asked to vote to approve the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that, among other things:

•	prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation;
•	at least two (2) hours after the Domestication, MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of non-voting Pubco Class A Stock for each MLAC Class A Ordinary Shares held by such shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder. No fractional shares of Pubco Class A Stock will be issued to such holders upon conversion and exchange of the MLAC Rights. Fractional shares will be rounded down to the nearest whole share in accordance with the applicable provisions of Cayman Islands law. As a result, you must hold MLAC Rights in multiples of ten in order to receive shares for all of your MLAC Rights upon the Closing;
•	Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger and (ii) each Seller Related Party receiving one (1) share of Pubco Class A Stock, par value $0.01 per share (“Pubco Class A Stock”) and one (1) share of Pubco Class B common stock, par value $0.01 per share (“Pubco Class B Stock”) for each Company Unit it holds; and
•	Astral Horizon, L.P., a Delaware limited partnership (“Astral”) shall be entitled to receive 4,000,000 Pubco Class A Stock as Additional Merger Consideration Shares, out of which (i) 2,000,000 shares of Pubco Class A Stock will be deposited, upon the Closing, into the Astral Escrow Account, and will be released in tranches, as provided for in the Business Combination Agreement and the Astral Escrow Agreement, and (ii) 2,000,000 shares of Pubco Class A Stock will be issued and delivered on the thirtieth (30th) calendar day following the Closing Date.

Concurrently with the signing of the Business Combination Agreement, on October 1, 2025, Pubco, Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USD Coin (“USDC”) or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Class A units (the “Company Units”) at a price of $10.00 per Company Unit, in a private placement (the “Company Unit Subscription”), upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to, (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the stated AVAX amount (“Stated AVAX Amount”) multiplied by the applicable signing AVAX price (“Applicable Signing AVAX Price”), or, (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the stated dollar amount (“Stated Dollar Amount”) or the stated USDC amount (“Stated USDC Amount”) (as applicable), in each case divided by $10.00 (the “Per Unit Price”).

Each Company Unit Investor was required to fund its respective cash or USDC within three business days following the execution date of the Company Unit Subscription Agreement, and to fund its respective AVAX as soon as reasonably possible after the execution date of the Company Unit Subscription Agreement, in any case on or prior to November 7, 2025, in accordance with the terms of the Company Unit Subscription Agreements. At the Company Merger Effective Time, each Company Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock. The Company Unit Investors, in accordance with the provisions of the Company Unit Subscription Agreements, agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units, consisting of a contractual value of approximately $96.4 million invested in cash, $22.3 million invested in USDC and $96.8 million invested in AVAX. The fair value of the proceeds received was approximately $96.5 million in cash, $22.3 million in USDC and $59.4 million in AVAX, representing the fair value of the AVAX received on the date the shares were transferred, and 192,293.45 AVAX to be received valued at $2 million as of January 31, 2026.

As of December 31, 2025, AVAT had received 3,340,696.22 AVAX tokens pursuant to the Company Unit Subscription and had purchased a total of 2,195,587 AVAX tokens using the cash and USDC proceeds of the Company Unit Subscription. As of December 31, 2025, the fair value of the 5,536,283.22 AVAX tokens received pursuant to the Company Unit Subscription and purchased using the cash and USDC proceeds of the Company Unit Subscription was $12.30 per token, or approximately $68,096,283.60. As of May 5, 2026, the average trading price of AVAX for such day was $9.34 per token; on the basis of the foregoing price, the value of the 5,536,283.22 AVAX tokens received pursuant to the Company Unit Subscription and purchased using the cash and USDC proceeds of the Company Unit Subscription as of December 31, 2025 would be approximately $51.7 million.

Also concurrently with the signing of the Business Combination Agreement, on October 1, 2025, the Seller, directly and/or indirectly through Dragonfly Ventures L.P. and Dragonfly Ventures II, L.P. (the “Funds” and together with other Seller controlled vehicles, the “Seller Related Parties”), contributed 1,960,040 AVAX, all upon the terms and subject to the conditions set forth in the Contribution Agreement, for a contractual value of approximately $58 million worth of Company Units at the Per Unit Price (the “Dragonfly Contribution”), and for a total combined contractual value, between the Company Unit Subscription and the Dragonfly Contribution, of approximately $274 million worth of Company Units. As of December 31, 2025, the fair value of the 1,960,040 AVAX tokens contributed pursuant to the Dragonfly Contribution was $12.30 per token, or approximately $24.1 million. As of May 5, 2026, the average trading price of AVAX for such day was $9.34 per token; on the basis of the foregoing price, the value of the 1,960,040 AVAX tokens contributed pursuant to the Dragonfly Contribution would be approximately $18.3 million.

For more information about the Company Unit Subscription and other arrangements contemplated by the Business Combination Agreement, please see the sections entitled “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — Other Transaction Agreements.”

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Q:What is being voted on at the Meeting?

A:MLAC Shareholders are being asked to vote to approve the following Proposals:

(1)

The Business Combination Proposal — an ordinary resolution to approve and adopt the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)	The Merger Proposal — a special resolution to approve and authorize the MLAC Merger. See the section entitled “The Merger Proposal.”
(3)

The Domestication and Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals as ordinary resolutions to approve the transfer of the registration of MLAC by way of continuation from the Cayman Islands to the State of Delaware and the material differences between the MLAC Memorandum and Articles and the Proposed Organizational Documents, specifically to approve:

•	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
•	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.
•	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person.
•	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board; and
•	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

See the section entitled “The Domestication and Organizational Documents Proposals.”

(4)

The Nasdaq Proposal — an ordinary resolution to approve, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, (i) the issuance of shares of Pubco Stock in connection with the Business Combination, (ii) the issuance of shares of Pubco Stock in connection with the Company Unit Subscription, (iii) the issuance of shares of Pubco Stock in connection with the Dragonfly Contribution, (iv) the issuance of shares of Pubco Stock in connection with the Foundation Transaction, (v) the issuance of MLAC Private Placement Shares in repayment of the MLAC Working Capital Loans, and (vi) the reservation for issuance of shares of Pubco Stock that will, upon Closing, be reserved pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. This proposal is referred to as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in the accompanying proxy statement/ prospectus under the heading “The Nasdaq Proposal.”

(5)

The Adjournment Proposal — an ordinary resolution to approve the adjournment of the Meeting to a later date or dates, if it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

MLAC will hold the Meeting to consider and vote upon these Proposals. This proxy statement/ prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. MLAC Shareholders should read it carefully.

The vote of MLAC Shareholders is important. MLAC Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus and on the enclosed proxy card or, if you hold your Public Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	What will happen to the MLAC Class A Ordinary Shares in connection with the Closing?
A:

The MLAC Class A Ordinary Shares, MLAC Units and MLAC Share Rights are currently listed on The Nasdaq Global Market under the symbols “MLAC,” “MLACU” and “MLACR,” respectively. In connection with the Closing, holders of MLAC Class A Ordinary Shares will receive one share of Pubco Class A Stock for each MLAC Class A Ordinary Share they hold. If Pubco’s application for listing is approved, shares of Pubco Class A Stock are expected to be traded on Nasdaq or another national securities exchange under the symbol “AVAT.”

Q:

What equity stake will current Public Shareholders (including MLAC Right Holders), the Company Unit Investors, the Sponsor and Affiliates, the Foundation, Astral and Seller Related Parties hold in Pubco immediately after the completion of the Transactions?

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing:

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
Pubco Stockholders	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	41.8	19,573,629	35.7	13,847,258	28.3	8,120,887	18.8	2,394,516	6.4
Company Unit Investors(2)	21,563,032	35.7	21,563,032	39.4	21,563,032	44.0	21,563,032	49.8	21,563,032	57.3
Sponsor and Affiliates(3)	2,800,000	4.6	2,800,000	5.1	2,800,000	5.7	2,800,000	6.5	2,800,000	7.5
Seller Related Parties(2)(4)	5,805,638	9.6	5,805,638	10.6	5,805,638	11.8	5,805,638	13.4	5,805,638	15.5
Astral(5)	2,000,000	3.3	2,000,000	3.7	2,000,000	4.1	2,000,000	4.6	2,000,000	5.3
Foundation(6)	3,000,000	5.0	3,000,000	5.5	3,000,000	6.1	3,000,000	6.9	3,000,000	8.0
Total	60,468,670	100.0	54,742,299	100.0	49,015,928	100.0	43,289,557	100.0	37,563,186	100.0
(1)	Includes 2,300,000 MLAC Right Holder shares.
(2)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.
(3)	Includes the 1,600,000 Sponsor Earnout Shares.
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 of Pubco Class A stock will be issued to the Foundation to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What conditions must be satisfied or waived to complete the Business Combination?
A:

There are a number of closing conditions to the Business Combination in the Business Combination Agreement, including, but not limited to, the following: (i) the obtainment of Required Shareholder Approval; (ii) the consummation of the Transactions not being prohibited by applicable law; (iii) effectiveness of the Registration Statement and (iv) the shares of Pubco Class A Stock having been approved for listing on NYSE, Nasdaq or another national securities exchange reasonably acceptable to Pubco, MLAC and the Seller.

For a summary of all of the conditions that must be satisfied (or waived, where permissible) prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — Other Transaction Agreements.”

Q:	Why is MLAC providing MLAC Shareholders with the opportunity to vote on the Business Combination?
A:

Under the MLAC Memorandum and Articles, MLAC must provide all Public Shareholders with the opportunity to have their Public Shares redeemed upon the consummation of MLAC’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman Islands law requirements, MLAC has elected to structure the Business Combination in such a way as to provide Public Shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, MLAC is seeking to obtain the approval of the MLAC Shareholders of the Business Combination Proposal, among the other Proposals, in order to allow the Public Shareholders to effectuate redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q:	Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?
A:

Yes. On October 1, 2025, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, consisting of a contractual value of approximately $96.4 million invested in cash, $22.3 million invested in USDC and $96.8 million invested in AVAX. The fair value of the proceeds received was approximately $96.5 million in cash, $22.3 million in USDC and $59.4 million in AVAX, representing the fair value of the AVAX received on the date the shares were transferred, and 192,293.45 AVAX to be received valued at $2 million as of January 31, 2026. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable), in each case divided by the Per Unit Price. Each Company Unit Investor was required to fund its respective cash or USDC within three business days following the execution date of the Company Unit Subscription Agreement, and to fund its respective AVAX as soon as reasonably possible after the execution date of the Company Unit Subscription Agreement, in any case on or prior to November 7, 2025, in accordance with the terms of the Company Unit Subscription Agreements. At the Company Merger Effective Time, each Company Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock. The Company Unit Investors, in accordance with the provisions of the Company Unit Subscription Agreements, agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units.

The proceeds from the Trust Account (net of any amounts used to fund the redemptions of Public Shares) will be used to pay any transaction expenses of the parties, including certain of the MLAC loans, administrative expenses of the parties and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations and to purchase additional AVAX. The proceeds from the Company Unit Subscription were used to purchase AVAX, and, net of the amounts used to purchase the AVAX or to the extent any such AVAX is liquidated, may to the extent necessary be used to fund any transaction or administrative expenses of the parties or for general corporate purposes at the discretion of management pursuant to the First Amended and Restated LLC Agreement. The amount of AVAX held in comparison to cash-on-hand fluctuates at any given time according to market conditions and the business judgment of the Company’s management regarding desired asset distribution, liquidity and working capital requirements. The Company maintains enough working capital in cash to pay for ongoing transaction expenses, and also generates yield from staked AVAX that can be liquidated as needed to further fund transaction or other operating expenses. As of December 31, 2025, the Company had generated $1,434,669 in net staking rewards from 118,735 AVAX received. Should the Company require additional liquidity at Closing to pay transaction expenses, management maintains the flexibility to liquidate AVAX as needed. As of December 31, 2025 and May 4, 2026, approximately 36.5% and 19.4%, respectively, of the AVAX holdings of AVAT were unlocked and unstaked, available to be liquidated as needed to fund transaction or other operating expenses. In addition, MLAC and Pubco may seek to arrange for additional third-party financing which may be in the form of debt (including convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:	How many votes do I have at the Meeting?
A:

MLAC Shareholders are entitled to one vote at the Meeting for each MLAC Ordinary Share held of record as of          , 2026, the Record Date for the Meeting. As of the close of business on the Record Date, there were 30,992,500 MLAC Ordinary Shares issued and outstanding.

Q:	What vote is required to approve the proposals presented at the Meeting?
A:

To pass, each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution of MLAC Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, the Merger Proposal requires a special resolution of MLAC Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). MLAC Shareholders are also being asked to approve by way of ordinary resolutions, on a non-binding advisory basis, each of the Domestication and Organizational Documents Proposals. Although the MLAC Board is asking MLAC Shareholders to approve each of the Domestication and Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Domestication and Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Assuming a quorum is established, an MLAC Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals. The Sponsor currently holds 7,187,500 MLAC Class B Ordinary Shares and 495,000 MLAC Class A Ordinary Shares underlying its 495,000 MLAC Private Placement Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares. The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Merger Proposal which requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposal in order to have such Proposal approved.

Q:	Are the Proposals conditioned on one another?
A:

Under the Business Combination Agreement, the approval by MLAC Shareholders of the Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. If any of those Proposals are not approved by MLAC Shareholders, the Business Combination will not be consummated. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The Domestication and Organizational Documents Proposal and the Nasdaq Proposal are conditioned upon the approval of the MLAC Shareholder Approval Matters. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

Q:	What constitutes a quorum at the Meeting?
A:

A quorum of MLAC Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of one-third of the then issued and outstanding MLAC Ordinary Shares (whether in person (including via the virtual meeting platform) or by proxy). As of the Record Date, MLAC Shareholders holding 10,330,834 MLAC Ordinary Shares would be required to achieve a quorum at the Meeting without the MLAC Ordinary Shares held by the Sponsor. In addition to the MLAC Ordinary Shares held by the Sponsor, which represent approximately 24.8% of the issued and outstanding MLAC Ordinary Shares and which will count towards this quorum, MLAC will need MLAC Shareholders holding 2,648,334, or 11.5%, of the 23,000,000 Public Shares represented in person (including via the virtual meeting platform) or by proxy at the Meeting to have a valid quorum.

Q:	How will the Sponsor and its Affiliates vote?
A:

The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares, in favor of each of the Proposals. Pursuant to the Insider Letter, each of MLAC’s executive officers and directors have agreed to vote any MLAC Ordinary Shares held by them in favor of the initial business combination, including the Business Combination.

As a result, with respect to each Proposal that requires approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Merger Proposal which requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposal in order to have such Proposal approved.

Q:	What interests do the Sponsor, MLAC’s directors and executive officers and their affiliates have in the Business Combination?
A:

In considering the recommendation of the MLAC Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, the Sponsor and its Affiliates have interests in the Business Combination that are different from, or in addition to, those of MLAC’s other shareholders generally, including the aggregate amount at risk to the Sponsor of $4,975,000, which is the amount that the Sponsor paid for its Sponsor Shares and MLAC Private Placement Shares. MLAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Shareholders that they approve the Business Combination. Further, the interests of the Sponsor and current officers or directors of MLAC may be different from or in addition to (and which may conflict with) your interests and they may be incentivized to complete a less favorable business combination rather than liquidating MLAC. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•	the Sponsor paid $25,000 for the 7,187,500 MLAC Class B Ordinary Shares. Of these amounts, contemporaneously with the consummation of the Business Combination, the Sponsor shall submit for cancellation 4,387,500 MLAC Class B Ordinary Shares, as a result, the Sponsor will retain 2,800,000 MLAC Class B Ordinary Shares at the Closing (the “Retained Sponsor Shares”). If the Business Combination or another MLAC initial business combination is not consummated by June 16, 2026 (or such other date as approved by the MLAC Shareholders), MLAC will cease all operations except for the purpose of winding up. In such event, the 2,800,000 Retained Sponsor Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter and the Sponsor Lock-Up Agreement, the Retained Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Retained Sponsor Shares are not transferable until the earlier of (A) 180 days after the completion of MLAC’s initial business combination; provided that, if the VWAP of the shares of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days after Closing, then the Anniversary Release will be deemed to occur at 11:59 p.m. (New York City time) on such 20th consecutive trading day, or (B) subsequent to MLAC’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties. (The Sponsor may, on or before the Closing of the Business Combination, distribute some or all of the Retained Sponsor Shares held by it and such distributed Retained Sponsor Shares may be released from lock-up restrictions in connection with applicable stock exchange listing requirements.) In this regard, while the Retained Sponsor Shares are not the same as the MLAC Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the MLAC Class A Ordinary Shares, and may become worthless if MLAC does not complete a business combination by June 16, 2026 (or such other date as approved by the MLAC shareholders), the aggregate value of the 2,800,000 Retained Sponsor Shares owned by the Sponsor is estimated to be approximately $29.62 million, assuming the per share value of the Retained Sponsor Shares is the same as the $10.58 closing price of the MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	the Sponsor has agreed that the 1,600,000 shares of Pubco Class A Stock to be issued to the Sponsor (of the total 2,800,000 Retained Sponsor Shares it will hold), will be held in escrow during the Earnout Period, subject to early release upon certain price-based Triggering Events. Additionally, any Retained Sponsor Shares that are released from escrow shall not be sold or transferred until the Anniversary Release;
•	the 495,000 MLAC Private Placement Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be forfeited immediately prior to the closing pursuant to the Sponsor Support Agreement. The Sponsor purchased the MLAC Private Placement Shares at an aggregate purchase price of $4,950,000, or $10.00 per unit, in the Private Placement consummated simultaneously with the MLAC IPO. The aggregate value of the 495,000 MLAC Private Placement Shares held by the Sponsor is estimated to be approximately $5.24 million, assuming the per unit value of the MLAC Private Placement Shares is the same as the $10.58 closing price of the MLAC Class Ordinary Shares on Nasdaq on May 5, 2026;
•	if the proposed Business Combination is consummated, immediately after the Closing the Sponsor and its Affiliates are anticipated to hold 4.9% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and assuming, among other assumptions further described in aforementioned sections of this proxy statement/ prospectus, no redemptions of Public Shares and no conversion of public share rights or private share rights prior to or in connection with the proposed Business Combination;
•	based on the difference in the effective purchase price of $0.003 per share paid for the MLAC Class B Ordinary Shares, as compared to the purchase price of $10.00 per Unit sold in the MLAC IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the MLAC Units in the MLAC IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;
•	if, prior to the Closing, the Sponsor provides working capital loans to MLAC, up to $1,500,000 of which may be convertible into MLAC Private Placement Shares at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and MLAC is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;
•	unless MLAC consummates an initial business combination, it is possible that MLAC’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, MLAC’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to MLAC for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, MLAC’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);
•	if the Trust Account is liquidated, including in the event MLAC is unable to complete an initial business combination by June 16, 2026 (or such other date as approved by the MLAC shareholders), the Sponsor has agreed that it will be liable to MLAC, if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors) or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets less taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MLAC’s indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act;
•	the Sponsor and its Affiliates may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
•	MLAC agreed to pay Paul Grinberg (“Mr. Grinberg”), MLAC’s Chairman and Chief Executive Officer and Douglas Horlick, MLAC’s President and Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC, until the earlier to occur of the completion of MLAC’s initial business combination or its liquidation. As of December 31, 2025, MLAC has incurred and paid an expense of $240,000 of such fee; and
•	MLAC’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for MLAC’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, MLAC’s officers and directors may not receive this tail insurance coverage.
•	the anticipated election of Mr. Grinberg, MLAC’s Chairman and Chief Executive Officer, as director of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.
•	in addition to the interests of the Sponsor and its Affiliates in the Business Combination, MLAC shareholders should be aware that MLAC’s underwriter for its IPO, BTIG, may also have financial interests that are different from, or in addition to, the interests of MLAC shareholders, including the fact that:
•	pursuant to an amendment to the underwriting agreement in connection with MLAC’s IPO, BTIG may receive a deferred fee equal to $1,000,000, and such fees are payable at the Closing of the Business Combination only if MLAC completes the Business Combination; and pursuant to the Sponsor Support Agreement, BTIG will forfeit its 310,000 MLAC Private Placement Shares; and
•	pursuant to the BTIG Financial Advisory Services Agreement, BTIG may receive reimbursement of all reasonable out-of-pocket expense as financial advisor to MLAC in connection with the Business Combination, (provided that, if the expense exceeding $100,000, BTIG shall submit to MLAC for its prior written approval), such reimbursement are payable at the Closing of the Business Combination only if MLAC completes an initial business combination;

These interests may have influenced the MLAC Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the MLAC Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that MLAC shareholders approve the proposals required to effect the Business Combination. The MLAC Board determined that the overall benefits expected to be received by MLAC and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from these interests. In addition, the MLAC Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by MLAC with any other target business or businesses, (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.”

The MLAC Board reviewed and considered the potential conflicting interests described above with respect to the Sponsor and Affiliates and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Q:	What interests do Pubco’s directors and executive officers have in the Business Combination?
A:

In considering the recommendation of the MLAC Board to vote in favor of approval of the Proposals, unaffiliated MLAC Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated MLAC Shareholders. In particular:

•	the Company has entered into offer letters with its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer that are expected to be assigned to Pubco at the Closing;
•	Pubco intends to grant equity awards under the Incentive Plan to its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;
•	the fact that Gerald Bartholomew Smith, the Company’s Chief Executive Officer, is expected to become a director and Chief Executive Officer of Pubco at Closing; and
•	the Company’s Chief Executive Officer is party to an advisory agreement with Avalanche BVI that provides for payment of certain consideration if the Closing does not occur; however, in the event that the Closing does occur, Gerald Bartholomew Smith will no longer serve as an advisor to Avalanche BVI nor receive any compensation from Avalanche BVI.

Q:	When will the Sponsor and Seller be entitled to transfer their shares of Pubco Class A Stock?
A:

Each of the Sponsor and Seller has agreed to restrictions on its ability to transfer, assign or sell their shares of Pubco Class A Stock, as summarized in the table below. Such transfer restrictions will apply until the applicable expiration date, unless earlier waived by the contracting parties.

Subject Securities	Persons Subject to Restrictions	Expiration Date	Exceptions to Transfer Restrictions
MLAC Founder Shares (and the shares of Pubco Class A Stock received by the Sponsor in exchange therefore in the MLAC Merger) and shares of Pubco Class A Stock received by Seller	The Sponsor and Seller

The earlier of (i) the Anniversary Release; provided, that if the VWAP of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day and (ii) the date on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

Transfers permitted (a) to MLAC’s or Pubco’s officers or directors, any current or future affiliates or family members of any of such officers or directors, any equity holders of such person, any current or future affiliates of such person or as a gift to a charitable organization, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, a current or future affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of jurisdiction of formation of such person or such person’s governing documents upon its dissolution; (f) transfers to satisfy any U.S. federal, state, or local income tax obligations of Holder (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions, or (g) in the form of a pledge of Restricted Securities (as

Subject Securities	Persons Subject to Restrictions	Expiration Date	Exceptions to Transfer Restrictions

defined therein) in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a holder (or its affiliates), on the one hand, and a third party, on the other hand, for the benefit of such holder and/or its affiliates; provided, however, that during the lock-up period such third party shall not be permitted to foreclose upon such Restricted Securities or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Restricted Securities; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these same transfer restrictions.

Q:	Did the MLAC Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?
A:

No. The MLAC Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, MLAC’s management, the members of the MLAC Board and the other representatives of MLAC have experience in evaluating the operating and financial merits of cryptocurrency companies and reviewed certain financial information of Pubco and the Company and other relevant financial information selected based on the experience and the professional judgment of MLAC’s management team. Accordingly, investors will be relying solely on the judgment of the MLAC Board in valuing the Company’s business and accordingly, investors assume the risk that the MLAC Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, MLAC Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to Seller and MLAC Shareholders in the Business Combination is fair to MLAC — and, by extension, MLAC Shareholders — from a financial point of view.”

Q:	What factors did the MLAC Board consider in connection with its decision to recommend voting in favor of the Business Combination?
A:

The MLAC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MLAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MLAC Board may have given different weight to different factors. Certain information presented in this section is forward- looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the MLAC Board reviewed the information provided to it by its management, representatives of the Sponsor and MLAC’s legal and financial advisors, as further described in the section entitled “The Business Combination Proposal — MLAC Board’s Reasons for Approval of the Business Combination” below.

•	Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether to pursue the terms of the Business Combination (including the consideration to be received by MLAC Shareholders and members of the Company).
•	The MLAC Board determined that pursuing a potential business combination with Pubco and the Company would be an attractive opportunity for MLAC and the MLAC Shareholders, which determination was based on a number of factors. See the section titled “The Business Combination Proposal — MLAC Board’s Reasons for Approval of the Business Combination.”
Q:	What are the U.S. federal income tax consequences of the Domestication and MLAC Merger to me?
A:

It is the opinion of MLAC’s counsel, Ellenoff Grossman & Schole LLP (“EGS”), that (i) the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Business Combination Transactions taken together, will be treated as an integrated transaction that is described in Section 351 of the Code, in each case for U.S. federal income tax purposes. Consequently, except as otherwise provided below in the sections entitled “U.S. Federal Income Tax Considerations” a U.S. Holder will not recognize gain or loss upon the exchange of its Public Shares solely for shares of Pubco Class A Stock pursuant to the Domestication and the MLAC Merger. A U.S. Holder’s aggregate tax basis in the shares of Pubco Class A Stock received in connection with the Domestication and the MLAC Merger will generally be the same as its aggregate tax basis in the Public Shares surrendered in the transaction. In addition, the holding period of shares of Pubco Class A Stock received in the Domestication and the MLAC Merger will generally include the holding period of Public Shares surrendered in the Domestication and the MLAC Merger.

For additional discussion of the U.S. federal income tax treatment of the Domestication and the MLAC Merger, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:	How will the Business Combination affect my MLAC Class A Ordinary Shares?
A:

Pursuant to the Business Combination Agreement, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two (2) hours after the Domestication, and as part of the Closing, MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco, as a result, MLAC shareholders will receive one (1) share of non-voting Pubco Class A Stock for each MLAC Class A Ordinary Share held by such shareholder, and each holder of MLAC Rights will receive one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, see “Description of Pubco Securities.”

Q:	How many votes per share is each class of Pubco Stock entitled?
A:	Upon Closing, the voting rights for each class of Pubco Stock will be as follows:
•	Each holder of Pubco Class A Stock will have no voting rights (unless required under the Delaware General Corporation Law (“DGCL”)), until all shares of Pubco Class B Stock are canceled;

•	Each holder of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote;
•	If you hold MLAC Class A Ordinary Shares, you will not have any voting rights once you receive Pubco Class A Stock in connection with the MLAC Merger; and
•	Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights.
Q:	What are the risks associated with the multiple class share structure with voting and nonvoting stock?
A:

Pubco will have two classes of common stock after Closing, with Pubco Class A Stock having no voting rights and Pubco Class B Stock having voting rights. Only Seller Related Parties and their permitted transferees will be permitted to own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under Nasdaq listing standards after Closing, with most decisions of Pubco being controlled by Seller Related Parties and other decisions requiring approval of Seller Related Parties or their respective director designees. Accordingly, Public Shareholders will be subject to the decisions of Pubco’s controlling shareholders and if they are unhappy with any decisions made, they only be able to sell their shares of Pubco Class A Stock, which could potentially be at a loss. At Closing, Seller Related Parties will be the beneficial owners of 100% of the voting rights of Pubco Class B Stock.

This concentrated control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all of Pubco’s assets, or conversely this concentrated control could result in the consummation of such a transaction that the holders of Pubco Class A Stock do not support. See “Risk Factors” for a more detailed discussion of these risks.

Q:	Why is MLAC proposing the Nasdaq Proposal?
A:

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (the “Minimum Price”): (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Additionally, upon the consummation of the Business Combination and based on the assumptions described elsewhere in this proxy statement/prospectus, Pubco expects to issue, (i) shares of Pubco Class A Stock in connection with the Business Combination, (ii) shares of Pubco Class A Stock in connection with the Company Unit Subscription, (iii) shares of Pubco Class A Stock and Pubco Class B Stock in connection with the Dragonfly Contribution, (iv) shares of Pubco Class A Stock in connection with the Foundation Transaction, (v) shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, and (vi) shares that may be issued to the Sponsor and its Affiliates from conversion of the Working Capital Loans. For further details, see “The Business Combination Agreement,” “The Business Combination Proposal — Post-Closing Pubco Board of Directors and Executive Director — Investments and Additional Permitted Financing” and “Executive and Director Compensation — Material Terms of the Incentive Plan.” Accordingly, the aggregate number of (i) shares of Pubco Class A Stock and Pubco Class B Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of MLAC Ordinary Shares outstanding before such issuance and will result in a change of control of MLAC. For these reasons, MLAC is seeking the approval of MLAC Shareholders for the issuance of the shares of Pubco Class A Stock and Pubco Class B Stock in connection with the Business Combination pursuant to Nasdaq Rules 5635(a) and (b). For further details, see “The Nasdaq Proposal.”

Q:	What happens if I sell my Public Shares before the Meeting?
A:

The Record Date is earlier than the date of the Meeting. If you transfer your Public Shares after the Record Date but before the date of the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Public Shares prior to the Record Date, you will have no right to vote those shares at the Meeting.

Q:	What happens if MLAC Shareholders vote against the Business Combination Proposal?
A:

Pursuant to the MLAC Memorandum and Articles, if the Business Combination Proposal is not approved and MLAC does not otherwise consummate an alternative business combination by the end of the Combination Period, MLAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in the Trust Account, including interest (net of taxes payable), to the Public Shareholders in accordance with the MLAC Memorandum and Articles.

Q:	Do I have redemption rights?
A:

Pursuant to the MLAC Memorandum and Articles, holders of Public Shares may elect to have their Public Shares redeemed for cash at the then-applicable redemption price calculated as of two business days prior to the Closing. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $244.2 million as of May 4, 2026, this would have amounted to approximately $10.62 per share (including interest earned on the funds held in the Trust Account but less taxes payable). If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST prior to the Meeting. See the section titled “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. In connection with the MLAC IPO, the Sponsor and its Affiliates agreed to waive any redemption rights with respect to any MLAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and its Affiliates did not receive separate consideration for the waiver.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights whether or not you are a holder of Public Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your Public Shares on the Business Combination Proposal (for or against) or any other Proposal. As a result, the Business Combination Agreement can be approved by Public Shareholders who will redeem their Public Shares, leaving Public Shareholders who choose not to redeem their Public Shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq or another national securities exchange.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on             , 2026 (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that MLAC redeem your Public Shares for cash to CST, MLAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor

New York, New York 10004
Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

If you hold Public Shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DTC’s DWAC system.

A Public Shareholder may not withdraw a redemption request once submitted to MLAC unless the MLAC Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Subject to the forgoing, if you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return the shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed under the question “Who can help answer my questions?” below.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that their Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $244.2 million as of May 4, 2026, or approximately $10.62 per share (including interest earned on the funds held in the Trust Account but less taxes payable). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

If a holder of Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, MLAC will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will not be entitled to shares of Pubco Class A Stock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their Public Shares for the applicable pro rata share of the Trust Account. In such case, MLAC will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the consummation of another business combination or the liquidation of MLAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith.

Notwithstanding the foregoing, the MLAC Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the Public Shares in the aggregate, without the prior consent of MLAC.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis or (iii) gain. See the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders” and “U.S. Federal Income Tax Considerations — Non-U.S. Holders.”

Q:	Do I have appraisal rights if I object to the proposed Business Combination?
A:	MLAC Shareholders do not have appraisal rights in connection with the Business Combination under the DGCL or the Cayman Act.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights.”

Q:	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?
A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to pay Public Shareholders who properly exercise their redemption rights. The remaining amount will be released to MLAC and used to:

•	pay certain fees, costs and expenses (including taxes, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by MLAC and Pubco in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and
•	provide for general corporate purposes of Pubco, including, but not limited to, working capital for operations and to purchase additional AVAX.
Q:	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:

Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for shares of Pubco Class A Stock may be less liquid than the market for Public Shares was prior to the Business Combination, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Pubco’s business will be reduced.

Q:	What happens if the Business Combination is not consummated?
A:

If MLAC does not complete the Business Combination with the Company or another business combination by the end of the Combination Period, MLAC must: (i) redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $244.2 million as of May 4, 2026, or approximately $10.62 per share (including interest earned on the funds held in the Trust Account but less taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of Public Shares then outstanding, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. For more information about the liquidation process, see “Information About MLAC — Redemption Rights for Public Shareholders upon Completion of the Business Combination — Redemption of Public Shares and Liquidation if no Initial Business Combination.”

Q:When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for            , 2026. However, the Meeting could be adjourned or postponed, as described above. In addition, the Business Combination Agreement may be terminated by the parties upon the occurrence of certain events. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal — Conditions to the Parties’ Obligations to the Closing.”

Q.Why does MLAC need to hold an annual meeting?

A.

The Meeting is also being held, in part, to satisfy the annual meeting requirement of Nasdaq which requires that MLAC hold an annual meeting of shareholders during each fiscal year. In addition to sending the shareholders this proxy statement/prospectus, MLAC will also send its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 when available.

Q:When and where is the Meeting?

A:

The Meeting will be held on           , 2026 at          , Eastern Time, at 1345 Avenue of the Americas, New York, NY 10105 and virtually via live webcast on the Internet at https://www.cstproxy.com/mountainlakeacquisition/2026. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/mountainlakeacquisition/2026.

Q:Can I attend the Meeting in person?

A:

Yes. MLAC Shareholders will be able to attend the Meeting in person at 1345 Avenue of the Americas, New York, NY 10105 or virtually. You will not be required to attend the Meeting in person in order to vote, and MLAC encourages virtual participation.

Q:How can I attend the Meeting virtually?

A:

MLAC is pleased to provide access to the Meeting virtually via the Internet through a live webcast and online shareholder tools. MLAC believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow MLAC to communicate more effectively and efficiently with its shareholders. This format empowers MLAC Shareholders around the world to participate at no cost. MLAC will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q:What do I need to do now?

A:

MLAC urges you to carefully read and consider the information contained in this proxy statement/ prospectus, including the Annexes, and to consider how the Business Combination will affect you as an MLAC Shareholder. MLAC Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your Public Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:How do I vote?

A:

If you are a holder of record of MLAC Ordinary Shares on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you will be able to attend the Meeting and vote in person, over the Internet by visiting with the voter control number included on your proxy card or over the phone by dialing a toll-free number at +1 800-450-7155 in the United States and Canada or +1 857-999-9155 (toll rates apply) from outside the United States and Canada. The passcode for telephone access is 5794914#. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

Q:May I change my vote after I have mailed my signed proxy card?

A:

Yes. MLAC Shareholders may (i) send a later dated, signed proxy card to MLAC’s Chief Executive Officer at the address set forth below so that it is received by MLAC prior to the vote at the Meeting or (ii) attend the Meeting in person or via live webcast and vote at such Meeting. MLAC Shareholders also may revoke their proxy by sending a notice of revocation to MLAC’s Chief Executive Officer at 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451, which notice must be received by MLAC prior to the vote at the Meeting.

Q:What will happen if I abstain from voting or fail to vote at the Meeting?

A:	Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Q:What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by MLAC without an indication of how the MLAC Shareholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the MLAC Shareholders at the Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Meeting.

Q:If I am not going to attend the Meeting, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement/ prospectus carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:What happens if I fail to take any action with respect to the Meeting?

A:

If you fail to take any action with respect to the Meeting and the Business Combination is approved by MLAC Shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder of MLAC.

Q:What should I do if I receive more than one set of voting materials?

A:

MLAC Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Public Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Public Shares.

Q:Who will solicit and pay the cost of soliciting proxies?

A:

MLAC will pay the cost of soliciting proxies for the Meeting. MLAC has engaged Sodali & Co.to assist in the solicitation of proxies for the Meeting. MLAC has agreed to pay a fee of $22,500, plus disbursements. MLAC will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. MLAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. MLAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mountain Lake Acquisition Corp.

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Tel: (775) 204-1489

or

You may also obtain additional information about MLAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your shares (either physically or electronically) to CST at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your Public Shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other Annexes attached to the proxy statement/prospectus.

The Parties

MLAC

MLAC is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on June 14, 2024. MLAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The MLAC Class A Ordinary Shares, MLAC Units and MLAC Share Rights are currently listed on The Nasdaq Global Market under the symbols “MLAC,” “MLACU” and “MLACR,” respectively.

MLAC completed the MLAC IPO of 23,000,000 MLAC Class A Ordinary Shares on December 16, 2024, generating gross proceeds to MLAC of $230,000,000. Simultaneously with the closing of the MLAC IPO, MLAC completed the sale to the Sponsor and BTIG of 805,000 MLAC Private Placement Shares at a purchase price of $10.00 per MLAC Private Placement Shares in the MLAC Private Placement, generating gross proceeds to MLAC of $8,050,000. Following the closing of the MLAC IPO, a total of $231,150,000, comprised of the net proceeds from the MLAC IPO and the MLAC Private Placement, was placed in the Trust Account. As of December 31, 2025, the Trust Account balance was approximately $241.2 million. Since the MLAC IPO, MLAC’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of MLAC’s principal executive office is 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451, and its telephone number is (775) 204-1489. Prior to the consummation of the Business Combination, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, and at least two hours after the Domestication, MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly- owned subsidiary of Pubco.

Pubco

Pubco was incorporated as a corporation organized under the laws of Delaware on September 22, 2025, solely for the purpose of effectuating the Business Combination described herein. It currently owns no material assets and does not presently operate any business.

Following the Closing, it will be an operating company engaged in a number of businesses focused on AVAX. Following the Closing, Pubco will engage in the following principal activities: (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration, including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, to expand exposure to Avalanche.

On September 25, 2025, Pubco issued one thousand (1,000) shares of common stock to Seller for nominal consideration. These shares represent all shares in the capital of Pubco that are currently issued and outstanding and, at the Company Merger Effective Time and by virtue of the Mergers, will be automatically canceled and extinguished without any conversion thereof or payment therefor. For descriptions of Pubco securities, see “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, (i) the directors of Pubco are Mr. Robert Hadick and Mr. Gerald Bartholomew Smith; (ii) the officers are Mr. Gerald Bartholomew Smith (President) and Ms. Laine Mihalchick Moljo (Secretary) and (iii) the sole shareholder of Pubco is Seller.

The mailing address of Pubco’s registered office is 251, Little Falls Drive, Wilmington, County of New Castle, 19808, State of Delaware. Immediately prior to the consummation of the Business Combination, Pubco’s mailing address will be 413 W 14th Street, Floor 2, PMB 4633, New York, State of New York, 10014.

MLAC Merger Sub

MLAC Merger Sub was incorporated in Delaware on September 26, 2025 solely for the purpose of effectuating the Business Combination described herein. MLAC Merger Sub has no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole director of MLAC Merger Sub is Gerald Bartholomew Smith and the sole shareholder of MLAC Merger Sub is Pubco. In connection with the consummation of the Business Combination, MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco, and the MLAC shareholders will receive one share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such shareholder. Each holder of MLAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder.

The mailing address of MLAC Merger Sub’s registered office is 251, Little Falls Drive, Wilmington, County of New Castle, 19808, State of Delaware.

Company Merger Sub

Company Merger Sub was incorporated as a limited liability company organized under the laws of Delaware on September 26, 2025, solely for the purpose of effectuating the Business Combination described herein. Company Merger Sub has no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole member of Company Merger Sub is Pubco. In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Pubco.

The mailing address of Company Merger Sub’s registered office is 251, Little Falls Drive, Wilmington, County of New Castle, 19808, State of Delaware.

Company

The Company is a newly formed company that will be focused exclusively on AVAX-related business lines. The Company was formed as a Delaware limited liability company on August 20, 2025, solely for the purpose of effectuating the Business Combination described herein.

On October 1, 2025, (i) the Company Unit Investors, in accordance with the provisions of the Company Unit Subscription Agreements agreed to purchase, payable in cash, USDC or AVAX, and the Company agreed to issue and sell, approximately $216 million worth of Company Units; and (ii) the Funds, in accordance with the provisions of the Contribution Agreement, performed the Dragonfly Contribution and received as consideration a total number of 5,805,638 Company Units.

Prior to the consummation of the Business Combination, the members are Seller, Mr. Gerald Bartholomew Smith, and the Company Unit Investors.

In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Pubco.

The registered office of the Company is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808 and the telephone number is 800-927-9800.

For more information about the Company, see “Information Related to the Company.”

Seller

Seller was incorporated as a limited liability company organized under the laws of Delaware on July 18, 2018.

At the date hereof, the sole manager of Seller is Haseeb Ahmad Qureshi, and the sole member of Seller is Dragonfly Management Limited.

Transactions

The Business Combination Agreement

On October 1, 2025, MLAC, Pubco, the Pubco Subsidiaries, the Company and Seller entered into the Business Combination Agreement. On January 13, 2026, and on March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered amendments to the Business Combination Agreement, in each case effective as of October 1, 2025.

Astral is a Delaware limited partnership whose general partner is Astral Horizon GP, LLC. The limited partners of Astral are certain senior managers and employees of the Seller and the general partners of the DVs. Astral Horizon GP, LLC is managed by some of the same individuals who serve as the managers of the general partners of the DVs. Accordingly, Astral is a related party to the Seller Related Parties by virtue of common management and overlapping ownership among their respective principals. The 4,000,000 newly issued Pubco Class A Stock Astral is entitled to receive as additional consideration for the Company Merger (the “Additional Merger Consideration Shares”) are being issued to Astral in consideration for advisory and strategic services provided by Astral’s limited partners in connection with the structuring and execution of the Business Combination and the establishment of Pubco. Such services included, but were not limited to:

(i)	Executive Recruitment: Astral’s limited partners assisted in identifying, evaluating, and recruiting the Chief Executive Officer of Pubco; and
(ii)

Tax and Corporate Structuring Advisory: Astral’s limited partners provided strategic advice regarding aspects of the tax and corporate structuring of the Business Combination and post-Closing operations of Pubco.

Consequently, (i) on January 13, 2026, the Parties entered into the First Amendment to the Business Combination Agreement, pursuant to which, inter alia, the 4,000,000 Additional Merger Consideration Shares (i.e., the 2,000,000 Astral Post-Closing Shares and the 2,000,000 Astral Earnout Shares) will be issued, on the Company Merger Effective Date, to Astral (the Astral Earnout Shares being held in escrow for the Escrow Period only to be released in accordance with the Astral Escrow Agreement), and (ii) on March 17, 2026, the Parties entered into the Second Amendment to the Business Combination Agreement, pursuant to which the issuance by Pubco to Astral of the 2,000,000 Astral Post-Closing Shares will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such MLAC Shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger, (ii) Seller Related Parties receiving one (1) share of Pubco Class A Stock and one (1) share of Pubco Class B Stock for each Company Unit held and (iii) Astral receiving the Additional Merger Consideration Shares, as follows: (i) 2,000,000 shares of Pubco Class A Stock (the “Astral Escrow Shares”) will be issued at the Company Merger Effective Time and deposited into an escrow account with the Trustee (or another escrow agent reasonably acceptable to Seller and Pubco) (the “Astral Escrow Account”), and (ii) 2,000,000 shares of Pubco Class A Stock (the “Astral Post-Closing Shares”) will be issued and deposited into Astral’s security account on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

The Astral Escrow Shares will be released in tranches, all as provided in the Business Combination Agreement and the escrow agreement that will be entered into by and between Seller, Pubco and the escrow agent in a form to be mutually agreed upon by the parties prior to the Closing (the “Astral Escrow Agreement”). In particular, the Astral Escrow Shares will (i) vest and be released to

Astral upon the achievement of one or more Triggering Events (as defined under the Business Combination Agreement) or the occurrence of a Change in Control, and/or (ii) be transferred to Pubco in the event that, within the earn out period ending on the fifth (5th) anniversary of the Closing Date, all of the Triggering Events have not been achieved by Pubco and a Change in Control has not occured.

In particular, pursuant to the Business Combination Agreement the Astral Earnout Shares will vest and be released from the Astral Escrow Account to Astral, in the amounts specified below, upon Pubco meeting the following price milestones: (i) on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share (“Triggering Event I”), 666,667 shares of Pubco Class A Stock; (ii) on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share (“Triggering Event II”), 666,667 shares of Pubco Class A Stock; and (iii) on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share (“Triggering Event III,” and together with Triggering Event I and Triggering Event II, the “Triggering Events” and each a “Triggering Event”), 666,666 shares of Pubco Class A Stock.

For more information about the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Related Agreements

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, Seller, the Company, Pubco, the Foundation entered into the Contribution Agreement, pursuant to which, on the date of the Business Combination Agreement, (i) the Foundation agreed to perform the Foundation Transaction on the terms and subject to the conditions set forth in the Token Sale Agreement and (ii) Seller agreed to perform the Dragonfly Contribution by contributing, directly or indirectly through the Funds, 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 Company Units.

In addition to the above, the Contribution Agreement also contains certain covenants of the parties, including inter alia:

(i)Outreach and Management. Seller has agreed to identify and engage potential acquisition targets, additional Advisory Board members, co-asset managers, and prospective management team members for the Company. In addition, the parties have identified Mr. Gerald Bartholomew Smith as the Chief Executive Officer of the Company.

(ii)Exclusivity and the Company’s Right of First Refusal. For a period of eighteen (18) months commencing on the date of the Business Combination Agreement, (a) the Foundation agreed not to directly or indirectly enter into any binding agreement to enter into a “Competing Transaction” (as defined in the Contribution Agreement); and (b) the Company will have a right of first refusal with respect to any proposed sale, that is not a Competing Transaction, by the Foundation of AVAX in one single transaction or a series of related transactions (other than any sales to a bona fide person or entity entering into an arrangement with a Foundation entity to acquire or utilize AVAX in connection with a strategic, business or operational purpose, not, to purchase AVAX primarily for investment, capital markets related or market making purposes) with an aggregate value exceeding $75 million at a price representing a discount greater than 30% (based on the then-current/weighted 30-day trailing market price of AVAX), subject to specified notice, timing, acceptance procedures, and specific exemptions. This right of first refusal will terminate automatically if the Company fails to list on a U.S. national securities exchange by April 30, 2026, with at least $300 million in AVAX assets and $100 million in cash or cash equivalents.

(iii)Board Representation. For a period of five (5) years following the Closing Date (period that may be extended upon the occurrence of certain conditions), the Foundation will be entitled to designate one (1) individual for appointment to the board of directors of Pubco.

(iv)Foundation Right of First Refusal. For a period of five (5) years commencing on the date of the Business Combination Agreement, the Foundation will have a right of first refusal with respect to any proposed sale by the Company of Foundation

Tokens in one or more related transactions with an aggregate value exceeding $1 million, subject to specified notice, timing and acceptance procedures.

(v)Tokenization. The Company and Pubco have agreed that any issuance, sale or distribution of crypto assets relating to their respective shares, assets or any network, protocol or application developed by or on their behalf will be conducted exclusively on the Avalanche Network.

The Contribution Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of Seller, the Company, Pubco, the Foundation; or (b) by the Foundation, if the Transaction fails to close or Pubco fails to list on a U.S. national stock exchange by September 30, 2026, in each case with assets of at least $300 million in AVAX plus $100 million in cash or cash equivalents. If the Business Combination Agreement is terminated, the Contribution Agreement shall automatically terminate.

If the Contribution Agreement is terminated, it and the Token Sale Agreement will become void and of no further force and effect, and the Foundation AVAX sold by the Foundation to the Company under the Foundation Transaction and the AVAX contributed by the Funds to the Company under the Dragonfly Contribution will be returned to the Foundation and the Funds, respectively, in the same form in which they were sold or contributed, and any consideration received by the Foundation or the Funds will be returned to the Company.

For more information about the Contribution Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Contribution Agreement.” A copy of the Contribution Agreement is attached to this proxy statement/prospectus as Annex E.

Token Sale Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Token Sale Agreement, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to perform the Foundation Transaction by selling $200 million of AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount, $50 million in cash or USDC and $30 million in the form of up to 3,000,000 Pubco Class A Stock.

For more information about the Token Sale Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Token Sale Agreement.” A copy of the Token Sale Agreement is attached to this proxy statement/prospectus as Annex D.

Astral Escrow Agreement

In accordance with the provisions of the Business Combination Agreement, at Closing Astral, Pubco and the Seller shall enter into the Astral Escrow Agreement with Continental Transfer & Trust Company, as escrow agent. The Astral Escrow Agreement will set forth the terms and conditions of the Astral Escrow Account.

Pursuant to the Astral Escrow Agreement, Astral will deposit, at Closing, in the Astral Escrow Account 2,000,000 of the 4,000,000 Pubco Class A Stock issued to Astral as Astral Earnout Shares and will manage the Astral Escrow Account and release, in one or more tranches, the Astral Earnout Shares to Astral and/or Pubco in accordance with the provisions of the Business Combination Agreement.

For more information about the Astral Escrow Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Astral Escrow Agreement.”

Sponsor Escrow Agreement

In accordance with the provisions of the Sponsor Support Agreement, at Closing the Sponsor, Pubco and the Seller shall enter into the Sponsor Escrow Agreement with Continental Stock Transfer & Trust Company, as escrow agent. The Sponsor Escrow Agreement will set forth the terms and conditions of the Sponsor Escrow Account.

Pursuant to the Sponsor Escrow Agreement, the Sponsor will deposit, at Closing, in the Sponsor Escrow Account 1,600,000 of the 2,800,000 Pubco Class A Stock issued to Sponsor as Sponsor Earnout Shares and will manage the Sponsor Escrow Account and release, in one or more tranches, the Sponsor Earnout Shares to the Sponsor and/or Pubco in accordance with the provisions of the Sponsor Support Agreement.

The Sponsor Escrow Shares will be released in tranches, all as provided in the Sponsor Support Agreement (as described below) and the Sponsor Escrow Agreement. In particular, the Sponsor Escrow Shares will (i) vest and be released to Sponsor upon the achievement of one or more Triggering Events (as defined below) or the occurrence of a Change in Control, and/or (ii) be transferred to Pubco in the event that, within the earn out period ending on the fifth (5th) anniversary of the Closing Date, all of the Triggering Events have not been achieved by Pubco and a Change in Control has not occured.

For more information about the Sponsor Escrow Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Sponsor Escrow Agreement.”

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Ordinary Shares in favor of the Business Combination Agreement and the Transactions and each of the MLAC Shareholder Approval Matters, (ii) to vote its MLAC Ordinary Shares against (a) any Acquisition Proposal, (b) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MLAC (other than the Transactions), (c) any change in the business of MLAC and (d) any proposal, action or agreement involving MLAC that would or would reasonably be expected to jeopardize the Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions, (iv) subject to and conditioned upon the consummation of the MLAC Merger, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares held by Sponsor converting into MLAC Class A Ordinary Shares on a greater than one-for- one basis, (v) to deliver to MLAC for cancellation 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares immediately prior to the MLAC Merger Effective Time, (vi) to effect certain security cancellations and deposit 1,600,000 Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing (the “Sponsor Escrow Shares”) and (vii) subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC, Pubco and the Company or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

Pursuant to the Sponsor Support Agreement the Sponsor Earnout Shares will vest and be released from the Sponsor Escrow Account to the Sponsor in the amounts specified as follows: (i) upon the occurrence of Triggering Event I, 533,333 shares of Pubco Class A Stock; (ii) upon the occurrence of Triggering Event II, 533,333 shares of Pubco Class A Stock; and (iii) upon the occurrence of Triggering Event III, 533,334 shares of Pubco Class A Stock.

Further, pursuant to the Sponsor Support Agreement, the parties agreed that prior to the Closing they would enter into an amendment to the Insider Letter, to amend certain terms relating to transfer restrictions applicable to the shares held by the Sponsor.

For more information about the Sponsor Support Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Sponsor Support Agreement.”

Company Unit Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by the Per Unit Price. For more information about the Company Unit Subscription Agreements, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — The Company Unit Subscription Agreements.”

Lock-Up Agreement

Concurrently with the Closing, (i) MLAC, Sponsor, and the MLAC Insiders will enter into with Pubco the Sponsor Lock-Up Agreement and (ii) the Funds, Astral as well as certain other holders of shares of Pubco Stock will also enter into with Pubco Seller Lock-Up Agreements in substantially the same form as the Sponsor Lock-Up Agreement, pursuant to which, in each case, such parties will agree that the shares of Pubco Class A Stock received by them in connection with the Business Combination, amounting to approximately 10,605,638 shares of Pubco Class A Stock, and any other securities convertible into or exercisable or exchangeable for Pubco Stock, will be subject to transfer restrictions, subject to certain customary exceptions.

Under the Lock-Up Agreements, the above-mentioned shares will be subject to transfer restrictions until the earlier of (i) the Anniversary Release (i.e., 180 days following the date of the Closing); provided, that if the VWAP of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day, and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Pubco shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property.

For more information about the Lock-Up Agreements please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Lock-Up Agreements.” Copy of the form Lock-Up Agreements is attached to the Business Combination Agreement under Exhibit D.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, MLAC, the Sponsor, Seller, the Foundation and certain securityholders shall enter into an amended and restated registration rights agreement, which will add Pubco as a party (the “Amended and Restated Registration Rights Agreement”), and which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, including the Sponsor, Seller and the Foundation subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede MLAC’s existing registration rights agreement in its entirety. Pubco estimates that up to approximately 15,605,638 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 25% of the total issued and outstanding shares of Pubco Class A Stock following the Transactions, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements.

Agreements with PJT and Barclays

Pursuant to the Private Placement Engagement Letter, AVAT engaged PJT and Barclays to provide certain capital markets advisory services and to act as exclusive placement agents for the Company Unit Subscription. Pursuant to the Private Placement Engagement Letter, for the services provided thereto, PJT and Barclays will receive a cash fee at the Closing which is equal to 5.5% of the aggregate gross cash proceeds from the sale of equity or equity-linked securities of AVAT to institutional accounts, with such placement fee split equally between PJT and Barclays. Additionally, if the Company sells any equity or equity-linked securities of AVAT (or securities of the same or a similar class) within twelve (12) months following any termination of the Private Placement Engagement Letter, then the Company will pay to PJT and Barclays a fee at the closing that is equal to the fee which would have been payable to PJT and Barclays if the closing occurred during the term of the appointment. PJT and Barclays are entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Private Placement Engagement Letter.

Pursuant to the Financial Advisor Engagement Letter, AVAT engaged PJT to act as its exclusive financial advisor in connection with the Business Combination, and PJT agreed to perform customary financial advisory services. For its services under the Financial Advisor Engagement Letter, PJT will receive a customary advisory fee payable in cash promptly at, and conditional upon, the Closing.

PJT is entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Financial Advisor Engagement Letter.

For more information about the Agreements with PJT and Barclays, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Agreements with PJT and Barclays”

Merger Consideration

As consideration for the Company Merger:

(1)

each Company Member other than Seller Related Parties shall be entitled to receive from Pubco one (1) share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time;

(2)	each Seller Related Party shall be entitled to receive from Pubco, for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time:
•	one (1) share of Pubco Class A Stock; and
•	one (1) share of Pubco Class B Stock;
(3)

Astral shall be entitled to receive 4,000,000 newly issued Pubco Class A Stock as Additional Merger Consideration Shares, out of which (i) 2,000,000 shares of Pubco Class A Stock will be deposited, upon the Closing, into the Astral Escrow Account, and will be released in tranches, all as provided in the Business Combination Agreement and the Astral Escrow Agreement, and (ii) 2,000,000 shares of Pubco Class A Stock will and delivered on the thirtieth (30th) calendar day following the Closing Date; and

(4)	all of the issued and outstanding Company Merger Sub Membership Interests shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary (i.e., the Company).

At the Company Merger Effective Time and by virtue of the Mergers, all of the shares of Pubco Stock issued and outstanding immediately prior to the MLAC Merger Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment therefor.

For more information about the Astral Earnout Shares please see the section entitled “The Business Combination Proposal — Business Combination Agreement.”

By virtue of the MLAC Merger:

(1)

immediately prior to the MLAC Merger Effective Time, (i) each MLAC Unit issued and outstanding immediately prior to the MLAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically subject to the Unit Separation with the holder thereof being deemed to hold one (1) MLAC Class A Ordinary Share and one (1) MLAC Right; and (ii) the MLAC Class A Ordinary Shares (other than the shares in respect of which its holder has validly exercised its right of redemption) and MLAC Right underlying the MLAC Unit held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of limbs (2)(i) and (2)(ii) respectively;

(2)	at the MLAC Merger Effective Time:
(i)

each issued and outstanding MLAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the MLAC Right had been converted upon the consummation of a Business Combination in accordance with MLAC’s Organizational Documents, the MLAC IPO Prospectus and the MLAC Rights Agreement into MLAC Class A Ordinary Shares, but for such purposes treating it as if (a) such Business Combination had occurred immediately prior to the MLAC Merger Effective Time and (b) the MLAC

Class A Ordinary Shares issued upon conversion of the MLAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with the provisions of limb (2)(ii). At the MLAC Merger Effective Time, the MLAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(ii)

each issued and outstanding MLAC Class A Ordinary Share (other than (x) treasury shares and (y) shares in respect of which its holder has validly exercised its right of redemption) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class A Ordinary Shares (other than the treasury shares) shall cease to be outstanding and shall automatically be canceled and shall cease to exist;

(iii)

each MLAC Class B Ordinary Share issued and outstanding immediately prior to the MLAC Merger Effective Time that has not been forfeited in accordance with the Sponsor Support Agreement (other than treasury shares) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iv)

Pursuant to the Sponsor Support Agreement 1,600,000 of the 2,800,000 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 2,800,000 MLAC Class B Ordinary Share held by the Sponsor shall be deposited, upon the Closing, into an escrow account with Continental Stock Transfer and Trust Company, and will be released in tranches, all as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement. For more information about the Sponsor Earnout Shares please see the section entitled “The Business Combination Proposal — Other Transaction Agreement — Sponsor Support Agreement”; and

(v)

each issued and outstanding MLAC Merger Sub Membership Interest shall be converted into an equal number of ordinary shares, par value $0.0001, of the MLAC Surviving Subsidiary,with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the MLAC Surviving Subsidiary.

At the MLAC Merger Effective Time, each issued and outstanding Public Share in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the MLAC Memorandum and Articles will be canceled, and those MLAC Shareholders will only have the right to receive a pro rata share of the redemption amount.

If there are any MLAC Ordinary Shares that are owned by MLAC as treasury shares, such treasury shares will be automatically canceled without any conversion thereof or payment therefor.

For illustrative purposes, based on funds in the Trust Account of approximately $241.2 million as of December 31, 2025 and $244.2 million as of May 4, 2026, the estimated per share redemption prices would have been approximately $10.49 per share and $10.62 per share, respectively (including interest earned on the funds held in the Trust Account but less taxes payable). As of December 31, 2025 and May 4, approximately 36.5% and 19.4%, respectively, of the AVAX holdings of AVAT were unlocked and unstaked, available to be liquidated as needed to fund transaction or other operating expenses.

Ownership of Pubco After the Transactions

Upon the completion of the Business Combination, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, (i) Public Shareholders (including MLAC Right Holders) will own approximately 41.8% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 35.7% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 4.6% of the issued and outstanding shares of Pubco Class A Stock, out of which the Sponsor Earnout Shares will represent approximately 2.6% of the issued and outstanding shares of Pubco Class A Stock, (iv) Seller Related Parties will own approximately 9.6% of the issued and outstanding shares of Pubco Class A Stock and 100% of the issued and outstanding shares of Pubco Class B Stock, (v) Astral will own approximately 3.3% of the issued and outstanding shares of Pubco Class A Stock, out of which the Astral Post-Closing Shares will represent approximately 3.3% of the issued and outstanding shares of Pubco Class A Stock and (vi) the Foundation will own approximately 5.0% of the issued and outstanding shares of Pubco Class A Stock. Each holder of shares of Pubco Class A Stock will have no voting rights, except (i) as required by the DGCL or (ii) on any matter that adversely affects them relative to holders of any other class of stock of Pubco, until all shares of Pubco Class B Stock are canceled. Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights. Each holder of shares of Pubco Class B Stock will be entitled to one vote for each share of Pubco Class B Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. See “Risk Factors — Seller, whose interests may conflict with yours, can individually exercise significant influence over Pubco. You will have no voting rights of Pubco Class A Stock except as required by the DGCL and the concentrated ownership of Pubco Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the DGCL will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and that may adversely affect the trading price of Pubco Class A Stock.”

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Class A Stock held by the Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Class A Stock held by the Company Unit Investors, the Sponsor, Seller Related Parties, Astral, and the Foundation each increase relative to the percentage held if none of the Public Shares are redeemed unless the Class A Pubco Stock cease to be nonvoting securities, in which case, the Foundation’s percentage ownership will decrease relative to the percentage held if none of the Public Shares are redeemed and the Foundation will receive a number of pre-funded warrants convertible into Pubco Class A Stock in accordance with the Token Sale Agreement, the Contribution Agreement and the Foundation warrant agreement so that its beneficial ownership in Pubco does not exceed the Maximum Percentage.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming No Redemptions by Public Shareholders, 25% Redemptions by Public Shareholders (5,727,000 MLAC Class A Ordinary Shares are redeemed by Public Shareholders), 50% Redemptions by Public Shareholders (11,452,023 MLAC Class A Ordinary Shares are redeemed by Public Shareholders), 75% Redemptions by Public Shareholders (17,178,034 MLAC Class A Ordinary Shares are redeemed by Public Shareholders) and Maximum Redemptions by Public Shareholders (22,904,656 MLAC Class A Ordinary Shares are redeemed by Public Shareholders). If any of these assumptions are not correct, these percentages will be different.

Potential ownership of issued and outstanding shares of Pubco Class A Stock upon Closing:

	No Redemptions		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
Pubco Stockholders	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)	25,300,000	41.8	19,573,629	35.7	13,847,258	28.3	8,120,887	18.8	2,394,516	6.4
Company Unit Investors(2)	21,563,032	35.7	21,563,032	39.4	21,563,032	44.0	21,563,032	49.8	21,563,032	57.3
Sponsor and Affiliates(3)	2,800,000	4.6	2,800,000	5.1	2,800,000	5.7	2,800,000	6.5	2,800,000	7.5
Seller Related Parties(2)(4)	5,805,638	9.6	5,805,638	10.6	5,805,638	11.8	5,805,638	13.4	5,805,638	15.5
Astral(5)	2,000,000	3.3	2,000,000	3.7	2,000,000	4.1	2,000,000	4.6	2,000,000	5.3
Foundation(6)	3,000,000	5.0	3,000,000	5.5	3,000,000	6.1	3,000,000	6.9	3,000,000	8.0
Total	60,468,670	100.0	54,742,299	100.0	49,015,928	100.0	43,289,557	100.0	37,563,186	100.0
(1)	Includes 2,300,000 MLAC Right Holder shares.
(2)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.
(3)	Includes the 1,600,000 Sponsor Earnout Shares.
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 of Pubco Class A stock will be issued to the Foundation to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

Dilution per share to Public Shareholders is determined by MLAC’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the MLAC IPO as set forth as follows under the five redemption scenarios:

	Assuming	Assuming	Assuming	Assuming	Assuming
	No	25%	50%	75%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
Public Shares	23,000,000	17,273,629	11,547,258	5,820,887	94,516
MLAC Founder Shares	7,187,500	7,187,500	7,187,500	7,187,500	7,187,500
MLAC Private Placement Shares	495,000	495,000	495,000	495,000	495,000
MLAC Representative Private Placement Shares	310,000	310,000	310,000	310,000	310,000
Total MLAC Ordinary Shares outstanding as of December 31, 2025	30,992,500	25,266,129	19,539,758	13,813,387	8,087,016
NTBV(1) as of December 31, 2025	(734,770)	(734,770)	(734,770)	(734,770)	(734,770)
Adjusted for:
MLAC shares underlying public rights	2,300,000	2,300,000	2,300,000	2,300,000	2,300,000
MLAC Private Placement Shares to be surrendered by the Sponsor	(495,000)	(495,000)	(495,000)	(495,000)	(495,000)
MLAC Private Placement Shares to be surrendered by BTIG	(310,000)	(310,000)	(310,000)	(310,000)	(310,000)
MLAC Class B Ordinary Shares to be surrendered by the Sponsor	(4,387,500)	(4,387,500)	(4,387,500)	(4,387,500)	(4,387,500)
Total MLAC Ordinary Shares outstanding as of December 31, 2025, as adjusted	28,100,000	22,373,629	16,647,258	10,920,887	5,194,516
NTBV as of December 31, 2025(1)	(734,770)	(734,770)	(734,770)	(734,770)	(734,770)
Adjusted for(2):
Reclassification of MLAC Class A Ordinary Shares subject to redemption to equity	243,344,159	182,758,118	121,172,078	61,586,037	1,000,000
Transaction expenses to be paid by MLAC	(1,325,978)	(1,325,978)	(1,325,978)	(1,325,978)	(1,325,978)
NTBV as of December 31, 2025, as adjusted	241,283,411	180,697,370	120,111,330	59,525,289	(1,060,748)
NTBV per share as of December 31, 2025, as adjusted	$8.59	$8.08	$7.22	$5.45	$(0.20)
Dilution(3)	$1.41	$1.92	$2.78	$4.55	$10.20
(1)	NTBV is calculated as total assets minus total liabilities and MLAC Class A Ordinary Shares subject to redemption as of December 31, 2025.

(2)

NTBV is adjusted for (i) payments from the Trust Account at different levels of redemptions to Public Shareholders at the $10.55 per share redemption price as of February 28, 2026; (ii) transaction costs that have not been recorded on MLAC’s financial statements as of December 31, 2025; and (iii) the portion of the deferred underwriter fee to be forfeited by BTIG, which will have an impact on the calculation of NTBV upon the Closing.

(3)	Dilution is calculated by subtracting the NTBV per share as of December 31, 2025, as adjusted, from the $10.00 MLAC IPO per share price for the Public Shares.

MLAC issued the Public Shares in the MLAC IPO at $10.00 per share. After giving effect to the issuance of the 23,000,000 Public Shares in the MLAC IPO and the 310,000 MLAC Private Placement Shares issued to BTIG in the MLAC Private Placement, which remain issued and outstanding, there were 23,310,000 MLAC Class A Ordinary Shares issued and outstanding.

In connection with the Business Combination, assuming its consummation in accordance with the Business Combination Agreement, immediately after the Closing, Pubco is expected to have outstanding 60,468,670 shares of Pubco Class A Stock, including (i) 3,000,000 Pubco Class A Stock to be issued to the Foundation pursuant to the Foundation Transaction, (ii) 5,805,638 Pubco Class A Stock to be issued to the Seller Related Parties pursuant to the Seller Related Parties receiving one share of Pubco Class A Stock for each Company Unit held, (iii) 2,000,000 Pubco Class A Stock to be issued to Astral as additional consideration for the Company Merger, (iv) 2,800,000 Pubco Class A Stock to be issued to the Sponsor and Affiliates in exchange for MLAC Founder Shares, (v) 25,300,000 Pubco Class A Stock to be issued pursuant to each Public Shareholder receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such shareholder, including 2,300,000 shares underlying the MLAC Public Rights, and (vi) 21,563,032 shares of Pubco Class A Stock to be issued in connection with the Company Unit Investors receiving one share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger. These shares outstanding also assume, among other things, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 60,468,670 total shares of Pubco Class A Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of Public Shares prior to the Closing, MLAC valuation is based on the $10.00 issuance price per Public Share in the MLAC IPO and is therefore calculated as $10.00 (MLAC per share MLAC IPO price) multiplied by 60,468,670 shares, or $604,686,700. The following table illustrates the valuation at the $10.00 issuance price per share in the MLAC IPO for each redemption scenario:

	Assuming	Assuming	Assuming	Assuming	Assuming
	No	25%	50%	75%	Maximum
	Redemptions	Redemptions	Redemptions	Redemptions	Redemptions
Public Shares outstanding post Business Combination	25,300,000	19,573,629	13,847,258	8,120,887	2,394,516
Company Unit Investor shares outstanding post Business Combination(1)	21,563,032	21,563,032	21,563,032	21,563,032	21,563,032
Sponsor and Affiliates shares outstanding post Business Combination(2)	2,800,000	2,800,000	2,800,000	2,800,000	2,800,000
Seller Related Parties shares outstanding post Business Combination(3)	5,805,638	5,805,638	5,805,638	5,805,638	5,805,638
Astral shares outstanding post Business Combination(4)	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Foundation shares outstanding post Business Combination(5)	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
Total shares outstanding post Business Combination	60,468,670	54,742,299	49,015,928	43,289,557	37,563,186
Total valuation based on $10.00 issuance price per share in the MLAC IPO	$604,686,700	$547,422,990	$490,159,280	$432,895,570	$375,631,860
(1)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.

(2)

Includes 2,800,000 MLAC Founder Shares (including the 1,600,000 Sponsor Earnout Shares) (after accounting for the surrender of 4,387,500 MLAC Founder Shares by the Sponsor, the surrender of 495,000 Private Placement Shares held by the Sponsor, and the surrender of 310,000 Private Placement Shares held by BTIG).

(3)	Includes the 2,547,252 Company Units issued to Dragonfly Ventures L.P., 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(4)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(5)

Up to 3,000,000 of Pubco Class A stock will be issued to the Foundation to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Class A Stock will not be below the offering price in the MLAC IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 30,992,500 MLAC Ordinary Shares outstanding on December 31, 2025.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing and that no Adjustment Units are issued.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Class A Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Transactions

The following simplified diagrams illustrate the ownership structures of MLAC, Pubco and the Company before the consummation of the Transactions:

MLAC

Pubco, the Pubco Subsidiaries and the Company

Following the Transactions

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Transactions. The percentage ownerships of shares of Pubco Class A Stock and Pubco Class B Stock are presented assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination:

Board of Directors and Executive Officers of Pubco Following the Transactions

As of the date of this proxy statement/prospectus, the directors of Pubco are Robert Hadick and Gerald Bartholomew Smith. Effective as of Closing, the current directors of Pubco will remain as directors of Pubco.

Effective as of the Closing, the Pubco Board will consist of one (1) or more members, each of whom shall be a natural person.

In addition to the current directors of Pubco who will remain as directors of Pubco, the following individuals will be nominated for election to the Pubco Board immediately following Closing:

a)Paul Grinberg

b)Sarkees John Nahas

All members of the Pubco Board shall be elected for a one-year term and may be re-elected for successive terms.

Immediately following Closing, the executive officers of Pubco will be as follows:

Name	Age	Position
Gerald Bartholomew Smith	49	Chief Executive Officer, Director
Laine Mihalchick Moljo	40	Chief Operating Officer
Sean Ostrower	40	Chief Financial Officer

For more information, see the sections of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Date, Time and Place of the Extraordinary General Meeting in lieu of an Annual General Meeting of MLAC Shareholders

The Meeting will be held on        , 2026 at          , Eastern Time, at 1345 Avenue of the Americas, New York, NY 10105 and virtually via live webcast on the Internet at https://www.cstproxy.com/mountainlakeacquisition/2026. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/mountainlakeacquisition/2026.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Voting Power; Record Date

MLAC Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned MLAC Ordinary Shares at the close of business on        , 2026, which is the Record Date for the Meeting. MLAC Shareholders are entitled to one vote at the Meeting for each MLAC Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 30,992,500 MLAC Ordinary Shares issued and outstanding, consisting of 23,805,000 MLAC Class A Ordinary Shares and 7,187,500 MLAC Class B Ordinary Shares. Of these shares, 23,000,000 were Public Shares.

Quorum and Vote of MLAC Shareholders

A quorum of MLAC Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of one-third of the then issued and outstanding MLAC Ordinary Shares (whether in person or by proxy). As of the Record Date, MLAC Shareholders holding 10,330,834 MLAC Ordinary Shares would be required to achieve a quorum at the Meeting without the MLAC Ordinary Shares held by the Sponsor. In addition to the MLAC Ordinary Shares held by the Sponsor, which represent approximately 24.8% of the issued and outstanding MLAC Ordinary Shares, MLAC will need MLAC Shareholders holding 2,648,334 MLAC Ordinary Shares, or 11.5%, of the 23,000,000 Public Shares represented in person or by proxy at the Meeting to hold a valid quorum.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution of MLAC Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, the Merger Proposal requires a special resolution of MLAC Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). MLAC Shareholders are also being asked to approve by way of ordinary resolutions, on a non-binding advisory basis, each of the Domestication and Organizational Documents Proposals. Although the MLAC Board is asking MLAC Shareholders to approve each of the Domestication and Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Domestication and Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Business Combination Proposal and the Merger Proposal are approved.

Assuming a quorum is established, an MLAC Shareholder’s failure to vote by proxy or to vote in person (including virtually) at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

Redemption Rights

Pursuant to the MLAC Memorandum and Articles, Public Shareholders may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (net of taxes payable), by (b) the total number of the then issued and outstanding Public Shares. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $244.2 million as of May 4, 2026, this would have amounted to approximately $10.62 per share (including interest earned on the funds held in the Trust Account but less taxes payable). Public Shareholders may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Meeting and whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, the MLAC Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the Public Shares in the aggregate, without the prior consent of MLAC.

If a Public Shareholder exercises its redemption rights, then such Public Shareholder will be exchanging its Public Shares for cash and will not receive shares of Pubco Class A Stock upon consummation of the Business Combination. Such a Public Shareholder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST in accordance with the procedures described herein. See the section titled “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. In connection with the MLAC IPO, the Sponsor and its Affiliates agreed to waive any redemption rights with respect to any MLAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and its Affiliates did not receive separate consideration for the waiver.

Appraisal Rights

MLAC Shareholders do not have appraisal rights in connection with the Business Combination under the DGCL or the Cayman Act.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. MLAC has engaged Sodali & Co as the proxy solicitor to assist in the solicitation of proxies. If an MLAC Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. An MLAC Shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy or attending and voting, virtually via the live webcast or in person, during the Meeting as described in the section of this proxy statement/prospectus titled “Extraordinary General Meeting of MLAC Shareholders — Revoking Your Proxy.”

Interests of the Sponsor and its Affiliates in the Business Combination

When Public Shareholders consider the recommendation of the MLAC Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and its Affiliates have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as an MLAC Shareholder. These interests include, among other things:

•	the Sponsor paid $25,000 for the 7,187,500 MLAC Class B Ordinary Shares. Of these amounts, contemporaneously with the consummation of the Business Combination, the Sponsor shall submit for cancellation 4,387,500 MLAC Class B Ordinary Shares, as a result, the Sponsor will retain the Retained Sponsor Shares. If the Business Combination or another MLAC initial business combination is not consummated by June 16, 2026 (or such other date as approved by the MLAC Shareholders), MLAC will cease all operations except for the purpose of winding up. In such event, the 2,800,000 Retained Sponsor Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter and the Sponsor Lock-Up Agreement, the Retained Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Retained Sponsor Shares are not transferable until the earlier of (A) the Anniversary Release; provided that, if the VWAP of the shares of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days after Closing, then the Anniversary Release will be deemed to occur at 11:59 p.m. (New York City time) on such 20th consecutive trading day, or (B) subsequent to MLAC’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties. (The Sponsor may, on or before the Closing of the Business Combination, distribute some or all of the Retained Sponsor Shares held by it and such distributed Retained Sponsor Shares may be released from lock-up restrictions in connection with applicable stock exchange listing requirements.) In this regard, while the Retained Sponsor Shares are not the same as the MLAC Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the MLAC Class A Ordinary Shares, and may become worthless if MLAC does not complete a business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the aggregate value of the 2,800,000 Retained Sponsor Shares owned by the Sponsor is estimated to be approximately $29.62 million, assuming the per share value of the Retained Sponsor Shares is the same as the $10.58 closing price of the MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	the Sponsor has agreed that the 1,600,000 shares of Pubco Class A Stock to be issued to the Sponsor (of the total 2,800,000 Retained Sponsor Shares it will hold), will be held in escrow during the Earnout Period, subject to early release upon certain price-based Triggering Events. Additionally, any Retained Sponsor Shares that are released from escrow shall not be sold or transferred until the Anniversary Release;
•	the 495,000 MLAC Private Placement Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be forfeited immediately prior to the closing pursuant to the Sponsor Support Agreement. The Sponsor purchased the MLAC Private Placement Shares at an aggregate purchase price of $4,950,000, or $10.00 per unit, in the Private Placement consummated simultaneously with the MLAC IPO. The aggregate value of the 495,000 MLAC Private Placement Shares held by the Sponsor is estimated to be approximately $5.24 million, assuming the per unit value of the MLAC Private Placement Shares is the same as the $10.58 closing price of the MLAC Class Ordinary Shares on Nasdaq on May 5, 2026;
•	if the proposed Business Combination is consummated, immediately after the Closing the Sponsor and its Affiliates are anticipated to hold 4.9% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and assuming, among other assumptions further described in aforementioned sections of this proxy statement/ prospectus, no redemptions of Public Shares and no conversion of public share rights or private share rights prior to or in connection with the proposed Business Combination;
•	based on the difference in the effective purchase price of $0.003 per share paid for the MLAC Class B Ordinary Shares, as compared to the purchase price of $10.00 per Unit sold in the MLAC IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the MLAC Units in the MLAC IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;
•	if, prior to the Closing, the Sponsor provides working capital loans to MLAC, up to $1,500,000 of which may be convertible into MLAC Private Placement Shares at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and MLAC is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;
•	unless MLAC consummates an initial business combination, it is possible that MLAC’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, MLAC’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to MLAC for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, MLAC’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);
•	if the Trust Account is liquidated, including in the event MLAC is unable to complete an initial business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the Sponsor has agreed that it will be liable to MLAC, if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors) or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets less taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MLAC’s indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act;
•	the Sponsor and its Affiliates may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
•	MLAC agreed to pay Paul Grinberg (“Mr. Grinberg”), MLAC’s Chairman and Chief Executive Officer and Douglas Horlick, MLAC’s President and Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC, until the earlier to occur of the completion of MLAC’s initial business combination or its liquidation. As of December 31, 2025, MLAC has incurred and paid an expense of $240,000 of such fee; and
•	MLAC’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for MLAC’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, MLAC’s officers and directors may not receive this tail insurance coverage.
•	the anticipated election of Mr. Grinberg, MLAC’s Chairman and Chief Executive Officer, as director of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.
•	in addition to the interests of the Sponsor and its Affiliates in the Business Combination, MLAC Shareholders should be aware that MLAC’s underwriter for its IPO, BTIG, may also have financial interests that are different from, or in addition to, the interests of MLAC Shareholders, including the fact that:
•	pursuant to an amendment to the underwriting agreement in connection with MLAC’s IPO, BTIG may receive a deferred fee equal to $1,000,000, and such fees are payable at the closing of the Business Combination only if MLAC completes the Business Combination; and pursuant to the Sponsor Support Agreement, BTIG will forfeit its 310,000 MLAC Private Placement Shares; and
•	pursuant to the BTIG Financial Advisory Services Agreement, BTIG may receive reimbursement of all reasonable out-of-pocket expense as financial advisor to MLAC in connection with the Business Combination, (provided that, if the expense exceeding $100,000, BTIG shall submit to MLAC for its prior written approval), such reimbursement are payable at the closing of the Business Combination only if MLAC completes an initial business combination;

The MLAC Board reviewed and considered the potential conflicting interests described above with respect to the Sponsor and Affiliates and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor and Affililates will lose their entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.”

Additionally, in considering the recommendation of the MLAC Board to vote in favor of approval of the Proposals, unaffiliated MLAC Shareholders should keep in mind that the directors and executive officers of Pubco have interests in such Proposals that are different from or in addition to, those of unaffiliated MLAC Shareholders. In particular:

•	the Company has entered into offer letters with its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer that are expected to be assigned to Pubco at the Closing;
•	Pubco intends to grant equity awards under the Incentive Plan to its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;
•	the fact that Gerald Bartholomew Smith, the Company’s Chief Executive Officer, is expected to become a director and Chief Executive Officer of Pubco at Closing; and
•	the Company’s Chief Executive Officer is party to an advisory agreement with Avalanche BVI that provides for payment of certain consideration if the Closing does not occur; however, in the event that the Closing does occur, Gerald Bartholomew Smith will no longer serve as an advisor to Avalanche BVI nor receive any compensation from Avalanche BVI.

Consideration to be Received by, and Securities to be Issued to, the Sponsor and its Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsor and its Affiliates in connection with the Transactions, the amount of securities issued or to be issued by Pubco to the Sponsor and its Affiliates and the price paid or to be paid or consideration provided for such securities or any related financing transaction.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor

2,800,000 MLAC Class B Ordinary Shares, of which 1,600,000 shares (the”Sponsor Earnout Shares”) shall be held in escrow and shall vest and be released from escrow, in the amounts specified below, upon Pubco meeting the milestones specified below:

$25,000 paid to purchase the 7,187,500 MLAC Class B Ordinary Shares (of which 4,387,500 shares will be forfeited upon the Closing).
(i) Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor;
(ii) Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor; and
(iii) Upon the occurrence of Triggering Event III, 533,334 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor.

Entity	Interest in Securities/Other Consideration to be Received	Price Paid or to be Paid or Consideration Provided
Sponsor	Additional MLAC Class A Ordinary Shares and/or cash	Amounts outstanding at the Closing under any MLAC Working Capital Loan will be repaid, at the lender’s option, in either cash or by the issuance of MLAC Class A Ordinary Shares at $10.00 per share.

Because the Sponsor acquired the 7,187,500 MLAC Class B Ordinary Shares at a nominal price, the Public Shareholders will incur substantial and immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the MLAC Class B Ordinary Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders,” and “Risk Factors — Risks Related to the Business Combination — Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the MLAC Class B Ordinary Shares held by the Sponsor, since the value of the MLAC Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Transactions.”

The MLAC Board’s Reasons for Approval of the Transactions

The MLAC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MLAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MLAC Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward- Looking Statements.”

Before reaching its decision, the MLAC Board reviewed the information provided to it by its management, representatives of the Sponsor and MLAC’s legal and financial advisors. In addition, before determining that the Business Combination was in the best interests of MLAC and its shareholders, the MLAC Board reviewed various industry data, including a review of recent performance of public companies with the digital asset treasury strategies, such as MicroStrategy, as well as industry insights provided by the Investment Banks, which were included in the investor presentation for the Company Unit Subscription.

The MLAC Board determined that pursuing a potential business combination with Pubco and the Company would be an attractive opportunity for MLAC and the MLAC Shareholders, which determination was based on a number of factors including, but not limited to, the following:

•	Exclusive partnership with the Foundation, which includes compelling access to AVAX. AVAT has an 18-month exclusive agreement with the Foundation on AVAX sales to any DAT company and, through its relationship with the Foundation, access to opportunities with partners, investors, builders, and service providers across the Avalanche ecosystem.
•	Differences between AVAT and other DATs in the marketplace. AVAT seeks to employ an active (instead of passive) DAT strategy, combining a targeted yield strategy with ecosystem development that is designed to provide shareholders with more holistic exposure to the growth of the Avalanche ecosystem.
•	Structural trends driving Avalanche utilization, including growth in stablecoin and digital money markets; as well as the tokenization of equities, private credit and other real world assets.
•	Avalanche’s technological strengths, including processing speed and ease of customization.
•	Attractive economics, including a discounted mNAV (calculated as the multiple of enterprise value to the market value of AVAX holdings) of approximately 0.77x at the execution of the Business Combination Agreement, assuming no redemptions from MLAC Shareholders.
•	Strategic leadership on the Pubco Board and the Advisory Board, including Advisory Board members Ava Labs founder Emin Gün Sirer, managing partner of Dragonfly Haseeb Qureshi, Blockworks Inc. Chief Executive Officer Jason Yanowitz and Aave Labs Chief Executive Officer Stani Kulechov.
•	Strong management team with institutional connectivity, Avalanche protocol expertise, and over 20 years of experience across digital assets, proprietary trading, asset management, market making and institutional capital markets.
•	Avalanche real world use cases across finance, payments, corporate/enterprise, government, gaming, sports and entertainment, which signifies the potential for significant market acceptance and adoption. Examples include the use of Avalanche technology in JP Morgan’s Kinexys, the California DMV’s registration of 42 million vehicle titles, Apollo’s launch of tokenized portfolios, funds and private credit, and FIFA’s launch of its own blockchain for digital collectibles and enhanced fan engagement.

In connection with its approval of the Business Combination Agreement, the MLAC Board considered the enterprise valuations, after factoring in the Company Unit Subscription, the Foundation’s token sale, and the implied value of AVAX holdings (or mNAV). Additionally, the MLAC Board considered potential valuation multiples of other digital asset tokens such as those supported by the blockchain platforms Ethereum, Stellar, Cardano, and Solana. The MLAC Board believed that the transaction structure for the Business Combination, which features a discounted mNAV, could deliver significant returns on investment to MLAC Shareholders. The MLAC Board also considered the Company’s unique relationship with the Foundation, and its potential to provide strategic exposure to the evolving Avalanche ecosystem, which the MLAC Board believes presented a compelling opportunity for value creation for MLAC Shareholders.

In approving the Business Combination, the MLAC Board considered the potential benefits of, but ultimately determined not to obtain, a fairness opinion. The MLAC Board and MLAC’s management have extensive experience in the fintech industry, operational management and investment and financial analysis, including as part of the team’s prior involvement in the proposed acquisition of W3BCLOUD Holdings Inc, a cryptocurrency data center, by Social Leverage Acquisition Corp. I. Furthermore, members of the MLAC Board have made professional investments in the digital asset space. As such, the members of the MLAC Board and management team believe that they are qualified to conduct and analyze the due diligence required to identify a business combination partner. The independent directors of the MLAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated MLAC Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/ prospectus, the MLAC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•	AVAX and the Volatility of the Price of AVAX. The market prices of AVAX Tokens and other digital assets may fluctuate significantly, potentially due to broader cryptocurrency market movements, regulatory developments, technological changes or general economic conditions. These fluctuations could materially affect the value of Pubco’s digital assets, its mNAV, and overall financial performance.
•	Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the tariffs to be instituted by the United States government, and the effects they could have on the price of AVAX and Pubco’s potential financial performance.
•	Regulatory Risks with respect to AVAX. Cryptocurrency-related regulations are evolving, and future developments regarding the treatment of crypto assets for U.S. and foreign tax purposes could adversely impact Pubco’s business. AVAX and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
•	Competition in Pubco’s Industry. Many publicly listed digital asset treasury vehicles currently trade at a premium to mNAV, which has attracted and may continue to attract other companies to pursue similar digital asset treasury strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public offerings of securities to purchase more AVAX for its corporate treasury.
•	Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved. Pubco does not have significant operations and will not have significant operations prior to Closing. Pubco may not be successful in building its AVAX holdings or in building the ancillary AVAX related services it intends to launch in tandem with the accumulation and management of its AVAX holdings. Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.
•	Management Team of Pubco and Public Company Readiness. Gerald Bartholomew Smith, Laine Mihalchick Moljo and Sean Ostrower, who are expected to lead Pubco management after Closing, have limited experience managing an operating a public company. There is a risk that Pubco will not be able to hire the necessary personnel to timely and accurately prepare financial statements and reports to be publicly filed the SEC, or that Pubco’s compliance infrastructure may not be able to successfully manage the increased compliance risks and internal controls requirements to which it will be subject as a public company.

•	Valuation. The Company has no operating history and the volatile nature of the price of AVAX makes it difficult to evaluate Pubco’s future prospects. The Company’s lack of operating history also makes it difficult to accurately forecast its future results of operations, which are subject to numerous uncertainties as further described herein. In addition, MLAC did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination. As a result, there is a risk that the MLAC Board may not have properly valued the Company’s business.
•	Listing Risk. The challenges associated with preparing Pubco for requisite listing requirements to which it will be subject as a publicly traded company on a national stock exchange, and the potential inability of Pubco to obtain an initial listing and maintain the listing of Pubco Class A Stock on Nasdaq or any other securities exchange following the Closing.
•	MLAC Shareholders Holding a Minority Position in Pubco. MLAC Shareholders will hold a minority ownership position in Pubco following completion of the Business Combination, with existing Public Shareholders owning approximately 40.5% of the issued and outstanding shares of Pubco Class A Stock after Closing, assuming no redemptions.
•	Control of Pubco by the Seller. Pubco will have two classes of common stock after Closing, with Pubco Class A Stock having no voting rights (except as required by applicable law) until all shares of Pubco Class B Stock are cancelled, and Pubco Class B Stock having voting rights. At Closing, MLAC Shareholders will receive shares of Pubco Class A Stock and only the Seller will own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under Nasdaq listing standards after Closing, with all decisions of Pubco being controlled by the Seller. Accordingly, Public Shareholders will not participate in the governance of Pubco after Closing. For additional information, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”
•	Litigation. The possibility of litigation or MLAC shareholder actions challenging the Transactions or injunction against any of the actions required to be taken in order to consummate the Business Combination.
•	Fees and Expenses. The fees and expenses associated with completing the Business Combination, including those payable to the Investment Banks and BTIG.
•	Redemptions. The risk that a significant number of Public Shareholders may exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination, not only making it more difficult for Pubco to meet initial listing requirements, but also reducing the liquidity of the trading market for Pubco Class A Stock upon Closing.

In addition to considering the factors described above, the MLAC Board also considered that:

•	Interests of Certain Persons. The Sponsor, its affiliates and certain executive officers and directors of MLAC, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from (and may conflict with), the interests of MLAC Shareholders. The possibility that the MLAC Board may have been influenced by conflicts between what may be in MLAC’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and MLAC is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by its Memorandum and Articles of Association, the Class B Ordinary Shares and Private Placement Units owned by the Sponsor would be worthless. For more information, see section entitled “The Business Combination Proposal — Interests of the Sponsor and MLAC’s Directors and Executive Officers in the Business Combination.”
•	Differing Returns. The Sponsor paid $25,000, or approximately $0.005 per share, for the MLAC Founder Shares (of which it currently holds 7,187,500, 4,387,500 of which the Sponsor has agreed to surrender, immediately prior to, and subject to the consummation of, the MLAC Merger). Such shares (after accounting for the share surrender), are valued at approximately $28,924,000, based on the closing price of MLAC Class A Ordinary Shares of $10.30 on September 30, 2025, the business day before the MLAC Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the MLAC Board concluded, in its business judgment, that the potential benefits to MLAC and the MLAC Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Recommendation to MLAC Shareholders

The MLAC Board has determined that the Business Combination Proposal and each of the other Proposals are in the best interests of MLAC and the MLAC Shareholders and unanimously recommends that MLAC Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the Domestication and Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented.

For more information about the MLAC Board’s recommendation and the Proposals, see the sections titled “Extraordinary General Meeting of MLAC Shareholders — Recommendation of the MLAC Board” and “The Business Combination Proposal — The MLAC Board’s Reasons for Approval of the Transactions.”

Sources and Use of Funds for the Business Combination

The following table summarizes the anticipated sources and uses of funds in the Business Combination, in various redemption scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

The following table summarizes the sources and uses for funding the Business Combination. The tables below reflect the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — Q. What equity stake will current Public Shareholders (including MLAC Right Holders), the Company Unit Investors, The Sponsor and its Affiliates, the Foundation, Astral and Seller Related Parties hold in Pubco immediately after the completion of the Transactions?

Assuming No Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of December 31, 2025)	$242.7	AVAX Purchases	$50.0
		Redemptions	—
		Transaction expenses	14.3
Company Unit Subscription Proceeds	$96.5	Cash to Balance Sheet	274.9
Total Sources	$339.2	Total Uses	$339.2

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of December 31, 2025)	$242.7	AVAX Purchases	$50.0
		Redemptions	60.4
		Transaction expenses	14.3
Company Unit Subscription Proceeds	$96.5	Cash to Balance Sheet	214.5
Total Sources	$339.2	Total Uses	$339.2

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of December 31, 2025)	$242.7	AVAX Purchases	$50.0
		Redemptions	120.8
		Transaction expenses	14.3
Company Unit Subscription Proceeds	$96.5	Cash to Balance Sheet	154.1
Total Sources	$339.2	Total Uses	$339.2

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of December 31, 2025)	$242.7	AVAX Purchases	$50.0
		Redemptions	181.3
		Transaction expenses	14.3
Company Unit Subscription Proceeds	$96.5	Cash to Balance Sheet	93.6
Total Sources	$339.2	Total Uses	$339.2

Assuming Maximum Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account (as of December 31, 2025)	$242.7	AVAX Purchase	$50.0
		Redemptions	241.7
Collaterized note payable	25.0	Transaction expenses	14.3
Company Unit Subscription Proceeds	$96.5	Cash to Balance Sheet	58.2
Total Sources	$364.2	Total Uses	$364.2

U.S. Federal Income Tax Considerations

For a description of U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Public Shares and the ownership and disposition of shares of Pubco Class A Stock, see the section entitled “U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MLAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current members of the Company having a majority of the voting power of Pubco upon the Closing, Company senior management comprising all of the senior management of Pubco, and the Company’s operations comprising the ongoing operations of Pubco. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing shares for the net assets of MLAC, accompanied by a recapitalization. The net assets of MLAC will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result, any transaction costs incurred to effect the recapitalization represent costs related to issuing equity and raising capital that are recognized as a reduction to the total amount of equity raised through the Company Unit Subscription Agreements rather than an expense recorded as incurred. Operations prior to the Business Combination will be those of the Company.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of shares of Pubco Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Risks Related to Being a Public Company — Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make shares of Pubco Stock less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.”

Controlled Company

After the consummation of the Transactions, Pubco will be a “controlled company” under the Nasdaq Rules. Under the Nasdaq rules, a controlled company may elect to utilize exemptions from certain of Nasdaq’s corporate governance requirements, including the requirements (a) that a majority of the board consists of independent directors; (b) for an annual performance evaluation of the nominating and corporate governance and compensation committees; (c) that the company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (d) that the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility. See “Risk Factor — Risks Related to Ownership of Pubco Stock Following the Business Combination — Pubco is a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Domestication, which will be filed on behalf of MLAC with the Registrar of Companies of the Cayman Islands and (ii) filings with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) necessary to effectuate the MLAC Merger and Company Merger, which will be filed on behalf of MLAC, the Company, Company Merger Sub and MLAC Merger Sub with the Delaware Secretary of State upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Conditions to Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause the consummation of) the Transactions are subject to the satisfaction or waiver (where permissible) of a number of conditions:

Mutual Conditions to Obligations of All Parties (subject to written waiver by Seller and MLAC, solely with respect to the final condition listed below):

•	the receipt of the Required Shareholder Approval from MLAC Shareholders;
•	the consummation of the Transactions not being prohibited by applicable law;
•	the effectiveness of the Registration Statement; and
•	the shares of Pubco Class A Stock having been approved for listing on Nasdaq, the NYSE or another national securities exchange reasonably accepted by Pubco, MLAC and the Seller.

Conditions to Obligations of the Company, Pubco, Pubco Subsidiaries and Seller (subject to written waiver by Seller):

•	the representations and warranties of MLAC being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;

•	material compliance by MLAC with its applicable pre-closing covenants;
•	no occurrence of a Material Adverse Effect with respect to MLAC since the date of the Business Combination Agreement which is continuing and uncured; and
•	the Sponsor having performed in all material respects its obligations required under the Sponsor Support Agreement.

Conditions to Obligations of MLAC (subject to written waiver by MLAC):

•	the representations and warranties of the Company, Pubco, Pubco Subsidiaries, the Seller Related Parties, and Astral being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;
•	material compliance by the Company, Pubco, Pubco Subsidiaries, the Seller Related Parties and Astral with their respective pre-closing covenants;
•	no occurrence of a Material Adverse Effect with respect to the Company or Pubco; and
•	completion of the Dragonfly Contribution and the Foundation Transaction.

Pursuant to the Business Combination Agreement, “Material Adverse Effect” with respect to any specified person is any fact, event, occurrence, change, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound to perform its obligations under such documents, provided, however, that with respect to point (i), the following changes or effects (by themselves or when aggregated with others) are not considered a Material Adverse Effect:

(a)	general changes in financial or securities markets (including interest rates) or general economic or political conditions in the country or region where the party or its subsidiaries do business;
(b)	changes, conditions, or effects that generally affect the industries or markets in which the party or its subsidiaries principally operate;
(c)

changes in the price or trading volume of AVAX (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception);

(d)

any proposal, enactment, or change in interpretation of, or any other change in, applicable laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such party and its subsidiaries principally operate;

(e)

conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of governmental actions or Laws in response to them;

(f)	the taking of any action required by the Business Combination Agreement or any Ancillary Agreement; and
(g)

any failure by the party and its subsidiaries to meet internal or published budgets, projections, forecasts, or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception).

The exceptions in letters (a), (b), (c), (d), (e) and (g) above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate and adverse effect on such party or any of its subsidiaries compared to similarly situated participants in the industries in which such party or any of its subsidiaries primarily conducts its businesses.

Notwithstanding the foregoing, for MLAC, the number of MLAC Ordinary Shares redeemed in connection with the Business Combination or the failure to obtain the Required Shareholder Approval shall not, in and of itself, be deemed a Material Adverse Effect on or with respect to MLAC, provided that the underlying causes of any such redemptions or failure to obtain the Required Shareholder Approval may be considered if not otherwise excluded by another exception and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that MLAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval.

Exclusivity

During the Interim Period, the parties agreed not to solicit, encourage or engage in discussions regarding any Acquisition Proposal or Alternative Transaction outside the transactions contemplated by the Business Combination Agreement. The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the Parties, which will not survive the Closing. Certain representations and warranties are qualified by materiality or Material Adverse Effect.

MLAC made representations relating to, among other things, MLAC’s organization or incorporation (as applicable), good standing and qualification to do business, MLAC’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, MLAC’s capitalization, proper filings with the SEC, no litigation, compliance with applicable laws, permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, finders and brokers, certain business practices, insurance and the Trust Account.

Pubco made representations relating to, among other things, Pubco’s and Pubco Subsidiaries’ organization or incorporation (as applicable), good standing, qualification to do business, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts and certain changes, capitalization, finders and brokers, ownership of Pubco Stock and Pubco and Pubco Subsidiaries’ activities.

The Company made representations relating to, among other things, organization, good standing and qualification to do business, the Company’s corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of certain changes, title to assets, employee benefit plans, certain business practices, the Company’s activities and finders and brokers.

Seller Related Parties and Astral made representations relating to, among other things, the Seller Related Parties’ and Astral’s incorporation, good standing, qualification to do business, corporate authority, governmental and regulatory consents necessary in connection with the Business Combination, absence of conflicts, ownership, investment representations and finders and brokers.

Covenants

The Business Combination Agreement contains covenants, including, among others, providing for (i) the Company, Pubco and Pubco Subsidiaries to not to take certain corporate actions without the prior written consent of MLAC during the period between signing and the Closing, (ii) MLAC to conduct its business in the ordinary course consistent with past practice and refrain from specified actions without the prior written consent of Seller, (iii) the parties not to solicit or engage in discussions regarding alternative transactions, and (iv) Pubco and MLAC, with the assistance of the Company, to prepare and Pubco and the Company to file the Registration Statement as soon as practicable following the Company’s completion of its audited financial statements. See the section entitled “The Business Combination Proposal — Covenants” for more information.

Risk Factors

In evaluating the proposals to be presented at the Meeting, MLAC Shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks are summarized below.

Risks Related to the Business and Strategy of Pubco

•	The Company has no operating history and has not yet produced any revenues, which make it difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.
•	Pubco may not be able to successfully execute its business strategies.
•	Pubco may seek to grow our business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm our operating results. Pubco may fail to acquire or invest in companies whose market power or technology could be important to the future success of the business.
•	Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future, an adverse effect on the market price of Pubco Class A Stock.
•	Our AVAX acquisition strategy exposes us to various risks associated with AVAX.
•	A significant decrease in the market value of our AVAX holdings could adversely affect our ability to satisfy our financial obligations.
•	Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant AVAX holdings and ETFs and ETPs for AVAX and other digital assets, and Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.
•	Pubco may suffer losses due to abrupt and erratic market movements.
•	The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of AVAX and adversely affect Pubco’s business.
•	Pubco’s AVAX holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Pubco.
•	The Avalanche Network and its native digital asset, AVAX, is a relatively new technological innovation with a limited operating history.
•	AVAX is created and transmitted through the operations of the peer-to-peer Avalanche Network, a decentralized network of computers running software following the Avalanche protocol. If the Avalanche Network is disrupted or encounters any unanticipated difficulties, the value of AVAX could be negatively impacted.
•	Pubco will face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.
•	Pubco will face risks relating to the custody of its AVAX, including the loss or destruction of private keys required to access our AVAX and cyberattacks or other data loss relating to our AVAX. If Pubco or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s AVAX, if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its AVAX and Pubco’s financial condition and results of operations could be materially adversely affected.

•	Our limited insurance protection exposes us and our shareholders to the risk of loss of our AVAX for which no person is liable.
•	The accounting treatment of our AVAX holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.
•	AVAX and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.
•	The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, Pubco may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect its business, financial condition and operations.
•	AVAX’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products, and services in general, is subject to uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.
•	Regulatory changes classifying AVAX as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of AVAX and the market price of shares of Pubco Class A Stock.
•	Pubco will not be subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.
•	Pubco is subject to laws, regulations and executive orders regarding economic and trade sanctions, anti- bribery, AML, and counter-terrorism financing that could impair its ability to compete in international markets or subject Pubco to criminal or civil liability if violated. As Pubco continues to expand and localize its international activities, its obligations to comply with the laws, rules, regulations and policies of a variety of jurisdictions will increase and Pubco may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.
•	Due to the unregulated nature and lack of transparency surrounding the operations of many AVAX trading venues, AVAX trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in AVAX trading venues and adversely affect the value of Pubco’s AVAX holdings.
•	Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.
•	In the ordinary course of business managing its AVAX holding as an AVAX treasury company, Pubco may purchase AVAX through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Pubco Class A Stock.
•	If the digital asset award or transaction fees for recording transactions on the Avalanche Network are not sufficiently high to incentivize validators, such validators may demand high transaction fees, which could negatively impact the value of AVAX and the value of the Pubco Class A Stock.
•	Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.

Risks Related to Being a Public Company

•	The market price of Pubco Class A Stock may be volatile and decline materially as a result of volatility in AVAX or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.
•	A substantial part of Pubco’s assets following the Business Combination will be its AVAX holdings and cash and cash equivalents from the proceeds of the Business Combination and the Company Unit Subscription not invested in AVAX. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its ongoing obligations.
•	Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.
•	The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco shareholders and could adversely affect the price of Pubco Class A Stock.
•	Future resales of Pubco Class A Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.
•	Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.
•	Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.
•	If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.
•	Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.
•	Pubco will be an “emerging growth company” as defined in the JOBS Act and may be exempt from certain corporate governance requirements thereunder. The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Stock less attractive to investors.
•	If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Class A Stock could decline.
•	Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.
•	Since members of the Advisory Board have interests that are different from, or in addition to (and which may conflict with) the interests of Pubco, a conflict of interest may arise in connection with their Advisory Board services.
•	We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

Risks Related to the Business Combination

•	The market price of shares of Pubco Class A Stock after the Business Combination will be affected by factors different from those currently affecting the market price of MLAC Class A Ordinary Shares.

•	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
•	The Business Combination Agreement contains provisions that limit MLAC from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for MLAC to complete an alternate business combination before the end of the Combination Period.
•	The trading price of shares of Pubco Class A Stock after Closing are likely to be highly correlated to the price of AVAX, which is volatile and can rise and fall rapidly, and there is no guarantee that the price of AVAX after Closing will be greater than the Applicable Signing AVAX Price or the trading price of shares of Pubco Class A Stock would be higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares.
•	The value of the MLAC Class B Ordinary Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders.
•	The “net cash” per Public Share not being redeemed will be less than the redemption price.
•	Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the MLAC Class B Ordinary Shares held by the Sponsor, since the value of the MLAC Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and as a result of the conversion of the Company Units.
•	If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become stockholders of Pubco.
•	Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances, which includes in connection with the consummation of the Business Combination. Therefore, for a Public Shareholder to liquidate their investment in MLAC prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.
•	The ability of Public Shareholders to exercise redemption rights with respect to a large number of MLAC Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Class A Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Class A Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Class A Stock on Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.
•	The MLAC Articles do not provide a specified maximum redemption threshold, however $1.0 million representing the underwriting fee must be paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement. The absence of a redemption threshold, other than the threshold set by the $1.0 million payable pursuant to the Amended Underwriting Agreement, may increase the risk of being subject to the “penny stock” rules or the risk that MLAC or Pubco’s securities may be delisted from Nasdaq.
•	Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.
•	Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, MLAC Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to Seller and MLAC Shareholders in the Business Combination is fair to MLAC — and, by extension, MLAC Shareholders — from a financial point of view.
•	The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.
•	MLAC’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination Agreement, and their interests in exercising that discretion may conflict with those of the MLAC Shareholders.
•	MLAC Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring shares of Pubco Class A Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.
•	If MLAC is deemed to be an investment company under the Investment Company Act, MLAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for MLAC to complete the Business Combination.
•	Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect MLAC’s business, including MLAC’s ability to complete the Business Combination.
•	If the Business Combination is not approved and MLAC does not consummate another initial business combination by the end of the Combination Period, then the Sponsor’s MLAC Ordinary Shares will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.
•	If third parties bring claims against MLAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders could be less than $10.05 per share (based on the Trust Account balance as of October 31, 2025, and inclusive of interest earned on the funds held in the Trust Account but less taxes payable).
•	MLAC Shareholders may be held liable for claims by third parties against MLAC to the extent of distributions received by them.
•	MLAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.
•	MLAC may not have sufficient funds to satisfy indemnification claims of its directors and officers.
•	Following the Business Combination, Pubco’s business activities may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.
•	The Sponsor and its Affiliates have entered into letter agreements with MLAC, and the Sponsor has entered into the Sponsor Support Agreement with MLAC and Pubco, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.
•	Because MLAC is seeking to obtain shareholder approval of the Business Combination, the Sponsor and its Affiliates may elect to purchase Public Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of MLAC Class A Ordinary Shares.
•	MLAC, the Company and Seller will incur transaction costs in connection with the Business Combination.

Risks Related to Ownership of Pubco Stock Following the Business Combination

•	Seller, whose interests may conflict with yours, can individually exercise significant influence over Pubco. You will have no voting rights of Pubco Class A Stock except as required by the DGCL and the concentrated ownership of Pubco Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the DGCL will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and that may adversely affect the trading price of Pubco Class A Stock.
•	Seller, through its voting control of Pubco, is in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.
•	Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.
•	Volatility in Pubco’s share price could subject Pubco to securities class action litigation.
•	Since the completion of the MLAC IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.
•	Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.
•	Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Stock.
•	Pubco may or may not pay cash dividends in the foreseeable future.
•	Pubco is a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.
•	The Amended and Restated Pubco Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.
•	Because Pubco Class A Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Pubco Class A Stock.

Risks Related to Taxation

•	Unrealized fair value gains on our AVAX holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.
•	Pubco’s independent registered public accounting firm’s report for the year ended December 31, 2025, contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Information about MLAC

MLAC is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on June 14, 2024. MLAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The MLAC Class A Ordinary Shares, MLAC Units and MLAC Share Rights are currently listed on The Nasdaq Global Market under the symbols “MLAC,” “MLACU” and “MLACR,” respectively.

MLAC completed the MLAC IPO of 23,000,000 MLAC Class A Ordinary Shares on December 16, 2024, generating gross proceeds to MLAC of $230,000,000. Simultaneously with the closing of the MLAC IPO, MLAC completed the sale to the Sponsor and BTIG of 805,000 MLAC Private Placement Shares at a purchase price of $10.00 per MLAC Private Placement Share in the MLAC Private Placement, generating gross proceeds to MLAC of $8,050,000. Following the closing of the MLAC IPO, a total of $231,150,000, comprised of the net proceeds from the MLAC IPO and the MLAC Private Placement, was placed in the Trust Account. As of December 31, 2025, the Trust Account balance was approximately $241.2 million. Since the MLAC IPO, MLAC’s activity has been limited to efforts toward locating and completing a suitable business combination.

The mailing address of MLAC’s principal executive office is 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451 and its telephone number is (775) 204-1489.For more information about MLAC, see the sections entitled “MLAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About MLAC.”

Information Related to the Company

The Company is a newly formed operating company focused exclusively on AVAX holdings and Avalanche-related business lines.

Pubco will be an operating company focused exclusively on business lines relating to Avalanche and AVAX. Immediately following the Closing, Pubco intends to execute its strategy in order to support long-term AVAX accumulation, disciplined treasury management and integration with the Avalanche ecosystem. Pubco’s AVAX accumulation and management strategy is expected to involve (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration, including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, that Pubco believes will expand our exposure to Avalanche. Pubco is incorporated in the State of Delaware. Following the consummation of the Closing, the Pubco Class A Stock is expected to be listed on Nasdaq under the ticker symbol “AVAT.”

SELECTED HISTORICAL FINANCIAL DATA OF MLAC

The following tables present MLAC’s selected historical financial information derived from MLAC’s audited financial statements included elsewhere in this proxy statement/prospectus for the as of and for the year ended December 31, 2025 and MLAC’s audited financial statements as of and for the period from June 14, 2024 (inception) through December 31, 2024.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “MLAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Mountain Lake’s financial statements are prepared and presented in accordance with U.S. GAAP.

		For the
		Period from
	For the	June 14, 2024
	Year	(Inception)
	Ended	through
	December 31,	December 31,
	2025	2024
Income Statement Data:
Loss from operations	$(1,304,773)	$(50,736)
Net income (loss)	$8,281,946	443,117
Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Basic net income per ordinary share, Class A ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Diluted net income per ordinary share, Class A ordinary shares	$0.27	$0.05
Weighted average shares outstanding, Class B ordinary shares	7,187,500	6,182,813
Basic net income per ordinary share, Class B ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class B ordinary shares	7,187,500	6,720,313
Diluted net income per ordinary share, Class B ordinary shares	$0.27	0.05

	December 31,	December 31,
	2025	2024
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$241,230,572	$231,643,853
Total assets	$241,787,868	$233,231,190
Total liabilities	$1,292,066	$8,067,334
Class A ordinary shares subject to possible redemption	$241,230,572	$231,643,853
Total shareholders’ deficit	$(734,770)	$(6,479,997)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Pubco have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar. The historical financial statements of AVAT have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of USD. The historical financial statements of MLAC have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares into cash:

•	Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.
•	Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 22,905,484 Public Shares exercise their redemption rights for $242.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.58 per share as of March 31, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the $1.0 million underwriting fee is paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following tables set out the Class A and Class B share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Company Unit Investors(1)	21,563,032	35.7%	21,563,032	57.3%
Public Shareholders (2)	25,300,000	41.8%	2,394,516	6.4%
Sponsor(3)	2,800,000	4.6%	2,800,000	7.5%
Seller Related Parties(4)	5,805,638	9.6%	5,805,638	15.5%
Astral(5)	2,000,000	3.3%	2,000,000	5.3%
Foundation(6)	3,000,000	5.0%	3,000,000	8.0%
Total shares of Pubco Class A Stock outstanding	60,468,670		37,563,186
(1)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.
(2)	Includes 2,300,000 MLAC Right Holder shares.
(3)	Includes 2,800,000 MLAC Founder Shares (including the 1,600,000 Sponsor Earnout Shares) (after accounting for the surrender of 4,387,500 Founder Shares by the Sponsor).
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 of Pubco Class A stock will be issued to the Foundation to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Seller Related Parties	5,805,638	100.0%	5,805,638	100.0%
Total shares of Pubco Class B Stock outstanding	5,805,638		5,805,638

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the Business Combination as if it had occurred on December 31, 2025. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, gives effect to the Business Combination as if it had occurred on January 1, 2025.

	Pro Forma Combined
	No	Maximum
	Redemptions	Redemptions
	Scenario	Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2025
Net loss	$(152,803,399)	$(153,615,899)
Net loss per share – basic and diluted
Weighted average shares outstanding – basic and diluted	$(2.53)	$(4.09)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2025
Total assets	$418,563,337	$201,219,178
Total liabilities	$35,323,191	$60,323,191
Total equity	$383,240,146	$140,895,987

RISK FACTORS

The following risk factors may have a material adverse effect on the business, financial condition and results of operations of Pubco, the Company and MLAC following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your MLAC Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, the Company and MLAC may face additional risks and uncertainties that are not presently known to them or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of the Company and the financial statements of MLAC and notes thereto included elsewhere in this proxy statement/ prospectus. Throughout this section, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” and other similar terms refer to Pubco prior to and/or after giving effect to the Business Combination.

Risks Related to the Business and Strategy of Pubco

The Company has no operating history and has not yet produced any revenues, which make it difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.

The Company was formed as a Delaware limited liability company on August 20, 2025. The Company has no operating history and the volatile nature of the price of AVAX, which will constitute a substantial part of our assets, make it difficult to evaluate our future prospects. The Company’s lack of operating history will also make it difficult to accurately forecast the future results of operations, which is subject to a number of uncertainties including Pubco’s ability to grow the value of its AVAX holdings, develop and implement its Avalanche-focused infrastructure and the market size and growth opportunities in each of Pubco’s anticipated lines of business.

Pubco’s initial business strategy depends on, among other factors, its ability to raise capital to continue to acquire additional AVAX, to secure participation and contribution from AVAX holders through in-kind investments and to successfully apply financial trading strategies and risk-management techniques in its active management of its AVAX holdings. Pubco cannot guarantee its ability to raise additional capital, or to raise additional capital on favorable terms, which may adversely impact our business. See “Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.”

Pubco’s ability to generate cash flow initially will largely be dependent on the above-mentioned factors, among others. Pubco’s business strategy may not be realized as quickly as hoped, or even at all. Further, even if Pubco achieves growth, in future periods that growth could slow or decline for a number of reasons, including, but not limited to, AVAX volatility, increased competition, digital coins that compete with and may result in a decline in utilization of AVAX or replace AVAX, government regulation or Pubco’s failure, for any reason, to continue to take advantage of growth opportunities, our inability to develop, improve or effectively scale AVAX acquisition, or our inability to develop or enter into partnerships for Avalanche- related infrastructure or effectively provide related services and attract and retain relevant clientele.

Avalanche market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. There is no assurance that any estimates driving AVAX acquisition strategies will accurately reflect any particular level of revenue or growth prospects for Pubco.

Pubco will encounter risks and difficulties as described in this section. If Pubco does not manage these risks successfully, our business may be adversely impacted. If Pubco’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change adversely, or if Pubco does not address these risks successfully, Pubco’s operating and financial results could differ materially from its expectations, and its business could suffer. If our revenue growth rate, when Pubco is at a revenue generation stage, were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If Pubco is not able to achieve or maintain positive cash flow from operations, or if the price of AVAX declines significantly, our business may be adversely impacted and Pubco may require additional financing, which may not be available on favorable terms or at all, may restrict the distribution of dividends or other payments to shareholders, or may be dilutive to our shareholders.

Pubco may not be able to successfully execute its business strategies.

A significant part of Pubco’s strategy is AVAX acquisition and securing in-kind AVAX investments, however:

•	Pubco’s treasury strategy is susceptible to various risks associated with AVAX, including volatility;
•	Pubco may compete with others to acquire AVAX or secure in-kind AVAX investments, and as competition increases, decreased availability or increased prices for acquisition could result;
•	Pubco may experience difficulty in anticipating the timing and availability of AVAX acquisition;
•	Pubco may experience difficulty in securing participation and contribution from AVAX holders through in-kind investments;
•	Pubco may not be able to obtain further financing to fund any of our potential AVAX acquisitions or secure further AVAX contributions, on favorable terms or at all; and
•	Pubco may not be able to generate the cash necessary to execute our AVAX acquisition strategy.

The occurrence of any of these factors could adversely affect Pubco’s AVAX acquisition strategy.

Pubco also may develop or enter into partnerships for end-to-end Avalanche-related financial and technology infrastructure, which is subject to significant risks. See “Pubco may develop or enter into partnerships for end-to-end financial and technology infrastructure. Pubco has not previously engaged in this business line, and growing these operations could be difficult, including, without limitation, due to operational challenges and significant competition.”

Pubco may seek to grow its business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm operating results. Pubco may fail to acquire or invest in companies whose market power or technology could be important to the future success of its business.

In the future, Pubco may seek to grow its business through minority investments, joint ventures and acquisitions where Pubco believes such transactions have the potential to accelerate the expansion of its capabilities and AVAX accumulation. Pursuit of future potential acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not they are consummated. In addition, Pubco has limited experience acquiring and integrating other businesses. Pubco may be unsuccessful in integrating our acquired businesses or any additional business it may acquire in the future, and Pubco may fail to acquire companies whose market power or technology could be important to the future success of its business.

Although Pubco plans that any such initiatives will be undertaken prudently within our governance and risk frameworks and will remain subject to customary conditions, including market conditions, availability of financing and liquidity, valuation, counterparty and regulatory due diligence and required approvals, Pubco may not achieve the anticipated benefits from any acquisition or investment due to a number of factors, including but not limited to:

•	unanticipated costs or liabilities associated with the acquisition or investment;
•	inability to effectively integrate the assets or operations related to such acquisitions;
•	inability to achieve anticipated synergies from joint ventures;
•	diversion of management’s attention from other business concerns;
•	regulatory uncertainties;

•	harm to our existing business relationships with business partners and advertisers as a result of joint ventures;
•	use of resources that are needed in other parts of our business; and
•	use of substantial portions of our available cash to consummate the acquisition, investment or joint venture.

In addition, although Pubco has no current acquisition target or planned investment or joint venture opportunity, if appropriate opportunities arise, Pubco may acquire or invest in additional assets, products, technologies, or businesses or enter into joint ventures with such businesses that are complementary to its existing operations. Such initiatives could result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect Pubco’s operating results. In addition, if a business Pubco acquires, invests in or enters into a joint venture with fails to meet expectations, Pubco’s business, operating results, and financial condition may suffer.

Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Pubco Class A Stock.

Our operating results will be dependent on the broader Avalanche ecosystem. Due to the rapidly evolving nature of digital assets and the volatile price of AVAX, which has experienced and continues to experience significant volatility, Pubco expects that its operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Avalanche ecosystem. Pubco expects that its operating results will fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of its control, including:

•	fluctuations in the price of AVAX, of which Pubco will have significant holdings, and in which Pubco may continue to make significant purchases and announcements about its transactions in AVAX;
•	regulatory, commercial and technical developments related to AVAX or Avalanche;
•	investor perception of Pubco, including as compared to investment vehicles that are or will be designed to track the price of AVAX, such as spot AVAX ETPs;
•	changes in the legislative or regulatory environment or actions by U.S. or non-U.S. governments or regulators, including fines, orders or consent decrees;
•	regulatory changes or scrutiny that impact our ability to offer certain products or services;
•	pricing for or temporary suspensions of products and services Pubco expects to offer in the future in accordance with our strategy;
•	investments Pubco may make in the development of products and services, and sales and marketing;
•	market conditions of, and overall sentiment towards, Avalanche and AVAX, including negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Avalanche or the broader digital assets industry, for example: (i) public perception that AVAX can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) previous, pending, or expected civil, criminal, regulatory enforcement or other high profile actions against major participants in the digital assets industry, including the SEC’s dismissed enforcement actions against Coinbase, Inc., Payward Ventures, and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. and its affiliates;
•	the fact that AVAX holdings may come to be concentrated among AVAX treasuries; the possibility that other persons or entities control multiple wallets that collectively hold a significant number of AVAX, even if they individually only hold a small amount; concentrated AVAX holdings may permit large holders of AVAX, alone or in coordination, to manipulate the price of AVAX by restricting or expanding the supply of AVAX; or the market price of AVAX may be susceptible to large sales or distribution by such holders, whether purposeful or forced as a result of such holders becoming illiquid; and the concentration of AVAX holdings, and susceptibility to such holders, may also erode investor confidence in AVAX and investment strategies of AVAX treasuries;
•	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, validators and investors; (ii) actual or expected significant dispositions of AVAX by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection, such as FTX Trading Ltd., which in late 2023 and early 2024 sold several billion dollars worth of digital assets, and the transfer and sale of AVAX associated with significant hacks, seizures or forfeitures, such as the DeltaPrime hack in November 2024 when an attacker exploited a smart contract flaw, draining approximately $4.8 million worth of digital assets including AVAX and (iii) actual or perceived manipulation of the spot or derivative markets for AVAX or AVAX ETPs;
•	macroeconomic conditions, including interest rates, inflation and central banking policies;
•	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Avalanche, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;
•	the development and introduction of existing and new products and services by our competitors;
•	competition from other digital assets that exhibit better speed, security, scalability or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;
•	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for AVAX purchase and sale transactions, such as the temporary or total loss of value of the stablecoins Terra USD, USDT and USDC in recent years, including to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of AVAX or adversely affect investor confidence in digital assets generally;
•	disruptions, failures, unavailability or interruptions in service of trading venues for AVAX, such as, for example, the announcement by the digital asset exchange FTX Trading Ltd. that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action and has since resulted in Binance Holdings Ltd. discontinuing all fiat deposits and withdrawals in the U.S.;
•	the development and introduction of new products and services by us;
•	our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;
•	system failure, outages or interruptions, including with respect to our AVAX custodian and our platforms, including those due to third-party actions;
•	our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyberattacks, critical failures, errors, bugs, corrupted files, data losses or other similar software failures, outages, breaches and losses;
•	breaches of security or privacy;
•	decreases in AVAX staking reward percentage, due to an increase in the AVAX staking ratio;
•	transaction congestion and gas fees associated with processing transactions on the AVAX network;

•	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing or new applications of current knowledge in these fields, that could result in the cryptography used by the Avalanche blockchain becoming insecure or ineffective;
•	legal, commercial and regulatory uncertainty regarding AVAX and other digital assets due to their novelty, see “— AVAX and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects”;
•	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict and the broadening of the Israel-Hamas conflict in the Gaza Strip, and the ongoing conflicts in Syria and Lebanon, to other countries in the Middle East; our ability to establish and maintain any future partnerships, collaborations, joint ventures or strategic alliances with third parties; and
•	our ability to attract and retain talent.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

Further, Pubco cannot predict what further action may be taken with respect to tariffs or trade relations between the U.S. and other governments. Any such changes could fundamentally alter the competitive and regulatory landscape in which Pubco operates, and political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets, all of which could potentially having a material adverse effect on our business, financial condition and results of operation.

In addition, the stock market and the markets for both digital asset influenced and technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies in those markets. In particular, future trading prices in Pubco Class A Stock may reflect market dynamics that are not connected to valuation methods commonly associated with operating companies in similar industries or with companies engaged predominantly in passive investments in AVAX or other commodities, such as ETFs. Equity market capitalizations of other such companies are often in excess of stockholders’ equity calculated in accordance with U.S. GAAP, and in excess of valuations that might traditionally be expected based on their operating performances, cash flows and net assets. Investors may therefore be unable to assess the value of the shares of Pubco Class A Stock or evaluate the risks of an investment in us using traditional or commonly used enterprise valuation methods. Pubco cannot predict how these dynamics may evolve over time, or whether or how long they may last. These market and industry factors may significantly harm the market price of Pubco Class A Stock, regardless of our actual operating performance.

Our AVAX acquisition strategy exposes us to various risks associated with AVAX.

Our AVAX acquisition strategy exposes us to various risks associated with AVAX, including the following:

AVAX is a highly volatile asset. For example, based on the New York variant of the CME CF Avalanche-Dollar Reference Rate (“CME CF ADRR”), AVAX has traded below $8.50 per AVAX and above $34.00 per AVAX in the 12 months preceding May 5, 2026. See “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Pubco Class A Stock.” See also “— Pubco may suffer losses due to abrupt and erratic market movements.”

Pubco’s AVAX holdings may significantly impact its financial results and in turn may impact the market price of Pubco Class A Stock. If we continue to increase our overall holdings of AVAX relative to the other parts of our business in the future, Pubco’s AVAX holdings will have an even greater impact on its financial results and the market price of Pubco Class A Stock. Pubco intends to purchase additional AVAX and increase its overall holdings of AVAX in the future.

The concentration of Pubco’s AVAX holdings limits the risk mitigation that it could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our AVAX acquisition strategy. See “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Pubco Class A Stock.” See also “— Pubco may suffer losses due to abrupt and erratic market movements.”

Pubco’s AVAX acquisition strategy has not been tested by us to date. While certain issuers have operating histories that involve digital asset acquisition strategies that may be comparable to the AVAX acquisition strategy Pubco intends to execute, these have not been tested over an extended period of time or under different market conditions. Pubco will continuously examine the risks and rewards of its AVAX acquisition strategy. For example, although Pubco believes AVAX, due to its immutable supply cap, is a quantifiable scarce assets that could protect against monetary debasement, if the short-term price of AVAX declines, Pubco’s financial condition, results of operations and the market price of Pubco Class A Stock may be materially adversely impacted. See also “— A significant decrease in the market value of Pubco’s AVAX holdings could adversely affect its ability to satisfy its financial obligations.”

Pubco’s AVAX acquisition strategy will expose it to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes the inability or refusal of a counterparty to perform for any reason, including because of a deterioration in the counterparty’s financial condition and liquidity. Custodians, or other counterparties might fail to perform in accordance with the terms of future agreements with them, which could result in a loss of AVAX, a loss of the opportunity to generate funds, or other losses. Although Pubco will implement various measures that are designed to mitigate its counterparty risks, including by storing substantially all of the AVAX in custody accounts at U.S.-based, custodians that service institutions and negotiating contractual arrangements intended to establish that our property interest in custodially held AVAX is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. While all of our custodians are expected to be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially held AVAX will not become part of the custodian’s insolvency estate if one or more of our custodians enter bankruptcy, receivership or similar insolvency proceedings. If our custodially held AVAX were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such AVAX and this may ultimately result in the loss of the value related to some or all of such AVAX. Even if we are able to prevent our AVAX from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our AVAX held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of Pubco Class A Stock.

Pubco’s primary counterparty risk with respect to its AVAX is expected to be custodian performance obligations under the custody arrangements it will enter into. Additionally, if Pubco pursues any strategies to create income streams or otherwise generate funds using its AVAX holdings, other than staking to create rewards, it would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which Pubco grants custody of substantially all of its AVAX, could have a material adverse effect on Pubco’s business, prospects, financial condition and operating results. See “Pubco will face risks relating to the custody of its AVAX, including the loss or destruction of private keys required to access its AVAX and cyberattacks or other data loss relating to its AVAX. If Pubco or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s AVAX, or if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its AVAX and Pubco’s financial condition and results of operations could be materially adversely affected.”

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price and use of AVAX. For example, a series of high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, BlockFi Lending, Core Scientific, FTX Trading, Alameda Research and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Silicon Valley Bank, Signature Bank and Silvergate Bank, the potential of SEC enforcement actions, the placement of Prime Trust, LLC into receivership following a cease-and- desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlements of lawsuits by the New York Attorney General against Galaxy Digital Holdings, Genesis Global Capital, Genesis’ parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, had highlighted the counterparty risks applicable to owning and transacting in digital assets. Bankruptcies, closures, liquidations and other events may impact our access to AVAX and could negatively impact the adoption rate and use of Avalanche and AVAX. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price and use of AVAX, limit the availability to us of financing collateralized by AVAX or create or expose additional counterparty risks.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. See “— AVAX and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.”

A significant decrease in the market value of Pubco’s AVAX holdings could adversely affect Pubco’s ability to satisfy its financial obligations.

As of the Closing, our total liabilities will be $35,323,191 million in the no redemption scenario, or $60,323,191 in the maximum redemption scenario. As part of our AVAX strategy, Pubco may incur or continue to incur additional indebtedness and other fixed charges. If our businesses do not generate cash flow in future periods sufficient to satisfy our financial obligations, including our debt and other financial obligations, Pubco intends to fund its obligations using cash flow generated by equity or debt financings. Pubco’s ability to obtain equity or debt financing may in turn depend on, among other factors, the value of its AVAX holdings, investor sentiment and the general public perception of AVAX, Pubco’s strategy and its value proposition. Accordingly, a significant decline in the market value of Pubco’s AVAX holdings or a negative shift in these other factors may create liquidity and credit risks, as such a decline or such shifts may adversely impact Pubco’s ability to secure sufficient equity or debt financing to satisfy its financial obligations, including its debt and other financial obligations. These risks could materialize at times when AVAX is trading below its carrying value on its most recent balance sheet or below its cost basis. Any such sale of AVAX may have a material adverse effect on Pubco’s operating results and financial condition, and could impair its ability to secure additional equity or debt financing in the future. Pubco’s inability to secure additional equity or debt financing in a timely manner, on favorable terms or at all, or to sell our AVAX in amounts and at prices sufficient to satisfy its financial obligations, including its debt service obligations, could cause Pubco to default under such obligations. Any default on Pubco’s indebtedness may have a material adverse effect on its financial condition.

Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant AVAX holdings and ETFs and ETPs for AVAX. Pubco’s business, operating results and financial condition may be adversely affected if Pubco is unable to compete effectively.

The digital assets industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. Pubco expects competition to further intensify in the future. Pubco competes against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Avalanche-based services. Pubco’s main competition falls into the following categories:

•	traditional financial firms that have entered the Avalanche ecosystem in recent years and offer overlapping features targeted at our future customers;
•	financial technology providers that do not focus on Avalanche and may attempt to position themselves as a safer alternative to our future products and services;

•	companies with significant AVAX holdings or companies that pursue an AVAX treasury strategy; and
•	companies focused on the Avalanche ecosystem, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new Avalanche-based products and services due to a different standard of regulatory scrutiny.

If Pubco is unable to compete successfully, or if competing successfully requires Pubco to take costly actions in response to the actions of its competitors, its business, operating results and financial condition could be adversely affected.

The range of options to gain exposure to AVAX may expand in the future. If investors choose to gain such exposure through ETPs, companies with significant AVAX holdings or other similar strategies, rather than shares of Pubco Class A Stock, Pubco’s business, operating results and financial condition may be adversely affected.

Investors may view Pubco Class A Stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot AVAX ETP instead of Pubco Class A Stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to AVAX that is generally not subject to federal income tax at the entity level as Pubco may be, or the other risks that may affect other parts of its business. Additionally, unlike spot AVAX ETPs, Pubco (i) does not seek for its shares of Pubco Class A Stock to passively track the value of the underlying AVAX it holds, (ii) does not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) is a Delaware corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require Pubco to pursue one or more stated investment objectives and (iv) is not required to provide daily transparency as to its AVAX holdings or daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold or sell complex products and non- traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Pubco Class A Stock. Based on how Pubco is viewed in the market relative to ETPs, and other vehicles which offer economic exposure to AVAX, such as potential AVAX futures ETFs, leveraged AVAX futures ETFs and similar vehicles offered on international exchanges, any premium or discount in Pubco Class A Stock relative to the value of its AVAX holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot ETPs for AVAX and other digital assets could have a material adverse effect on the market price of Pubco Class A Stock.

Pubco may suffer losses due to abrupt and erratic market movements.

The AVAX market has been characterized by significant volatility and unexpected price movements. AVAX may become more volatile and less liquid in a very short period of time. As previously discussed in this section, a series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. See “Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which has had and could have in the future an adverse effect on the market price of Pubco Class A Stock.”

These bankruptcies, closures, liquidations and other events have created significant volatility in the markets for cryptocurrency generally. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of AVAX, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of AVAX, as well as the lack of a standard price, could lead consumers to see AVAX as an unsafe asset. In addition, if Pubco were to attempt to monetize the AVAX it holds on its balance sheet, such price volatility could lead to trading losses, impacting Pubco’s financial position.

For example, based on the CME CF ADRR index, on May 1, 2025, the price of AVAX was $21.2883. On May 5, 2026, the price of AVAX was $9.4059.

The trading volume of AVAX typically increases during periods of extreme volatility. For example, in the days following the U.S. federal elections in November 2024, the price of AVAX rose sharply from $24.0084 on November 2, 2024, to $55.6974 on December 4, 2024. Such volume increases can lead to extreme pressures on trading platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms, and Pubco may experience outages. Outages can lead to increased service expense, can cause reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which Pubco may be responsible, any of which could harm our business.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of AVAX and adversely affect Pubco’s business.

As a result of our AVAX acquisition strategy, a substantial part of our assets will be concentrated in our AVAX holdings. Accordingly, the emergence or growth of digital assets other than AVAX may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network or utilize a “proof-of-stake” mechanism similar to Avalanche.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency project was made available to consumers in January 2022, and governments including the United States, the European Union, and Israel have been discussing the potential creation of new central bank digital currencies. Whether or not they incorporate blockchain or similar technology, central bank digital currencies, as legal tender in the issuing jurisdiction, could also compete with, or replace, digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of AVAX to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Pubco’s AVAX holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for Pubco.

A substantial part of Pubco’s assets will be AVAX. Further, historically, the digital asset markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, Pubco may not be able to sell our AVAX at favorable prices or at all. For example, a number of digital asset trading venues temporarily halted deposits and withdrawals of Bitcoin in 2022, although the Coinbase, Inc. exchange has, to date, not done so. As a result, our AVAX holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, AVAX held by custodians, including our custodians, does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, Pubco may be unable to enter into term loans, bonds or other capital raising transactions collateralized by its unencumbered AVAX or otherwise generate funds using its AVAX holdings, including, in particular, during times of market instability or when the price of AVAX has declined significantly. If Pubco is unable to sell its AVAX, enter into additional capital raising transactions using unencumbered AVAX as collateral, or otherwise generate fiat funds using its AVAX holdings, or if Pubco is forced to sell its AVAX at a significant loss, in order to meet its debt obligations, or its working capital requirements, our business and financial condition could be negatively impacted.

The Avalanche Network and its native digital asset, AVAX is a relatively new technological innovation with a limited operating history.

AVAX has a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of AVAX and, in turn, a limited basis for evaluating an investment in AVAX. Although past performance is not necessarily indicative of future result, if AVAX had a more established history, such history might (or might not) provide investors with more information on which to evaluate an investment in the trust.

AVAX is created and transmitted through the operations of the peer-to-peer Avalanche Network, a decentralized network of computers running software following the Avalanche protocol. If the Avalanche Network is disrupted or encounters any unanticipated difficulties, the value of AVAX could be negatively impacted.

If the Avalanche Network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Avalanche platform may be disrupted, which in turn may prevent Pubco from depositing or withdrawing AVAX from its accounts with its custodian or otherwise effecting AVAX transactions. Such disruptions could include, for example: the price volatility of AVAX; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of AVAX trading platforms due to fraud, failures, security breaches, or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Avalanche network. On February 23, 2024, Avalanche’s C-Chain experienced “an excessive amount of gossip,” or more information passing between validator nodes than necessary, which caused the Avalanche Network to go offline for almost five hours before a software patch corrected the issue. Any future disruptions to the Avalanche Network due to software malfunctions causing the Avalanche Network to go offline or otherwise preventing the creation of new blocks could have a material adverse effect on the price of AVAX and on the value of an investment in shares of Pubco Stock.

Internet disruption or a border gateway protocol hijacking event may affect Avalanche network operations, which may adversely affect the value of AVAX and an investment in Pubco.

The Avalanche Network relies on the Internet. A significant disruption of Internet connectivity could disrupt the Avalanche Network’s functionality and operations until the disruption in the Internet is resolved. A disruption in the Internet could adversely affect an investment in Pubco or the ability of Pubco to operate. In particular, some variants of digital assets have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and digital asset transfers. Moreover, it is possible that as AVAX increases in value, it may become a bigger target for hackers and may be subject to more frequent hacking and denial-of-service attacks.

Digital assets are also susceptible to border gateway protocol hijacking (“BGP Hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP Hijacking impacts the way different nodes are connected to one another to isolate portions from the remainder of the network. A successful attack could lead the network to allow double-spending or create other security issues. If BGP Hijacking occurs on the Avalanche Network, participants may lose faith in the security of AVAX, which could affect the value of AVAX and consequently the value of shares of Pubco Stock.

Any future attacks that impact the ability to transfer AVAX could have a material adverse effect on the price of AVAX and the value of an investment in shares of Pubco Stock.

Pubco will face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.

AVAX held by Pubco may be staked to validators to maximize staking rewards. However, staking and liquid staking involves a number of risks that could materially affect the liquidity, value, and utility of the AVAX. When AVAX is staked it is locked by a validator node and used to secure the Avalanche Network, in turn creating staking rewards. Staked AVAX is illiquid and cannot be transferred or sold until the specified lock-up period ends. During the lock-up period, Pubco cannot use that AVAX to respond to market conditions, price volatility, or for liquidity purposes, except in the case of liquid staking, wherein Pubco can receive liquid staking tokens in return for the deposit of AVAX into a locked protocol (preserving partial asset liquidity). Market conditions for AVAX are rapidly changing, and longer staking durations can amount to less liquidity in periods where greater liquidity is desired. Furthermore, staking and liquid staking rewards are not guaranteed and reward rates are subject to fluctuation. The staking mechanism itself may be subject to technical failures, changes in network parameters or vulnerabilities in the protocol which could negatively impact our staked as well as liquid staked tokens. In the event of a network attack, governance failure, or significant market downturn, staked and liquid staked tokens, particularly tokens which care locked for an extended period, may be at heightened risk of devaluation or loss.

In relation to liquid staking in particular, both stAVAX and sAVAX rely on smart contracts deployed on the Avalanche C-Chain. Although the Hypha protocol, the decentralized liquid staking and validator infrastructure protocol on the Avalanche C-Chain which issues stAVAX (“Hypha Protocol”), and the BENQI protocol, the decentralized liquid staking and validator infrastructure protocol on the Avalanche C-Chain which issues interest-bearing sAVAX (“BENQI Protocol”), each disclosed that they have undergone third-

party security audits, smart contracts may contain undiscovered bugs or vulnerabilities that could be exploited, potentially resulting in a partial or total loss of the underlying staked AVAX. Smart contract risk is inherent to all DeFi protocols and cannot be fully eliminated through auditing.

The Hypha and BENQI protocols are each managed by relatively small teams and governed by their respective token-holder decentralized autonomous organizations (“DAOs”). Governance token holders could vote to implement changes that adversely affect the terms of liquid staking, including changes to fee structures, redemption processes or validator selection criteria. The Company does not hold governance tokens in either protocol and therefore has no ability to influence governance decisions. Changes to protocol parameters, fee structures or operational decisions made through governance processes could adversely affect the value or redeemability of the Company’s liquid staking tokens. Additionally, either protocol could cease operations, experience a governance failure or become subject to an attack that compromises its functionality.

Both sAVAX and stAVAX are less liquid than the underlying AVAX token. In the case of both sAVAX and stAVAX, holders may alternatively sell on decentralized exchanges, but doing so may result in receiving less than the theoretical exchange rate, particularly in periods of market stress or low liquidity. Neither token is widely listed on centralized exchanges, which concentrates trading in on-chain pools and may amplify price dislocations during periods of high sell pressure. The values of stAVAX and sAVAX are directly correlated to the value of the underlying AVAX token, which is subject to significant price volatility. In addition, while both tokens are designed to maintain a predictable and increasing exchange rate relative to AVAX, they may trade at a discount to their theoretical value on secondary markets due to liquidity constraints, market sentiment or concerns about the underlying protocols. There can be no assurance that the Company would be able to redeem or sell its liquid staking tokens at or near their theoretical exchange rate.

Pubco will face risks associated with the concentration of its holdings of stAVAX and sAVAX.

As of May 4, 2026, the Company held approximately 42% of the outstanding supply of stAVAX and approximately 10% of the outstanding supply of sAVAX. This significant concentration of ownership in liquid staking tokens could adversely affect the liquidity, market price stability and overall functioning of the stAVAX and sAVAX ecosystems. Due to the size of these positions, the Company may be unable to liquidate or redeem its holdings of stAVAX or sAVAX without materially and adversely affecting prevailing market prices. Moreover, any actual or perceived sales or redemptions by the Company could result in heightened volatility, reduced liquidity, widening discounts relative to the underlying value of AVAX and diminished market confidence in these tokens, any of which could in turn adversely affect the value of the Company’s remaining holdings.

In addition, this concentration of ownership may amplify risks associated with validator performance, redemption queue delays, smart contract vulnerabilities, governance influence and broader market disruptions affecting the Avalanche Network or liquid staking protocols generally. To the extent the Company’s holdings represent a disproportionate share of the circulating supply of stAVAX or sAVAX, the foregoing risks may be magnified, and the Company’s ability to manage or mitigate such risks may be limited. Although the Company does not currently intend to hold more than 30% of its total assets in liquid staking tokens, there can be no assurance that this threshold will not be exceeded from time to time as a result of market movements, changes in outstanding token supply or other factors beyond the Company’s control, or that this threshold will be sufficient in mitigating any of the foregoing risks. The current concentration, or any future increase in the concentration, of the Company's holdings in liquid staking tokens could have a material adverse effect on the Company's business, financial condition, results of operations and the trading price of the Pubco Class A Stock.

Pubco will face risks relating to the custody of its AVAX, including the loss or destruction of private keys required to access our AVAX and cyberattacks or other data loss relating to our AVAX. If Pubco or its third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to Pubco’s AVAX, if Pubco’s private keys are lost or destroyed, or other similar circumstances or events occur, including the ability to reverse engineer private keys, Pubco may lose some or all of its AVAX and Pubco’s financial condition and results of operations could be materially adversely affected.

We will hold our AVAX with a regulated custodian that has duties to safeguard our private keys. Generally, custodial services contracts do not restrict the ability to reallocate AVAX among custodians. However, all of the AVAX that we will own will initially be held in custody accounts at Coinbase, BitGo and Anchorage. In light of the significant amount of AVAX we will hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our AVAX as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our AVAX, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable or take other measures to custody our AVAX, and our ability to seek a greater degree of diversification in the use of custodial services could be materially adversely affected. Coinbase, our initial custodian, maintains an insurance policy, however, such insurance may not be available or sufficient to protect Pubco from any or all possible losses or sources of losses.

Insurance to cover losses of our future AVAX holdings will likely only cover a small fraction of the value of the entirety of the AVAX holdings, and there can be no guarantee that such insurance may be obtained or maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our AVAX. Moreover, our use of custodians exposes us to the risk that the AVAX our custodians will hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such AVAX. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we will maintain related to our AVAX.

AVAX is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the AVAX is held. While the AVAX blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the AVAX held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the AVAX held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Avalanche blockchain, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

Security breaches and cyberattacks are of particular concern with respect to our AVAX. AVAX and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Avalanche ecosystem have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase, Inc. exchange, although the flaw was subsequently fixed and Coinbase, Inc. reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading Ltd. digital asset exchange and reportedly stole over $400 million in digital assets from customers. In 2024, hackers stole an estimated total of $2.2 billion in digital assets from cryptocurrency platforms. In February 2025, $1.5 billion of digital assets was stolen from a single cryptocurrency exchange, Bybit, operated by Bybit Fintech Limited. A successful security breach or cyberattack could result in:

•	a partial or total loss of our AVAX in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our AVAX;
•	harm to our reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Avalanche ecosystem or in the use of the Avalanche Network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Avalanche, are increasing in frequency, persistence and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties may attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time or until launched against a target and we may not be able to implement adequate preventative measures. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Avalanche industry, including third-party services on which we rely, could materially and adversely affect our business.

Our limited insurance protection exposes us and our shareholders to the risk of loss of our AVAX for which no person is liable.

We do not expect to maintain insurance coverage for our AVAX holdings, which will be held in custody by our custodians. Our future custodians may maintain a certain insurance coverage of such types and amounts as they assert to be commercially reasonable for their custodial services provided under our custody agreements with them, including certain commercial crime insurance of limited aggregate principal amount which covers losses stemming from fraud, security breach, hack and asset theft. However, as insurance coverage is generally shared among all customers of each given custodian, such insurance coverage may be insufficient to protect us against all losses of our AVAX holdings held in custody with our custodians, whether or not stemming from security breaches, cyberattacks or other types of unlawful activity. Therefore, a loss may be suffered with respect to our AVAX that is not covered by insurance and for which no person is liable in damages, which could adversely affect our operations and, consequently, an investment in us.

The accounting treatment of our AVAX holdings are likely to have significant accounting impacts, including volatility of our results. If financial accounting standards undergo significant changes, our operating results could fluctuate.

In December 2023, the FASB issued ASU 2023-08, effective for fiscal years beginning after December 15, 2024. Pubco will be required to adopt ASU 2023-08, which will require us to measure in-scope crypto assets (including our AVAX holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our AVAX in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our AVAX holdings. The Company’s stAVAX are intangible assets that do not meet the criteria in ASC 350-60-15-1 and are accounted for as indefinite-lived intangible assets. Therefore, the Company tests the digital intangible assets for impairment when events or changes in circumstances indicate that fair value is below carrying amount. Due in particular to the volatility in the price of AVAX, and impact on stAVAX should value drop below carrying amount, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, including the volatility of our financial results, and affect the carrying value of our AVAX on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of Pubco Class A Stock.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of and use cases for, digital assets, market perception of digital assets and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results and financial condition.

AVAX and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.

AVAX and other forms of digital assets are relatively novel and have been the source of much regulatory uncertainty, resulting in differing definitional outcomes without a single unifying statement, which subjects them to significant uncertainty that could adversely impact their price.

AVAX and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. Certain governments have prohibited certain digital asset activities or have severely curtailed the use of digital assets by prohibiting the acceptance of payment in AVAX and other digital assets for consumer transactions and barring banking institutions from accepting deposits of digital assets. Other nations, however, allow digital assets to be used and traded without restriction. In some jurisdictions, such as in the United States, digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. There is a risk that relevant authorities in any jurisdiction may impose more onerous regulation on AVAX, for example banning its use, regulating its operation, or otherwise changing its regulatory treatment. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that may introduce a cost of compliance, make our current business model no longer viable, or have a material impact on our business model, and therefore our financial performance and shareholder returns, and/or adversely affect the price of AVAX. The U.S. federal government, states, regulatory agencies and foreign countries have recently enacted and may also enact additional new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of AVAX, the ability of individuals or institutions such as us to own or transfer AVAX, and/or the competitive landscape for our products and services. For example:

•	On January 23, 2025, President Trump signed an Executive Order to promote the growth and use of digital assets, blockchain technology and related technologies across all sectors of the economy. Among other things, the Executive Order established a working group comprised of representatives from key federal agencies, tasked with developing a federal regulatory framework for digital assets and evaluating measures that can be taken to provide regulatory clarity and certainty built on technology- neutral regulations for individuals and firms involved in digital assets, including through well- defined jurisdictional regulatory boundaries. On July 30, 2025, such working group published a report on strengthening American leadership in digital financial technology, which recommended several regulatory and legislative proposals to advance President Trump’s January 2025 Executive Order. The Executive Order also instructed the U.S. Department of Treasury, the SEC, and other relevant agencies to identify regulations, guidance, documents, orders and other items affecting the digital asset sector and submit recommendations for what should be rescinded, modified or, to the extent applicable, adopted into regulations. Additionally, it revoked President Biden’s prior Executive Order from March 9, 2022, relating to cryptocurrencies, and all policies, directives and guidance issued pursuant to that Executive Order, including the Department of the Treasury’s framework for international engagement on digital assets issued on July 7, 2022 and the White House framework for digital asset development released on September 16, 2022. The establishment of a new working group within the National Economic Council to propose a federal regulatory framework for digital assets could lead to significant changes in market structure, oversight, consumer protection and risk management. The evolving regulatory environment may pose challenges to our operations, particularly if new regulations introduce additional compliance costs or restrict certain activities.
•	There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets, including certain legislation to establish a federal supervisory framework for payment stablecoins. With respect to stablecoins, on July 17, 2025, the U.S. Congress passed the GENIUS Act (“GENIUS Act”), which was signed into law by President Donald Trump on July 18, 2025. The GENIUS Act introduces the first federal regulatory framework for payment stablecoins, addressing consumer protection, financial stability, national security and anti-money laundering compliance, and establishes prudential requirements for the issuance, reserve backing and supervision of U.S. dollar- pegged stablecoins. However, it is not yet in effect and certain provisions depend on final implementing regulations, which are to be issued by the primary federal stablecoin regulators. As a result, we may be subject to certain regulatory requirements and restrictions. This may implicate new costs for us and our management may have to devote increased time and attention to regulatory matters or change aspects of our business. Additionally, the regulatory treatment of fiat-backed stablecoins across other jurisdictions remains uncertain.
•	Increased regulation may also result in limitations on the use cases of AVAX. In addition, regulatory developments may require us to comply with certain existing and new regulatory regimes, such as if any of our activities cause us to be deemed a “money service business” under the regulations promulgated by the Financial Crimes Enforcement Network of the United States under the authority of the U.S. Bank Secrecy Act, including those that would require us to implement certain anti- money laundering programs, submit certain reports to Financial Crimes Enforcement Network of the United States and maintain certain records.
•	In addition to the stablecoin legislation, the U.S. Congress has continued to take steps towards enacting legislation regarding the digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which — if ultimately enacted — would allocate jurisdiction between the SEC and CFTC with respect to digital assets and create a market-structure framework for digital commodities; the bill also seeks to resolve regulatory ambiguity regarding the meaning of “security” and “commodity” using a classification system under which more decentralized digital assets, and secondary trading in digital assets, would be regulated by the CFTC and initial offerings of more centralized digital assets would be regulated by the SEC. The U.S. Senate is also considering legislation that would provide a comprehensive regulatory framework for digital assets. The U.S. Senate Committee on Banking, Housing, and Urban Affairs released an initial discussion draft of the Responsible Financial Innovation Act of 2025 (“RFIA”) in July 2025, a second discussion draft in September 2025 and, on January 12, 2026, the Chairman Tim Scott released a proposed amendment to the RFIA, which currently remains under negotiation. The RFIA proposes a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction, enhancing consumer protections and fostering innovation. It seeks to resolve whether digital assets should be regulated as securities or commodities by introducing the concept of “ancillary assets,” which include digital assets offered through the sale of an investment contract. The SEC would have jurisdiction over initial offerings of ancillary assets, but secondary trading in ancillary assets would be excluded from the definition of security. In addition, the U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the Digital Commodity Intermediaries Act (“DCIA”), which like the CLARITY Act, would subject spot trading of digital assets that are commodities to regulation by the CFTC. It is an open question as to how the Senate will proceed.
•	The U.S. federal banking agencies have enhanced the supervision of activities conducted by banking organizations. While recent regulatory developments suggest a more measured approach to crypto- related banking services and shifts on risk management practices signaling that debanking of digital asset industry participants without individualized risk assessments would not be supported, there is no guarantee that similar measures will not be reintroduced in the future. If banking restrictions tighten due to a shift in U.S. regulatory priorities, the digital asset ecosystem could face challenges in securing banking relationships, which could impact digital asset liquidity, market stability, operational security and institutional adoption, all of which could negatively affect the digital assets market and therefore the value of digital assets.
•	On April 14, 2023, the SEC re-opened the comment period for its proposal to amend the definition of “exchange” under Exchange Act Rule 3b-16 to encompass trading and communication protocol systems for digital asset securities and trading systems that use distributed ledger or blockchain technology, including both so-called “centralized” and “decentralized” trading systems. On June 12, 2025 the SEC issued a notice to withdraw this proposal. If the SEC seeks to adopt a similar proposal in the future, the new definition would have a sweeping impact on digital asset trading venues and other digital asset industry participants.
•	On January 21, 2025, the SEC announced that then-Acting SEC Chairman Mark Uyeda “launched a crypto task force dedicated to developing a comprehensive and clear regulatory framework for crypto assets.” The task force is focused on helping the SEC to “draw clear regulatory lines, provide realistic paths to registration, craft sensible disclosure frameworks and deploy enforcement resources judiciously.” While the SEC has formed the crypto task force to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend practical policy measures that aim to foster innovation and protect investors, the task force has only recently begun. Additionally, on April 4, 2025, the SEC issued a statement concluding that “covered stablecoins” do not involve the offer or sale of securities within the meaning of the Securities Act or Exchange Act. While it provided a definition of what is a “covered stablecoin,” it is still unclear how this determination would affect non-covered stablecoins, and how it would interact with other proposed bills and regulations proposed by other agencies.
•	On April 8, 2025, CFTC Acting Chairman Caroline Pham directed CFTC Staff, pursuant to Executive Order 14219, to deprioritize actions involving violations of registration requirements under the Commodity Exchange Act unless there is evidence that the non-registrant knew of the registration requirement and violated it willfully. The CFTC’s deprioritization of such enforcement actions, including against unregistered intermediaries who offer derivatives trading on crypto-assets, could add risk to the digital asset ecosystem. On December 16, 2025, the CFTC withdrew its prior interpretive guidance on Retail Commodity Transactions Involving Certain Digital Assets, creating uncertainty regarding when “actual delivery” occurs in the context of virtual currency transactions involving leverage and margin, which are subject to CFTC regulation as retail commodity transactions.
•	In July 2025, the SEC unveiled “Project Crypto”, an SEC initiative to develop a flexible regulatory framework to accommodate cryptocurrencies and blockchain-based trading. Key components of “Project Crypto” are to, among other things, (i) provide clarity on crypto asset classification and offerings, (ii) facilitate tokenized securities and DeFi integration, (iii) facilitate custody of crypto assets for market intermediaries and multiple business lines, (iv) develop formal rules proposals under “Project Crypto” while using interpretative or exemptive relief where possible and (iv) consider a potential “innovation exemption” to allow firms to deploy novel business models and technologies without full compliance with existing regulations upon meeting certain conditions.
•	In August 2025, the Division of Corporation Finance of the SEC issued a statement providing interpretative clarity on the application of federal securities laws to certain liquid staking activities involving crypto assets. Liquid staking refers to a process in which holders of crypto assets deposit their assets with a third-party protocol staking service provider and receive newly minted crypto assets in return. In this statement, the SEC’s view is that liquid staking activities do not involve the offer and sale of securities within the meaning of Section 2(a)(1) of the Securities Act or Section 3(a)(10) of the Exchange Act. Accordingly, it is the SEC’s view that participants in liquid staking activities do not need to register with the SEC transactions under the Securities Act, or fall within one of the Securities Act’s exemptions from registration in connection with these liquid staking activities. The SEC also stated that it does not consider “staking receipt tokens” as securities, as they function as receipts evidencing ownership of the deposited crypto assets, which themselves are not securities.
•	In August 2025, the CFTC launched its Listed Spot Crypto Trading Initiative, which aims to establish a framework for retail trading of leveraged, margined, or financed spot crypto asset contracts on CFTC-registered designated contract markets. The initiative would utilize existing authority under the CEA, which requires that retail trading of commodities with leverage, margin, or financing must be conducted on designated contract markets. The CFTC is exploring how to implement such a framework using current regulatory powers. While not final, the initiative may contribute to wider adoption of digital assets by clarifying how existing regulated venues could be used for retail trading of leveraged, margined, or financed spot crypto asset contracts. On September 2, 2025, the staffs of the SEC and CFTC issued a joint statement regarding trading of certain spot crypto asset products on regulated exchanges. In this statement, the SEC’s Division of Trading and Markets and the CFTC’s Divisions of Market Oversight and Clearing & Risk clarify their view that current law does not prohibit SEC-registered national securities exchanges or CFTC-registered exchanges from facilitating trading in these spot crypto commodity products. This cross-agency initiative-part of the SEC’s “Project Crypto” and the CFTC’s “Crypto Sprint” — is intended to promote trading venue choice for digital assets and encourage crypto market innovation within the U.S. regulatory framework.
•	The European Union’s Markets in Crypto Assets Regulation (“MiCA”), a comprehensive digital asset regulatory framework for the issuance and provision of services in relation to digital assets, like AVAX, became effective in June 2023, with various requirements phasing into effect through 2024. MiCA regulates the authorization requirement for and supervision of crypto-asset service providers, as well as crypto-asset issuers, offerors and persons seeking admission to trading of crypto-assets in the European Union. In addition, MiCA also requires the European Commission (i) to provide a report on the environmental impact of crypto-assets and (ii) based upon such report, introduce measures that might be warranted to mitigate the adverse impacts on the environment of technologies employed in markets in crypto-assets like the consensus mechanisms such as mandatory minimum sustainability standards for consensus mechanisms, including the proof-of-stake consensus mechanisms on which the Avalanche blockchain is based.
•	Firms engaging in crypto-asset activities in the UK must currently be registered with the Financial Conduct Authority (the “FCA”) under the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (“MLRs”), and are subject to various requirements and obligations as a result. The marketing of crypto-assets is also restricted and the marketing and sale of derivatives and exchange-traded notes that reference certain types of crypto-assets to retail customers in the UK is prohibited, although the FCA now plans to remove the ban on the marketing and sale of exchange-traded notes. The UK regulatory framework for crypto-assets continues to evolve rapidly, and firms operating in this space face an increasingly complex and restrictive compliance landscape. The FSMA 2023 established a framework to bring certain crypto-asset activities, including issuance and trading, within the UK’s financial regulatory perimeter. Detailed rules relating to the regime are still under consultation by His Majesty’s Treasury and the FCA. In April 2025, His Majesty’s Treasury published draft legislation to bring a wide range of crypto-asset activities within the scope of the UK’s regulatory perimeter, including operating a crypto-asset trading venue, providing custody services and dealing in crypto-assets. The FCA is also consulting on various elements of its forthcoming crypto-asset regime, including in respect of the issuance of stablecoins, the custody of crypto-assets and prudential requirements for crypto-asset businesses. The final rules are expected to come into force in phases from late 2025 into 2026; and
•	In China, the People’s Bank of China and the National Development and Reform Commission have declared all cryptocurrency transactions illegal within the country. Other jurisdictions, including Egypt, Morocco and the Dominican

Republic have also made the use of digital assets illegal. If the use of digital assets is made illegal in other jurisdictions, the available market for AVAX may contract. Additionally, if another government with considerable economic power were to ban digital assets or related activities, this could have further impact on the price of AVAX. As a result, the markets and opportunities discussed herein may not reflect the markets and opportunities available to us in the future.

While the current administration has expressed support regarding the development and use of digital assets and the U.S. enacted the GENIUS Act in July 2025, the specific regulatory frameworks, including the potential adoption of the CLARITY Act, RFIA, DCIA and/or any other digital asset market structure bill are still to be developed. Although in December 2025, the FDIC published a notice of proposed rulemaking that seeks to establish the procedures for institutions under its supervision to obtain an approval to issue payment stablecoins through a subsidiary, this is only the beginning of the first of many rulemakings under the GENIUS Act. The exact timeline and impact of these efforts on our business is uncertain, and there is uncertainty regarding enforcement actions by several U.S. agencies involving digital asset issuers and trading platforms. Additionally, it is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or the impact of any such additional authorities, including the authority that Congress has already granted to the banking agencies under the GENIUS Act. It is also not possible to predict how additional legislation, regulation or other form of regulatory or supervisory oversight — such as the implementing regulations under the GENIUS Act or any Senate amendments to the CLARITY Act, RFIA or DCIA — might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and AVAX specifically.

We cannot be certain as to how future regulatory developments will impact the treatment of AVAX under the law, and ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of AVAX and materially and adversely impact our business. If we fail to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business model at all, which could have a material adverse effect on our business, prospects or operations. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of AVAX and any other digital assets we may hold or expect to hold at such time and in turn adversely affect the market price of Pubco Class A Stock.

Moreover, the risks of engaging in a AVAX acquisition strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The novelty of AVAX may increase the risk of employee or service provider misconduct or error, which may adversely impact the business of Pubco. Employee or service provider misconduct or error could subject us to legal liability, financial losses and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity. Employee or service provider errors could expose us to the risk of material losses even if the errors are detected. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel Avalanche-based products and services which we may offer in the future. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, or any contractors and agents we may contract with, could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

The growth of the digital assets industry in general, and the use and acceptance of AVAX in particular, are subject to a high degree of uncertainty and may also impact the price of AVAX. The pace of worldwide growth in the adoption and use of AVAX may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to AVAX, institutional demand for AVAX as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for AVAX as a means of payment and the availability and popularity of alternatives to AVAX. Even if growth in AVAX adoption occurs in the near or medium-term, there is no assurance that AVAX usage will continue to grow over the long-term. In addition, private actors that are wary of digital assets and blockchains like Avalanche or the regulatory concerns associated with Avalanche and AVAX have in the past taken, and may in the future take, further actions that may have an adverse effect on our business or the market price of Pubco Class A Stock.

Because AVAX has no physical existence beyond the record of transactions on the Avalanche blockchain, a variety of technical factors related to the Avalanche blockchain could also impact the price of AVAX. For example, malicious attacks by validators, inadequate staking fees to incentivize validating of Avalanche transactions, hard “forks” of the Avalanche blockchain into multiple blockchains, and advances in digital computing, algebraic geometry and quantum computing could undercut the integrity of the Avalanche blockchain and negatively affect the price of AVAX. The liquidity of AVAX may also be reduced and damage to the public perception of AVAX may occur, if financial institutions were to deny or limit banking services to businesses that hold AVAX, provide Avalanche-related services or accept AVAX as payment, which could also decrease the price of AVAX. Liquidity of AVAX may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for AVAX and other digital assets.

The regulatory environment for digital assets in the United States and globally remains highly uncertain and is evolving rapidly. U.S. policymakers are only beginning to define a comprehensive regulatory framework for digital assets. As a result, Pubco may face challenges in adapting to proposed or newly enacted laws and regulations, which could materially and adversely affect its business, financial condition and operations.

As crypto assets have grown in both popularity and market size, various U.S. federal, state and local and foreign governmental organizations, as well as consumer agencies and public advocacy groups, have increasingly scrutinized the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities and fund criminal or terrorist enterprises. In addition, the safety and soundness of platforms and other service providers that hold crypto assets for users have drawn regulatory and public attention. These concerns have led to calls for heightened regulatory oversight, and new laws and regulations.

Unlike traditional financial institutions, which have cultivated long-standing relationships with policymakers and regulators, participants in the crypto-economy are relatively new to the U.S. legislative and regulatory landscape. While engagement with policymakers and regulators has begun, it is still at a relatively nascent stage and may be insufficient to influence future legislation and regulation. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that adversely affect the crypto-economy or crypto asset platforms. Consequently, Pubco may be disproportionately impacted by such developments, potentially restricting its ability to operate or innovate. Additionally, any future political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

As also noted above, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illicit activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to ongoing war between Russia and Ukraine. If we are found to have purchased any of our AVAX from bad actors that have used AVAX to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in AVAX by us may be restricted or prohibited.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the bankruptcy of FTX Trading Ltd., one of the world’s largest cryptocurrency exchanges, in November 2022, which has been widely cited as a catalyst for increased regulatory and enforcement focus on the digital assets industry and certain market participants and practices. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting AVAX, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant compliance and other costs on Pubco, significantly limit our ability to hold and transact in AVAX or materially reduce the value of Pubco’s AVAX holdings.

AVAX’s status as a product that may be offered and sold as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products, and services in general, is subject to uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of an investment contract that is offered or sold as a “security” under the U.S. federal securities laws. The legal test for determining whether any given crypto asset, product or service that is offered and sold is an investment contract was set forth in the 1946 U.S. Supreme Court case SEC v. W.J. Howey Co. and requires a fact-intensive analysis. Accordingly, whether any given crypto asset, product or service that would be ultimately deemed to be offered and sold is a “security” is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed to be offered or sold as a “security” or “securities offering” under applicable laws.

The SEC has not stated or alleged that it believes that AVAX is an investment contract and, therefore, a securities. Even if it is concluded that a crypto asset, in itself, is not a security, the SEC and courts have taken the position that a crypto asset can be offered and sold in securities transactions, which carries many of the same regulatory risks and consequences summarized above. For example, the SEC has taken the position that yield, lending products, services or protocols can constitute the offer and sale of security even if the underlying crypto asset is not a security.

Any enforcement action by the SEC or any international or state securities regulator asserting that AVAX should be offered and sold as a “security” or a court decision to that effect, or any international or state securities regulator asserting that AVAX itself is a “security”, would be expected to have an immediate material adverse impact on the trading value of AVAX, as well as our business.

Several foreign jurisdictions have taken a broad-based approach to classifying crypto assets, products and services that are being offered or sold as “securities,” while other foreign jurisdictions have adopted a narrower approach. As a result, certain crypto assets, products or services, including those relating to Avalanche, may be deemed to be offered and sold as a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of crypto assets, products or services that are offered or sold as “securities.”

The classification of a crypto asset, product or service that is offered and sold as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is offered and sold as a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are offered or sold as securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are offered or sold as securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration and qualification requirements.

In its initial business activities, which will constitute (i) the targeted accumulation of AVAX, (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, Pubco does not plan to offer or sell AVAX as “investment contracts” or otherwise as a “security”. Pubco is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange or ATS (or foreign equivalents), and we believe that AVAX in itself or as a result of the manner in which we intend to purchase or sell AVAX in our initial business activities, is not a security (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either AVAX itself or a product or service that we may offer or sell in the future related to Avalanche could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given Avalanche product or service that is offered and sold as a security or non-security, or that the SEC, foreign regulatory authority or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service that is offered or sold by us in the future is a security, we would not be able to offer such product or service until we are able to do so in a legally compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that is offered or sold constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer certain future products or services even if the SEC or another regulator alleges that the product or service is offered or sold as a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other crypto-economy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any future product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results and financial condition. Additionally, if AVAX were to be categorized as a security it may have adverse consequences for the market for AVAX, including an adverse impact on liquidity.

Regulatory changes classifying AVAX as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of AVAX and the market price of shares of Pubco Class A Stock.

While the SEC has not called AVAX a “security” for purposes of the U.S. federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the Investment Company Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to substantially change the manner in which we conduct our business.

In addition, if AVAX is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of AVAX as well as the ability to buy and sell it and in turn adversely affect the market price of shares of Pubco Class A Stock. For additional information on the additional requirements we would be required to meet if we were determined to be an investment company, see “If MLAC is deemed to be an investment company under the Investment Company Act, MLAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for MLAC to complete the Business Combination.”

Pubco will not be subject to the same legal and regulatory obligations, including certain compliance and reporting obligations intended to protect investors, that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors.

We believe we are currently not subject to, and subsequent to the Business Combination, will not be subject to, and do not otherwise voluntarily comply with, these laws and regulations. Consequently, shareholders of Pubco do not have the regulatory protections provided to shareholders in registered and regulated investment companies, which, for example, require investment companies to have a certain percentage of disinterested directors and regulate the relationship between the investment company and certain of its affiliates. Further, Pubco may hold or trade in commodity futures contracts in order to hedge its AVAX holdings. A futures contract, which is a type of derivative, is subject to the risk of loss caused by unanticipated market movements, which are potentially unlimited. In addition, there may at times be an imperfect correlation between the movement in the prices of futures contracts and the value of their underlying instruments or indexes, and there may at times not be a liquid secondary market for certain futures contracts leading to the possible inability to sell or close out a futures contract at the desired time or price. Commodity futures are regulated by the Commodity Exchange Act, as administered by the CFTC. We do not believe that we are a commodity pool for purposes of the Commodity Exchange Act. Consequently, shareholders will not have the regulatory protections provided to shareholders in Commodity Exchange Act- regulated instruments or commodity pools. However, the CLARITY Act would amend the CEA to add spot digital commodities to the definition of commodity interests, which could cause the company to be deemed a commodity pool or commodity pool operator and subject the company to additional regulatory requirements and compliance burdens.

This means, among other things, that the execution of or changes to our AVAX acquisition and management strategy, our use of leverage, the manner in which our AVAX is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our AVAX acquisition strategy would require the approval of the Pubco Board, no shareholder or regulatory approval would be necessary. Consequently, the Pubco Board has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our AVAX holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding AVAX.

Pubco is subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, AML, and counter-terrorism financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As Pubco continues to expand and localize its international activities, its obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

As Pubco expands, it has and will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which it operates and those into which it offers services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, digital assets, and related technologies outside the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

Pubco is required to comply with applicable U.S. economic and trade sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), as well as similar requirements in other jurisdictions. The OFAC regulations and requirements generally restrict dealings by persons subject to U.S. jurisdiction with certain countries, or subnational territories that are the target of comprehensive sanctions, which currently are Cuba, Iran, and North Korea, as well as Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine. In addition, OFAC restricts dealings by persons subject to U.S. jurisdiction with specific individuals and entities that are the subject of targeted sanctions, including persons identified on blocked persons lists.

Pubco is also subject to various AML and counter-terrorism financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, many of our activities are subject to AML laws and regulations, including the Bank Secrecy Act of 1970 (the “BSA”) and other similar laws and regulations. The BSA, among other things, requires money transmitters to develop and implement risk-based AML programs; to report large cash transactions and suspicious activity; and, in some cases, to collect and maintain information about customers who use their services and maintain other transaction records. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor transactions on our system, which would include payments to persons outside the United States. Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers. Any change in such thresholds could result in greater costs for compliance. We also could be subject to potentially significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if regulators or third-party auditors identify gaps in our AML program that are not sufficiently remediated, or if our AML program is found to violate the BSA.

Despite our efforts to comply with applicable laws and regulations, there can be no guarantee that regulators and/or law enforcement will view these measures as compliant with the BSA or U.S. sanctions laws and regulations. If regulators and/or law enforcement find that we have violated the BSA or U.S. sanctions laws and regulations, or we are otherwise the subject of government investigations for alleged violations of the BSA or U.S. sanctions laws and regulations, such investigations and alleged violations could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to these matters could be substantial. Although we have implemented controls and screening tools designed to prevent violative activity, there is no guarantee that we will not inadvertently provide our products and services to individuals, entities, or governments in violation of the BSA or U.S. sanctions laws and regulations.

Regulators worldwide frequently study each other’s approaches to the regulation of the blockchain technology and digital assets. Consequently, developments in any jurisdiction may influence other jurisdictions. Further, new developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated in another jurisdiction, which in turn would affect our business across multiple jurisdictions and/or across our services and products. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by the U.S. and other jurisdictions’ regulations applicable to us. We are subject to anti- corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including anti-bribery provisions enforced by the U.S. Department of Justice and the SEC. The FCPA, for example, prohibits U.S. persons and entities from making improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations. However, there can be no assurance that all of our employees, consultants, and agents — including those that may be based in or from countries where practices that violate U.S. or other laws may be customary — will not take actions in violation of our policies, for which we may be ultimately responsible.

The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and proceedings by multiple government authorities in different jurisdictions. Furthermore, due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated or fit within a particular category of regulatory activities, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, and regulatory and legal scrutiny, which could lead to sanctions, cease-and- desist orders, or other penalties and censures. Any of the foregoing could, individually or in the aggregate, have a material adverse effect on our business, results of operations, financial condition, and prospects.

Investment vehicles that pool money for the purpose of trading in commodity interests, which include futures, swaps, options and leveraged transactions, may be required under the Commodity Exchange Act to register as commodity pool operators. Pubco does not intend to engage in such transactions and, accordingly, we do not believe that we are a commodity pool or commodity pool operator for the purposes of the Commodity Exchange Act. The CLARITY Act and DCIA would both amend the CEA to add spot digital commodities to the definition of commodity interests, which could cause the company to be deemed a commodity pool or commodity pool operator and subject the company to additional regulatory requirements and compliance burdens.

Due to the unregulated nature and lack of transparency surrounding the operations of many AVAX trading venues, AVAX trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in AVAX trading venues and adversely affect the value of Pubco’s AVAX holdings.

AVAX trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many AVAX trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, in the event one or more AVAX trading venues cease or pause for a prolonged period the trading of AVAX or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems, the marketplace may lose confidence in AVAX trading venues, including prominent exchanges that handle a significant volume of AVAX trading and/or are subject to regulatory oversight.

The SEC has also brought actions against individuals and digital asset market participants alleging such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the digital assets markets are significantly smaller than expected and that the United States makes up a significantly larger percentage of the digital assets markets than is commonly understood. Any actual or perceived false trading in the digital asset markets, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our AVAX. Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of AVAX trading venues, lending institutions, institutional investors, institutional validators, custodians or other major participants in the Avalanche ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in AVAX and the broader AVAX ecosystem and greater volatility in the price of AVAX. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading Ltd., and BlockFi filed for bankruptcy, following which the market prices of certain digital assets significantly declined. The SEC also alleged as part of its June 5, 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of certain digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. While the current U.S. administration has dismissed these enforcement actions, it is uncertain when or whether new enforcement actions may be brought. The price of Pubco Class A Stock may be affected by the value of our AVAX holdings and the failure of a major participant in the Avalanche ecosystem could have a material adverse effect on the market price of Pubco Stock.

Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations and rules is largely dependent on the establishment, maintenance and scaling of our compliance, internal audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that our policies and procedures will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures are expected to rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Any potential regulators who may have jurisdiction over us, including in the future, may periodically review our compliance program, including our policies and procedures, and compliance with applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders that may prohibit us from engaging in some of our business activities, or revoke any licenses we may obtain in the future. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and potential future financial institution partners in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

In the future, we may engage in other Avalanche-related activities and services that are subject to regulation. This could include Avalanche-related debt and equity structured products and Avalanche-related lending activities or the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. We have not previously engaged in these business lines and we may be unable to implement our business plan, including, without limitation, due to operational challenges, significant competition and regulation. We could also incur indebtedness or enter into other financial instruments in the future that may be collateralized by our AVAX holdings or pursue other strategies to create income streams or otherwise generate funds using our AVAX holdings. These offerings are expected to be highly regulated, and any failure to obtain or maintain necessary money transmission, banking services and/or virtual currency business activity registrations and licenses, or comply with any applicable laws, rules and regulations could adversely affect our ability to offer these services. See “— AVAX’s status as a “security” in any relevant jurisdiction, as well as the status of Avalanche-related products and services in general, is subject to a high degree of uncertainty, and if Pubco is unable to properly characterize such product or service offering, Pubco may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect Pubco’s business, operating results and financial condition.” Regulators and payment processors have historically taken actions relating to access to banking services. Heightened scrutiny by regulators could be detrimental to our long-term strategy and failure to comply with regulators during and after our engagement in such activities could damage our brand, reputation, business, operating results and financial condition.

Further, Pubco has not previously engaged in such Avalanche-related products or services, and may be unable to implement a business strategy to successfully deliver these additional services. We cannot guarantee our success to deliver these services. However, if we fail to keep pace with rapid industry changes to provide new and innovative products and services, and are unable to offer such financial services to generate revenue, this could adversely impact our business, operating results and financial condition. The further development and acceptance of cryptocurrency networks and other cryptocurrency financial services, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. Conversely, the slowing or stopping of the development or acceptance of digital asset systems may also adversely affect our ability to implement this business strategy.

Even if we are able to expand our future operations, we cannot guarantee that we will convince future customers to use these products or services. If our future customers decrease their level of engagement with our products, services and platform, our business, operating results and financial condition may be significantly harmed.

Pubco may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in Pubco.

From time to time, Pubco may come into possession of, acquire, or otherwise establish dominion and control over, digital assets or other assets or rights, or be entitled to acquire any of the foregoing, incidental to Pubco’s ownership of AVAX and which arise without any action of Pubco (“Incidental Rights”). Incidental Rights can arise in a number of ways, including a fork in the Avalanche blockchain, or an airdrop to holders of AVAX (each described below). Although Pubco intends to recognize forked and airdropped assets in close cooperation with the approach taken by its partner custodians at the time, Pubco may elect not to take advantage of such Incidental Rights, or may be unable to do so, or may irrevocably abandon the Incidental Rights or other assets, even if this may be economically detrimental to Pubco.

Network Forks.

Avalanche, along with many other blockchain networks, are open-source projects. As a result, any individual can propose modifications or improvements through one or more software upgrades that could alter the protocol layer. In most cases, when a modification is proposed, a substantial majority of validators adopt it, especially if the new version would be incompatible with the then-current version. However, when a substantial majority of validators do not adopt the modified version, the result is a “hard fork” with two incompatible networks and two incompatible digital assets.

Forks can occur for other reasons as well. For example, after a significant security breach, stakeholders on the network could elect to “fork” the network to its state before the hack, effectively reversing the hack. A fork could also be introduced unintentionally through a software bug or network activity.

Significant forks are typically announced several months in advance. The circumstances of each fork are unique, and their relative significance varies. It is possible that a particular fork may result in a significant disruption to Avalanche and, potentially, may result in broader market disruption should pricing become difficult following the fork. It is not possible to predict with accuracy the impact that any anticipated fork could have or for how long any resulting disruption may exist.

Forks may have a detrimental effect on the value of AVAX, including by negatively affecting cryptocurrency allocations or by failing to capture of the full value of the newly forked Avalanche if it is excluded from the CME CF ADRR index. Forks can also introduce new security risks. For example, forks may result in “replay attacks,” or attacks in which transactions from one network were rebroadcast to nefarious effect on the other network. After a hard fork, it may become easier for an individual validator or node’s validation power to exceed 50% of the processing power of the digital asset network, thereby making digital assets that rely on proof-of-stake more susceptible to attack. For example, when the Ethereum and Ethereum Classic networks, two other digital asset networks, split in July 2016, replay attacks, in which transactions from one network were rebroadcast to nefarious effect on the other network, plagued Ethereum exchanges through at least October 2016. An Ethereum exchange announced in July 2016 that it had lost 40,000 Ethereum Classic, worth about $100,000 at that time, as a result of replay attacks.

A hard fork may adversely affect the price of AVAX at the time of announcement or adoption. For example, in anticipation that ownership of the pre fork digital asset would entitle holders to a new digital asset following the fork, the announcement of a hard fork could lead to increased demand for the pre-fork digital asset. The increased demand for the pre fork digital asset may cause the price of the digital asset to rise. After the hard fork, it is possible the aggregate price of the two versions of the digital asset running in parallel would be less than the price of the digital asset immediately prior to the fork. While Pubco will determine which network is generally accepted as the Avalanche Network and should therefore be considered the appropriate network for Pubco’s purposes, there is no guarantee that Pubco will choose the network and the associated digital asset that is ultimately the most valuable fork.

In principle, a hard fork could change the source code for the Avalanche Network, including the source code which limits the supply of AVAX to 720 million. Although many observers believe this is unlikely at present, there is no guarantee that the current 720 million supply cap for outstanding AVAX will not be changed. If a hard fork changing the 720 million supply cap is widely adopted, the limit on the supply of AVAX could be lifted, which could have an adverse impact on the value of AVAX and the value of the shares of Pubco Class A Stock.

Unlike other proof-of-stake blockchain networks like Ethereum, where consensus is reached after differences are identified, the Avalanche consensus mechanism is designed such that validators repeatedly sample each other’s opinions pre-emptively, meaning that validators converge on consensus before divergence and ambiguity develop. This difference in consensus mechanic means that unintentional forks are rare on the Avalanche Network as compared to other proof-of-stake networks like Ethereum.

Custodians of Pubco’s AVAX may retain the right to determine whether or not to support (or cease supporting) a forked network. The outcome of such decisions by custodians of Pubco’s AVAX may impact the price of Pubco Class A Stock.

Airdrops.

Owners of AVAX may also become subject to “airdrops.” In an airdrop, the promotors of a different digital asset, typically one that is newly launched, will send that digital asset to the wallet of holders of an existing digital asset for no charge. Airdrops are not always announced and while in some cases the wallet owner needs to take a step to “claim” the new digital asset, in other cases, the wallet owner possesses the new digital asset without taking any actions. For example, in March 2017, the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. Pubco may or may not participate in airdrops.

If Pubco notifies a custodian of its AVAX holdings in writing of an upcoming airdrop, such custodian may, among other actions, elect to: (i) custody the airdropped digital asset for an additional fee or (ii) not pursue obtaining the airdropped digital assets. The outcome of such decisions by custodians may impact the price of Pubco Class A Stock.

In the ordinary course of business managing its AVAX holding as an AVAX treasury company, Pubco may purchase AVAX through spot markets which may be exposed to fraud and market manipulation, including through front running and wash trading, which may adversely affect the value of the shares of Pubco Class A Stock.

The blockchain infrastructure could be used by certain market participants to exploit arbitrage opportunities through schemes such as front-running, spoofing, pump-and-dump and fraud across different systems, platforms or geographic locations. As a result of reduced oversight, these schemes may be more prevalent in digital asset markets than in the general market for financial products.

The SEC has identified possible sources of fraud and manipulation in the digital asset market generally, including, among others (1) ”wash trading”; (2) persons with a dominant position in a digital asset like AVAX manipulating AVAX pricing; (3) hacking of the digital asset network and trading platforms; (4) malicious control of the digital asset network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in the specified digital asset, new sources of demand for the specified digital asset, etc.) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,”; and (7) fraud and manipulation at digital asset trading platforms.

In the ordinary course of business managing its AVAX holding as an AVAX treasury company, Pubco may purchase AVAX through spot markets. Over the past several years, a number of digital asset spot markets have been closed or faced issues due to fraud. In many of these instances, the customers of such digital asset spot markets were not compensated or made whole for the partial or complete losses of their account balances in such exchanges.

Academics and market observers have put forth evidence to support claims that manipulative trading activity has occurred on certain digital asset exchanges. For example, in a 2017 paper entitled “Price Manipulation in the Bitcoin Ecosystem” sponsored by the Interdisciplinary Cyber Research Center at Tel Aviv University, a group of researchers used publicly available trading data, as well as leaked transaction data from a 2014 Mt. Gox security breach, to identify and analyze the impact of “suspicious trading activity” on Mt. Gox between February and November 2013, which, according to the authors, caused the price of Bitcoin to increase from around $150 to more than $1,000 over a two-month period. In August 2017, it was reported that a trader or group of traders nicknamed “Spoofy” was placing large orders on Bitfinex without actually executing them, presumably in order to influence other investors into buying or selling by creating a false appearance that greater demand existed in the market. In December 2017, an anonymous blogger (publishing under the pseudonym Bitfinex’d) cited publicly available trading data to support his or her claim that a trading bot nicknamed “Picasso” was pursuing a paint-the-tape-style manipulation strategy by buying and selling Bitcoin and Bitcoin Cash between affiliated accounts in order to create the appearance of substantial trading activity and thereby influencing the price of such assets.

The potential consequences of a spot market’s failure or failure to prevent market manipulation could adversely affect the value of the shares of Pubco Class A Stock. Any market abuse, and a loss of investor confidence in AVAX, may adversely impact pricing trends in digital asset markets broadly, as well as an investment in shares of Pubco Class A Stock.

The price of AVAX on available spot markets may be exposed to wash trading.

Spot markets on which AVAX trades, through which Pubco may purchase AVAX, may be susceptible to wash trading. Wash trading occurs when offsetting trades are entered into for other than bona fide reasons, such as the desire to inflate reported trading volumes. Wash trading may be motivated by non-economic reasons, such as a desire for increased visibility on popular websites that monitor markets for digital assets so as to improve their attractiveness to investors who look for maximum liquidity, or it may be motivated by the ability to attract listing fees from token issuers who seek the most liquid and high-volume exchanges on which to list their coins. Results of wash trading may include unexpected obstacles to trade and erroneous investment decisions based on false information.

Even in the United States, there have been allegations of wash trading even on regulated venues. Any actual or perceived false trading in the digital asset exchange market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of AVAX and/or negatively affect the market perception of AVAX.

To the extent that wash trading either occurs or appears to occur in spot markets on which AVAX trades, investors may develop negative perceptions about AVAX and the digital assets industry more broadly, which could adversely impact the price of AVAX and, therefore, the price of shares of Pubco Class A Stock. Wash trading also may place more legitimate digital asset exchanges at a relative competitive disadvantage.

The price of AVAX on available spot markets may be exposed to front-running.

Spot markets on which AVAX trades, through which Pubco may purchase AVAX, may be susceptible to “front-running,” which refers to the process when someone uses technology or market advantage to get prior knowledge of upcoming transactions. Front-running is a frequent activity on centralized as well as decentralized exchanges. By using bots functioning on a millisecond-scale timeframe, bad actors are able to take advantage of the forthcoming price movement and make economic gains at the cost of those who had introduced these transactions. The objective of a front runner is to buy a chunk of tokens at a low price and later sell them at a higher price while simultaneously exiting the position. Front-running happens via manipulations of gas prices or timestamps, also known as slow matching. To the extent that front-running occurs, it may result in investor frustrations and concerns as to the price integrity of digital asset exchanges and digital assets more generally.

If the digital asset award or transaction fees for recording transactions on the Avalanche Network are not sufficiently high to incentivize validators, such validators may demand high transaction fees, which could negatively impact the value of AVAX and the value of the Pubco Class A Stock.

During the course of the block validation processes, validators exercise the discretion to select which transactions to include within a block and in what order to include these transactions. Beyond the standard block reward and transaction fees, validators have the ability to extract what is known as maximal extractable value (“MEV”) by strategically choosing, reordering or excluding certain transactions during block production in return for increased transaction fees or other forms of revenue for such validators. In blockchain networks that facilitate DeFi protocols in particular, such as the Avalanche Network, users may attempt to gain an advantage over other users by offering additional fees to validators for effecting the order or inclusions of transactions within a block. Certain software solutions, such as MEV Boost by Flashbots, have been developed which facilitate validators and other parties in the ecosystem in capturing MEV. The presence of MEV may incentivize associated practices such as sandwich attacks or front running that can have negative repercussions on DeFi users. A “sandwich attack” is executed by placing two transactions around a large, detected transaction to capitalize on the expected price impact. For instance, a market participant might identify a sizable transaction within the publicly visible memory pool (“mempool”) that will significantly alter an asset’s price on a decentralized exchange. The participant could then, for example, orchestrate a transaction bundle: one transaction to acquire the asset prior to the detected transaction, followed by the large transaction itself, and a final transaction to sell the asset after the market price has increased due to the large transaction’s execution. Such transaction bundles can be submitted to validators through mechanisms like MEV Boost, with validators receiving a share of the profits as an incentive to include the specific transaction bundle in the block. In the context of MEV, “front running” is said to occur when a user spots a transaction in the mempool of pending but unexecuted transactions awaiting validation, and then pays a high transaction fee to a validator to have their transaction executed on a priority basis in a manner designed to profit from the pending but unexecuted transaction that is still in the mempool. MEV may also compromise the predictability of transaction execution, which may deter usage of the network as a whole. Although based on widely available information given that transactions in the mempool are publicly visible, any potential perception of MEV as unfair manipulation may also discourage users and other stakeholders from engaging with DeFi protocols or the Avalanche Network in general. In addition, it is possible regulators or legislators could enact rules that restrict practices associated with MEV, which could diminish the popularity of the Avalanche Network among users and validators.

With respect to the Company’s direct staking activities, the Company’s third-party node operators do not participate in MEV extraction strategies as directed by the Company. Furthermore, staking rewards on the Avalanche Network are determined at the inception of each staking period based on protocol-defined parameters, including the amount staked and the duration of the staking term. As the Company’s node operators do not currently engage in MEV practices, and rewards are locked at inception, the Company’s direct staking returns are not currently directly affected by MEV extraction or other validator-level transaction ordering practices.

With respect to the Company’s liquid staking activities, the Company participates in both the BENQI Protocol, which issues sAVAX, and the Hypha Protocol, which issues stAVAX. stAVAX, is a liquid staking token that represents a pooled claim on staked AVAX and accumulated rewards across a set of validators selected by the liquid staking protocol operator. Unlike the Company’s direct staking arrangements, where rewards are locked at inception and the node operators do not participate in MEV, the value of stAVAX accrues over time based on the ongoing performance of the underlying validator pool, exposing the Company to MEV-related risks that it cannot independently monitor or mitigate. sAVAX is also a liquid staking token that represents a pooled claim on staked AVAX and accumulated rewards across as set of validators selected by the liquid staking protocol operator. These sAVAX do not participate in MEV operations.

The liquid staking protocol operator determines which validators receive delegations from the pool, and the Company has no ability to influence validator selection, removal or MEV policies within the protocol. If validators in the underlying pool engage in MEV extraction, the Company’s exposure may be enhanced through the following risks:

●	Reward Variability. Validators that participate in MEV may generate outsized returns during periods of high network congestion or DeFi activity, but may underperform during periods of lower MEV opportunity. Because the stAVAX exchange rate reflects the blended performance of all validators in the pool, the Company’s effective yield may fluctuate based on the MEV activity of validators it did not select and cannot remove.
●	Penalty Risk. The Avalanche Network does not currently impose slashing penalties on validators. However, validators that fail to meet uptime or performance requirements may become ineligible to earn staking rewards during periods of non-compliance, which would reduce the total rewards accruing to the pool and impair the stAVAX exchange rate.
●	Protocol or Reputational Risk. MEV-related controversies involving validators in the underlying pool could erode market confidence in the liquid staking protocol itself, even if the protocol operator is not directly responsible for a validator’s MEV activity. A loss of confidence could cause the market price of stAVAX to trade at a sustained discount to its theoretical redemption value or reduce liquidity in secondary markets for stAVAX.
●	Lack of Transparency. The Company has limited visibility into the MEV practices of individual validators within the liquid staking pool. Validators are not required to disclose whether or to what extent they engage in MEV extraction, and the liquid staking protocol operator may not monitor or report on validator-level MEV activity. As a result, the Company may be unable to assess its exposure to MEV-related risks within its stAVAX holdings until after an adverse event has occurred.

Any of these or other outcomes related to MEV may adversely affect the value of AVAX and the value of the shares of Pubco Class A Stock.

Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.

Although transaction details of peer-to-peer transactions are recorded on the Avalanche blockchain, a buyer or seller of digital assets on a peer-to-peer basis directly on the Avalanche Network may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. In addition, certain technologies may obscure the origin or chain of custody of digital assets. The opaque nature of the market poses asset verification challenges for market participants, regulators and auditors and gives rise to an increased risk of manipulation and fraud, including the potential for Ponzi schemes, bucket shops and pump and dump schemes. Digital assets have in the past been used to facilitate illicit activities. If a digital asset was used to facilitate illicit activities, businesses that facilitate transactions in such digital assets could be at increased risk of potential criminal or civil lawsuits, or of having banking or other services cut off, and such digital asset could be removed from digital asset exchanges. Any of the aforementioned occurrences could adversely affect the price of the relevant digital asset, the attractiveness of the respective blockchain network and an investment in shares of Pubco Class A Stock. If Pubco were to transact with a sanctioned entity, we would be at risk of potential criminal or civil lawsuits or liability.

Pubco aims to take measures with the objective of reducing illicit financing risks in connection with our activities. However, illicit financing risks are present in the digital asset markets, including markets for AVAX. There can be no assurance that the measures employed by Pubco will prove successful in reducing illicit financing risks, and Pubco will be subject to the complex illicit financing risks and vulnerabilities present in the digital asset markets. If such risks eventuate, Pubco could face civil or criminal liability, fines, penalties, or other punishments, be subject to investigation, have our assets frozen, lose access to banking services or services provided by other service providers, or suffer disruptions to their operations, any of which could negatively affect Pubco’s ability to operate or cause losses in value of the shares of Pubco Class A Stock.

At Closing, Pubco will have adopted and implemented policies and procedures that are designed to ensure that Pubco does not violate applicable AML and sanctions laws and regulations and complies with any applicable KYC laws and regulations. Pubco aims to only interact with known authorized third-party service providers with respect to whom it has engaged in a due diligence process to ensure a thorough KYC process.

There is no guarantee that such procedures will always be effective. If third parties have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or Pubco’s diligence is ineffective, violations of such laws could result, which could result in regulatory liability for Pubco under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by a custodian. Any of the foregoing could impact the value of the shares of Pubco Class A Stock or negatively affect Pubco’s ability to operate.

Risks Related to Being a Public Company

The market price of Pubco Class A Stock may be volatile and decline materially as a result of volatility in AVAX or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.

The trading price of Pubco Class A Stock following completion of the Business Combination is likely to be volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Class A Stock at an attractive price due to a number of factors such as the following:

•	Pubco’s operating and financial performance and prospects;
•	risk of Pubco’s credit rating being downgraded;
•	Pubco’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;
•	conditions that impact demand for Pubco’s future products and/or services;
•	future announcements concerning Pubco’s business, its customers’ businesses or its competitors’ businesses;
•	the public’s reaction to Pubco’s press releases or other public announcements and filings with the SEC;
•	the market’s reaction to Pubco’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;
•	the size of Pubco’s public float;
•	volatility in AVAX, Pubco’s principal asset;
•	the control by Seller over Pubco, which results in Pubco being expected to qualify as a “controlled company” under securities exchange rules, and may create conflicts of interest between Pubco and Seller;
•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
•	market and industry perception of Pubco’s success, or lack thereof, in pursuing its strategy;
•	strategic actions by Pubco or its competitors, such as acquisitions or restructurings;
•	changes in laws or regulations which adversely affect Pubco’s industry or Pubco;
•	privacy and data protection laws, privacy or data breaches, or the loss of data;
•	changes in Pubco’s accounting standards, policies, guidance, interpretations or principles;
•	changes in Pubco’s senior management or key personnel;
•	issuances, exchanges or sales, or expected issuances, exchanges or sales of Pubco Class A Stock;

•	changes in Pubco’s dividend policy;
•	the lack of voting rights;
•	failure by Pubco to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects our operations;
•	adverse resolution of any new or pending investigation, regulatory action or litigation against Pubco; and
•	changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

Broad market and industry factors may materially reduce the market price of Pubco Class A Stock, regardless of Pubco’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Stock is low. As a result, you may suffer a loss on your investment.

Pubco’s share price may be exposed to additional risks because our business will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and Pubco expects that increased focus to continue. Pubco may be subject to increased scrutiny by the SEC and other government agencies on holders of Pubco securities as a result, which could adversely affect the price of Pubco Class A Stock.

A substantial part of Pubco’s assets following the Business Combination will be its AVAX holdings and cash and cash equivalents from the proceeds of the Transactions not invested in AVAX. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations.

Upon consummation of the Business Combination, a substantial part of Pubco’s assets will be its AVAX holdings and AVAX and cash and cash equivalents from the proceeds of the Transactions not invested in AVAX. While Pubco plans to generate revenue through active management of its AVAX holdings, and potentially developing a dedicated platform of external AVAX investment managers, developing and entering into partnerships for Avalanche-related financial and technology infrastructure, these business strategies are subject to risks as described in this section. Pubco’s ability to pay taxes and operating expenses, as well as its debt service obligations in the future, if any, will be largely dependent upon the financial results and cash flows resulting from its business strategies. There can be no assurance that Pubco will generate sufficient cash flow from its activities or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of AVAX that secures then- outstanding notes in order to fund working capital needs. Pubco may default on contractual obligations or have to borrow additional funds. In the event that Pubco is required to borrow additional funds, it could adversely affect Pubco’s liquidity and subject it to additional restrictions imposed by lenders. If Pubco enters into additional financing or other agreements in the future, Pubco cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.

Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.

Pubco cannot be certain if it will generate sufficient cash through active management of its AVAX holdings. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, Pubco may be unable to invest in future growth opportunities, which could harm Pubco’s business, operating results and financial condition. Pubco may from time to time issue convertible notes or preferred stock in order to further its AVAX acquisition strategy. If Pubco incurs debt or issues preferred stock, the debt holders and holders of preferred stock could also have rights senior to holders of Pubco Stock to make claims on Pubco’s assets. The terms of any debt could also restrict Pubco’s operations, including its ability to pay dividends on Pubco Class A Stock. As a result, Pubco shareholders bear the risk of future issuances of debt or preferred securities reducing the value of the shares of Pubco Class A Stock.

The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco shareholders and could adversely affect the price of Pubco Class A Stock.

Pubco may obtain additional financing and may, in addition to the Pubco Class A Stock, issue additional shares and/or offer debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or shares of preferred stock. Issuing additional shares of Pubco Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Pubco’s existing shareholders, reduce the market price of outstanding shares of Pubco Class A Stock, or both. Securities convertible into equity could be subject to adjustments in the conversion ratio, pursuant to which certain events may increase the number of equity securities issuable upon conversion. Shares of preferred stock could have a preference with respect to liquidating distributions or a preference with respect to dividend payments, including such preferences attached to the preferred stock, that could further limit Pubco’s ability to pay dividends to the holders of Pubco Class A Stock. The potential issuance of additional securities may delay or prevent a change in control of Pubco or the Company, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Pubco Class A Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Class A Stock bear the risk that Pubco’s future offerings and exercise of any options under any stock option plans that Pubco may implement may reduce the market price of Pubco Class A Stock and dilute their percentage ownership. See the section entitled “Description of Pubco Securities.”

Future resales of Pubco Class A Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.

The Lock-Up Agreement and the Insider Letter (as will be amended at Closing in accordance with the Sponsor Support Agreement) provide that after the consummation of the Business Combination and subject to certain exceptions, the Pubco Stock received by the Sponsor and Seller will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions, as described in the section “The Business Combination Proposal — Other Transaction Agreements — Lock-Up Agreement” and “The Business Combination Proposal — Other Transaction Agreements — Sponsor Support Agreement.”

However, following the expiration of such lock-up, the Sponsor and Seller will not be restricted from selling Pubco Stock held by them, other than by applicable securities laws. Upon completion of the Business Combination and assuming that no MLAC Class A Ordinary Shares are redeemed in connection with the Business Combination and based on the other assumptions included elsewhere in this proxy statement/ prospectus, Seller and the Sponsor will collectively beneficially own approximately 20.3% of the outstanding shares of Pubco Class A Stock at Closing. Assuming a maximum redemption of 23,000,000 MLAC Class A Ordinary Shares in connection with the Business Combination, and based on the other assumptions included elsewhere in this proxy statement/prospectus, in the aggregate, the ownership of the Sponsor and Seller would rise to 31.9% of the outstanding shares of Pubco Class A Stock at Closing. These also assume that no shares of Pubco Class A Stock are issued and outstanding under the Incentive Plan or as Adjustment Units pursuant to the Company Unit Subscription Agreements.

In addition, pursuant to the Amended and Restated Registration Rights Agreement, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, shares of Pubco Class A Stock that are held by the Sponsor and Seller. Pursuant to the Amended and Restated Registration Rights Agreement, such parties will have customary registration rights, including demand and piggyback rights. Based on the assumptions included elsewhere in this proxy statement/prospectus, we estimate that up to an aggregate of 15,605,638 shares of Pubco Class A Stock held by such holders will be subject to registration rights following Closing.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Pubco Class A Stock and the market price of Pubco Class A Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.

Pubco will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and Nasdaq, or any other national securities exchange on which it may list its securities. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco is expected to need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco Class A Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.

Certain members of Pubco’s management team are expected to have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects Pubco to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Pubco’s senior management and could divert their attention away from the day-to-day management of its business. Pubco may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, Pubco plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Pubco’s business, financial condition and results of operations could be adversely affected.

If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

Pubco plans to manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. Pubco cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation.

We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations.

Effective internal control over financial reporting and disclosure controls and procedures are critical to our success as a public company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting principles. Similarly, disclosure controls and procedures are designed to ensure that information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.

In connection with the audit of our financial statements as of December 31, 2025, we identified a material weakness as defined under the Exchange Act, and by the PCAOB in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. We identified a material weakness in that we did not design and maintain effective controls over the financial reporting process, including segregation of duties related to journal entries and account reconciliations. We are working to remediate this material weakness and are taking steps to strengthen our internal control over financial reporting. We plan to hire qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to financial reporting, including the oversight of third-party service providers.

The actions that we are taking are subject to ongoing executive management review. If we are unable to successfully remediate the material weakness, or if in the future, they identify further material weaknesses in internal controls over financial reporting, we may not detect errors on a timely basis, and financial statements may be materially misstated. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in reported financial information and cause the trading price of Pubco Stock to fall. In addition, as a public company, we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of shares from Nasdaq or other adverse consequences that could materially harm our business. In addition, we could become subject to investigations by Nasdaq, the SEC and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition, or divert financial and management resources from our core business.

We intend to remediate the material weakness through formalizing and enhancing policies and procedures regarding the financial reporting process to support the effective deployment of management’s directives and control activities. This includes our plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations.

While we will work to remediate the material weakness as quickly and efficiently as possible, we cannot at this time provide an expected timeline in connection with any remediation plan, and our initiatives may not prove to be successful in remediating the material weakness or preventing additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. These remediation measures may be time consuming and costly, and might place significant demands on our financial and operational resources. In the future, we may identify additional material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our current internal control over financial reporting and disclosure controls and procedures, and any new internal control over financial reporting and disclosure controls and procedures that we develop, may become inadequate because of changes in our business, operations and other factors, some of which may be beyond our control.

As a private company, we were not required to assess and conclude on the effectiveness of our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a). Our management has not completed a comprehensive assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We will not be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. At that time, our management may conclude that our internal control over financial reporting remains not effective. In addition, once we cease to qualify as an “emerging growth company,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment and may issue a report that contains an adverse opinion if, in their evaluation, there are deficiencies that, individually or in combination, result in one or more material weaknesses.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Moreover, our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. During the course of implementing, documenting and testing our internal control over financial reporting, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting and disclosure controls and procedures. Further, despite our efforts to implement and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to detect or prevent all errors or instances of fraud and additional weaknesses in our internal control over financial reporting may be identified in the future.

A material weakness in our internal control over financial reporting, failure to maintain effective disclosure controls and procedures or any difficulties encountered in their implementation or improvement could lead to errors in our annual or interim financial statements or restatements of previously issued financial statements or could cause us to fail to meet our financial reporting obligations, any of which could adversely affect our business, results of operations, financial condition and future prospects. Such failures could also lead to a loss of investor confidence in the accuracy and completeness of our financial reports, which in turn could have a negative impact on the market price of our Pubco Stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under U.S. securities laws and subject us to potential delisting from Nasdaq to regulatory investigations and to civil or criminal sanctions. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act will require Pubco to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of its internal control over financial reporting beginning with its first Annual Report on Form 10-K for the year in which the Business Combination is consummated. Additionally, once Pubco ceases to be an emerging growth company, its independent registered accounting firm will also be required to attest to the effectiveness of its internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. Pubco may in the future identify material weaknesses or significant deficiencies that it may be unable to remedy before the requisite deadline for those reports. Pubco’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across its company. Pubco expects these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, Pubco will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm its operating results and cause it to fail to meet its financial reporting obligations or result in material misstatements in its financial statements, which could adversely affect our business and reduce the market price of Pubco Class A Stock.

Pubco will be an “emerging growth company” under the JOBS Act. The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Stock less attractive to investors.

Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act. While Pubco remains an emerging growth company, it will be permitted to and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Pubco’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Pubco’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Pubco provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Pubco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

Pubco cannot predict whether investors will find Pubco Class A Stock less attractive if it relies on these exemptions. If some investors find Pubco Class A Stock less attractive as a result, there may be a less active trading market for Pubco Class A Stock. The market price of Pubco Class A Stock may be more volatile.

Pubco expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Pubco has total annual gross revenue of at least $1.235 billion, or (3) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Pubco has issued more than $1 billion in non-convertible debt securities during the prior three-year period.

If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Class A Stock could decline.

The trading market for Pubco Class A Stock will be influenced by the research and reports that industry or securities analysts publish about Pubco or Pubco’s business. Pubco may be unable or slow to attract research coverage and if one or more analysts cease coverage of Pubco, the price and trading volume of Pubco’s securities would likely be negatively impacted. If any of the analysts that may cover Pubco change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst that may cover Pubco ceases covering Pubco or fails to regularly publish reports on Pubco, it could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline. If one or more of the analysts who cover Pubco downgrades Pubco Class A Stock or if Pubco’s reporting results do not meet their expectations, the market price of Pubco Class A Stock could decline. Moreover, the market price of Pubco Class A Stock may decline after the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Pubco Class A Stock. In addition, a decline in the market price of Pubco Class A Stock following the consummation of the Business Combination could adversely affect Pubco’s ability to issue additional securities and to obtain additional financing in the future.

Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•	substantial payments to satisfy judgments, fines or penalties;
•	substantial outside counsel, advisor and consultant fees and costs;
•	substantial administrative costs, including arbitration fees;
•	additional compliance and licensure requirements;
•	loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•	loss of productivity and high demands on employee time;
•	criminal sanctions or consent decrees;
•	termination of certain employees, including members of our executive team;
•	barring of certain employees from participating in our business in whole or in part;
•	orders that restrict our business or prevent us from offering certain products or services;
•	changes to our business model and practices;
•	an inability to deliver on our strategy;
•	delays to planned transactions, product launches or improvements; and
•	damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

Since members of the Advisory Board have interests that are different from, or in addition to (and which may conflict with) the interests of Pubco, a conflict of interest may arise in connection with their Advisory Board services.

In addition to their roles on the Advisory Board of Pubco, Emin Gun Sirer acts as Chief Executive Officer of Ava Labs, Haseeb Qureshi acts as a Managing Partner of Dragonfly, Jason Yanowitz acts as Chief Executive Officer of Blockworks Inc. and Stani Kulechov acts as Chief Executive Officer of Aave Labs. While the businesses affiliated with the Advisory Board members and Pubco currently share a strong alignment of interests, in particular the promotion and support of the digital asset market generally and the Avalanche ecosystem in particular, we cannot guarantee that these interests will remain fully aligned in the future. As each entity associated with our Advisory Board members pursues its own strategic objectives, business priorities or operational mandates, circumstances may arise in which their interests diverge. For example, decisions regarding the allocation of resources, the prioritization of development initiatives or the structuring of partnerships and incentives may benefit one entity to the detriment of the other. Additionally, the existence of diverging personal or financial interests may lead to actual or perceived conflicts of interest for Advisory Board members when making decisions that impact both organizations. Any such conflicts, if not properly managed, could adversely affect the governance, operations or reputation of Pubco and harm Pubco’s business.

Risks Related to the Business Combination

The market price of shares of Pubco Class A Stock after the Business Combination will be affected by factors different from those currently affecting the market price of MLAC Class A Ordinary Shares.

The market price of shares of Pubco Class A Stock after the Business Combination will be influenced by various factors, distinct from those affecting the market price of MLAC Class A Ordinary Shares before the Business Combination. These include the financial performance of Pubco, economic conditions, market trends, AVAX price performance, investor psychology, relative governance rights and political and social factors.

The market price of Pubco Class A Stock may change significantly following the Business Combination. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. Public Shareholders may not be able to resell their shares of Pubco Class A Stock at an attractive price due to a number of factors such as those listed in “Risks Related to the Business and Strategy of Pubco”, “Risks Related to Being a Public Company” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of Pubco’s competitors;
•	changes in the market price of AVAX;
•	changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	declines in the market prices of stocks generally;
•	strategic actions by Pubco or its competitors;
•	announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
•	any significant change in Pubco’s management;
•	changes in general economic or market conditions or trends in Pubco’s industry or markets;
•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;
•	future sales by Pubco of Pubco Class A Stock or other securities;
•	investor perceptions of the investment opportunity associated with Pubco Class A Stock relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;
•	litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;
•	guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;
•	the development and sustainability of an active trading market for Pubco Class A Stock;
•	actions by institutional or activist shareholders;
•	changes in accounting standards, policies, guidelines, interpretations or principles; and
•	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Class A Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: approval of the MLAC Shareholder Approval Matters by MLAC Shareholders; absence of laws or orders prohibiting completion of the Business Combination; effectiveness of this proxy statement/prospectus; the shares of Pubco Class A Stock having been approved for listing on Nasdaq or any other national securities exchange; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement); the performance in all material respects by the parties of their covenants and agreements related to the Business Combination; no occurrence of a material adverse effect on MLAC, Pubco or the Company and the completion of the Contribution. These conditions to the Closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after the approval of the MLAC Shareholder Approval Matters by the MLAC Shareholders, or Pubco, the Company or MLAC may elect to terminate the Business Combination Agreement in certain other circumstances. For more information, see the section entitled “Questions and Answers About the Proposals — Q. What conditions must be satisfied or waived to complete the Business Combination?” and the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Parties’ Obligations to the Closing.”

The Business Combination Agreement contains provisions that limit MLAC from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for MLAC to complete an alternate business combination before the end of the Combination Period.

While the Business Combination Agreement is in effect, MLAC may not solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any Acquisition Proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such Alternative Transaction or Acquisition Proposal could be more favorable to MLAC Shareholders than the Business Combination. Further, if MLAC holds and concludes the Meeting but approval of the MLAC Shareholder Approval Matters is not obtained, either MLAC or Seller may terminate the Business Combination Agreement. If the Business Combination Agreement is terminated and the MLAC Board seeks another business combination, these provisions will make it more difficult for MLAC to complete an alternative business combination by the end of the Combination Period following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect. There can be no assurance that MLAC will be able to find another acquisition target that would consummate a business combination or that such other business combination will be completed prior to the end of the Combination Period. For more information, see the section entitled “The Business Combination Proposal — Termination and Effects of Termination.”

The trading price of shares of Pubco Class A Stock after Closing is likely to be highly correlated to the price of AVAX which is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of AVAX after Closing will be greater than the Applicable Signing AVAX Price or the trading price of Pubco Class A Stock will be higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares.

As noted elsewhere in this proxy statement/prospectus, due to the initial assets of Pubco primarily comprising AVAX, the trading price of shares of Pubco Class A Stock following Closing is likely to be highly correlated to the price of AVAX. As a result, any increase or decrease in the price of AVAX could result in a corresponding increase or decrease in shares of Pubco Class A Stock. While AVAX has been a well performing asset since its mainnet launch in September 2020, the price of AVAX is volatile and can rise and fall rapidly and quickly and there is no guarantee that the price of AVAX will continue to rise or that the price of AVAX after Closing will be greater than the Applicable Signing AVAX Price or the trading price of Pubco Class A Stock will be higher than the redemption price that Public Shareholders would have received if they redeemed their Public Shares. For more information, see the risk factor entitled “— Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which could have an adverse effect on the market price of Pubco Class A Stock.”

The following table is an illustration of the potential impact of changes in the price of AVAX and the mNAV (multiple of enterprise value to the market value of AVAX holdings) on the share price of Pubco Class A Stock.

Illustrative Share Price of Pubco Class A Stock

Illustrative Future Price of AVAX

		$5.00	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00
Illustrative mNAV	0.50x	$2.53	$3.16	$3.79	$4.43	$5.06	$5.69	$6.33	$6.96
	0.75x	3.79	4.74	5.69	6.64	7.59	8.54	9.49	10.44
	1.00x	5.05	6.32	7.59	8.85	10.12	11.39	12.65	13.64
	1.25x	6.32	7.90	9.48	11.07	12.65	13.95	15.12	16.63
	1.50x	7.58	9.48	11.38	13.02	14.88	16.32	17.70	19.47
	1.75x	8.84	11.06	13.01	15.19	16.93	18.58	20.54	22.60
	2.00x	10.11	12.64	14.87	16.92	18.87	21.12	23.47	25.82
(1)

Assumes Pubco owns 15,007,339 AVAX, consisting of (i) 1,960,040 AVAX to be contributed by Seller pursuant to the Contribution Agreement, (ii) 3,533,745 AVAX to be contributed by the Company Unit Investors pursuant to the Company Unit Subscription Agreements, (iii) 2,195,588 AVAX purchased by Pubco with the net proceeds of the Company Unit Subscription at an average price of $27.09 and (iv) 7,317,966 AVAX purchased from the Foundation.

(2)

Assumes AVAX to be purchased at illustrative future prices using (i) $239,698,022 of Cash-in-Trust, assuming no redemption of Public Shares, (ii) $898,346 of excess cash less (iii) $16,282,839 of estimated fees payable at closing.

(3)

Illustrative Share Price of Pubco Class A Stock is calculated as (i) the product of (1) Illustrative Price of AVAX, (2) the number of AVAX and (3) the Illustrative mNAV divided by (ii) the pro forma number of shares of Pubco Class A Stock outstanding assuming no redemptions of Public Shares, including AVAT Management RSUs, Advisory Board Equity, and Sponsor Promote at closing; and including any shares related to the vesting of performance-based securities when appropriate (being 59,236,200 without incremental dilution from performance based securities up to 63,866,200 with full dilutive impact of performance based securities).

(4)

Assumes a total of 4,630,000 performance-based units, with (i) 1,200,000 units at $13.00 per share, (ii) 1,543,333 units at $15.00 per share, (iii) 1,200,000 units at $17.00 per share, (iv) 343,333 units at $17.50 per share and (v) 343,333 units at $20.00 per share.

Public Shareholders should carefully review this table, as well as the current price of AVAX, as part of their analysis in determining the potential value of their Public Shares and determining whether or not to redeem their Public Shares in connection with the Business Combination.

For additional information, see the risk factors entitled “Pubco’s operating results, revenues and expenses may significantly fluctuate, including due to the highly volatile nature of AVAX, which could have an adverse effect on the market price of Pubco Class A Stock”.

The value of the MLAC Class B Ordinary Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders.

The Sponsor and its Affiliates currently own 7,682,500 MLAC Ordinary Shares, including 7,187,500 MLAC Class B Ordinary Shares and 495,000 MLAC Private Placement Shares underlying 495,000 MLAC Private Units, which it purchased for $4,975,000 in the aggregate, comprised of the $25,000 purchase price for the MLAC Founder Shares (or approximately $0.003 per share) and the $4,950,000 purchase price for the MLAC Private Units (or $10.00 per share). Pursuant to the Sponsor Support Agreement, the Sponsor and its Affiliates have agreed to surrender, and which MLAC will cancel, 4,387,500 MLAC Class B Ordinary Shares immediately prior to, and subject to the consummation of, the MLAC Merger, resulting in the Sponsor retaining 2,800,000 MLAC Founder Shares immediately after such surrender (the “Retained Sponsor Shares”). The 495,000 MLAC Private Placement Shares

held by the Sponsor and its Affiliates (or any permitted distributees thereof, as applicable) will be forfeited immediately prior to the Closing pursuant to the Sponsor Support Agreement.

Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 2,800,000 MLAC Founder Shares (after accounting for the surrender of 4,387,500 MLAC Class B Ordinary Shares by the Sponsor immediately prior to the MLAC Merger and assuming full earnout of the 1,600,000 of shares of Pubco Class A Stock to be issued to the Sponsor and its Affiliates and held in escrow during the Earnout Period as disclosed elsewhere) would have an aggregate implied value of $28,000,000. Even if the trading price of shares of Pubco Class A Stock after Closing were to be as low as approximately $1.78 per share, the value of the MLAC Class B Ordinary Shares and MLAC Private Placement Shares would be equal to the Sponsor’s initial investment in MLAC of $4,975,000. As a result, the Sponsor and its Affiliates are likely to be able to recoup its investment in MLAC and make a substantial profit on that investment even if the Public Shares lose significant value. Accordingly, the Sponsor, and MLAC’s directors and officers who have an economic interest in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, including the Business Combination, rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders, even if that business combination were with a riskier or less-established target business. This may have influenced the MLAC management team’s motivation in identifying and selecting AVAT as MLAC’s acquisition target and seeking to consummate the Business Combination. For the foregoing reasons, Public Shareholders should consider the MLAC management team’s financial incentive to complete the Business Combination when evaluating whether to redeem their Public Shares in connection with the consummation of the Business Combination. See also “Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor and its Affiliates will lose their entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.”

The “net cash” per Public Share not being redeemed will be less than the redemption price.

Each Public Share not being redeemed will represent a “net cash” per share contribution equal to its pro rata share of the Trust Account by that Public Shareholder to Pubco (which, as of May 4, 2026, was approximately $10.62 which is the approximate redemption amount per Public Share based on the Trust Account balance as of May 4, 2026 (including interest earned on the funds held in the Trust Account but less taxes payable). This represents a higher contribution of net cash per share to Pubco than (i) the Additional Merger Consideration Shares, which are being issued at $10.00 per share, (ii) the $25,000 that was contributed by the Sponsor to MLAC in exchange for 7,187,500 MLAC Class B Ordinary Shares (equal to approximately $0.003 per share), and (iii) the shares that may be issued to the Sponsor and its Affiliates from conversion of the MLAC Working Capital Loans, at a price of $10.00 per unit). Accordingly, assuming that the “net cash” per Public Share being contributed to Pubco reflects the cash being contributed at Closing by MLAC to Pubco (i.e., the Trust Account balance net of redemptions and any cash balances of MLAC outside of the Trust Account), the redemption price is expected to be greater than the net cash per share contributed by MLAC to Pubco.

Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing of the Business Combination as a result of the MLAC Class B Ordinary Shares held by the Sponsor, since the value of the MLAC Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Stock in the Business Combination and as a result of the conversion of the Company Units.

The issuance of a significant number of shares of Pubco Stock in connection with the Transactions will dilute the equity interests of Public Shareholders in Pubco following the Business Combination and may adversely affect prevailing market prices for shares of Pubco Class A Stock.

In addition, the Sponsor acquired the MLAC Class B Ordinary Shares at a nominal price, also significantly contributing to this dilution. It is anticipated that, upon the completion of the Transactions and assuming the Applicable Signing AVAX Price:

a)

assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including the MLAC Right Holders) will own approximately 41.8% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 35.7% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 4.6% of the issued and outstanding shares of

Pubco Class A Stock, (iv) Seller Related Parties will own approximately 9.6% of the issued and outstanding shares of Pubco Class A Stock, (v) Astral will own approximately 3.3% of the issued and outstanding shares of Pubco Class A Stock, and (vi) the Foundation will own approximately 5.0% of the issued and outstanding shares of Pubco Class A Stock;

b)

assuming, among other things, that 25% of the Public Shares are redeemed upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders) will own approximately 35.7% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 39.4% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 5.1% of the issued and outstanding shares of Pubco Class A Stock, (iv) Seller Related Parties will own approximately 10.6% of the issued and outstanding shares of Pubco Class A Stock, (v) Astral will own approximately 3.7% of the issued and outstanding shares of Pubco Class A Stock, and (vi) the Foundation will own approximately 5.5% of the issued and outstanding shares of Pubco Class A Stock;

c)

assuming, among other things, that 50% of the Public Shares are redeemed upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Pubco Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders) will own approximately 28.3% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 44.0% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 5.7% of the issued and outstanding shares of Pubco Class A Stock, (iv) Seller Related Parties will own approximately 11.6% of the issued and outstanding shares of Pubco Class A Stock, (v) Astral will own approximately 4.1% of the issued and outstanding shares of Pubco Class A Stock, and (vi) the Foundation will own approximately 6.1% of the issued and outstanding shares of Pubco Class A Stock;

d)

assuming, among other things, that 75% of the Public Shares are redeemed upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders) will own approximately 18.8% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 49.8% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 6.5% of the issued and outstanding shares of Pubco Class A Stock, (iv) Seller Related Parties will own approximately 13.4% of the issued and outstanding shares of Pubco Class A Stock, (v) Astral will own approximately 4.6% of the issued and outstanding shares of Pubco Class A Stock, and (vi) the Foundation will own approximately 6.9% of the issued and outstanding shares of Pubco Class A Stock; and

e)

assuming, among other things, that 100% of the Public Shares are redeemed upon completion of the Business Combination, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, (i) Public Shareholders (including MLAC Right Holders) will own approximately 6.4% of the issued and outstanding shares of Pubco Class A Stock, (ii) the Company Unit Investors will own approximately 57.3% of the issued and outstanding shares of Pubco Class A Stock, (iii) the Sponsor and its Affiliates will own approximately 7.5% of the issued and outstanding shares of Pubco Class A Stock, (iv) Seller Related Parties will own approximately 15.5% of the issued and outstanding shares of Pubco Class A Stock, (v) Astral will own approximately 5.3% of the issued and outstanding shares of Pubco Class A Stock, and (vi) the Foundation will own approximately 8.0% of the issued and outstanding shares of Pubco Class A Stock.

These ownership percentages assume a $10.00 share price and other assumptions set forth in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Transactions,” “Questions and Answers About the Proposals — What equity stake will current Public Shareholders (including MLAC Right Holders), the Company Unit Investors, the Sponsor and its Affiliates, the Foundation, Astral and Seller Related Parties hold in Pubco immediately after the completion of the Transactions?” in this proxy statement/prospectus. As such, Public Shareholders who do not redeem their Public Shares will experience substantial and immediate dilution upon Closing. For more information, see the section entitled “Summary of the Proxy Statement/Prospectus — Dilution.”

Additionally, future issuances of Pubco Class A Stock, including pursuant to the Incentive Plan or as Adjustment Units pursuant to the Company Unit Subscription Agreements, may significantly dilute the equity interests of Public Shareholders who do not redeem their Public Shares and may adversely affect prevailing market prices for Pubco Class A Stock.

Further, Pubco may also, from time to time in the future, issue additional shares of Pubco Class A Stock or securities convertible into Pubco Class A Stock pursuant to a variety of transactions, including acquisitions or other capital markets transactions. Issuing additional shares of its capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of Public Shareholders, reduce the market price of Pubco Class A Stock, or both. Preference shares (if issued) could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Class A Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Class A Stock upon the Closing, including Public Shareholders who do not redeem their Public Shares, will bear the risk that future offerings may reduce the market price of Pubco Class A Stock and dilute their percentage ownership further.

If Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account and will instead become stockholders of Pubco.

In connection with the Business Combination, Public Shareholders may demand that MLAC redeem their Public Shares at the Closing in return for a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the Closing Date. Public Shareholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to CST at least two (2) business days prior to the Meeting. Any Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem their Public Shares and receive a pro rata portion of the funds available in the Trust Account and will instead exchange their Public Shares for shares of Pubco Class A Stock and become stockholders of Pubco. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights” for the procedures to be followed.

Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances, which includes in connection with the consummation of the Business Combination. Therefore, for a Public Shareholder to liquidate their investment in MLAC prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) MLAC’s completion of the Business Combination or another business combination if the Business Combination is not consummated, and then only in connection with those Public Shares that Public Shareholders have properly elected to redeem, subject to the limitations described herein, (ii) the redemption of Public Shares if MLAC is unable to complete a business combination by the end of the Combination Period, subject to applicable law and as further described herein, or (iii) in connection with an extension of the Combination Period or certain amendments made to the MLAC Memorandum and Articles, as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, for a Public Shareholder to liquidate their investment in MLAC prior to such times, a Public Shareholder may be forced to sell their Public Shares in the open market, potentially at a loss.

The ability of Public Shareholders to exercise redemption rights with respect to a large number of MLAC Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Class A Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Class A Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Class A Stock on Nasdaq or another national securities exchange, and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

Public Shareholders may vote in favor of the Business Combination and still elect to redeem their shares. We do not know how many Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Pubco following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful.

In such event, if adequate third-party financing is unavailable or only available on unreasonable terms, Pubco may not be able to maintain the listing of its securities on Nasdaq or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination.

The MLAC Articles do not provide a specified maximum redemption threshold, however $1.0 million representing the underwriting fee must be paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement. The absence of a redemption threshold, other than the threshold set by the $1.0 million payable pursuant to the Amended Underwriting Agreement, may increase the risk of being subject to the “penny stock” rules or the risk that MLAC or Pubco’s securities may be delisted from Nasdaq.

The MLAC Articles do not provide a specified maximum redemption threshold, however $1.0 million representing the underwriting fee must be paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement. As a result, MLAC may be able to complete the Business Combination even though a substantial majority of MLAC Public Shareholders do not agree with the Business Combination and have redeemed their shares. Furthermore, Public Shares may be able to be redeemed in an amount that could cause MLAC or Pubco’s net tangible assets to be less than $5,000,001 upon consummation of its initial business combination or the Business Combination respectively (such that MLAC or Pubco may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks, Although we expect to meet Nasdaq’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell Public Shares, in the event the Business Combination is not consummated, or Pubco Stock, in the event the Business Combination is consummated, which we believe may result in decreased liquidity for such securities as well as increased transaction costs for sales and purchases of such securities as compared to other securities.

Moreover, if MLAC redeems its Public Shares in an amount that would cause its or Pubco’s net tangible assets to be less than $5,000,001 and MLAC’s or Pubco’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist MLAC or Pubco’s securities, as applicable, from trading on its exchange, If Nasdaq delists any of MLAC or Pubco’s securities from trading on its exchange and MLAC or Pubco are not able to list such securities on another approved national securities exchange, such securities could be quoted on an over-the-counter market, If this were to occur, MLAC or Pubco could face significant material adverse consequences, including (i) being subject to the “penny stock” rules as described above, (ii) a limited availability of market quotations for MLAC or Pubco’s securities, (iii) reduced liquidity for MLAC or Pubco’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination (as applicable to MLAC).

Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor and its Affiliates will lose their entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.

When Public Shareholders consider the recommendation of the MLAC Board to vote in favor of each of the Proposals, including the Business Combination Proposal, they should consider that the Sponsor and its Affiliates have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. The MLAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to MLAC Shareholders that they vote in favor of the Proposals presented at the Meeting, including the Business Combination Proposal. MLAC Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things, the following:

•	the Sponsor paid $25,000 for the 7,187,500 MLAC Class B Ordinary Shares. Of these amounts, contemporaneously with the consummation of the Business Combination, the Sponsor shall submit for cancellation 4,387,500 MLAC Class B Ordinary Shares, as a result, the Sponsor will retain the Retained Sponsor Shares. If the Business Combination or another MLAC initial business combination is not consummated by June 16, 2026 (or such other date as approved by the MLAC Shareholders), MLAC will cease all operations except for the purpose of winding up. In such event, the 2,800,000 Retained Sponsor Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter and the Sponsor Lock-Up Agreement, the Retained Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Retained Sponsor Shares are not transferable until the earlier of (A) the Anniversary Release; provided that, if the VWAP of the shares of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days after Closing, then the Anniversary Release will be deemed to occur at 11:59 p.m. (New York City time) on such 20th consecutive trading day, or (B) subsequent to MLAC’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties. (The Sponsor may, on or before the Closing of the Business Combination, distribute some or all of the Retained Sponsor Shares held by it and such distributed Retained Sponsor Shares may be released from lock-up restrictions in connection with applicable stock exchange listing requirements.) In this regard, while the Retained Sponsor Shares are not the same as the MLAC Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the MLAC Class A Ordinary Shares, and may become worthless if MLAC does not complete a business combination by June 16, 2026 (or such other date as approved by the MLAC shareholders), the aggregate value of the 2,800,000 Retained Sponsor Shares owned by the Sponsor is estimated to be approximately $29.62 million, assuming the per share value of the Retained Sponsor Shares is the same as the $10.58 closing price of the MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	the Sponsor has agreed that the 1,600,000 shares of Pubco Class A Stock to be issued to the Sponsor (of the total 2,800,000 Retained Sponsor Shares it will hold), will be held in escrow during the Earnout Period, subject to early release upon certain price-based Triggering Events. Additionally, any Retained Sponsor Shares that are released from escrow shall not be sold or transferred until the Anniversary Release;
•	the 495,000 MLAC Private Placement Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be forfeited immediately prior to the closing pursuant to the Sponsor Support Agreement. The Sponsor purchased the MLAC Private Placement Shares at an aggregate purchase price of $4,950,000, or $10.00 per unit, in the Private Placement consummated simultaneously with the MLAC IPO. The aggregate value of the 495,000 MLAC Private Placement Shares held by the Sponsor is estimated to be approximately $5.24 million, assuming the per unit value of the MLAC Private Placement Shares is the same as the $10.58 closing price of the MLAC Class Ordinary Shares on Nasdaq on May 5, 2026;
•	if the proposed Business Combination is consummated, immediately after the Closing the Sponsor and its Affiliates are anticipated to hold 4.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and assuming, among other assumptions further described in aforementioned sections of this proxy statement/ prospectus, no redemptions of Public Shares and no conversion of public share rights or private share rights prior to or in connection with the proposed Business Combination;
•	based on the difference in the effective purchase price of $0.003 per share paid for the MLAC Class B Ordinary Shares, as compared to the purchase price of $10.00 per Unit sold in the MLAC IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the MLAC Units in the MLAC IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•	if, prior to the Closing, the Sponsor provides working capital loans to MLAC, up to $1,500,000 of which may be convertible into MLAC Private Placement Shares at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and MLAC is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;
•	unless MLAC consummates an initial business combination, it is possible that MLAC’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, MLAC’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to MLAC for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, MLAC’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);
•	if the Trust Account is liquidated, including in the event MLAC is unable to complete an initial business combination by June 16, 2026 (or such other date as approved by the MLAC shareholders),the Sponsor has agreed that it will be liable to MLAC, if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors) or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets less taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MLAC’s indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act;
•	the Sponsor and its Affiliates may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
•	MLAC agreed to pay Paul Grinberg (“Mr. Grinberg”), MLAC’s Chairman and Chief Executive Officer and Douglas Horlick, MLAC’s President and Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC, until the earlier to occur of the completion of MLAC’s initial business combination or its liquidation. As of December 31, 2025, MLAC has incurred and paid an expense of $240,000 of such fee; and
•	MLAC’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for MLAC’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business Combination Agreement. If the Business Combination does not close, MLAC’s officers and directors may not receive this tail insurance coverage.
•	the anticipated election of Mr. Grinberg, MLAC’s Chairman and Chief Executive Officer, as director of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.
•	in addition to the interests of the Sponsor and its Affiliates in the Business Combination, MLAC shareholders should be aware that MLAC’s underwriter for its IPO, BTIG, may also have financial interests that are different from, or in addition to, the interests of MLAC shareholders, including the fact that:
•	pursuant to an amendment to the underwriting agreement in connection with MLAC’s IPO, BTIG may receive a deferred fee equal to $1,000,000, and such fees are payable at the closing of the Business Combination only if MLAC completes the Business Combination; and pursuant to the Sponsor Support Agreement, BTIG will forfeit its 310,000 MLAC Private Placement Shares; and
•	pursuant to the BTIG Financial Advisory Services Agreement, BTIG may receive reimbursement of all reasonable out-of-pocket expense as financial advisor to MLAC in connection with the Business Combination, (provided that, if the expense exceeding $100,000, BTIG shall submit to MLAC for its prior written approval), such reimbursement are payable at the closing of the Business Combination only if MLAC completes an initial business combination.

Additionally, in considering the recommendation of the MLAC Board to vote in favor of approval of the Proposals, unaffiliated MLAC Shareholders should keep in mind that the directors and executive officers of Pubco and Company have interests in such Proposals that are different from or in addition to, those of unaffiliated MLAC Shareholders. In particular:

•	the Company has entered into offer letters with its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer that are expected to be assigned to Pubco at the Closing;
•	Pubco intends to grant equity awards under the Incentive Plan to its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;
•	the fact that Gerald Bartholomew Smith, the Company’s Chief Executive Officer, is expected to become a director and Chief Executive Officer of Pubco at Closing; and
•	the Company’s Chief Executive Officer is party to an advisory agreement with Avalanche BVI that provides for payment of certain consideration if the Closing does not occur; however, in the event that the Closing does occur, Gerald Bartholomew Smith will no longer serve as an advisor to Avalanche BVI nor receive any compensation from Avalanche BVI.

For additional information, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” and “Executive and Director Compensation.”

The existence of personal and financial interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MLAC and the Public Shareholders and what he or she may believe is best for himself, herself or themselves in determining to recommend that Public Shareholders vote for the Proposals. The personal and financial interests of the Sponsor and its Affiliates may have influenced their motivation in identifying and selecting the Company as an acquisition target and completing the Business Combination. The absence of a fairness opinion (or any similar report or appraisal) exacerbates the possibility that these risks impacted the terms of the Business Combination Agreement.

The MLAC Board reviewed and considered the potential conflicting interests described above with respect to the Sponsor and its Affiliates, and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Nonetheless, in considering the recommendations of the MLAC Board to vote for each of the Proposals, Public Shareholders should consider these interests. For additional information on the interests and relationships of the Sponsor and its Affiliates in the Business Combination, see “The Business Combination Proposal — Interests of the Sponsor and its Affiliates in the Business Combination.” See also “The value of the MLAC Class B Ordinary Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

Neither the MLAC Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, MLAC Shareholders have no assurance from an independent source that the number of shares of Pubco Stock to be issued to Seller and MLAC Shareholders in the Business Combination is fair to MLAC — and, by extension, MLAC Shareholders — from a financial point of view.

In considering the Business Combination, neither the MLAC Board nor any committee thereof obtained a fairness opinion from an independent investment banking firm or another independent firm that commonly renders opinions that the terms of the Business Combination are fair to MLAC Shareholders from a financial point of view. In analyzing the Business Combination, the MLAC Board reviewed the information provided to it by its management, representatives of the Sponsor and MLAC’s legal and financial advisors. In addition, before determining that the Business Combination was in the best interests of MLAC and its shareholders, the MLAC

Board reviewed various industry data, including a review of recent performance of public companies with the digital asset treasury strategies, such as MicroStrategy, as well as industry insights provided by the Investment Banks, which were included in the investor presentation for the Company Unit Subscription. The MLAC Board also consulted with its financial and legal advisors and with MLAC management and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — MLAC Board’s Reasons for Approval of the Business Combination,” and concluded that the Business Combination was in the best interests of MLAC and the MLAC Shareholders. The MLAC Board believes that because of the professional experience and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to MLAC Shareholders and that the fair market value of the business or assets to be acquired in the Business Combination was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account) at the time of the execution of the Business Combination Agreement). Accordingly, investors will be relying solely on the judgment of the MLAC Board in valuing AVAT, and the MLAC Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to MLAC Shareholders. The lack of a fairness opinion (or any similar report or appraisal) may also lead to an increased number of Public Shareholders to vote against the Business Combination or demand redemption of their Public Shares, which could potentially impact MLAC’s ability to consummate the Business Combination. For information about the standards used by the MLAC Board in evaluating the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Background of the Business Combination.”

The parties to the Business Combination Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by the MLAC Memorandum and Articles, the Company Unit Subscription Agreements, the Cayman Act and applicable laws. For example, it is a condition to MLAC’s obligations to consummate the Business Combination that certain of Pubco’s, the Company’s and Seller’s representations and warranties are true and correct in all respects as of the Closing, subject to the materiality exceptions set forth in the Business Combination Agreement. However, if the MLAC Board determines that it is in the best interest of MLAC to waive any such breach, then the MLAC Board may elect to waive that condition and consummate the Business Combination; provided that no party is able to waive the condition that MLAC Shareholders approve the Business Combination Proposal.

MLAC’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination Agreement, and their interests in exercising that discretion may conflict with those of the MLAC Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require MLAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Pubco or the Company or to waive or exercise rights that MLAC is entitled to under the Business Combination Agreement. Such events could arise because of a request by Pubco or the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Pubco’s expected business strategy and would entitle MLAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at MLAC’s discretion, acting through the MLAC Board, to grant its consent or waive those rights.

The existence of the financial and personal interests of one or more of the directors of MLAC described in the preceding risk factors (and as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between such director’s potential beliefs in what is best for MLAC and such director’s potential beliefs in what is best for himself or herself in determining whether or not to take the requested action.

In the event that MLAC, Pubco, the Company and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by MLAC Shareholders, MLAC will inform MLAC Shareholders of such amendment by press release and other public communication. In the event that MLAC, Pubco, the Company and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by MLAC Shareholders, to the extent this proxy statement/prospectus has been mailed to MLAC Shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to MLAC Shareholders, and proxies would be re-solicited for approval of such amendment.

MLAC Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming stockholders of Pubco through the Business Combination rather than acquiring shares of Pubco Class A Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco Stock in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of MLAC and Pubco. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, MLAC Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public security offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters, a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (a ”Counsel Negative Assurance Statement”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a SPAC, such as MLAC.

In addition, the amount of due diligence conducted by MLAC and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in the Company’s business or problems with the Company’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco Class A Stock.

Unlike an underwritten initial public offering, the initial trading of Pubco Class A Stock will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco Class A Stock on applicable national securities exchange could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Class A Stock during the period immediately following the listing.

Furthermore, the Sponsor and its Affiliates have interests in the Business Combination that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders. Such interests may have influenced the MLAC Board in making their recommendation that MLAC Shareholders vote in favor of the Business Combination Proposal and the other Proposals. In addition, in the event the Business Combination is completed, the value of the MLAC Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if after consummation of the Business Combination the trading price of Pubco Class A Stock materially declines. See “Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor and Affiliates will lose its entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed” and the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination.” See also “The value of the MLAC Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

If MLAC is deemed to be an investment company under the Investment Company Act, MLAC may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for MLAC to complete the Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances and SPAC can give no assurance that a claim will not be made that SPAC has been operating as an unregistered investment company. See also “Risk Factors — Risks Related to the Business and Strategy of Pubco — Regulatory changes classifying AVAX as a “security” could lead to Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of AVAX and the market price of shares of Pubco Class A Stock.”

If MLAC is deemed to be an investment company under the Investment Company Act, MLAC’s activities may be restricted, including (i) restrictions on the nature of its investments; and (ii) restrictions on the issuance of securities, each of which may make it difficult for MLAC to complete the Business Combination. In addition, MLAC may have to impose burdensome requirements, including: (i) registration as an investment company; (ii) adoption of a specific form of corporate structure; and (iii) reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless MLAC can qualify for an exclusion, MLAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. MLAC is mindful of the SEC’s investment company definition and guidance and does not intend to complete an initial business combination with an investment company, or to acquire minority interests in other businesses or “investment securities” exceeding the permitted threshold.

To mitigate the risk that its business activities will subject MLAC to the Investment Company Act, MLAC’s proceeds held in the Trust Account have only been invested in U.S. government treasury obligations with a maturity of 185 days or less or in any open-ended investment company that holds itself out as money market funds selected by MLAC meeting certain conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. The holding of the assets in the Trust Account in this form is intended to be temporary and for the sole purpose of facilitating the Business Combination or another business combination. To mitigate the risk that MLAC might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that MLAC holds investments in the Trust Account, MLAC may, at any time, instruct CST, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. MLAC’s cash if held in these accounts may exceed any applicable FDIC insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold MLAC’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, the value of the assets in the Trust Account could be impaired, which could have a material impact on MLAC’s operating results, liquidity, financial condition and prospects. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. MLAC cannot guarantee that the banks or other financial institutions that will hold MLAC’s funds will not experience similar issues in the future.

Pursuant to the investment management trust agreement between MLAC and CST, CST is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), MLAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The MLAC IPO was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of the Business Combination or another business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the MLAC Memorandum and Articles (x) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if MLAC does not complete the Business Combination or another business combination by the end of the Combination Period; or (y) with respect to any other provision relating to the rights of Public Shareholders or pre-business combination activity; or (iii) absent the consummation of a business combination by the end of the Combination Period, return of the funds held in the Trust Account to Public Shareholders as part of MLAC’s redemption of the Public Shares.

MLAC cannot guarantee that it will not be deemed to be an investment company and thus subject to the Investment Company Act. Notwithstanding MLAC’s investment activities or the mitigation measures included herein, MLAC could still be deemed to be or have been an investment company at any time since the MLAC IPO.

If MLAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which MLAC has not allotted funds and may hinder its ability to complete the Business Combination or may result in its liquidation. If MLAC is unable to complete the Business Combination or any other business combination, Public Shareholders may only receive approximately $10.62 per share on the liquidation of the Trust Account (which is the approximate amount per Public Share based on the Trust Account balance as of May 4, 2026, including interest earned on the funds held in the Trust Account but less taxes payable), and Public Shareholders would also lose the possibility of an investment opportunity in Pubco or another potential business combination.

Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect MLAC’s business, including MLAC’s ability to complete the Business Combination.

MLAC is subject to laws and regulations enacted by national, regional and local governments. These governing bodies may seek to change laws and regulations, as well as adopt new policies, including tariffs and other economic policies, that could negatively impact MLAC or Pubco. MLAC is also required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on MLAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on MLAC’s business.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules which became effective on July 1, 2024, requiring, among other items, (i) additional disclosures relating to SPAC sponsors and related persons; (ii) additional disclosures relating to SPAC business combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (v) the requirement that both the SPAC and its acquisition target be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided the SPAC Guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs of, and the time needed to complete, the Business Combination.

If the Business Combination is not approved and MLAC does not consummate another initial business combination by the end of the Combination Period, then the MLAC Ordinary Shares held by the Sponsor and its Affiliates will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.

The Sponsor beneficially owns the MLAC Class B Ordinary Shares and MLAC Private Placement Shares that it purchased for an aggregate of $4,975,000 prior to, or simultaneously with, the MLAC IPO, and the Sponsor has no redemption rights with respect to these MLAC Class B Ordinary Shares. If the Business Combination with Pubco or another business combination is not completed by the end of the Combination Period, these securities will be worthless, and MLAC would be unlikely to be able to repay the MLAC Working Capital Loan if any is outstanding. Certain directors and executive officers of MLAC have indirect economic interests in the Sponsor and accordingly, they may have an incentive to pursue and consummate an initial business combination, even if that business combination were with an acquisition target or on terms less favorable to Public Shareholders than liquidation. See also “The value of the MLAC Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Class A Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the MLAC management team to pursue and consummate the Business Combination which differs from the Public Shareholders.”

In addition, MLAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MLAC’s behalf, such as identifying and investigating possible acquisition targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Pubco. However, if MLAC fails to consummate the Business Combination or another initial business combination, they will not have any claim against the Trust Account for repayment or reimbursement.

Accordingly, MLAC may not be able to repay or reimburse these amounts if the Business Combination is not completed. As of December 31, 2025, no such amounts had been incurred by any of MLAC’s officers, directors or their affiliates.

For additional information, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination.”

These financial interests may have influenced the decision of MLAC’s directors to approve the Business Combination with Pubco and to continue to pursue such Business Combination. In considering the recommendations of the MLAC Board to vote for each of the Proposals, MLAC Shareholders should consider these interests.

If third parties bring claims against MLAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders could be less than $10.62 per share (based on the Trust Account balance as of May 4, 2026, and including interest earned on the funds held in the Trust Account but less taxes payable).

MLAC’s placing of funds in the Trust Account may not protect those funds from third party claims against MLAC. Although MLAC will seek to have all vendors, service providers (except for MLAC’s independent registered public accounting firm), prospective target businesses and other entities with which MLAC does business execute agreements with MLAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MLAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MLAC’s management will consider whether competitive alternatives are reasonably available to MLAC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of MLAC under the circumstances. The underwriters of the MLAC IPO as well as MLAC’s registered independent public accounting firm did not execute agreements with MLAC waiving such claims to the monies held in the Trust Account.

Examples of possible instances where MLAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MLAC and will not seek recourse against the Trust Account for any reason. Upon redemption of MLAC Public Shares, if MLAC is unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, MLAC will be required to provide for payment of claims of creditors that were not waived that may be brought against MLAC within the 10 years following redemption.

Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.62 redemption price as of May 4, 2026, due to claims of such creditors. Pursuant to the Insider Letter, the Sponsor has agreed that it will be liable to MLAC if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors), or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per

Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under MLAC’s indemnity of the underwriters of MLAC IPO against certain liabilities, including liabilities under the Securities Act. However, MLAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MLAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and MLAC believes that the Sponsor’s only assets are securities of MLAC. Therefore, MLAC cannot assure the Public Shareholders that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, MLAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of MLAC’s officers or directors will indemnify MLAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if MLAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if MLAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, MLAC may not be able to return to its Public Shareholders $10.62 per share (which is the approximate amount per Public Share based on the Trust Account balance as of May 4, 2026, and including interest earned on the funds held in the Trust Account but less taxes payable).

MLAC Shareholders may be held liable for claims by third parties against MLAC to the extent of distributions received by them.

If MLAC is unable to complete the Business Combination with the Company or another business combination by the end of the Combination Period, MLAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to MLAC (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MLAC’s remaining shareholders and the MLAC Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law. MLAC cannot assure Public Shareholders that it will properly assess all claims that may be potentially brought against MLAC.

If MLAC is forced to enter into an insolvent liquidation, any distributions received by MLAC Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, MLAC’s liabilities exceeded its assets, or it was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by MLAC Shareholders. Furthermore, MLAC’s directors may be viewed as having breached their fiduciary duties to MLAC or MLAC’s creditors and/or may have acted in bad faith, thereby exposing themselves and MLAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against MLAC for these reasons. MLAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while MLAC was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of approximately $18,292.68 and to imprisonment for five years in the Cayman Islands.

MLAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the assets in the Trust Account, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MLAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While MLAC currently expects that its independent directors would take legal action on MLAC’s behalf against the Sponsor to enforce its indemnification obligations to MLAC, it is possible that MLAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If MLAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.62 per share (which is the approximate amount per Public Share based on the Trust Account balance as of May 4, 2026, and including interest earned on the funds held in the Trust Account but less taxes payable).

MLAC may not have sufficient funds to satisfy indemnification claims of its directors and officers.

MLAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by MLAC only if (i) MLAC has sufficient funds outside of the Trust Account or (ii) MLAC consummates the Business Combination or another business combination. MLAC’s obligation to indemnify its officers and directors may discourage MLAC Shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit MLAC and the MLAC Shareholders. Furthermore, an MLAC Shareholder’s investment may be adversely affected to the extent MLAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Following the Business Combination, Pubco’s business activities may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain business activities are subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or such approval or clearance is subject to conditions that are not acceptable to Pubco, Pubco may not be able to engage in such activities.

Among other things, the offering of certain financial products may be subject to state, federal or foreign laws or regulations. U.S. or foreign laws or regulations may also affect our ability to acquire interests in other businesses. In the United States, certain mergers that may affect competition may require filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

The Sponsor and its Affiliates have entered into letter agreements with MLAC, and the Sponsor has entered into the Sponsor Support Agreement with MLAC and Pubco, in each case, which requires them to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

The Sponsor and its Affiliates have entered the Insider Letter, and the Sponsor has entered into the Sponsor Support Agreement with MLAC and Pubco, pursuant to which, among other things, they have agreed to vote all of their MLAC Ordinary Shares in favor of any proposed business combination, except that any Public Shares that they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 24.8% of the issued and outstanding MLAC Ordinary Shares.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution of MLAC Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, the Merger Proposal requires a special resolution of MLAC Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). MLAC Shareholders are also being asked to approve by way of ordinary resolutions, on a non-binding advisory basis, the Domestication and

Organizational Documents Proposals. Although the MLAC Board is asking MLAC Shareholders to approve the Domestication and Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on the Domestication and Organizational Documents Proposals, the Amended and Restated Certificate of Incorporation and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the Shareholder Approval Matters are approved.

As a result, with respect to each Proposal that require approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved.

With respect to the Merger Proposal which requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposal in order to have such Proposal approved.

Accordingly, the agreement by the Sponsor to vote its MLAC Ordinary Shares in favor of the Business Combination increases the likelihood that MLAC will receive the requisite MLAC Shareholder approval for the Business Combination.

Because MLAC is seeking to obtain shareholder approval of the Business Combination, the Sponsor and its Affiliates and their respective affiliates may elect to purchase Public Shares from Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of MLAC Class A Ordinary Shares.

MLAC is seeking to obtain shareholder approval of the Business Combination. Subject to compliance with applicable securities laws, including Rule 14e-5 under the Exchange Act, the Sponsor, MLAC’s directors and officers and their affiliates may purchase Public Shares in privately negotiated transactions or in the open market prior to the record date of the Meeting, although they are under no obligation or duty to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a Public Shareholder would receive if it elected to have its Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, MLAC’s directors and officers or any of their affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the MLAC Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, MLAC’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or not to elect to have their Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions.

If such purchases are made, the public “float” of MLAC Class A Ordinary Shares may be reduced and the number of beneficial holders of MLAC Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event the Sponsor, MLAC’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

•	MLAC would disclose in this proxy statement/prospectus the possibility that the Sponsor, MLAC’s directors and officers or their affiliates may purchase Public Shares from Public Shareholders outside the redemption process, along with the purpose of such purchases;
•	if the Sponsor, MLAC’s directors and officers or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;
•	MLAC would include in this proxy statement/prospectus a representation that any of the Public Shares purchased by the Sponsor, MLAC’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;
•	the Sponsor, MLAC’s directors and officers or their affiliates would either not possess any redemption rights with respect to such Public Shares or they would waive such rights; and
•	MLAC would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:
•	the amount of Public Shares purchased outside of the redemption offer by the Sponsor, MLAC’s directors and officers or their affiliates, along with the average purchase price;
•	the purpose of the purchases by the Sponsor, MLAC’s directors and officers or their affiliates;
•	the impact, if any, of the purchases by the Sponsor, MLAC’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;
•	the identities of the MLAC Shareholders who sold Public Shares to the Sponsor, MLAC’s directors and officers or their affiliates (if not purchased in the open market) or the nature of the MLAC Shareholders (e.g., 5% shareholders) who sold Public Shares to the Sponsor, MLAC’s directors and officers or their affiliates; and
•	the number of Public Shares for which MLAC has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

MLAC, Pubco and Seller will incur transaction costs in connection with the Business Combination.

Each of the parties to the Business Combination Agreement has incurred and expects that it will incur significant, non-recurring costs in connection with the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees. MLAC and Pubco will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. MLAC, Pubco and the Company estimate that they will incur $16.7 million in aggregate transaction costs. As preliminary estimates, MLAC expects to incur approximately $1.8 million in transaction costs (assuming that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination), and Pubco and Seller together expect to incur $14.8 million of estimated transaction costs for placement agent, legal, accounting, and advisory fees incurred as part of the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Risks Related to Ownership of Pubco Stock Following the Business Combination.

Seller, whose interests may conflict with yours, can individually exercise significant influence over Pubco. You will have no voting rights of Pubco Class A Stock except as required by the DGCL and the concentrated ownership of Pubco Stock may prevent you and other shareholders from influencing significant decisions in the very limited circumstances in which the DGCL will give you the right to vote and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and that may adversely affect the trading price of Pubco Class A Stock.

Upon the Closing, assuming, among other things, that all of the Company Units are redeemed in exchange for shares of Pubco Class A Stock, that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements, Seller Related Parties and Astral will beneficially own (i) approximately 15.7% of the issued and outstanding shares of Pubco Class A Stock, assuming no redemption of Public Shares in connection with the Business Combination, or (ii) 24.8% of the issued and outstanding Pubco Class A Stock, assuming the maximum Public Shares are redeemed in connection with the Business Combination. Further, only Pubco Class B Stock will have voting rights at Pubco and all shares of Pubco Class B Stock will be owned by Seller. For so long as Seller holds a significant portion of the voting interests of Pubco through its ownership of Pubco Class B Stock, it will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies.

The shares of Pubco Class B Stock will not be transferable and will be canceled, pro rata, upon any transfer of shares of Pubco Class A Stock by Seller to any third party (other than its affiliates). Transfers of shares of Pubco Class A Stock held by Seller will be subject to the provision of the Lock-Up Agreement and transfer of shares of Pubco Class A Stock held by the Sponsor will be subject to the provision of the Insider Letter (as amended prior to Closing pursuant to the Sponsor Support Agreement), pursuant to which Seller and the Sponsor will agree not to, subject to certain exceptions, transfer their shares of Pubco Class A Stock until the earlier of (i) the one-year anniversary of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property. The shares of Pubco Class A Stock shall acquire full voting rights upon cancellation of all shares of Pubco Class B Stock. Pubco cannot predict when Pubco Class A Stock may gain voting rights, if at all.

Seller is also entitled to board designation rights under the Proposed Organizational Documents. Matters over which Seller may individually, directly or indirectly, exercise significant influence following the Closing include (subject to any non-waivable voting rights afforded to the holders of Pubco Class A Stock under the DGCL): (i) the election of the directors on the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; (iii) amendments to the Amended and Restated Certificate of Incorporation, and (iv) increases or decreases in the size of the Pubco Board. Such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock that you may feel are in your best interest as one of Pubco’s shareholders. As a result, such concentrated control may adversely affect the market price of Pubco Class A Stock.

Seller, through its voting control of Pubco, is in a position to control actions that require shareholder approval and may make decisions that are adverse to other shareholders.

At Closing, Seller will own all of the outstanding Pubco Class B Stock. As a result, Seller will have the ability to exercise control over certain decisions requiring shareholder approval, including the election of directors, amendments to the Amended and Restated Certificate of Incorporation and approval of significant corporate transactions, such as a merger or other sale of Pubco or our assets. In addition, the Pubco Board will consist of one (1) or more members, each of whom shall be a natural person. Accordingly, Seller will have significant influence over Pubco and Pubco’s decisions, including the appointment of management and any other action requiring a vote of the Pubco Board. In addition, this concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of Pubco Class A Stock.

At Closing, holders of Pubco Class A Stock will not have voting rights. Other than as required by applicable law, the holders of shares of Pubco Class A Stock shall only acquire full voting rights upon cancellation of all shares of Pubco Class B Stock. The shares of Pubco Class B Stock will be canceled ‘upon any transfer of shares of Pubco Class A Stock by Seller to any third party (other than its affiliates). Transfers of Pubco Class A Stock will be subject to the provision of the Lock-Up Agreement that Pubco will enter into at Closing, pursuant to which Seller will agree not to, subject to certain exceptions, transfer its shares of Pubco Stock until the earlier of (i) the one-year anniversary of the Closing and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property. Pubco cannot predict when holders of Pubco Class A Stock may gain voting rights, if at all.

Securities of companies formed through mergers with SPACs, such as Pubco, may experience a material decline in price relative to the share price of the SPAC prior to such merger.

MLAC issued MLAC Class A Ordinary Shares as part of the MLAC Public Units for $10.00 per unit upon the closing of the MLAC IPO. As with other SPACs, each Public Share issued in the MLAC IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of May 4, 2026, the redemption price per Public Share was approximately $10.62, which is the approximate redemption amount per Public Share based on the Trust Account balance as of May 4, 2026. Following the Closing, the shares of Pubco Class A Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with SPACs in recent years, and may be significantly less than $10.00 per share.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the shares of Pubco Class A Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

Beginning in January 2022, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks. These risks include inflationary pressures, increases in interest rates and other adverse economic and market forces which have contributed to these drops in market value for SPACs. As a result, the Public Shares are subject to potential downward pressures, which may result in high levels of exercises of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions by Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Class A Stock following the Closing, which may cause volatility in the price of our securities and adversely impact our ability to secure financing following the Closing.

Currently, there is no public market for the shares of Pubco Class A Stock. Public Shareholders cannot be sure about whether the shares of Pubco Class A Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Class A Stock in the future even if Pubco is successful in listing Pubco Class A Stock on Nasdaq or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Class A Stock and subject Pubco to additional trading restrictions.

As part of the Business Combination, each outstanding MLAC Class A Ordinary Share (including the MLAC Class A Ordinary Shares issued upon conversion of the outstanding MLAC Class B Ordinary Shares) will be converted automatically into one share of Pubco Class A Stock. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. MLAC and Pubco have agreed to cause the shares of Pubco Class A Stock to be issued in the Business Combination to be approved for listing on Nasdaq, or any other national securities exchange, prior to the effective time of the Business Combination. MLAC cannot assure Public Shareholders that Pubco will be able to meet the initial listing requirements. However, Pubco may be unsuccessful in listing Pubco Class A Stock on Nasdaq, or any other national securities exchange, and even if successful, Pubco may be unable to maintain the listing of Pubco Class A Stock in the future. A successful listing also does not ensure that a market for the shares of Pubco Class A Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the shares of Pubco Class A Stock following the Closing and the shares of Pubco Class A Stock may trade at a price less than the current market price of the MLAC Class A Ordinary Shares.

If Pubco fails to meet the initial listing requirements and Nasdaq or another national securities exchange does not list its shares of Pubco Class A Stock on its exchange, none of the parties to the Business Combination Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition, and the Business Combination were consummated without shares of Pubco Class A Stock being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

•	a limited availability of market quotations for shares of Pubco Class A Stock;
•	reduced liquidity for shares of Pubco Class A Stock;
•	to the extent that Pubco does not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, a determination that shares of Pubco Class A Stock are “penny stocks” which will require brokers trading in shares of Pubco Class A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Class A Stock;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Class A Stock are not listed on Nasdaq or another national securities exchange, such shares would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Class A Stock because states are not preempted from regulating the sale of securities that are not covered securities.

Even if Pubco is successful in listing Pubco Class A Stock and developing a public market, there may not be enough liquidity in such market to enable Pubco shareholders to sell their shares of Pubco Class A Stock. If a public market for the shares of Pubco Class A Stock does not develop, investors may not be able to resell their shares of Pubco Class A Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Pubco Class A Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Pubco Class A Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Pubco Class A Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Pubco Class A Stock. Many of these factors and conditions are beyond the control of Pubco or shareholders of Pubco.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Stock.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco Stock could be adversely affected.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and the Company’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and the Company and other factors that the Pubco Board may deem relevant. As a result, capital appreciation, if any, of Pubco Class A Stock will be an investor’s sole source of gain for the foreseeable future.

Pubco is a “controlled company” within the meaning of the Nasdaq Rules, and, as a result, will qualify for, and rely on, exemptions from certain corporate governance requirements. Our shareholders do not have the same protections afforded to shareholders of companies that are subject to such requirements.

Pubco expects to qualify as a “controlled company” as defined under the Nasdaq Rules, since Seller will beneficially own more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are also permitted to elect to rely on certain exemptions from corporate governance rules. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For example, controlled companies:

•	are not required to have a Board that is composed of a majority of “independent directors,” as defined under Nasdaq Rules;
•	are not required to have a compensation committee that is composed entirely of independent directors; and
•	are not required to have director nominations be made, or recommended to the full Board of Directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

These exemptions do not modify the requirement for a fully independent audit committee, which is permitted to be phased-in as follows: (1) one independent committee member at the time of consummation of the Transactions; (2) a majority of independent committee members within 90 days of consummation of the Transactions; and (3) all independent committee members within one year of consummation of the Transactions. Similarly, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the compensation committee and the nominating and corporate governance committee, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our initial public offering date. Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.

If we utilize the “controlled company” exemption, shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Rules. Our status as a controlled company could make our common stock less attractive to some investors or otherwise adversely affect its trading price.

The Amended and Restated Pubco Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

The Amended and Restated Pubco Charter provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, stockholders, or officers or other employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action or proceeding asserting a claim against us or any current or former director, stockholder, or officer or other employee of us arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the Amended and Restated Pubco Charter or our Amended and Restated Bylaws or (4) any action or proceeding related to or involving us or any current or former director, stockholder, or officer or other employee of us that is governed by the internal affairs doctrine; provided that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

The exclusive forum provision in the Amended and Restated Pubco Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended and Restated Pubco Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Amended and Restated Pubco Charter provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law may rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the exclusive forum provisions contained in our Amended and Restated Pubco Charter to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which may adversely affect our business, financial condition, and results of operations.

Because Pubco Class A Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Pubco Class A Stock.

Because Pubco Class A Stock is non-voting, significant holders of Pubco Class A Stock are exempt from the obligation to file reports under Sections 13(d), 13(g), and 16 of the Exchange Act. These provisions generally require periodic reporting of beneficial ownership by significant stockholders. Our directors and officers are required to file reports under Section 16 of the Exchange Act. Our significant stockholders, other than directors and officers and the Seller Related Parties, are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. As such, stockholders will be unable to bring derivative claims for disgorgement of profits for trades by significant stockholders under Section 16(b) of the Exchange Act unless the significant stockholders are also directors or officers or the Seller Related Parties.

Since Pubco Class A Stock will be our only class of stock registered under Section 12 of the Exchange Act and that class is non-voting, we will not be required to file proxy statements or information statements under Section 14 of the Exchange Act, unless a vote of Pubco Class A Stock is required by applicable law. Accordingly, legal causes of action and remedies under Section 14 of the Exchange Act for inadequate or misleading information in proxy statements may not be available to holders of Pubco Class A Stock. If we do not deliver any proxy statements, information statements, annual reports, and other information and reports to the holders of Pubco Class B Stock, then we will similarly not provide any of this information to holders of Pubco Class A Stock. Because we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. For example, disclosures required by Part III of Form 10-K as well as disclosures required by Nasdaq that are customarily included in a proxy statement will be included in our Form 10-K, rather than a proxy statement. But some information required in a proxy statement or information statement is not required in any other public filing. For example, we will not be required to comply with the proxy access rules under Section 14 of the Exchange Act. If we take any action in an extraordinary meeting of stockholders where the holders of Pubco Class A Stock are not entitled to vote, we will not be required to provide the information required under Section 14 of the Exchange Act. Nor will we be required to file a preliminary proxy statement under Section 14 of the Exchange Act. Since that information is also not required in a Form 10-K, holders of Pubco Class A Stock may not receive the information required under Section 14 of the Exchange Act with respect to extraordinary meetings of stockholders. In addition, we will not be subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd–Frank Act. As a result, our stockholders will not have an opportunity to provide a non-binding vote on the compensation of our executive officers. Moreover, holders of Pubco Class A Stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor can they submit stockholder proposals under Rule 14a-8 of the Exchange Act. For more information regarding our reporting obligations, see “Additional Information.”

Risks Related to Taxation

Unrealized fair value gains on our AVAX holdings could cause us to become subject to the corporate alternative minimum tax under the Inflation Reduction Act of 2022.

The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Unless an exemption applies, the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the IRS issued proposed regulations with respect to the application of CAMT.

Additionally, we are required to adopt ASU 2023-08, under which AVAX holdings must be measured at fair value in our statement of financial position, with gains and losses from changes in the fair value of our AVAX recognized in net income each reporting period. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that, among other adjustments, our adjusted financial statement income must include any unrealized gains or losses reported in the applicable tax year. On September 30, 2025, the IRS announced that it intends to revise the proposed regulations and provided interim guidance that, for purposes of determining whether CAMT applies, companies may exclude unrealized gains or losses with respect to certain assets such as Bitcoin assuming certain requirements are met. Taxpayers are generally allowed to rely on such interim guidance until such proposed regulations are issued.

If we do become subject to CAMT, it could result in a material tax obligation that we would need to satisfy in cash, which could materially affect our financial results, including our earnings and cash flow, and our financial condition.

Pubco’s independent registered public accounting firm’s report for the year ended December 31, 2025, contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Pubco’s financial statements have been prepared under the assumption that it will continue as a going concern. Pubco’s independent auditor has issued a report on Pubco’s audited financial statement for the years ended December 31, 2025 that includes an explanatory paragraph expressing substantial doubt in Pubco’s ability to continue as a going concern for one year from the date of such report. Pubco’s ability to continue as a going concern after the consummation of the Business Combination, is dependent on Pubco’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Pubco’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of Pubco to continue as a going concern may adversely affect its ability to obtain such debt or equity financing on reasonable terms or at all, or to execute its business strategies. Additionally, if Pubco is unable to continue as a going concern, investors, including holders of Pubco Stock following the Closing of the Business Combination, may lose some or all of their investment.

EXTRAORDINARY GENERAL MEETING IN LIEU OF AN ANNUAL GENERAL MEETING OF MLAC SHAREHOLDERS

General

MLAC is furnishing this proxy statement/prospectus to MLAC Shareholders as part of the solicitation of proxies by the MLAC Board for use at the Meeting to be held on              , 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus provides MLAC Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on           , 2026, at           , Eastern Time. The Meeting will be held at 1345 Avenue of the Americas, New York, NY 10105 and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/mountainlakeacquisition/2026.

Purpose of the Extraordinary General Meeting of MLAC Shareholders in Lieu of an Annual General Meeting

MLAC Shareholders are being asked to vote to approve the following Proposals:

(1)

The Business Combination Proposal — an ordinary resolution to approve and adopt the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)	The Merger Proposal — a special resolution to approve and authorize the MLAC Merger. See the section entitled “The Merger Proposal.”
(3)

The Domestication and Organizational Documents Proposals — to consider and vote, on a non-binding advisory basis, upon separate proposals as ordinary resolutions to approve the transfer of the registration of MLAC by way of continuation from the Cayman Islands to the State of Delaware and the material differences between the MLAC Memorandum and Articles and the Proposed Organizational Documents, specifically to approve:

•	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
•	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.
•	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person.
•	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board; and
•	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

See the section entitled “The Domestication and Organizational Documents Proposals.”

(4)

The Nasdaq Proposal — an ordinary resolution to approve, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, (i) the issuance of shares of Pubco Stock in connection with the Business Combination, (ii) the issuance of shares of Pubco Stock in connection with the Company Unit Subscription, (iii) the issuance of shares of Pubco Stock in connection with the Dragonfly Contribution, (iv) the issuance of shares of Pubco Stock in connection with the Foundation Transaction and (v) the reservation for issuance of shares of Pubco Stock that will, upon Closing, be reserved pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under Nasdaq Rule 5635. This proposal is referred to as the “Nasdaq Proposal.” The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal.”

(5)

Director Election Proposal — an ordinary resolution to approve, two (2) directors to be elected to the MLAC Board to serve until MLAC’s third annual general meeting of shareholders or their earlier death, resignation or removal (including if they are replaced at the consummation of the Business Combination or if, based upon the tabulated vote at the time of the meeting, MLAC is not authorized to consummate the Business Combination). We refer to this proposal as the “Director Election Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal.”

(6)

The Adjournment Proposal — an ordinary resolution to approve the adjournment of the Meeting to a later date or dates, if it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

Recommendation of the MLAC Board

The MLAC Board has unanimously determined that the Business Combination Proposal is in the best interests of MLAC and the MLAC Shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the Domestication and Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Issued and Outstanding Shares; MLAC Shareholders Entitled to Vote

MLAC Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned MLAC Ordinary Shares at the close of business on           , 2026, which is the Record Date for the Meeting. MLAC Shareholders are entitled to one vote at the Meeting for each MLAC Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 30,992,500 MLAC Ordinary Shares issued and outstanding, consisting of 23,805,000 MLAC Class A Ordinary Shares and 7,187,500 MLAC Class B Ordinary Shares. Of these shares, 23,000,000 were Public Shares.

Quorum and Vote of MLAC Shareholders

A quorum of MLAC Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of one-third of the then issued and outstanding MLAC Ordinary Shares (whether in person or by proxy). As of the Record Date, MLAC Shareholders holding 10,330,834 MLAC Ordinary Shares would be required to achieve a quorum at the Meeting without the MLAC Ordinary Shares held by the Sponsor. In addition to the MLAC Ordinary Shares held by the Sponsor, which represent approximately 24.8% of the issued and outstanding MLAC Ordinary Shares and which will count towards this quorum, MLAC will need only MLAC Shareholders holding 2,648,334 MLAC Ordinary Shares, or 11.5%, of the 23,000,000 Public Shares represented in person or by proxy at the Meeting to have a valid quorum.

To pass, each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution of MLAC Shareholders, which requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). To pass, the Merger Proposal requires a special resolution of MLAC Shareholders, which requires the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). MLAC Shareholders are also being asked to approve by way of ordinary resolutions, on a non-binding advisory basis, each of the Domestication and Organizational Documents Proposals. Although the MLAC Board is asking MLAC Shareholders to approve each of the Domestication and Organizational Documents Proposals on the non-binding advisory basis, regardless of the outcome of the non-binding advisory vote on each of the Domestication and Organizational Documents Proposals, the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws will take effect upon the Closing if the MLAC Shareholder Approval Matters are approved.

Assuming a quorum is established, an MLAC Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Merger Proposal which requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposal in order to have such Proposal approved.

Voting Your MLAC Ordinary Shares

Each MLAC Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of MLAC Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the MLAC Ordinary Shares you beneficially own are properly counted.

Voting Your MLAC Ordinary Shares — Shareholders of Record

There are three ways to vote your MLAC Ordinary Shares at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your MLAC Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your MLAC Ordinary Shares will be voted as recommended by the MLAC Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” each of the Domestication and Organizational Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Attend the Meeting virtually and Vote By Internet. MLAC Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Attend Meeting and Vote. If you attend the Meeting, you may submit your vote at the Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Meeting will be counted.

Voting Your Shares — Beneficial Owners

If your MLAC Ordinary Shares are registered in the name of your broker, bank or other nominee, you are the “beneficial owner” of those MLAC Ordinary Shares and those MLAC Ordinary Shares are considered as held in “street name.” If you are a beneficial owner of MLAC Ordinary Shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from MLAC. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to direct the vote of your MLAC Ordinary Shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee who are the holder of record and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other nominee, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your MLAC Ordinary Shares along with your name and email address to CST. Requests for registration should be directed via e-mail to proxy@continentalstock.com or via telephone to (917) 262-2373. Written requests can be mailed to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Proxy Department

Email: proxy@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 5, 2026.

You will receive a confirmation of your registration by email after MLAC receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/mountainlakeacquisition/2026. You will also need a voter control number included on your proxy card in order to be able to vote your MLAC Ordinary Shares or submit questions during the Meeting. Follow the instructions provided to vote. MLAC encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by MLAC Sponsor, Directors and Officers

The Sponsor has agreed to vote its 7,682,500 MLAC Ordinary Shares, representing 24.8% of the issued and outstanding MLAC Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that require approval of MLAC Shareholders by an ordinary resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 7,813,751, or 34.0%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposals in order to have such Proposals approved. With respect to the Merger Proposal which requires approval of MLAC Shareholders by a special resolution, in addition to the Sponsor’s MLAC Ordinary Shares, MLAC would need only 12,979,167, or 56.4%, of the 23,000,000 Public Shares (assuming all issued and outstanding MLAC Ordinary Shares are voted at the Meeting), and would not need any of the 23,000,000 Public Shares (assuming a minimum number of MLAC Ordinary Shares to achieve a quorum are voted at the Meeting), to be voted in favor of such Proposal in order to have such Proposal approved.

Attending the Meeting

The Meeting will be held on          , 2026 at            Eastern Time. The Meeting will be held at the offices of 1345 Avenue of the Americas, New York, NY 10105 and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/mountainlakeacquisition/2026. You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/mountainlakeacquisition/2026 and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Revoking Your Proxy

If you are an MLAC Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send a later-dated, signed proxy card to Mountain Lake Acquisition Corp., 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451, Attn: Secretary, so that it is received by MLAC on or before the Meeting; or
•	you may attend the Meeting in person or via the live webcast noted above, revoke your proxy, and vote at such Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are an MLAC Shareholder and have any questions about how to vote or direct a vote in respect of your MLAC Ordinary Shares, you may call MLAC’s proxy solicitor, Sodali & Co, MLAC’s proxy solicitor, at (203) 658-9400 (banks and brokers) or email at MLAC.info@investor.sodali.com.

Redemption Rights

Pursuant to the MLAC Memorandum and Articles, any holders of Public Shares may demand that such Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (less taxes payable), calculated as of two (2) business days prior to the Closing. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the MLAC IPO (calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to MLAC to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $241.2 million as of December 31, 2025 and $244.2 million as of May 4, 2026, the estimated per share redemption prices would have been approximately $10.49 per share and $10.62 per share, respectively (including interest earned on the funds held in the Trust Account but less taxes payable).

In order to exercise your redemption rights, you must:

•	prior to 5:00 p.m. Eastern Time on , 2026 (two (2) business days before the Meeting), tender your Public Shares physically or electronically and submit a request in writing that MLAC redeem your Public Shares for cash to CST, MLAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

•	In your request to CST for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other Public Shareholder; and
•	deliver your Public Shares either physically or electronically through DTC to CST at least two (2) business days before the Meeting. Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from CST and time to effect delivery. It is MLAC’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from Continental Stock Transfer and Trust Company. However, MLAC does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their Public Shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your Public Shares will not be redeemed.

A Public Shareholder may not withdraw a redemption request once submitted to MLAC unless the MLAC Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Subject to the forgoing, if you delivered your Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return your Public Shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed above.

Prior to exercising redemption rights, Public Shareholders should verify the market price of MLAC Class A Ordinary Shares, as they may receive greater proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in MLAC Class A Ordinary Shares when you wish to sell your Public Shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the consummation of the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

Notwithstanding the foregoing, the MLAC Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the Public Shares in the aggregate, without the prior consent of MLAC.

In connection with the MLAC IPO, the Sponsor and its Affiliates agreed to waive any redemption rights with respect to any MLAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and its Affiliates did not receive separate consideration for the waiver.

Appraisal Rights

MLAC Shareholders do not have appraisal rights in connection with the Business Combination under the DGCL or the Cayman Act.

In addition, Public Shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. For a discussion about the Public Shareholders’ redemption rights, please see “Extraordinary General Meeting of MLAC Shareholders — Redemption Rights.”

Proxy Solicitation Costs

MLAC is soliciting proxies on behalf of the MLAC Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. MLAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. MLAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MLAC will bear the cost of the solicitation.

MLAC has hired Sodali & Co. to assist in the proxy solicitation process. MLAC will pay Sodali & Co. a fee of $22,500, plus disbursements of its expenses in connection with services relating to the Meeting.

MLAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MLAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

MLAC Shareholders are being asked to approve the Business Combination Agreement and the Business Combination. MLAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached hereto as Annex A. Please see the section entitled “The Business Combination Proposal — The Business Combination Agreement” and “Summary of the Proxy Statement/Prospectus — Transactions — Related Agreements” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Proposal.

MLAC may consummate (i) the Business Combination only if the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of quorum) and (ii) the Merger Proposal is approved by a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum).

If any of those Proposals are not approved by MLAC Shareholders, the Business Combination will not be consummated. The Merger Proposal is conditional upon the approval of the Business Combination Proposal. The Domestication and Organizational Documents Proposals and the Nasdaq Proposal are conditional upon the approval of the Business Combination Proposal and the Merger Proposal. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

Organizational Structure

Prior to the Transactions

The following simplified diagrams illustrate the ownership structures of MLAC, Pubco, the Pubco Subsidiaries and the Company before the consummation of the Transactions:

MLAC

Pubco, the Pubco Subsidiaries, and the Company

Following the Transactions

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Transactions. The percentage ownerships of shares of Pubco Class A Stock and Pubco Class B Stock are presented assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination:

Headquarters; Listing of Securities

After completion of the transactions contemplated by the Business Combination Agreement: the corporate headquarters and principal executive offices of Pubco will be located at c/o Studio, 11 West 42nd Street, 2nd Floor, New York, NY 10036 and if Pubco’s application for listing are approved, shares of Pubco Stock are expected to be traded on Nasdaq under the symbol “AVAT.”

Background of the Business Combination

MLAC is a blank check company incorporated in the Cayman Islands on June 14, 2024 to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 16, 2024, MLAC consummated the MLAC IPO and began its search for an acquisition target. Prior to the consummation of the MLAC IPO, neither MLAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target.

Upon the consummation of the MLAC IPO, MLAC began its search for prospective businesses to acquire in its initial business combination. MLAC conducted an extensive search for a potential business combination transaction drawing upon, among other things, the network and investment and operating experience of the MLAC’s management team and the MLAC Board. During its search process, MLAC entered into 16 non-disclosure agreements (including the NDA (as defined below)) with prospective target businesses and prepared four letters of intent (including the LOI (as defined below)).

MLAC reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the MLAC Board used in evaluating the potential Business Combination with AVAT (as discussed below), which included, among other criteria, the potential to hold a leading position in an industry sector, the readiness and willingness of potential target companies to become public, the experience of the potential target companies’ management teams and the potential for strong and sustainable free cash flow.

The terms of the Business Combination were the result of arm’s-length negotiations between representatives of MLAC, the Company, Pubco, Seller, Robert Hadick and Gerald Bartholomew Smith (Messrs. Hadick and Smith, together with the Company, Pubco and Seller, the “AVAT Parties”), as further described below. Barclays Capital Inc. (“Barclays”) and PJT Partners LP (“PJT” and, together with Barclays, the “Investment Banks”) acted as placement agents with respect to the Company Unit Subscription and capital markets advisors with respect to the Business Combination. PJT also acted as exclusive financial advisor to AVAT in connection with the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every correspondence among representatives of MLAC, the AVAT Parties and the Investment Banks.

Description of Negotiation Process with Candidates other than Pubco/the Company.

Below is a summary of targets other than the Company that were considered and with which MLAC Management had significant discussions, and the reasons why MLAC did not proceed with these candidates.

•	Target A: A digital asset investment company located outside the United States reached out via one of its advisors on January 11, 2025, to discuss the possibility of engaging in a business combination. On January 22, 2025 Target A’s CEO shared a presentation with MLAC Management. Over the next few months Target A’s CEO, Paul Grinberg and Douglas Horlick met virtually and in person, to discuss the terms of a potential business combination. MLAC Management sent a proposed letter of intent to Target A’s CEO in early June 2025, which was not accepted by Target A.
•	Target B: An autonomous vehicle company that MLAC was introduced to by Target B’s banker in April 2025. Beginning in May 2025, MLAC visited Target B’s headquarters, had several discussions with Target B’s management team and shared several drafts of a letter of intent with Target B. MLAC decided not to proceed with the transaction in late July 2025 primarily because the parties were unable to reach agreement on a minimum cash condition for closing.
•	Target C: A computer-related company that MLAC was introduced to by Target C’s banker in late July 2025. After several virtual meetings, MLAC decided in late August 2025 to pause negotiations with Target C in order to focus on the AVAT opportunity.

Description of Negotiations between MLAC and Pubco/the Company.

On August 7, 2025, the Seller engaged Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) to serve as counsel for the Business Combination. The Seller did not materially consider any transactions other than the Business Combination.

On August 8, 2025, the ticker “AVAT” was reserved across exchanges with an expiration date of August 8, 2027.

On August 14, 2025, at the direction of AVAT, PJT circulated kick-off discussion materials including an outline of the investor presentation and targeting plan for the Company Unit Subscription.

On August 14, 2025, at the direction of AVAT, PJT hosted a Project Chamber Kick-off call including PJT, Barclays, the Seller, Gerald Bartholomew Smith and Skadden. Following this first introductory call this group held bi-weekly status calls every Tuesday and Thursday to discuss next steps in the transaction process.

On August 18, 2025, the Seller and Avalanche BVI entered into a non-binding letter of intent (the “Foundation LoI”) setting out certain key terms for the sale of AVAX tokens by Avalanche BVI to a digital asset treasury vehicle. The key terms included: (i) a commitment by Avalanche BVI to contribute at least $200 million of AVAX tokens to the Company, priced at a 60% discount; (ii) a contribution by the Seller of up to 1,960,040 AVAX tokens from its affiliated funds; (iii) the final structure of the digital asset treasury vehicle to be determined during definitive documentation; (iv) Avalanche BVI shall be entitled to appoint a representative as a member of the board of directors of such to-be-formed digital asset treasury vehicle; (v) Avalanche BVI may elect to receive an allocation of shares in the to-be-formed digital asset treasury vehicle or cash proceeds or a combination of both; and (vi) exclusivity for 18 months during which Avalanche BVI will not sell AVAX tokens to any other digital asset treasury vehicle listed on a U.S. national stock exchange with a business model primarily dependent on owning AVAX, except as agreed by the parties. The Foundation LoI is non-binding except for provisions regarding confidentiality, exclusivity, and certain miscellaneous terms.

On August 18, 2025, at the direction of AVAT, PJT scheduled a series of meetings with Skadden and Barclays to discuss Company Unit Subscription and SPAC targeting matters.

On August 19, 2025, a representative of Barclays, who was aware of MLAC Management’s experience in the digital asset space, approached Douglas Horlick, President of MLAC, with the AVAT opportunity.

On August 20, 2025, MLAC Management received a non-disclosure agreement (“NDA”) from the AVAT Parties.

On August 20, 2025, Avalanche Treasury Company LLC was formed as a Delaware limited liability company in order to pursue the Business Combination.

On August 22, 2025, after some minor negotiated changes MLAC Management and the AVAT Parties executed the NDA.

On August 27, 2025, a meeting between Barclays and MLAC Management, which included Paul Grinberg and Mr. Horlick, was held to discuss the AVAT opportunity and to determine if this would be of interest to MLAC. Subsequently, representatives of Barclays introduced representatives of the AVAT Parties by e-mail to MLAC Management. This led to a meeting on August 28, 2025 by and among representatives of Barclays, MLAC Management, MLAC director Jamie Vieser, and the AVAT Parties, where Mr. Hadick and Mr. Smith provided a detailed overview of AVAT.

On August 28, 2025, Mr. Hadick shared a draft of the Contribution Agreement with the AVAT Parties reflecting the terms of the Foundation LoI, therefore governing the contribution of AVAX tokens to the Company by both Avalanche BVI and the Seller Related Parties.

On August 29, 2025, MLAC Management, Mr. Hadick and Mr. Smith had a follow-up meeting where MLAC Management asked detailed questions about the proposed business.

On August 31, 2025, MLAC Management, Mr. Hadick and Mr. Smith held a meeting where they discussed the terms of a potential deal. Those discussions and negotiations continued over the course of multiple meetings held on September 1, 2025.

On September 1, 2025, MLAC Management agreed via email with the AVAT Parties on key points of a draft letter of intent (the “LOI”) regarding the potential Business Combination. The key terms, proposed by the AVAT Parties and accepted by MLAC Management, included: (i) a contribution by Seller of up to 1,960,040 AVAX tokens in exchange for 2,000,000 Pubco Class A Stock and 2,000,000 Pubco Class B Stock, each subject to certain price-based earnouts; (ii) a contribution by the Foundation of at least $200 million of AVAX tokens, priced at a 60% discount, (iii) a dual-class structure for Pubco consisting of voting and non-voting classes of stock; (iv) a PIPE commitment of at least $300 million on or prior to the execution of definitive agreements; (iv) the forfeiture by Sponsor of up to 7,187,500 founder shares (excluding 1,200,000 founder shares) and all of its 495,000 private placement units; and (vi) reciprocal earnout requirements for the securities to be held by each of Seller and the MLAC Sponsor. Points of heavier negotiation included the price-based thresholds for the reciprocal earnout milestones, the number of Founder Shares subject to forfeiture and the scope and structure of the voting rights to be granted to Seller and its designees under a dual- class regime. The LOI provided for an initial 30-day exclusivity period, subject to automatic 30-day renewal periods unless earlier terminated by any party.

On September 1 and 2, 2025, MLAC Management discussed with individual MLAC Board Members the proposed Business Combination. The MLAC Board was unanimously supportive of MLAC entering into the LOI.

On September 3, 2025, upon further negotiation, MLAC and AVAT executed the LOI. The final terms reflected what was previous agreed upon.

On September 4, 2025, MLAC began its due diligence of the AVAT Parties.

On September 4, 2025, the Foundation shared their comments to the Contribution Agreement, including the request to have two separate agreements governing the transfer of AVAX tokens to the Company by the Foundation and the Seller Related Parties rather than one, as originally envisaged in the Foundation LoI and in the first version of the Contribution Agreement dated as of August 28, 2025. In particular, the proposed revised structure envisaged: (i) a Contribution Agreement between Dragonfly and the Company, and (ii) a Token Sale Agreement between the Foundation and the Company. Simultaneously, the Foundation shared a first draft of the Token Sale Agreement, based on a standard form agreement normally used by the Foundation for the sale of AVAX tokens and incorporating the provisions regarding pricing, consideration, and restrictions applicable to the transfer of AVAX tokens by the Foundation to the Company, as previously included in the Contribution Agreement.

On September 5, 2025, Sidley Austin LLP (“Sidley”), counsel to the Foundation with respect to the Contribution Agreement and the Token Sale Agreement had a call with Mr. Hadick, Skadden and the Seller to discuss the mechanics of the Contribution Agreement and the Token Sale Agreement and how the agreements are intended to work together as well as other specific provisions of the Token Sale Agreement (e.g., the indemnity provisions, a proposed rescission rights for the Foundation, the date for the calculation of the VWAP, and representation and warranties of the Company).

On September 5, 2025, MLAC Management and representatives of the AVAT Parties had a meeting to plan for the process for the proposed Business Combination, which included an introduction to potential auditors and accountants for the Company.

Between September 5, 2025 and October 1, 2025, MLAC Management engaged in discussions with BTIG, MLAC’s IPO underwriter, with respect to its engagement as a financial and capital markets advisors to MLAC in the Business Combination. In connection with such engagement, BTIG agreed to forfeit its 310,000 Private Placement Units and all deferred underwriting fees payable upon consummation of the Business Combination in excess of $1,000,000.

On September 8, 2025, MLAC engaged Ellenoff Grossman & Schole LLP (“EGS”), to serve as its counsel with respect to the Business Combination.

On September 8, 2025, Skadden shared with Sidley and the Foundation updated drafts of the Contribution Agreement and the Token Sale Agreement, reflecting the new structure proposed by the Foundation to have two different agreements governing the transfer of AVAX Tokens to the Company and setting out among other things the form of payment (split between cash and shares in Pubco) and conditions and timing of such contribution.

Between September 8, 2025 and September 23, 2025, Skadden, Sidley, the Foundation, the AVAT Parties, the Seller and Mr. Hadick held multiple calls and exchanged multiple drafts of the Contribution Agreement and the Token Sale Agreement whereby such parties negotiated among others, the duration of the Foundation’s right of first refusal on direct and indirect sales of all AVAX Tokens, the introduction of the Foundation’s right to convert, subject to certain conditions, the shares of Pubco Class A Stock to be issued to them as a consideration for the transfer of AVAX Tokens into pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis, the price for the transfer of the AVAX Tokens, the language relating to treatment of the AVAX Tokens as securities, the cure period for breaches of lock-ups and the indemnity provisions.

On September 9, 2025, Davis Polk & Wardwell LLP (“DPW”), counsel to the Investment Banks, sent to EGS a draft of the wall cross materials, which included procedures designed to engage in discussions with potential investors for the Company Unit Subscription in compliance with applicable federal securities laws. Additionally, at the direction of AVAT, the Investment Banks sent to EGS an advanced draft of the investor presentation for the Company Unit Subscription. From September 9, 2025 to September 16, 2025, MLAC, the AVAT Parties, DPW, Skadden and EGS reviewed and provided comments on the investor presentation and wall cross procedures for the Company Unit Subscription. On September 11, 2025, DPW organized a regulatory and legal due diligence call with EGS, Skadden, MLAC and the Company.

On September 11, 2025, representatives of EGS and Skadden had an organizational meeting to discuss the Business Combination and allocate responsibilities between Skadden and EGS for the preparation of the initial drafts of the various transaction documents.

From September 11, 2025 until October 1, 2025 the date on which the Business Combination Agreement was executed, representatives of MLAC, the AVAT Parties, EGS, Skadden and the Investment Banks held twice-weekly meetings to discuss the status of the Transactions and applicable documents to be executed in connection with the Transaction.

On September 11, 2025, Skadden sent EGS an initial draft of the Business Combination Agreement and the Company Unit Subscription Agreement.

On September 11, 2025, the parties finalized the wall-cross procedures for the Company Unit Subscription.

On September 11, 2025, Sidley sent updated drafts of the Contribution Agreement and the Token Sale Agreement, the main changes to the: (i) Token Sale Agreement were in relation to representations and warranties, liquidated damages, lock-up terms and indemnity; and (ii) Contribution Agreement were in relation to the representations and warranties, right of first refusal and indemnity.

On September 12, 2025, the Company engaged the Investment Banks to act as placement agents in connection with the Company Unit Subscription and as capital markets advisors in connection with the Business Combination.

On September 12, 2025, AVAT entered into the Financial Advisor Engagement Letter, pursuant to which AVAT engaged PJT as its exclusive financial advisor in connection with the Business Combination and PJT agreed to perform customary financial advisory services.

On September 12, 2025, the parties finalized the investor presentation to be used in the Company Unit Subscription process and, at the direction of AVAT, the Investment Banks launched the private marketing process for the Company Unit Subscription.

On September 12, 2025, Skadden, Sidley, the Foundation, the AVAT Parties, the Seller and Mr. Hadick had a call to discuss the revised drafts of the Contribution Agreement and the Token Sale Agreement dated as of September 11, 2025.

From September 12, 2025 to October 1, 2025, at the direction of AVAT, the Investment Banks conducted investor outreach. During this period, wall-crossed investors and the executive officers of Pubco held investor meetings in which the AVAT Parties engaged in substantive discussions about proposed terms of the Company Unit Subscription Agreement.

On September 15, 2025, EGS circulated a revised draft of the Business Combination Agreement. The primary changes were edits to remove or revise provisions that were not relevant to MLAC’s outstanding securities.

On September 15, 2025, Skadden reverted with comments to Sidley on the Contribution Agreement and the Token Sale Agreement where certain representations and warranties were reinstated, the conditions to closing under the Contribution Agreement were deleted as signing and closing were to occur simultaneously, along with other changes.

On September 16 and 18, 2025, representatives of the Investment Banks and the AVAT Parties held meetings to discuss the size and composition of the securities offered and purchase price to be paid in the Company Unit Subscription.

On September 17, 2025, Sidley shared with Skadden revised versions of the Contribution Agreement and the Token Sale Agreement where Sidley included certain conditions to the token delivery in the Token Sale Agreement and certain conditions to closing in the Contribution Agreement.

On September 18, 2025, Skadden reverted with comments to Sidley on the Contribution Agreement and the Token Sale Agreement.

Between September 18, 2025 and September 19, 2025, Sidley and Skadden held a call and circulated multiple updated versions of the Contribution Agreement and the Token Sale Agreement.

From August 29 to September 25, 2025, MLAC Management provided the MLAC Board with periodic updates and discussed various aspects of the proposed transaction, including about the Company’s exclusive relationship with the Foundation, the size and scope of related financing options, characteristics of Avalanche compared to other digital tokens, and the Company’s proposed DAT accumulation and financing strategies.

On September 19, 2025, EGS sent Skadden revised drafts of the Company Unit Subscription Agreements.

On September 20, 2025, at the direction of AVAT, the Investment Banks provided prospective investors with the initial drafts of the Company Unit Subscription Agreement. From September 19, 2025 to October 1, 2025, Investment Banks conducted private investor outreach. During this period, wall-crossed investors, the executive officers of Pubco and Investment Banks held investor meetings and Investment Banks and the AVAT Parties engaged in substantive discussions about proposed terms of the Company Unit Subscription Agreement.

On September 21, 2025, Skadden circulated a revised draft of Business Combination Agreement. Due to the potential investor profile, the agreement was revised to remove the proposed transaction structure and adopt a standard double dummy transaction structure which significantly simplified the Business Combination Agreement.

On September 22, 2025, Avalanche Treasury Corporation was incorporated as a Delaware corporation.

On September 22, 2025, Sidley provided comments to the Contribution Agreement and the Token Sale Agreement including in relation to, among other things, the limitation on liability, definitions of permitted collateral pledge and cure period for breaches of restrictions applying to the tokens.

From September 23, 2025 until September 30, 2025, Sidley and Skadden held multiple calls and circulated multiple drafts until both the Contribution Agreement and the Token Sale Agreement were in agreed form.

On September 23, 2025, a call was held between Skadden’s and EGS’ tax and corporate teams to discuss and finalize the transaction structure.

On September 23, 2025, EGS sent Skadden initial drafts of the forms of Lock-up Agreement for (i) the Sponsor and other insiders of MLAC and (ii) the shareholders of the Company.

On September 25, 2025, EGS sent Skadden an initial draft of the Sponsor Support Agreement. The draft provided that rather than forfeiting the 1,600,000 founder shares at the Closing and issuing new shares upon achievement of the trading price thresholds (as contemplated by the LOI), the shares would be converted at Closing and placed in escrow.

On September 25, 2025, Skadden sent EGS an initial draft of the Amended and Restated Registration Rights Agreement. EGS sent a revised draft to Skadden on September 26, 2025. The primary change was to propose a reduction in the filing deadline for an effective shelf registration statement.

On September 26, 2025, Avalanche Company Merger Sub LLC was formed as a Delaware limited liability company.

On September 26, 2025, Avalanche SPAC Merger Sub LLC was formed as a Delaware limited liability company.

On September 26, 2025, the MLAC Board held a board meeting to consider the status and terms of the Business Combination and related agreements. MLAC Management, with the assistance of representatives from EGS and Forbes Hare, provided an update on the status of the Transactions, and answered questions from the MLAC Board.

On September 27, 2025, Skadden sent EGS a revised draft of the Sponsor Support Agreement and the Lock-Up Agreements.

On September 28, 2025, EGS sent comments on the Sponsor Support Agreement introducing the concept of escrow for the Sponsor’s earn-out and confirmed that the Lock-Up Agreement was in final form.

On September 29, 2025, Skadden sent EGS revised drafts of the Business Combination and Sponsor Support Agreement. The primary changes in the Business Combination Agreement were to set forth the escrow mechanics for the shareholder earnout. The primary change in the Sponsor Support Agreement was to move the definition of a “Transfer” to the Business Combination Agreement. The Sponsor Support Agreement was in final form.

From September 29, 2025 to September 30, 2025, the parties and their legal counsel exchanged drafts and finalized the terms of the Business Combination Agreement and each of the Ancillary Agreements and other annexes to the Business Combination Agreement. During this period, the parties resolved all open items in the Business Combination Agreement and the Ancillary Agreements.

On October 1, 2025, the MLAC Board, by unanimous written consent, unanimously approved the Business Combination and the other Transactions, the entry into the Business Combination Agreement and the Ancillary Agreements to be executed by each of them.

On October 1, 2025, MLAC, Pubco, the Company, MLAC Merger Sub, Company Merger Sub and the Seller executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, (i) MLAC, Pubco and the Sponsor entered into the Sponsor Support Agreement, (ii) MLAC, Pubco and the Company entered into each of the Company Unit Subscription Agreements with certain investors, (iii) the Company, the Seller, Pubco, Avalanche BVI and Avalanche Cayman entered into the Contribution Agreement, and (iv) the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Token Sale Agreement. See “— Related Agreements” for additional information.

On October 1, 2025, the parties issued a joint press release announcing the execution of the Business Combination Agreement, and MLAC filed a Form 8-K with the SEC that included a copy of such press release and the investor presentation for the Company Unit Subscription.

On October 2, 2025, representatives from Dragonfly discussed with Skadden (via email and a conference call) amending the Business Combination Agreement in order to, inter alia:

(i)add the DVs and Astral as original parties to the Business Combination Agreement;

(ii)clarify that the Company Units held by the DVs (as Sponsored Controlled Vehicles as defined in the Contribution Agreement) were to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs would receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs; and

(iii)provide that the Additional Merger Consideration Shares to be issued at Closing (a) be issued to Astral rather than to Seller (as provided in the original Business Combination Agreement), and (b) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration (since Astral does not qualify as one of the Seller Related Parties).

Representatives from Dragonfly requested for the DVs to be added as parties to the Business Combination Agreement through the First Amendment because the DVs are the entities that actually contributed the AVAX tokens (as opposed to the Seller). Astral was added as a party to the Business Combination because the Pubco Stok they will receive is being issued in consideration for advisory and strategic services provided by Astral’s limited partners in connection with the structuring and execution of the Business Combination and the establishment of Pubco. Such services include, but are not limited to:

(i)Executive Recruitment: Astral’s limited partners assisted in identifying, evaluating, and recruiting the Chief Executive Officer of Pubco; and

(ii)Tax and Corporate Structuring Advisory: Astral’s limited partners provided strategic advice regarding aspects of the tax and corporate structuring of the Business Combination and post-Closing operations of Pubco.

On October 4, 2025, Skadden had a conference call with EGS to illustrate the proposed amendment to the Business Combination Agreement, during which EGS agreed with the proposed amendment, subject to SPAC’s confirmation.

On October 7, 2025, MLAC filed a Form 8-K with the SEC that included a copy of the executed Business Combination Agreement, the forms or copies of the other Ancillary Agreements and the forms of the Company Unit Subscription Agreements.

On October 14, 2025, Skadden shared with EGS the first draft of the First Amendment.

On October 28, 2025, Skadden shared with Dragonfly and AVAT the first draft of the First Amendment.

On October 29, 2025, EGS shared with Skadden a new draft of the First Amendment including minor edits.

On November 11, 2025, Skadden shared with EGS a new version of Exhibit E to the original Business Combination Agreement (Terms of Pubco Stock) reflecting the proposed amendments per the First Amendment.

On December 23, 2025, EGS confirmed sign-off on the First Amendment and its Annexes and suggested minor formal edits. On the same day, Skadden shared the execution version of the First Amendment.

On January 13, 2026, MLAC, Pubco, the Company, MLAC Merger Sub, Company Merger Sub, the Seller, DV, DVII, and Astral executed the First Amendment pursuant to which, inter alia, the Additional Merger Consideration Shares will be issued, as of the Closing Date, to Astral. On the same day, MLAC filed with the SEC the Form 8-K that included a copy of the executed First Amendment.

On January 15, 2026, representatives from Dragonfly discussed with Skadden (via email) amending the BCA to postpone, in order to accommodate Astral from an operational and administrative perspective, the issuance to Astral of the 2,000,000 Astral Post-Closing Shares for a certain period of time, so that such issuance would occur after Closing, rather than on the Company Merger Effective Date.

Between January 26 and 28, 2026, Skadden and representatives of Dragonfly had additional discussions on the proposed postponement of the issuance to Astral of the 2,000,000 Astral Post-Closing Shares and the relevant duration. Representatives from Dragonfly confirmed that they expected a postponement of one month to be sufficient to allow Astral to prepare, from operational and administrative perspective, to receive the Astral Post-Closing Shares and asked Skadden to draft the Second Amendment.

On February 6, 2026, Skadden shared with Dragonfly and AVAT the first draft of the Second Amendment, which was signed off by the Dragonfly and AVAT teams on February 16, 2026.

On February 16, 2026, Skadden shared with EGS the first draft of the Second Amendment.

On March 17, 2026, the parties executed the Second Amendment, pursuant to which the parties thereto agreed to postpone the issuance by Pubco to Astral of the 2,000,000 Astral Post-Closing Shares so that such issuance will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date. On the same day, MLAC filed with the SEC the Form 8-K that included a copy of the executed Second Amendment.

The parties have continued and expect to continue regular discussions and weekly calls regarding the timing to consummate the Business Combination and necessary preparation in connection therewith. Additionally, since the execution of the Business Combination Agreement, MLAC Management has actively communicated with individual MLAC Board members regarding the status of the Business Combination, as well as market conditions generally. The AVAX market has been characterized by significant volatility since its mainnet launch in September 2020, and will likely continue to experience significant volatility until the Closing of the Business Combination. Prior to approving the Business Combination, the MLAC Board considered AVAX’s pricing volatility in its evaluation of the proposed Transactions, as well as other uncertainties, risks and other potentially negative factors described in ”—MLAC Board’s Reasons for Approval of the Business Combination,” such as the considerable regulatory and macroeconomic uncertainty faced by AVAT and other players in the digital asset industry. The MLAC Board nonetheless believed, and continues to believe, that the Business Combination presents an attractive opportunity to generate value for MLAC shareholders. The Transaction’s discounted mNAV structure is designed to generate value to shareholders immediately upon Closing. Moreover, the MLAC Board believes AVAT’s relationship with the Foundation can create opportunities for long-term value that will outweigh future short-term swings in AVAX price. Finally, MLAC Management’s interactions with Pubco leadership since October 2025 have reinforced MLAC Management’s confidence in their ability to lead and grow Pubco’s business after Closing. Therefore, the MLAC Board does not believe that any recent change in the price of AVAX changes its assessment of the Transactions.

MLAC Board’s Reasons for Approval of the Business Combination

The MLAC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MLAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the MLAC

Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the MLAC Board reviewed the information provided to it by its management, representatives of the Sponsor and MLAC’s legal and financial advisors. In addition, before determining that the Business Combination was in the best interests of MLAC and its shareholders, the MLAC Board reviewed various industry data, including a review of recent performance of public companies with the digital asset treasury strategies, such as MicroStrategy, as well as industry insights provided by the Investment Banks, which were included in the investor presentation for the Company Unit Subscription.

The MLAC Board determined that pursuing a potential business combination with Pubco and the Company would be an attractive opportunity for MLAC and the MLAC Shareholders, which determination was based on a number of factors including, but not limited to, the following:

•	Exclusive partnership with the Foundation, which includes compelling access to AVAX. AVAT has an 18-month exclusive agreement with the Foundation on AVAX sales to any DAT company and, through its relationship with the Foundation, access to opportunities with partners, investors, builders, and service providers across the Avalanche ecosystem.
•	Differences between AVAT and other DATs in the marketplace. AVAT seeks to employ an active (instead of passive) DAT strategy, combining a targeted yield strategy with ecosystem development that is designed to provide shareholders with more holistic exposure to the growth of the Avalanche ecosystem.
•	Structural trends driving Avalanche utilization, including growth in stablecoin and digital money markets; as well as the tokenization of equities, private credit and other real world assets.
•	Avalanche’s technological strengths, including processing speed and ease of customization.
•	Attractive economics, including a discounted mNAV of approximately 0.77x at the execution of the Business Combination Agreement, assuming no redemptions from MLAC Shareholders.
•	Strategic leadership on board and Advisory Board, including Advisory Board members Ava Labs founder Emin Gün Sirer, managing partner of Dragonfly Haseeb Qureshi, Blockworks Inc. Chief Executive Officer Jason Yanowitz and Aave Labs Chief Executive Officer Stani Kulechov.
•	Strong management team with institutional connectivity, Avalanche protocol expertise, and over 20 years of experience across digital assets, proprietary trading, asset management, market making and institutional capital markets.
•	Avalanche real world use cases across finance, payments, corporate/enterprise, government, gaming, sports and entertainment, which signifies the potential for significant market acceptance and adoption. Examples include the use of Avalanche technology in JP Morgan’s Kinexys, the California DMV’s registration of 42 million vehicle titles, Apollo’s launch of tokenized portfolios, funds and private credit, and FIFA’s launch of its own blockchain for digital collectibles and enhanced fan engagement.

In connection with its approval of the Business Combination Agreement, the MLAC Board considered the enterprise valuations, after factoring in the Company Unit Subscription, the Foundation’s token sale, and the implied value of AVAX holdings (or mNAV). Additionally, the MLAC Board considered potential valuation multiples of other digital asset tokens such as those supported by the blockchain platforms Ethereum, Stellar, Cardano, and Solana. The MLAC Board believed that the transaction structure for the Business Combination, which features a discounted mNAV, could deliver significant returns on investment to MLAC Shareholders. The MLAC Board also considered the Company’s unique relationship with the Foundation and its potential to provide strategic exposure to the evolving Avalanche ecosystem, which the MLAC Board believed presented a compelling opportunity for value creation for MLAC Shareholders.

In approving the Business Combination, the MLAC Board considered the potential benefits of, but ultimately determined not to obtain, a fairness opinion. The MLAC Board and MLAC’s management have extensive experience in the fintech industry, operational management and investment and financial analysis, including as part of the team’s prior involvement in the proposed acquisition of W3BCLOUD Holdings Inc, a cryptocurrency data center, by Social Leverage Acquisition Corp. I. Furthermore, members of the MLAC Board have made professional investments in the digital asset space. As such, the members of the MLAC Board and management team believe that they are qualified to conduct and analyze the due diligence required to identify a business combination partner. The independent directors of the MLAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated MLAC Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

In the course of its deliberations, in addition to the various other risks associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the MLAC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•	AVAX and the Volatility of the Price of AVAX. The market prices of AVAX Tokens and other digital assets may fluctuate significantly, potentially due to broader cryptocurrency market movements, regulatory developments, technological changes or general economic conditions. These fluctuations could materially affect the value of Pubco’s digital assets, its mNAV, and overall financial performance.
•	Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the tariffs to be instituted by the United States government, and the effects they could have on the price of AVAX and Pubco’s potential financial performance.
•	Regulatory Risks with respect to AVAX. Cryptocurrency-related regulations are evolving, and future developments regarding the treatment of crypto assets for U.S. and foreign tax purposes could adversely impact Pubco’s business. AVAX and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
•	Competition in Pubco’s Industry. Many publicly listed digital asset treasury vehicles currently trade at a premium to mNAV, which has attracted and may continue to attract other companies to pursue similar digital asset treasury strategies. This increased number of companies could make it more difficult or expensive for Pubco to, among other things, pursue its strategy of raising funds through public offerings of securities to purchase more AVAX for its corporate treasury.
•	Risks in Pubco’s Business Plan, which Business Plan May Not be Achieved. Pubco does not have significant operations and will not have significant operations prior to Closing. Pubco may not be successful in building its AVAX holdings or in building the ancillary AVAX related services it intends to launch in tandem with the accumulation and management of its AVAX holdings. Pubco may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations.
•	Management Team of Pubco and Public Company Readiness. Gerald Bartholomew Smith, Laine Mihalchick Moljo and Sean Ostrower, who are expected to lead Pubco management after Closing, have limited experience managing an operating a public company. There is a risk that Pubco will not be able to hire the necessary personnel to timely and accurately prepare financial statements and reports to be publicly filed with the SEC, or that Pubco’s compliance infrastructure may not be able to successfully manage the increased compliance risks and internal controls requirements to which it will be subject as a public company.
•	Valuation. The Company has no operating history and the volatile nature of the price of AVAX makes it difficult to evaluate Pubco’s future prospects. The Company’s lack of operating history also makes it difficult to accurately forecast its future results of operations, which are subject to numerous uncertainties as further described herein. In addition, MLAC did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination. As a result, there is a risk that the MLAC Board may not have properly valued the Company’s business.
•	Listing Risk. The challenges associated with preparing Pubco for requisite listing requirements to which it will be subject as a publicly traded company on a national stock exchange, and the potential inability of Pubco to obtain an initial listing and maintain the listing of Pubco Class A Stock on Nasdaq or any other securities exchange following the Closing.

•	MLAC Shareholders Holding a Minority Position in Pubco. MLAC Shareholders will hold a minority ownership position in Pubco following completion of the Business Combination, with existing Public Shareholders owning approximately 40.5% of the issued and outstanding shares of Pubco Class A Stock after Closing, assuming no redemptions.
•	Control of Pubco by the Seller. Pubco will have two classes of common stock after Closing, with Pubco Class A Stock having no voting rights (except as required by applicable law) until all shares of Pubco Class B Stock are cancelled, and Pubco Class B Stock having voting rights. At Closing, MLAC Shareholders will receive shares of Pubco Class A Stock and only the Seller will own shares of Pubco Class B Stock. As a result, Pubco will be a controlled company under Nasdaq listing standards after Closing, with all decisions of Pubco being controlled by the Seller. Accordingly, Public Shareholders will not participate in the governance of Pubco after Closing. For additional information, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”
•	Litigation. The possibility of litigation or MLAC shareholder actions challenging the Transactions or injunction against any of the actions required to be taken in order to consummate the Business Combination.
•	Fees and Expenses. The fees and expenses associated with completing the Business Combination, including those payable to the Investment Banks and BTIG.
•	Redemptions. The risk that a significant number of Public Shareholders may exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to fund Pubco’s business after the Business Combination, not only making it more difficult for Pubco to meet initial listing requirements, but also reducing the liquidity of the trading market for Pubco Class A Stock upon Closing.

In addition to considering the factors described above, the MLAC Board also considered that:

•	Interests of Certain Persons. The Sponsor, its affiliates and certain executive officers and directors of MLAC, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from (and may conflict with), the interests of MLAC Shareholders. The possibility that the MLAC Board may have been influenced by conflicts between what may be in MLAC’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and MLAC is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by its Memorandum and Articles of Association, the Class B Ordinary Shares and Private Placement Units owned by the Sponsor would be worthless. For more information, see section entitled “The Business Combination Proposal — Interests of the Sponsor and MLAC’s Directors and Executive Officers in the Business Combination.”
•	Differing Returns. The Sponsor paid $25,000, or approximately $0.005 per share, for the MLAC Founder Shares (of which it currently holds 7,187,500, 4,387,500 of which the Sponsor has agreed to surrender, immediately prior to, and subject to the consummation of, the MLAC Merger). Such shares (after accounting for the share surrender), are valued at approximately $28,924,000, based on the closing price of MLAC Class A Ordinary Shares of $10.30 on September 30, 2025, the business day before the MLAC Board approved the Business Combination. Such shares will be worthless if a business combination is not consummated. The Sponsor and Affiliates can earn a positive rate of return on their investment even if Public Shareholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the MLAC Board concluded, in its business judgment, that the potential benefits to MLAC and the MLAC Shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Satisfaction of 80% Test

It is a requirement under the MLAC Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in MLAC’s initial business combination have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of October 1, 2025, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $241.2 million, and 80% of the assets thereof (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account) represents approximately $191.76 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the MLAC Board looked at the expected value of an aggregate of approximately $460 million of digital treasury assets, comprised of (i) the 1,960,040 AVAX tokens to be contributed by the Seller in the Business Combination, and (ii) approximately $216 million to be invested by the Company Unit Investors. In determining whether the value described above represents the fair market value of the Business Combination, the MLAC Board considered all of the factors described above and the fact that the valuation of the AVAX assets is based on an independently established trading price and was the result of an arm’s length negotiation among MLAC, the Company, Pubco and the Seller. As a result, the MLAC Board concluded that the fair market value of the business or assets acquired was in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account). As a result, the MLAC Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account.

Interests of the Sponsor and its Affiliates in the Business Combination

When Public Shareholders consider the recommendation of the MLAC Board in favor of approval of the Business Combination and other Proposals, Public Shareholders should keep in mind that the Sponsor and its Affiliates have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a Public Shareholder as an MLAC Shareholder. These interests include, among other things:

•	the Sponsor paid $25,000 for the 7,187,500 MLAC Class B Ordinary Shares. Of these amounts, contemporaneously with the consummation of the Business Combination, the Sponsor shall submit for cancellation 4,387,500 MLAC Class B Ordinary Shares, and as a result, the Sponsor will retain the Retained Sponsor Shares. If the Business Combination or another MLAC initial business combination is not consummated by June 16, 2026 (or such other date as approved by the MLAC Shareholders), MLAC will cease all operations except for the purpose of winding up. In such event, the 2,800,000 Retained Sponsor Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to the terms of the Insider Letter and the Sponsor Lock-Up Agreement, the Retained Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Retained Sponsor Shares are not transferable until the earlier of (A) the Anniversary Release; provided that, if the VWAP of the shares of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days after Closing, then the Anniversary Release will be deemed to occur at 11:59 p.m. (New York City time) on such 20th consecutive trading day, or (B) subsequent to MLAC’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties. The Sponsor may, on or before the Closing of the Business Combination, distribute some or all of the Retained Sponsor Shares held by it and such distributed Retained Sponsor Shares may be released from lock-up restrictions in connection with applicable stock exchange listing requirements. In this regard, while the Retained Sponsor Shares are not the same as the MLAC Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the MLAC Class A Ordinary Shares, and may become worthless if MLAC does not complete a business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the aggregate value of the 2,800,000 Retained Sponsor Shares owned by the Sponsor is estimated to be approximately $29.62 million, assuming the per share value of the Retained Sponsor Shares is the same as the $10.58 closing price of the MLAC Class A Ordinary Shares on Nasdaq on May 5, 2026;
•	the Sponsor has agreed that the 1,600,000 shares of Pubco Class A Stock to be issued to the Sponsor (of the total 2,800,000 Retained Sponsor Shares it will hold), will be held in escrow during the Earnout Period, subject to early release upon certain price-based Triggering Events. Additionally, any Retained Sponsor Shares that are released from escrow shall not be sold or transferred until the Anniversary Release;
•	the 495,000 MLAC Private Placement Shares held by the Sponsor (or any permitted distributees thereof, as applicable) will be forfeited immediately prior to the Closing pursuant to the Sponsor Support Agreement. The Sponsor purchased the MLAC Private Placement Shares at an aggregate purchase price of $4,950,000, or $10.00 per unit, in the Private Placement consummated simultaneously with the MLAC IPO. The aggregate value of the 495,000 MLAC Private Placement Shares held by the Sponsor is estimated to be approximately $5.24 million, assuming the per unit value of the MLAC Private Placement Shares is the same as the $10.58 closing price of the MLAC Class Ordinary Shares on Nasdaq on May 5, 2026;
•	if the proposed Business Combination is consummated, immediately after the Closing the Sponsor and its Affiliates are anticipated to hold 4.9% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled
“Share Calculations and Ownership Percentages,” which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and assuming, among other assumptions further described in aforementioned sections of this proxy statement/ prospectus, no redemptions of Public Shares and no conversion of public share rights or private share rights prior to or in connection with the proposed Business Combination;
•	based on the difference in the effective purchase price of $0.003 per share paid for the MLAC Class B Ordinary Shares, as compared to the purchase price of $10.00 per Unit sold in the MLAC IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco Stock after the Closing falls below the price initially paid for the MLAC Units in the MLAC IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;
•	if, prior to the Closing, the Sponsor provides working capital loans to MLAC, up to $1,500,000 of which may be convertible into MLAC Private Placement Shares at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and MLAC is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;
•	unless MLAC consummates an initial business combination, it is possible that MLAC’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/ prospectus, MLAC’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to MLAC for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, MLAC’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);
•	if the Trust Account is liquidated, including in the event MLAC is unable to complete an initial business combination by June 16, 2026 (or such other date as approved by the MLAC Shareholders), the Sponsor has agreed that it will be liable to MLAC, if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors) or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets less taxes payable, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under MLAC’s indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act;
•	the Sponsor and its Affiliates may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;
•	MLAC agreed to pay Paul Grinberg, MLAC’s Chairman and Chief Executive Officer and Douglas Horlick, MLAC’s President and Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC, until the earlier to occur of the completion of MLAC’s initial business combination or its liquidation. As of December 31, 2025, MLAC has incurred and paid an expense of $240,000 of such fee; and
•	MLAC’s officers and directors will be eligible for continued indemnification and continued coverage under a tail policy for MLAC’s directors’ and officers’ liability insurance policy for up to a six-year period from and after the Closing for events occurring prior to the Closing, which tail policy is to be paid for by Pubco at the Closing pursuant to the Business

Combination Agreement. If the Business Combination does not close, MLAC’s officers and directors may not receive this tail insurance coverage.
•	the anticipated election of Mr. Grinberg, MLAC’s Chairman and Chief Executive Officer, as director of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.
•	in addition to the interests of the Sponsor and its Affiliates in the Business Combination, MLAC Shareholders should be aware that MLAC’s underwriter for its IPO, BTIG, may also have financial interests that are different from, or in addition to, the interests of MLAC Shareholders, including the fact that:
•	pursuant to an amendment to the underwriting agreement in connection with MLAC’s IPO, BTIG may receive a deferred fee equal to $1,000,000, and such fees are payable at the closing of the Business Combination only if MLAC completes the Business Combination; and pursuant to the Sponsor Support Agreement, BTIG will forfeit its 310,000 MLAC Private Placement Shares; and
•	pursuant to the BTIG Financial Advisory Services Agreement, BTIG may receive reimbursement of all reasonable out-of-pocket expense as financial advisor to MLAC in connection with the Business Combination, (provided that, if the expense exceeding $100,000, BTIG shall submit to MLAC for its prior written approval), such reimbursement are payable at the closing of the Business Combination only if MLAC completes an initial business combination;

The MLAC Board reviewed and considered the potential conflicting interests described above with respect to the Sponsor and Affiliates and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

For more information, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and its Affiliates have interests that are different from, or in addition to (and which may conflict with), the interests of Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and the Company is appropriate as MLAC’s initial business combination. Such interests include that the Sponsor and Affililates will lose their entire investment in MLAC if the Business Combination is not completed or any other business combination is not completed.”

The Business Combination Agreement

Merger consideration and the Mergers

MLAC Merger

On the date of Closing, by virtue of the MLAC Merger and without any action on the part of any party to the Business Combination Agreement:

(1)

immediately prior to the time when the MLAC Certificate of Merger is duly accepted for filing by the Delaware Secretary of State in accordance with DGCL (or such other time as specified in the MLAC Certificate of Merger) but at least two (2) hours after the Domestication (such time, the “MLAC Merger Effective Time”), (i) each MLAC Unit issued and outstanding immediately prior to the MLAC Merger Effective Time that has not been forfeited in accordance with the Sponsor Support Agreement, (i.e., the 495,000 MLAC Private Placement Shares held by Sponsor and the 310,000 MLAC Private Units held by BTIG) shall be automatically detached and the holder thereof shall be deemed to hold one (1) MLAC Class A Ordinary Share and one (1) MLAC Right (the “Unit Separation”); and (ii) the MLAC Class A Ordinary Shares (other than the shares in respect of which its holder has validly exercised its right of redemption) and MLAC Right underlying the MLAC Unit held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of limbs (2)(i) and (2)(ii) below, respectively;

(2)	at the MLAC Merger Effective Time:
(i)

each issued and outstanding MLAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the MLAC Right had been converted upon the consummation of a Business Combination in accordance with MLAC’s Organizational Documents, the MLAC IPO Prospectus and the MLAC Rights Agreement into MLAC Class A Ordinary Shares, but for such purposes treating it as if (a) such Business Combination had occurred immediately prior to the MLAC Merger Effective Time and (b) the MLAC Class A Ordinary Shares issued upon conversion of the MLAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with the provisions of limb (2)(ii). At the MLAC Merger Effective Time, the MLAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(ii)

each issued and outstanding MLAC Class A Ordinary Share (other than (x) treasury shares and (y) shares in respect of which the holder has validly exercised its right of redemption) shall be converted automatically into one (1) share of Pubco Class A Stock, following which, all such MLAC Class A Ordinary Shares (other than the treasury shares) shall cease to be outstanding and shall automatically be canceled and shall cease to exist;

(iii)

each MLAC Class B Ordinary Share issued and outstanding immediately prior to the MLAC Merger Effective Time that has not been forfeited in accordance with the Sponsor Support Agreement (i.e., the 4,387,500 Sponsor Shares held by Sponsor) (other than treasury shares) shall be converted automatically into one (1) Pubco Class A Stock, following which all such MLAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iv)

Pursuant to the Sponsor Support Agreement 1,600,000 of the 2,800,000 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 2,800,000 MLAC Class B Ordinary Share held by the Sponsor shall be deposited, upon the Closing, into an escrow account with Continental Stock Transfer & Trust Company, and will be released in tranches, all as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement. For more information about the Sponsor Earnout Shares please see the section entitled “The Business Combination Proposal — Other Transaction Agreement — Sponsor Support Agreement”; and

(v)

each issued and outstanding MLAC Merger Sub Membership Interest shall be converted into an equal number of ordinary shares, par value $0.0001, of the MLAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the MLAC Surviving Subsidiary.

At the MLAC Merger Effective Time, each issued and outstanding Public Share in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the MLAC Memorandum and Articles will be canceled, and those MLAC Shareholders will only have the right to receive a pro rata share of the redemption amount.

If there are any MLAC Ordinary Shares that are owned by MLAC as treasury shares, such treasury shares will be automatically canceled without any conversion thereof or payment therefor.

For more information about the Sponsor Earnout Shares please see the section entitled “Summary of the Proxy Statement/Prospectus — Transactions — Sponsor Support Agreement.”

Company Merger

On the Closing Date at the time when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DLLCA (or such other time as specified in the Company Certificate of Merger) (such time, the “Company Merger Effective Time” and together with the MLAC Merger Effective Time, the “Effective Time”), by virtue of the Company Merger and without any further action on the part of any party to the Business Combination Agreement:

(1)

each Company Member other than Seller Related Parties shall be entitled to receive from Pubco one (1) share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time;

(2)	each Seller Related Party shall be entitled to receive from Pubco, for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time:
•	one (1) share of Pubco Class A Stock; and
•	one (1) share of Pubco Class B Stock;
(3)

Astral shall be entitled to receive 4,000,000 newly issued Pubco Class A Stock as additional consideration for the Company Merger, out of which (i) 2,000,000 shares of Pubco Class A Stock will be Astral Earnout Shares and (ii) 2,000,000 shares of Pubco Class A Stock will and delivered on the thirtieth (30th) calendar day following the Closing Date; and

(4)	all of the issued and outstanding Company Merger Sub Membership Interests shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary (i.e., the Company).

If there are any Company Units that are owned by the Company as treasury interests or any Company Units owned by any direct or indirect subsidiary of the Company, such Company Units will be automatically canceled without any conversion thereof or payment therefor.

At the Company Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the MLAC Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

Upon the Closing, 2,000,000 shares of Pubco Class A Stock to be issued to Astral as part of the Additional Merger Consideration Shares (the “Astral Earnout Shares”) will be deposited into an escrow account with the Trustee (or another escrow agent reasonably acceptable to Seller and Pubco) (the “Astral Escrow Account”), and will be released in tranches, all as provided in the Business Combination Agreement and the escrow agreement that will be entered by and between Seller, Pubco and the escrow agent in a form to be mutually agreed upon by the parties prior to the Closing (the “Astral Escrow Agreement”). Unless released earlier, in accordance with the Astral Escrow Agreement and Business Combination Agreement, the Astral Earnout Shares will be held in escrow for a period commencing on the Closing Date and ending on fifth (5th) anniversary of the Closing Date (such period, the “Escrow Period”). The Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, shall be subject to potential transfer to Pubco (the “Astral Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco during the Earnout Period.

The Astral Earnout Shares shall vest, shall no longer be subject to the Astral Transfer and shall be released from the Astral Escrow Account to Astral, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)

on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share (“Triggering Event I”), 666,667 shares of Pubco Class A Stock;

(b)

on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share (“Triggering Event II”), 666,667 shares of Pubco Class A Stock; and

(c)

on the last day of any twenty (20) consecutive trading day period after the Closing Date in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share (“Triggering Event III,” and together with Triggering Event I and Triggering Event II, the “Triggering Events” and each a “Triggering Event”), 666,666 shares of Pubco Class A Stock.

Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, then remaining in the Astral Escrow Account shall no longer be subject to the Astral Transfer and shall be released to Astral from the Astral Escrow Account.

Each Triggering Event shall only occur once, if at all, and all Astral Earnout Shares not released by the end of the Earnout Period will be transferred to Pubco through an Astral Transfer, in each case as set forth in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Certain representations and warranties are qualified by materiality or Material Adverse Effect. Material Adverse Effect as used in the Business Combination Agreement means with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries to consummate the Transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder. With respect to point (i), the following changes or effects (by themselves or when aggregated with others) are not considered a Material Adverse Effect:

(a)	general changes in financial or securities markets (including interest rates) or general economic or political conditions in the country or region where the party or its subsidiaries do business;
(b)	changes, conditions, or effects that generally affect the industries or markets in which the party or its subsidiaries principally operate;
(c)

changes in the price or trading volume of AVAX (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception);

(d)

any proposal, enactment, or change in interpretation of, or any other change in, applicable laws, IFRS, U.S. GAAP, or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such party and its subsidiaries principally operate;

(e)

conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of governmental actions or Laws in response to them;

(f)	the taking of any action required by the Business Combination Agreement or any Ancillary Agreement; and
(g)

any failure by the party and its subsidiaries to meet internal or published budgets, projections, forecasts, or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception).

The exceptions in letters (a), (b), (c), (d), (e), and (g) above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such party or any of its subsidiaries compared to similarly situated participants in the industries in which such party or any of its subsidiaries primarily conducts its businesses.

Notwithstanding the foregoing, for MLAC, the number of MLAC Ordinary Shares redeemed in connection with the Business Combination or the failure to obtain the Required Shareholder Approval shall not, in and of itself, be deemed a Material Adverse Effect on or with respect to MLAC, provided that the underlying causes of any such redemptions or failure to obtain the Required Shareholder Approval may be considered if not otherwise excluded by another exception and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the MLAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval.

Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representations and Warranties of MLAC

The Business Combination Agreement contains representations and warranties made by MLAC, on behalf of itself, to the Company, Pubco, the Pubco Subsidiaries, Seller Related Parties and Astral, including representations and warranties relating to the following:

•	corporate incorporation/organization, qualification to do business and good standing;
•	authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;
•	governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws and MLAC Material Contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;
•	capitalization;
•	filing of documents with the SEC in compliance with regulatory requirements, accuracy of MLAC financial statements; and internal controls;
•	no litigation, orders or permits;
•	absence of certain changes;
•	compliance with applicable laws;
•	taxes and returns;
•	employees and employee benefit plans;
•	properties;
•	material contracts;
•	transactions with Affiliates;
•	finders and brokers;
•	certain business practices;
•	insurance;
•	independent investigation;
•	accuracy of the information supplied;
•	Trust Account;
•	qualification for the purposes of the intended tax treatment; and
•	no additional representations and warranties.

Representations and Warranties of Pubco and Pubco Subsidiaries

The Business Combination Agreement contains representations and warranties made by Pubco, on behalf of itself and Pubco Subsidiaries, to MLAC, the Company, Seller Related Parties and Astral, including representations and warranties relating to the following:

•	corporate incorporation/organization, qualification to do business and good standing;
•	authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;
•	governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;
•	capitalization;
•	Pubco and Pubco Subsidiaries activities;
•	finders and brokers;
•	ownership of Pubco Stock;
•	accuracy of the information supplied;
•	independent investigation; and
•	no additional representations and warranties.

Representations and Warranties of the Company

The Business Combination Agreement contains representations and warranties made by the Company to MLAC, including representations and warranties relating to the following:

•	corporate organization, qualification to do business and good standing;
•	authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;
•	capitalization;
•	governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws and certain material contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;
•	absence of certain changes;
•	Company’s activities;
•	title to assets;
•	employees and benefit plans;

•	taxes and tax returns;
•	certain business practices;
•	finders and brokers;
•	accuracy of the information supplied;
•	independent investigation;
•	no additional representations and warranties;
•	Company Unit Subscription; and
•	qualification for the purposes of the intended tax treatment.

Representations and Warranties of Seller Related Parties and Astral

The Business Combination Agreement contains representations and warranties made by Seller Related Parties and Astral to MLAC, Pubco, the Pubco Subsidiaries and the Company, including representations and warranties relating to the following:

•	corporate incorporation/organization, qualification to do business and good standing;
•	authorization to enter into the Business Combination Agreement and to complete the contemplated transactions;
•	governmental and regulatory consents necessary in connection with the Business Combination;
•	absence of conflicts with organizational documents, applicable laws and certain contracts as a result of entering into the Business Combination Agreement or consummating the Business Combination;
•	no litigation;
•	investment representations;
•	finders and brokers;
•	ownership of Company Units and AVAX, prior to, respectively, the Company Merger and the Dragonfly Contribution;
•	accuracy of the information supplied;
•	qualification for the purposes of the intended tax treatment; and
•	no additional representations and warranties.

Covenants

As described in further detail below, the Business Combination Agreement also contains certain covenants of the parties, which will not survive the Closing (other than those that are to be performed after the Closing). Certain of the covenants are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Conduct of Business Prior to Closing by the Company, Pubco and the Pubco Subsidiaries

During the period from the date of the Business Combination Agreement until the earlier of (a) the Closing or (b) the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), Pubco, the Pubco Subsidiaries, and the Company agreed to (i) conduct their businesses, in all material respects, in the ordinary course of business and engage in activities relating to the initial organization, commencement of their respective operations and execution of the Transactions and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties until the Closing Date, (ii) comply in all material respects with all laws applicable to them and their respective businesses and assets and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

In addition, during the Interim Period, Pubco, the Pubco Subsidiaries, and the Company agreed not to, without the prior written consent of Sponsor:

•	amend, waive or otherwise change their respective organizational documents;
•	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;
•	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
•	make or rescind any material election relating to taxes (other than make an election under Section 754 of the Code), settle any action relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with U.S. GAAP or to the extent such action would not reasonably be expected to have any adverse effect on Pubco or any of its Affiliates;
•	subject to certain exceptions, incur, create, assume, prepay, repay or otherwise become liable for any indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $250,000 individually or $500,000 in the aggregate;
•	sell, lease, license, transfer, exchange, or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Pubco Subsidiaries;
•	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with this Agreement;
•	establish any subsidiary or enter into any new line of business;
•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any related person (other than compensation and benefits and advancement of expenses);

•	amend, waive or terminate (other than in accordance with its terms) the Contribution Agreement; or
•	authorize or agree to do any of the foregoing actions.

In addition, during the Interim Period, without the prior written consent of MLAC, (i) the Company shall not issue any Company Units (other than pursuant to the Contribution Agreement or Company Unit Subscription Agreements), and (ii) no Company Member shall sell, transfer or dispose of any Company Units owned by such Company Member.

Conduct of Business Prior to Closing by MLAC

During the Interim Period, MLAC agreed to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) comply with all applicable laws applicable to it and its businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

In addition, during the Interim Period, MLAC agreed not to, without the prior written consent of Seller:

•	amend, waive or otherwise change its organizational documents;
•	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;
•	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
•	subject to certain exceptions, incur, create, assume, prepay, repay or otherwise become liable for any indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person;
•	make or rescind any material election relating to taxes, settle any action relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with U.S. GAAP;
•	amend, waive or otherwise change the Trust Agreement;
•	subject to certain exceptions, amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any MLAC Material Contract or enter into any new contract that would be an MLAC Material Contract;
•	enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any contracts, arrangements or transactions with any related person, including any ancillary document to which MLAC or any related person is a party;
•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
•	establish any subsidiary or enter into any new line of business;
•	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP, and after consulting MLAC’s outside auditors;

•	subject to certain exceptions, waive, release, assign, settle or compromise any action (including any action relating to the Business Combination Agreement or the Transactions) or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in MLAC’s financial statements;
•	acquire any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the MLAC Merger);
•	subject to certain exceptions, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate;
•	sell, lease, license, transfer, exchange, or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
•	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or
•	authorize or agree to do any of the foregoing actions.

Exclusivity

During the Interim Period, the parties agreed not to solicit, encourage or engage in discussions regarding any Acquisition Proposal or Alternative Transaction outside the transactions contemplated by the Business Combination Agreement. Alternative Transactions include (i) with respect to the Company, Pubco, the Pubco Subsidiaries, Seller Related Parties and their respective Affiliates, the sale of any material business or assets of Pubco or the Company or the sale of any equity interests or profits of Pubco or the Company, (ii) with respect to Seller Related Parties, the sale of any AVAX that would materially impair Seller Related Parties’ ability to perform their respective obligations under the Contribution Agreement and (iii) with respect to MLAC and its Affiliates, entering into another business combination involving MLAC. The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Registration Statement

Pubco and MLAC agreed to (i) prepare with the reasonable assistance of the Company and, as promptly as practicable after completion of the Company’s audited financial statements, file with SEC the Registration Statement which will also include a proxy statement for soliciting proxies from MLAC Shareholders to vote on the Proposals at the Meeting and (ii) take all reasonable and necessary actions to satisfy legal requirements in connection with this Registration Statement, the Meeting, and the redemption process for Public Shareholders. Once this Registration Statement is effective, MLAC agreed, as soon as practicable to set a record date and distribute the Registration Statement to MLAC Shareholders and to call and convene the Meeting within 30 days following the effectiveness of the Registration Statement. Pubco agreed to bear all fees, costs and expenses incurred by any party in connection with the filing of the Registration Statement with the SEC and submitting a listing application for Pubco Class A Stock to Nasdaq or other applicable securities exchange.

MLAC agreed that the MLAC Board will not change, withdraw, withhold, qualify or modify its recommendation to the MLAC Shareholders that they vote in favor of (i) the approval of the Business Combination Agreement and the Transactions as a Business Combination, (ii) the approval of the MLAC Merger and (iii) the adoption and approval of such other matters as Seller, the Company, Pubco and MLAC mutually determine to be necessary to effect the Transactions (a “Modification in Recommendation”).

Post-Closing Pubco Board of Directors and Executive Directors

The parties agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, consists of one (1) or more members, each of whom shall be a natural person.

The parties also agreed that they will take all actions necessary to ensure that Mr. Gerald Bartholomew Smith, Mr. Sean Ostrower and Ms. Laine Mihalchick Moljo will serve as the chief executive officer, chief financial officer and the chief operating officer respectively, of Pubco and such other persons as are designated by Seller are elected or appointed, as applicable, to such positions of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and applicable law.

Indemnification of Directors and Officers and Tail Insurance

Each party agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of MLAC, the Company, Pubco, or the Pubco Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and MLAC, any Pubco Subsidiary, the Company or Pubco will survive the Closing. For a period of six (6) years after the Company Merger Effective Time, Pubco’s, the Company Surviving Subsidiary’s, and the MLAC Surviving Subsidiary’s organizational documents will contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth in such documents as of the date of the Business Combination Agreement.

In addition, from and after the Company Merger Effective Time, Pubco shall, to the fullest extent permitted by applicable law, indemnify and hold harmless, and provide advancement of expenses to, each of the D&O Indemnified Persons against any costs, expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action or omission performed in such D&O Indemnified Person’s capacity as a director or officer of MLAC, the Company, Pubco or any Pubco Subsidiary, occurring or alleged to have occurred at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time. Those covenants survive the Closing.

Prior to the MLAC Merger Effective Time, MLAC has agreed to obtain, and Pubco has agreed to fully pay the premium for, a “tail” insurance policy under MLAC’s existing insurance policy for the benefit of MLAC’s directors and officers that provides coverage for up to six (6) years from and after the MLAC Merger Effective Time for events occurring prior to the MLAC Merger Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than MLAC’s existing coverage, subject to certain limitations.

Investments and Additional Permitted Financing

MLAC, Pubco, and the Company shall use reasonable best efforts to take all actions and do all things necessary, proper, or advisable to consummate the transactions contemplated by the Company Unit Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Company Unit Subscription Agreements, and exercising its right to specifically enforce the Company Unit Subscription Agreements pursuant to the terms thereof.

Subject to the prior written consent of each of MLAC, Pubco, and the Company, MLAC, the Company, and Pubco shall be permitted to negotiate and enter into any Additional Permitted Financing.

Other Covenants

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	the Company, Pubco, and the Pubco Subsidiaries, subject to certain specified restrictions and conditions, providing MLAC and its representatives reasonable access to their offices, facilities, employees, contracts, books, records, and other information as reasonably requested during the Interim Period;
•	MLAC, subject to certain specified restrictions and conditions, providing Seller, Pubco, and their respective representatives reasonable access to their offices, facilities, employees, contracts, books, records, and other information as reasonably requested during the Interim Period;
•	the Company and Pubco delivering annual and interim financial statements to MLAC and Seller on the dates specified in the Business Combination Agreement;

•	MLAC keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;
•	the Company, Pubco, the Pubco Subsidiaries, and Seller not trading MLAC securities while in possession of material non-public information;
•	each party giving prompt notice to others of, among other matters:
•	any material breach of the Business Combination Agreement or any representation, warranty, or covenant;
•	any event or development that would reasonably be expected to prevent or materially delay the Closing; and
•	any material litigation, investigation, or proceeding initiated or threatened against such party or its Affiliates;
•	each party using its reasonable best efforts and to cooperate fully with the other parties to take all actions and do all things necessary, proper, or advisable to consummate the transactions contemplated by the Business Combination Agreement;
•	subject to the terms set forth therein, maintaining confidentiality and taking certain actions regarding publicity relating to the Business Combination Agreement and the transactions contemplated thereby;
•	use of funds in the Trust Account;
•	the Company and Seller Related Parties using reasonable best efforts to complete the Dragonfly Contribution immediately prior to Closing;
•	the parties taking all necessary and reasonably requested actions to cause the MLAC Units, the MLAC Class A Ordinary Shares, and the MLAC Rights to be delisted from Nasdaq and to terminate MLAC’s registration with the SEC, in each case, as soon as possible following the Closing;
•	prior to or at Closing, Pubco amending and restating its organizational documents on terms satisfactory to Seller and MLAC;
•	effective as of Closing, MLAC, Pubco, Seller Related Parties, and Astral amending and restating the Founder Registration Rights Agreement substantially in the form of the Amended and Restated Registration Rights Agreement; and
•	should Pubco determine that it will implement a new equity incentive plan in the Interim Period, the Pubco Incentive Plan being in a form reasonably acceptable to Seller and MLAC.

Conditions to the Parties’ Obligations to the Closing

Conditions to Each Party’s Obligations

The obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to the satisfaction (or, solely with respect to the condition set forth in the final point below, waiver by Seller and MLAC) of the following mutual conditions:

•	the receipt of the Required Shareholder Approval;
•	the consummation of the Transactions not being prohibited by applicable law;
•	the effectiveness of the Registration Statement; and
•	the shares of Pubco Class A Stock having been approved for clearing through DTC and for listing on Nasdaq, NYSE or another national securities exchange.

Conditions to Obligations of the Company, Pubco, the Pubco Subsidiaries and Seller

The obligations of the Company, Pubco, the Pubco Subsidiaries and Seller to consummate (and cause to be consummated) the Transactions are subject to the satisfaction (or waiver by Seller) of the following conditions:

•	the representations and warranties of MLAC being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;
•	material compliance by MLAC with its applicable pre-closing covenants;
•	there having been no occurrence of a Material Adverse Effect with respect to MLAC since the date of the Business Combination Agreement which is continuing and uncured; and
•	the Sponsor having performed in all material respects its obligations required under the Sponsor Support Agreement.

Conditions to Obligations of MLAC

The obligations of MLAC to consummate (or cause to be consummated) the Transactions are subject to the satisfaction (or waiver by MLAC) of the following conditions:

•	the representations and warranties of the Company, Pubco, the Pubco Subsidiaries, Seller Related Parties, and Astral being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement;
•	material compliance by the Company, Pubco, the Pubco Subsidiaries, Seller Related Parties, and Astral with their respective pre-closing covenants;
•	no occurrence of a Material Adverse Effect with respect to the Company or Pubco since the date of the Business Combination Agreement, and
•	completion of the Dragonfly Contribution and the Foundation Transaction.

Termination and Effects of Termination

The Business Combination Agreement contains certain termination rights for different parties. If the Business Combination Agreement is validly terminated pursuant to the following grounds, the Business Combination Agreement will become void without any liability on the part of any of the parties thereto or their respective representatives except in the case of willful breach of the Business Combination Agreement or the fraud of a party thereto. However, confidentiality, waiver of claims against the Trust Account, and certain other technical provisions will continue in effect notwithstanding termination if the Business Combination Agreement. No party is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement.

Mutual Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by:

•	mutual written consent of MLAC and Seller;
•	subject to certain limitations, either MLAC or Seller if any conditions to the Closing under the Business Combination Agreement have not been satisfied or waived by the first anniversary of the Business Combination Agreement;

•	subject to certain limitations, either MLAC or Seller, if a governmental authority has issued a final and non-appealable order taken any other action permanently restraining, enjoining, or otherwise prohibiting the Transactions; or
•	written notice by either MLAC or Seller, if the Meeting is held, MLAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

Seller’s Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by Seller:

•	if, subject to certain limitations, MLAC has materially breached any of its representations, warranties, covenants, or agreements or if any representation or warranty of MLAC has become materially untrue or materially inaccurate and such breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement; or
•	if there has been a Modification in Recommendation.

MLAC’s Termination Rights

The Business Combination Agreement may be terminated and the Transactions may be abandoned by MLAC if, subject to certain limitations, the Company, Pubco, the Pubco Subsidiaries or Seller has materially breached any of their representations, warranties, covenants or agreements or if any representation or warranty of the Company, Pubco, the Pubco Subsidiaries or Seller has become materially untrue or materially inaccurate and the breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Business Combination Agreement.

Trust Account Waiver

The Company, Pubco, the Pubco Subsidiaries, Seller Related Parties and Astral agreed that they and their Affiliates will not have any right, title, interest or claim of any kind in or to any monies in MLAC’s trust account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Amendments

The Business Combination Agreement may be amended or modified only by execution of a written instrument signed by each of MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties, and Astral.

Specific Performance

The Parties agreed that they shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof, in each case, without posting a bond or undertaking and without proof of damages, which rights are in addition to any other remedy to which they are entitled at law or in equity.

Other Transaction Agreements

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, Seller, the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Contribution Agreement, pursuant to which, on the date of the Business Combination Agreement, (i) the Foundation agreed to perform the Foundation Transaction on the terms and subject to the conditions set forth in the Token Sale Agreement and (ii) Seller agreed to perform the Dragonfly Contribution by contributing, directly or indirectly through the Funds, 1,960,040 AVAX tokens (the “Foundation Tokens”) to the Company in exchange for 5,805,638 Company Units.

The Contribution Agreement also contains certain covenants of the parties, as set out below:

(a)

Outreach and Management. Seller has agreed to identify and engage potential acquisition targets, additional Advisory Board members, co-asset managers, and prospective management team members for the Company. The parties have further agreed that Mr. Gerald Bartholomew Smith will serve as the Chief Executive Officer of the Company.

(b)

Marketing and Communications. Seller and the Company will ensure that all marketing materials and investment documentation relating to the Company, the Avalanche ecosystem and the Foundation are consistent with the terms of the Contribution Agreement and all information publicly disclosed by the Foundation. Seller will consider in good faith any timely comments or observations provided by the Foundation with respect to such materials.

(c)

Exclusivity and the Company’s Right of First Refusal.  For a period of eighteen (18) months commencing on the date of the Business Combination Agreement (the “Covered Period”), the Foundation shall not directly or indirectly, and will direct its directors, officers and employees not to, enter into any binding agreement to enter into a “Competing Transaction,” i.e., any sale of AVAX to any digital asset treasury vehicle (or a subsidiary or affiliate of any such vehicle) that has taken substantial steps to be listed (including by way of a reverse takeover of, or private investment into, an existing public company or a de-SPAC) on a U.S. national stock exchange with the sole operations or primary business model being dependent on owning AVAX or to any vehicle that is intended to be combined with or in the formation of a DAT. During the Covered Period, the Company will have a right of first refusal with respect to any proposed sale, that is not a Competing Transaction, by the Foundation of AVAX in one single transaction or a series of related transactions in each case to a single purchaser or group of Affiliated purchasers with an aggregate value to such purchaser or group of Affiliated purchasers (other than any sales to a bona fide person or entity entering into an arrangement with a Foundation entity to acquire or utilize AVAX in connection with a strategic, business or operational purpose, not, to purchase AVAX primarily for investment, capital markets related or market making purposes) exceeding $75 million at a price representing a discount greater than 30% (based on the then-current/weighted 30-day trailing market price of AVAX), subject to specified notice, timing, and acceptance procedures. This right of first refusal will terminate automatically if the Company fails to list on a U.S. national securities exchange by April 30, 2026, with at least $300 million in AVAX assets and $100 million in cash or cash equivalents. Notwithstanding the foregoing, the Foundation may conduct a one-time sale or contribution of tokens in connection with the launch of specific other projects detailed in the Contribution Agreement.

(d)

Board Representation. For a period of five (5) years following the Closing Date, the Foundation will be entitled to designate one individual for appointment to the board of directors of Pubco. Seller, Pubco and the Company have agreed to take all actions necessary to effect such appointment. In the event that, after the expiration of the Covered Period but prior to the expiration of this initial five-year period, the Foundation sells or transfers additional AVAX to Pubco, the Company or their Affiliates in a transaction comparable in size and discount to the Foundation Transaction (a “Subsequent Token Sale”), the Foundation’s board designation right will be extended for additional three (3) years. Each Subsequent Token Sale will further extend this right for an additional three-year period.

(e)

Foundation Right of First Refusal. For a period of five (5) years commencing on the date of the Business Combination Agreement, the Foundation will have a right of first refusal with respect to any proposed sale by the Company of Foundation Tokens in one or more related transactions with an aggregate value exceeding $1 million. The Company must provide written notice to the Foundation of any such proposed sale within five (5) days from the receipt of a bona fide binding offer to sell directly any Foundation Token, and the Foundation will have ten (10) calendar days to elect to purchase all, but not less than all, of the tokens on the same terms as offered by the third-party purchaser. If the Foundation does not exercise its right within the prescribed period, the Company may complete the sale at a price not less than that set forth in the notice.

(f)

Tokenization. The Company and Pubco have agreed that any issuance, sale or distribution of crypto assets relating to their respective shares, assets or any network, protocol or application developed by or on their behalf will be conducted exclusively on the Avalanche blockchain.

The Contribution Agreement has an indefinite term, but may be terminated prior to the Closing as follows: (a) by the mutual written consent of Seller, the Company, Pubco, Avalanche BVI and Avalanche Cayman; or (b) by the Foundation, if the Transaction fails to close or Pubco fails to list on a U.S. national stock exchange by September 30, 2026, in each case with assets of at least $300 million in AVAX plus $100 million in cash or cash equivalents. If the Business Combination Agreement is terminated, the Contribution Agreement shall automatically terminate.

If the Contribution Agreement is terminated, the Token Sale Agreement will become void and of no further force and effect, and the Foundation AVAX sold by the Foundation to the Company under the Foundation Transaction and the AVAX contributed by the Funds to the Company under the Dragonfly Contribution will be returned to the Foundation and the Funds, respectively, in the same form in which they were sold or contributed, and any consideration received by the Foundation or the Funds will be returned to the Company.

The Contribution Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of Seller, the Company, Pubco, Avalanche BVI and Avalanche Cayman; or (b) by the Foundation, if the Transaction fails to close or Pubco fails to list on a U.S. national stock exchange by September 30, 2026, in each case with assets of at least $300 million in AVAX plus $100 million in cash or cash equivalents. If the Business Combination Agreement is terminated, the Contribution Agreement shall automatically terminate.

If the Contribution Agreement is terminated, the same Contribution Agreement and the Token Sale Agreement will become void and of no further force and effect, and the Foundation AVAX sold by the Foundation to the Company under the Foundation Transaction and the AVAX contributed by the Funds to the Company under the Dragonfly Contribution will be returned to the Foundation and the Funds, respectively, in the same form in which they were sold or contributed, and any consideration received by the Foundation or the Funds will be returned to the Company.

In addition, the Contribution Agreement includes specific indemnity obligations. In particular, (i) Seller, the Company, and Pubco have undertaken to defend and indemnify the Foundation and its affiliates against third-party claims caused by their breach of the Contribution Agreement (excluding token sale claims), except where the Foundation acted in bad faith, with gross negligence or intentional misconduct. Indemnity is paid as costs are incurred; and (ii) the Foundation must defend and indemnify Seller, the Company, and their affiliates against third-party claims caused by the Foundation’s breach of its representations and warranties (excluding token sale claims), except where Seller acted in bad faith, with gross negligence, or intentional misconduct. Indemnity is paid as costs are incurred.

Token Sale Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Pubco, Avalanche BVI, and Avalanche Cayman entered into the Token Sale Agreement, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to perform the Foundation Transaction, by selling a minimum of $200 million of AVAX on a pre-discount basis to the Company in exchange for, at a 60% discount, $50 million in cash or USDC and $30 million in the form of up to 3,000,000 shares of Pubco Class A Stock to be issued at Closing (the “Foundation Shares”).

The Token Sale Agreement imposes certain limitations on the transfer and use of Foundation Token. In particular, the Company, for a period of 5 (five) years from the date of the Business Combination Agreement, shall not transfer, sell, pledge (except for certain permitted collateral pledges) or otherwise dispose of the Foundation Tokens without the Foundation’s prior written consent.

If at any time following the Closing Date, the Pubco Class A Stocks cease to be nonvoting securities and at such time the Foundation owns a number of Foundation Shares in excess of 4.7% of the then-outstanding Pubco Class A Stock (the “Maximum Percentage”), the Foundation may request to exchange the number of Foundation Shares in excess of the Maximum Percentage for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis, and the Company shall issue such number of pre-funded warrants convertible into Pubco Class A stock, prior to the time the Pubco Class A Stock converts into voting securities.

The Token Sale Agreement contains the following representations and covenants:

•	the Foundation has made representations and covenants in respect of the matters listed below:
•	corporate incorporation/organization;
•	authorization to enter into the Token Sale Agreement and to complete the contemplated transactions;
•	absence of conflicts with organizational documents, contracts, order and other decisions of competent courts, and applicable laws as a result of entering into the Token Sale Agreement or consummating the Foundation Transaction; and
•	the legal title over patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights.
•	the Company and Pubco have made representations, acknowledgment, and covenants in respect of the matters listed below:
•	authorization to enter into the Token Sale Agreement and to complete the contemplated transactions;
•	purchase of AVAX entirely for its own account and as a nominee or an agent;
•	acknowledgment of the risks associated with cryptocurrency and with the Foundation Transaction;
•	domicile and residence;
•	nature of “accredited investor;”
•	absence of conflicts with organizational documents, contracts, order and other decisions of competent courts, and applicable laws as a result of entering into the Token Sale Agreement or consummating the Foundation Transaction;
•	compliance with securities laws, as well as the other laws applicable to the Foundation Transaction and, more in general, the Transactions;
•	no relationship with sanctioned entities;
•	sources and uses of funds; and
•	the legal title over patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights.

Pursuant to the Token Sale Agreement, AVAT and Pubco undertakes to defend and indemnify the Foundation and its respective agents, advisors, successors and assigns from and against all causes of actions or third-party claims arising out of, or resulting from, or relating to, the Foundation Transaction, including any breach of the Token Sale Agreement by the purchaser and/or Pubco and any action or omission of the Purchaser and/or Pubco, except for the Foundation’s bad faith or gross negligence.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Ordinary Shares in favor of the Business Combination Agreement and the Transactions and the Business Combination Proposal, (ii) to vote its MLAC Ordinary Shares against (a) any Acquisition Proposal or Alternative Transaction, (b) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MLAC (other than the Transactions), (c) any change in the business of MLAC, and (d) any proposal, action or agreement involving MLAC that would or would reasonably be expected to jeopardize the Transactions, (iii) to comply with the restrictions imposed by the letter agreement, dated as of

December 12, 2024, by and among MLAC, the Sponsor, and the officers and directors of MLAC at the time of the MLAC IPO (the “Insider Letter”), including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions and (iv) subject to and conditioned upon the consummation of the MLAC Merger, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares held by Sponsor converting into MLAC Class A Ordinary Shares on a greater than one-for-one basis.

In addition, the Sponsor agreed to effect certain security cancellations and to deposit certain Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing. Specifically, immediately prior to the MLAC Merger Effective Time, the Sponsor will (i) deliver to MLAC for cancellation, 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares, and (ii) 1,600,000 Sponsor Earnout Shares will be deposited into an escrow account with Continental Stock Transfer and Trust Company and will be released in tranches as provided in the Sponsor Support Agreement and an escrow agreement that shall be in a form to be mutually agreed upon by the Sponsor, Pubco and the escrow agent prior to the Closing (the “Sponsor Escrow Agreement”). The Sponsor agreed that all of the Sponsor Earnout Shares, together with any shares received upon equitable adjustment of the Sponsor Earnout Shares, shall be subject to potential transfer to Pubco (the “Sponsor Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco.

The Sponsor Earnout Shares shall vest, no longer be subject to the Sponsor Transfer and shall be released from the escrow account to the Sponsor, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)	Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor;
(b)	Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor; and
(c)	Upon the occurrence of Triggering Event III, 533,334 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor.

Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Sponsor Earnout Shares, together with any shares received upon equitable adjustment of the Sponsor Earnout Shares, then remaining in the escrow account shall no longer be subject to the Sponsor Transfer and shall be released to the Sponsor from the escrow account.

Pursuant to the Sponsor Support Agreement, the parties agreed that prior to the Closing they would enter into an amendment to the Insider Letter to amend certain terms relating to transfer restrictions applicable to the shares held by the Sponsor.

The Sponsor also agreed to use its reasonable best efforts to cause BTIG to forfeit all deferred underwriting fees in excess of $1,000,000 and to use reasonable efforts to cause BTIG to deliver all of the 310,000 MLAC Private Units it holds for cancellation. Further, the Sponsor also agreed, subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC, Pubco and the Company or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of the Closing and the valid termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination Agreement is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, MLAC, the Sponsor, Seller Related Parties, Astral, the Foundation and certain securityholders shall enter into the Amended and Restated Registration Rights Agreement, which will amend and restate the MLAC Registration Rights Agreement and pursuant to which Pubco will (i) assume the registration obligations of MLAC under such registration rights agreement, with such rights applying to the shares of Pubco Class A Stock and (ii) provide registration rights with respect to the resale of shares of Pubco Class A Stock held by the parties thereto. The Amended and Restated Registration Rights Agreement provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing. The Amended and Restated Registration Rights Agreement will supersede MLAC’s existing registration rights agreement in its entirety.

Pubco estimates that up to approximately 15,605,638 shares of Pubco Class A Stock will be subject to registration rights pursuant to the Amended and Restated Registration Rights Agreement immediately following the Closing, representing approximately 25% of the total issued and outstanding shares of Pubco Class A Stock following the Transactions, and assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination that no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan and that no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements.

Lock-Up Agreement

Concurrently with the Closing, (i) MLAC, Sponsor and the MLAC Insiders will enter into with Pubco the Sponsor Lock-Up Agreement and (ii) the Funds, Astral and certain other holders of shares of Pubco Stock will also enter into with Pubco the Seller Lock-Up Agreements in substantially the same form as the Sponsor Lock-Up Agreement, pursuant to which such parties will agree that the shares of Pubco Class A Stock received by them in connection with the Business Combination, and any other securities such parties hold that are convertible into or exercisable or exchangeable for Pubco Stock, (the “Restricted Securities”) will be subject to transfer restrictions, as described below.

Under the Lock-Up Agreements, the Restricted Securities will be subject to transfer restrictions until the earlier of (i) 180 days following the date of the Closing (the “Anniversary Release”); provided, that if the VWAP of Pubco Class A Stock equals or exceeds $12.50 per share for any 20 consecutive trading days following the Closing, the Anniversary Release will be deemed to occur at 11:59 p.m. New York City time on such 20th consecutive trading day, and (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Pubco shareholders having the right to exchange their shares of Pubco Stock for cash, securities or other property (the “Lock-Up Period”).

The foregoing lock-up restrictions do not apply to the following permitted transfers so long as the transferee of such permitted transfer executes and delivers to Pubco (a) all agreements and waivers contemplated by the Insider Letter (if any); and (b) an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of the Lock-Up Agreement and that Restricted Securities will not be transferred any further:

(a)

in the case of an entity, transfers (A) to another entity that is an Affiliate of the original holder of the Restricted Securities, (B) as part of a distribution to members, partners or stockholders of the Holder and (C) to officers or directors of the Holder, any Affiliate or family member of any of the Holder’s officers or directors, or to any members, officers, directors or employees of the Holder or any of its Affiliates;

(b)

in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, or an Affiliate of such person;

(c)	to a charitable organization;
(d)	in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;
(e)	in the case of an individual, transfers pursuant to a qualified domestic relations order;
(f)	in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(g)

transfers to satisfy any U.S. federal, state, or local income tax obligations of Seller (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions; or

(h)

transfers in the form of a pledge of Restricted Securities in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between the Holder (or its Affiliates), on the one hand, and a third party, on the other hand, for the benefit of the Holder and/or its Affiliates, provided, however, that during the period Restricted Securities are locked up, such third party shall not be permitted to foreclose upon such Restricted Securities or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Restricted Securities.

Any transfer in violation of the Lock-Up Agreements will be null and void, and Pubco is authorized to impose stop-transfer instructions with respect to any such Restricted Securities during the Lock-Up Period.

The Company Unit Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC, AVAX that is neither locked nor staked (“Unrestricted AVAX”), AVAX that will become Unrestricted after October 1, 2026 (“Long Restricted AVAX”) or AVAX that will become Unrestricted on or prior to October 1, 2026 (“Short Restricted AVAX”) (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein.

Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable), in each case divided by the Per Unit Price. Each Company Unit Investor was required to fund its respective cash or USDC within three business days following the execution date of the Company Unit Subscription Agreement, and to fund its respective AVAX as soon as reasonably possible after the execution date of the Company Unit Subscription Agreement, and in any case on or prior to November 7, 2025, in accordance with the terms of the Company Unit Subscription Agreements.

Immediately prior to the Company Merger Effective Time, the number of Company Units issued to the Company Unit Investors will be adjusted as follows: (x) if the Closing AVAX Price is greater than the Unrestricted Signing AVAX Price, the Company shall issue to each Company Unit Investor such number of Company Units equal to the product of (i) the number of Company Units issued to such Company Unit Investor at the Subscription Closing Date and (ii) the difference between (1) the quotient of the Closing AVAX Price and the Unrestricted Signing AVAX Price and (2) one; and (y) the Company shall issue to each Company Unit Investor such number of Company Units equal to such Company Unit Investor’s pro rata portion of the Aggregate Staking Units, based on such Company’ Unit Investor’s Company Units relative to the aggregate Company Units of all Company Unit Investors (the “Adjustment Units”). “Closing AVAX Price” means the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on the day immediately prior to the Closing Date. “Net Staking Rewards” means the total amount of AVAX generated as staking rewards from the staking of the Company AVAX from the Subscription Closing Date until the date immediately prior to the Closing Date and after deducting any and all applicable staking fees, network transaction fees and operational costs directly attributable to such staking. “Aggregate Staking Units” means such number of Company Units equal to the quotient of (x) the Net Staking Rewards multiplied by the Closing AVAX Price and (y) the Per Unit Price.

At the Company Merger Effective Time, each Company Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock.

The closing of the Company Unit Subscription is contingent upon the satisfaction of all closing conditions to consummate the Transactions and the Company Unit Investors’ consent to any amendments, modifications or waivers to the terms of the Business Combination Agreement that would reasonably be expected to materially and adversely affect the economic benefits of the Company Unit Investors, among other customary closing conditions.

Pursuant to the Company Unit Subscription Agreements, Pubco has agreed to certain obligations to register and maintain the registration of the shares of Pubco Class A Stock into which the Company Units will be converted after consummation of the Transactions including that, within 30 calendar days after the Closing, Pubco will file or confidentially submit with the SEC (at Pubco’s sole cost and expense) a registration statement registering the resale of such shares of Pubco Class A Stock, and Pubco shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing or confidential submission thereof, but no later than 90 calendar days after the Closing, which may be extended an additional 90 calendar days depending on the extent of the SEC’s review.

Each Company Unit Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the respective parties to terminate such agreement or (iii) October 1, 2026.

Agreements with PJT and Barclays

On September 12, 2025, AVAT entered into the Private Placement Engagement Letter, pursuant to which AVAT engaged PJT and Barclays to provide certain capital markets advisory services and to act as exclusive placement agents for the Company Unit Subscription. For the services provided thereto, PJT and Barclays will receive a cash fee at the Closing, which is equal to 5.5% of the aggregate gross cash proceeds from the sale of equity or equity-linked securities of AVAT to institutional accounts, with such placement fee split equally between PJT and Barclays. Additionally, if the Company sells any equity or equity-linked securities of AVAT (or securities of the same or a similar class) within twelve (12) months following any termination of the Private Placement Engagement Letter, then the Company will pay to PJT and Barclays a fee at the closing that is equal to the fee which would have been payable to PJT and Barclays if the closing occurred during the term of the appointment. PJT and Barclays are entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Private Placement Engagement Letter.

On September 12, 2025, AVAT entered into the Financial Advisor Engagement Letter, pursuant to which AVAT engaged PJT as its exclusive financial advisor in connection with the Business Combination and PJT agreed to perform customary financial advisory services. For its services under the Financial Advisor Engagement Letter, PJT will receive a customary advisory fee payable in cash promptly at, and conditional upon, the Closing. PJT is entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Financial Advisor Engagement Letter.

Required Vote and Recommendation of the MLAC Board

The Closing is conditioned on, among other things, the approval of the Business Combination Proposal at the Meeting. The consummation of the Business Combination will require an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

The Sponsor has agreed to vote its MLAC Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the MLAC Shareholder Approval Matters as described above under “The Business Combination Proposal — Other Transaction Agreements — Sponsor Support Agreement.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Mountain Lake Acquisition Corp. (“MLAC”) into the Business Combination Agreement, dated as of October 1, 2025, (as amended or restated from time to time, the “Business Combination Agreement”), by and among MLAC, Pubco, MLAC Merger Sub, Company Merger Sub, the Company and the Seller (each as defined in the Business Combination Agreement), pursuant to which: (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and the performance by MLAC of its obligations thereunder and the consummation of the transactions contemplated thereby be ratified, approved, adopted and confirmed in all respects. All of the transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination.”

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of MLAC and the MLAC Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that MLAC Shareholders vote for the Proposals. See the section entitled “Summary of the Proxy Statement/Prospectus  —  Interests of the Sponsor and its Affiliates in the Business Combination” for a further discussion.

THE MERGER PROPOSAL

Overview

In connection with the Business Combination, MLAC Shareholders are being asked to consider and vote upon a proposal by special resolution to approve and authorize the MLAC Merger.

Under the Business Combination Agreement, the approval by MLAC Shareholders of the Business Combination Proposal and the Merger Proposal is a condition to the consummation of the Business Combination. If either of those Proposals is not approved by MLAC Shareholders, the Business Combination will not be consummated. The Merger Proposal is conditioned upon the approval of the Business Combination Proposal. The Domestication and Organizational Documents Proposals and the Nasdaq Proposal are conditional upon the approval of the MLAC Shareholder Approval Matters. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal.

Reasons for the MLAC Merger

The authorization of the MLAC Merger requires the approval of MLAC Shareholders by special resolution under the MLAC Memorandum and Articles.

Appraisal Rights

MLAC Shareholders do not have appraisal rights in connection with the Business Combination under the DGCL or the Cayman Act.

Required Vote and Recommendation of the MLAC Board

The Closing is conditioned on, among other things, the approval of the Merger Proposal. The approval of the Merger Proposal will require a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Merger Proposal. The adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal.

The Sponsor has agreed to vote its MLAC Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and each of the MLAC Shareholder Approval Matters as described above under “The Business Combination Proposal — Other Transaction Agreements — Sponsor Support Agreement.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that MLAC be authorized to merge with and into Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“MLAC Merger Sub”) so that MLAC be the surviving company and all the undertaking, property and liabilities of MLAC Merger Sub vest in MLAC by virtue of such merger pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”).”

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of MLAC and the MLAC Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that MLAC Shareholders vote for the Proposals. See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” for a further discussion.

THE DOMESTICATION AND ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As SEC guidance requires that MLAC Shareholders have the opportunity to present their views on important corporate governance provisions, MLAC is requesting that MLAC Shareholders vote, on a non-binding advisory basis, by ordinary resolution, to approve the Domestication and certain governance provisions in the Proposed Organizational Documents, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law. Accordingly, the MLAC Shareholder votes regarding the Domestication and Organizational Documents Proposals are advisory votes, not binding on MLAC or the MLAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Domestication and Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Domestication and Organizational Documents Proposals, the Amended and Restated Pubco Certificate of Incorporation will take effect upon the Closing.

The Domestication and Organizational Documents Proposals present the following Proposed Organizational Documents that materially differ from the MLAC Memorandum and Articles:

(1)	Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.
(2)	Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.
(3)	Proposal C: the size and composition of the board of directors will be changed to consist of one (1) or more members, each of whom shall be a natural person.
(4)	Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board.
(5)	Proposal E: the Proposed Organizational Documents will not include provisions related to Pubco’s status as a blank check company because Pubco is not a blank check company.

The following table sets forth a summary of the principal material differences between the MLAC Memorandum and Articles and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the MLAC Memorandum and Articles and the Proposed Organizational Documents, the form of which is attached to this proxy statement/prospectus as Annexes B and C. You are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of the terms of the Proposed Organizational Documents.

Proposal	MLAC Memorandum and Articles	Proposed Organizational Documents

(A) Domestication

Under MLAC’s current articles of association, MLAC has the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. Prior to the closing of the Business Combination, only the MLAC Class B Ordinary Shares shall carry the right to vote on any resolution of the shareholders to approve any transfer by way of continuation pursuant to the articles.

To effect the Domestication, MLAC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate            of           corporate domestication with the Secretary of State of the State of Delaware, under which MLAC will be domesticated and continue as a Delaware corporation.

Proposal	MLAC Memorandum and Articles	Proposed Organizational Documents

(B) Authorized and Outstanding Capital

MLAC has an authorized share capital of $50,000 divided into 445,000,000 MLAC Class A Ordinary Shares, $0.0001 par value per share, 50,000,000 MLAC Class B Ordinary Shares and 5,000,000 MLAC Preference Shares, $0.0001 par value per share.

The Proposed Organizational Documents provide that the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000          Pubco Class B Stock and 50,000,000 shares of preferred stock.

Pubco Class A Stock will have no voting rights except as required by the DGCL, but each holder of shares of Pubco Class A Stock will be entitled to dividends and other distributions pro rata to the number of shares of Pubco Class A Stock held by them; Pubco Class B Stock will be issued with voting rights attached to them and each share will have one vote, but each holder of shares of Pubco Class B Stock will not be entitled to economic rights, including any rights to distributions.

(C) Size and Composition of the Board	The MLAC Board shall consist of not less than one person unless otherwise determined by MLAC in the general meeting.	The Proposed Organizational Documents provide that the Pubco Board will consist of one (1) or more members, each of whom shall be a natural person.
(D) Classified or Unclassified Board

The MLAC Board is made up of three classes, Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at MLAC’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at MLAC’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at MLAC’s third annual general meeting.

The Pubco Board will not be classified. The directors of Pubco hold office for a term of one (1) year and will serve until their successors are duly elected and qualified or until his or her earlier death, resignation or removal.

(E) Provisions Related to Status as a Blank Check Company

The MLAC Memorandum and Articles contain specific provisions which reflect its listing status as a SPAC. These include provisions related to, among other things, the following: MLAC Class B Ordinary Shares, redemption of Public Shares, business combination, business opportunities, termination if an initial business combination is not consummated by the end of the Combination Period and the Trust Account.

Pubco is not a blank check company, so the Proposed Organizational Documents do not include any blank check company status provision.

Reasons for the Adoption of the Domestication and Proposed Organizational Documents

Prior to the Closing, MLAC will effect the Domestication under Section 388 of the DGCL and Section 206 of the Cayman Act, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation.

During the brief period of time after the Domestication and prior to the MLAC Merger, the MLAC Shareholders will hold shares of MLAC, which will be governed by an interim charter (the “MLAC Interim Charter”) and interim bylaws (the “MLAC Interim Bylaws”). The MLAC Interim Charter and MLAC Interim Bylaws will generally include the same economic and voting rights and governance structure (including a classified board of directors) as are currently provided in the MLAC Memorandum and Articles, other than any differences that exist as a matter of Delaware and Cayman Islands law, respectively, including those outlined in the “Comparison of Shareholders’ Rights”. During the brief period of time after the Domestication and prior to the MLAC Merger, MLAC does not expect to take any action other than any actions required in connection with the MLAC Merger, including that there will be no director or stockholder meeting, no distributions to MLAC stockholders and no transfers of MLAC securities.

At least two hours after the Domestication, MLAC Merger Sub will merge with and into MLAC in accordance with the applicable provisions of the DGCL and the DLLCA, with MLAC continuing as the surviving company and a wholly-owned subsidiary of Pubco. The Pubco Board believes that effecting the MLAC Merger prior to the Closing is in the best interest of Pubco because the

Domestication allows Pubco’s final structure to consist entirely of US entities, simplifying such structure and avoiding complications related to having a non-US subsidiary.

The variations between the MLAC Memorandum and Articles and the Proposed Organizational Documents are desirable for the following reasons:

•	The greater number of authorized number of shares of capital stock is desirable for Pubco to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants made under the Incentive Plan (assuming the Incentive Plan is adopted in connection with the Closing).
•	The provisions on the size and composition of the Pubco Board (Sub-proposal C), an unclassified board (Sub-proposal D) are necessary to reflect the changes in terms of corporate governance as a consequence of the Business Combination. The Pubco Board believes that an unclassified board of directors in the best interest of Pubco.
•	The elimination of certain provisions related to MLAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Pubco and subject to the DGCL, the Proposed Organizational Documents allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in the MLAC Memorandum and Articles require that proceeds from the MLAC IPO be held in the Trust Account until a business combination or liquidation of MLAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Required Vote and Recommendation of the MLAC Board

The approval of each of the Domestication and Organizational Documents Proposals does not require the passing of a resolution under the MLAC Memorandum and Articles or Cayman Islands law. Notwithstanding this, the MLAC Board is asking MLAC Shareholders to approve the Domestication and Organizational Documents Proposals, on a non-binding advisory basis, by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Domestication and Organizational Documents Proposals. The adoption of the Domestication and Organizational Documents Proposals is conditioned upon the approval of the MLAC Shareholder Approval Matters.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as separate non-binding advisory ordinary resolutions, that the following provisions of the Amended and Restated Pubco Charter and Pubco’s Amended and Restated Bylaws, including the differences between the Amended and Restated Pubco Charter and the MLAC Memorandum and Articles be confirmed, ratified and approved:

Proposal A: the registration of MLAC will be transferred by way of continuation from the Cayman Islands to the State of Delaware.

Proposal B: the authorized capital stock of Pubco will consist of 550,000,000 Pubco Class A Stock, 100,000,000 Pubco Class B Stock and 50,000,000 shares of preferred stock.

Proposal C: the size and composition of the board of directors will be changed to one (1) or more members, each of whom shall be a natural person.

Proposal D: the Proposed Organizational Documents will provide for an unclassified Pubco Board.

Proposal E: the Proposed Organizational Documents will not include such provisions related to MLAC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as the surviving entity, Pubco, will not be a blank check company at such time.”

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF EACH OF THE DOMESTICATION AND ORGANIZATIONAL

DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of MLAC and MLAC Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that MLAC Shareholders vote for the Proposals. See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” for a further discussion.

THE NASDAQ PROPOSAL

Overview

In connection with the Transactions, MLAC and Pubco intend to effect (subject to customary terms and conditions) the following issuances:

•	The issuance in the Mergers, pursuant to the Business Combination Agreement, of up to 10,605,638 shares of Pubco Class A Stock and;
•	The issuance, pursuant to the Company Unit Subscription Agreements, of up to 21,563,032 Pubco Class A Stock upon Closing;
•	The issuance, pursuant to the Dragonfly Contribution, of 5,805,638 shares of Pubco Class A Stock and up to 5,805,638 shares of Pubco Class B Stock upon Closing;
•	The issuance of up to 3,000,000 shares of Pubco Stock in connection with the Foundation Transaction;
•	The reservation and issuance of up to 9,000,000 shares of Pubco Class A Stock pursuant to the Incentive Plan.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the Minimum Price which is (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Upon the consummation of the Transactions, Pubco expects to issue, in the aggregate, (i) up to an estimated 10,605,638 shares of Pubco Class A Stock in connection with the Business Combination, (ii) up to 21,563,032 shares of Pubco Class A Stock in connection with the Company Unit Subscription, (iii) up to 5,805,638 shares of Pubco Class A Stock and up to 5,805,638 shares of Pubco Class B Stock in connection with the Dragonfly Contribution, (iv) up to 3,000,000 shares of Pubco Class A Stock in connection with the Foundation Transaction and (v)  up to 9,000,000 additional shares of Pubco Class A Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan. For further details, see “The Business Combination Proposal — The Business Combination Agreement,” “The Business Combination Proposal — Other Transaction Agreements — The Company Unit Subscription Agreements” and “Executive and Director Compensation Material Terms of the Incentive Plan.”

Accordingly, the aggregate number of shares of Pubco Class A Stock and Pubco Class B Stock that Pubco will issue in connection with the Business Combination will, in the aggregate, exceed 20% of both the voting power and the number of MLAC Ordinary Shares outstanding before such issuance and will result in a change of control of MLAC. For these reasons, MLAC is seeking the approval of MLAC Shareholders for the issuance of the shares of Pubco Class A Stock and Pubco Class B Stock in connection with the Business Combination pursuant to Nasdaq Rules 5635(a) and (b). For further details, see “The Business Combination Proposal — The Business Combination Agreement” and “The Business Combination Proposal — Other Transaction Agreements — The Company Unit Subscription Agreements.”

In addition, in the future, Pubco may issue additional shares of Pubco Class A Stock reserved for issuance under the Incentive Plan. For further details, see “The Business Combination Proposal — The Business Combination Agreement,” “The Business Combination — Other Transaction Agreements — The Company Unit Subscription Agreements” and “Executive and Director Compensation — Summary of the Material Terms of the Incentive Plan.”

Effect of the Proposal on MLAC Shareholders

In the event that the Nasdaq Proposal is approved by MLAC Shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Pubco Class A Stock and Pubco Class B Stock pursuant to the Business Combination Agreement, Contribution Agreement, Company Unit Subscription Agreements and Token Sale Agreement, Pubco will not issue such shares of Pubco Class A Stock and Pubco Class B Stock.

Required Vote and Recommendation of the MLAC Board

The approval of the Nasdaq Proposal does not require the passing of a resolution under the MLAC Memorandum and Articles or Cayman Islands law. Notwithstanding this, the MLAC Board is asking MLAC Shareholders to approve the Nasdaq Proposal by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Nasdaq Proposal. The adoption of the Nasdaq Proposal is conditioned upon the approval of the MLAC Shareholder Approval Matters.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rules 5635(a) and 5635(b), the issuance of (i) up to 10,605,638 shares of Class A common stock of Pubco (“Pubco Class A Stock”) in connection with the Business Combination, (ii) up to 21,563,032 shares of Pubco Class A Stock in connection with the Company Unit Subscription, (iii) up to 5,805,638 shares of Pubco Class A Stock and up to 5,805,638 shares of Class B common stock of Pubco (“Pubco Class B Stock”) in connection with the Dragonfly Contribution, (iv) up to 3,000,000 shares of Pubco Class A Stock in connection with the Foundation Transaction and (v) up to 9,000,000 shares of Pubco Class A Stock that will be reserved for issuance upon the Closing pursuant to the Avalanche Treasury Corporation 2026 Omnibus Incentive Plan, to be adopted prior to Closing, as amended from time to time (the “Incentive Plan”), be approved.”

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of MLAC and MLAC Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that MLAC Shareholders vote for the Proposals. See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

The MLAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to its first annual meeting of shareholders) serving a three-year term: Class I, with a term expiring at the first annual general meeting — Jeffrey T. Lager and Michael Marquez; Class II, with a term expiring at the second annual general meeting — Jaime W. Vieser and Douglas Horlick; and Class III, with a term expiring at the third annual general meeting — Paul Grinberg. For purposes of the MLAC Memorandum and Articles, this Meeting is serving as MLAC’s first annual general meeting of shareholders. The terms of MLAC’s current Class I directors will expire at MLAC’s first annual meeting. The MLAC board has therefore nominated Jeffrey T. Lager and Michael Marquez for election as MLAC Class I directors to the MLAC Board to serve until the third succeeding annual general meeting or until a successor is elected and qualified or their earlier resignation or removal.

In connection with the closing of the Business Combination, we anticipate that Mr. Lager, Mr. Marquez, Mr. Vieser, Mr. Horlick and Mr. Grinberg will submit their resignations from their positions as members of MLAC Board and of any committee thereof (conditioned upon and effective as of the consummation of the Business Combination) and Mr. Grinberg will be appointed as director to the Pubco Board, effective immediately after the consummation of the Business Combination. See the section entitled “Management of Pubco Following the Business Combination.”

The two directors who are elected as Class I directors will be elected to serve on the MLAC Board until MLAC’s annual meeting in 2029, or until their earlier resignation, removal or death. The election of these directors is not contingent upon approval of the Business Combination. The Director Election Proposal is being presented to shareholders so that in the event the Business Combination is not consummated, MLAC’s Class I directors may be re-elected. If the Business Combination is consummated, MLAC will become a wholly-owned subsidiary of Pubco, upon which all members of the board of directors of MLAC will resign.

Required Vote and Recommendation of the MLAC Board

The approval of the Director Election Proposal does not require the passing of a resolution under the MLAC Memorandum and Articles or Cayman Islands law. Notwithstanding this, the MLAC Board is asking MLAC Shareholders to approve the Director Election Proposal by an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Director Election Proposal. The adoption of the Director Election Proposal is not conditioned on the approval of any other Proposal.

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the MLAC Board or the Chairman of the Meeting to adjourn the Meeting to a later date or dates, including to permit further solicitation of proxies. The Adjournment Proposal will be presented to MLAC Shareholders in the event that it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the MLAC Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the MLAC Memorandum and Articles and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by MLAC Shareholders, the MLAC Board or the Chairman of the Meeting will not have the power, under the MLAC Memorandum and Articles, to adjourn the Meeting to a later date in the event it is determined by MLAC that additional time is necessary or appropriate to complete the Business Combination or for any other reason. As a result, a new extraordinary general meeting would need to be called before the MLAC Shareholders could vote on Proposals again.

Required Vote and Recommendation of the MLAC Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by the affirmative vote of a simple majority of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting (assuming the presence of a quorum). Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Adjournment Proposal. The adoption of the Adjournment Proposal is not conditioned on the approval of any other Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates to be determined by the Chairman of the Meeting, if necessary or desirable, (i) to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Meeting, there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Meeting or (ii) if the Board determines before the Meeting or the Chairman of the Meeting determines at the Meeting that it is not necessary or no longer desirable to proceed with the proposals, be approved in all respects.”

THE MLAC BOARD UNANIMOUSLY RECOMMENDS THAT MLAC SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of MLAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of MLAC and MLAC Shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that MLAC Shareholders vote for the Proposals. See the section entitled “Summary of the Proxy Statement/Prospectus — Interests of the Sponsor and its Affiliates in the Business Combination” for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following description addresses the U.S. federal income tax considerations generally applicable to (i) U.S. Holders and Non-U.S. Holders (as defined below) that elect to have their Public Shares redeemed for cash if the Business Combination is completed, (ii) U.S. Holders of MLAC Rights regarding the conversion of MLAC Rights to Pubco Class A Stock in connection with the Business Combination, (iii) U.S. Holders and Non-U.S. Holders that participate in the Domestication and MLAC Merger, and (iv) Non-U.S. Holders of owning and disposing of shares of Pubco Class A Stock after the Business Combination. It does not address U.S. federal income tax consequences of the Domestication or Business Combination on other MLAC securities. The following description is the opinion of EGS. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Public Shares or, where the context so provides, MLAC Rights that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Public Shares or MLAC Rights as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	specified expatriates or former long-term residents of the United States;

•	persons that acquired Public Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
•	persons that hold Public Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	partnerships (or other entities classified as partnership for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as a “disregarded entity”;
•	persons required to accelerate the recognition of any item of gross income with respect to Public Shares as a result of such income being recognized on an applicable financial statement;
•	persons who actually or constructively own 5% or more of MLAC’s shares or Pubco’s shares by vote or value (except as specifically provided below); or
•	the Sponsor or its affiliates, or MLAC’s officers and directors.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Public Shares or MLAC Rights. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Public Shares or MLAC Rights through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Public Shares or MLAC Rights, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on Public Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares or MLAC Rights is made in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES OR MLAC RIGHTS MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. MLAC URGES BENEFICIAL OWNERS OF PUBLIC SHARES OR MLAC RIGHTS WHO EXERCISE THEIR CONVERSION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE DOMESTICATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND OWNING AND DISPOSING OF PUBLIC SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Public Shares

The Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Consequently, except as otherwise provided below in the section entitled “— PFIC Considerations,” and “— Effects of Section 367 to U.S. Holders of Public Shares,” a U.S. Holder of Public Shares will not recognize gain or loss upon the exchange of its Public Shares solely for MLAC common stock pursuant to the Domestication. A U.S. Holder’s aggregate tax basis in the MLAC common stock received in connection with the Domestication will generally be the same as its aggregate tax basis in the

Public Shares surrendered in the transaction. In addition, the holding period of MLAC common stock received in the Domestication generally should include the holding period of Public Shares surrendered in the Domestication.

Tax Consequences of the Conversion of MLAC Rights to Pubco Class A Stock to U.S. Holders of MLAC Rights

A U.S. Holder should not recognize gain or loss upon the automatic conversion of the MLAC Rights to Pubco Class A Stock. If this treatment is respected, and except as otherwise provided below in the section entitled “— PFIC Considerations,” (i) the tax basis of the Pubco Class A Stock acquired by a U.S. Holder pursuant to the automatic conversion of the MLAC Rights to Pubco Class A Stock should be equal to the U.S. Holder’s tax basis in the relevant MLAC Rights with respect to which the Pubco Class A Stock were issued and (ii) the holding period of such Pubco Class A Stock should begin on the day after the conversion of the MLAC Rights into such Pubco Class A Stock.

Nevertheless, because no direct authority explicitly addresses the treatment of the MLAC Rights for U.S. federal income tax purposes, the treatment is not entirely clear. If the tax treatment is not as described above, then holders of MLAC Rights would recognize taxable gain or loss equal to the difference between the fair market value of the Pubco Class A Stock received and the tax basis of the MLAC Rights converted in respect of such Pubco Class A Stock. Accordingly, U.S. Holders of MLAC Rights should consult their tax advisors regarding the tax consequences of the automatic conversion of the MLAC Rights to Pubco Class A Stock.

Tax Consequences of the Business Combination to U.S. Holders of MLAC Common Stock after the Domestication

The Business Combination will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of MLAC common stock for Pubco Class A Common Stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code. Assuming such qualification, a U.S. Holder that receives Pubco Class A Common Stock in exchange for MLAC common stock in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Common Stock received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the MLAC common stock exchange there for. The holding period of the Pubco Class A Common Stock should include the holding period during which the MLAC common stock exchanged therefor were held by such U.S. Holder (which, as discussed above, should include the holding period of any Public Shares surrendered in the Domestication).

PFIC Considerations

Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Domestication may still be a taxable event to U.S. Holders of Public Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.

Effect of PFIC Rules on the Domestication

Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Public Shares for MLAC common stock in the Domestication if MLAC were classified as a PFIC at any time during such U.S. Holder’s holding period in the Public Shares. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules described below under “Definition and General Taxation of a PFIC.” It is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Therefore, U.S. Holders that have not timely made certain elections discussed further below may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Public Shares in the manner set forth below. The proposed Treasury Regulations under Section 1291(f) should not apply to an Electing Shareholder (as defined below) with respect to its Public Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income (the “gross income test”) or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Based upon the composition of its income and assets, MLAC believes that it would likely be considered a PFIC for its current taxable year.

If MLAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for MLAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Public Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Public Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Public Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Public Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of MLAC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if MLAC is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Public Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat MLAC as a QEF, under Section 1295 of the Code, for MLAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to its Public Shares is contingent upon, among other things, the provision by MLAC of certain information that would enable the U.S. Holder to make and maintain a QEF election. MLAC will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that MLAC will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of Public Shares has not made a timely and effective QEF election with respect to MLAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Public Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Public Shares for their fair market value on the “qualification date.” The qualification date is the first day of MLAC’s tax year in which MLAC qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S.

Holder held Public Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and will also have a new holding period in the Public Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which MLAC is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Public Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Public Shares or MLAC Rights should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Public Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Public Shares on the date of the Domestication.

A.	U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More and Who Own 10% or More of the Voting Power or Value of MLAC

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of MLAC (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Public Shares it directly owns. A U.S. Holder’s ownership of MLAC Rights and MLAC Units will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power or value of MLAC. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of MLAC and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of MLAC attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

B.	U.S. Holders Whose Public Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% of the Voting Power and Value of MLAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) Public Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of MLAC will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to MLAC common stock received in the Domestication in an amount equal to the excess of the fair market value of MLAC common stock received over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in the Domestication.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange;
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)

a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from MLAC establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares, and (B) a representation that the U.S. Holder has notified MLAC that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to MLAC no later than the date such tax return is filed. In connection with this election, MLAC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding MLAC’s earnings and profits upon request.

MLAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that MLAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively) Public Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Public Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash

Subject to the PFIC rules and the Section 367 considerations described above, in the event that a U.S. Holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such Public Shares pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution within the meaning of Section 301 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of, among other things, owning MLAC Rights) relative to all of shares of Public Shares both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in MLAC or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also stock that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of MLAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of MLAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the Public Shares actually and constructively owned by the U.S. Holder are redeemed or all the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MLAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MLAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s shares of Public Shares generally will equal the cost of such shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, to the basis of Public Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Non-U.S. Holders

Tax Consequences of the Domestication and MLAC Merger to Non-U.S. Holders

Neither the Domestication nor the MLAC Merger is expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder, provided that (i) the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Business Combination qualifies as an exchange described in Section 351(a) of the Code, and (iii) such Non-U.S. Holder does not hold the Public Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of such Non-U.S. Holder), nor is such Non-U.S. Holder an individual who is physically present in the United States for at least 183 days during its taxable year in which the Domestication and the MLAC Merger occur and meets certain other requirements.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Class A Common Stock

Distributions on Pubco Class A Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Pubco Class A Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Pubco Class A Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Pubco Class A Common Stock.”

Dividends paid to a Non-U.S. Holder of Pubco Class A Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, if the Non-U.S. Holder provides proper certification of its eligibility for such lower rate. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Pubco Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Pubco Class A Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Pubco Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Pubco Class A Common Stock

Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Pubco Class A Common Stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);
•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Pubco Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, or is deemed to have owned, more than 5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that shares of Pubco Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Pubco does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether Pubco is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that Pubco will not become such a corporation in the future.

Tax Consequences to Non-U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash

This section is addressed to Non-U.S. Holders of Public Shares that elect to have their Public Shares redeemed for cash. For purposes of this description, a “Redeeming Non-U.S. Holder” is a Non-U.S. Holder that so redeems its Public Shares.

Except as otherwise described in this section, a Redeeming Non-U.S. Holder who elects to have its Public Shares redeemed for cash will generally be treated in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes.

A Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•	such Redeeming Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met; or
•	such Redeeming Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption of Public Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income received by a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Redeeming Non-U.S. Holder), will be taxed as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash.” In addition, dividends received by a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders of Public Shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the Foreign Account Tax Compliance Act (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Pubco Class A Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Class A Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Pubco Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of Pubco Class A Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Pubco, MLAC and AVAT, adjusted to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical audited balance sheet of Pubco as of December 31, 2025 with the historical audited balance sheet of AVAT as of December 31, 2025 with the historical audited balance sheet of MLAC as of December 31, 2025, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2025.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statement of operations of Pubco for the period from September 22, 2025 (inception) through December 31, 2025 with the historical audited statement of operations of AVAT for the period from August 20, 2025 (Inception) through December 31, 2025 and the historical audited statement of operations of MLAC for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, has been derived from:

•	The historical audited financial statements of MLAC as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of Pubco as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and
•	the historical audited financial statements of AVAT as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been derived from:

•	The historical audited financial statements of MLAC for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of Pubco for the period September 22, 2025 (inception) to December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and
•	the historical audited financial statements of AVAT for the period August 20, 2025 (inception) to December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates transaction accounting adjustments. Pubco, AVAT and MLAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Pubco, AVAT and MLAC included in this proxy statement/prospectus and the sections “Pubco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AVAT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MLAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

The Business Combination Agreement

On October 1, 2025, MLAC, Pubco, the Pubco Subsidiaries, AVAT and Seller entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such MLAC Shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger, (ii) Seller Related Parties receiving one (1) share of Pubco Class A Stock and one (1) share of Pubco Class B Stock for each Company Unit held and (iii) Astral receiving the Additional Merger Consideration Shares, as follows: (i) 2,000,000 Astral Escrow Shares will be issued at the Company Merger Effective Time and deposited into the Astral Escrow Account, and (ii) 2,000,000 Astral Post-Closing Shares will be issued and deposited into Astral’s security account on the thirtieth (30th) calendar day following the Closing Date.

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, Seller, the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Contribution Agreement, pursuant to which, on the date of the Business Combination Agreement, (i) the Foundation agreed to perform the Foundation Transaction on the terms and subject to the conditions set forth in the Token Sale Agreement and (ii) Seller agreed to perform the Dragonfly Contribution by contributing, directly or indirectly through the Funds, 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 Company Units.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Ordinary Shares in favor of the Business Combination Agreement and the Transactions and each of the MLAC Shareholder Approval Matters, (ii) to vote its MLAC Ordinary Shares against (a) any Acquisition Proposal, (b) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MLAC (other than the Transactions), (c) any change in the business of MLAC and (d) any proposal, action or agreement involving MLAC that would or would reasonably be expected to jeopardize the Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions, (iv) subject to and conditioned upon the consummation of the MLAC Merger, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares held by Sponsor converting into MLAC Class A Ordinary Shares on a greater than one-for-one basis, (v) to deliver to MLAC for cancellation 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares immediately prior to the MLAC Merger Effective Time, (vi) to effect certain security cancellations and deposit certain Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing and (vii), subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC, Pubco and the Company or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

Company Unit Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by the Per Unit Price.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, MLAC, the Sponsor, Seller, the Foundation and certain securityholders shall enter into the Amended and Restated Registration Rights Agreement which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, including the Sponsor, Seller and the Foundation subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede MLAC’s existing registration rights agreement in its entirety.

Agreements with PJT and Barclays

Pursuant to the Private Placement Engagement Letter, AVAT engaged PJT and Barclays to provide certain capital markets advisory services and to act as exclusive placement agents for the Company Unit Subscription. Pursuant to the Private Placement Engagement Letter, for the services provided thereto, PJT and Barclays will receive a cash fee at the Closing which is equal to 5.5% of the aggregate gross cash proceeds from the sale of equity or equity-linked securities of AVAT to institutional accounts, with such placement fee split equally between PJT and Barclays. Additionally, if the Company sells any equity or equity-linked securities of AVAT (or securities of the same or a similar class) within twelve (12) months following any termination of the Private Placement Engagement Letter, then the Company will pay to PJT and Barclays a fee at the closing that is equal to the fee which would have been payable to PJT and Barclays if the closing occurred during the term of the appointment. PJT and Barclays are entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Private Placement Engagement Letter.

Pursuant to the Financial Advisor Engagement Letter, AVAT engaged PJT to act as its exclusive financial advisor in connection with the Business Combination, and PJT agreed to perform customary financial advisory services. For its services under the Financial Advisor Engagement Letter, PJT will receive a customary advisory fee payable in cash promptly at, and conditional upon, the Closing. PJT is entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Financial Advisor Engagement Letter.

Merger Consideration

As consideration for the Company Merger:

(1)

each Company Member other than Seller Related Parties shall be entitled to receive from Pubco one (1) share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time;

(2)	each Seller Related Party shall be entitled to receive from Pubco, for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time:
•	one (1) share of Pubco Class A Stock; and
•	one (1) share of Pubco Class B Stock;

(3)

Astral shall be entitled to receive 4,000,000 newly issued Pubco Class A Stock as Additional Merger Consideration Shares, out of which (i) 2,000,000 shares of Pubco Class A Stock will be deposited, upon the Closing, into the Astral Escrow Account, and will be released in tranches, all as provided in the Business Combination Agreement and the Astral Escrow Agreement, and (ii) and (ii) 2,000,000 shares of Pubco Class A Stock will and delivered on the thirtieth (30th) calendar day following the Closing Date; and

(4)	all of the issued and outstanding Company Merger Sub Membership Interests shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary (i.e., the Company).

At the Company Merger Effective Time and by virtue of the Mergers, all of the shares of Pubco Stock issued and outstanding immediately prior to the MLAC Merger Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment therefor.

By virtue of the MLAC Merger:

(1)

immediately prior to the MLAC Merger Effective Time, (i) each MLAC Unit issued and outstanding immediately prior to the MLAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically subject to the Unit Separation with the holder thereof being deemed to hold one (1) MLAC Class A Ordinary Share and one (1) MLAC Right; and (ii) the MLAC Class A Ordinary Shares (other than the shares in respect of which its holder has validly exercised its right of redemption) and MLAC Right underlying the MLAC Unit held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of limbs (2)(i) and (2)(ii) respectively;

(2)	at the MLAC Merger Effective Time:
(i)

each issued and outstanding MLAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the MLAC Right had been converted upon the consummation of a Business Combination in accordance with MLAC’s Organizational Documents, the MLAC IPO Prospectus and the MLAC Rights Agreement into MLAC Class A Ordinary Shares, but for such purposes treating it as if (a) such Business Combination had occurred immediately prior to the MLAC Merger Effective Time and (b) the MLAC Class A Ordinary Shares issued upon conversion of the MLAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with the provisions of limb (2)(ii). At the MLAC Merger Effective Time, the MLAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(ii)

each issued and outstanding MLAC Class A Ordinary Share (other than (x) treasury shares and (y) shares in respect of which its holder has validly exercised its right of redemption) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class A Ordinary Shares (other than the treasury shares) shall cease to be outstanding and shall automatically be canceled and shall cease to exist;

(iii)

each MLAC Class B Ordinary Share issued and outstanding immediately prior to the MLAC Merger Effective Time that has not been forfeited in accordance with the Sponsor Support Agreement (other than treasury shares) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

Pursuant to the Sponsor Support Agreement 1,600,000 of the 2,800,000 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 2,800,000 MLAC Class B Ordinary Share held by the Sponsor shall be deposited, upon the Closing, into an escrow account with Continental Stock Transfer and Trust Company, and will be released in tranches, all as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement; and

(iv)

each issued and outstanding MLAC Merger Sub Membership Interest shall be converted into an equal number of ordinary shares, par value $0.0001, of the MLAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the MLAC Surviving Subsidiary.

At the MLAC Merger Effective Time, each issued and outstanding Public Share in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the MLAC Memorandum and Articles will be canceled, and those MLAC Shareholders will only have the right to receive a pro rata share of the redemption amount.

If there are any MLAC Ordinary Shares that are owned by MLAC as treasury shares, such treasury shares will be automatically canceled without any conversion thereof or payment therefore.

Earnout Shares

Upon the Closing, 2,000,000 of the Astral Earnout Shares will be deposited into the Astral Escrow Account, and will be released in tranches, all as provided in the Business Combination Agreement and the Astral Escrow Agreement. Unless released earlier, in accordance with the Astral Escrow Agreement and Business Combination Agreement, the Astral Earnout Shares will be held in escrow for the Escrow Period. The Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, shall be subject to the Astral Transfer at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco during the Earnout Period.

The Astral Earnout Shares shall vest, shall no longer be subject to the Astral Transfer and shall be released from the Astral Escrow Account to Astral, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)	Upon the occurrence of Triggering Event I, 666,667 shares of Pubco Class A Stock;
(b)	Upon the occurrence of Triggering Event II, 666,667 shares of Pubco Class A Stock; and
(c)	Upon the occurrence of Triggering Event III, 666,666 shares of Pubco Class A Stock.

Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, then remaining in the Astral Escrow Account shall no longer be subject to the Astral Transfer and shall be released to Astral from the Astral Escrow Account.

Each Triggering Event shall only occur once, if at all, and all Astral Earnout Shares not released by the end of the Earnout Period will be transferred to Pubco through an Astral Transfer, in each case as set forth in the Business Combination Agreement.

In addition, 1,600,000 Sponsor Earnout Shares will be deposited into an escrow account with Continental Stock Transfer and Trust Company and will be released in tranches as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement. The Sponsor agreed that all of the Sponsor Earnout Shares, together with any shares received upon equitable adjustment of the Sponsor Earnout Shares, shall be subject to the Sponsor Transfer at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco.

The Sponsor Earnout Shares shall vest, no longer be subject to the Sponsor Transfer and shall be released from the escrow account to the Sponsor, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)	Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor;
(b)	Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor; and
(c)	Upon the occurrence of Triggering Event III, 533,334 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, MLAC will be treated as the “acquired” company for financial reporting purposes, and AVAT will be the accounting “acquirer” This determination was primarily based on the assumption that:

•	AVAT’s members will hold a majority of the voting power of Pubco post Business Combination;
•	The Pubco Board will consist of one (1) or more members, each of whom shall be a natural person; and
•	AVATs operations will substantially comprise the ongoing operations of Pubco; and
•	AVAT’s senior management will comprise the senior management of Pubco.

Another determining factor was that MLAC does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of MLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•	Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.
•	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 22,905,484 Public Shares exercise their redemption rights for $242.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.58 per share as of March 31, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the $1.0 million underwriting fee is paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following tables set out the Class A and Class B share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Company Unit Investors(1)	21,563,032	35.7%	21,563,032	57.3%
Public Shareholders (2)	25,300,000	41.8%	2,394,516	6.4%
Sponsor and Affiliates(3)	2,800,000	4.6%	2,800,000	7.5%
Seller Related Parties(4)	5,805,638	9.6%	5,805,638	15.5%
Astral(5)	2,000,000	3.3%	2,000,000	5.3%
Foundation(6)	3,000,000	5.0%	3,000,000	8.0%
Total shares of Pubco Class A Stock outstanding	60,468,670		37,563,186
(1)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.
(2)	Includes 2,300,000 MLAC Right Holder shares.
(3)	Includes 2,800,000 MLAC Founder Shares (including the 1,600,000 Sponsor Earnout Shares) (after accounting for the surrender of 4,387,500 Founder Shares by the Sponsor).
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.

(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 Pubco Class A Stock will be issued to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Seller Related Parties	5,805,638	100.0%	5,805,638	100.0%
Total shares of Pubco Class B Stock outstanding	5,805,638		5,805,638

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are based on the historical financial statements of Pubco, AVAT and MLAC. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

							Scenario 1: No Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
			Token Sale
			Agreement
			Transaction				Transaction			Transaction
	Pubco	AVAT	Accounting		AVAT Pro	MLAC	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Forma Adjusted	(Historical)	Adjustments		Combined	Adjustments		Combined
ASSETS
Current assets
Cash	$—	$1,758,802	$—		$1,758,802	$452,680	$243,344,159	A	$231,206,667	$(242,344,159)	E	$13,862,508
							(13,348,984)	B		25,000,000	M
							10	C
							(1,000,000)	F
USDC		3,373,564			3,373,564	—	—		3,373,564			3,373,564
Prepaid expenses		114,167			114,167	16,840			131,007	—		131,007
Prepaid insurance	—	—	—		—	87,776			87,776	—		87,776
Deferred transaction costs	1,629,758	1,845,131	—		1,845,131	—	(3,474,889)	B	—	—		—
Due from related party		1,423,849	—		1,423,849	—	—		1,423,849	—		1,423,849
Total current assets	1,629,758	8,515,513	—		8,515,513	557,296	225,520,296		236,222,863	(217,344,159)		18,878,704
Non-current assets
Cash and marketable securities held in Trust Account	—	—	—		—	241,230,572	(243,344,159)	A	—			—
							2,113,587	J
Digital assets - AVAX	—	167,093,560	—		167,093,560	—			167,093,560	—		167,093,560
Digital assets - stAVAX		15,246,914			15,246,914	—	—		15,246,914			15,246,914
Other assets	—	—	—		—	—	—		—	—		—
Total non-current assets	—	182,340,474	—		182,340,474	241,230,572	(241,230,572)		182,340,474	—		182,340,474
Total assets	$1,629,758	$190,855,987	$—		$190,855,987	$241,787,868	$(15,710,276)		$418,563,337	$(217,344,159)		$201,219,178

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$72,161	$334,210	—		334,210	$291,378	$(543,095)	B	$154,654	$—		$154,654
Accrued legal fees	157,427	—	—		—	—	(157,427)	B	—	—		—
Due to Sponsor	—	—	—		—	688			688	—		688
Accrued transaction costs	121,703	112,046	—		112,046		(233,749)	B	—	—		—
Due to related party	1,423,849	—	—		—	—	—		1,423,849	—		1,423,849
Token sale liability	—	40,010,988	(40,010,988)	K	—				—	—		—
Total current liabilities	1,775,140	40,457,244	(40,010,988)		446,256	292,066	(934,271)		1,579,191	—		1,579,191
Non-current liabilities
Deferred underwriting fee payable	—	—	—		—	1,000,000	(1,000,000)	F	—	—		—
Note payable	—	—	—		—	—	—		—	25,000,000	M	25,000,000
Post-closing shares liability	—	—	—		—	—	13,320,000	L	13,320,000	—		13,320,000
Earnout liability	—	—	—		—	—	20,424,000	L	20,424,000	—		20,424,000
Total non-current liabilities	—	—	—		—	1,000,000	32,744,000		33,744,000	25,000,000		58,744,000
Total liabilities	1,775,140	40,457,244	(40,010,988)		446,256	1,292,066	31,809,729		35,323,191	25,000,000		60,323,191

Class A ordinary shares subject to possible redemption	—	—	—		—	241,230,572	(243,344,159)	E	—	—		—
							2,113,587	J
EQUITY
AVAT Members’ capital	—	215,917,042			215,917,042	—	(215,917,042)	C	—	—		—

Pubco Class A Common Stock	10	—	30,000	K	30,000	—	293,677	C	604,687	(229,055)	I	375,632
							23,000	G
							258,000	I
Pubco Class B Common Stock	—	—	—		—	—	58,056	C	58,056	—		58,056
MLAC preference shares	—	—	—		—	—	—		—	—		—
MLAC Class A Ordinary Shares	—	—	—		—	81	2,300	E	—	(2,291)	E	—
							280	H		2,291	I
							(2,661)	I
MLAC Class B Ordinary Shares	—	—	—		—	719	(719)	H	—	—		—
Subscription receivable	(10)	(5,922,749)	—		(5,922,749)	—	10	C	(5,922,749)	—		(5,922,749)
Additional paid-in capital	—	—	39,980,988	K	39,980,988	—	(14,563,624)	B	481,985,084	(242,341,868)	E	239,869,980
							215,565,309	C		226,764	I
							(2,061,548)	D
							243,341,859	E
							(23,000)	G
							439	H
							(255,339)	I
Accumulated deficit	(145,382)	(59,595,550)	—		(59,595,550)	(735,570)	(1,325,978)	B	(93,484,932)	—		(93,484,932)
							2,061,548	D
							2,113,587	J
							(2,113,587)	J
							(33,744,000)	L
Total equity	(145,382)	150,398,743	40,010,988		190,409,731	(734,770)	193,710,567		382,240,146	(242,344,159)		140,895,987
Total equity and liabilities	$1,629,758	$190,855,987	$—		$190,855,987	$241,787,868	$(15,710,276)		$418,563,337	$(217,344,159)		$201,219,178
(1)

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical audited balance sheet of Pubco as of December 31, 2025 with the historical audited balance sheet of AVAT as of December 31, 2025 with the historical audited balance sheet of MLAC as of December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025(2)

							Scenario 1: No Redemptions Scenario				Scenario 2: Maximum Redemptions Scenario
			Token Sale
			Liability
			Transaction				Transaction				Transaction
	Pubco	AVAT	Accounting		AVAT Pro	MLAC	Accounting		Pro Forma		Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Forma Adjusted	(Historical)	Adjustments		Combined		Adjustments		Combined
Staking revenue, net of fees	$—	$1,434,669	$—		$1,464,669	$—	$—		$1,434,669		$—		$1,434,669

General and administrative expenses	(145,382)	(1,205,832)	—		(1,205,832)	(1,304,773)	(1,325,978)	CC	(3,741,965)		—		(3,741,965)
							240,000	BB
Change in fair value of digital assets	—	(96,338,351)	—		(96,338,351)	—	—		(96,338,351)		—		(96,338,351)
Realized loss on digital assets	—	(2,142,985)	—		(2,142,985)	—	—		(2,142,985)		—		(2,142,985)
Impairment of digital assets	—	(13,566,758)	—		(13,566,758)	—	—		(13,566,758)		—		(13,566,758)
Compensation expense	—	—	—		—	—	(4,777,500)	EE	(4,777,500)		—		(4,777,500)
Loss from operations	(145,382)	(111,819,257)	—		(111,819,257)	(1,304,773)	(5,863,478)		(119,132,890)		—		(119,132,890)

Other income (expense):
Interest income on cash and marketable securities held in the Trust Account	—	—	—		—	9,586,719	(9,586,719)	AA	—		—		—
Change in fair value of token sale liability	—	52,150,216	(52,150,216)	FF	—	—	—		—		—		—
Other income	—	75,157	—		75,157	—	—		75,157		—		75,157
Interest expense	—	(1,666)	—		(1,666)	—	—		(1,666)		(812,500)	GG	(814,166)
Fair value of post-closing shares liability	—	—	—		—	—	(13,320,000)	DD	(13,320,000)		—		(13,320,000)
Fair value of earnout liability	—	—	—		—	—	(20,424,000)	DD	(20,424,000)		—		(20,424,000)
Other income (expense), net	—	52,223,707	(52,150,216)		73,491	9,586,719	(43,330,719)		(33,670,509)		(812,500)		(34,483,009)

Net (loss) income	$(145,382)	$(59,595,550)	$(52,150,216)		$(111,745,766)	$8,281,946	$(49,194,197)		$(152,803,399)		$(812,500)		$(153,615,899)

Basic and diluted net (loss) income per share	$(145.38)	$(3.55)				$0.27

Pro forma weighted average number of shares outstanding - basic and diluted									60,468,670	(1)			37,563,186	(1)
Pro forma loss per share - basic and diluted									$(2.53)				$(4.09)
(1)	Please refer to Note 6 — ”Net Loss per Share” for details.
(2)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statement of operations of Pubco for the period from September 22, 2025 (inception) through December 31, 2025 with the historical audited statement of operations of AVAT for the period from August 20, 2025 (inception) through December 31, 2025 with the historical audited statement of operations of MLAC for the year ended December 31, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions in the Business Combination Agreement

The Business Combination Agreement

On October 1, 2025, MLAC, Pubco, the Pubco Subsidiaries, AVAT and Seller entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such MLAC Shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger, (ii) Seller Related Parties receiving one (1) share of Pubco Class A Stock and one (1) share of Pubco Class B Stock for each Company Unit held and (iii) Astral receiving the Additional Merger Consideration Shares, as follows: (i) 2,000,000 Astral Escrow Shares will be issued at the Company Merger Effective Time and deposited into an the Astral Escrow Account, and (ii) 2,000,000 Astral Post-Closing Shares will be issued and deposited into Astral’s security account on the thirtieth (30th) calendar day following the Closing Date.

Contribution Agreement

Concurrently with the execution of the Business Combination Agreement, Seller, the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Contribution Agreement, pursuant to which, on the date of the Business Combination Agreement, (i) the Foundation agreed to perform the Foundation Transaction on the terms and subject to the conditions set forth in the Token Sale Agreement and (ii) Seller agreed to perform the Dragonfly Contribution by contributing, directly or indirectly through the Funds, 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 Company Units.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Ordinary Shares in favor of the Business Combination Agreement and the Transactions and each of the MLAC Shareholder Approval Matters, (ii) to vote its MLAC Ordinary Shares against (a) any Acquisition Proposal, (b) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MLAC (other than the Transactions), (c) any change in the business of MLAC and (d) any proposal, action or agreement involving MLAC that would or would reasonably be expected to jeopardize the Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions, (iv) subject to and conditioned upon the consummation of the MLAC Merger, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares held by Sponsor converting into MLAC Class A Ordinary Shares on a greater than one-for-one basis, (v) to deliver to MLAC for cancellation 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares immediately prior to the MLAC Merger Effective Time, (vi) to effect certain security cancellations and deposit certain Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing and (vii), subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC, Pubco and the Company or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

Company Unit Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by the Per Unit Price.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, MLAC, the Sponsor, Seller, the Foundation and certain securityholders shall enter into the Amended and Restated Registration Rights Agreement, and which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, including the Sponsor, Seller and the Foundation subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede MLAC’s existing registration rights agreement in its entirety.

Agreements with PJT and Barclays

Pursuant to the Private Placement Engagement Letter, AVAT engaged PJT and Barclays to provide certain capital markets advisory services and to act as exclusive placement agents for the Company Unit Subscription. Pursuant to the Private Placement Engagement Letter, for the services provided thereto, PJT and Barclays will receive a cash fee at the Closing which is equal to 5.5% of the aggregate gross cash proceeds from the sale of equity or equity-linked securities of AVAT to institutional accounts, with such placement fee split equally between PJT and Barclays. Additionally, if the Company sells any equity or equity-linked securities of AVAT (or securities of the same or a similar class) within twelve (12) months following any termination of the Private Placement Engagement Letter, then the Company will pay to PJT and Barclays a fee at the closing that is equal to the fee which would have been payable to PJT and Barclays if the closing occurred during the term of the appointment. PJT and Barclays are entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Private Placement Engagement Letter.

Pursuant to the Financial Advisor Engagement Letter, AVAT engaged PJT to act as its exclusive financial advisor in connection with the Business Combination, and PJT agreed to perform customary financial advisory services. For its services under the Financial Advisor Engagement Letter, PJT will receive a customary advisory fee payable in cash promptly at, and conditional upon, the Closing. PJT is entitled to be indemnified by AVAT pursuant to certain customary indemnity provisions under the Financial Advisor Engagement Letter.

Merger Consideration

As consideration for the Company Merger:

(1)

each Company Member other than Seller Related Parties shall be entitled to receive from Pubco one (1) share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time;

(2)	each Seller Related Party shall be entitled to receive from Pubco, for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time:
●	one (1) share of Pubco Class A Stock; and
●	one (1) share of Pubco Class B Stock;

(3)

Astral shall be entitled to receive 4,000,000 newly issued Pubco Class A Stock as Additional Merger Consideration Shares, out of which (i) 2,000,000 shares of Pubco Class A Stock will be deposited, upon the Closing, into the Astral Escrow Account, and will be released in tranches, all as provided in the Business Combination Agreement and the Astral Escrow Agreement, and (ii) 2,000,000 shares of Pubco Class A Stock will and delivered on the thirtieth (30th) calendar day following the Closing Date; and

(4)	all of the issued and outstanding Company Merger Sub Membership Interests shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary (i.e., the Company).

At the Company Merger Effective Time and by virtue of the Mergers, all of the shares of Pubco Stock issued and outstanding immediately prior to the MLAC Merger Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment therefor.

By virtue of the MLAC Merger:

(1)

immediately prior to the MLAC Merger Effective Time, (i) each MLAC Unit issued and outstanding immediately prior to the MLAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically subject to the Unit Separation with the holder thereof being deemed to hold one (1) MLAC Class A Ordinary Share and one (1) MLAC Right; and (ii) the MLAC Class A Ordinary Shares (other than the shares in respect of which its holder has validly exercised its right of redemption) and MLAC Right underlying the MLAC Unit held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of limbs (2)(i) and (2)(ii) respectively;

(2)	at the MLAC Merger Effective Time:
(i)

each issued and outstanding MLAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the MLAC Right had been converted upon the consummation of a Business Combination in accordance with MLAC’s Organizational Documents, the MLAC IPO Prospectus and the MLAC Rights Agreement into MLAC Class A Ordinary Shares, but for such purposes treating it as if (a) such Business Combination had occurred immediately prior to the MLAC Merger Effective Time and (b) the MLAC Class A Ordinary Shares issued upon conversion of the MLAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with the provisions of limb (2)(ii). At the MLAC Merger Effective Time, the MLAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist;

(ii)

each issued and outstanding MLAC Class A Ordinary Share (other than (x) treasury shares and (y) shares in respect of which its holder has validly exercised its right of redemption) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class A Ordinary Shares (other than the treasury shares) shall cease to be outstanding and shall automatically be canceled and shall cease to exist;

(iii)

each MLAC Class B Ordinary Share issued and outstanding immediately prior to the MLAC Merger Effective Time that has not been forfeited in accordance with the Sponsor Support Agreement (other than treasury shares) shall be converted automatically into one (1) share of Pubco Class A Stock, following which all such MLAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

Pursuant to the Sponsor Support Agreement 1,600,000 of the 2,800,000 shares of Pubco Class A Stock issued to the Sponsor in exchange for the 2,800,000 MLAC Class B Ordinary Share held by the Sponsor shall be deposited, upon the Closing, into an escrow account with Continental Stock Transfer and Trust Company, and will be released in tranches, all as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement; and

(iv)

each issued and outstanding MLAC Merger Sub Membership Interest shall be converted into an equal number of ordinary shares, par value $0.0001, of the MLAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the MLAC Surviving Subsidiary.

At the MLAC Merger Effective Time, each issued and outstanding Public Share in respect of which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the MLAC Memorandum and Articles will be canceled, and those MLAC Shareholders will only have the right to receive a pro rata share of the redemption amount.

If there are any MLAC Ordinary Shares that are owned by MLAC as treasury shares, such treasury shares will be automatically canceled without any conversion thereof or payment therefore.

Earnout Shares

Upon the Closing, 2,000,000 of the Astral Earnout Shares will be deposited into the Astral Escrow Account and will be released in tranches, all as provided in the Business Combination Agreement and the Astral Escrow Agreement. Unless released earlier, in accordance with the Astral Escrow Agreement and Business Combination Agreement, the Astral Earnout Shares will be held in escrow for the Escrow Period. The Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, shall be subject to the Astral Transfer at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco during the Earnout Period.

The Astral Earnout Shares shall vest, shall no longer be subject to the Astral Transfer and shall be released from the Astral Escrow Account to Astral, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)	Upon the occurrence of Triggering Event I, 666,667 shares of Pubco Class A Stock;
(b)	Upon the occurrence of Triggering Event II, 666,667 shares of Pubco Class A Stock; and
(c)	Upon the occurrence of Triggering Event III, 666,666 shares of Pubco Class A Stock.

Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Astral Earnout Shares, together with any shares received upon equitable adjustment of the Astral Earnout Shares, then remaining in the Astral Escrow Account shall no longer be subject to the Astral Transfer and shall be released to Astral from the Astral Escrow Account.

Each Triggering Event shall only occur once, if at all, and all Astral Earnout Shares not released by the end of the Earnout Period will be transferred to Pubco through an Astral Transfer, in each case as set forth in the Business Combination Agreement.

In addition, 1,600,000 Sponsor Earnout Shares will be deposited into an escrow account with Continental Stock Transfer and Trust Company and will be released in tranches as provided in the Sponsor Support Agreement and the Sponsor Escrow Agreement. The Sponsor agreed that all of the Sponsor Earnout Shares, together with any shares received upon equitable adjustment of the Sponsor Earnout Shares, shall be subject to the Sponsor Transfer at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco.

The Sponsor Earnout Shares shall vest, no longer be subject to the Sponsor Transfer and shall be released from the escrow account to the Sponsor, in the amounts specified below, upon Pubco meeting the price milestones specified below:

(a)	Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor;
(b)	Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor; and
(c)	Upon the occurrence of Triggering Event III, 533,334 Sponsor Earnout Shares shall be released from the escrow account to the Sponsor.

Pubco has assessed the accounting treatment of the Astral Earnout Shares and the Sponsor Earnout Shares and has accounted for them as liability-classified contingent consideration under ASC 805-30-25-6, initially recognized at fair value at the acquisition date and subsequently remeasured at fair value through earnings each reporting period until settlement.

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Pubco will experience. AVAT and MLAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Pubco has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

MLAC does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Pubco have been prepared in accordance with U.S. GAAP. The historical financial statements of AVAT have been prepared in accordance with U.S. GAAP. The historical financial statements of MLAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by AVAT.

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•	Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.
•	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 22,905,484 Public Shares exercise their redemption rights for $242.4 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.58 per share as of March 31, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the $1.0 million underwriting fee is paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following tables set out the Class A and Class B share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Company Unit Investors(1)	21,563,032	35.7%	21,563,032	57.3%
Public Shareholders(2)	25,300,000	41.8%	2,394,516	6.4%
Sponsor and Affiliates(3)	2,800,000	4.6%	2,800,000	7.5%
Seller Related Parties(4)	5,805,638	9.6%	5,805,638	15.5%
Astral(5)	2,000,000	3.3%	2,000,000	5.3%
Foundation(6)	3,000,000	5.0%	3,000,000	8.0%
Total shares of Pubco Class A Stock outstanding	60,468,670		37,563,186
(1)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock.

(2)	Includes 2,300,000 MLAC Right Holder shares.
(3)	Includes 2,800,000 MLAC Founder Shares (including the 1,600,000 Sponsor Earnout Shares) (after accounting for the surrender of 4,387,500 Founder Shares by the Sponsor).
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 Pubco Class A Stock will be issued to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

	No Redemptions		Maximum Redemptions
	Number of	Percent	Number of	Percent
Pro Forma Ownership	Shares	Outstanding	Shares	Outstanding
Seller Related Parties	5,805,638	100.0%	5,805,638	100.0%
Total shares of Pubco Class B Stock outstanding	5,805,638		5,805,638

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the three entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of Pubco. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, MLAC will be treated as the “acquired” company for financial reporting purposes, and AVAT will be the accounting “acquirer” This determination was primarily based on the assumption that:

•	AVAT’s members will hold a majority of the voting power of Pubco post Business Combination;
•	The Pubco Board will consist of one (1) or more members, each of whom shall be a natural person; and
•	AVATs operations will substantially comprise the ongoing operations of Pubco; and
•	AVAT’s senior management will comprise the senior management of Pubco.

Another determining factor was that MLAC does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of MLAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

A.	Reflects the liquidation and reclassification of $243.3 million of funds held in the Trust Account to cash that becomes available following the Business Combination.
B.

Represents preliminary estimated transaction costs expected to be incurred by MLAC of approximately $1.8 million and $14.8 million of estimated transaction costs to be incurred by AVAT for placement agent, legal, accounting, and advisory fees incurred as part of the Business Combination.

For the MLAC transaction costs of $1.8 million, $0.2 million of these fees have been accrued and $0.3 million of these fees have been paid as of the pro forma balance sheet date. The remaining amount of $1.3 million is reflected in an adjustment to accumulated losses.

For the AVAT fees of $14.8 million, $3.0 million of these fees have been paid and $0.7 million of these fees have been accrued with a corresponding offset of $3.5 million to deferred transaction costs as of the pro forma balance sheet date. The $14.6 million fees have been recorded to additional paid-in capital.

C.

Represents the exchange of 21,563,032 Company Units above for 21,563,032 Pubco Class A Stock, par value $0.01 per share upon the closing of the Business Combination. Reflects the exchange of 5,805,638 Company Units for 5,805,638 Pubco Class A Stock and Pubco Class B Stock, par value $0.01 per share upon the closing of the Business Combination. Reflects the issuance of the Additional Merger Consideration Shares to Astral of 4,000,000 Pubco Class A Stock, par value $0.01 per share. Reflects the cash to be received for the subscription receivable recorded on Pubco.

D.

Represents the elimination of MLAC’s historical accumulated losses after recording the transaction costs to be incurred by MLAC of $1.3 million as described in (C) above and the adjustment to ordinary shares subject to redemption of $2.1 million and the interest earned in the Trust account subsequent to December 31, 2025 of $2.1 million described in (K) below.

E.

The No Redemptions scenario, reflects no redemptions of Public Shares. In the Maximum Redemptions scenario, the maximum redemption of 22,905,484 Public Shares for aggregate redemption payments of $242.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $10.58 per share as of March 31, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed while maintaining the requirement that the $1.0 million underwriting fee is to be paid from the funds on deposit in the Trust Account pursuant to the Amended Underwriting Agreement and includes all adjustments contained in the “No Redemptions” scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

F.	Reflects the settlement of the deferred underwriting commissions for $1.0 million pursuant to the Amendment to the Underwriting Agreement, upon the closing of the Business Combination.
G.	Reflects the conversion of 23,000,000 Public Rights into 2,300,000 shares of Pubco Class A Stock, par value $0.01, upon the closing of the Business Combination.
H.

Reflects the forfeiture of 4,387,500 MLAC Class B Ordinary Shares pursuant to the Sponsor Support Agreement and the conversion of 2,800,000 Class B Ordinary Shares into MLAC Class A Ordinary Shares upon the closing of the Business Combination.

I.

Reflects the forfeiture of 495,000 MLAC Private Units owned by the Sponsor pursuant to the Sponsor Support Agreement and the forfeiture of 310,000 MLAC Private Units owned by BTIG pursuant to the agreement with BTIG. Reflects the conversion of the remaining MLAC Class A Ordinary Shares into Pubco Class A Stock, par value $0.01 upon the Closing.

J.

Reflects the interest earned in the Trust Account subsequent to December 31, 2025, of $2.1 million and the adjustment for the accretion of the ordinary shares subject to redemption to the Trust value of $2.1 million.

K.

Reflects the issuance of 3,000,000 Pubco Class A Stock, at $10.00 per share, par value $0.01 per share, pursuant to the Token Sale Agreement. Reflects the reversal of the token sale liability upon the issuance of the shares.

L.

Reflects the recognition of the liability classified contingent consideration under ASC 805-30-25-6 for the Astral earnout, the Sponsor earnout, and the 2,000,000 Astral shares to be issued 30 days after the closing of the Business Combination. The post-closing liability for the 2,000,000 Astral shares was valued at a fair value of $6.66 per share, or $13.2 million. The earnout contingent consideration value was calculated using a Monte Carlo simulation using a Geometric Brownian Motion is a risk-neutral framework. Significant assumption used in the simulation included:

	Seller	Sponsor
Assumption	Earnout	Earnout
Stock Price	$6.66	$6.66
Simulation Term	5 years	3 years
Volatility	105%	85%
Risk Free Rate	3.70%	3.52%

M.

Scenario 2 reflects, after the effects of the Maximum Redemption scenario, proceeds to be received from collaterized loans in the amount of $25.0 million to meet the condition in the Business Combination Agreement that expenses incurred in connection with the transactions be paid at the closing of the Business Combination. AVAT is negotiating terms with its potential lenders and has deemed the entering into of such loan as probable. Interest on the collateralized loans is anticipated to be 6.5% per annum and the loans are anticipated to be for a six-month term.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2025, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.
BB.	Reflects the elimination of the administrative service fees that will cease to be paid upon the Closing.
CC.	Reflects the transaction costs of MLAC.
DD.

Reflects the recognition of the liability classified contingent consideration under ASC 805-30-25-6 for the Astral earnout, the Sponsor earnout, and the 2,000,000 Astral shares to be issued 30 days after the closing of the Business Combination as described in (L) above. The contingent consideration value was calculated using a Monte Carlo simulation using a Geometric Brownian Motion is a risk-neutral framework.

EE.

Reflects the recognition of compensation expense for 490,000 AVAT RSU’s that vest every six months over a two-year period, at a fair value of $9.75 per share, upon the closing of the Business Combination.

FF.	To reverse the change in fair value of the token sale liability giving effect to the closing of the Business Combination as if it had occurred on January 1, 2025.
GG.

In Scenario 2, after the effects of the Maximum Redemption, reflects the interest expense on the collateralized loans with a six-month term as described in Adjustment (M) above. The interest rate is a assumed to be at 6.5% per annum based on indicative pricing from a counterparty. The Company is in the process of formalizing the agreement.

The following table presents the effect of a change in the assumed interest rate:

	100 basis point decrease	100 basis point increase
Interest rate	5.5%	7.5%
Interest expense	687,500	937,500
Change in interest expense	(125,000)	125,000

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average Pubco Class A Stock outstanding and the issuance of additional Pubco Class A stock in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Pubco Class B Stock has not been included in the loss per share calculation as the holder of shares of Pubco Class B Stock will not be entitled to economic rights.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Public Shares:

	For the Year
	Ended December 31, 2025
	No	Maximum
	Redemptions	Redemptions
	Scenario	Scenario
Weighted average shares outstanding – basic and diluted
Company Unit Investors(1)	21,563,032	21,563,032
Public Shareholders(2)	25,300,000	2,394,516
Sponsor and Affiliates(3)	2,800,000	2,800,000
Seller Related Parties(4)	5,805,638	5,805,638
Astral(5)	2,000,000	2,000,000
Foundation(6)	3,000,000	3,000,000
Total shares of Pubco Class A Stock outstanding – basic and diluted	60,468,670	37,563,186
(1)	Assumes each Company Unit will be redeemed for one share of Pubco Class A Stock and no issuance of Adjustment Units.
(2)	Includes 2,300,000 MLAC Right Holder shares.
(3)	Includes 2,800,000 MLAC Founder Shares (including the 1,600,000 Sponsor Earnout Shares) (after accounting for the surrender of 4,387,500 Founder Shares by the Sponsor).
(4)	Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P.
(5)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement.

(6)

Up to 3,000,000 Pubco Class A Stock will be issued to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage.

	Year Ended
	December 31, 2025
	Assuming	Assuming
	No Redemptions	Maximum Redemptions
Pro forma net loss	$(152,803,399)	$(153,615,899)
Weighted average shares outstanding of Pubco Class A Stock – basic and diluted	60,468,670	37,563,186
Net loss per share – basic and diluted	$(2.53)	$(4.09)
Excluded securities:(1)
AVAT Restricted Stock Units	980,000	980,000
AVAT Performance Stock Units	1,180,000	1,180,000
Astral shares	2,000,000	2,000,000
(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

INFORMATION ABOUT MLAC

Overview

MLAC is a blank check company incorporated in the Cayman Islands on June 14, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. MLAC is an early stage and emerging growth company and, as such, MLAC is subject to all of the risks associated with early stage and emerging growth companies.

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of MLAC in exchange for issuance of 7,187,500 MLAC Class B Ordinary Shares (the “MLAC Founder Shares”). Subsequently, on December 12, 2024, MLAC, through a share capitalization, issued an additional 359,375 MLAC Founder Shares to the Sponsor, resulting in an aggregate of 7,546,875 MLAC Founder Shares issued and outstanding. The holders of the MLAC Founder Shares agreed to forfeit and cancel up to an aggregate of 984,375 MLAC Founder Shares, on a pro rata basis, to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters so that the MLAC Founder Shares will represent approximately 23.2% of all of MLAC’s issued and outstanding shares after the initial public offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 MLAC Founder Shares were forfeited and resulted in a total number of 7,187,500 MLAC Class B Ordinary Shares outstanding.

On December 16, 2024, MLAC consummated its initial public offering of 23,000,000 MLAC Units. Each MLAC Unit consists of one MLAC Class A Ordinary Share and one MLAC Right, with each MLAC Right entitling the holder thereof to receive one-tenth of one MLAC Class A Ordinary Share upon the consummation of an initial business combination. The MLAC Units were sold at a price of $10.00 per unit, generating gross proceeds to MLAC of $230,000,000. MLAC granted BTIG, the representative of the several underwriters of the MLAC IPO, a 45-day option to purchase up to 3,150,000 additional MLAC Units solely to cover over-allotments, if any. On December 13, 2024, the underwriters partially exercised the over-allotment option to purchase an additional 2,000,000 MLAC Units.

Simultaneously with the closing of MLAC IPO, MLAC completed the private sale of an aggregate of 805,000 MLAC Private Placement Shares to the Sponsor and BTIG at a purchase price of $10.00 per unit, generating gross proceeds to MLAC of $8,050,000.

Since the MLAC IPO, MLAC’s activity has been limited to the search and evaluation of and negotiation with acquisition targets for its initial business combination.

MLAC has until June 16, 2026 (18 months from the closing of the MLAC IPO), or until such earlier liquidation date as the MLAC Board may approve or such later date as the MLAC Shareholders may approve pursuant to the MLAC Memorandum and Articles, to consummate an initial business combination.

MLAC Units, MLAC Class A Ordinary Shares and MLAC Rights are traded on The Nasdaq Global Market under the symbols “MLACU,” “MLAC” and “MLACR,” respectively. MLAC Units commenced public trading on December 16, 2024, and MLAC Class A Ordinary Shares and MLAC Rights commenced separate trading on February 3, 2025.

Prior SPAC Experience

MLAC’s Chairman and Chief Executive Officer, Paul Grinberg, and MLAC’s President and Chief Financial Officer, Douglas Horlick, and MLAC’s independent directors have other experience with blank check companies, having served as executive officers and directors in two other SPACs:

Mountain Lake Acquisition Corp. II: MLAC II, a special purpose acquisition company, completed a $360 million initial public offering in January 2026 and has been searching and identifying the target of an initial business combination. On April 9, 2026, MLAC II entered into a non-binding letter of intent to enter into a business combination with Terra Quantum AG (“Terra Quantum”), a quantum technology company.

Social Leverage Acquisition Corp I: Mr. Grinberg served as the Executive Chairman of Social Leverage Acquisition Corp I (“SLAC”). Mr. Horlick served as President and Chief Operating Officer of SLAC, and Mr. Marquez was an independent director of SLAC. SLAC completed its initial public offering of 34,500,000 units in February 2021, in which it raised aggregate proceeds of approximately $345 million. After SLAC’s IPO, SLAC’s management team commenced an active search for prospective businesses and/or assets to acquire in its initial business combination. On July 31, 2022, SLAC entered into a Business Combination Agreement with W3BCLOUD Holdings Inc. The business combination was terminated due to changes in market conditions. On February 12, 2024, the board of directors of SLAC determined that it would not be able to complete an initial business combination within the period required. SLAC announced that it would not consummate an initial business combination and it would redeem its public shares. SLAC has been dissolved and liquidated following the redemption. Its securities were no longer listed on Nasdaq.

Other than as described above, MLAC’s sponsor and its affiliates are not involved in any other special purpose acquisition companies.

Recent Developments

The Business Combination Agreement

On October 1, 2025, MLAC, Pubco, the Pubco Subsidiaries, the Company and Seller entered into the Business Combination Agreement. On January 13, 2026 and on March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered certain amendments to the Business Combination Agreement, effective as of October 1, 2025.

Astral is a Delaware limited partnership whose general partner is Astral Horizon GP, LLC. The limited partners of Astral are certain senior managers and employees of the Seller and the general partners of the DVs. Astral Horizon GP, LLC is managed by some of the same individuals who serve as the managers of the general partners of the DVs. Accordingly, Astral is a related party to the Seller Related Parties by virtue of common management and overlapping ownership among their respective principals. The Additional Merger Consideration Shares are being issued to Astral in consideration for advisory and strategic services provided by Astral’s limited partners in connection with the structuring and execution of the Business Combination and the establishment of Pubco. Such services included, but were not limited to:

(i)	Executive Recruitment: Astral’s limited partners assisted in identifying, evaluating, and recruiting the Chief Executive Officer of Pubco; and
(ii)

Tax and Corporate Structuring Advisory: Astral’s limited partners provided strategic advice regarding aspects of the tax and corporate structuring of the Business Combination and post-Closing operations of Pubco.

Consequently, (i) on January 13, 2026, the Parties entered into the First Amendment to the Business Combination Agreement, pursuant to which, inter alia, the 4,000,000 Additional Merger Consideration Shares (i.e., the 2,000,000 Astral Post-Closing Shares and the 2,000,000 Astral Earnout Shares) will be issued, on the Company Merger Effective Date, to Astral (the Astral Earnout Shares being held in escrow for the Escrow Period to only be released in accordance with the Astral Escrow Agreement), and (ii) on March 17, 2026, the Parties entered into the Second Amendment to the Business Combination Agreement, pursuant to which the issuance by Pubco to Astral of the 2,000,000 Astral Post-Closing Shares will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such MLAC Shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger, (ii) Seller Related Parties receiving one (1) share of Pubco Class A Stock and one (1) share of Pubco Class B Stock for each Company Unit held and (iii) Astral receiving the Additional Merger

Consideration Shares, as follows: (i) 2,000,000 shares of Pubco Class A Stock (the “Astral Escrow Shares”) will be issued at the Company Merger Effective Time and deposited into an escrow account with the Trustee (or another escrow agent reasonably acceptable to Seller and Pubco) (the “Astral Escrow Account”), and (ii) 2,000,000 shares of Pubco Class A Stock (the “Astral Post-Closing Shares”) will be issued and deposited into Astral’s security account on the thirtieth (30th) calendar day following the Closing Date.

For more information about the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Business Combination Agreement Amendments

On January 13, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)

Astral and the DVs were added as parties to the Business Combination Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Business Combination Agreement, in the same manner as if they were original signatories thereto;

(ii)

the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;

(iii)

the Additional Merger Consideration Shares to be issued at Closing will (a) be issued to Astral rather than to Seller as provided in the original version of the Business Combination Agreement, and (b) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Business Combination Agreement;

(v)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the BCA be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered into the Second Amendment, and pursuant to which, among other things, the parties thereto agree to postpone the issuance by Pubco to Astral of the Astral Post-Closing Shares for a period of thirty (30) calendar days, so that such issuance will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date. The Second Amendment is effective as of October 1, 2025.

Amendment to Underwriting Agreement

On October 1, 2025, BTIG and MLAC entered into an amendment to the underwriting agreement in connection with MLAC’s IPO, pursuant to which, BTIG may receive a deferred fee equal to $1,000,000, and such fees are payable at the closing of the Business Combination only if MLAC completes the Business Combination; and pursuant to the Sponsor Support Agreement, BTIG will forfeit its 310,000 MLAC Private Placement Shares; and

On October 1, 2025, BTIG and MLAC entered into the BTIG Financial Advisory Services Agreement, pursuant to which, BTIG may receive reimbursement of all reasonable out-of-pocket expense as financial advisor to MLAC in connection with the Business

Combination, (provided that, if the expense exceeding $100,000, BTIG shall submit to MLAC for its prior written approval), such reimbursement are payable at the closing of the Business Combination only if MLAC completes an initial business combination.

Company Unit Subscription

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by the Per Unit Price. For more information about the Company Unit Subscription Agreements, please see the section entitled “The Business Combination — Other Transaction Agreements — The Company Unit Subscription Agreements.”

Fair Market Value of Acquisition Target

So long as MLAC maintains a listing for its securities on Nasdaq, MLAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest income earned on the Trust Account) at the time of signing a definitive agreement in connection with its initial business combination. As discussed in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” the MLAC Board made the determination as to the fair market value of the Business Combination and that this test was met in connection with the proposed Business Combination with AVAT. The MLAC Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with AVAT met this requirement.

Voting Restrictions in Connection with the Meeting

MLAC Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned MLAC Ordinary Shares at the close of business on           , 2026, which is the Record Date for the Meeting. MLAC Shareholders are entitled to one vote at the Meeting for each MLAC Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Public Shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your Public Shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

Under the MLAC Memorandum and Articles, in connection with any proposed initial business combination, if MLAC seeks shareholder approval of an initial business combination, Public Shareholders must be offered the opportunity to redeem their Public Shares, regardless of whether they vote for or against the proposed initial business combination, subject to the limitations described in the MLAC Memorandum and Articles as described in the MLAC IPO Prospectus and herein. Accordingly, in connection with the Business Combination with AVAT, Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus. Notwithstanding the foregoing, the MLAC Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% or more of the Public Shares in the aggregate, without the prior consent of MLAC.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The MLAC Memorandum and Articles provides that MLAC will have only an 18-month duration to complete its initial business combination. If MLAC is unable to complete its initial business combination within such 18-month period, MLAC will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating or other distributions, if any)

MLAC’s initial shareholders, Sponsor, officers and directors have entered into the Insider Letter with MLAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any MLAC Ordinary Shares they hold if MLAC fails to complete its initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account. However, if MLAC’s initial shareholders, Sponsor or management team acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account and liquidating distributions from assets outside the Trust Account with respect to such Public Shares if MLAC fails to complete its initial business combination within the allotted 18-month time period.

MLAC’s initial shareholders, Sponsor, officers and directors have agreed, pursuant to the Insider Letter with MLAC, that they will not propose any amendment to the MLAC Memorandum and Articles (A) to modify the substance or timing of its obligation to redeem 100% of the Public Shares if MLAC does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless MLAC provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

MLAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from the amounts remaining outside the Trust Account, although MLAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, MLAC may request the trustee to release to MLAC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If MLAC were to expend all of the net proceeds of the MLAC IPO and the sale of the MLAC Private Placement Shares, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors which would have higher priority than the claims of its Public Shareholders. MLAC cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05. While MLAC intends to pay such amounts, if any, MLAC cannot assure you that MLAC will have funds sufficient to pay or provide for all creditors’ claims.

Although MLAC will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which MLAC does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, the management will consider whether competitive alternatives are reasonably available to MLAC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of MLAC under the circumstances. Examples of possible instances where MLAC may engage a third party that refuses to execute a waiver including the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the MLAC IPO and the independent registered public accounting firm will not execute agreements with MLAC waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MLAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to MLAC if and to the extent any claims by a third party for services rendered or products sold to MLAC (except for MLAC’s independent auditors), or a prospective target business with which MLAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act. However, MLAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MLAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and MLAC believes that the Sponsor’s only assets are its securities. Therefore, MLAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, MLAC may not be able to complete the initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of MLAC’s officers or directors will indemnify MLAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the independent directors would determine whether to take legal action against the sponsor to enforce its indemnification obligations. While MLAC currently expects that the independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to MLAC, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, MLAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per share.

MLAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which MLAC does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the MLAC IPO against certain liabilities, including liabilities under the Securities Act.

If MLAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against MLAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of MLAC’s Shareholders. To the extent any bankruptcy claims deplete the Trust Account, MLAC cannot assure you MLAC will be able to return $10.05 per share to the Public Shareholders. Additionally, if MLAC files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against MLAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by MLAC’s Shareholders. Furthermore, MLAC Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and MLAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. MLAC cannot assure you that claims will not be brought against MLAC for these reasons.

MLAC’s Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if MLAC does not complete the initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the MLAC Memorandum and Articles (A) to modify the substance or timing of its obligation to redeem 100% of the Public Shares if MLAC does not complete the initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event MLAC seeks shareholder approval in connection with the initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to MLAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of MLAC Memorandum and Articles, like all provisions of MLAC Memorandum and Articles, may be amended with a shareholder vote.

Employees

MLAC currently has two executive officers: Paul Grinberg, the Chief Executive Officer and Douglas Horlick, the Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to MLAC’s matters but they intend to devote as much of their time as they deem necessary to MLAC’s affairs until MLAC has completed its initial business combination. MLAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

MLAC’s executive directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Title
Paul Grinberg	64	Chief Executive Officer, Director and Chairman of the Board
Douglas Horlick	53	Chief Financial Officer, President and Director
Jeffrey T. Lager	57	Independent Director
Michael Marquez	52	Independent Director
Jaime W. Vieser	56	Independent Director

Paul Grinberg, MLAC’s Chief Executive Officer, Director and Chairman of MLAC Board, has over 20 years of experience as a Director, Chairman, President or Chief Financial Officer of several Nasdaq and NYSE companies and more than 40 years of experience spanning mergers and acquisitions, capital raising and financial management. Mr. Grinberg also currently serves on the board of TRAK America, a business solution provider, a position he has held since April 2019 and serves on the board of CoinShares PLC, a leading European asset manager specializing in digital assets, that delivers a broad range of financial services across investment management, trading and securities to a wide array of clients that includes corporations, financial institutions and individuals, a position he has held since March 2026. Additionally, Mr. Grinberg currently serves as the Chairman of Axos Financial, Inc., a nationwide, digital-first bank that provides consumer and business banking products through its low-cost distribution channels and affinity partner. He has served as a director of Axos Financial, Inc. since April 2004 and as the Chairman of its board of directors since February 2017. He played an important role in taking the company public and growing earnings from $2 million to approximately $430 million from 2004 to 2025. From July 2020 to September 2025, Mr. Grinberg has served on the advisory council of DEVA Capital, an affiliate of Banco Santander, as an alternative investor, specializing in credit across Europe and Latin America. From August 2019 to April 2024, Mr. Grinberg has served as a senior advisor at Flexpoint Ford LLC, a private equity investment firm specializing in the financial services and healthcare industries. From November 2020 to February 2024, Mr. Grinberg served as Chairman of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. From July 2019 to October 2022, Mr. Grinberg served as a senior advisor at Blenheim Chalcot, one of the UK’s largest venture builders. Mr. Grinberg provides advisory services to private equity, credit funds and venture capital firms and their related businesses with a focus on financial services and financial technology. He also serves as a director to several credit funds and private companies. From July 2013 to December 2018 Mr. Grinberg served as a member of the board of directors of Cabot Credit Management. Prior to Axos, Mr. Grinberg served as President, Executive Vice President and Chief Financial Officer of Encore Capital Group and Chief Financial Officer of Telespectrum Worldwide, Inc. Mr. Grinberg also served as partner and a senior member of the M&A services group at Deloitte, where he was employed for 14 years. During his tenure at Deloitte and in his capacity as an executive at various public and private companies, he worked on dozens of transactions including IPOs, acquisitions and debt offerings and in his capacity as an executive at various companies, was responsible for raising more than $10 billion across the capital markets. He graduated from Columbia Business School with a Master of Business Administration degree and from Yeshiva University with a Bachelor of Arts degree in accounting.

Douglas Horlick, MLAC’s Chief Financial Officer, President and Director since June 2024. Since May 2020, Mr. Horlick has worked as an investment banker at BCW Securities LLC. Mr. Horlick is also the founder of Estancia LLC, a strategy and advisory consulting firm based in Arizona established in 2015. Leveraging his industry expertise, he works closely with C-suite executives on both strategy and global sales initiatives. He has over 25 years of experience in the securities industry. From November 2020 to February 2024, Mr. Horlick served as President and Chief Operating Officer of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. Prior to Estancia LLC,

Mr. Horlick held senior securities positions at Bank of America (Managing Director, Securities Division, from 2009 to 2014), Goldman Sachs (Managing Director, Securities Division, from 2005 to 2009) and Citigroup (Vice President, Securities Division, from 2002 to 2005). In these roles, Mr. Horlick’s responsibilities all within the Foreign Exchange Division included Managing Director in charge of Foreign Exchange Global Client Coverage, Global Prime Brokerage, Institutional Sales in the Americas, Consumer Sales and Hedge Fund Sales. He graduated from the University of Michigan with a degree in Organizational Studies.

Jeffrey T. Lager has served as a member of MLAC Board since December 2024. Mr. Lager has over 28 years of public equity investment experience. He retired in 2024 as a Partner after over 27 years with Capital Group, investment manager of the American Funds. At Capital Group, Mr. Lager recently served as the Principal Investment Officer, Co-President, and a Portfolio Manager of the $200 billion American Balanced Fund, Senior Vice-President and a Portfolio Manager of the $175 billion Washington Mutual Investors Fund, and a portfolio manager of the $25 billion American Funds Insurance Series Asset Allocation Fund. Mr. Lager also served over two decades as an American Funds proxy coordinator and proxy voter, during which time he developed corporate governance expertise by writing proxy guidelines, working in close partnership with public company management and boards, and voting upon thousands of proxy proposals. Earlier in his career at Capital Group, he served as an equity investment analyst covering U.S. environmental services, IT & business services, technology hardware and supply chain, and IT outsourcing and transaction processing companies. Previously, Mr. Lager worked as a manager of investment analysis at Medical Portfolio Management in Cambridge, Massachusetts, and an associate at the Boston Consulting Group in Boston. He holds an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, as well as a master’s degree in sociology and a bachelor’s degree with distinction in decision analysis from Stanford University. Mr. Lager also holds the Chartered Financial Analyst® designation.

Michael Marquez has served as a member of MLAC Board since December 2024. Beginning February 2021, Mr. Marquez has served as a member of the board of directors of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. Mr. Marquez has over 29 years of experience operating, investing, acquiring and advising throughout the high-tech sector. He is a co-founder of Code Advisors LLC, a technology and media-focused boutique investment bank headquartered in San Francisco, California established in 2010 and acquired by the Raine Group in 2023, where Mr. Marquez is a Special Advisor. Code Advisors has completed a multitude of M&A transactions and financings including late-stage growth equity financings in Spotify and Twitter, IPO processes for Twitter, Angie’s List and Survey Monkey, and the sale of Supercell to SoftBank, Buddy Media to Salesforce and Playtika to Giant. Mr. Marquez is also the co-founder of Morado Ventures, an early-stage venture capital fund established in 2010 that is focused on artificial intelligence, data infrastructure, robotics & autonomy, computer vision and health. Mr. Marquez has served as Morado Ventures’ general partner since inception. During his career, Mr. Marquez has made approximately 140 direct investments and built a broad network across technology company executives, entrepreneurs, founders and corporate development groups throughout the world and an extensive network in each stage of the venture capital industry. Mr. Marquez has invested in and advised on venture exits to a large number of sophisticated acquirers including sales to Adobe, Amazon, Apple, Comcast, Twitter, Citrix, US Bank, First Data, Facebook, Google, Samsung, Salesforce, Roche, Intel, Walmart, Rakuten, eBay, IBM, Intuit, Microsoft and McDonald’s and has led the acquisitions of numerous companies through his roles in the corporate development groups at Yahoo! and CBS, including the $1.8 billion acquisition of CNET. He graduated with a Master of Business Administration degree from the University of North Carolina at Chapel Hill and a Bachelor of Science degree in Managerial Economics from the University of California at Davis.

Jaime W. Vieser has served as a member of MLAC Board since December 2024. Mr. Vieser is the Chief Executive Officer of Brushwood, LLC, a position he has held since June 2017, and a member of the board of directors of Alaunos Therapeutics, Inc., a position he has held since December 2020. Mr. Vieser has over 30 years of experience investing across high yield, distressed debt, private equity and venture capital. Mr. Vieser’s experience includes his involvement in numerous successful corporate restructurings and recapitalizations in Europe and the US. Mr. Vieser helped found and was Co-Managing Partner of Castle Hill Asset Management LLC (“Castle Hill”), a multi-billion dollar asset manager and hedge fund. Prior to founding Castle Hill, for 9 years Mr. Vieser was responsible for the European High Yield Sales and Trading Group in London at Deutsche Bank AG, a multinational investment bank and financial services company. Earlier in his career, Mr. Vieser worked as a banker in the Leveraged Finance division of Bankers Trust Company, a bank holding company that was acquired by Deutsche Bank AG in 1999. Mr. Vieser holds a Bachelor’s degree in Economics from the University of Michigan and a Master’s in Business Administration from the Cox School of Business at Southern Methodist University.

Number and Terms of Office of Officers and Directors

MLAC Board consists of five members and is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to MLAC’s first annual meeting of shareholders) serving a three-

year term. The term of office of the first class of directors, consisting of Jeffrey T. Lager and Michael Marquez, will expire at MLAC’s first annual meeting of MLAC Shareholders. The term of office of the second class of directors, consisting of Jaime W. Vieser and Douglas Horlick, will expire at MLAC’s second annual meeting of MLAC Shareholders. The term of office of the third class of directors, consisting of Paul Grinberg, will expire at MLAC’s third annual meeting of MLAC Shareholders.

Approval of MLAC’s initial business combination will require the affirmative vote of a majority of MLAC Board, which must include a majority of MLAC’s independent directors. Subject to any other special rights applicable to the shareholders, prior to MLAC’s initial business combination, any vacancies on MLAC Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of MLAC Board. MLAC’s officers are appointed by the MLAC Board and serve at the discretion of the MLAC Board, rather than for specific terms of office. MLAC Board is authorized to appoint persons to the offices set forth in MLAC Memorandum and Articles as it deems appropriate. MLAC Memorandum and Articles provides that MLAC officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the MLAC Board.

Director Independence

The Nasdaq listing rules require that a majority of MLAC Board be independent within one year of MLAC IPO. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). MLAC Board has determined that each of Messrs. Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager is an independent director under applicable SEC and Nasdaq rules. MLAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

The Sponsor transferred an aggregate of 50,000 of its MLAC Class B Ordinary Shares, or 25,000 each to Jeffrey T. Lager and Michael Marquez, two of MLAC’s independent directors, at the closing of the MLAC IPO. Paul Grinberg, Douglas Horlick and Jaime W. Vieser own membership interests in the Sponsor which paid a nominal aggregate purchase price of $25,000 for the MLAC Founder Shares, or approximately $0.003 per share.

MLAC agreed, commencing on the closing of the MLAC IPO through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Chairman and Chief Executive Officer and the President and Chief Financial Officer, a total of up to $20,000 per month for their services as executive officers and directors of MLAC. For the year ended December 31, 2025, MLAC incurred and paid an expense of $240,000 of fees for these services, respectively. For the period from June 14, 2024 (inception) through December 31, 2024, no fees were incurred for these services. Upon completion of the Business Combination, MLAC will cease paying these monthly fees.

Except for Mr. Grinberg and Mr. Horlick, none of MLAC’s directors or officers have received any compensation for services rendered to MLAC. No finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by MLAC to the Sponsor, officers and directors, or any affiliate of theirs, for services rendered prior to, or for any services rendered in order to effectuate, the consummation of the Business Combination. However, these individuals are entitled to certain payments including, but not limited to, reimbursement for any out-of-pocket expenses incurred in connection with activities on MLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Additionally, these individuals will be eligible to receive a transfer or reallocation of MLAC Founder Shares for any extraordinary services rendered in order to identify or effectuate the consummation of the Business Combination. MLAC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or MLAC’s or their affiliates. All such payments are made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, MLAC does not have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of the Business Combination, directors or members of MLAC’s management team who remain with Pubco may be paid consulting, management or director fees from Pubco. MLAC has not established any limit on the amount of such fees that may be paid by Pubco to MLAC’s directors or members of management. Any compensation to be paid to MLAC’s officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Pubco Board. Other than Mr. Grinberg, who is expected to be nominated as a director of Pubco following the Closing, none of MLAC’s directors or officers are expected to remain with Pubco after the Closing or receive any fees from Pubco for providing any services in their capacity as such.

MLAC does not intend to take any action to ensure that members of MLAC’s management team maintain their positions with Pubco after the Closing. MLAC is not a party to any agreements with MLAC’s officers and directors that provide for benefits upon termination of employment.

Committees of the MLAC Board

MLAC Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Subject to phase-in rules, the Nasdaq listing rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq listing rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by MLAC Board and has the composition and responsibilities described below.

MLAC Audit Committee

MLAC has established an audit committee of the board of directors. The initial members of the audit committee are Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager, each of whom meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Mr. Michael Marquez will serve as chairperson of the audit committee.

Each member of the audit committee is financially literate and MLAC Board has determined that each of Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

MLAC has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	assisting board oversight of (1) the integrity of its financial statements, (2) its compliance with legal and regulatory requirements, (3) its independent auditor’s qualifications and independence, and (4) the performance of its internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by MLAC;
•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by MLAC, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with MLAC in order to evaluate their continued independence;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•	meeting to review and discuss its annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing its specific disclosures under “MLAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to MLAC entering into such transaction; and
•	reviewing with management, the independent auditors, and its legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding its financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

MLAC Compensation Committee

MLAC has established a compensation committee of the board of directors. The initial members of its compensation committee are Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager. Under the Nasdaq listing standards and applicable SEC rules, MLAC is required to have at least two members of the compensation committee, all of whom must be independent. Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager are independent and Mr. Jaime W. Vieser chairs the compensation committee.

MLAC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to its chief executive officer’s compensation, evaluating its chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of its chief executive officer based on such evaluation;
•	reviewing and making recommendations to its board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of its other officers;
•	reviewing its executive compensation policies and plans;
•	implementing and administering its incentive compensation equity-based remuneration plans;
•	assisting management in complying with its proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its officers and employees;
•	producing a report on executive compensation to be included in its annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

MLAC shall pay Paul Grinberg, the Chairman and Chief Executive Officer and Douglas Horlick, the President Chief Financial Officer, an aggregate of up to $20,000 per month for their services as executive officers and directors of MLAC. Other than the compensation described above, no other compensation of any kind, including finders, consulting or other similar fees, will be paid to any of MLAC’s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

MLAC Memorandum and Articles also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

MLAC has established a nominating and corporate governance committee of the board of directors. The members of MLAC’s nominating and corporate governance are Jaime W. Vieser, Michael Marquez and Jeffrey T. Lager and Mr. Jeffrey T. Lager serves as chair of the nominating and corporate governance committee.

MLAC has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting of shareholders or to fill vacancies on the board of directors;
•	developing and recommending to the board of directors and overseeing implementation of its corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of MLAC; and
•	reviewing on a regular basis its overall corporate governance and recommending improvements as and when necessary.

MLAC Memorandum and Articles also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

MLAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of its business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders. Prior to its initial business combination, holders of MLAC Public Shares will not have the right to recommend director candidates for nomination to the MLAC Board.

Compensation Committee Interlocks and Insider Participation

None of MLAC’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on MLAC Board.

Code of Ethics

MLAC has adopted a Code of Ethics applicable to MLAC’s directors, officers and employees. MLAC has filed a copy of its Code of Ethics with the SEC. You may review this document by accessing its public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of MLAC Board will be provided without charge upon request from MLAC. If MLAC makes any amendments to its Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to its principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, MLAC will disclose the nature of such amendment or waiver on its website. The information included on its website is not incorporated by reference into this Form 10-K or in any other report or document MLAC files with the SEC, and any references to its website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

a)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
b)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
c)	directors should not improperly fetter the exercise of future discretion;
d)	duty to exercise powers fairly as between different sections of shareholders;
e)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
f)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the MLAC Memorandum and Articles or alternatively by shareholder approval at general meetings.

MLAC’s officers and directors presently and in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of its officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. MLAC Memorandum and Articles provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as MLAC; and (ii) MLAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and MLAC, on the other. MLAC does not believe, however, that the fiduciary duties or contractual obligations of MLAC’s officers or directors will materially affect its ability to complete its initial business combination.

Below is a table summarizing the entities to which MLAC’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation/Title
Paul Grinberg	Axos Financial	Financial Services and	Chairman
Banking
	PG Mountain Capital	Consulting	President
	TRAK America	Business Solutions	Director
Provider
	Mountain Lake	SPAC	Chief Executive Officer,
	Acquisition Corp II		Chairman and Director
	CoinShares PLC	Asset Manager	Director
Douglas Horlick	Estancia Consulting	Consulting	Founder
	Mountain Lake	SPAC	Chief Financial Officer
	Acquisition Corp II		and Director
Michael Marquez	Morado Ventures	Venture Capital	Co-Founder/General Partner
	E12 Ventures	Venture Capital	Co-Founder/General Partner
Jaime W. Vieser	Brushwood LLC	Investments	Chief Executive Officer
	Alaunos Therapeutics, Inc.	Healthcare	Director

Legal Proceedings

To the knowledge of MLAC’s management, there is no litigation currently pending or contemplated against MLAC, or any of its respective officers or directors in their capacity as such or against any MLAC property.

Periodic Reporting and Financial Information

MLAC has registered the MLAC Units, MLAC Class A Ordinary Shares and MLAC Rights under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, MLAC’s annual report will contain financial statements audited and reported on by MLAC’s independent registered public accountants. MLAC has filed with the SEC its Annual Report on Form 10-K, covering the year ended December 31, 2025.

MLAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section of this proxy statement/prospectus to MLAC’s “management” or MLAC’s “management team” refer to MLAC’s officers and directors. The following discussion and analysis provides information which MLAC’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information About MLAC” and MLAC’s financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

MLAC is a blank check company incorporated in the Cayman Islands on June 14, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. MLAC is an early stage and emerging growth company and, as such, MLAC is subject to all of the risks associated with early stage and emerging growth companies.

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of MLAC in exchange for issuance of the MLAC Founder Shares. Subsequently, on December 12, 2024, MLAC, through a share capitalization, issued an additional 359,375 MLAC Class B Ordinary Shares to the Sponsor, resulting in an aggregate of 7,546,875 MLAC Class B Ordinary Shares issued and outstanding. The holders of the MLAC Class B Ordinary Shares agreed to forfeit and cancel up to an aggregate of 984,375 MLAC Founder Shares, on a pro rata basis, to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters so that the MLAC Class B Ordinary Shares will represent approximately 23.2% of all of MLAC’s issued and outstanding shares after the Initial Public Offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 MLAC Founder Shares were forfeited and resulted in a total number of 7,187,500 MLAC Class B Ordinary Shares outstanding.

On December 16, 2024, MLAC consummated its initial public offering of 23,000,000 MLAC Units. Each MLAC Unit consists of one MLAC Class A Ordinary Share and one MLAC Right, with each MLAC Right entitling the holder thereof to receive one-tenth of one MLAC Class A Ordinary Share upon the consummation of an initial business combination. The MLAC Units were sold at a price of $10.00 per unit, generating gross proceeds to MLAC of $230,000,000. MLAC granted BTIG, the representative of the several underwriters of the MLAC IPO, a 45-day option to purchase up to 3,150,000 additional MLAC Units solely to cover over-allotments, if any. On December 13, 2024, the underwriters partially exercised the over-allotment option to purchase an additional 2,000,000 MLAC Units.

Simultaneously with the closing of the MLAC IPO, MLAC completed the private sale of an aggregate of 805,000 MLAC Private Placement Shares to the Sponsor and BTIG at a purchase price of $10.00 per unit, generating gross proceeds to MLAC of $8,050,000.

Since the MLAC IPO, MLAC’s activity has been limited to the search and evaluation of and negotiation with acquisition targets for its initial business combination.

MLAC has until June 16, 2026 (18 months from the closing of the MLAC IPO), or until such earlier liquidation date as the MLAC Board may approve or such later date as the MLAC Shareholders may approve pursuant to the MLAC Memorandum and Articles, to consummate an initial business combination.

MLAC Units, MLAC Class A Ordinary Shares and MLAC Rights are traded on The Nasdaq Global Market under the symbols “MLACU,” “MLAC” and “MLACR,” respectively. MLAC Units commenced public trading on December 16, 2024, and MLAC Class A Ordinary Shares and MLAC Rights commenced separate trading on February 3, 2025.

Recent Developments

The Business Combination Agreement

On October 1, 2025, MLAC, Pubco, the Pubco Subsidiaries, the Company and Seller entered into the Business Combination Agreement. On January 13, 2026, and on March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered certain amendments to the Business Combination Agreement, effective as of October 1, 2025.

Astral is a Delaware limited partnership whose general partner is Astral Horizon GP, LLC. The limited partners of Astral are certain senior managers and employees of the Seller and the general partners of the DVs. Astral Horizon GP, LLC is managed by some of the same individuals who serve as the managers of the general partners of the DVs. Accordingly, Astral is a related party to the Seller Related Parties by virtue of common management and overlapping ownership among their respective principals. The Additional Merger Consideration shares are being issued to Astral in consideration for advisory and strategic services provided by Astral’s limited partners in connection with the structuring and execution of the Business Combination and the establishment of Pubco. Such services included, but were not limited to:

(i)	Executive Recruitment: Astral’s limited partners assisted in identifying, evaluating, and recruiting the Chief Executive Officer of Pubco; and
(ii)

Tax and Corporate Structuring Advisory: Astral’s limited partners provided strategic advice regarding aspects of the tax and corporate structuring of the Business Combination and post-Closing operations of Pubco.

Consequently, (i) on January 13, 2026, the Parties entered into the First Amendment to the Business Combination Agreement, pursuant to which, inter alia, the 4,000,000 Additional Merger Consideration Shares (i.e., the 2,000,000 Astral Post-Closing Shares and the 2,000,000 Astral Earnout Shares) will be issued, on the Company Merger Effective Date, to Astral (the Astral Earnout Shares being held in escrow for the Escrow Period to only be released in accordance with the Astral Escrow Agreement), and (ii) on March 17, 2026, the Parties entered into the Second Amendment to the Business Combination Agreement, pursuant to which the issuance by Pubco to Astral of the 2,000,000 Astral Post-Closing Shares will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be completed, pursuant to which MLAC Merger Sub will merge with and into MLAC, with MLAC continuing as the surviving company and a wholly owned subsidiary of Pubco and with MLAC Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such MLAC Shareholder, and with each holder of MLAC Rights receiving one (1) share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) the Company Merger will be completed, pursuant to which Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, and with (i) each Company Member other than Seller Related Parties receiving one (1) share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger, (ii) Seller Related Parties receiving one (1) share of Pubco Class A Stock and one (1) share of Pubco Class B Stock for each Company Unit held and (iii) Astral receiving the Additional Merger Consideration Shares, as follows: (i) 2,000,000 shares of Pubco Class A Stock (the “Astral Escrow Shares”) will be issued at the Company Merger Effective Time and deposited into an escrow account with the Trustee (or another escrow agent reasonably acceptable to Seller and Pubco) (the “Astral Escrow Account”), and (ii) 2,000,000 shares of Pubco Class A Stock (the “Astral Post-Closing Shares”) will be issued and deposited into Astral’s security account on the thirtieth (30th) calendar day following the Closing Date.

For more information about the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Business Combination Agreement Amendments

On January 13, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered into the First Amendment, which amends the Business Combination Agreement, and pursuant to which, among other things, the parties thereto agree that:

(viii)

Astral and the DVs were added as parties to the Business Combination Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Business Combination Agreement, in the same manner as if they were original signatories thereto;

(ix)

the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;

(x)

the Additional Merger Consideration Shares to be issued at Closing will (a) be issued to Astral rather than to Seller as provided in the original version of the Business Combination Agreement, and (b) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(xi)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Business Combination Agreement;

(xii)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(xiii)

Exhibit E (Terms of Pubco Stock) to the original version of the Business Combination Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.

(xiv)	The First Amendment is effective as of October 1, 2025.

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral entered into the Second Amendment, and pursuant to which, among other things, the parties thereto agree to postpone the issuance by Pubco to Astral of the Astral Post-Closing Shares for a period of thirty (30) calendar days, so that such issuance will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date. The Second Amendment is effective as of October 1, 2025.

Company Unit Subscription

Concurrently with the execution of the Business Combination Agreement, Pubco, the Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USDC or AVAX (or a combination of cash, USDC and/or AVAX), and the Company agreed to issue and sell, approximately $216 million worth of Company Units at the Per Unit Price, upon the terms and subject to the conditions set forth therein. Company Unit Investors received a number of Company Units equal to (a) if the Company Unit Investor elected to purchase Company Units by contributing AVAX, the Stated AVAX Amount multiplied by the Applicable Signing AVAX Price, or (b) if the Company Unit Investor elected to purchase the Company Units by contributing cash or USDC, the Stated Dollar Amount or the Stated USDC Amount (as applicable) divided by the Per Unit Price. For more information about the Company Unit Subscription Agreements, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — The Company Unit Subscription Agreements.”

Results of Operations

MLAC has neither engaged in any operations nor generated any revenues to date. MLAC’s only activities from June 14, 2024 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for its initial public offering, described below, and identifying a target company for a Business Combination. MLAC does not expect to generate any operating revenues until after the completion of its Business Combination. MLAC generates non-operating income in the form of interest income on marketable securities held in the Trust Account. MLAC may incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2025, MLAC had a net income of $8,281,946, which consists of interest income on marketable securities held in the Trust Account of $9,586,719, partially offset by general and administrative expenses of $1,304,773.

For the period from June 14, 2024 (inception) through December 31, 2024, MLAC had a net income of $443,117, which consisted of interest earned on marketable securities held in the Trust Account of $493,853, offset by operating expenses of $50,736.

Liquidity and Capital Resources

On December 16, 2024, MLAC consummated the Initial Public Offering of 23,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, MLAC consummated the sale of 805,000 MLAC Private Placement Shares at a price of $10.00 per MLAC Private Placement Share in a private placement to the Sponsor, generating gross proceeds of $8,050,000.

Following the Initial Public Offering, the partial exercise of the over-allotment option, and the sale of the Private Units, a total of $231,150,000 was placed in the Trust Account. MLAC incurred $13,354,261, consisting of $4,600,000 of cash underwriting fees, $8,050,000 of deferred underwriting fees and $704,261 of other offering costs.

For the year ended December 31, 2025, net cash used in operating activities was $930,712. Net income of $8,281,946 was affected by interest earned on marketable securities held in Trust Account of $9,586,719. Changes in operating assets and liabilities provided $374,061 of cash from operating activities.

For the period from June 14, 2024 (inception) through December 31, 2024, net cash used in operating activities was $159,847. Net income of $443,117 was offset by interest earned on marketable securities of $493,853, formation cost paid by the Sponsor in exchange for issuance of MLAC Class B Ordinary Shares of $8,533 and payment of formation costs through promissory note of $70,488. Changes in operating assets and liabilities, which used $188,132 of cash from operating activities.

At December 31, 2025, MLAC had cash and marketable securities held in the Trust Account of $241,230,572 (including approximately $10,080,572 of interest income and net of unrealized losses). MLAC intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete its Business Combination. MLAC may withdraw interest from the Trust Account to pay taxes, if any. To the extent that its share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

At December 31, 2025, MLAC had cash of $452,680 held outside of the Trust Account. MLAC intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor and its Affiliates or certain of its officers and directors may, but are not obligated to, loan us funds as may be required. If MLAC completes a Business Combination, MLAC may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, MLAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of such MLAC Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per Unit. The units would be identical to the MLAC Private Placement Shares.

In connection with MLAC’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern”, as of December 31, 2025, MLAC lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. MLAC cannot ensure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, MLAC’s management has determined that if MLAC is unable to complete an initial Business Combination within the Combination Period, then MLAC will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about MLAC’s ability to continue as a going concern. MLAC’s management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should MLAC be required to liquidate after June 16, 2026.

Off-Balance Sheet Financing Arrangements

MLAC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. MLAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. MLAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

MLAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Chairman and Chief Executive Officer and the President and Chief Financial Officer, a total of up to $20,000 per month for their services as executive officers and directors of MLAC. For the year ended December 31, 2025, MLAC incurred and paid an expense of $240,000 of fees for these services. For the period from June 14, 2024 (inception) through December 31, 2024, no fees were incurred for these services.

The underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that MLAC completes a Business Combination, subject to the terms of the underwriting agreement.

On October 1, 2025, MLAC amended the Underwriting Agreement which shall apply only in connection with the Business Combination and shall not apply in connection with any Business Combination that may be contemplated or consummated between MLAC and any party other than AVAT Parties or its affiliates. The parties agree that if the Business Combination is terminated for any reason, this amendment to the underwriting agreement shall be void and of no effect for all purposes. As a result of such amendment, MLAC owes only $1,000,000 to the underwriters if the Business Combination is consummated.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, MLAC, Sponsor and Pubco entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed (i) to vote its MLAC Ordinary Shares in favor of the Business Combination Agreement and the Transactions and each of the MLAC Shareholder Approval Matters, (ii) to vote its MLAC Ordinary Shares against (a) any Acquisition Proposal, (b) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MLAC (other than the Transactions), (c) any change in the business of MLAC and (d) any proposal, action or agreement involving MLAC that would or would reasonably be expected to jeopardize the Transactions, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of MLAC Ordinary Shares in connection with the Transactions, (iv) subject to and conditioned upon the consummation of the MLAC Merger, to waive any anti-dilution rights that would otherwise result in the MLAC Class B Ordinary Shares held by Sponsor converting into MLAC Class A Ordinary Shares on a greater than one-for-one basis, (v) to deliver to MLAC for cancellation 495,000 MLAC Private Placement Shares and 4,387,500 MLAC Founder Shares immediately prior to the MLAC Merger Effective Time, (vi) to effect certain security cancellations and deposit certain Pubco Class A Stock issued to it at Closing into escrow in connection with the Closing and (vii), subject to and effective as of the Closing, to irrevocably and unconditionally release and waive any and all claims it may have against MLAC, Pubco and the Company or their respective Affiliates arising on or prior to the Closing, subject to customary carve-outs.

Further, pursuant to the Sponsor Support Agreement, the parties agreed that prior to the Closing they would enter into an amendment to the Insider Letter, to amend certain terms relating to transfer restrictions applicable to the shares held by the Sponsor.

For more information about the Sponsor Support Agreement, please see the section entitled “The Business Combination Proposal — Other Transaction Agreements — Sponsor Support Agreement.”

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. MLAC has identified the following critical accounting policies.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with MLAC’s liquidation, or if there is a shareholder vote or tender offer in connection with MLAC’s initial Business Combination. In accordance with ASC 480-10-S99, MLAC classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of MLAC. MLAC recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, MLAC recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on its condensed financial statements.

INFORMATION RELATED TO AVAT

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “AVAT,” “we,” “us,” “our” and other similar terms refer to Avalanche Treasury Company LLC prior to the Business Combination and Avalanche Treasury Corporation (“Pubco”) and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

AVAT is a newly formed operating company focused exclusively on business lines relating to Avalanche and AVAX.

Our strategy is to offer public-market investors a differentiated, capital-efficient way to gain exposure to Avalanche and AVAX through (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, that we believe will expand our exposure to Avalanche.

AVAT was formed in Delaware as a limited liability company on August 20, 2025.

Our Business Strategy

Following the Closing, AVAT intends to execute its strategy in order to support long-term AVAX accumulation, disciplined treasury management and integration with the Avalanche ecosystem.

AVAX Accumulation at Scale

As a publicly listed operating company at Closing, AVAT aims to broaden access to AVAX for a wide range of public-market investors with diverse objectives and risk profiles by opportunistically offering a range of capital raising instruments that present varying degrees of Avalanche and AVAX exposure.

AVAT intends to accumulate AVAX over time through a blended offering of equity and debt instruments, which may be subscribed with cash or AVAX, as well as the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. Such offerings and acquisitions will be strategically considered and paced based on market conditions and other factors, including (i) market price of AVAX and related trends, (ii) macroeconomic factors, (iii) market appetite and demand and (vi) the Pubco Class A Stock price, including such price relative to the net asset value of its AVAX holdings.

AVAT does not currently intend to hold any other cryptocurrencies as its main treasury asset, however it may, in the execution of its strategy, periodically hold other digital assets.

AVAT retains the flexibility to sell AVAX under certain circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue certain investment strategies or for general corporate purposes.

In addition, where the Pubco Class A Stock trades at a meaningful discount to our estimated mNAV relative to the prevailing AVAX price (as reported by Coinbase or another leading digital asset trading platform), we may sell a portion of our AVAX to fund opportunistic share repurchases. We believe this disciplined capital-allocation approach — dynamically arbitraging the relationship between our share price, implied premium/discount to mNAV and the AVAX price — can be accretive to mNAV per share and align with long-term shareholder value. Any such activity would be subject to applicable law, our liquidity and risk parameters, market conditions, internal Board and relevant committee authorization, and there can be no assurance that any repurchases will be undertaken.

AVAT does not currently plan to engage in hedging its AVAX exposure. AVAT retains the option to revisit its AVAX accumulation strategy or any related policies periodically as part of its ongoing strategic review and risk management.

Active AVAX Treasury Management

AVAT’s active AVAX treasury management strategy will initially target (i) the staking of AVAX and (ii) the deployment of AVAX to traders, market makers, asset managers and other crypto market participants to with the goal of adopting conservative yield approaches, for example through spreading out of the validation process across multiple independent validator nodes, thereby lowering risk by reducing reliance on any single party, and the use of established and reliable DeFi platforms, which are blockchain-based financial services that do not depend on traditional intermediaries, to further reduce risk and improve liquidity, focused on preservation and consistent returns, in each case subject to market conditions and other factors, intended to generate AVAX for treasury growth or the payment of operating expenses. AVAT currently engages in staking via third-party node operators as part of its active treasury management strategy. For the period from August 20, 2025 (inception) through December 31, 2025, the Company staked to 13 validator nodes. As of May 4, 2026, the Company staked to 8 validator nodes.

To optimize staking returns while mitigating risks, we intend to carefully monitor our staking operations. This begins with the selection and oversight of trusted third-party staking providers, and extends to ongoing operational involvement. For example, we intend to conduct independent monitoring of validator performance alongside periodic reports provided by our staking service providers and to reinvest accrued staking rewards into the establishment of additional validators, where practicable. Management’s AVAX staking strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. For example, business judgment may include the consideration that longer staking durations can amount to less liquidity — in periods where greater liquidity is desired, management may elect to pursue exclusively shorter staking durations.

In addition to traditional staking, the Company pursues and intends to continue pursuing liquid staking opportunities. We believe that liquid staking is value additive as it provides the opportunity to receive liquid staking tokens in return for the deposit of AVAX into a locked protocol (preserving partial asset liquidity).

The Avalanche liquid staking market consists of several protocols that issue liquid staking tokens in exchange for staked AVAX. As of May 4, 2023, liquid staking tokens relating to AVAX represented approximately 6% of the total outstanding supply of AVAX, which, with AVAX’s approximate market capitalization of $4.3 billion as of May 5, 2026, would amount to approximately $250 million of the total market capitalization of AVAX. The dominant protocol is BENQI Protocol, which issues sAVAX and accounts for approximately 85% of the Avalanche liquid staking market. The Hypha Protocol is the second-largest liquid staking protocol on the Avalanche, which issues stAVAX. The Avalanche liquid staking market remains relatively small compared to the broader global liquid staking market, which totals approximately $42 billion across all blockchain networks. Other Avalanche liquid staking tokens include ankrAVAX issued by Ankr and yyAVAX issued by Yield Yak, though these represent smaller portions of the market.

AVAT currently holds stAVAX and sAVAX as liquid staking tokens. The Company currently intends to continue holding these tokens primarily for yield generation, while also benefiting from their more flexible liquidity profiles relative to traditionally staked AVAX, which cannot be accessed or redeployed during the applicable staking period. Unlike traditionally staked AVAX, stAVAX and sAVAX remain transferable and can generally be used as acceptable collateral with lenders, which the Company believes enhances its optionality, liquidity management and operational flexibility. The Company does not currently intend to convert or dispose of its stAVAX or sAVAX holdings, though it may do so in the future if market conditions or strategic considerations warrant such action. From a liquidity perspective, the Company believes that holding liquid staking tokens rather than traditionally staked AVAX reduces the risk of illiquidity during periods of market volatility, as management can more readily react to changing conditions without being subject to fixed unstaking periods. With respect to valuation, the Company values its stAVAX and sAVAX holdings based on the prevailing market prices for such tokens, which generally reflect the value of the underlying staked AVAX plus any accrued staking rewards, subject to market-driven premiums or discounts. The Company monitors these valuations on an ongoing basis as part of its active AVAX treasury management strategy. The Company does not currently intend to otherwise deploy its stAVAX or sAVAX, though it may do so in the future in line with its active AVAX treasury management strategy.

stAVAX is a liquid staking token issued on the Avalanche C-Chain by the decentralized liquid staking and validator infrastructure protocol known as the Hypha Protocol (formerly known as GoGoPool). When users deposit AVAX into the Hypha Protocol, they receive stAVAX in return. The deposited AVAX is pooled to form Avalanche validator nodes, each requiring 2,000 AVAX. stAVAX is a reward-bearing token: its exchange rate relative to AVAX increases over time based on the ratio of total AVAX staked (including accrued rewards) to total stAVAX minted. stAVAX has an elastic mint-and-burn supply model; tokens are minted when users stake AVAX and burned when users unstake and redeem AVAX.

sAVAX is a liquid staking token issued on the Avalanche C-Chain by the BENQI Protocol. When users deposit AVAX into the BENQI protocol, they receive sAVAX in return. The deposited AVAX is then delegated to validator nodes on the Avalanche P-Chain. sAVAX is a reward-bearing token; its exchange rate relative to AVAX increases over time based on the ratio of total AVAX staked (including accrued rewards) to total sAVAX minted. sAVAX has an elastic, mint-and-burn supply model: tokens are minted when users stake AVAX and burned when users unstake and redeem AVAX.

Both stAVAX and sAVAX are ERC-20 compatible tokens on the Avalanche C-Chain. Both tokens can be freely transferred, traded on decentralized exchanges, or used as collateral and in other decentralized finance applications, such as lending and borrowing protocols, liquidity pools and yield farming strategies, providing holders with liquidity that would not be available through traditional, direct AVAX staking on the P-Chain. The Company currently does not utilize stAVAX or sAVAX in this capacity.

The Hypha Protocol does not charge delegation fees or hardware fees to liquid stakers, but charges a protocol fee equal to 10% of the total staking yields generated, which is deducted before rewards accrue to stAVAX holders. Reported yields for stAVAX have generally been in the range of approximately 5–7% annual percentage yield (“APY”), though yields fluctuate based on network conditions, validator performance and the proportion of AVAX actively deployed in minipools versus idle in the liquidity pool.

The BENQI Protocol does not charge fees for staking, depositing or withdrawing AVAX from its liquid staking protocol. The BENQI Protocol retains 10% of the total staking yields generated, which is deducted before rewards accrued to sAVAX holders, meaning it is reflected as a lower return rather than a fee charged later. The current staking APY for sAVAX is approximately 4.8–5.4%, though the rate fluctuates based on the overall amount of AVAX staked across the Avalanche network and validator performance. No lock-up period is required when initially staking AVAX.

The yields on both tokens are variable, not fixed, and are subject to change based on factors including the total amount of AVAX staked network-wide, validator uptime and performance, network inflation parameters and the protocols’ respective fee structures. Neither protocol guarantees any particular rate of return.

stAVAX holders may redeem their tokens for AVAX by unstaking directly through the Hypha Protocol, subject to the availability of AVAX liquidity in the deposit pool and in accordance with the protocol documents. The redemption process involves permanently removing or “ burning” the stAVAX and returning the equivalent amount of AVAX (including accumulated rewards) to the user at the then-current exchange rate. If there is insufficient liquidity in the pool to fulfill the redemption, users may have to wait up to 15 days for the staked underlying AVAX to unstake and become available. Holders may alternatively swap stAVAX for AVAX on decentralized exchanges at prevailing market rates. There is no mandatory cooldown period for redemptions from the pool when liquidity is available, though underlying Avalanche validation cycles operate on approximately 15-day periods.

sAVAX holders may redeem their tokens for AVAX by unstaking directly through the BENQI Protocol, subject to a 15 day cooldown (unlock) period and in accordance with the protocol documents. The redemption process involves burning the sAVAX and returning the equivalent amount of AVAX (including accumulated rewards) to the user at the relevant exchange rate. Alternatively, holders seeking immediate liquidity may swap sAVAX for AVAX on decentralized exchanges at prevailing market rates.

stAVAX has an elastic supply, mint-and-burn supply model. As of May 4, 2026, the total minted and outstanding supply of stAVAX was approximately 1.35 million tokens (though sources vary depending on whether circulating or total on-chain supply is measured) and the price of stAVAX was in the range of $10.74 to $11.45, as compared to an outstanding supply of approximately 463 million AVAX. As of May 4, 2026 the Company held 575,123 stAVAX, or approximately 42% of the outstanding supply.

sAVAX also has an elastic, mint-and-burn supply model. As of May 4, 2026, the circulating supply of sAVAX was approximately 20 – 23 million tokens and the price of sAVAX was in the range of $11.35 to $12.25, as compared to an outstanding supply of approximately 463 million AVAX. As of May 4, 2026 the Company holds 2,354,568 sAVAX, or approximately 10% of the outstanding supply.

The valuations of stAVAX and sAVAX are each directly correlated to the price of the underlying AVAX token. Because each liquid staking token represents a claim on staked AVAX plus accrued rewards, their prices generally track the price of AVAX, with the exchange rate (i.e., the number of AVAX redeemable per liquid staking token) increasing over time as staking rewards accumulate. However, on secondary markets, sAVAX and stAVAX may trade at a slight discount to their theoretical exchange rate due to reduced liquidity relative to AVAX, additional smart contract risk, and the existence of cooldown or redemption periods.

The Hypha Protocol (formerly GoGoPool or GGP) is governed by holders of the GGP governance token through the GoGoPool protocol DAO. GGP governance token holders may propose and vote on governance matters, including the GGP token inflation schedule, reward distributions between minipool operators and the DAO, configuration of minimum and maximum staking amounts and smart contract upgrades. The protocol DAO maintains a treasury to fund security audits and community contributions. The Hypha Protocol also employs an oracle DAO that works alongside the protocol DAO to maintain decentralized protocol operations. Validator selection within the Hypha Protocol is facilitated through the “minipool” architecture: minipool operators stake their own AVAX and GGP collateral (at least 10% of the borrowed AVAX amount) and are matched with pooled AVAX from liquid stakers to form validator nodes.

The BENQI Protocol is governed by holders of the QI governance token (“QI”). QI holders may vote on BENQI Protocol improvement proposals, which direct changes to the protocol’s parameters, fee structures and supported assets. The BENQI Protocol founding team initially retained control over governance but has publicly stated plans for a full transition to DAO governance. The BENQI Protocol also operates a “Node Voting” system: holders of BENQI miles tokens (earned by staking QI) may vote to influence how AVAX from the BENQI liquid staking pool is delegated to specific Avalanche validators, thereby influencing validator selection and promoting network decentralization. The BENQI Protocol distributes staked AVAX across multiple validators to mitigate concentration risk.

sAVAX is primarily traded on decentralized exchanges on the Avalanche C-Chain, including Trader Joe (LFJ) and Pangolin. stAVAX is similarly traded primarily on decentralized exchanges, such as Pharaoh Exchange and Balancer V3.

As of December 31, 2025, the Company held 1,180,516 stAVAX tokens, which were valued at $15,246,914 as of such date, and did not hold any sAVAX. The Company deposited 1,352,876 AVAX tokens to receive the 1,180,516 stAVAX tokens.

As of May 4, 2026, the Company held 2,354,568 sAVAX and 575,123 stAVAX, which were collectively valued at $33,170,597 as of such date. The Company deposited 3,623,584 AVAX tokens to receive the 2,354,568 sAVAX and 575,123 stAVAX. As of May 4, 2026 the Company held approximately 42% of the outstanding supply of stAVAX and approximately 10% of the outstanding supply of sAVAX. See “Risk Factors — Risks Related to the Business and Strategy of Pubco — Pubco will face risks associated with the concentration of its holdings of stAVAX and sAVAX.” The Company not currently plan to convert its AVAX into liquid staking tokens other than sAVAX and stAVAX. As of May 4, 2026, the Company held 4,489,918 staked AVAX and 7,229,297 unstaked AVAX that was not converted into liquid staking tokens. See “Risk Factors — Risks Related to the Business and Strategy of Pubco — Pubco will face risks associated with AVAX delegation, staking, liquid staking and associated lock-ups.”

Like our staking strategy, our liquid staking strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. Like traditional staking methods, staking rewards earned from liquid staking are not guaranteed, reward rates are subject to fluctuation and liquid staked tokens face the same staking mechanism risks as traditionally staked tokens. These practices are intended to support compounding yield, safeguard validator performance and promote transparency throughout our AVAX staking process.

Determinations with respect to our AVAX management strategy, particularly with regards to the deployment of AVAX, other digital assets or fiat to traders, market makers, asset managers and other crypto market participants to execute any of our trading or yield strategies, will be made from time to time by assessing market factors including, but not limited to, (i) the current market price of AVAX, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment and (iv) AVAT’s relative stock performance.

In pursuit of this strategy, we may utilize AVAX-specific key performance indicators including AVAX reserves per share to assess our performance and guide our operations. These KPIs are intended to efficiently communicate AVAT’s mission of providing the best vehicle for secure, transparent and yield-generating exposure to AVAX at institutional scale.

This strategy also contemplates that AVAT may, from time to time, subject to market conditions and other factors, (i) sell AVAX for general corporate purposes or in furtherance of strategies that AVAT believes are accretive to shareholders, (ii) enter into additional capital raising transactions and (iii) consider the pursuit of strategies that monetize or otherwise utilize its AVAX holdings to generate funds or income streams through the development and commercialization of new AVAX-based smart contracts and decentralized applications (“dApps”) for services and products.

Avalanche Technology and Ecosystem Partner

In addition to aiming to deliver secure, transparent and yield-generating exposure to AVAX at an institutional scale, AVAT may pursue a range of additional Avalanche-related business activities. After the Closing, we intend to evaluate opportunities to operate our own validator nodes independent of third-party providers to consolidate our staking efforts. We also plan to actively support and engage with Avalanche-native projects via potential ecosystem partnerships with enterprises, asset managers and other participants, and also via early participation in emergent protocols and L1s.

Validator node operations. After the Closing, AVAT intends to evaluate opportunities to operate its own validator nodes, independent of third-party service providers. This may allow us to consolidate our staking efforts and contribute towards the security and efficiency of the Avalanche Network. By running our own validator nodes independent of third-party service providers, we can directly participate in the Avalanche Network’s consensus mechanism, thereby enhancing our control over staking operations and optimizing yield generation.

Ecosystem partnerships and engagement. We plan to actively support and engage with Avalanche-native projects through potential ecosystem partnerships. This includes collaborating with enterprises, asset managers and other participants in the Avalanche Network. By forming strategic alliances, we believe we can foster innovation and growth within the Avalanche ecosystem. Our engagement may involve early participation in emergent protocols and L1 solutions as they arise.

On-chain opportunities and infrastructure solutions. We may pursue on-chain opportunities that offer attractive risk-adjusted returns. This may include developing and offering infrastructure solutions tailored to the needs of Avalanche-native builders, as well as providing staking solutions for enterprises and funds seeking to generate AVAX-denominated revenue. We may also provide infrastructure solutions for a variety of stakeholders, including enterprises, decentralized autonomous organizations and Avalanche-native builders. These solutions may facilitate seamless access to the Avalanche Network’s consensus and blockspace economy or include comprehensive support for deploying and managing blockchain infrastructure.

Community engagement and education. To further strengthen our position within the Avalanche ecosystem, we may engage in community-building activities and educational initiatives. We may organize and participate in events, workshops or webinars to share knowledge and foster collaboration among Avalanche Network stakeholders. By promoting awareness and understanding of the Avalanche Network’s capabilities and potential, we believe we can foster broader adoption and support for Avalanche.

We intend to leverage the expertise of our Advisory Board in pursuing the foregoing Avalanche-adjacent projects. Given the current volatility in AVAX and digital assets generally, however, the Company is currently unable to reliably estimate any prospective costs and sources of capital for such projects.

The development and launch of any such activities would also require significant organizational, operational and regulatory preparation. These initiatives are subject to various legal and compliance considerations, including oversight by the SEC, the CFTC, FinCEN and state-level regulators such as those in Delaware, as well as compliance with applicable anti-money laundering and other financial laws. Planning for these potential activities is expected to begin following the consummation of the Business Combination; however, there can be no assurance as to the timing or outcome of any such efforts.

Potential Growth Avenues

We intend to pursue both organic and inorganic avenues of growth: (i) organically by expanding our talent base, potential product offering and partnerships, and (ii) inorganically through selective minority investments, joint ventures and acquisitions where we believe such transactions have the potential to accelerate the expansion of our Avalanche-related capabilities and AVAX accumulation. Our leadership team is deeply connected across traditional finance, the Avalanche ecosystem and broader technology networks — a combination we believe is distinctive — and we expect these relationships to provide access to sensible, appropriately structured opportunities over time. Any such initiatives will be undertaken prudently within our governance and risk frameworks and will remain subject to uncertainties and customary conditions, including market conditions, availability of financing and liquidity, valuation, counterparty and regulatory due diligence and required approvals. There can be no assurance that any particular opportunity will be available on acceptable terms or consummated at all. Please see “Risk Factors — Risks Related to the Business and Strategy of Pubco — Pubco may seek to grow its business through minority investments, joint ventures and acquisitions, which could divert management’s attention and otherwise disrupt operations and harm operating results. Pubco may fail to acquire or invest in companies whose market power or technology could be important to the future success of its business” for further details.

Our Competitive Strengths

AVAT believes it is well-positioned to become a leading public market vehicle for investors seeking exposure to AVAX and to compete effectively in the emerging market for AVAX-focused and other digital asset treasury companies.

Exclusive relationship with the Foundation, initial access to discounted supply. AVAT launched with an initial purchase from the Foundation of $200 million worth of AVAX at a 60% discount, along with an 18-month exclusivity term on any Foundation AVAX sales to U.S. digital asset treasury companies and a right of first refusal on certain subsequent discounted sales. We believe this initial contribution and exclusive relationship with the Foundation has provided us with an attractive mNAV at launch and can in the future enhance sourcing flexibility and reduce frictions relating to subsequent acquisitions of AVAX.

Foundational scale and alignment through significant founder contribution. At inception, our founding group, the Seller and Related Parties, agreed to contribute 1,960,040 AVAX, establishing a large, aligned balance-sheet position from day one. We believe this contribution also underscores our founding group’s long-term alignment and commitment to AVAT.

Experienced leadership at the intersection of AVAX and institutional capital and aligned with the Foundation. Our Advisory Board includes Ava Labs founder Emin Gün Sirer, managing partner of Dragonfly Haseeb Qureshi, Blockworks Inc. Chief Executive Officer Jason Yanowitz and Aave Labs Chief Executive Officer Stani Kulechov, which we believe helps differentiate AVAT from ETFs and passive wrappers by providing us with strategically aligned advice from key Avalanche ecosystem participants. Our broader senior team blends foundational cryptography and Avalanche protocol expertise with multi-decade institutional investing experience. For example, Gerald Bartholomew Smith, our Chief Executive Officer, anchors a management group with deep credibility across both technology and finance and provides over 20 years of experience across digital assets, proprietary trading, asset management, market making and institutional capital markets at Susquehanna, AllianceBernstein and UBS.

Public-company platform for institutional adoption, broadening investor access. By operating as a listed company upon Closing, we aim to offer investors multiple forms of exposure to AVAX through listed and potentially unlisted securities and structured instruments calibrated to different risk profiles, potentially expanding our addressable investor base beyond Avalanche-native channels.

A clear operating model built for disciplined AVAX accumulation, active treasury management and structured ecosystem integration. We believe our clear operating model, which is designed to support long-term AVAX accumulation, disciplined treasury growth and further alignment with Avalanche-related infrastructure, and lean approach to operations will allow us to efficiently execute our strategy.

Capability to help shape Avalanche-native capital markets. Beyond holding AVAX, we may participate in the development of Avalanche-native yield, credit and structured-product markets (e.g., AVAX-denominated financing solutions). We believe this broader integration with the Avalanche ecosystem, coupled with our unique relationship with the Foundation, can provide us with the capabilities to shape the Avalanche-native capital markets and entrench our positioning as the premier Avalanche treasury vehicle.

Overview of the Avalanche Industry and Market

AVAX is a digital asset that is issued by and transmitted through an open-source cryptographic computer-code based logic, or protocol, known as the Avalanche Consensus protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the Avalanche blockchain, on which AVAX holdings and all validated transactions that have ever taken place on the Avalanche Network are recorded. Balances of AVAX are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of AVAX. The Avalanche blockchain can be updated without any single entity owning or operating the network.

Overview of the Avalanche Network and Market

Avalanche is an open-source platform for launching decentralized finance applications and enterprise blockchain deployments in one interoperable, highly scalable ecosystem. Avalanche uses proof-of-stake, which is designed to support tens of thousands of validators to have a first-hand say in the system while consuming minimal energy. As of May 4, 2026, the Avalanche Network disclosed that 652 validators were in operation on the Primary Network with the requisite minimum amount of staked AVAX.

Unlike legacy blockchain networks, which have only one blockchain and one validator set, Avalanche is a heterogeneous network of many blockchains and validator sets. Avalanche was the first blockchain network to use a new family of consensus protocols created by distributed systems researchers at Cornell University in 2018.

The Avalanche Network allows developers to build and run a variety of applications, all of which run on “smart contracts.” Smart contracts are general-purpose code that execute on every computer in the Avalanche Network, and can be programmed to transmit information and value based on a logical, modular and composable set of logical conditions.

Just as Ethereum allows users to launch a decentralized application defined by a smart contract, Avalanche allows users to launch a decentralized application defined by a Virtual Machine, a virtual computer that defines a blockchain’s complete application logic by specifying the blockchain’s state, state transitions, transaction rules and API interface. Unlike Ethereum, each dApp on Avalanche can choose to run on the Primary Network or on its own independent blockchain. Each such blockchain is validated by a dynamic, custom set of validators. This allows for the creation of custom blockchains, including public or private blockchains.

Avalanche is designed for high-throughput, low-latency smart contract execution, with AVAX as its native token powering core network functions. AVAX is used to pay transaction fees secure the network through staking by validators and delegators, support governance participation, and fund the creation and operation of custom blockchains known as L1s. The Avalanche Network supports a wide range of use cases, including decentralized finance, gaming and consumer applications benefiting from fast finality and low fees, tokenized real-world assets, NFTs and enterprise blockchain solutions.

Network activity includes hundreds of thousands of daily transactions and developer activity is substantial, with several hundred developers contributing annually across core protocol development and ecosystem projects.

As of May 5, 2026, the outstanding supply of AVAX was approximately 463 million with a market capitalization of approximately $4.3 billion and a trading volume over the prior 24-hour period of approximately $44 million. Also as of May 5, 2026, gas fees on Avalanche were $0.00020 for a fast transaction, $0.00020 for a standard transaction, or $0.00019 for a slow transaction. These represent the “gas price” or amount a user must be willing to pay for each unit of gas. Gas is the unit of measurement for the computational effort required to execute a transaction on the Avalanche blockchain. Transactions on Avalanche are submitted with a gas limit, which denotes the maximum units of gas that a particular transaction is allowed to consume. The fast, average and slow gas prices are estimates of how much a user will need to pay to get a transaction processed quickly. The higher the gas price, the faster the transaction will be processed. However, higher gas prices also mean more in fees. If the total gas in the last few blocks of the window is more, less or the same than the target gas, then the base price will increase, decrease or remain the same, respectively.

Unlike other staked assets, such as Ethereum, AVAX doesn’t have a protocol-level unstaking or unbonding period. Instead, it has a minimum staking period ranging from two weeks to one year, meaning staked AVAX tokens can be “locked” for varying periods of time but do not have an unstaking period. Delegation allows AVAX token holders who do not wish to run their own validator node to still participate in staking by “delegating” their tokens to an existing validator node. Both validators and delegators can earn rewards, but validators have higher stakes and more direct involvement in the Avalanche network. Delegators are rewarded according to the same function as validators. However, as long as the validator is online for 90% (previously 80%) of the delegation period, the validator that a user delegates to keeps a portion of the reward specified by the validator’s delegation fee rate. Validators can select AVAX staking periods ranging from two weeks to one year, with the yield scaling linearly between these two bounds with higher annual percentage yield the longer the staking period (with AVAX staked for a year receiving the maximum). As of May 5, 2026, staking rewards for AVAX stood at approximately 6.7% annual percentage yield for AVAX staked for a year. Rewards are automatically distributed only after the chosen period ends.

Avalanche is not just a platform for creating custom dApps. It also has native support for creating and trading smart digital assets. This allows users to get the functionality they want and to comply with regulations.

Avalanche permanently finalizes transactions in a few seconds, making Avalanche suitable for real-time payments. Avalanche can be used to achieve consensus on not only linear blockchains but also on blockchains that are Directed Acyclic Graphs (“DAGs”), or graphs in which nodes are linked by one-way connections that do not form any closed loops.

Avalanche is powered by the Avalanche Consensus protocol. For specific use-cases on Avalanche, the platform is made to be totally-ordered and linear; this totally-ordered protocol is known as the Snowman Consensus protocol.

AVAX is a digital asset that is created and transmitted through the operations of the Avalanche peer-to-peer networks and associated blockchain ledgers and a network of computers that operate on the Avalanche Consensus protocol. AVAX allows Avalanche users to interact with smart contracts to send, receive or store value. The Avalanche blockchain is open source by design, meaning any user or developer can interact with, build on, or deploy to the network.

AVAX is capped at a supply of 720 million AVAX. A fixed amount of 360 million AVAX was minted at the outset, but a small amount of AVAX is constantly minted as a reward to validators at the end of their staking period, a process which in-turn offsets the AVAX burned by transaction fees. While AVAX is still far away from its 720 million supply cap, it will almost always remain an inflationary asset. Unlike Ethereum, Avalanche does not take away any portion of a validator’s already staked tokens (commonly known as “slashing”) for negligent or malicious staking periods, however this behavior is disincentivized as validators who attempt to do harm to the network would expend their node’s computing resources for no reward.

Avalanche was designed to be customizable, scalable and interoperable. Validators are required to be a member of the Primary Network. The Primary Network contains three blockchains:

•	Platform Chain (P-Chain): The Platform Chain is the metadata blockchain on Avalanche and coordinates validators, staking, keeps track of active L1s and enables the creation of new L1s.
•	Contract Chain (C-Chain): The Contract Chain is the blockchain specifically designed for running smart contracts that are compatible with the Ethereum Virtual Machine (“EVM”), which allows developers to migrate their existing dApps to the Avalanche platform. The Contract Chain is optimized for applications that require total ordering, which ensures that transactions are processed in a specific sequence, which can be important for applications like financial transactions or any other use case where the order of operations matters.
•	Exchange Chain (X-Chain): The X-Chain serves as the default asset blockchain on Avalanche and is designed for specific purposes, such as creating new assets (i.e., tokens), facilitating asset exchanges without the need for an intermediary and enabling cross-chain transfers between different L1s and within the Avalanche Network. The X-Chain is designed for applications that do not require total ordering of transactions.

History of Avalanche

In May 2018, Team Rocket — a pseudonymous group of software developers — published an article titled “Snowflake to Avalanche: A Novel Metastable Consensus Protocol Family for Cryptocurrencies” that detailed the basis for the Avalanche protocol. Specifically, the article proposed a new family of consensus protocols — Snowflake, Snowball, and Avalanche — that introduced metastability (a probabilistic way to achieve consensus through repeated random sampling), high throughput (thousands of TPS), low latency (1 – 2 second finality) and scalability without proof-of-work. This was novel because it avoided both the energy cost of proof-of-work (like Bitcoin) and the communication overhead of traditional Byzantine fault tolerance (like early proof-of-stake designs).

Soon afterwards, Emin Gün Sirer founded AVA Labs with the goal of creating and developing the protocol for the Avalanche blockchain. The Avalanche mainnet was launched in September 2020.

Smart Contracts and dApps

Smart contracts on the Avalanche Network are self-executing computer programs that run as written by the developer(s) who deploy them. Once deployed, a smart contract operates automatically according to its pre-defined code and cannot generally be modified or deleted. Users interact with smart contracts by submitting transactions that invoke specific functions encoded within the contract. These interactions are recorded on the Avalanche blockchain and are irreversible once confirmed. Execution of smart contract transactions typically requires the payment of a transaction, or “gas,” fee, which is denominated in AVAX. Smart contracts form the basis for most functionality on Avalanche, including the creation and transfer of digital assets, the establishment of decentralized marketplaces, and other on-chain applications.

dApps are applications built on a decentralized network such as Avalanche and typically combine one or more smart contracts with a user interface that allows individuals to interact with those contracts. Unlike traditional applications that rely on centralized servers, dApps execute logic through smart contracts recorded on-chain. As a result, their operation depends on the continued functionality and security of the Avalanche Network rather than a single centralized operator.

Avalanche L1s

On the Avalanche Network, a “Layer 1” or “L1” refers to a dynamic set of validators that collectively achieve consensus on the state of one or more blockchains. Any validator can, but is not required to, validate any L1. Validators may participate in multiple L1s simultaneously.

Each L1 manages its own validator membership and may specify requirements that must be satisfied for participation. For example, an L1 may require that validators be domiciled within a particular jurisdiction, satisfy KYC or AML checks, or hold specified regulatory licenses. This flexibility enables network participants to configure validation environments that support various regulatory or operational needs.

L1s can also be configured as permissioned or private networks, in which only pre-approved validators may participate and the underlying blockchain data may be accessible only to those validators. Such configurations may be used by institutions or organizations that wish to maintain privacy over their on-chain data.

Because Avalanche supports a heterogeneous network of blockchains, not all validators are required to validate all blockchains. The L1 model allows validators to participate only in those blockchains or applications of interest, thereby reducing computational and operational overhead. In addition, individual L1s may impose technical requirements on validators — such as minimum hardware specifications — to ensure adequate performance for resource-intensive applications.

Validation and Staking

When AVAX is staked, it is deposited into a smart contract on Avalanche and remains locked up, meaning it cannot be transferred. Validation in the context of staking refers to the act of running a node on the blockchain network to validate transactions and secure the network. In proof-of-stake systems like Avalanche, validators create rewards as long as they stake the network’s token (“AVAX”) and correctly participate in the network. This mechanism helps secure the network by imposing the need to lock up value in the network in order to participate in the consensus decisions.

•	Stake Requirement: To become a validator on the Avalanche Network, a user must stake a minimum amount of 2,000 AVAX tokens on the Mainnet (or 1 AVAX on the Fuji Testnet).
•	Process: Validators participate in achieving consensus by repeatedly sampling other validators. The probability of being sampled is proportional to the validator’s stake, meaning the more tokens a validator stakes, the more influential they are in the consensus process.
•	Rewards: Validators create rewards for their efforts in securing the network. To create rewards, a validator must be online and responsive for more than 90% (previously 80%) of their validation period.

Delegation allows token holders who do not wish to run their own validator node to still participate in staking by “delegating” their tokens to an existing validator node.

•	Stake Requirement: To delegate on the Avalanche Network, a minimum of 25 AVAX tokens is required on the Mainnet (or 1 AVAX on the Fuji Testnet).

•	Process: Delegators choose a specific validator node to delegate their tokens to, trusting that the validator will behave correctly and help secure the network on their behalf.
•	Rewards: Delegators are also eligible to create rewards for their stake. The validator they delegate to shares a portion of the reward with them, according to the validator’s delegation fee rate.

In summary, validation involves actively participating in securing the network by running a node, while delegation allows token holders to participate passively by trusting their stake to a chosen validator. Both validators and delegators can create rewards, but validators have higher stakes and more direct involvement in the Avalanche Network.

Creation of New AVAX

At network genesis, approximately 360 million AVAX were minted and distributed. Additional AVAX is created as staking rewards under Avalanche’s proof-of-stake consensus mechanism. Validators who participate in securing the network by validating transactions and producing blocks may create newly minted AVAX at the conclusion of their staking period as a reward for honest and continuous participation.

In Avalanche, transaction fees paid in AVAX are permanently removed from circulation (“burned”). This includes fees incurred on the X-Chain, C-Chain, P-Chain and any other L1 networks that utilize AVAX as their gas token. Burned fees are not re-issued or recycled by the protocol.

Avalanche does not employ a “slashing” mechanism that deducts previously staked tokens for validator misbehavior. However, validators that are offline, misconfigured, or act maliciously may fail to create rewards for a given staking period, effectively losing potential yield.

As of May 5, 2026, the estimated reward rate for staking AVAX was 6.7%, meaning that, on average, stakers of AVAX are creating approximately 6.7% if they stake it for 365 days. As of May 5, 2026, the staking ratio, or the percentage of eligible AVAX tokens currently being staked, was approximately 42.17% of total supply.

Limits on AVAX Supply

The maximum supply of AVAX is fixed at 720 million tokens, which is enforced at the protocol level. The rate at which new AVAX is minted varies according to network parameters, including staking participation, reward rate and lock-up durations. As total supply approaches the 720 million-token limit, the rate of new issuance declines.

Because transaction fees are burned independently of issuance, total circulating supply may remain below the 720 million-token cap.

The Avalanche Network operates in a decentralized manner and does not rely on governmental authorities or financial intermediaries to issue, transfer or determine the value of AVAX. The value of AVAX is determined by market supply and demand, including trading on digital asset exchanges and peer-to-peer transactions.

Decentralized Finance (“DeFi”)

DeFi is a collective term for blockchain-based financial products and services accessible to anyone with an internet connection. It provides exposure to global markets and delivers banking-style capabilities that put users in direct control, with full transparency over their assets and transactions. The term DeFi covers a wide range of decentralized applications and protocols, including staking, lending, borrowing, token swapping and decentralized exchange (“DEX”) trading, margin trading, perpetual futures and options, liquidity provision (“LP”) in automated market makers (“AMMs”), decentralized auctions, prediction markets, yield farming, stablecoin issuance, real world assets (“RWA”), synthetic assets, cross-chain bridges and more. Avalanche is one of the dominant blockchains for DeFi, stemming from its pioneering role in programmable blockchain infrastructure, smart contracts and dApps.

Modifications to the Avalanche Protocol

Avalanche is an open-source, decentralized network that does not have a central governing authority. Accordingly, no single person or entity can unilaterally implement changes to the software that supports the network. A core group of independent developers maintains the open-source code for the Avalanche protocol and may propose modifications, enhancements, or periodic software updates. However, because Avalanche operates as a peer-to-peer network, each network participant — referred to as a node or validator — independently determines whether to adopt any proposed software release.

As a practical matter, modifications to the Avalanche Network are typically proposed as Avalanche Community Proposals (“ACPs”). Once an overwhelming majority of the Avalanche Network has signaled their support for an ACP, it may be scheduled for activation on the Avalanche Network by Avalanche Network clients. The Avalanche Foundation meets periodically to recommend the ratification of specific ACPs, but it is ultimately up to members of the Avalanche Network to adopt ACPs they support.

If a sufficient portion of validators elect not to upgrade their software, the applicable blockchain could become divided, resulting in a “fork” in which two separate and incompatible versions of the blockchain continue to operate. For additional information, see the risk factor titled “Pubco may be unable to recognize the economic benefit of a “fork” or an “airdrop”, which could adversely impact an investment in Pubco.”

Forms of Attack Against the Avalanche Network and Wallets

Blockchain technology incorporates security features intended to make it difficult for malicious actors to alter or corrupt the protocol or blockchain infrastructure. Nevertheless, as with any computer network, the Avalanche Network may be subject to various forms of attack. These include unauthorized access to digital wallets holding AVAX, and network-level attacks such as attempts to disrupt or manipulate the consensus process.

AVAX is controlled solely through possession of the private key associated with the digital wallet address in which the AVAX is held. Private keys are typically stored in hardware devices under the holder’s physical control, or through software applications that may be hosted locally or by a third-party custodian. Unauthorized access to a wallet can occur through phishing or other social-engineering attacks in which an attacker deceives a user into revealing private keys or recovery phrases. The loss or compromise of private keys may result in the permanent loss of access to, and effective loss of, the corresponding AVAX.

Because the Avalanche Network relies on a proof-of-stake consensus mechanism, a potential attack could occur if an entity or coordinated group of validators were to control a majority of the staked AVAX participating in consensus. Such a group could, in theory, attempt to delay or reorder transactions or otherwise compromise network integrity. The Avalanche protocol is designed to make such attacks economically unattractive, as acquiring and risking the amount of AVAX necessary to control consensus would likely exceed any potential short-term benefit and could undermine the value of the attacker’s own holdings.

The Avalanche Network may also be vulnerable to denial-of-service (“DoS”) attacks, in which an attacker seeks to disrupt normal network operation by overwhelming nodes with excessive traffic or transaction requests. A successful DoS attack could temporarily slow transaction processing or block creation. Although the Avalanche Network incorporates mechanisms to mitigate such risks, no blockchain network is entirely immune from them. The Avalanche Network has been, and can in the future be, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of AVAX.

Avalanche Industry Participants

The primary participants in the Avalanche ecosystem include validators, investors and traders, digital asset exchanges, and service providers such as custodians, brokers, payment processors, wallet providers and financial institutions.

Validators range from individual Avalanche participants to professional node operators that maintain validator infrastructure to secure the network and validate transactions. Validators stake AVAX tokens as collateral to participate in consensus and, in return, create staking rewards. In addition to validators, token holders may delegate their AVAX to validators in exchange for a portion of the staking rewards. See “Creation of New AVAX” above.

AVAX investors and traders include both individuals and institutions who directly or indirectly purchase, hold and sell AVAX or AVAX-based financial instruments. Institutional engagement with Avalanche has increased as adoption of the network and its applications has expanded.

Digital asset exchanges provide venues for the purchase and sale of AVAX in exchange for fiat currencies or other digital assets. Exchange rates are determined by supply and demand dynamics across various trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to spot trading, over-the-counter markets and derivatives referencing AVAX exist. The value of AVAX in the marketplace is influenced by factors such as network adoption, perceived utility as a store of value, transaction volume and market sentiment. See “Risk Factors — Risks Related to the Business and Strategy of Pubco.”

Service providers offer a range of support services to network participants, including custody, trade execution, payment processing and lending secured by AVAX collateral. If adoption of the Avalanche Network continues to expand, it is expected that the range and sophistication of these services will also increase.

Our AVAX Holdings

At the Closing, AVAT is expected to hold approximately 14,759,965 AVAX. The initial AVAX holdings will have been the result of a combination of contributions to be made pursuant to the Contribution Agreement, the TSA, the Company Unit Subscription Agreements and the Business Combination Agreement.

Custody of our AVAX

We currently hold, and after the Closing we will hold, all of our AVAX in custody accounts with Coinbase, Bitgo Trust Company, Inc. (“BitGo”) and Anchorage Digital Bank N.A. (“Anchorage”). As a result, the primary counterparty risk we will be exposed to with respect to our AVAX is performance obligations under the custody arrangements into which we have entered into with Coinbase, Bitgo and Anchorage. We aim to diversify our holdings between custodians, therefore our AVAX treasury management strategy does not include any fixed or preferred allocations between custodians, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX to different custodians and adapting to rapidly changing, fluid market conditions.

Our AVAX holdings from time to time may be concentrated with a single custodian. Our custodial services contracts do not restrict our ability to reallocate our AVAX among multiple custodians. In light of the significant amount of AVAX we hold, we may seek to engage further additional digital asset custodians to diversify the custody of our AVAX and our potential risk exposure to any one custodian. In addition to the other bespoke terms described below, each custodian agreement contains industry-standard fee terms.

In addition to custody arrangements with BitGo, Anchorage and Coinbase, we hold staking service agreements with staking service providers who provide validation services (as detailed below) concurrently while our AVAX remains custodied with BitGo, Anchorage and Coinbase. Our staking service providers charge fees typically in the range of approximately 2-3% of the USD value of earned staking rewards for each monthly period, meaning we typically retain 97-98% of the reward amount. Rewards are received at the end of each staking period, with current reward periods ranging from 15 days to 60 days. We currently do not have Company policies regarding lockup periods for staked AVAX or whether or not to automatically stake earned rewards, as we rely on the business judgment of our management on an ongoing basis. We believe this preservation of management’s flexibility and business judgment allows us to adapt to market conditions. As of May 4, 2026, approximately 99.99% of our AVAX was held in cold storage across our three current custody providers (each of which support cold-storage-based staking) and approximately 59.8% of our AVAX was staked.

Custody and Staking Agreements

BitGo Custodial Services Agreement

The Company has entered into a custodial services agreement with BitGo Trust Company, Inc. (the “BitGo Custodial Services Agreement”) to safeguard its digital assets. The BitGo Custodial Services Agreement has an initial term of one (1) year and automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current term. The agreement may be terminated by either party for cause, including material breach not cured within thirty (30) days, or by BitGo in the event of legal, regulatory or risk concerns, or if the client fails to maintain required account balances or violates prohibited use policies. The Company may also initiate early termination by providing at least thirty (30) days prior written notice to Bitgo and by paying all outstanding amounts due under the custody agreement through termination as well as a one-time early termination fee. Under the BitGo Custodial Services Agreement, the Company’s digital assets are held in segregated custody accounts, separate from BitGo’s proprietary assets and from the assets of other clients, and are not reflected on BitGo’s balance sheet. Only designated and authorized personnel of the Company may initiate transactions, subject to security protocols and multi-factor authentication, with BitGo acting solely on verified instructions. BitGo maintains commercially reasonable insurance coverage for assets held in custody, which is shared among all BitGo clients and is intended to cover certain losses, subject to policy terms and conditions. Because such insurance coverage is shared among all BitGo clients and is not specific to us, it may be insufficient to protect against all losses of our AVAX held with BitGo. BitGo is not permitted to lend, pledge or otherwise encumber the Company’s assets, and the Company retains full ownership of all assets held in custody. BitGo is required to maintain accurate books and records of all transactions and to provide periodic account statements. In the event of termination, the Company must withdraw all assets within ninety (90) days, subject to applicable law. BitGo also provides staking services.

Coinbase Prime Broker Agreement

The Company has entered into a Prime Broker Agreement with Coinbase on behalf of Coinbase Custody Trust Company, LLC (the “Coinbase Prime Broker Agreement”) for the secure storage of its digital assets. The Coinbase Prime Broker Agreement is effective until terminated by either party, with either party able to terminate for any reason upon thirty (30) days’ prior written notice, or immediately for cause by Coinbase for an event of default including breach of agreement, insolvency, regulatory or legal concerns, or other specified events of default. Pursuant to the Coinbase Prime Broker Agreement, the Company’s digital assets are held in one or more segregated custody wallets in the Company’s name, separate from Coinbase’s proprietary assets and from the assets of other clients, and are not available to satisfy claims of Coinbase’s creditors. Only authorized representatives of the Company may provide instructions to Coinbase for the movement of assets, and all such instructions are subject to Coinbase’s security protocols, including multi-factor authentication and verification procedures. Coinbase is not permitted to lend, pledge, hypothecate, or otherwise encumber the Company’s assets without the Company’s written consent. Coinbase maintains insurance coverage intended to protect against certain losses, including theft or security breaches, subject to the terms and limits of the policy, which is shared among all Coinbase clients. Because such insurance coverage is shared among all Coinbase clients and is not specific to us, it may be insufficient to protect against all losses of our AVAX held with Coinbase. In addition, Coinbase provides monthly electronic account statements detailing balances and activity. Upon termination of the agreement, the Company is required to withdraw its assets within thirty (30) days, subject to applicable law and any outstanding obligations.

Under the Coinbase Prime Broker Agreement, the Company may choose to engage Coinbase to provide validator services pursuant to a separate agreement, or may choose to contract with other third-party staking facilitation services. Currently, the Company uses third-party staking services for all of the AVAX holdings custodied with Coinbase and does not engage with Coinbase under any separate agreement for the provision of validator services. The Coinbase Prime Broker Agreement is subject to modification by Coinbase with prior notice.

Anchorage Master Custody Service Agreement

The Company has entered into a Master Custody Service Agreement with Anchorage (the “Anchorage Master Custody Service Agreement”). The agreement has an initial term of one (1) year and will be automatically renewed for successive one (1) year periods unless either party sends written notice of termination no less than thirty (30) days prior to the expiration of the current term. The agreement may be terminated by the non-breaching party for a material breach not cured within thirty (30) days upon receipt of written notice, or by either party in the case that any part of the services agreed to are determined to be in violation of applicable laws or raise material regulatory, risk or reputational issues, among other specified conditions. Under the Anchorage Master Custody Service Agreement, the Company’s digital assets are held in segregated custody accounts, separate from Anchorage’s proprietary assets and from the assets of other clients. Only authorized personnel of the Company may initiate transactions, subject to Anchorage’s security protocols. Anchorage is not permitted to use, lend, or otherwise encumber the Company’s assets for its own benefit, and the Company retains full ownership of all assets held in custody. Anchorage, through its parent company, maintains a commercial crime insurance policy, which is intended to cover the loss of client assets held in cold storage, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer, subject to its terms and conditions. The insurance maintained by Anchorage is shared among all of its customers, is not specific to AVAT, and may not be available or sufficient to protect AVAT from any or all possible losses or sources of losses. Anchorage is required to maintain accurate records of all transactions and to provide monthly account statements. In the event of termination, the Company is required to withdraw all assets, subject to applicable law and the terms of the agreement.

Chorus One AG (“Chorus One”) Master Services Agreement

Under the master services agreement between Chorus One and the Company, Chorus One provides blockchain node infrastructure and validator hosting services for the Company’s AVAX. The master services agreement includes quarterly invoicing and a 99.5% infrastructure uptime commitment. Either party may terminate with 30 days’ notice.

Republic Crypto LLC (“Republic Crypto”) Infrastructure Services Agreement

Under the infrastructure services agreement between Republic Crypto and the Company, Republic Crypto hosts and maintains Avalanche validator nodes on behalf of the Company. The Company must maintain a minimum stake of 500,000 AVAX per validator. The infrastructure services agreement may be terminated for convenience by the Company with 30 days’ notice.

Tarmac Labs Inc. (“Tarmac Labs”)

Tarmac Labs provides non-custodial staking node services to the Company pursuant to terms of service which the Company is deemed to have agreed to by virtue of using the service. The terms include up to 25 validators, with a minimum stake of 250,000 AVAX. The terms of service also include a 99% monthly uptime service level agreement, and allows for termination by either party with 120 days’ notice or for breach.

Direct Staking Services Agreement with ParaFi Technologies LLC (“ParaFi”)

Through a direct staking services agreement between ParaFi and the Company, ParaFi operates private validator nodes to which the Company stakes certain tokens, with the Company retaining custody of rewards. The direct staking services agreement with ParaFi is non-custodial, with either party able to terminate on 15 days’ notice.

We have and will continue to carefully select our AVAX custodians after undertaking a due diligence process. As part of our custodian selection process, we have and will continue to evaluate and select custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep our AVAX. In addition, our custodial services agreements specify that the private keys that control our AVAX will be held in “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. We also negotiate liability provisions in our custodial contracts, pursuant to which our custodians are generally held liable for their failure to safekeep our AVAX, except in certain circumstances.

We also plan to conduct due diligence reviews during the custodial relationship to monitor the safekeeping of our AVAX. We expect to conduct supplemental due diligence in the future when we believe it is warranted by market circumstances or otherwise.

For a discussion of risks relating to the custody of our AVAX, see “Risk Factors — Risks Related to the Business and Strategy of Pubco.”

Airdrops, Forks, and Incidental Rights

As a holder of AVAX, AVAT may from time to time become entitled to receive additional rights or assets arising from forks, airdrops or other incidental entitlements related to the Avalanche Network. We intend to determine whether and how to recognize such assets in coordination with our partner custodians at the time. We may not immediately, or ever, have the ability to access or withdraw digital assets received through forks or airdrops, particularly when AVAX is held with third-party custodians.

Future forks of the Avalanche protocol, while rare, may occur at any time and can result in operational disruptions, cybersecurity incidents, replay attacks or other network vulnerabilities, any of which could cause temporary or permanent loss of our or our counterparties’ assets. As significant forks of the Avalanche protocol are rare, AVAT does not have specific policies and procedures related to forks of the Avalanche protocol.

Any material value realized from incidental rights will be recognized and disclosed in accordance with applicable accounting standards and regulatory requirements.

Potential Advantages and Disadvantages of Holding AVAX

We believe that AVAX represents an attractive digital asset due to its potential role as a store of value supported by a robust, open-source and decentralized architecture that is not controlled by any central authority. Because the total supply of AVAX is capped, it is designed to be a scarce asset that could serve as a potential hedge against monetary debasement.

AVAX exists entirely in digital form as transaction records on the Avalanche blockchain. Transactions are verified not by a central authority but by a decentralized network of validators participating in a proof-of-stake consensus mechanism. This decentralization helps mitigate certain risks common to centralized systems, such as single points of failure, and reduces the dependency of the Avalanche Network on any one participant.

However, while the Avalanche Network as a whole is decentralized, the private keys required to access AVAX balances are controlled by individual holders or custodians and may be vulnerable to theft, loss or compromise through phishing or other cybersecurity attacks. Loss of private keys can result in the permanent loss of the associated AVAX.

In addition, holdings of AVAX are subject to risks inherent in any form of electronic data storage, including power failure, data corruption, security breaches and human error. As a result, AVAX may be more susceptible to theft, destruction or loss of value from technological vulnerabilities compared to conventional fiat currency or traditional financial assets. See “Risk Factors — Risks Related to the Business and Strategy of Pubco.”

The Avalanche Network depends on open-source developers and validator communities to maintain and improve its protocol. Accordingly, the network may be subject to future protocol changes, governance disputes, forks or the emergence of competing protocols, any of which could adversely affect the operation or value of AVAX.

AVAX Markets and Exchanges

AVAX is widely traded on both centralized and decentralized cryptocurrency exchanges. Major centralized exchanges that list AVAX include Binance, Coinbase, Kraken, KuCoin, and Bitfinex. These platforms allow users to buy, sell and trade AVAX against various fiat currencies (such as USD, EUR) and other cryptocurrencies like Bitcoin or Ether.

AVAX is also available on decentralized exchanges like Trader Joe, Pangolin and SushiSwap, which operate directly on the Avalanche Network or support cross-chain trading. Decentralized exchanges allow users to trade AVAX in a peer-to-peer manner without the need for an intermediary, using smart contracts to facilitate transactions.

AVAX Futures Markets

Futures contracts are derivative products that allow traders to speculate on the future price of AVAX without owning the underlying asset. AVAX futures are available on several major cryptocurrency derivatives exchanges, including Binance, Bybit and Bitget. These platforms offer perpetual contracts and fixed-term futures, often with leverage, enabling traders to amplify their exposure to AVAX price movements.

Competition

Our AVAX strategy generally involves from time to time, subject to market conditions, issuing debt or equity securities which may be subscribed for in AVAX or cash or engaging in other capital raising transactions with the objective of using the proceeds to purchase AVAX. When we engage in such transactions, we compete with, among others, other companies that hold AVAX or other digital assets as treasury reserve assets, ETPs, digital assets exchanges, other digital assets service providers, private funds that invest in AVAX and other digital assets and similar vehicles. An increase in the competition for sources of AVAX and sources of capital could adversely affect the availability of AVAX and the cost of financing for our AVAX purchases, and thereby could adversely affect the market price of shares of Pubco Class A Stock.

The market for Avalanche financial and technology infrastructure is highly competitive and rapidly evolving and expanding across several segments, such as validating hardware, custody, wallets, trading platforms and analytics. Existing players include leading technology platforms and Avalanche analytics and data providers. These segments continue to grow rapidly to cater to increasing institutional needs. The market for related products and services face constant new entrants and price pressure, with players differentiating themselves through innovation, efficiency, regulatory alignment and value-add services.

The market for Avalanche financial and technology infrastructure is subject to material uncertainties, including volatility in public interest, changes in regulatory treatment of cryptocurrencies and reputational risks associated with the broader cryptocurrency sector. These and other factors may materially impact the business, financial condition and results of operations of companies operating in this sector.

Government Regulation

The laws and regulations applicable to AVAX and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets. Certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of AVAX, the markets for AVAX in general, and our activities in particular, our business and our AVAX strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our AVAX strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that many digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”), and we believe that the CFTC would classify AVAX as a commodity. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

As a commodity, AVAX trades on spot digital asset markets, which are subject to the CFTC’s enforcement authority to police market manipulation and fraud. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage or financing (i.e., retail commodity transactions). On September 2, 2025, the SEC and CFTC issued a joint statement clarifying that SEC- and CFTC-registered exchanges are permitted to facilitate the trading of certain spot commodity products. Futures, swaps and retail commodity transactions involving commodities are regulated by the CFTC. AVAX futures and retail commodity transactions involving AVAX involving U.S. persons must occur on a CFTC-registered exchange.

Congress has taken steps towards enacting legislation regarding digital assets market structure. For instance, on July 17, 2025, the U.S. House of Representatives passed the CLARITY Act, which, if enacted, would allocate jurisdiction between the SEC and CFTC with respect to digital assets and subject spot trading of digital assets that are commodities to regulation by the CFTC. Additionally, the U.S. Senate is considering legislation that would provide a comprehensive regulatory framework for digital assets aimed at clarifying jurisdiction between the SEC and CFTC. The U.S. Senate Committee on Agriculture, Nutrition, and Forestry has advanced the Digital Commodity Intermediaries Act, which like the CLARITY Act, would subject spot trading of digital assets that are commodities to CFTC regulation.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider AVAX to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in AVAX provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of AVAX and the Avalanche platform, and there is a possibility that law enforcement agencies could close or blacklist AVAX platforms or other Avalanche-related infrastructure with little or no notice and prevent users from accessing or retrieving AVAX held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. In order to address these risks, as of Closing, we will have implemented and will maintain policies and procedures reasonably designed to promote compliance with applicable AML, KYC and sanctions laws and regulations. Our compliance framework is designed to primarily rely on transacting with regulated third-party entities, such as registered money services businesses or financial institutions, that are themselves subject to robust AML, KYC and related compliance rules in the United States, thereby mitigating these risks. For additional information, see the risk factor titled “Although Pubco will have relevant due diligence procedures at Closing regarding anti-money laundering (“AML”) and know-your-customer (“KYC”), these procedures may fail to prevent illegal transactions, which could subject Pubco to criminal and civil liabilities and impact the value of the shares of Pubco Class A Stock.”

As noted above, activities involving AVAX and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress, including the CLARITY Act, RFIA, DCIA and the GENIUS Act that propose to establish additional regulation and oversight of the digital asset markets. For additional information, see the risk factor titled “AVAX and other digital assets are novel assets, which will expose Pubco to significant legal, commercial, regulatory and technical uncertainty, which could materially adversely affect Pubco’s financial position, operations and prospects.”

AVAT is in the process of implementing, and intends to implement prior to Closing, an Anti-Money Laundering and Sanctions Policy that will be designed to facilitate compliance with the Bank Secrecy Act and applicable U.S. sanctions laws and regulations via controls, screening tools and other appropriate measures that are customary in AVAT’s industry.

Intellectual Property

As of the date of this filing, AVAT maintains and uses trade names, unregistered trademarks, domain names and logos, which it considers material to its brand identity. AVAT may pursue registration of certain marks or content in additional jurisdictions as appropriate.

As of the date of this filing, other than as described above, AVAT does not otherwise own any intellectual property.

Human Capital

As of the Closing, we will have a total of five employees, of whom all will be based in the United States. None of our employees will be covered by a collective bargaining agreement. We may engage third-party contractors and consultants on an as-needed basis.

We are a remote-first company. We believe that allowing personnel to work in the location that best meets their needs and preferences presents an attractive opportunity for a larger pool of high-quality candidates and a competitive advantage in hiring and retaining talent in the United States and worldwide.

Personnel management is essential to the growth of our business. Our aim is to create a dynamic lean team of personnel where employees are motivated by our mission and routinely engaged in activities that are meaningful to their career progression and have opportunities for professional development.

Legal Proceedings

From time to time, AVAT or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. None of AVAT or any of their respective subsidiaries is currently a party to any legal proceedings, the outcome of which, if determined adversely, is reasonably expected to individually or in the aggregate have a material adverse effect on their business or financial condition.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “AVAT,” “we,” “us,” or “our” are to the Company and its consolidated subsidiaries, in each case prior to the Business Combination, and Pubco and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis provides information which AVAT’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Information Related to AVAT” and AVAT’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

AVAT is a newly formed operating company focused exclusively on business lines relating to Avalanche and AVAX.

Our strategy is to offer public-market investors a differentiated, capital-efficient way to gain exposure to Avalanche and AVAX through (i) the targeted accumulation of AVAX; (ii) tailored treasury management geared towards staking yield and other asset management levers intended to compound AVAX per share over time and (iii) the further ecosystem integration including the potential provision of Avalanche-focused infrastructure, such as the operation of validator nodes, L1 activation and other corporate development activities, that we believe will expand our exposure to Avalanche.

AVAT was formed in Delaware as a limited liability company on August 20, 2025.

AVAT has no operating history and has not yet generated any revenue. However, at Closing, Pubco will be an operating company engaged in a number of business strategies focused on AVAX. Following the Closing, AVAT will execute its strategy through three principal pillars that define our differentiated operating model and are designed to support long-term AVAX accumulation, disciplined treasury growth and development of AVAX-related infrastructure. Each such pillar is further described below.

AVAT’s ability to generate revenue sufficient to achieve profitability will depend on, among other factors, its ability to raise capital to acquire additional AVAX, secure participation and contribution from AVAX holders through in-kind investments, successfully apply yield generation strategies, financial trading strategies and risk-management techniques in its active management of its AVAX holdings and develop or enter into partnerships for end-to-end AVAX-focused financial and technology infrastructure.

Business Combination with MLAC

On October 1, 2025, MLAC, Pubco, MLAC Merger Sub, Company Merger Sub, AVAT and the Seller entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) on the Closing Date but prior to the Closing, MLAC will effect the Domestication, pursuant to which MLAC will transfer by way of continuation to and become a Delaware corporation, (b) at least two hours after the Domestication, the MLAC Merger will be consummated, and with MLAC Shareholders receiving one share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such shareholder, and with each holder of MLAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (c) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company, with (i) each Company Member other than the Seller receiving one share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger and (ii) the Seller receiving one share of Pubco Class A Stock and one share of Pubco Class B Stock for each Company Unit it holds, in each case, as described in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

Concurrently with the signing of the Business Combination Agreement, on October 1, 2025, Pubco, Company and MLAC entered into the Company Unit Subscription Agreements with the Company Unit Investors, pursuant to which the Company Unit Investors purchased, payable in cash, USDC or AVAX, and the Company issued and sold, approximately $216 million worth of Company Units at a price of $10.00 per Company Unit, in the Company Unit Subscription. At the Company Merger Effective Time, each Company Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock.

Concurrently with the execution of the Business Combination Agreement and the TSA, the Seller, Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the Contribution Agreement, pursuant to which, (a) the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to Company and (b) the Seller contributed, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 Company Units.

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, the Company, Pubco, Avalanche BVI and Avalanche Cayman entered into the TSA, pursuant to which, in October 2025, the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of up to 3,000,000 shares of Pubco Class A Stock and a certain number of pre-funded warrants convertible into Pubco Class A Stock in the event the Foundation’s beneficial ownership of the Company is expected to exceed the Maximum Percentage at Closing.

Principal Factors Affecting Our Results of Operations and Material Trends

AVAT’s future results are expected to be impacted by the highly volatile nature of AVAX’s valuation, as well as conditions and trends relating to demand for AVAX or other digital assets. We also expect AVAT’s future results to be impacted by the successful execution of our business strategies, such as our AVAX acquisition strategy, our support of L1s and validator resources, our fostering of partnerships with respect to our AVAX financial and technological infrastructure solutions, regulatory and technical developments surrounding AVAX and cryptocurrencies, the rapid evolution of the AVAX technology infrastructure landscape and our ability to innovate in and add value to the AVAX ecosystem. The primary factors that are expected to impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depends on the factors discussed below, as well as those mentioned in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.

The following macroeconomic factors and trends as they relate to AVAX may specifically impact our business:

•	Price of AVAX. Our business is expected to be heavily dependent on the price of AVAX, which has historically experienced significant volatility. We have acquired AVAX, and may in the future acquire additional AVAX, through at-market purchases to build our strategic reserve of AVAX. Under ASU 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), AVAX is revalued at fair value at the end of each reporting period, with changes in fair value recognized in net income. As a result, fluctuations in the price of AVAX may significantly impact our results of operations.
•	Awareness. We expect the perception of Avalanche as a legitimate and secure blockchain network, and in turn the perception of AVAX as a legitimate and secure asset class, by the general public will plays a crucial role in the success of our business. The pace and effectiveness of continued education and awareness is expected to impact adoption rates. Due to the rapidly evolving nature of digital assets and the volatile price of AVAX, which has experienced and continues to experience significant movements, we expect that our operating results will fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader AVAX economy.
•	Regulation. The global regulatory and political landscape for AVAX, including developments concerning legal status, accounting and tax treatment and other compliance-related programs surrounding digital assets will significantly impact the popularity and value of AVAX. Political support or favorable regulations may encourage adoption, while restrictive measures may hinder it, which, in each case, may have a significant impact on our business.
•	Institutional Adoption. Increased participation by institutional investors, including hedge funds, mutual funds, corporations and nation states can drive market confidence and liquidity, supporting continued growth and utility of AVAX and the Avalanche blockchain network.

•	Monetary Policy. Central bank monetary policies, especially those related to interest rates and monetary supply, may influence AVAX adoption. Low-interest rates and expansive monetary policies that lead to currency debasement may lead to a search for alternative investments like AVAX, which may have a positive impact on our business.
•	Technological Innovation. Advances in blockchain technology, improvements in scalability and enhanced security protocols may increase AVAX adoption and integration of AVAX and the Avalanche blockchain network into various financial systems. Conversely, as blockchain technology and digital asset become more widely accept, we expect competition to further intensify in the future. We will compete for capital, and the Avalanche blockchain network will compete for user adoption, with a number of companies and ecosystem participants within the United States and abroad, including those that focus on traditional financial services and those that focus on blockchain or AVAX-focused services and technology infrastructure.

Plan of Operations and Expected Revenue Sources

AVAT anticipates revenue generation through the following key business lines in the initial period following the Business Combination:

•	AVAX Accumulation at Scale. As a publicly listed operating company at Closing, AVAT aims to broaden access to AVAX for a wide range of public-market investors with diverse objectives and risk profiles by opportunistically offering a range of capital raising instruments that present varying degrees of Avalanche and AVAX exposure. AVAT intends to accumulate AVAX over time through a blended offering of equity and debt instruments, which may be subscribed with cash or AVAX, as well as the deployment of non-AVAX offering proceeds to acquire additional AVAX in the market. Such offerings and acquisitions will be strategically considered and paced based on market conditions and other factors, including (i) market price of AVAX and related trends, (ii) macroeconomic factors, (iii) market appetite and demand and (vi) the Pubco Class A Stock price, including such price relative to the net asset value of its AVAX holdings. AVAT does not currently intend to hold any other cryptocurrencies as its main treasury asset, however it may, in the execution of its strategy, periodically hold other digital assets. AVAT retains the flexibility to sell AVAX under certain circumstances, such as to meet operational needs, comply with legal or regulatory obligations, pursue certain investment strategies or for general corporate purposes. In addition, where the Pubco Class A Stock trades at a meaningful discount to our estimated mNAV relative to the prevailing AVAX price, we may sell a portion of our AVAX to fund opportunistic share repurchases. We believe this disciplined capital-allocation approach — dynamically arbitraging the relationship between our share price, implied premium/discount to mNAV and the AVAX price — can be accretive to mNAV per share and align with long-term shareholder value. Any such activity would be subject to applicable law, our liquidity and risk parameters, market conditions, internal Board and relevant committee authorization, and there can be no assurance that any repurchases will be undertaken. AVAT does not currently plan to engage in hedging its AVAX exposure. AVAT retains the option to revisit its AVAX accumulation strategy or any related policies periodically as part of its ongoing strategic review and risk management.
•	Active AVAX Treasury Management. AVAT’s active AVAX treasury management strategy will initially target (i) the staking of AVAX and (ii) the deployment of AVAX to traders, market makers, asset managers and other crypto market participants to with the goal of adopting conservative yield approaches focused on preservation and consistent returns, in each case subject to market conditions and other factors, intended to generate AVAX for treasury growth or the payment of operating expenses. To optimize staking returns while mitigating risks, we intend to carefully monitor our staking operations. This begins with the selection and oversight of trusted third-party staking providers, and extends to ongoing operational involvement. For example, we intend to conduct independent monitoring of validator performance alongside periodic reports provided by our staking service providers and to reinvest accrued staking rewards into the establishment of additional validators, where practicable. These practices are intended to support compounding yield, safeguard validator performance and promote transparency throughout our AVAX staking process. Determinations with respect to our AVAX management strategy, particularly with regards to the deployment of AVAX, other digital assets or fiat to traders, market makers, asset managers and other crypto market participants to execute any of our trading or yield strategies, will be made from time to time by assessing market factors including, but not limited to, (i) the current market price of AVAX, (ii) price trends and market level analysis, (iii) analysis of the broader macroeconomic environment and (iv) AVAT’s relative stock performance. In pursuit of this strategy, we may utilize AVAX-specific key performance indicators including AVAX reserves per share to assess our performance and guide our operations. These KPIs are intended to efficiently communicate AVAT’s mission of providing the best vehicle for secure, transparent and yield-generating exposure to AVAX at institutional scale.

Management’s AVAX strategy does not include any fixed delegation or staking percentages or allocations, and is generally designed to preserve management’s flexibility and business judgment in deploying AVAX and adapting to rapidly changing, fluid market conditions. For example, longer staking durations can amount to less liquidity – in periods where greater liquidity is desired, management may elect to pursue exclusively shorter staking durations. This strategy also contemplates that AVAT may, from time to time, subject to market conditions and other factors, (i) sell AVAX for general corporate purposes or in furtherance of strategies that AVAT believes are accretive to shareholders, (ii) enter into additional capital raising transactions and (iii) consider the pursuit of strategies that monetize or otherwise utilize its AVAX holdings to generate funds or income streams through the development and commercialization of new AVAX-based smart contracts and decentralized applications (“dApps”) for services and products. AVAT does not currently delegate, but may in the future.
•	AVAX Technology and Ecosystem Partner. In addition to aiming to deliver secure, transparent and yield-generating exposure to AVAX at an institutional scale, AVAT may pursue a range of additional Avalanche-related business activities. After the Closing, we intend to evaluate opportunities to operate our own validator nodes independent of third-party service providers to consolidate our staking efforts. We also plan to actively support and engage with Avalanche-native projects via potential ecosystem partnerships with enterprises, asset managers and other participants, and also via early participation in emergent protocols and L1s. We expect to provide turnkey infrastructure solutions for enterprises, decentralized autonomous organizations and Avalanche-native builders seeking access to Avalanche’s consensus and blockspace economy. We may also pursue on-chain opportunities that offer attractive risk adjusted returns, such as infrastructure solutions for Avalanche-native builders or other staking solutions for enterprises and funds seeking to generate AVAX-denominated revenue. The development and launch of any such activities would require significant organizational, operational and regulatory preparation. These initiatives are subject to various legal and compliance considerations, including oversight by the SEC, the CFTC, FinCEN and state-level regulators such as those in Delaware, as well as compliance with applicable anti-money laundering and other financial laws. Planning for these potential activities is expected to begin following the consummation of the Business Combination; however, there can be no assurance as to the timing or outcome of any such efforts.

Results of Operations

From August 20, 2025 (inception) through December 31, 2025, AVAT generated $1,434,669 of staking revenue, net of fees. Our ability to generate revenue sufficient to achieve profitability will depend on, among other factors, our ability to raise capital to acquire additional AVAX, secure participation and contribution from AVAX holders through in-kind investments, successfully apply yield generation strategies, financial trading strategies and risk-management techniques in its active management of its AVAX holdings and develop or enter into partnerships for end-to-end AVAX-focused financial and technology infrastructure.

For the period from inception to December 31, 2025, AVAT had a net loss of approximately $59.6 million, which consisted primarily of general and administrative expenses of $1.2 million, impairment of digital assets of $13.6 million, a realized loss on digital assets of $2.1 million, and a change in fair value of digital assets of $96.3 million, offset by change in fair value of token sale liability of $52.2 million.

Risks and Uncertainties Associated with Future Results of Operations

We do not have an operating history, which makes it difficult to accurately forecast our future results of operations, and which is subject to a number of uncertainties, including our ability to grow the value of our AVAX holdings, develop and implement our AVAX-focused infrastructure strategy and the market size and growth opportunities in each of our anticipated lines of business.

Our ability to generate cash flow initially will largely be dependent on our ability to raise capital to acquire additional AVAX, secure participation and contribution from AVAX holders through in-kind investments, successfully apply yield generation strategies, financial trading strategies and risk-management techniques in our active management of our AVAX holdings and develop or enter into partnerships for end-to-end AVAX-focused financial and technology infrastructure. Our business strategy may not be realized as quickly as planned, or even at all. Further, even if we achieve growth in the near term, in future periods that growth could slow or decline for a number of reasons, including, but not limited to, AVAX volatility, increased competition, digital assets that compete with and may result in a decline in utilization of AVAX or replace AVAX, our inability to develop, improve or effectively scale AVAX acquisition or to develop or enter into partnerships for AVAX-related infrastructure, government regulation or our failure, for any reason, to continue to take advantage of any growth opportunities. For additional information see the section entitled “Risk Factors — Risks Related to the Business and Strategy of Pubco.”

Liquidity and Capital Resources

AVAT reported a net loss of $59,595,550 for the period from August 20, 2025 (inception) to December 31, 2025. As of December 31, 2025, AVAT had an aggregate cash balance of $1,758,802 and a net working capital deficit of $31,941,731.

AVAT assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, business acquisitions and other liquidity needs. AVAT’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

AVAT’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination. In order to finance our growth, we will need to raise additional financing. If additional financing is required from outside sources, we may not be able to raise such capital on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with AVAT’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that AVAT’s liquidity condition raises substantial doubt about AVAT’s ability to continue as a going concern through the twelve months from December 31, 2025.

Critical Accounting Estimates

Our financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the SEC. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

Given our limited operating history, we currently do not have any critical accounting policies. See Note 3, Summary of Significant Accounting Policies, of AVAT’s financial statements included elsewhere in this proxy statement/prospectus for a description of our significant accounting policies.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

See “Recent Accounting Pronouncements” described in Note 3 of our financial statements included elsewhere in this proxy statement/prospectus.

Internal Control Over Financial Reporting

As a privately held company, we were not required to assess and conclude on the effectiveness of our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act. However, during the preparation of our financial statements included elsewhere in this prospectus we identified a material weakness in our internal control over financial reporting. The PCAOB defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

We did not design or maintain an effective control environment commensurate with the financial reporting requirements applicable to U.S. listed companies, including adequate business processes, systems, personnel and related internal controls. As a result, we identified the following material weakness:

•	We did not design and maintain effective controls over the financial reporting process, including segregation of duties related to journal entries and account reconciliations.

The material weakness described above did not result in a material misstatement to our financial statements. Nevertheless, we recognize that the material weakness described above could result in misstatements to one or more account balances or disclosures, including substantially all financial statement accounts and disclosures, that would result in a material misstatement to our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis.

We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weakness:

•	We will continue to formalize and enhance policies and procedures regarding the financial reporting process to support the effective deployment of management’s directives and control activities, including that we plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations, including general controls over information systems. We will clearly define responsibility and accountability for the timely execution of such policies and procedures. In parallel, we will continue to design, implement and refine a comprehensive set of controls over the financial consolidation and reporting process to support the accuracy, completeness and timeliness of our financial statements.

We will not be able to fully remediate this material weakness until the remediation plan described above has been fully implemented, the applicable controls have been operating for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness in our internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. In addition, our current internal control over financial reporting and disclosure controls and procedures, and any new internal control over financial reporting and disclosure controls and procedures that we develop, may become inadequate because of changes in our business, operations and other factors, some of which may be beyond our control. While we will work to remediate the material weakness as quickly and efficiently as possible, we cannot at this time provide an expected timeline in connection with any remediation plan. These remediation measures may be time-consuming and costly and might place significant demands on our financial and operational resources.

As permitted under the U.S. securities laws, neither we nor our independent registered public accounting firm have performed or are required to perform a formal evaluation of the effectiveness of our internal control over financial reporting pursuant to Section 404. It is possible that, had such an evaluation been performed, additional material weaknesses or significant deficiencies may have been identified, and we may identify further material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain effective internal control over financial reporting could result in misstatements in our financial statements that could lead to a restatement of our financial statements, cause us to fail to meet our reporting obligations or adversely affect investor confidence in our reported financial and other information, which may result in a decline in the market price of our ordinary shares.

See the section titled “Risk Factors — We have identified a material weakness in our internal control over financial reporting. If remediation of this material weakness is not effective, if we experience additional material weaknesses, or if we otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report their financial condition or results of operations.”

Emerging Growth Company Status

AVAT is expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. AVAT has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

AVAX Market Price Risk

Our AVAX treasury assets will be measured using observed prices from active exchanges, which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” on the statements of operations. Therefore, negative swings in the market price of AVAX could have a material impact on our earnings and on the carrying value of our digital assets.

Custodian Risk

Following the Business Combination, Pubco’s AVAX will be held with third-party custodians, initially, which we select based on various factors, including their financial strength and industry reputation. Custodian risk refers to the potential loss, theft or misappropriation of our AVAX assets due to operational failures, cybersecurity breaches or financial difficulties experienced by these third parties. Although we periodically monitor the financial health, insurance coverage and security measures of our custodians, reliance on such third parties inherently exposes us to risks that we cannot fully mitigate.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Management and the Pubco Board

The following sets forth certain information, concerning the persons who are expected to serve as executive officers and members of the Pubco Board following the consummation of the Business Combination.

Name	Age	Title
Executive Officers
Laine Mihalchick Moljo	40	Chief Operating Officer
Sean Ostrower	40	Chief Financial Officer
Gerald Bartholomew Smith	49	Chief Executive Officer, Director
Directors
Paul Grinberg	63	Director
Robert Hadick	36	Director
Sarkees John Nahas	41	Director
Gerald Bartholomew Smith	49	Chief Executive Officer, Director

Biographical Information

Biographical information on our directors and executive officers is set forth below.

Paul Grinberg, MLAC’s Chief Executive Officer and Chairman of MLAC Board, has over 20 years of experience as a Director, Chairman, President or Chief Financial Officer of several Nasdaq and NYSE companies and more than 40 years of experience spanning mergers and acquisitions, capital raising and financial management. He currently serves as the Chairman of Axos Financial, Inc., a nationwide, digital-first bank that provides consumer and business banking products through its low-cost distribution channels and affinity partner. He has served as a director of Axos Financial, Inc. since April 2004 and as the Chairman of its board of directors since February 2017. He played an important role in taking the company public and growing earnings from $2 million to $450 million from 2004 to 2024. Since July 2020, Mr. Grinberg has served on the advisory council of DEVA Capital, an affiliate of Banco Santander, as an alternative investor, specializing in credit across Europe and Latin America. From August 2019 to April 2024, Mr. Grinberg has served as a senior advisor at Flexpoint Ford LLC, a private equity investment firm specializing in the financial services and healthcare industries. From November 2020 to February 2024, Mr. Grinberg served as Chairman of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. From July 2018 to October 2022, Mr. Grinberg served as a senior advisor at Blenheim Chalcot, one of the UK’s largest venture builders. Mr. Grinberg provides advisory services to private equity, credit funds and venture capital firms and their related businesses with a focus on financial services and financial technology. He also serves as a director to several credit funds and private companies. Prior to Axos, Mr. Grinberg served as President, Executive Vice President and Chief Financial Officer of Encore Capital Group and Chief Financial Officer of Telespectrum Worldwide, Inc. Mr. Grinberg also served as partner and a senior member of the M&A services group at Deloitte, where he was employed for 14 years. During his tenure at Deloitte and in his capacity as an executive at various public and private companies, he worked on dozens of transactions including IPOs, acquisitions and debt offerings and in his capacity as an executive at various companies, was responsible for raising more than $10 billion across the capital markets. He graduated from Columbia Business School with a Master of Business Administration degree and from Yeshiva University with a Bachelor of Arts degree in accounting.

Robert Hadick

Rob Hadick is a General Partner at Dragonfly, a global crypto investment firm. At Dragonfly Rob leads early to growth-stage private investments into companies and protocols innovating across market structure, stablecoins, payments, financial technology, tokenized assets, and decentralized finance. Previously, he helped lead multi-stage investments into crypto companies and protocols at GoldenTree Asset Management (“GTAM”), a ~$50bn multi-strategy hedge fund. Prior to GTAM, Rob invested in and advised fintech, technology, and crypto companies while working at several leading investment firms. Rob is a member of the CFTC’s General Markets Advisory Committee’s Digital Asset Markets Subcommittee where he works to help shape digital asset regulation. He holds a MBA from Columbia Business School, and a Bachelors in Economics and Political Science from Washington University in St. Louis.

Laine Mihalchick Moljo

Laine Mihalchick Moljo has served as the Chief Operating Officer of Avalanche Treasury Company since September 2025. From February 2022 through September 2025, Laine worked at Hidden Road Partners serving as President from February 2022 through February 2025 and then transitioned to Chief Administrative officer before her departure for Avalanche Treasury Company. Laine was responsible for building and running the firm during her tenure; building the firm from 30 employees to over 170 people globally and managing the teams across Product, Compliance, Operations, Legal, HR & People, Business Development, Client Success and Communications. She created structure, process, governance, control frameworks that led the firm to receiving 7 regulatory licenses. She led the team through launches such as OTC for Digital, CME/FCM, API Suite creation, Fixed Income Repo and entity set-ups such as Netherlands, United Kingdom and Abu Dhabi. Prior to Hidden Road, she was Head of FICC and Co-Head of Crypto at Virtu Financial where she built and managed those business lines as well as collaborated for additional initiatives and builds across the firm. Laine also had worked at UBS, Goldman Sachs and Bank of America/Merrill Lynch in Global Futures Sales & Execution.

Laine earned a BS in Economics from the University of Pennsylvania with Concentrations from Wharton Undergraduate in Finance and Marketing.

Sarkees John Nahas

Sarkees John Nahas is the Chief Business Officer at Ava Labs. John oversees ecosystem growth for the Avalanche blockchain network across numerous verticals, jurisdictions, and asset classes, including: institutional and capital markets, tokenization, payments, enterprise, wallets and exchanges, retail and consumer, gaming, decentralized finance (“DeFi”), and crypto native applications. He also oversees business development efforts for Ava Labs, and international growth efforts with teams in Korea, Japan, India, Singapore, Hong Kong, Latin America, SE Asia, Turkey, and the Middle East.

John previously was a founding team member at TokenVault, a digital assets platform, which was acquired by Franklin Templeton. Prior to TokenVault, John worked in international trade and trade finance for several years, and was a founding team member at digital news site Mic.com. He has a Masters in Public Diplomacy and dual degrees in Communication and Political Science from the University of Southern California.

Sean Ostrower

Sean Ostrower has served as Chief Financial Officer of Avalanche Treasury Company since March 2026. Prior to joining Avalanche Treasury Company, Mr. Ostrower served as Vice President, Global Head of Financial Planning & Analysis, Investor Relations, and Finance Operations at DriveWealth, a global fintech platform providing brokerage infrastructure and embedded investing solutions. In that role, he oversaw enterprise financial planning, investor communications, and finance operations and was responsible for financial performance management, governance processes, and the company’s financial planning and reporting framework.

Previously, Mr. Ostrower served as Director and Global Head of Technology and Shared Services Finance at Tradeweb Markets, a publicly traded electronic trading platform, where he oversaw financial planning and reporting for technology and corporate functions during the company’s transition to public markets and subsequent public-company operations. Mr. Ostrower has also held finance and capital markets roles at several leading investment and financial services firms.

Mr. Ostrower received a B.B.A. in Finance from Hofstra University.

Gerald Bartholomew Smith

Gerald Bartholomew Smith is the Chief Executive Officer of Avalanche Treasury Co., a position he has held since September 2025. He oversees the firm’s strategy and capital deployment, guiding its mission to integrate blockchain technology into institutional treasury management. Before joining Avalanche Treasury Co., Mr. Smith served as Chief Executive Officer of Susquehanna Crypto, one of the world’s largest crypto market makers, DeFi liquidity providers, and early-stage digital-asset investors. Under his leadership, the firm scaled global trading operations and deepened relationships across leading digital-asset venues. Earlier, Mr. Smith was Global Head of Digital Asset Strategy at Susquehanna International Group of Companies (“SIG”). In that role he directed all of SIG’s digital-asset initiatives — including proprietary trading, direct investments, market making, and counterparty development. He previously led SIG’s FICC, ETF, and Portfolio Trading Groups, overseeing ETF lead market making and exchange relationships, ETF issuer partnerships, institutional counterparty trading in ETFs and fixed income (through Susquehanna Financial Group, LLP), and global equity and fixed income portfolio trading. Prior to his tenure at SIG, Mr. Smith helped Emerging Global Advisors launch its pioneering EGShares family of emerging-market ETFs. He began his career in institutional sales and consulting with AllianceBernstein and UBS. Mr. Smith holds a degree from Vanderbilt University and is a graduate of The Haverford School.

Corporate Governance

Pubco will structure its corporate governance in a manner that MLAC and the Company believe will closely align its interests with those of its shareholders following the Business Combination. Notable features of this corporate governance include:

•	Pubco will have independent director representation on its audit committee immediately at the time of consummation of the Business Combination;
•	at least one of Pubco’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and
•	Pubco intends to implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Pubco Board After the Business Combination

Pubco’s business and affairs will be managed under the direction of the Pubco Board.

All members of the Pubco Board shall be elected for a one-year term and may be re-elected for successive terms.

For further information regarding the structure of the Pubco Board, see the sections entitled “Description of Pubco Securities.”

Director Independence; Controlled Company Exception

Because the Seller will hold all of the Pubco Class B Stock outstanding following the completion of the Business Combination, Pubco will be a “controlled company” under Nasdaq Rules. As a controlled company, Pubco will be exempt from certain Nasdaq governance requirements that would otherwise apply to the composition and function of the Pubco Board, and it intends to avail itself of such exemptions, in whole or in part, for so long as the Seller continues to hold a majority of the outstanding shares of Pubco Class B Stock. For example, Pubco will not be required to comply with certain rules that would otherwise require, among other things, (i) the Pubco Board to have a majority of independent directors, (ii) the compensation of Pubco’s executive officers to be determined by a majority of the independent directors or a committee of independent directors and (iii) director nominees to be selected or recommended either by a majority of the independent directors or a committee of independent directors.

For at least some period following the closing of the Business Combination, Pubco intends to utilize all of the exemptions available to controlled companies. If at any time Pubco ceases to be a controlled company, Pubco will take all action necessary to comply with the Nasdaq Rules, including appointing a majority of independent directors to the Pubco Board and ensuring Pubco’s audit committee, compensation committee and nominating and corporate governance committee are each composed entirely of independent directors, subject to any permitted “phase-in” periods.

If Pubco ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, Pubco will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Pubco may be required to add additional directors to the Pubco Board in order to achieve such compliance within the applicable transition periods.

Board Committees

The Pubco Board will direct the management of Pubco’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Pubco Board and standing committees. Following the Closing, Pubco will have a standing audit committee, nominating committee and compensation committee.

In addition, from time to time, special committees may be established under the direction of the Pubco Board when necessary to address specific issues.

Audit Committee

Pubco’s audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;
•	discussing with its independent registered public accounting firm their independence from management;
•	reviewing, with its independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by its independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;
•	overseeing its financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing its policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The audit committee shall review and approve the declaration and issuance/payments of dividends or buybacks, capital expenditures exceeding an aggregate value of USD                  and perquisites.

Upon the consummation of the Business Combination, the members of Pubco’s audit committee are expected to be Paul Grinberg, Gerald Bartholomew Smith and Robert Hadick, each of whom are “financially literate” as defined under Nasdaq listing rules and the rules and regulations of the SEC. Paul Grinberg is expected to be the chair of the audit committee. Paul Grinberg qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Rules. Pubco expects that the Pubco Board will determine that Mr. Grinberg is an “independent director” as defined in the Nasdaq Rules and the rules and regulations of the SEC and Gerald Bartholomew Smith and Robert Hadick will not be considered independent directors under Nasdaq Rules. Under applicable Nasdaq Rules, Pubco will be permitted to “phase-in” compliance with the independence requirements for its audit committee. The phase-in periods with respect to director independence will allow Pubco to have (i) only one independent member on its audit committee upon the consummation of the Business Combination, (ii) a majority of independent members on its audit committee within 90 days of the consummation of the Business Combination and (iii) a fully independent audit committee within one year of the consummation of the Business Combination. Pubco intends to take advantage of these phase-in rules with respect to each of Gerald Bartholomew Smith’s and Robert Hadick’s service on the audit committee. Pubco expects that by the first anniversary of its initial listing on Nasdaq, the audit committee will comply with the applicable independence requirements. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Pubco’s compensation committee will be responsible for, among other things:

•	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of its Chief Executive Officer and other executive officers;
•	administering any incentive compensation plans of the Company approved by the Pubco Board;
•	reviewing and approving all employment agreement and severance arrangements for Pubco’s executive officers;
•	making recommendations to the Pubco Board regarding the compensation of Pubco’s directors; and
•	retaining and overseeing any compensation consultants.

Upon the consummation of the Business Combination, the members of Pubco’s compensation committee are expected to be Gerald Bartholomew Smith, Robert Hadick and Paul Grinberg. Gerald Bartholomew Smith is expected to be the chair of the compensation committee. The Pubco Board will adopt a written charter for the compensation committee, which will be available on Pubco’s corporate website at https://avat.com/ upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating & Governance Committee

Pubco’s nominating and governance committee will be responsible for, among other things:

•	developing the criteria and qualifications for membership on the Pubco Board;
•	recruiting, reviewing, nominating and recommending candidates for election to the Pubco Board or filling vacancies on the Pubco Board;
•	reviewing candidates proposed by shareholders and conducting appropriate inquiries into the background and qualifications of any such candidates; and
•	having such other powers and authority as the Board may provide by resolution.

Upon completion of the Business Combination, Pubco’s nominating and governance committee will consist of Sarkees John Nahas, Paul Grinberg and Gerald Bartholomew Smith with Sarkees John Nahas serving as chair.

The Pubco Board will adopt a written charter for the nominating and governance committee, which will be available on Pubco’s corporate website at https://avat.com/ upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/ prospectus or to be part of this proxy statement/prospectus.

Advisory Board

In addition to the Pubco Board, Pubco will have an Advisory Board consisting initially of four members, including Ava Labs founder and co-creator of the Avalanche Network, Emin Gün Sirer, managing partner of Dragonfly, Haseeb Qureshi, Blockworks Inc. Chief Executive Officer, Jason Yanowitz and Aave Labs Chief Executive Officer, Stani Kulechov.

Our Advisory Board members will support our long-term goals by offering strategic guidance based on their unique expertise, and will provide insight to management on key strategic decisions. We believe our Advisory Board members, through their unique credentials as leaders in the crypto industry and, in the case of Emin Gun Sirer, as co-creator of the Avalanche Network, will also assist in the identification of digital asset market trends, regulatory developments, technological advancements on the Avalanche Network and in the broader digital asset space and corporate development opportunities. As such our Advisory Board members will support us in anticipating changes in the digital asset landscape and adapting our strategy accordingly. Our Advisory Board members will also leverage their professional networks and experience to facilitate opportunities with potential partners, investors and stakeholders.

As full compensation for their advisory services, Advisory Board members will receive a number of restricted stock units equal to the number of Company Units that, immediately following the Closing, would convert into a number of shares of Pubco Class A Stock equal to 0.20% of the aggregate outstanding Pubco Stock on a fully diluted basis, as determined by the Pubco Board. The term of each Advisory Board member will begin at Closing and continue until terminated by Pubco or the respective advisor at any time and for any reason upon 60 days’ advance written notice.

Risk Oversight

Upon the Closing, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure, and Pubco’s audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will also assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics

Pubco will adopt a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on Pubco’s corporate website at https://avat.com/ upon the completion of the Business Combination. The nominating and corporate governance committee of the Pubco will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, Pubco intends to post on Pubco’s website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the beneficial ownership of MLAC Ordinary Shares, as of May 5, 2026 and (ii) expected beneficial ownership of shares of Pubco Stock following completion of the Transactions, assuming both that the Public Shareholders validly elect to redeem no Public Shares and alternatively that the Public Shareholders validly elect to redeem all of the Public Shares. Prior to the Closing, the shareholders of the Company are Seller and Gerald Bartholomew Smith.

This ownership information is provided in respect of:

•	each person who is the beneficial owner of more than 5% of the issued and outstanding MLAC Ordinary Shares;
•	each of MLAC’s current executive officers and directors; all of MLAC’s current executive officers and directors as a group;
•	each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;
•	each of Pubco’s current executive officers and directors;
•	each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and
•	all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the MLAC Memorandum and Articles, each MLAC Ordinary Share entitles the holder to one vote per share, except as otherwise described herein. Pursuant to the Amended and Restated Certificate of Incorporation, each share of Pubco Class B Stock will entitle the holder to one vote per share. Each share of Pubco Class A Stock will not entitle the holder to vote on any matters except as required by law.

Beneficial ownership of MLAC Ordinary Shares prior to the completion of the Business Combination is based on 30,992,500 MLAC Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Pubco Stock following completion of the Business Combination assumes two scenarios:

•	No Redemptions: This scenario assumes no Public Shareholders exercise their redemption rights.
•	Maximum Redemptions: This scenario assumes that all Public Shareholders choose to exercise their redemption rights in respect of the 22,905,484 Public Shares.

Both scenarios assume, among other things, (a) no shares of Pubco Class A Stock are issued pursuant to the Incentive Plan, (b) no Adjustment Units are issued pursuant to the Company Unit Subscription Agreements; (c) an Unrestricted Signing AVAX Price of $29.62, Long Restricted Signing AVAX Price of $22.22 and Short Restricted Signing AVAX Price of $25.18; (d) consummation of the Transactions in accordance with the Business Combination Agreement; and (e) following the Closing, Pubco will have outstanding 60,468,670 shares of Pubco Class A Stock, including (i) up to 3,000,000 Pubco Class A Stock to be issued to the Foundation pursuant to the Foundation Transaction, (ii) 5,805,638 Pubco Class A Stock to be issued to the Seller Related Parties pursuant to the Seller Related Parties receiving one share of Pubco Class A Stock for each Company Unit held, (iii) the 2,000,000 Pubco Class A Stock to be issued to Astral as additional consideration for the Company Merger, (iv) the 2,800,000 Pubco Class A Stock to be issued to the Sponsor and Affiliates in exchange for MLAC Founder Shares, (v) the 25,300,000 Pubco Class A Stock pursuant to Public Shareholders receiving one (1) share of Pubco Class A Stock for each MLAC Class A Ordinary Share held by such shareholder, including the 2,300,000 Pubco Class A Stock pursuant to each holder of MLAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) MLAC Rights held by such holder, and (vi) the 21,563,032 Pubco Class A Stock pursuant to each Company Member other than Seller receiving one share of Pubco Class A Stock for each Company Unit held immediately prior to the effective time of the Company Merger.

The beneficial ownership information below also assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of May 5, 2026 of each of MLAC and Pubco are the same as the number of such securities outstanding upon consummation of the Business Combination. Based on the foregoing assumptions, we estimate that there would be 60,468,670 shares of Pubco Class A Stock issued and outstanding immediately following the consummation of the Business Combination in the “No Redemptions” scenario, and 37,563,186 shares of Pubco Class A Stock issued and outstanding following the consummation of the Business Combination in the “Maximum Redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “No Redemptions” and “Maximum Redemptions” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to MLAC Ordinary Shares or shares of Pubco Stock owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of MLAC

The following table sets forth information regarding the beneficial ownership of MLAC Ordinary Shares as of May 5, 2026, based on information obtained from the persons named below, with respect to the beneficial ownership of MLAC Ordinary Shares, by:

•	each person known by MLAC to be the beneficial owner of more than 5% of outstanding MLAC Ordinary Shares;
•	each of MLAC’s executive officers and directors that beneficially owns MLAC Ordinary Shares; and
•	all of MLAC’s executive officers and directors as a group.

In the table below, percentage ownership is based on MLAC Ordinary Shares, consisting of (i) 23,805,000 MLAC Class A Ordinary Shares and (ii) 7,187,500 MLAC Class B Ordinary Shares, issued and outstanding as of May 5, 2026. On all matters to be voted upon, except for the election of directors of the MLAC Board or continuing MLAC outside of the Cayman Islands, holders of the MLAC Class A Ordinary Shares and MLAC Class B Ordinary Shares vote together as a single class, unless otherwise required by applicable law. Currently, all of the MLAC Class B Ordinary Shares are convertible into MLAC Class A Ordinary Shares on a one-for-one basis.

	MLAC Class A		MLAC Class B		Approximate
	Ordinary Shares		Ordinary Shares		Percentage of
	Number of		Number of		Outstanding
	Shares	Approximate	Shares	Approximate	MLAC
	Beneficially	Percentage of	Beneficially	Percentage	Ordinary
Name and Address of Beneficial Owner	Owned	Class	Owned	of Class	Shares
Directors and Officers(1)
Mountain Lake Acquisition Sponsor LLC(2)	495,000	2.08%	7,137,500	99.3%	23.0%
Paul Grinberg(2)	495,000	2.08%	7,137,500	99.3%	23.0%
Douglas Horlick(2)	495,000	2.08%	7,137,500	99.3%	23.0%
Jamie W. Vieser(3)				*	*
Michael Marquez			25,000	*	*
Jeffrey T. Lager			25,000	*	*
All officers and directors as a group (5 individuals)	495,000	2.08%	7,187,500	100%	23.2%
Other 5% Shareholders
Magnetar Financial LLC(4)	1,900,000	7.98%			6.13%
Polar Asset Management Partners Inc.(5)	1,480,000	6.22%			4.78%
AQR Capital Management, LLC(6)	1,533,906	6.44%			4.95%
Tenor Capital Management Company, L.P. (7)	2,000,000	8.40%			6.45%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 903 Tahoe Blvd STE 802, PMB 45, Incline Village, NV 89451.
(2)

Represents shares held by the Sponsor. Each of Mr. Grinberg, Mr. Horlick and Mr. Vieser are members of the Sponsor. The shares held by the Sponsor are beneficially owned by Mr. Grinberg, MLAC’s Chief Executive Officer, and Mr. Horlick, MLAC’s Chief Financial Officer, as managing members of the Sponsor, who have voting and dispositive power over the shares held by the Sponsor.

(3)	Does not include any shares held by the Sponsor. This individual is a member of the Sponsor, as described in footnote 2.
(4)

According to a Schedule 13G filed with the SEC on January 29, 2025, by (i) Decagon Asset Management LLP (“Decagon”), and (ii) Benjamin John Durham (“Mr. Durham”) who indirectly controls Decagon. (i) Magnetar Financial LLC (“Magnetar Financial”), (ii) Magnetar Capital Partners LP (“Magnetar Capital”) the sole member and parent holding company of Magnetar Financial, (iii) Supernova Management LLC (“Supernova Management”) the general partner of Magnetar Capital and David J. Snyderman (“Mr. Snyderman”) the manager of Supernova Management. The address of the principal business office for Magnetar Financial, Magnetar Capital, Supernova Management and Mr. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(5)

According to a Schedule 13G/A filed with the SEC on August 14, 2025 by Polar Asset Management Partners Inc (“Polar”). The address of the registered office of Polar is 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6.

(6)

According to a Schedule 13G/A filed with the SEC on May 14, 2025, by (i) AQR Capital Management Holdings, LLC (“AQR Capital Management Holdings”), (ii) AQR Capital Management, LLC (“AQR Capital Management”) a wholly owned subsidiary of AQR Capital Management Holdings and (iii) AQR Arbitrage, LLC (“AQR Arbitrage”) is deemed to be controlled by AQR Capital Management. The address of the principal business office for AQR Capital Management Holdings, AQR Capital Management and AQR Arbitrage is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.

(7)

According to a Schedule 13G/A filed with the SEC on February 13, 2026, by (i) Tenor Opportunity Master Fund, Ltd. (the “Master Fund”), (ii) Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the investment manager to the Master Fund and Robin Shah (“Mr. Shah”) serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. The address of the principal business office of Master Fund, Tenor Capital and Mr. Shah is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

Post-Business Combination Beneficial Ownership Table of Pubco

The following tables set forth information regarding the expected beneficial ownership of Pubco Stock following the Closing, assuming “No Redemptions” and “Maximum Redemptions” of Public Shareholders exercising their redemption rights in connection with the Business Combination, based on information obtained from the persons named below, with respect to the beneficial ownership of Pubco Stock, by:

•	each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Stock after the completion of the Business Combination;
•	each of Pubco’s current executive officers and directors;
•	each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and
•	all of Pubco’s expected executive officers and directors as a group.

No Redemptions

In the table below, percentage ownership is based on (i) 60,468,670 shares of Pubco Class A Stock and (ii) 5,805,638 shares of Pubco Class B Stock, expected to be issued following Closing. On all matters to be voted upon, only holders of shares of Pubco Class B Stock shall have voting rights, unless otherwise required by DGCL.

The following table is calculated on a fully diluted basis following completion of the Company Unit Subscription, assuming no redemptions from Public Shareholders and an Unrestricted Signing AVAX Price of $29.62, Long Restricted Signing AVAX Price of $22.22 and Short Restricted Signing AVAX Price of $25.18, and other assumptions set forth elsewhere in this proxy statement/prospectus. Numbers may vary, including if the number of Public Shares redeemed is different.

	Pubco Class A		Pubco Class B
	Stock, (non-voting)		Stock, (voting)
	Number of		Number of
	Shares	Approximate	Shares	Approximate
	Beneficially	Percentage of	Beneficially	Percentage of
Name and Address of Beneficial Owner(1)	Owned	Class	Owned	Class
All officers and directors as a group (6 individuals)		0%		0%
Other 5% Shareholders
Seller Related Parties(2)	5,805,638	9.6%	5,805,638	100%
Astral(3)	2,000,000	3.3%	—	—
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 11 W. 42nd Street, 2nd Floor, New York, NY 10036.

(2)

Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P., 3,258,386 Company Units issued to Dragonfly Ventures II, L.P. Includes the 2,547,252 Pubco Class B Stock to be issued to Dragonfly Ventures L.P. and 3,258,386 Pubco Class B Stock to be issued to Dragonfly Ventures II, L.P. The general partners of Dragonfly Ventures L.P. and Dragonfly Ventures II, L.P. are managed by a board of managers, which currently consists of three natural persons. The managers collectively manage and control the affairs of the Funds, including voting and investment decisions relating to portfolio securities held by the Funds. The principal business address of Dragonfly Ventures, L.P. and Dragonfly Ventures II, L.P. is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(3)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement. Astral Horizon, L.P. is managed by its general partner, Astral Horizon GP, LLC, which is governed by a board of managers consisting of four natural persons. The managers of Astral Horizon GP, LLC collectively have the sole and exclusive authority to manage and control the affairs of the entity, including voting and investment decisions relating to portfolio securities. Actions by the managers require approval of a majority of the managers, and no individual manager has authority to act unilaterally on behalf of the entity. Investment and voting decisions are ratified by the managers and documented through manager consents of Astral Horizon GP, LLC. The primary business address of Astral Horizon, L.P. is 66 Franklin Street, Suite 300, Oakland, California 94607.

Maximum Redemptions

In the table below, percentage ownership is based on (i) 37,563,186 shares of Pubco Class A Stock and (ii) excluding 5,805,638 shares of Pubco Class B Stock, expected to be issued immediately following Closing. On all matters to be voted upon, only holders of Pubco Class B Stock shall have voting rights, unless otherwise required by DGCL.

The following table is calculated on a fully diluted basis following completion of the Company Unit Subscription, assuming all Public Shares are redeemed by Public Shareholders and an Unrestricted Signing AVAX Price of $29.62, Long Restricted Signing AVAX Price of $22.22 and Short Restricted Signing AVAX Price of $25.18. Numbers may vary if not all Public Shareholders redeem their Public Shares.

	Pubco Class A		Pubco Class B
	Stock, (non-voting)		Stock, (voting)
	Number of		Number of
	Shares	Approximate	Shares	Approximate
	Beneficially	Percentage of	Beneficially	Percentage of
Name and Address of Beneficial Owner(1)	Owned	Class	Owned	Class
All officers and directors as a group (6 individuals)		0%		0%
Other 5% Shareholders
Public Shareholders(2)	2,395,344	6.1
Seller Related Parties(3)	5,805,638	14.7	5,805,638	100%
Astral(4)	4,000,000	10.1	—	—
Sponsor and Affiliates(5)	2,800,000	7.1	—	—
Foundation(6)	3,000,000	7.6	—	—
ParaFi Capital LP(8)	2,983,199	7.6	—	—
Emin Gün Sirer(7)	2,500,000	6.3	—	—
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 11 W. 42nd Street, 2nd Floor, New York, NY 10036.
(2)	Includes 2,300,000 MLAC Right Holder shares.
(3)

Includes 2,547,252 Company Units issued to Dragonfly Ventures L.P. and 3,258,386 Company Units issued to Dragonfly Ventures II, L.P. Includes the 2,547,252 Pubco Class B Stock to be issued to Dragonfly Ventures L.P. and 3,258,386 Pubco Class B Stock to be issued to Dragonfly Ventures II, L.P. The principal business address of Dragonfly Ventures, L.P. and Dragonfly Ventures II, L.P. is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(4)

Includes the 2,000,000 Astral Post-Closing Shares. Does not include the Astral Earnout Shares, which will be held in escrow for the Escrow Period and may only be released to Astral upon the achievement of certain Triggering Events in accordance with the Astral Escrow Agreement. The primary business address of Astral Horizon, L.P. is 66 Franklin Street, Suite 300, Oakland, California 94607.

(5)	Includes the 1,600,000 Sponsor Earnout Shares. The primary business address of the Sponsor and Affiliates is 903 Tahoe Blvd STE 802, PMB 45, Incline Village, NV 89451.
(6)

Up to 3,000,000 Pubco Class A Stock will be issued to the Foundation pursuant to the Foundation Transaction. In the event the Pubco Class A Stock cease to be nonvoting securities, the Foundation will forfeit a number of its Pubco Class A Stock and will receive from Pubco a number of pre-funded warrants convertible into Pubco Class A Stock prior to the time the Pubco Class A Stock cease to be nonvoting securities so that the Foundation’s beneficial ownership in Pubco does not exceed the Maximum Percentage. The primary business address of the Foundation is Floor 4, Banco Popular Building, British Virgin Islands, VG1110. The Board of Directors of Avalanche (“BVI”) Investments, Inc. has voting and investment control over the Pubco Class A Stock. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regards to Avalanche (“BVI”) Investment Inc.

(7)	Company Unit Investor. The primary address of Emin Gün Sirer is 511 W. Bay Street, Ste. 320, Tampa, FL 336606.
(8)

Company Unit Investor. Ben Forman, the Founder and Managing Partner of ParaFi Capital LP, may be deemed to have beneficial ownership over the Pubco Stock beneficially owned by ParaFi Capital. The primary business address of ParaFi Capital LP is 500 West Putnam Ave., Suite 400, Greenwich, CT 06830.

EXECUTIVE AND DIRECTOR COMPENSATION

Pubco is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.

Prior to, and in connection with, the Closing, Pubco intends to appoint Gerald Bartholomew Smith as its Chief Executive Officer, Sean Ostrower as its Chief Financial Officer and Laine Mihalchick Moljo as its Chief Operating Officer. As described further under “— Narrative Disclosure to the Summary Compensation Table — Employment Agreements with Named Executive Officers,” Messrs. Smith and Ostrower and Ms. Mihalchick Moljo currently provide services to Pubco’s business pursuant to employment agreements with the Company, which employment agreements are expected to be assigned to Pubco at the Closing.

No compensation was paid by Pubco to its directors during the fiscal year ended December 31, 2025. There were no outstanding equity awards held by Pubco’s executive officers or directors as of December 31, 2025.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)	($)
Gerald Bartholomew Smith	2025	93,750	156,250	—	—	—	250,000
Chief Executive Officer
Laine Mihalchick Moljo	2025	62,500	104,167	—	—	—	166,667
Chief Operating Officer

(1)Represents a one-time, cash sign-on bonus.

Narrative Disclosure to the Summary Compensation Table

As parties to the employment and compensation arrangements described below, Pubco’s Chief Executive Officer and Chief Operating Officer may have interests in the Business Combination that are different from, or in addition to, the shareholders of Pubco and MLAC.

Employment Agreements

The Company has entered into amended offer letters with each of its named executive officers which are expected to be assigned to Pubco at the Closing. The material terms of the offer letters, as amended, with the named executive officers are summarized below. The summaries are not a complete description of all provisions of the offer letters and are qualified in their entirety by reference to the written offer letters and the amendments to the offer letters, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each of the offer letters provides for an annual base salary, annual target bonus opportunity based upon achievement of Company performance goals, sign-on bonus and equity grants under the Incentive Plan, the terms of which are described under “— Anticipated Equity Awards” below. Mr. Smith will receive a cash salary at an annual rate of $750,000 and will be eligible to earn an annual target bonus equal to $500,000, subject to achievement of performance targets determined by the Company in its discretion. Mr. Smith received a one-time sign-on bonus of $156,250. Ms. Mihalchick Moljo will receive a cash salary at an annual rate of $500,000 and will be eligible to earn an annual target bonus equal to $100,000, subject to achievement of performance targets determined by the Company in its discretion. Ms. Mihalchick Moljo received a one-time sign-on bonus of $104,167.

Pursuant to the terms of their offer letters with the Company, if Mr. Smith’s or Ms. Mihalchick Moljo’s employment is terminated by the Company without cause or by Mr. Smith or Ms. Mihalchick Moljo for good reason (as each such term is defined in their respective offer letters, as amended), they will be entitled to receive (1) continued payment of base salary for six months following the termination date, (2) payment of any earned but unpaid bonus for the prior year and (3) a prorated portion of target annual bonus for the year of termination.

Concurrently with the execution of their offer letters with the Company, each named executive officer entered into a restrictive covenants agreement with the Company that includes non-competition, non-solicitation, confidentiality and invention assignment covenants.

Additionally, concurrent with the execution of his offer letter, Mr. Smith entered into an advisory agreement with Avalanche BVI pursuant to which Avalanche BVI will pay Mr. Smith consideration with an expected value of $1,000,000, denominated in AVAX, that vests if the Closing does not occur on or prior to July 30, 2026. The advisory agreement may be extended for an additional six-month term by mutual agreement of Mr. Smith and the Foundation in exchange for $500,000, denominated in AVAX, that vests if the Closing has not yet occurred on or prior to January 30, 2027.

Anticipated Incentive Plan

Prior to the Closing, Pubco intends to approve and adopt the Incentive Plan, the material terms of which are described under “— Material Terms of the Incentive Plan” below.

Anticipated Equity Awards

In connection with the Closing, Pubco intends to grant restricted stock units with respect to shares of Pubco Class A Common Stock (“RSUs”) and performance-based RSUs (“PSUs”) under the Incentive Plan to Pubco’s named executive officers in accordance with the terms described below.

Restricted Stock Units

Pubco intends to grant to Mr. Smith and Ms. Mihalchick Moljo a number of RSUs with a grant date value equal to $7,500,000 and $2,000,000, respectively. The number of RSUs expected to be granted to Mr. Smith and Ms. Mihalchick Moljo will be adjusted upward if the Closing AVAX Price is greater than the Unrestricted Signing AVAX Price in the same ratio as applicable to Company Units as described under “The Business Combination Proposal — Other Transaction Agreements — The Company Unit Subscription Agreements.” Mr. Smith’s RSUs will time-vest over three years on each six-month anniversary of October 1, 2025, Ms. Mihalchick Moljo’s RSUs will time-vest over two years on each six-month anniversary of October 1, 2025, in each case, subject to the Closing and continued employment with Pubco or its subsidiaries on the applicable vesting date.

If Mr. Smith’s or Ms. Mihalchick Moljo’s employment terminates due to death or disability or is terminated by the Company or Pubco, as applicable, without cause or due to Mr. Smith’s or Ms. Mihalchick Moljo’s resignation for Good Reason (as each such term is defined in their respective offer letters, as amended), all unvested RSUs that would have vested during the six-month period following the executive’s termination date will accelerate and vest as of the termination date.

Performance-Based RSUs

Pubco intends to grant to Mr. Smith and Ms. Mihalchick Moljo a number of PSUs with a grant date value equal to $9,000,000 and $2,500,000, respectively. The PSUs will vest upon satisfaction of the time-vesting conditions applicable to the RSUs granted to each of Mr. Smith and Ms. Mihalchick Moljo and achievement of certain stock price-based performance goals prior to October 1, 2030, in the case of Mr. Smith, or October 1, 2028, in the case of Ms. Mihalchick Moljo, subject, in each case, to the Closing and continued employment with the Company or Pubco, as applicable, on the applicable vesting date.

If Mr. Smith’s or Ms. Mihalchick Moljo’s employment terminates due to death or disability or is terminated by the Company or Pubco, as applicable, without cause or due to Mr. Smith’s or Ms. Mihalchick Moljo’s resignation for Good Reason (as each such term is defined in their respective offer letters, as amended), all then-unvested PSUs will remain outstanding and eligible to vest subject to the satisfaction of the performance-vesting conditions during the six-month period following the executive’s termination date.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by Pubco, are summarized below. Pubco is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below. Accordingly, this summary is subject to change.

Number of Shares Authorized

A number of shares of Pubco Class A Stock equal to 11% of the total outstanding shares of Pubco Class A Stock as of the Closing on a fully diluted basis will be reserved and available for issuance under the Incentive Plan. The maximum number of shares of Pubco Class A Stock reserved for issuance under the Incentive Plan will be subject to an annual increase on January 1 of each year during the term of the Incentive Plan, beginning on and including January 1, 2027, and ending on and including January 1, 2035, equal to the lesser of (x) 5% of the aggregate number of shares of Pubco Class A Stock issued and outstanding on December 31 of the immediately preceding year and (y) such smaller number of shares of Pubco Class A Stock as is determined by the compensation committee of the Pubco Board (the “Plan Administrator”).

Shares of Pubco Class A Stock subject to an award under the Incentive Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the Incentive Plan. In addition, shares of Pubco Class A Stock that are exchanged by a participant or withheld by Pubco as full or partial payment in connection with any award under the Incentive Plan, as well as any shares of Pubco Class A Stock exchanged by a participant or withheld by Pubco to satisfy the tax withholding obligations related to any award, will again be available for subsequent awards under the Incentive Plan. Furthermore, to the extent an award is paid or settled in cash or digital assets, the number of shares of Pubco Class A Stock previously subject to the award will again be available for grants pursuant to the Incentive Plan, and to the extent that an award can only be settled in cash or digital assets, such award will not be counted against the total number of shares of Pubco Class A Stock available for grant under the Incentive Plan.

Administration

The Plan Administrator may interpret the Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Incentive Plan. The Incentive Plan permits the Plan Administrator to select the officers, employees, non-employee directors, independent contractors and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of Pubco Class A Stock or cash, digital assets or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

RSUs and Restricted Stock

RSUs and restricted stock may be granted under the Incentive Plan. The Plan Administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the Plan Administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the Incentive Plan and the applicable individual award agreement, the Plan Administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of RSU and restricted stockholders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock. Any dividends declared during the restricted period with respect to such restricted stock will, to the extent set forth in the applicable award agreement, be payable either currently, at the time (and to the extent) that the underlying shares of restricted stock vest, or in the form of additional shares of restricted stock that are subject to the same vesting and other terms and conditions as the underlying shares of restricted stock. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights either currently, at the time (and to the extent) that the shares of Pubco Class A Stock related to such awards are delivered to the participant, or in the form of additional awards that are subject to the same vesting and other terms and conditions as the original awards.

Stock Options

Pubco may issue stock options under the Incentive Plan. Options granted under the Incentive Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code, as set forth in the applicable individual option award agreement. The exercise price of all options granted under the Incentive Plan will be determined by the Plan Administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of Pubco’s Class A Stock on the date of grant. The maximum term of all stock options granted under the Incentive Plan will be determined by the Plan Administrator but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual option agreement.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted under the Incentive Plan either alone or in conjunction with all or part of any option granted under the Incentive Plan. A free-standing SAR granted under the Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Pubco Class A Stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Pubco Class A Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Pubco Class A Stock on the date of grant. The maximum term of all SARs granted under the Incentive Plan will be determined by the Plan Administrator but may not exceed ten years. The Plan Administrator may determine to settle the exercise of a SAR in shares of Pubco Class A Stock, cash, digital assets or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Stock-Based, Cash and Digital Asset Awards

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Pubco Class A Stock (including dividend equivalents) may be granted under the Incentive Plan. The Plan Administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Pubco Class A Stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Pubco Class A Stock or cash, digital assets or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Bonuses payable in fully vested shares of Pubco Class A Stock and awards that are payable solely in cash or digital assets may also be granted under the Incentive Plan.

Change in Control

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of Pubco Class A Stock, cash, digital assets or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of Pubco Class A Stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the Plan Administrator, in (i) the aggregate number of shares of Pubco Class A Stock reserved for issuance under the Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Incentive Plan, (iii) the kind, number and purchase price of shares of Pubco Class A Stock, or the amount of cash or amount or type of digital assets or other property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the Incentive Plan or (iv) the performance goals and periods applicable to awards granted under the Incentive Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the Plan Administrator.

Except as provided in the applicable award agreement, if a change in control occurs and an award is not assumed, substituted or cancelled in connection with the change in control, then: (i) any unvested or exercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any awards will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to the awards will be deemed to be achieved at the greater of target and actual performance levels as of the date of the change in control. If a change in control occurs and an award is assumed or substituted in connection with the change in control, then the award will remain outstanding and will continue to vest following the change in control in accordance with its terms and subject to adjustment in accordance with the Incentive Plan.

For purposes of any outstanding awards under the Incentive Plan, a “change in control” means (i) any person becoming the beneficial owner of securities representing 50% or more of the combined voting power of Pubco’s then-outstanding securities, (ii) the directors serving on the Pubco Board as of the effective date of the Incentive Plan, or directors whose appointment by the Pubco Board was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date or whose appointment was previously so approved cease to constitute a majority of the number of directors then serving on the Pubco Board, (iii) a merger or consolidation of Pubco, other than (1) a merger or consolidation which results in the voting securities of Pubco outstanding immediately prior to such merger or consolidation continuing to represent more than 50% of the combined voting power of the securities of Pubco and individuals who comprise the Pubco Board immediately prior to the merger or consolidation constituting at least a majority of the board of directors of the surviving entity, or (2) a merger or consolidation effected to implement a recapitalization of Pubco or a similar transaction, or (iv) a liquidation or dissolution of Pubco or a consummated agreement for the sale or disposition by Pubco of all or substantially all of Pubco’s assets.

Withholding

Each participant will be required to make arrangements satisfactory to the Plan Administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the Incentive Plan, as determined by us. Pubco has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Plan Administrator, the participant may satisfy the foregoing requirement by either electing to have Pubco withhold from delivery of shares of Pubco Class A Stock, cash, digital assets or other property, as applicable, or by delivering already owned unrestricted shares of Pubco Class A Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Pubco may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy Pubco’s withholding obligation with respect to any award, including pursuant to an arrangement whereby a certain number of shares of Pubco Class A Stock issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Pubco or its subsidiaries in an amount that would satisfy the withholding amount due.

Amendment and Termination

The Incentive Plan provides the Plan Administrator with the authority to amend, alter or terminate the Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The Plan Administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

The Incentive Plan will terminate on the tenth anniversary of the effective date of the Incentive Plan (although awards granted before that time will remain outstanding in accordance with their terms).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MLAC’s Relationships and Related Party Transactions

MLAC Class B Ordinary Shares

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of MLAC in exchange for issuance of the MLAC Class B Ordinary Shares. Subsequently, on December 12, 2024, MLAC, through a share capitalization, issued an additional 359,375 MLAC Class B Ordinary Shares to the Sponsor, resulting in an aggregate of 7,546,875 MLAC Class B Ordinary Shares issued and outstanding. The holders of the MLAC Class B Ordinary Shares agreed to forfeit and cancel up to an aggregate of 984,375 MLAC Class B Ordinary Shares, on a pro rata basis, to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional MLAC Units is not exercised in full by the underwriters so that the MLAC Class B Ordinary Shares will represent approximately 23.2% of all of MLAC’s issued and outstanding shares after the Initial Public Offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 MLAC Class B Ordinary Shares were forfeited and resulted in a total number of 7,187,500 MLAC Class B Ordinary Shares outstanding.

With certain limited exceptions, the MLAC Class B Ordinary Shares are not transferable, assignable or salable (except to MLAC’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which MLAC completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their MLAC Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described herein. Any permitted transferees will be subject to the same restrictions and other agreements of the initial shareholders with respect to any MLAC Class B Ordinary Shares. Notwithstanding the foregoing, if (1) the closing price of the MLAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if MLAC consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the MLAC Founder Shares will be released from the lock-up.

MLAC Private Placement Shares

Simultaneously with the closing of the MLAC IPO, the Sponsor and BTIG purchased an aggregate of 805,000 MLAC Private Placement Shares (495,000 MLAC Private Placement Shares purchased by the Sponsor and 310,000 MLAC Private Placement Shares purchased by BTIG), at a price of $10.00 per MLAC Private Placement Share from MLAC in a private placement, generating gross proceeds of $8,050,000. A portion of the proceeds from the sale of the MLAC Private Placement Shares were added to the net proceeds from the MLAC IPO held in the Trust Account. If MLAC does not complete a Business Combination within the Combination Period, the proceeds from the sale of the MLAC Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The MLAC Private Placement Shares are identical to the units sold in the MLAC IPO, except that the MLAC Private Placement Shares (including the MLAC Rights or MLAC Ordinary Shares issuable upon conversion of the MLAC Rights) will not be transferable, assignable or salable until 30 days after the completion of MLAC’s initial business combination.

Related Party Loans

On June 27, 2024, the Sponsor agreed to loan MLAC up to $200,000 (as amended to $300,000 on September 23, 2024) pursuant to a promissory note (the “IPO Note”). The IPO Note is non-interest bearing, unsecured and due on the earlier of December 31, 2024, the closing of the MLAC IPO, or the date MLAC determines not to proceed with the MLAC IPO. On December 31, 2024, MLAC repaid the total outstanding balance of the IPO Note amounting to $275,193. Borrowings under the IPO Note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of MLAC’s founding team or any of their affiliates may, but are not obligated to, loan MLAC funds as may be required (“MLAC Working Capital Loans”). If MLAC completes a Business Combination, MLAC would repay the MLAC Working Capital Loans out of the proceeds of the Trust Account released to MLAC. Otherwise, the MLAC Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, MLAC may use a portion of proceeds held outside the Trust Account to repay the MLAC Working Capital Loans but no proceeds held in the Trust Account would be used to repay the MLAC Working Capital Loans. The MLAC Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such MLAC Working Capital Loans may be converted into MLAC Private Placement Shares at a price of $10.00 per unit. Except for the foregoing, the terms of such MLAC Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and December 31, 2024, MLAC had no borrowings under the MLAC Working Capital Loans.

Registration Rights Agreement

The holders of the MLAC Founder Shares, MLAC Private Placement Shares (and underlying securities) and any MLAC Private Placement Shares (and underlying securities) that may be issued on conversion of MLAC Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring MLAC to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that MLAC registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require MLAC to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that MLAC will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. MLAC will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Business Combination, MLAC, the Sponsor, Pubco, the Seller, Avalanche BVI, Avalanche Cayman and certain securityholders will enter into the Amended and Restated Registration Rights Agreement which will amend and restate this registration rights agreement as further described elsewhere.

MLAC’s Related Party Transaction Policy

The audit committee of the MLAC Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) the directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of the voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes MLAC’s Code of Ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. MLAC’s management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, MLAC may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

The Company’s Relationships and Related Party Transactions

Policies and Procedures for Related Persons Transactions

Effective upon the Closing, the Pubco Board will adopt a written conflicts policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions to which the Company, as subsidiary of Pubco, will be subject. A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries (including the Company) was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as Pubco remains a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of Pubco’s average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Pubco’ executive officers or directors;
•	any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco voting stock;
•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting stock; and
•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in Pubco Stock.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Private Placement Engagement Letter

AVAT is party to a Private Placement Engagement Letter, described in “The Business Combination Proposal — Other Transaction Agreements.”

Financial Advisor Engagement Letter

AVAT is party to a Financial Advisor Engagement Letter, described in “The Business Combination Proposal — Other Transaction Agreements.”

Employment Agreements

AVAT is also party to offer letters, as amended, with each of its named executive officers, described in “Executive and Director Compensation – Employment Agreements.”

Pubco’s Relationships and Related Party Transactions

Sponsor Support Agreement

Pubco is also party to the Sponsor Support Agreement, described in “MLAC’s Relationships and Related Party Transactions.”

Amended and Restated Registration Rights Agreement

Pubco is also party to the Amended and Restated Registration Rights Agreement, described in “The Business Combination Proposal — Other Transaction Agreements.”

Lock-Up Agreement

Pubco is also party to the Lock-Up Agreement, described in “The Business Combination Proposal — Other Transaction Agreements.”

Indemnification Agreements

AVAT’s Amended and Restated Charter and Amended and Restated Bylaws limits the personal liability of directors for breach of fiduciary duty. In addition, AVAT will enter into indemnification agreements with each of its directors and executive officers upon Closing. Each indemnification agreement provides for indemnification for liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

DESCRIPTION OF PUBCO SECURITIES

As a result of the Mergers and pursuant to the Business Combination Agreement, (i) MLAC Shareholders (including the Sponsor and its Affiliates and MLAC Right Holders) will receive shares of Pubco Class A Stock in the MLAC Merger and will become Pubco shareholders, (ii) the Funds will receive shares of Pubco Class A Stock and Pubco Class B Stock in the Company Merger, (iii) Astral will receive the Additional Merger Consideration Shares in the Company Merger, and (iv) the Company Unit Investors will receive shares of Pubco Class A Stock in the Company Merger.

The following description summarizes the terms of Pubco’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Delaware law and the Proposed Organizational Documents. The Proposed Organizational Documents are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. Unless otherwise indicated, this description applies to Pubco Stock following the Business Combination.

Authorized Capital Stock

Pubco’s currently authorized capital stock consists of one thousand (1,000) shares of common stock, par value $0.01 per share. If the proposals comprising the Domestication and Organizational Documents Proposals are approved, the authorized capital stock of Pubco will consist of 700,000,000 shares of common stock, par value $0.01 per share, which shall include 550,000,000 shares of Pubco Class A Stock, 100,000,000 shares of Pubco Class B Stock and 50,000,000 shares of preferred stock. All outstanding shares of Pubco capital stock are fully paid and non- assessable.

Pubco Stock

Voting Rights. Holders of Pubco Class A Stock will not be entitled to vote on any matters voted on by shareholders, except as required by the DGCL, until all shares of Pubco Class B Stock are canceled.

In particular, pursuant to Section 242 of the DGCL (as interpreted by case law), until all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock, (i) are entitled to vote, as a separate class, exclusively on any proposed amendment to the Pubco Charter that would adversely affect the powers, preferences or rights of holders of Pubco Class A Stock that are unique to such class (such as their economic rights), and (ii) are not entitled to vote on any other matters (including, inter alia, the election of directors, the decision to bring suit against directors, etc). In respect of the matters under point (i) above that are voted on by holders of Pubco Class A Stock, each holder of Pubco Class A Stock would be entitled to one (1) vote for each share held of record as of the applicable record date relating to such matter, and the approval of a majority of the outstanding shares of Pubco Class A Stock is required, in each case, as set forth in the Amended and Restated Pubco Charter and the DGCL.

Once all shares of Pubco Class B Stock are canceled, holders of Pubco Class A Stock will acquire full voting rights.

Each holder of Pubco Class B Stock is entitled to one (1) vote for each share held of record as of the record date on all matters voted on by shareholders, including the election of directors.

The Pubco Board is elected annually, and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, except in the case of his or her death, resignation, removal or disqualification, and pursuant to the terms and conditions set forth in the Proposed Organizational Documents.

Dividend Rights. Holders of shares of Pubco Class A Stock are entitled to dividends when, as and if declared by the Pubco Board out of funds legally available therefor, subject to any preferential or other rights of any outstanding Pubco preferred stock. Holders of shares of Pubco Class B Stock are not entitled to dividends.

Transferability. Shares of Pubco Class A Stock will be freely transferable, subject to any restrictions pursuant to the DGCL and applicable federal securities laws. Transfers of shares of Pubco Class A Stock held by the Seller Related Parties, Astral, the Sponsor, and certain MLAC Insiders will be subject to the lock-up restrictions pursuant the Lock-Up Agreements and the Insider Letter, respectively. Shares of Pubco Class B Stock will not be freely transferable, except to an Affiliate of an holder of shares of Pubco Class B Stock (i.e., Seller Related Partes, at Closing) in accordance with the terms of the Amended and Restated Pubco Charter and the Amended and Restated Pubco By-laws. If a holder of shares of Pubco Class B Stock transfers any of its shares of Pubco Class A Stock to third parties other than their respective Affiliates, such that as a result of such transfer, said transferor would hold a number of shares of Pubco Class B Stock greater than the number of shares of Pubco Class A Stock it holds, then said excess shares of Pubco Class B Stock shall be automatically cancelled for no consideration concurrently with such transfer, so that immediately following such transfer, the number of shares of Pubco Class B Stock held by said transferor equals the number of shares of Pubco Class A Stock held by the same transferor.

Liquidation and Dissolution Rights. Subject to applicable law, upon liquidation, dissolution or winding up of Pubco’s affairs, holders of shares of Pubco Class A Stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding convertible notes or preferred stock. Holders of shares of Pubco Class B Stock are not entitled to liquidating distributions.

Exclusive Jurisdiction. The Amended and Restated Pubco Charter includes an exclusive forum clause designating a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between Pubco and stockholders. The exclusive forum provision in the Amended and Restated Pubco Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. See “Risk Factors — Risks Relating to Ownership of Pubco Stock Following the Business Combination — The Amended and Restated Pubco Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.”

Other. Pubco Stock has no preemptive, subscriptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. Because Pubco Class A Stock is non-voting, holders of Pubco Class A Stock may have access to more limited information than holders of Pubco Class B Stock. See “Risk Factors — Risks Relating to Ownership of Pubco Stock Following the Business Combination — Because Pubco Class A Stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of Pubco Class A Stock.”

Delaware Anti-Takeover Statute

A number of provisions of Delaware law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws could have an anti-takeover effect and make more difficult the acquisition of Pubco by means of a tender offer, a proxy contest, or otherwise, and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Pubco to negotiate first with its board of directors.

As a Delaware corporation, Pubco will be subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as each term is defined in Section 203 of the DGCL) for a period three years following the time the person became an interested shareholder.

However, Section 203 does not apply in the following circumstances:

•	If prior to the date of the transaction, the Board of Directors of such a Delaware corporation approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	If, upon completion of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding (but not the outstanding number of shares owned by the interested stockholders), (a) shares owned by persons who are directors and also officers of the corporation and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	If, on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally any person, and their associates and Affiliates, who owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Pubco Class A Stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203. However, following this offering and subject to compliance with Delaware law, our organizational documents and any contractual restrictions, we could subsequently elect to “opt out” of Section 203 by such an amendment to our certificate of incorporation or bylaws.

Limitation of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for certain breaches of fiduciary duties as directors or officers, subject to exceptions. Amended and Restated Certificate of Incorporation includes such an exculpation provision.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for certain costs and losses for actions taken as Pubco’s director or officer, or for serving at Pubco’s request as a director or officer or another position at another corporation or enterprise, as the case may be, subject to exceptions and limitations. Amended and Restated Bylaws also provide that Pubco must advance reasonable expenses to Pubco directors and officers, subject to Pubco’s receipt of an undertaking from the indemnified party as may be required under the DGCL. Amended and Restated Bylaws provide that Pubco shall purchase and maintain directors’ and officers’ liability insurance to protect Pubco and Pubco’s directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Pubco’s directors and officers, even though such an action, if successful, might otherwise benefit Pubco and Pubco stockholders. However, these provisions will not limit or eliminate Pubco’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or an officer’s fiduciary duty of care. The limitation of liability and indemnification provisions under Amended and Restated Certificate of Incorporation does not alter the liability of directors under the federal securities laws.

Governance of Pubco

Board Composition

All members of the Pubco Board are elected for a one (1) year term and may be re-elected for successive terms. After Closing, the Pubco Board will be composed of one (1) or more members as determined by the Pubco Board, each of whom shall be a natural person.

The Pubco Board will select the chair of the Pubco Board from the independent directors on the Pubco Board, who will not have any special voting rights or casting vote in the event of a tie.

Board Meetings and Quorum

A majority of members of the Pubco Board will constitute a quorum for the transaction of any business.

If a quorum shall not be present at any meeting of the Pubco Board or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

The Pubco Board will hold regular quarterly meetings which may be held either in person or by teleconference.

Board Decisions

All decisions of the Pubco Board must be adopted by a simple majority of directors in attendance and voting at a duly convened meeting of the Pubco Board.

Subject to prior consultation with Pubco’s audit committee, the Pubco Board has the authority to approve the issuance of any equity securities of Pubco, including shares, options, warrants or other equity- linked instruments.

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Stock will be Continental Stock Transfer & Trust Company.

Listing

Following the completion of the Mergers, the shares of Pubco Class A Stock will be listed and traded on the Nasdaq under the symbol “AVAT”.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the MLAC Merger is completed, MLAC Shareholders will receive shares of Pubco Class A Stock in the MLAC Merger and they will cease to be MLAC Shareholders. MLAC is incorporated under the laws of the Cayman Islands and Pubco is organized under the laws of the State of Delaware. The below is a summary of the material differences between (1) the current rights of MLAC Shareholders under Cayman Islands law and the MLAC Memorandum and Articles and (2) the rights of holders of Pubco Stock, post-Closing, under Delaware law and Pubco’s Proposed Organizational Documents, as in effect immediately following the Business Combination.

MLAC and Pubco believe that this summary describes the material differences between the rights of MLAC Shareholders as of the date of this proxy statement/prospectus and the rights of holders of Pubco Stock after the Business Combination; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Pubco’s and MLAC’s governing documents, which we urge you to read carefully and in their entirety. Attached as Annex B to this proxy statement/prospectus is a copy of the form of the Amended and Restated Charter, and attached as Annex C to this proxy statement/prospectus is a copy of the form of Amended and Restated Bylaws. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” in this Form S-4.

Provision	Pubco (Post-Closing)	MLAC
Voting Rights:

Except on matters where the vote of the holders of Pubco Class A Stock is required by the DGCL, the holders of Pubco Class A Stock will not be entitled to vote on any matter coming before any meeting of shareholders, including, without limitation, the election of directors. However, if the holders of Pubco Class A Stock are required by the DGCL to vote on any matter, then each holder of Pubco Stock shall be entitled to one (1) vote per share upon such matter coming before any meeting of the shareholders. The holders of Pubco Class B Stock will be entitled to one (1) vote per share upon any matter coming before any meeting of shareholders where the vote of the holders of Pubco Class A Stock is not required.

Prior to the consummation of an initial business combination, only holders of MLAC Class B Ordinary Shares will have the right to vote on continuing MLAC in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of MLAC’s approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). Holders of MLAC Class A Ordinary Shares will not be entitled to vote on such matter during such time. Such provision of the MLAC Memorandum and Articles may only be amended if approved by a special resolution being a resolution passed by at least two-thirds of the votes cast by, or on behalf of, the MLAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting or by way of unanimous written resolution. With respect to any other matter submitted to a vote of MLAC Shareholders, including any vote in connection with its initial business combination, except as required by applicable law or stock exchange rule, holders of MLAC Class A Ordinary Shares and holders of MLAC Class B Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.

Provision	Pubco (Post-Closing)	MLAC
Preemptive Rights:	Pursuant to the DGCL, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.	MLAC Shareholders have no preemptive or other subscription rights.

Appraisal Rights and Dissenters’ Rights:

Pursuant to the DGCL, a stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Under section 238 of the Cayman Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger or consolidation. The Cayman Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares.

Inspection of Books and Records:

Pursuant to the DGCL, any stockholder, upon written demand stating the purpose thereof and identifying the documents sought with precision, has the right during usual hours for business to inspect for any proper purpose, and to make copies and extracts from, the corporation’s stock ledger and other books and records.

MLAC directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of MLAC or any of them shall be open to the inspection of members not being MLAC directors and no member (not being an MLAC director) shall have any right of inspecting any account or book or document of MLAC except as conferred by the Cayman Act or authorized by MLAC directors or by MLAC in general meeting. The MLAC Board may cause to be prepared and to be laid before MLAC in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the laws of the Cayman Islands.

Size of Board of Directors:

Amended and Restated Bylaws and Amended and Restated Certificate of Formation provide that the Pubco Board will consist of one (1) or more members as determined by the Pubco Board, each of whom shall be a natural person.

The MLAC Board shall consist of not less than one person, unless otherwise determined by MLAC in general meeting.

Classes of Directors/Term of Directors:

Pursuant to the DGCL, the directors of a corporation may, by the certificate of incorporation or bylaws, be divided into one, two or three classes.

The Pubco Board is not so classified. Each director of Pubco shall hold office for a term of one (1) year and serve until his or her successors are duly elected and qualified or until his or her earlier death, resignation or removal.

The MLAC Board is made up of three classes, Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall stand appointed for a term expiring at MLAC’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at MLAC’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at MLAC’s third annual general meeting. Commencing at MLAC’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

Provision	Pubco (Post-Closing)	MLAC
Election and Appointment of Directors:	Pursuant to the DGCL, directors are elected at an annual meeting or at a special meeting called for that purpose, or by written consent in lieu of a meeting.

Directors may be appointed by ordinary resolution of MLAC Shareholders.

The MLAC directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the MLAC Memorandum and Articles as the maximum number of directors.

Vacancies on the Board of Directors:

Pursuant to the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies on the board of directors may be filled (i) by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; or (ii) whenever the holders of any class or classes of stock or series thereof are entitled to elect one (1) or more directors by the certificate of incorporation, by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Removal of Directors:

Pursuant to the DGCL and subject to certain exemptions, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Directors may be removed by ordinary resolution of MLAC Shareholders. The office of a director may vacated if: (a) the director gives notice in writing to MLAC that they resign the office of director; (b) the director is absent (without being represented by proxy) from three consecutive meetings of the MLAC Board without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office; (c) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; (d) the director is found to be or becomes of unsound mind; or (e) all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the MLAC Memorandum and Articles or by a resolution in writing signed by all of the other directors.

Provision	Pubco (Post-Closing)	MLAC
Amendments to the Organizational Documents:

Pursuant to the DGCL, amendments to the certificate of incorporation must be approved by the board of directors, which adopts a resolution setting forth the proposed amendment and declaring its advisability, and then submitted to the stockholders for approval. Unless a higher vote is required by the certificate of incorporation, approval generally requires the affirmative vote of a majority of the shares entitled to vote on the matter. In addition, holders of a particular class or series of stock are entitled to vote separately on an amendment if the amendment (i) increases or decreases the number of authorized shares of that class, (ii) changes the par value of those shares, or (iii) alters or changes the powers, preferences or special rights of those shares in a manner that adversely affects them. If only one or more series within a class is adversely affected, only the holders of that series are entitled to vote.

Pursuant to the DGCL, the corporation’s bylaws may be amended by the stockholders. If the corporation confers the power to amend bylaws upon its directors by including a provision to that effect in its certificate of incorporation, the board of directors may also amend the bylaws.

MLAC Shareholders may amend the MLAC Memorandum and Articles by special resolution. Prior to the consummation of a business combination, Article 178(a) of the MLAC Memorandum and Articles provides that only the holders of MLAC Class B Ordinary Shares shall carry the right to vote on any Special Resolution required to amend the constitutional documents of MLAC or to adopt new constitutional documents of MLAC, in each case, as a result of MLAC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands.

Limitation of Liability of Directors and Officers:

Pursuant to the DGCL a corporation may limit or eliminate a director’s and an officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or as an officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions by a director or an officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director’s willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

Provision	Pubco (Post-Closing)	MLAC
Indemnification of Directors and Officers:

Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with a third-party action, suit or proceeding, or a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of such action or suit (with certain restrictions applicable to indemnification of expenses in a derivative action), provided that there is a determination that the individual acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Indemnification determinations for current directors and officers must be made by: (i) a majority of the disinterested directors, even though less than a quorum; (ii) a committee of such disinterested directors designated by a majority vote of such disinterested directors, even though less than a quorum; (iii) independent legal counsel in a written opinion if there are no such disinterested directors or if such directors so direct; or (iv) the stockholders.

The DGCL requires indemnification of current or former directors and officers for expenses actually and reasonably incurred by such person relating to a successful defense on the merits or otherwise of a derivative or third-party action. Pursuant to the DGCL, a corporation may advance expenses relating to the defense of any action, suit or proceeding to directors, officers, employees, and agents contingent in certain circumstances upon those individuals entering into an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

The MLAC Memorandum and Articles provide that every director and officer (which for the avoidance of doubt, shall not include auditors of MLAC), together with every former director and former officer (each an “Indemnified Person”) shall, to the maximum extent permitted by Cayman Islands law, be indemnified out of the assets of MLAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to MLAC for any loss or damage incurred by MLAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Provision	Pubco (Post-Closing)	MLAC
SPAC Provisions:	Not applicable.

The MLAC Memorandum and Articles contain specific provisions which reflect its listing status as a SPAC. These include provisions related to, among other things, the following: MLAC Class B Ordinary Shares, redemption of Public Shares, business combination, business opportunities, termination if an initial business combination is not consummated by the end of the Combination Period and the Trust Account.

Anti-Takeover Provisions:

Pursuant to the DGCL, if a person or entity acquires 15% or more of the voting stock of a Delaware corporation (the “target”), then the interested stockholder may not engage in a business combination with the target for a period of three years, unless (a) the board approves the business combination and (b) the target stockholders approve the business combination by at least a 662∕3% vote (excluding the vote of any shares owned by the interested stockholder) at a stockholder meeting.

MLAC Memorandum and Articles provide that the board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the MLAC Board only by successfully engaging in a proxy contest at three or more annual general meetings. MLAC’s authorized but unissued Class A ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of MLAC by means of a proxy contest, tender offer, merger or otherwise.

Provision	Pubco (Post-Closing)	MLAC
Derivative Suits:

Pursuant to the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received shares in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, MLAC will be the proper plaintiff in any claim based on a breach of duty owed to MLAC, and a claim against (for example) MLAC officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•
a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•
the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•
those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against MLAC where the individual rights of that shareholder have been infringed or are about to be infringed.

Dividend Rights:

Pursuant to the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

MLAC directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of MLAC lawfully available therefor. No dividend or other distribution shall be paid except out of the realized or unrealized profits of MLAC, out of the share premium account or as otherwise permitted by the law of the Cayman Islands.

TICKER SYMBOL, MARKET PRICE AND DIVIDENDS

Ticker Symbol and Market Price

MLAC Class A Ordinary Shares are currently listed on The Nasdaq Global Market under the symbol “MLAC.” The closing price of the MLAC Class A Ordinary Shares on September 30, 2025, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.30. As of         , 2026, there were one              holder of record of MLAC Class A Ordinary Shares, three holders of record of MLAC Class B Ordinary Shares, one holder of record of MLAC Rights, and one holder of record of Public Units. As of          , 2026, the Record Date for the Meeting, the closing price for MLAC Class A Ordinary Shares was $        . Holders of MLAC Ordinary Shares should obtain current market quotations for the securities. The market price of MLAC Class A Ordinary Shares could vary at any time prior to the Closing. Market price information regarding MLAC Class B Ordinary Shares is not provided here because there is no established public trading market for MLAC Class B Ordinary Shares.

There is currently no public market for the equity securities of the Company or Pubco. We are applying to list shares of Pubco Class A Stock on The Nasdaq Capital Market upon the Closing under the ticker symbol “AVAT”.

Dividends

MLAC, Pubco and the Company have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, and capital requirements and general financial condition of Pubco subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future. Further, if Pubco incurs further indebtedness, its ability to declare dividends may be limited by restrictive covenants Pubco may agree to in connection therewith.

OTHER SHAREHOLDER COMMUNICATIONS

MLAC Shareholders and interested parties may communicate with the MLAC Board, any committee chairperson or the non-management directors as a group by writing to the MLAC Board or committee chairperson in care of Mountain Lake Acquisition Corp., 903 Tahoe Blvd STE 802, PMB 45, Incline Village, NV 89451. Following the Business Combination, such communications should be sent in care of Pubco at 11 W. 42nd Street, 2nd Floor, New York, NY 10036, and its telephone number is 332-240-1155. Each communication will be forwarded, depending on the subject matter, to the MLAC Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the shares of Pubco Stock to be issued in connection with the Business Combination will be passed upon, as to matters of Delaware law, by Skadden, Arps, Slate, Meagher & Flom (UK) LLP. The material U.S. federal income tax consequences of the Business Combination will be passed upon by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements of MLAC as of and for the year ended December 31, 2025 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/ prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Company as of December 31, 2025, and for the period from August 20, 2025 (inception), through December 31, 2025, appearing in this proxy statement/prospectus have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph related to substantial doubt about the ability of the Company to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pubco as of December 31, 2025, and for the period from September 22, 2025 (inception), through December 31, 2025, appearing in this proxy statement/prospectus have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph related to substantial doubt about the ability of Pubco to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, MLAC and services that it employs to deliver communications to MLAC Shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of MLAC’s proxy statement to MLAC Shareholders. Upon written or oral request, MLAC will deliver a separate copy of its proxy statement to any MLAC Shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive separate copies of such documents. MLAC Shareholders receiving multiple copies of such documents may request that MLAC deliver single copies of such documents in the future. MLAC Shareholders may notify MLAC of their requests by calling or writing MLAC at its principal executive offices at Mountain Lake Acquisition Corp., 903 Tahoe Blvd STE 802, PMB 45, Incline Village NV, 89451. Following the Business Combination, such requests should be made by calling or writing to Pubco at 11 W. 42nd Street, 2nd Floor, New York, NY 10036, and its telephone number is 332-240-1155.

HOUSEHOLDING INFORMATION

Unless MLAC has received contrary instructions, MLAC may send a single copy of this proxy statement/ prospectus to any household at which two or more MLAC Shareholders reside if MLAC believes the MLAC Shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce MLAC’s expenses. However, if MLAC Shareholders prefer to receive multiple sets of MLAC’s disclosure documents at the same address this year or in future years, the MLAC Shareholders should follow the instructions described below. Similarly, if an address is shared with another MLAC Shareholder and together both of the MLAC Shareholders would like to receive only a single set of MLAC’s disclosure documents, the MLAC Shareholders should follow these instructions:

If the MLAC Ordinary Shares are registered in the name of the MLAC Shareholder, the MLAC Shareholder should contact MLAC’s offices at Mountain Lake Acquisition Corp., 930 Tahoe Blvd STE 802 PMB 45, Incline Village, NV 89451. If a bank, broker or other nominee holds the shares, the MLAC Shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

MLAC will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, MLAC has hired Sodali & Co as its proxy solicitor, for a fee of $22,500, plus reimbursement of out-of-pocket expenses for their services. MLAC and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding MLAC Ordinary Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of MLAC. No additional compensation will be paid to MLAC’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2026 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting of shareholders will be held. For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the shareholders at Pubco’s 2026 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Amended and Restated Bylaws. Since the 2026 annual meeting would be Pubco’s first annual meeting of shareholders, such proposals must be received by Pubco at its offices at Avalanche Treasury Corporation, 11 W. 42nd Street, 2nd Floor, New York, NY 10036, a reasonable time before Pubco begins to print and mail the 2026 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2026 annual meeting.

In addition, if the Business Combination is consummated, the Amended and Restated Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to Avalanche Treasury Corporation, 11 W. 42nd Street, 2nd Floor, New York, NY 10036, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. Nominations and proposals also must satisfy other requirements set forth in the Amended and Restated Bylaws. The Pubco Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

MLAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. Pubco will file, upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/ prospectuses and other information with the SEC as required by the Exchange Act. You can read MLAC’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

MLAC will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to MLAC has been supplied by MLAC, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mountain Lake Acquisition Corp.

930 Tahoe Blvd STE 802 PMB 45,

Incline Village, NV 89451

Tel: (775) 204-1489

You may also obtain these documents by requesting them in writing or by telephone from MLAC’s proxy solicitor at:

Sodali & Co

430 Park Avenue, 14th Floor

New York, NY 10022

Telephone: (800) 662-5200

Bank and Brokers can call at (203) 658-9400

Email: MLAC. info@investor.sodali.com

If you are an MLAC Shareholder and would like to request documents, please do so by, 2026 to receive them before the Meeting. If you request any documents from MLAC, MLAC will mail them to you by first class mail or another equally prompt means.

Neither MLAC, Company, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/ prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRANSFER AGENT AND REGISTRAR

The transfer agent for MLAC’s securities is the Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities will be Continental Stock Transfer & Trust Company.

INDEX TO FINANCIAL STATEMENTS

MOUNTAIN LAKE ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Mountain Lake Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mountain Lake Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from June 14, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period June 14, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 16, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

February 20, 2026

PCAOB Number 100

MOUNTAIN LAKE ACQUISITION CORP.

BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash	$452,680	$1,383,392
Prepaid expenses	16,840	23,669
Prepaid insurance	87,776	92,500
Total Current Assets	557,296	1,499,561
Long-term prepaid insurance	—	87,776
Cash and marketable securities held in Trust Account	241,230,572	231,643,853
TOTAL ASSETS	$241,787,868	$233,231,190
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$291,378	$7,401
Accrued offering costs	—	6,750
Due to Sponsor	688	3,183
Total Current Liabilities	292,066	17,334
Deferred underwriting fee payable	1,000,000	8,050,000
Total Liabilities	1,292,066	8,067,334
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of approximately $10.49 and $10.07 per share as of December 31, 2025 and 2024, respectively	241,230,572	231,643,853
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; 0 shares issued or outstanding as of December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 445,000,000 shares authorized; 805,000 issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2025 and 2024	81	81
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2025 and 2024	719	719
Additional paid-in capital	—	—
Accumulated deficit	(735,570)	(6,480,797)
Total Shareholders’ Deficit	(734,770)	(6,479,997)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$241,787,868	$233,231,190

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For Year Ended December 31,	For the Period from June 14, 2024 (inception) through December 31,
	2025	2024
General and administrative expenses	$1,304,773	$50,736
Loss from operations	(1,304,773)	(50,736)

Other income:
Interest earned on cash and marketable securities held in Trust Account	9,586,719	493,853

Net income	$8,281,946	$443,117

Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Basic net income per share, Class A ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class A ordinary shares	23,805,000	1,785,375
Diluted net income per share, Class A ordinary shares	$0.27	$0.05
Weighted average shares outstanding, Class B ordinary shares(1)	7,187,500	6,182,813
Basic net income per share, Class B ordinary shares	$0.27	$0.06
Weighted average shares outstanding, Class B ordinary shares(1)	7,187,500	6,720,313
Diluted net income per share, Class B ordinary shares	$0.27	$0.05
(1)

Excluded up to 984,375 shares subject to forfeiture for the period from June 14, 2024 (inception) through December 31, 2024, if the over-allotment option was not exercised in full or in part by the underwriters. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited (Note 5).

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — June 14, 2024 (inception)	—	$—	—	$—	―	$—	$—
Issuance of Founder shares to the Sponsor (1)	—	—	7,546,875	755	24,245	—	25,000
Sale of Private Placement Units	805,000	81	—	—	8,049,919	—	8,050,000
Fair value of rights included in Public units	—	—	—	—	2,070,000	—	2,070,000
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(143,790)	—	(143,790)
Forfeiture of Founder Shares	—	—	(359,375)	(36)	36	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(10,000,410)	(6,923,914)	(16,924,324)
Net income	—	—	—	—	—	443,117	443,117
Balance — December 31, 2024	805,000	$81	7,187,500	$719	$—	$(6,480,797)	$(6,479,997)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(9,586,719)	(9,586,719)
Reversal of deferred underwriting fee payable	—	—	—	—	—	7,050,000	7,050,000
Net income	—	—	—	—	—	8,281,946	8,281,946
Balance — December 31, 2025	805,000	$81	7,187,500	$719	$—	$(735,570)	$(734,770)
(1)

Included up to 984,375 shares subject to forfeiture as of September 30, 2024, if the over-allotment option was not exercised in full or in part by the underwriters. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited (Note 5).

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the
		Period from
		June 14,
	For the	2024
	Year	(inception)
	Ended	through
	December 31,	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net income	$8,281,946	$443,117
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	8,533
Payment of operation costs through promissory note	—	70,488
Interest earned on cash and marketable securities held in Trust Account	(9,586,719)	(493,853)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	6,829	(18,440)
Long-term prepaid insurance	87,776	(87,776)
Prepaid insurance	4,724	(92,500)
Due to Sponsor	(2,495)	3,183
Accrued offering costs	(6,750)	—
Accounts payable and accrued expenses	283,977	7,401
Net cash used in operating activities	(930,712)	(159,847)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(231,150,000)
Net cash used in investing activities	—	(231,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Units	—	8,050,000
Repayment of promissory note - related party	—	(249,828)
Payment of offering costs	—	(506,933)
Net cash provided by financing activities	—	232,693,239

Net Change in Cash	(930,712)	1,383,392
Cash – Beginning of period	1,383,392	—
Cash – End of period	$452,680	$1,383,392

Non-cash financing activities:
Reversal of deferred underwriting fee payable	$7,050,000	$—
Offering costs included in accrued offering costs	$—	$6,750
Prepaid expenses paid by Sponsor for issuance of Class B ordinary shares	$—	$25,000
Offering costs paid through promissory note – related party	$—	$174,111
Prepaid services contributed by Sponsor through promissory note - related party	$—	$5,229
Offering costs paid through prepaid expenses	$—	$16,467
Deferred underwriting fee payable	$—	$8,050,000
Forfeiture of Founder Shares	$—	$36

The accompanying notes are an integral part of these financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mountain Lake Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 14, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company (“Business Combination”). The Company may pursue an acquisition opportunity in any industry or geographic location.

As of December 31, 2025, the Company has not commenced any operations. All activity for the period from June 14, 2024 (inception) through December 31, 2025, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2024. On December 16, 2024, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 805,000 private placement units (each, a “Private Placement Unit”) at a price of $10.00 per Private Placement Unit in a private placement to Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and BTIG, representative of the underwriters (“BTIG”), generating gross proceeds of $8,050,000, which is described in Note 4.

Transaction costs amounted to $13,354,261, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $704,261 of other offering costs. On October 1, 2025, the Company amended the Underwriting Agreement. As a result on the amendment, the Company reversed $7,050,000 deferred underwriting fee payable, resulting in a $1,000,000 outstanding balance on deferred underwriting fee payable reported on balance sheets.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.05 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Following the closing of the Initial Public Offering on December 16, 2024, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The funds will be held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon either (i) the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the consummation of the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the Combination Period (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). The Public Shares were recorded at redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor, executive officers, and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a Business Combination beyond 18 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “Combination Period”), the

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Company will, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the fund held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had $452,680 in cash and a working capital surplus of $265,230. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Presentation of Financial Statements-Going Concern”, as of December 31, 2025, the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. The Company cannot ensure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, Management has determined that if the Company is unable to complete an initial Business Combination within the Combination Period, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 16, 2026.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $452,680 and $1,383,392 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2025 and 2024, the assets held in the Trust Account, amounted to $241,230,572 and $231,643,853, respectively. The Company classifies its U.S. Treasury and equivalent securities as held to maturity in accordance with ASC Topic

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. When the Company’s investments held in the Trust Account are comprised of money market securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities are included in interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025 and 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

As of December 31, 2025 and 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Share Rights	(2,070,000)
Class A ordinary shares issuance costs	(13,210,471)
Plus:
Accretion for Class A ordinary shares to redemption amount	16,924,324
Class A ordinary shares subject to possible redemption, December 31, 2024	$231,643,853
Plus:
Accretion for Class A ordinary shares to redemption amount	9,586,719
Class A ordinary shares subject to possible redemption, December 31, 2025	$241,230,572

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to Public Shares were charged to temporary equity, and offering costs allocated to share rights included in the Public and Private Placement Units were charged to shareholders’ equity (deficit) as the rights, after management’s evaluation, were accounted for under equity treatment.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. This presentation assumes a business combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the rights issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 7,666,667 Class A ordinary shares in the calculation of diluted income per ordinary share, because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the year ended December 31, 2025 and for the period from June 14, 2024

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

(inception) through December 31, 2024. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per ordinary share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income ordinary share for each class of ordinary shares:

			For the Period from
			June 14, 2024
	For the Year Ended		(inception) through
	December 31,		December 31,
	2025		2024
	Class A	Class B	Class A	Class B
	Ordinary	Ordinary	Ordinary	Ordinary
	Shares	Shares	Shares	Shares
Basic net income per share:
Numerator:
Allocation of net income	$6,361,272	$1,920,674	$99,286	$343,831
Denominator:
Weighted-average shares outstanding	23,805,000	7,187,500	1,785,375	6,182,813
Basic net income per common stock	$0.27	$0.27	$0.06	$0.06

	For the Year Ended December 31,		For the Period from June 14, 2024 (inception) through December 31,
	2025		2024
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Diluted net income per share:
Numerator:
Allocation of net income	$6,361,272	$1,920,674	$93,012	$350,105
Denominator:
Weighted-average shares outstanding	23,805,000	7,187,500	1,785,375	6,720,313
Diluted net income per common stock	$0.27	$0.27	$0.05	$0.05

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Share Rights

The Company accounts for the Public and Private Placement Rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights under equity treatment at their assigned values.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on December 16, 2024, the Company sold 23,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and BTIG purchased an aggregate of 805,000 Private Placement Units (495,000 Private Placement Units purchased by the Sponsor and 310,000 Private Placement Units purchased by BTIG), at a price of $10.00 per Private Placement Units from the Company in a private placement, generating gross proceeds of $8,050,000. A portion of the proceeds from the sale of the Private Placement Units was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Units are identical to the units sold in the Initial Public Offering.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 27, 2024, the Sponsor made a capital contribution of $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). Subsequently, on December 12, 2024, the Company, through a share capitalization, issued an additional 359,375 Founder Shares to the Sponsor, resulting in an aggregate of 7,546,875 Founder Shares issued and outstanding. The holders of the Founder Shares agreed to forfeit and cancel up to an aggregate of 984,375 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the underwriters so that the Founder Shares will represent approximately 23.2% of all of the Company’s issued and outstanding shares after the Initial Public Offering. On December 16, 2024, the underwriters partially exercised their over-allotment option as part of the closing of the Initial Public Offering and forfeited their option to exercise the remaining over-allotment option. As such, 359,375 Founder Shares were forfeited.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described herein. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Due to Sponsor

As of December 31, 2025 and 2024, the Company owed the Sponsor $688 and $3,183 in connection with the overfunding of the private placement, respectively, offset by the payments made on behalf of the Sponsor.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Related Party Loans

On June 27, 2024, the Sponsor agreed to loan the Company up to $200,000 (as amended to $300,000 on September 23, 2024) pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2024, the closing of the Proposed Public Offering, or the date the Company determines not to proceed with the Proposed Public Offering. On December 31, 2024, the Company repaid the total outstanding balance of the note amounting to $275,193. Borrowings under the note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per Unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and 2024, the Company had no borrowings under the Working Capital Loans.

Services Agreement

The Company agreed, commencing on the closing of Initial Public Offering through the earlier of consummation of the initial Business Combination and the liquidation, to pay the Chairman and Chief Executive Officer and the President and Chief Financial Officer, a total of up to $20,000 per month for their services as executive officers and directors of the Company. For the year ended December 31, 2025, the Company incurred and paid an expense of $240,000 of fees for these services. For the period from June 14, 2024 (inception) through December 31, 2024, no fees were incurred for these services.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units (and underlying securities) and any Units (and underlying securities) that may be issued on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,150,000 units to cover over-allotments, if any. On December 16, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to partially exercise the over-allotment option to purchase an additional 2,000,000 Units at a price of $10.00 per Unit and forfeited their right to exercise the remaining over-allotment option.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On October 1, 2025, the Company and representative of the underwriters thereunder (the “Representative”) amended the Underwriting Agreement, effective and conditioned upon consummation of the Business Combination, by deleting Section 1.3 of the Underwriting Agreement and replacing it with the following: “1.3 Deferred Underwriting Commission. The Representative agrees that an aggregate amount equal to one million dollars ($1,000,000) (the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable in cash directly from the Trust Account, without accrued interest, to the Representative for its own account upon consummation of the Company’s initial merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). In the event that the Company is unable to consummate a Business Combination and Continental, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative agrees that: (i) the Representative shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders. Any Deferred Underwriting Commissions shall be deemed fully earned by each Underwriter upon the payment of the purchase price for the Units purchased by such underwriter on the closing of the Offering (including payment of the purchase price of any Option Units) and will be paid only if and when the Company consummates its Business Combination.” The Company and the Representative agree that any reference in the Underwriting Agreement to the amount owed for the Deferred Underwriting Commission that is inconsistent with the provisions of Section 1.3, as amended by this Paragraph 1, shall be deemed amended to be consistent with the provisions of Section 1.3, as amended by this Paragraph 1.

The amendment of the Underwriting Agreement shall apply only in connection with the Business Combination and shall not apply in connection with any Business Combination that may be contemplated or consummated between the Company and any party other than Avalanche Treasury Company, LLC or its affiliates. The parties agree that if the Business Combination is terminated for any reason, this Letter Agreement shall be void and of no effect for all purposes. As a result on the amendment above, the Company reversed $7,050,000 deferred underwriting fee payable, resulting to $1,000,000 outstanding balance on deferred underwriting fee payable reported on balance sheets.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act which was enacted in 2017, including international tax provisions and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA, but it is not expected to have a material impact on the Company’s financial statements.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict, enactment of OBBBA and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Business Combination Agreement

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche SPAC Merger Sub LLC, a Delaware limited liability company, Avalanche Company Merger Sub LLC, a Delaware limited liability company, Avalanche Treasury Company LLC, a Delaware limited liability company (the “AT Company”), and Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”). The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination.” Concurrently with the execution of the Business Combination Agreement, the Company entered into a Sponsor Support Agreement with the Sponsor and Pubco (the “Sponsor Support Agreement”). In addition, the Sponsor agreed pursuant to the Sponsor Support Agreement to effect certain security cancellations and to deposit certain Pubco Class A Stock issued to it at the closing of the Proposed Business Combination (the “Closing”) into escrow in connection with the Closing.

Concurrently with the execution of the Business Combination Agreement, Pubco, the AT Company and the Company entered into subscription agreements (collectively, the “Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”), pursuant to which the Company Unit Investors agreed to purchase, payable in cash or USD Coin (“USDC”), unlocked AVAX or locked AVAX, and the AT Company agreed to issue and sell, approximately $274 million worth of Company Class A units (the “Subscribed Units”) at a price of $10.00 per Subscribed Unit, in a private placement (the “Company Unit Subscription”), upon the terms and subject to the conditions set forth therein. At the Closing, each Subscribed Unit held by Company Unit Investors will be converted automatically into one share of Pubco Class A Stock. Pursuant to the Company Unit Subscription Agreement, Pubco agreed to use commercially reasonable efforts to cause the Pubco Class A Stock into which the Subscribed Units will be converted upon Closing to be registered with the SEC.

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, the AT Company, Pubco, Avalanche BVI and Avalanche Cayman (together with Avalanche BVI, the “Foundation”), entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the AT Company on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between the Company and the Foundation, and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to the AT Company in exchange for 5,805,638 Company units.

For further details on the Proposed Business Combination, refer to the Current Reports on Form 8-K filed by the Company with the SEC on October 7, 2025 and January 13, 2026.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 445,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2025 and 2024, there were 805,000 Class A ordinary shares issued or outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2025 and 2024, there were 7,187,500 Class B ordinary shares issued and outstanding.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 23.2% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Class A ordinary shares underlying the Private Placement Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company will redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS

At December 31, 2025, assets held in the Trust Account were comprised of $1,121 in cash and $241,229,451 in U.S. Treasury securities. During the year ended December 31, 2025, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (Matured on January 8, 2026)	$241,229,451	$58,588	$241,288,039

At December 31, 2024, assets held in the Trust Account were comprised of $593 in cash and $231,643,260 in U.S. Treasury securities. During the period from June 14, 2014 (inception) through December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

			Gross
		Amortized	Holding
	Held To Maturity	Cost	Loss	Fair Value
December 31, 2024	U.S. Treasury Securities (Matured on June 12, 2025)	$231,643,260	$(128,995)	$231,514,265

The Public Share Rights have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Share Rights:

December 16, 2024 (Initial Public Offering)
Trade price of Unit	$10.94
Risk-free rate	4.17%
Market adjustment(1)	9.2%
Fair value per share right	$0.09
(1)

Market adjustment reflects additional factors not fully captured by low volatility selection, which may include likelihood of Business Combination occurring, market perception of lack of available or suitable targets, or possible post-acquisition decline of stock price prior to beginning of the exercise period. The adjustment is determined by comparing traded warrant prices to simulated model outputs.

MOUNTAIN LAKE ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating officer decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the statements of operations as net income. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	December 31,	December 31,
	2025	2024
Cash	$452,680	$1,383,392
Cash and marketable securities held in Trust Account	$241,230,572	$231,643,853

	For the Year Ended December 31,	For the Period from June 14, 2024 (inception) through December 31,
	2025	2024
General and administrative expenses	$1,304,773	$50,736
Interest earned on cash and marketable securities held in Trust Account	$9,586,719	$493,853

The CODM reviews interest earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

General and administrative expenses, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 13, 2026, Mountain Lake Acquisition Corp. entered into Amendment No. 1 to the Business Combination Agreement (the “Business Combination Agreement Amendment”), effective as of October 1, 2025, which, among other things, added Astral Horizon, L.P. and certain Seller affiliates as parties to the agreement, modified the allocation and form of merger consideration, revised the parties making seller representations and warranties, and replaced Exhibit E to the Business Combination Agreement.

Report of Independent Registered Public Accounting Firm

To the Members of

Avalanche Treasury Company LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Avalanche Treasury Company LLC (the “Company”) as of December 31, 2025, the related statements of operations, changes in members’ equity, and cash flows for the period from August 20, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from August 20, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred a significant loss since inception and needs to complete the business combination transaction described in Note 1. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter – Uncertainties Related to Digital Assets

In forming our opinion, we have considered the adequacy of the disclosures included in Note 4 to the financial statements concerning the risks and uncertainties related to the Company’s involvement in digital assets and the underlying technology. In addition, because of the risks posed by blockchain activities, it is possible that regulators may interpret laws in a manner that adversely affects the Company, the value of the digital assets held or the revenue generated from blockchain activities.

The digital asset industry is rapidly evolving, as are the laws, regulations, and accounting standards surrounding the industry. The Company has been, and will be, subject to an extensive and uncertain regulatory landscape. The Company’s failure to adhere to any laws, regulations, and accounting standards, including taxation, could have a negative impact on the Company’s reputation, business, and operating results. The Company may be subject to litigation as well as investigations and enforcement actions by regulators and government authorities. The risks and rewards to be recognized by the Company associated with its digital asset activities will be dependent on many factors outside of the Company’s control. The uncertain and immature nature of digital assets including clearing, settlement, custody, trading mechanisms and the dependency on information technology to sustain the continuity of digital assets are subject to unique risks of theft, loss, or other misappropriation.

/s/ CBIZ CPAS P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

Marlton, New Jersey

March 27, 2026, except for Note 3 to the financial statements, as to which the date is May 8, 2026.

AVALANCHE TREASURY COMPANY LLC

BALANCE SHEET

AS OF DECEMBER 31, 2025

December 31, 2025
ASSETS
Current Assets
Cash	$1,758,802
USDC	3,373,564
Prepaid expenses	114,167
Deferred transaction costs	1,845,131
Due from related party	1,423,849
Total Current Assets	8,515,513
Digital assets – AVAX	167,093,560
Digital assets – stAVAX	15,246,914
TOTAL ASSETS	$190,855,987
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$334,210
Accrued transaction costs	112,046
Token sale liability	40,010,988
Total Current Liabilities	40,457,244
TOTAL LIABILITIES	40,457,244
COMMITMENTS AND CONTINGENCIES (SEE NOTE 10)
MEMBERS’ EQUITY
Class A member interests, 27,368,672 units issued and outstanding as of December 31, 2025	215,917,042
Subscription receivable	(5,922,749)
Members’ deficit	(59,595,550)
Total Members’ Equity	150,398,743
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$190,855,987

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Staking revenue, net of fees	$1,434,669

Operating expenses:

General and administrative	1,205,832
Change in fair value of digital assets	96,338,351
Realized loss on digital assets	2,142,985
Impairment of digital assets	13,566,758
Loss from operations	(111,819,257)

Other income (expense):
Change in fair value of token sale liability	52,150,216
Other income	75,157
Interest expense	(1,666)
Total other income, net	52,223,707

Net loss	$(59,595,550)

Weighted average number of Class A member units, basic and diluted	16,805,272
Basic and diluted net loss per unit of Class A member units	$(3.55)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Member		Subscription	Members’	Total Members’
	Units	Interests	Receivable	Deficit	Equity
Balance, August 20, 2025 (inception)	—	$—	$—	$—	$—
Issuance of member units	27,368,672	215,917,042	(5,922,749)	—	209,994,293
Net loss	—	—	—	(59,595,550)	(59,595,550)
Balance, December 31, 2025	27,368,672	$215,917,042	$(5,922,749)	$(59,595,550)	$150,398,743

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(59,595,550)
Adjustments to reconcile net loss to net cash used in operations:
Digital assets received from staking rewards, net of fees	(1,434,669)
USDC received recorded as other income	(75,157)
Change in fair value of digital assets - AVAX	96,338,351
Change in fair value of Token sale liability	(52,150,216)
Realized loss on digital assets - AVAX	2,142,985
Impairment of digital assets - stAVAX	13,566,758
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	154,919
Prepaid expenses	(114,167)
CASH USED IN OPERATING ACTIVITIES	(1,166,746)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance to related party	(1,417,849)
Purchase of digital assets - AVAX	(15,075,933)
Purchase of digital assets - AVAX under Token Sale Agreement	(15,499,989)
Purchase of USDC	(60,000,002)
CASH USED IN INVESTING ACTIVITIES	(91,993,773)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred transaction costs	(1,559,794)
Proceeds from sale of Class A member units	96,479,115
CASH PROVIDED BY FINANCING ACTIVITIES	94,919,321

NET CHANGE IN CASH	1,758,802
Cash, beginning of period	—
Cash, end of period	$1,758,802

Supplemental cash flow disclosure:
Cash paid for taxes	$—
Cash paid for interest	$1,666

Supplemental disclosure of non-cash investing and financing activities:
Legal fees allocated to affiliate	$285,337
Accounting fees allocated to affiliate	$6,000
Acquisition of digital assets in exchange for Pubco shares to be issued under Token Sale agreement	$92,161,204
Acquisition of digital assets in exchange for USDC under Token Sale Agreement	$34,500,000
Subscription receivable	$5,922,749
Issuance of Class A member units in exchange for AVAX	$91,214,974
Exchange of AVAX for stAVAX	$28,813,672
Issuance of Class A member units in exchange for USDC	$22,300,204
Acquisition of AVAX tokens in exchange for USDC	$44,500,000

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 1.     Organization

Description of Business

Avalanche Treasury Company LLC (the “Company”) was formed in Delaware on August 20, 2025. The Company operates pursuant to the terms of its limited liability company agreement (the “Operating Agreement”). The Company’s Class A membership units are held by its members whose rights and obligations are governed by the Operating Agreement. The business and affairs of the Company are managed by Dragonfly Digital Management, LLC, the sole managing member, and no vote is required by the members, except for the specific provisions as described in the Operating Agreement. Any action requiring members to act as a class will require the approval of the majority of the outstanding units. Profits and losses are allocated to the members pro rata in accordance with their units. Distributions to the members are made at the discretion of the members, subject to the terms of the Operating Agreement. The debts, obligations, and liabilities of the Company are solely debts, obligations, and liabilities and none of the members are obligated personally. The Company will dissolve upon the first to occur (i) the written consent of the managing member and members, (ii) an event that makes it unlawful for the business of the Company to be carried on, or (iii) the termination of the Business Combination Agreement, as disclosed in Note 10.

The Company was formed in connection with the Business Combination Agreement and will be a subsidiary of Avalanche Treasury Corporation which operates in the blockchain industry. The Company accumulates tokens and stakes the assets to earn rewards.

On October 1, 2025, the Company entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Corporation (“Pubco”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Pubco Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated (See Note 10). Concurrently with the signing of the Agreement, Pubco, the Company and the SPAC entered into the subscription agreements (“the Company Unit Subscription Agreements”) with certain investors (the “Company Unit Investors”) pursuant to which the Company Unit Investors agreed to purchase, payable in cash, USD Coin (“USDC”) or AVAX (or a combination of cash, USDC and/or AVAX), and the Company issued 21,563,032 membership units (the “Company Units”) at a contractual price of $10.00 per Company Unit, resulting in an aggregate contractual value of approximately $216.0 million. The aggregate fair value of the Company Units issued was $180.4 million as of the date the contributions were received (see Note 10).

Concurrently with the execution of the Agreement, the Company, the Seller, Pubco, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which (a) the Foundation sold a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company on the terms and subject to the conditions set forth in a token sale agreement (the “TSA”) by and between the Company and the Foundation (the “Foundation Transaction”) and (b) the Seller contributed, directly and indirectly through Dragonfly Ventures L.P and Dragonfly Ventures II, L.P (the “Funds”) and together with the other Seller controlled vehicles (the “Seller Related Parties”), 1,960,040 AVAX in exchange for 5,805,638 Company membership units at the per unit price, with an approximate contractual value of approximately $58 million and a fair value of $29.6 million as of the date the contribution was received (the “Dragonfly Contribution”) (See Note 10).

Pursuant to the TSA, the Foundation sold a minimum of $200 million AVAX tokens on a pre-discount basis to the Company in exchange for, at a 60% discount (i) $50 million in cash and USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A stock to be issued at the Closing (the “Foundation Shares”) (See Note 10). The Company received 7,317,966 AVAX tokens with a fair value of $142.2 million as of the date of purchase. As of December 31, 2025, the fair value of the token sale liability was $40.0 million as presented on the accompanying balance sheet.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 2.     Liquidity and Going Concern

For the period from August 20, 2025 (inception) through December 31, 2025, the Company has generated revenue from staking rewards, net of fees of $1,434,669 and reported a net loss of $59,595,550. As of December 31, 2025, the Company had aggregate cash of $1,758,802 and a net working capital deficit of $31,941,731.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s future capital requirements will depend on many factors, including the consummation of the Agreement.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on this assessment, management had determined that the Company’s liquidity condition, recurring losses since inception and lack of committed funding should the business combination not be consummated raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of these financial statements.

Management’s plan to alleviate this substantial doubt is to complete the Business Combination Agreement. However, the completion of the Business Combination Agreement is subject to the approval of the SPAC’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3.     Voluntary Revision of Financial Statements

During the period from August 20, 2025 (inception) through December 31, 2025, the Company revised its revenue recognition policy for staking rewards under ASC 606, applied by analogy, to reflect an agent designation. The Company previously recognized staking revenue on a gross basis, reporting the full amount of staking rewards as revenue and the related service provider fees as general and administrative expenses. Upon further evaluation of the principal versus agent guidance within ASC 606, the Company determined that it acts as the agent in its staking arrangements and should recognize staking revenue on a net basis, after deducting fees paid to third-party service providers. Refer to Note 4, Summary of Significant Accounting Policies, and Note 9, Staking Revenue, for further discussion of the Company’s revenue recognition policy.

The Company has accounted for this change as a voluntary revision of its financial statements. While the revision was immaterial to the financial statements as a whole, the impact for the period from August 20, 2025 (inception) through December 31, 2025 was as follows:

●	Revenue decreased from $1,509,509 to $1,434,669, a reduction of $74,840
●	General and administrative expenses decreased from $1,280,672 to $1,205,832, a reduction of $74,840
●	There was no impact on net loss as the reductions to revenue and expenses were offsetting

The revision had no effect on the Company’s financial position, cash flows, or earnings per share.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 4.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM reviews profit and loss information as an overall basis, as presented in the statement of operations. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the statement of operations.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) which may, at times exceed federally insured limits. As of December 31, 2025, the Company had approximately $1,758,802 in cash and did not hold any cash equivalents.

Concentration of Credit Risk

Cash

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000 per depositor, per insured bank. As of December 31, 2025, the Company had approximately $1.5 million in cash balances in excess of the FDIC insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

USD Coin

The Company holds USDC, a fiat-backed stablecoin issued on public blockchain networks. USDC is accounted for as a financial asset. Based on the terms governing USDC, the Company has a contractual right to redeem USDC for U.S. dollars on demand. Because this right represents a contractual claim to cash, USDC meets the definition of a financial asset under ASC 825-10, Financial Instruments - Overall. USDC is recognized as a financial asset upon acquisition.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The Company classifies its USDC as current assets on the balance sheet. The Company safeguards its USDC through third-party custodians. As of December 31, 2025, the Company held 3,373,564 USDC with third-party custodian Coinbase Custody Trust Company, LLC. The Company’s USDC holdings are subject to the creditworthiness and reserve practices of the issuer. Although USDC is designed to maintain a stable value, de-pegging events, regulatory actions, or issuer level risks could impair the Company’s ability to redeem USDC at par.

For the period from August 20, 2025 (inception), the Company earned yield of 75,157 USDC on USDC balances through participation in a third-party wallet and recorded $75,157 related to these USDC as other income in the accompanying statement of operations. Purchases of USDC are reflected as cash flows used in investing activities in the accompanying statement of cash flows. Contributions of USDC received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Digital Assets

The Company holds Digital Assets, which include Avalanche (“AVAX”) and staked Avalanche (“stAVAX”) which expose it to concentrations of market, credit and custodial risk. As of December 31, 2025, digital assets represented a significant portion of the Company’s total assets. The Company’s holdings of AVAX and stAVAX are not insured or guaranteed by any government or third-party institution. Changes in market prices, protocol performance, or blockchain network conditions could materially affect the fair value of these assets.

The Company safeguards its digital assets through third-party custodians. As of December 31, 2025, the Company’s holdings with third-party custodians consisted of approximately 8,329,871 AVAX at Coinbase Custody Trust Company, LLC and approximately 5,249,578 AVAX and 1,180,516 stAVAX at Bitgo Trust Company, Inc.

The Company’s AVAX and stAVAX holdings are dependent on the performance and security of the underlying Avalanche blockchain and the specific staking protocol that issues AVAX and stAVAX. Smart contract vulnerabilities, validator performance issues, or protocol governance actions could adversely affect the value or liquidity of AVAX and stAVAX.

Digital asset markets may experience periods of reduced liquidity. The Company may be unable to convert AVAX or stAVAX into fiat currency or other digital assets on a timely basis or at expected prices.

Concentration and Current Vulnerability

The Company’s activities consisted principally of investing, staking and evaluating digital token technologies that run on the Avalanche public blockchain network. Due to the current nature of the Company’s operations and the scale of business transacted on the Avalanche Network, a concentration could potentially result in vulnerability as of the reporting date. The concentration and potential associated vulnerabilities are listed below:

•	A decline in, or loss of, staking rewards earned from the staking of AVAX and stAVAX staked to one or more validator nodes on the network;
•	A decline in, or loss of, the Company’s AVAX or stAVAX holdings and its utility to the Avalanche network and a source of liquidity for its business; and
•	Disruption to the nature and extent of the business plan should the Avalanche public blockchain fail or become redundant due to technological obsolescence or regulatory action.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The AVAX and stAVAX tokens perform various functions within the Avalanche Ecosystem, including incentivizing network security and functionality and acting as the payment currency on the primary network. Therefore this concentration may result in vulnerability to a near-term severe impact, and at least a possibility that there could be events outside of the Company’s control that may result in a severe impact in the near future.

Based on the above concentrations, as of the date of these financial statements, and in the event of a dissolution of Avalanche Foundation or an inability of the Avalanche public blockchain and/or AVAX or stAVAX to function as expected, these could result in near-term severe impacts to the Company’s business.

Management monitors these concentrations on an ongoing basis and may adjust its USDC and digital asset exposure in response to market, regulatory, or operational developments.

The Company relies on third-party service providers to perform certain functions essential to its operations. Any disruptions to the Company’s service providers’ business operations resulting from business failures, financial instability, security failures, government mandated regulation or operational problems could have an adverse impact on the Company’s ability to access critical services and be disruptive to the operations of the Company.

If the Company were to liquidate a significant block of AVAX in a single transaction, this may adversely impact the price per AVAX in the market. Although substantial portions of the AVAX are subject to lock-up restrictions, there could be liquidity risk if the Company were to sell a significant block of AVAX.

Digital Assets

The Company’s digital assets include holdings of AVAX, the native token of the Avalanche blockchain network, which are measured at fair value in accordance with ASU 2023-08, Intangibles — Goodwill and Other — Crypto Assets, codified in ASC Subtopic 350-60 and stAVAX, a liquid staking token on the Avalanche blockchain network, which fall within the scope of ASC 350-30. The digital assets are included in non-current assets in the accompanying balance sheet.

The Company’s AVAX are measured at fair value as of each reporting period using Level 1 inputs in accordance with ASC 820, Fair Value Measurement. Level 1 inputs are based on quoted prices in active markets for identical assets that the Company has the ability to access. The Company has determined its principal market to be Coinbase, which serves as its primary digital asset exchange for purchases and sales and the market in which it conducts the majority of its trading activity and due to the most volume of all accessible markets. Fair value is determined using the closing price as of 12:00 AM UTC on Coinbase on the Company’s financial statement measurement date. Changes in fair value are recognized within change in fair value of digital assets within operating expense in the Company’s statement of operations. Realized gains and losses on disposition are recognized using specific identification.

The Company’s stAVAX are intangible assets that do not meet the criteria in ASC 350-60-15-1 and are accounted for as indefinite-lived intangible assets. The Company exchanges AVAX for a receipt token, stAVAX, in connection with its liquid staking activities, which entitles the holder to redeem the digital intangible assets for which it was exchanged. Holders of stAVAX have a claim on the underlying staked AVAX and the associated yield, therefore it is not just a standalone intangible asset but a wrapped token that conveys rights to another asset. ASU 2023-08 excludes digital assets that provide enforceable rights to underlying goods, services, or other assets. Therefore, the Company tests the digital intangible assets for impairment (i) with annual impairment testing and (ii) more frequent impairment testing when events or changes in circumstances indicate that fair value is below carrying amount. If fair value exceeds carrying value, no upward adjustment is recorded. The Company monitors the value of AVAX, subsequent to the initial recognition of the AVAX, on an intraday basis for changes in circumstances that may indicate that the carrying amount of the stAVAX may not be recoverable. This ongoing assessment considers significant declines in the market value of AVAX. While impairment assessments are performed daily, any identified impairment losses are formally recorded on a quarterly basis in the Company’s financial statements. The Company recognizes impairment on the stAVAX at the lowest intraday value of AVAX identified during the period from October 1, 2025 through December 31, 2025, which was below the carrying value of the stAVAX.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

For the period from August 20, 2025 (inception) through December 31, 2025, the Company recorded an impairment loss on the stAVAX of $13.6 million which is presented in operating expenses in the accompanying statement of operations.

The Company’s current treasury strategy is to retain digital assets as held for investment. The Company does not engage in regular trading of these assets but may stake them. Digital assets held for investment that are staked remain recorded within digital assets in the balance sheet. Staking rewards earned by the Company through staking of these assets are recognized as an addition to digital assets held for investment and in staking rewards in the statement of operations in the period received. Based on this strategy, the Company classifies its digital assets as non-current assets on the balance sheet.

Purchases of digital assets are reflected as cash flows used in investing activities in the accompanying statement of cash flows. Contributions of digital assets received in connection with private placement member interest agreements are presented as non-cash financing activities in the accompanying statement of cash flows.

Staking Rewards

The Company recognizes revenue from its staking activities in accordance with ASC 606, Revenue from Contracts with Customers, applied by analogy. To determine the appropriate amount of revenue to be recognized the Company performs the following steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including the constraint on variable consideration, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company participates in direct staking in proof-of-stake blockchain networks by staking or delegating digital assets held for investment. The Company utilizes third-party node operators to operate validator infrastructure on the Company’s behalf, provide staking facilitation services, and support staking- related reporting and monitoring. The Company is entitled to receive protocol-defined staking rewards only when the validator to which it has staked tokens successfully maintains protocol defined uptime. The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Staked digital assets remain under the Company’s ownership and continue to be measured at fair value.

The Company delegates to third-party node operators to facilitate its staking operations, including the setup, operation, and maintenance of their validator nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime requirements necessary to earn staking rewards. Because the Company is dependent on the third-party vendors’ infrastructure to meet the performance obligation of the node and to generate rewards, and because the vendors bear primary responsibility for ensuring the nodes remain operational and eligible for rewards, the Company has determined that it acts as the agent in these arrangements. Although the Company retains ownership of the underlying digital assets and directs certain aspects of the staking process, the nature and extent of the vendors’ involvement in delivering the staking service is the predominant factor in this assessment. Accordingly, the Company recognizes staking rewards on a net basis as revenue, net of fees paid to the third-party service providers.

The transaction price consists entirely of variable consideration in the form of staking rewards, which is contingent upon successful uptime requirements by the node operator. The Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator's performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of the reporting year-end, there were no active validation periods in progress. The fair value of reward tokens is determined using quoted prices on the principal market for the related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime.

The Company participates in liquid staking by staking AVAX in a liquid staking protocol rather than operating its own validator. The Company receives stAVAX tokens, a receipt token representing a claim on the underlying AVAX plus accumulated staking rewards, which are custodied in Bitgo. Unlike direct staking, rewards are not paid separately. Instead, the AVAX-to-stAVAX exchange rate increases over time. The Company may later redeem stAVAX assets for AVAX through the protocol. The Company recognizes the income through liquid staking when the Company earns the reward tokens and the rewards are measurable and realizable. As of December 31, 2025, the Company had 1,180,516 stAVAX tokens with a carrying value of approximately $15.2 million after recording a loss on impairment of $13.6 million. The Company did not recognize any reward tokens related to the liquid staking for the period from August 20, 2025 (inception) through December 31, 2025.

Restrictions on AVAX

On or about October 1, 2025 (the Effective Date), the Company acquired a total of approximately 8,658,685 restricted AVAX tokens from six counterparties, with a fair value of $106.5 million, pursuant to a combination of the Contribution Agreement, the TSA, and separate subscription or contribution agreements with each investor.

All AVAX tokens received by the Company are subject to contractual transfer restrictions that prevent the Company from selling, transferring, or otherwise disposing of the tokens during the applicable lockup periods. These restrictions are implemented through a combination of paper-lock provisions (contractual restrictions enforced through the terms of the applicable agreements) and P-chain lock provisions (protocol-enforced restrictions embedded at the Avalanche blockchain level). The lockup schedules vary by investor, with restriction periods ranging from approximately 7 months to approximately 56 months. Each tranche is subject to a staged unlock schedule under which tokens become freely transferable in periodic monthly increments over the restriction period.

The Company is permitted to engage in certain activities with respect to the restricted tokens during the lockup period, including protocol staking, liquid staking, yield generation, and limited liquidity provision, subject to the terms and conditions specified in the applicable agreements. The restrictions limit the Company’s ability to access the liquidity for these AVAX until the lock-up periods expire. The Company may be exposed to increased price volatility to restricted AVAX because it cannot sell these positions during the lock-up period. Changes in protocol governance, network performance or market conditions could affect the timing or value of future unlocks.

The Company considered the restrictions noted above in accordance with ASU 2022-03, Fair Value Measurement (Topic 820) - Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and determined that all of the restrictions would be considered entity-specific or sales restrictions rather than restrictions on the underlying token (i.e. the restrictions don’t follow the underlying token), therefore the Company will not consider these restrictions in determining the fair value of the digital assets.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The following summarizes the restrictions on the locked AVAX as of December 31, 2025:

AVAX
tokens	Fair value	Restriction period
7,317,966	$90,010,982	Tokens unlock over 48 equal monthly increments beginning September 2026 and concluding August 2030.
833,003	10,245,937

Tokens unlock over a period spanning September 2025 through June 2027 at a rate of approximately 6-7% per month through October 2026, after which the schedule tapers off periodically through the conclusion of the unlock period in June 2027.

275,000	3,382,500	Tokens unlock over a period beginning October 2025 through July 2026 with equal monthly increments of approximately 11.1%
167,502	2,060,275	Tokens unlock over a period beginning March 2026 through August 2026, with equal monthly increments of approximately 16.7% per month.
15,439	189,900	Tokens unlock over 24 equal monthly increments beginning October 2025 and concluding September 2027.
49,775	612,233	Tokens unlock over 24 equal monthly increments beginning February 2025 and concluding September 2027.
8,658,685	$106,501,827

Token Sale Liability

The TSA represents an asset acquisition funded through a combination of cash, USDC and equity-based consideration. The token sale liability represents the fair value of the obligation to issue Pubco Class A stock to settle the remaining contractual consideration of $30.0 million. The token sale liability meets the criteria in ASC 480-10-25-14(a) for liability classification and the liability is subsequently remeasured at fair value each reporting period until settlement through issuance of shares.

Subscription Receivable

The Company records subscription receivables when units in the Company are issued in exchange for executed subscription agreements for which cash, USDC, or digital assets have not yet been received. Subscription receivables are presented as a contra-equity balance within members’ equity. The subscription receivable is measured at the fair value of the AVAX tokens to be received on the date the Class A member units were issued. As of December 31, 2025, the subscription receivable represented 192,923 AVAX tokens to be received under executed subscription agreements with a carrying amount of $5,922,749 as of December 31, 2025.

Fair Value Measurement

The Company measures certain assets and liabilities at fair value in accordance with ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs that are both significant to the fair value measurement and unobservable.

The estimated fair value of certain financial instruments, including cash, accounts payable, accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Net Loss Per Class A Member Units

Basic net loss per unit is computed by dividing net loss by the weighted average number of Class A member units outstanding during the period. Income and losses are shared prorate based on percentage of ownership of Class A member units. Diluted net loss per Class A Member Unit is computed by giving effect to all potential Class A member units to the extent dilutive. There were no potentially diluted Class A member units equivalents for the period from August 20, 2025 (inception) through December 31, 2025.

For the period from August 20,
2025 (inception) through
December 31, 2025
Numerator:
Net loss	$(59,595,550)

Denominator:
Weighted average number of Class A member units, basic and diluted	16,805,272
Basic and diluted net loss per unit of Class A member unit	$(3.55)

Deferred Transaction Costs

The Company capitalizes transaction costs, in accordance with ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers. which primarily consist of direct, incremental legal, professional, accounting and other third-party fees relating to the Company’s closing of the Transactions. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. Should the planned Transactions prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. At December 31, 2025, the Company recorded approximately $1.8 million in deferred transaction costs on the accompanying balance sheet.

Income taxes

The Company is a Limited Liability Company taxed as a partnership for federal and state income tax purposes and is therefore not directly subject to income taxes; however, the Company’s members are individually responsible for paying income taxes based on their share of the Company’s taxable income. Accordingly, no income tax expense has been recorded in the accompanying financial statements, and no income tax payments were made during this period. As of December 31, 2025, the Company has not filed any tax returns in the United States, as applicable. All results from operations were domestic in nature.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Recent accounting pronouncements

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, Disaggregation of Income Statement Expenses (“DISE”) (“ASU 2024-03”), requires disclosures about specific types of expenses included in the expense captions presented on the face of the statement of operations, as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 31, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Recent Accounting Pronouncements adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The guidance was issued in response to requests from investors for companies to disclose more information about their financial performance at the segment level. The ASU does not change how a public entity identifies its operating segments, aggregates them or applies the quantitative thresholds to determine its reportable segments. The standard requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis, and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. Public entities with a single reportable segment are required to provide the new disclosures and all the disclosures previously required under ASC 280. The Company adopted the standard on August 20, 2025, the date of inception. The adoption of the new guidance did not have a material impact on the Company’s financial statements.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-08, Intangibles—Goodwill and Other— Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The ASU requires that certain crypto assets meeting defined criteria be measured at fair value at each reporting date, with changes in fair value reported in net income, and introduces enhanced disclosure requirements related to significant holdings, fair value measurement, restrictions on transfer, and a roll forward of activity. This ASU is effective for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-08 on August 20, 2025, the date of inception. Because the Company did not exist in prior periods and therefore had no previously recognized crypto assets or related carrying amounts, adoption of the standard did not result in a cumulative-effect adjustment to opening retained earnings. The Company’s accounting and disclosures for crypto assets in the current period reflect the requirements of ASU 2023-08.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period beginning after December 15, 2025. The adoption of the new guidance did not have an impact on the Company’s financial statements.

Note 5.     Digital Assets

Digital assets - AVAX

The following table summarizes the Company’s total digital assets - AVAX holdings, as shown on the accompanying balance sheet as of December 31, 2025:

The cost basis for the AVAX represents the cost at the time the Company received or purchased the AVAX.

Asset	Tokens	Cost basis	Fair value
AVAX	13,579,449	$263,431,911	$167,093,560

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

The following table presents a roll forward of the Company’s AVAX for the period from August 20, 2025 (inception) through December 31, 2025:

Amount
AVAX as of August 20, 2025 (inception)	$—
Contribution of AVAX	91,215,423
Purchase of AVAX	201,677,754
AVAX received from staking rewards	1,509,509
AVAX used to pay staking fees	(14,118)
AVAX exchanged for stAVAX	(28,813,672)
Realized loss on AVAX exchanged for stAVAX	(2,142,985)
Change in fair value of AVAX	(96,338,351)
AVAX at fair value as of December 31, 2025	$167,093,560

For the period from August 20, 2025 (inception) through December 31, 2025, the Company received 118,735 AVAX tokens through staking activities and recorded $1,434,669 of staking rewards, which was recorded net of fees of $74,840, related to these tokens in the accompanying statement of operations.

Digital assets - stAVAX

The following table summarizes the Company’s total digital assets - stAVAX holdings, as shown on the accompanying balance sheet as of December 31, 2025:

Asset	Tokens	Cost basis	Carrying value
stAVAX	1,180,516	$28,813,672	$15,246,914

The following table presents a roll forward of the Company’s stAVAX for the period from August 20, 2025 (inception) through December 31, 2025:

stAVAX
As of August 20, 2025 (inception)	$—
AVAX exchanged for stAVAX	28,813,672
Impairment loss	(13,566,758)
Balance at December 31, 2025	$15,246,914

Note 6.     Members’ Equity

Class A Member Units

During the period from August 20, 2025 (inception) through December 31, 2025, the Company issued an aggregate of 27,368,670 membership units in exchange for cash, USDC, and digital assets in connection with the Company Unit Subscription Agreements and the Contribution Agreement. The issuance of Class A member units during the period is reflected as an issuance of Class A member units in the statement of changes in members’ equity. The business and affairs of the Company are managed by the Members, acting by a majority vote. Profits and losses of the Company are allocated to the Members in proportion to their respective percentage units. Distributions to Members, if any, are made at such times and in such amounts as determined in the sole discretion of the Members, subject to applicable law.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

In October 2025, the Company entered Company Unit Subscription Agreements (See Note 10) with certain investors who agreed to contribute AVAX in exchange for Class A member units in the Company. As a result of staking restrictions in the wallets of certain investors, there were approximately 192,923 AVAX which could not be transferred to the Company until the staking restrictions expire. The Company has recorded a subscription receivable at the value of the AVAX as the date of the issuance of the Class A member units of $5,922,749.

Note 7.     Related party transactions

Loan agreements

On October 10, 2025, certain members of the Company (the “Contributing Members”), considered related parties, entered into loan contribution agreements with the Company and Avalanche Treasury Corporation, an affiliate and related party, to fund formation and general and administrative expenses prior to the Business Combination (as defined in Note 10). The loans are unsecured, bear interest at 4.35% per annum compounded annually, and are repayable from the proceeds of the Business Combination or other available funds thereafter. Interest is computed on a 365-day basis and limited to the maximum rate permitted by law. For the period from August 20, 2025 (inception) the Company drew $91,500 on these notes and paid $91,500 on these notes. As of December 31, 2025, there were no outstanding balances on these loans.

Due From Related Party

During the period from August 20, 2025 (inception) through December 31, 2025, the Company made certain payments on behalf of Pubco for shared costs, totaling $1,423,849 for the period. The amounts paid on behalf of Pubco are recorded as a due from related party on the accompanying balance sheet and are due on demand.

Note 8.     Fair Value Measurements

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of December 31, 2025:

	Fair value measured at December 31, 2025
	Total carrying	Quoted prices	Significant	Significant
	value at	in active	other observable	unobservable
	December 31, 2025	markets (Level 1)	inputs (Level 2)	inputs (Level 3)
Assets:
Digital assets – AVAX	$167,093,560	$167,093,560	$—	$—
USDC	3,373,564	3,373,564	—	—
Total assets	$170,467,124	$170,467,124	$—	$—
Liabilities:
Token sale liability	$40,010,988	$—	$40,010,988	$—

AVAX and USDC

In determining the value of its AVAX and USDC investments, the Company uses quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC.

Token Sale Liability

In determining the fair value of the token sale liability, the Company used quoted prices as determined by utilizing Coinbase closing prices at 12:00 AM UTC, net of cash received.

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

stAVAX

Certain assets are measured at fair value on a nonrecurring basis when events or changes in circumstances indicate that the carrying amount may not be recoverable. During the period from August 20, 2025 (inception) through December 31, 2025, the Company recognized impairment charges related to its stAVAX, which are accounted for as indefinite-lived intangible assets.

The Company recognized a $13.6 million impairment loss related to its stAVAX due to declining market values of AVAX. Fair value was determined using the quoted price of AVAX because stAVAX does not have a directly observable quoted price in an active market. As such, the stAVAX was determined to be a Level 2 asset.

Note 9.     Staking Revenue

The Company participates in staking activities on the Avalanche network through validator arrangements with Chorus One AG, Tarmac Labs Inc., and ParaFi Technologies LLC. Under these arrangements, the service providers operate and maintain validator node infrastructure, including monitoring and reporting services, under the direction of the Company. The Company sets the contractual staking terms, which could range from 14 to 365 days. The Company retains ownership and control of its staked AVAX tokens at all times through the staking process.

The Company earns staking rewards in exchange for delegating digital assets to support network validation activities on the Avalanche blockchain protocol. Staking rewards consist of block rewards, transaction fees, and, where applicable, supplemental protocol incentives. Rewards are distributed directly by the Avalanche protocol to the Company’s designated wallet.

Performance Obligation

The Company’s performance obligation is the delegation of its AVAX tokens to a third-party node operator for a defined staking period. This obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price, measured at inception, is recognized ratably over the staking period. The staking terms are contractually fixed at inception and the Company does not have the practical ability to withdraw its tokens prior to the expiration of the staking period. Revenue is measured as the net amount of staking rewards earned by the Company less fees paid to node operators.

Transaction Price and Variable Consideration

The transaction price consists of variable consideration in the form of staking rewards net of fees paid to third-party node operators as disclosed in “Service Fees” below. The amount of rewards is determined by protocol-defined formulas and is affected by factors such as network activity, validator performance, and total staked amounts.

Because staking rewards are variable and contingent upon successful validation by the node operator, the Company constrains variable consideration until it is probable that a significant reversal of cumulative revenue recognized will not occur. Validators are required to maintain a minimum uptime of 90% (previously 80%) throughout the staking period. Failure to meet this threshold results in the forfeiture of all staking rewards for the validator and its delegators, including the Company. As such, the consideration the Company expects to receive is contingent upon the node operator's performance and is accounted for as variable consideration under ASC 606, by analogy. The transaction price is measured at inception using either the most likely amount or expected value method, depending on which method the Company expects to better predict the amount of consideration to which it will be entitled. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty is subsequently resolved. The performance obligation is satisfied over time as the node operator maintains the required uptime throughout the staking period, since the customer simultaneously receives and consumes the benefit provided. The transaction price is recognized ratably over the staking period, subject to the variable consideration constraint. Revenue is not recognized until the uncertainty associated with the variable consideration is resolved, which is typically at the end of the validation period. As of the reporting year-end, there were no active validation periods in progress. The fair value of reward tokens is determined using quoted prices on the principal market for the

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

related digital asset at contract inception, which corresponds to the date the staking arrangement is initiated and the transaction price is established. The performance obligation is satisfied over time throughout the staking period as the node operator maintains the required uptime. The duration of staking periods ranges from 14 to 365 days as determined by the Company at the time of delegation.

Agent Considerations

The Company engages third-party service providers to facilitate staking activities on its blockchain nodes. While the Company determines the amount of AVAX staked and the timing of staking and unstaking, the third-party service providers control the underlying infrastructure critical to the staking process, including node availability and the ability to meet the network’s uptime requirements necessary to earn staking rewards. Accordingly, the Company has determined that it is the agent in these arrangements and recognizes staking rewards on a net basis as revenue. For the period from August 20,2025 (inception) through December 31, 2025, the Company recognized revenue from staking rewards of $1,434,669, which was recorded net of fees paid to third parties of $74,840 in the accompanying audited statement of operations.

Service Fees

Validator node operators are compensated based on a percentage of staking rewards earned, generally ranging from 2.5% to 3.0%. Fees under the Chorus One and Tarmac arrangements are settled in AVAX and measured at fair value at contract inception. Fees under the ParaFi arrangement are invoiced monthly and settled in fiat currency. Fees paid to third-party node operators are netted against gross staking rewards, with the resulting net amount recognized as revenue in the period the staking rewards are earned.

Note 10.      Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, the Company entered into the Agreement with SPAC, Pubco, SPAC Merger Sub, the Pubco Subsidiaries, and the Seller, pursuant to which the Closing will be consummated.

Under the terms of the Agreement, immediately prior to the closing merger, each outstanding unit of the Company will be exchanged for shares of Pubco common stock. As part of the transaction, the Seller will receive shares of Pubco Class A common stock and Pubco Class B common stock in exchange for its ownership interests. Following the Closing, Pubco Class A common stock will carry economic rights and is expected to be listed on Nasdaq.

In addition to the base merger consideration, Pubco agreed to issue additional shares to the Seller and the SPAC’s sponsor (the “Sponsor”) that are subject to vesting based on the future trading price of Pubco’s Class A common stock. As additional merger consideration, Pubco will issue 1,600,000 shares to the Sponsor (the “Sponsor Earnout Shares”) and 4,000,000 shares to the Seller (the “Seller Earnout Shares”) and deposit the shares in an escrow account. The Sponsor Earnout Shares and the Seller Earnout Shares will be released in tranches if specified volume-weighted average price targets are met within five years of the closing. Any shares that do not vest by the end of the earnout period will be forfeited.

Sponsor Support and Lock-Up Agreements

In connection with the Agreement, the SPAC entered into a Sponsor Support Agreement with the Sponsor. Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and to waive certain rights, including anti-dilution and redemption rights. The Sponsor also agreed to customary restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

At the same time, lock-up agreements were entered with the Sponsor, the Seller, and certain other equity holders. These agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Amended and Restated Registration Rights Agreement

In connection with the Closing, Pubco, SPAC, the Sponsor, the Seller, the Foundation, which are entities affiliated with the Avalanche blockchain ecosystem that hold and manage AVAX tokens in connection with ecosystem development and strategic transaction, and certain other securityholders are expected to enter into an amended and restated registration rights agreement. This agreement will provide the holders of Pubco common stock with customary demand, piggyback and shelf registration rights to register their shares for resale, subject to standard limitations and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Contribution, Asset Purchase, and Token Sale Agreements

At the same time, the Company, Pubco the Seller, and the Foundation, entered into the Contribution Agreement. Under this agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to the Company for, at a 60% discount, (i) $50 million or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco. In addition, the Seller agreed to contribute 1,960,040 AVAX tokens to the Company in exchange for 5,805,638 membership units (the “Seller Units”) (the “Dragonfly Contribution”) (Collectively the “Transactions”).

During October and November 2025, the Company received 7,317,965 AVAX tokens from the Foundation under the TSA in exchange for 34.5 million USDC and $15.5 million in cash and recorded a token sale liability of $40.0 million related to equity to be issued at the Closing as of December 31, 2025.

The Contribution Agreement includes certain restrictions and rights related to future sales of AVAX tokens. These provisions include an exclusivity period during which the Foundation agreed not to sell AVAX in competing transactions, as well as rights of first refusal that give the Company priority to purchase AVAX offered for sale during specified periods. The agreements also provide the Foundation with certain governance rights, including the right to designate a board member of the Company for a defined period following the Closing.

AVAX tokens delivered under the TSA are subject to contractual transfer restrictions that limit the Company’s ability to sell or otherwise transfer the tokens for up to five years. In addition, if following the Closing the Foundation’s ownership of Pubco Class A common stock were to exceed specified thresholds, the Foundation may request to exchange shares for pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. These restrictions and exchange features are intended to limit voting concentration and manage the orderly sale of tokens and equity interests.

Contingent Transaction Fees

The Company signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of December 31, 2025.

Subscription Agreements

Pursuant to the terms of the subscription agreements, the AVAX tokens contributed by investors are subject to the consummation of the Company’s proposed business combination transaction. If the business combination does not close, the Company is obligated to

AVALANCHE TREASURY COMPANY LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

return the AVAX tokens to the investors in accordance with the terms of the subscription agreements. Accordingly, the related subscription receivable and corresponding member interest issuance remain subject to the completion of the business combination.

Note 11.     Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 27, 2026, the date these financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than those discussed below.

First Amendment to the Business Combination Agreement

On January 13, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon L.P., a Delaware limited partnership (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)

Astral and the Funds were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the BCA, in the same manner as if they were original signatories thereto;

(ii)

the Company Units held by the Funds are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the Funds will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the Funds;

(iii)

the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;

(v)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

Report of Independent Registered Public Accounting Firm

To the Stockholder of

Avalanche Treasury Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Avalanche Treasury Corporation (the “Company”) as of December 31, 2025, the related statements of operations, changes in stockholder’s deficit and cash flows for the period from September 22, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from September 22, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company will need to raise additional funds to meet its obligations and sustain its operations. The Company entered into a business combination agreement and related financing agreements with certain persons on October 1, 2025; however, the completion of the business combination and related transactions is subject to the approval of the shareholders of Mountain Lake Acquisition Corp., among other conditions, and receiving funds and assets under the related financing agreements is contingent upon completion of the business combination. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, the Company will raise the additional capital it needs to fund its operations, and the proposed transactions will be completed. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2025.

New York, NY

March 27, 2026

AVALANCHE TREASURY CORPORATION

BALANCE SHEET

AS OF DECEMBER 31, 2025

December 31, 2025
ASSETS
Current Assets
Deferred transaction costs	$1,629,758
Total Current Assets	1,629,758
TOTAL ASSETS	$1,629,758

COMMITMENTS AND CONTINGENCIES (NOTE 6)

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued transaction costs	$121,703
Accounts payable and accrued expenses	72,161
Accrued legal fees	157,427
Due to related party	1,423,849
Total Current Liabilities	1,775,140
TOTAL LIABILITIES	1,775,140

STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 issued and outstanding	10
Subscription receivable	(10)
Accumulated deficit	(145,382)
Total Stockholder’s Deficit	(145,382)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$1,629,758

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

For the Period from
September 22, 2025
(Inception) to
December 31, 2025
Operating expenses
General and administrative	145,382
Net loss	$(145,382)
Weighted average number of shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(145.38)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Common Stock				Total
			Subscription	Accumulated	Stockholder’s
	Shares	Amount	receivable	Deficit	Deficit
Balance, September 22, 2025 (inception)	—	$—	$—	$—	$—
Issuance of Common stock	1,000	10	(10)	—	—
Net loss	—	—	—	(145,382)	(145,382)
Balance, December 31, 2025	1,000	$10	$(10)	$(145,382)	$(145,382)

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

For the period
September 22, 2025
(inception) through
December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(145,382)
Adjustments to reconcile net income to net cash used in operations:
Accrued transactions costs	(1,508,055)
Accounts payable and accrued expenses	72,161
Accrued legal fees	157,427
Due to related party	1,423,849
CASH USED IN OPERATING ACTIVITIES	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

Non-cash investing and financing activities:
Deferred transaction costs included in accrued transaction costs	$121,703

The accompanying notes are an integral part of these financial statements.

AVALANCHE TREASURY CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM SEPTEMBER 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Note 1.     Organization

Description of Business

Avalanche Treasury Corporation (the “Company” or “PubCo”) was incorporated in Delaware on September 22, 2025. The Company was formed to be the public registrant in connection with the Business Combination Agreement, as disclosed in Note 6.

Note 2.     Liquidity and Going Concern

For the period from September 22, 2025 (inception) through December 31, 2025, the Company has not generated revenue and reported a net loss of $145,382. As of December 31, 2025, the Company had no cash on hand and a working capital deficit of $145,382.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short- and long-term basis are for working capital requirements, business acquisitions, and other liquidity needs. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the business operations and the development of market and strategic relationships with other businesses.

The Company’s future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination Agreement, as defined in Note 6. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional common stock. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations, and financial condition would be materially and adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC Subtopic 205-40), management has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on this assessment, management has determined that the Company’s current liquidity condition, recurring losses since inception, and lack of committed financing raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

Management’s plans to alleviate this substantial doubt primarily consist of seeking additional capital through the issuance of equity securities and/or other financing arrangements and completing the Business Combination Agreement described in Note 6. However, the completion of the transactions contemplated thereby is subject to the approval of Mountain Lake Acquisition Corp.’s shareholders among other closing conditions that are not within the parties’ control. There is no assurance that the necessary shareholder approvals will be obtained, the required closing conditions will be satisfied or waived, the Company will raise additional capital it needs to fund its operations, or that the transactions contemplated by the Business Combination Agreement will be completed. Accordingly, management has concluded that substantial doubt about the Company’s ability to continue as a going concern is not alleviated.

Note 3.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the period presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern; however conditions described above raise substantial doubt about the ability to do so. The financial statements do not include adjustments to reflect possible future effects on the recoverability and classifications of assets should the Company not be able to continue as a going concern.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the period from September 22, 2025 (inception) through December 31, 2025.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. There was no cash at December 31, 2025.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2025.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock. There were no potential diluted common stock equivalents for the period from September 22, 2025 (inception) through December 31, 2025.

The computation of basic and dilutive net loss per common stock for the period from September 22, 2025 (inception) through December 31, 2025 is as follows:

For the period
September 22, 2025
(inception) through
December 31, 2025
Numerator:
Net loss	$(145,382)
Denominator:
Weighted-average number of shares of common stock outstanding – basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(145.38)

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the Chief Executive Officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. Currently, the CODM currently reviews total expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. The CODM does not review segment assets at a level other than that presented in the Company’s balance sheet. There are no significant expense categories regularly provided to the CODM beyond those disclosed in the statement of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. There are no derivative financial instruments as of December 31, 2025.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740 “Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and the measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred Transaction Costs

The Company capitalizes transaction costs, which primarily consist of direct, incremental legal, professional, and other third-party fees relating to the Company’s closing of the Transactions and are presented as an asset in the consolidated balance sheet. The deferred costs will be offset against proceeds upon the consummation of an offering resulting from the closing of the Transactions. If the Transactions are not consummated, such deferred costs would be expensed in the period in which the Transactions are abandoned. As of December 31, 2025, deferred transaction costs totaled $1,629,758.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-03, “Disaggregation of Income Statement Expenses (“DISE”)” (“ASU 2024-03”) requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosure about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 31, 2027, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. The standard revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity (“VIE”) that meets the definition of a business. The amendments differ from current U.S. GAAP because, for certain transactions, they replace the requirement that the primary beneficiary of a VIE is always the acquirer with an assessment that requires an entity to consider the factors to determine which entity is the accounting acquirer. Under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The ASU does not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The new guidance will become effective for interim and annual reporting periods beginning on January 1, 2027, will require a prospective transition method for business combinations that occur after the initial adoption date, and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual period ending December 31, 2025, with early adoption permitted. The adoption of this guidance did not have an impact on the Company’s financial statements.

Note 4.     Stockholder’s Deficit

Common stock — The Company is authorized to issue 1,000 shares of common stock with $0.01 par value. As of December 31, 2025, there were 1,000 shares of common stock issued and outstanding which was issued as the initial contribution for a nominal amount. Each share of common stock entitles the holder to one vote.

On September 25, 2025, Seller (as defined below) subscribed for 1,000 shares of common stock of the Company for $0.01 per share or $10 in the aggregate. The Company has recorded a $10 subscription receivable for the shares issued which is included in stockholder’s deficit as of December 31, 2025.

Note 5.     Related Party Transactions

Due to related party

The amounts due to related party represent legal fees previously invoiced and paid on behalf of the Company by Avalanche Treasury Company LLC, an affiliate and related party. As of December 31, 2025, $1,423,849 was recorded in due to related party on the balance sheet.

Note 6.     Commitments and Contingencies

Business Combination Agreement

On October 1, 2025, Pubco entered into a Business Combination Agreement (the “Agreement”) with Mountain Lake Acquisition Corp. (“SPAC”), Avalanche Treasury Company LLC, a Delaware limited liability company (“OpCo”), Avalanche SPAC Merger Sub LLC (“SPAC Merger Sub”), Avalanche Company Merger Sub LLC (“Company Merger Sub,” and together with SPAC Merger Sub, the “Company Subsidiaries”), and Dragonfly Digital Management, LLC (the “Seller”), pursuant to which the transactions contemplated therein (collectively, the “Closing”) will be consummated.

Under the terms of the Agreement, and subject to its conditions, (i) SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger”), with SPAC continuing as the surviving entity and a wholly owned subsidiary of Pubco, and (ii) Company Merger Sub will merge with and into Avalanche Treasury Company LLC (“Treasury LLC”) (the “Subsidiary Merger,” and together with the SPAC Merger, the “Mergers”).

In connection with the Subsidiary Merger, each member of Treasury LLC other than the Seller will receive one share of the Pubco’s Class A common stock, par value $0.01 per share (“Class A Stock”), for each unit held immediately prior to the merger, and the Seller will receive one share of Class A Stock and one share of Class B common stock, par value $0.01 per share (“Class B Stock”), for each unit it holds. As a result of the Closing, Pubco will become a publicly traded entity, and Treasury LLC will become its wholly owned subsidiary.

As additional merger consideration, Pubco will issue to the Seller 4,000,000 shares of Class A Stock and 4,000,000 shares of Class B Stock, of which 2,000,000 shares of each class (the “Seller Earnout Shares”) will be held in escrow and released in tranches if Pubco’s stock achieves VWAP thresholds of $13.00, $15.00, and $17.00 per share, or earlier upon a change in control as defined in the Agreement. Any Seller Earnout Shares not vested by the fifth anniversary of the Closing will be forfeited.

Following the Closing, Class A Stock will carry economic rights and be listed on Nasdaq, while Class B Stock will carry one vote per share but no economic rights and will be held solely by the Seller.

Sponsor Support and Lock-Up Agreements

On October 1, 2025, the SPAC entered into a Sponsor Support Agreement with the SPAC’s sponsor (the “Sponsor”). Under the agreement, the Sponsor agreed to vote its SPAC securities in favor of the Business Combination Agreement and the transactions contemplated thereby, to waive certain anti-dilution and redemption rights, and to comply with customary transfer and lock-up restrictions on its founder shares and private placement warrants. The Sponsor Support Agreement also includes covenants restricting transfers prior to Closing and customary representations and warranties of the parties.

Concurrently, the SPAC entered into Lock-Up Agreements with the Sponsor, the Seller, and certain other equity holders (collectively, the “Lock-Up Parties”). The Lock-Up Agreements restrict the sale or transfer of Company common stock received in the Business Combination for specified periods following Closing, subject to customary early-release conditions, including specified trading-price thresholds and underwriter consent in connection with future registered offerings. The Lock-Up Agreements include standard exceptions for permitted transfers and establish procedures for legends, notice, and release timing consistent with market practice for de-SPAC transactions.

Each of the foregoing agreements was entered into concurrently with the Business Combination Agreement and forms an integral part of the overall transaction structure described therein.

Amended and Restated Registration Rights Agreement

Concurrently with the Closing, Pubco, SPAC, the Sponsor, the Seller, Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”), Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”) and certain securityholders shall enter into an amended and restated registration rights agreement, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by the Sponsor, the Seller, the Foundation and such other securityholders (the “Amended and Restated Registration Rights Agreement”), which provides for customary demand registration rights, piggyback registration rights and shelf registration rights for the benefit of the holders of Pubco Stock named therein, subject to customary cutbacks and issuer suspension rights. The Amended and Restated Registration Rights Agreement also includes customary provisions relating to underwriting participation, registration expenses, indemnification and coordination of sales in underwritten offerings, and will become effective upon the Closing and will supersede SPAC’s existing registration rights agreement in its entirety.

Subscription Agreement

On October 1, 2025, the OpCo, SPAC, and certain investors entered into Subscription Agreements providing for a private placement of Opco Units at $10.00 per unit, payable in cash or AVAX tokens, for an aggregate value of approximately $216 million. The proceeds from the sale of Opco Units are intended to provide capitalization for the Opco and the post-Closing combined entity. Upon Closing, each Opco Unit will automatically convert into one share of the Pubco’s Class A common stock. During October and November 2025, OpCo received proceeds with a fair value of approximately $178.2 million which consisted of $96.5 million, 22,300,205 USDC, valued at $22.3 million, and 3,340,696 AVAX, valued at $59.4 million pursuant to the Subscription Agreements and issued 21,235,349 membership interests.

Contribution, Asset Purchase, and Token Sale Agreements

Concurrently with the execution of the Business Combination Agreement and the TSA (as defined below), the Seller, Pubco, Avalanche Treasury Company LLC (“Opco” or the “Vehicle”), Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”) and Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”), Dragonfly Digital Management, LLC, a Delaware limited liability company, entered into an asset sale and contribution agreement (the “Contribution Agreement”), pursuant to which, on the date of the Business Combination Agreement: (a) the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco on the terms and subject to the conditions set forth in a Token Sale Agreement (the “TSA”) by and between Opco and the Foundation (the “Foundation Transaction”), and (b) the Seller agreed to contribute, directly and indirectly through certain related funds, 1,960,040 AVAX tokens to Opco in exchange for 5,805,638 Opco units (the “Seller Units”) (the “Dragonfly Contribution”) for an aggregate contract value of approximately $58 million. During November 2025, Opco received 1,960,040 AVAX tokens from the Dragonfly Contribution and issued 5,805,638 membership interests.

The Contribution Agreement included certain covenants including (i) an 18-months exclusivity in favor of Opco on sale of AVAX by the Foundation in Competing Transactions (as defined in the Contribution Agreement), (ii) a right of first refusal in favor of Opco for AVAX sale other than in Competing Transactions during the Covered Period, (iii) a 5-year right of first refusal in favor of the Foundation for sales of AVAX sold by Opco in one or more transactions, each exceeding certain thresholds. The Foundation is also granted the right to designate a board member in Pubco for a period of 5 years from the Closing date (extendable in case of further sales on terms similar to the terms in the TSA before the expiration of the 5 years).

Concurrently with the execution of the Business Combination Agreement and the Contribution Agreement, Opco, Pubco, Avalanche BVI and Avalanche Cayman entered into the TSA, pursuant to which, on the date of the Business Combination Agreement, the Foundation agreed to sell a minimum of $200 million of AVAX tokens on a pre-discount basis to Opco in exchange for, at a 60% discount, (i) $50 million in cash or USDC and (ii) $30 million in the form of 3,000,000 shares of Pubco Class A Stock (the “Foundation Shares”). If at any time following the Closing Date, the Pubco Class A Stock cease to be nonvoting securities and at such time the Foundation owns a number of Foundation Shares in excess of 4.7% of the then-outstanding Pubco Class A Stock (the “Maximum Percentage”), the Foundation may request to exchange the number of Foundation Shares in excess of the Maximum Percentage for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis. The AVAX tokens delivered pursuant to the TSA are subject to certain restrictions for 5 years following the date of the TSA. The TSA shall be terminated upon termination of the Contribution Agreement.

During October 2025, Opco purchased 7.3 million of AVAX tokens from the Foundation for $50 million in cash and USDC pursuant to the TSA. The 3,000,000 shares of Pubco Class A Stock will be issued upon the Closing of the Business Combination.

Contingent Transaction Fees

The Company, and related party, signed agreements during September 2025 with certain third-party service providers and deal advisors for fees payable upon the closing of the Business Combination. One agreement provides for an advisory fee of 5.5% of the aggregate cash proceeds from the sale of securities to be payable at closing. Another agreement provides for an M&A advisory fee of $2,750,000, also payable at closing. These fees relate to services provided by external vendors and transaction brokers in connection with the Closing. No amounts were incurred or payable as of December 31, 2025.

Note 7.     Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who uses operating expenses as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statements of operations as net loss. As the Company is in the start-up phase, the CODM currently reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to achieve its business plan over the short-term period (i.e. less than a year). The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss, which include the following:

For the Period from
September 22, 2025
(Inception) to
December 31, 2025
Operating expenses
General and administrative	$145,382
Net loss	$(145,382)

Note 8.     Income Taxes

The Company files a consolidated federal income tax return in the United States and files income tax returns in various state jurisdictions. The provision for income taxes is determined using the asset and liability method in accordance with ASC 740. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled.

Management evaluates the realizability of deferred tax assets on a jurisdictional basis and establishes a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considers available positive and negative evidence, including historical operating results, expectations of future taxable income, the reversal of deferred tax liabilities, and feasible tax planning strategies.

On July 4, 2025, the legislation commonly referred to as the One Big Beautiful Bill Act (“OBBBA”) was enacted. The OBBBA amended and extended certain provisions of the 2017 Tax Cuts and Jobs Act. At this time, the Company does not believe the OBBBA will have a material impact on the Company’s income taxes but continues to monitor the issuance of additional guidance from the U.S. Treasury and the U.S. Internal Revenue Service.

For the year ended December 31, 2025, the Company recorded a full valuation allowance against its deferred tax assets due to cumulative losses and uncertainty regarding the generation of sufficient future taxable income to realize the tax benefits of its net operating loss carryforwards.

Income (Loss) Before Income Taxes

The components of income (loss) before income taxes by jurisdiction were as follows:

Year Ended December 31, 2025	Amount
United States	$(145,382)
Foreign	—
Total loss before income taxes	$(145,382)

Effective Tax Rate Reconciliation

The following table reconciles the U.S. federal statutory income tax rate to the Company’s effective income tax rate:

Year Ended December 31, 2025	Rate
U.S. federal statutory rate	21.0%
State income taxes, net of federal benefit	—
Change in valuation allowance	(21.0)%
Other	—
Effective income tax rate	0.0%

The Company’s effective tax rate differs from the U.S. federal statutory rate primarily due to the establishment of a full valuation allowance against its deferred tax assets.

Deferred Tax Assets and Liabilities

Significant components of deferred tax assets and liabilities were as follows:

As of December 31, 2025	Amount
Deferred tax assets:
Net operating loss carryforwards	$30,530
Total deferred tax assets	30,530
Valuation allowance	(30,530)
Net deferred tax asset (liability)	$—

As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $145,000, with a tax-effected value of $30,530, which may be carried forward indefinitely under current U.S. tax law. The utilization of these net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code in the event of certain ownership changes.

Income Taxes Paid

There was no cash paid for income taxes during the year ended December 31, 2025.

Uncertain Tax Positions

The Company accounts for uncertainty in income taxes in accordance with ASC 740. The Company recognizes the financial statement effects of a tax position when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position.

As of December 31, 2025, the Company had no unrecognized tax benefits, and therefore no amounts were recorded for uncertain tax positions. The Company does not expect any significant changes in unrecognized tax benefits within the next twelve months.

The Company recognizes interest and penalties relating to uncertain tax positions in income tax expense. No amounts were recorded in 2025.

Note 9.     Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements are issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than those discussed below.

First Amendment to the Business Combination Agreement

On January 13, 2026, SPAC, Pubco, the Pubco Subsidiaries, the Company, Seller Related Parties and Astral Horizon, L.P (“Astral”) entered into the First Amendment, and pursuant to which, among other things, the parties thereto agree that:

(i)

Astral and Dragonfly Ventures, L.P, a Cayman Islands exempted limited partnership (“DV”) and Dragonfly Ventures, II L.P, a Cayman Islands exempted limited partnership (“DV II”, and together with DV, “DVs” and together with the Seller “Seller Related Parties”) were added as parties to the Agreement and they agreed to be bound by, and to comply with, the terms and conditions of the Agreement, in the same manner as if they were original signatories thereto;

(ii)

the Company Units held by the DVs are to be treated as the Company Units held by Seller such that, as a result of the Company Merger, the DVs will receive one (1) Pubco Class A Stock and one (1) Pubco Class B Stock for each Company Unit held by the DVs;

(iii)

the Additional Merger Consideration Shares to be issued at Closing will (i) be issued to Astral rather than to Seller as provided in the original version of the Agreement, and (ii) consist of 4,000,000 shares of Pubco Class A Stock only, with no Pubco Class B Stock to be allotted as Additional Consideration because Pubco Class B Stock will be issued to Seller Related Parties;

(iv)

the Representations and Warranties of the Seller are to be made severally but not jointly by the Seller Related Parties and Astral rather than solely by Seller as provided in the original version of the Agreement;

(v)

certain references to the Seller (as specified in the First Amendment) shall be considered as references to the Seller Related Parties, Astral or the Seller Related Parties and/or Astral, as applicable;

(vi)	Exhibit E (Terms of Pubco Stock) to the original version of the Agreement be deleted in its entirety and replaced by the new Exhibit E, in the form attached to the First Amendment.
(vii)	The First Amendment is effective as of October 1, 2025.

Second Amendment to the Business Combination Agreement

On March 17, 2026, MLAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral entered into Amendment No.2 of the Agreement, pursuant to which the parties agreed to postpone the issuance by Pubco to Astral of the 2,000,000 shares of Pubco Class A Stock by thirty (30) calendar days following the closing date of the Agreement.

ANNEX A

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

by and among

MOUNTAIN LAKE ACQUISITION CORP.

as SPAC,

AVALANCHE TREASURY CORPORATION

as Pubco,

AVALANCHE SPAC MERGER SUB LLC

as SPAC Merger Sub,

AVALANCHE COMPANY MERGER SUB LLC

as Company Merger Sub,

AVALANCHE TREASURY COMPANY LLC

as the Company,

and

DRAGONFLY DIGITAL MANAGEMENT, LLC

as the Seller

Dated as of October 1, 2025

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Company Unit Subscription Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreements
Exhibit E	Terms of Pubco Stock

A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 1, 2025, by and among:

A.	Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”),
B.	Avalanche Treasury Corporation, a Delaware corporation (“Pubco”),
C.	Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“SPAC Merger Sub”),
D.	Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and, together with SPAC Merger Sub, the “Pubco Subsidiaries” and each, a “Pubco Subsidiary”),
E.	Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”), and
F.	Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”).

SPAC, Pubco, the Pubco Subsidiaries, the Company, and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) prior to the Closing, SPAC shall effectuate a domestication under Section 388 of the DGCL and the Cayman Act (the “Domestication”), pursuant to which SPAC shall transfer by way of continuation to and become a Delaware corporation (the “Domesticated SPAC” and, for the avoidance of doubt, all references herein to the SPAC shall, from and after the consummation of the Domestication, be deemed to refer to the Domesticated SPAC), with a certificate of incorporation in the form to be mutually agreed between the Parties (“SPAC Delaware Certificate of Incorporation”) and bylaws in the form to be mutually agreed between the Parties (“SPAC Delaware Bylaws”), (b) at least two (2) hours after the Domestication, the SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder and with each holder of SPAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) SPAC Rights held by such holder in accordance with the terms of this Agreement and (c) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Foundation Transaction, the Dragonfly Contribution and the Investments, the “Transactions”), and with Company Members receiving Pubco Stock (and, in the case of Seller, certain other consideration) for each Company Unit held by such Company Member in accordance with the terms of this Agreement, and upon the consummation of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, on the date hereof, each of the Pubco Subsidiaries is a wholly owned subsidiary of Pubco;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Sponsor are entering into a Sponsor Support Agreement substantially in the form set forth on Exhibit A (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, on the date of this Agreement, the Company Unit Investors have agreed to make an investment in the Company by purchasing Company Units up to an aggregate amount equal to $500,000,000 payable in cash, USD Coin or Avax, on the date hereof (the “Company Unit Subscription”) pursuant to subscription agreements substantially in the form set forth on Exhibit B (the “Company Unit Subscription Agreements”);

WHEREAS, simultaneously with the execution and delivery of the Company Unit Subscription Agreements, Seller and the Company Unit Investors are entering into an amended and restated limited liability company agreement of the Company (the “First A&R Company LLCA”);

WHEREAS, in accordance herewith, following the date of this Agreement, the Company shall purchase a number of Avax (the “Company Avax”) equal to the Company Unit Subscription Net Cash Proceeds;

WHEREAS, on the date hereof, Avalanche (BVI), Inc. (“Avalanche BVI”), Avalanche Cayman (together with Avalanche BVI, the “Foundation”), the Seller, the Company and Pubco have entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, on the date hereof: (a) the Foundation sold 7,317,965.61 Avax to the Company, all upon the terms and subject to the conditions set forth in that certain Token Sale Agreement (the “TSA”) by and between the Company, Pubco and the Foundation dated as of the date hereof (the “Foundation Transaction”); and (b) Seller contributed directly and/or indirectly through Dragonfly Ventures L.P., Dragonfly Ventures II, L.P., and other Seller controlled vehicles 1,960,040 AVAX to the Company, all upon the terms and subject to the conditions set forth therein (the “Dragonfly Contribution”);

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco and the Seller shall enter into an amended and restated registration rights agreement of SPAC, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor and the Seller substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, concurrently with the Closing, each of the Seller and Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit D (each, a “Lock-Up Agreement”), pursuant to which the Seller and Sponsor shall agree not to transfer their respective shares of Pubco Stock for a period of six (6) months after the Closing, or earlier based upon the occurrence of certain events described therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the respective boards of directors of Pubco, the Pubco Subsidiaries, the managers of the Company and the members of the Seller have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of non-compliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Additional Permitted Financing” means the subscription or purchase by an investor after the date of this Agreement of securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable (or of securities exercisable, convertible or exchangeable into securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable), including ordinary shares, preferred shares, convertible or exchangeable bonds or notes (secured or unsecured), promissory notes, warrants or other securities, in each case, as and to the extent consented to in writing by SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent);

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Contribution Agreement, the TSA, the Sponsor Support Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Subscription Agreements, any agreements relating to or instruments governing any Additional Permitted Financing, the Pubco A&R Organizational Documents, and the First A&R Company LLCA.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business.

“Cayman Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means (a) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Pubco or any of its Subsidiaries with or into any other corporation or other entity) in which equity securities of Pubco, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (b) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of Pubco’s assets to a third party or (c) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Pubco’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than fifty percent (50%) of the outstanding voting securities of Pubco; provided, however, that any transfer by Seller or any of its Affiliates to another Affiliate of Seller shall not constitute a transfer or acquisition for purposes of clause (c).

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, the Pubco Subsidiaries, the Company or the Seller or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Members” means, collectively, all Persons who hold membership interests in the Company immediately prior to the Company Merger.

“Company Merger Sub Membership Interests” means the membership interests of Company Merger Sub.

“Company Unit Investors” means those Persons who are participating in the Company Unit Subscription pursuant to a Company Unit Subscription Agreement entered into with the Company as of the date of this Agreement.

“Company Unit Subscription Net Cash Proceeds” means the gross cash proceeds from the Company Unit Subscription minus any and all reasonable and customary fees, commissions, or other charges (including network gas fees and exchange trading fees) incurred by the Company or its designated agent in connection with the purchase of Avax on an arms’ length basis through a recognized digital asset exchange or broker.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“DTC” means the Depository Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Seller Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 12, 2024, by and between SPAC, Sponsor, BTIG, LLC.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investments” means the Company Unit Subscription and any Additional Permitted Financing.

“Investors” means the Company Unit Investors and the Persons who participate in any Additional Permitted Financing.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 12, 2024, and filed with the SEC on December 13, 2024 (File No. 333-281410).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Avax (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco and Pubco Subsidiaries Fundamental Representations” means the representations and warranties made by Pubco and the Pubco Subsidiaries pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the Laws of the State of Delaware.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock, which shall have the terms set forth in Exhibit E.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates, directors, executives (excluding any remuneration for directors or executive officers) and employees in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Seller Pre-Closing Statement to be delivered by the Seller to SPAC pursuant to Section 3.2(b).

“Seller Fundamental Representations” means the representations and warranties made by the Seller pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.7 (Finders and Brokers).

“SPAC Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby and SPAC’s status as a public company: (i) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC, and (ii) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Seller pursuant to Section 3.2(a).

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4 (Non-Contravention), Section 4.5 (Capitalization), and Section 4.15 (Finders and Brokers).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Member Approval” means the vote or unanimous written resolution of the members of SPAC Merger Sub required to approve the SPAC Merger and SPAC Certificate of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the DGCL and DLLCA.

“SPAC Merger Sub Membership Interests” means the membership interests of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC.

“SPAC Private Units” means the units issued by SPAC in a private placement transaction simultaneously with the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right.

“SPAC Public Units” means the units issued by SPAC in the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Rights Agreement” means that certain Rights Agreement, dated as of December 12, 2024, between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the SPAC Merger Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“Subscription Agreements” means the Company Unit Subscription Agreements, and any agreements relating to or instruments governing any Additional Permitted Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Triggering Event I” means, in the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Earnout Period”), the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share.

“Triggering Event II” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share.

“Triggering Event III” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO and from certain private placements occurring simultaneously with the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2024, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security on a relevant date, the daily Dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the daily Dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg, or, if no daily Dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

1.2Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$	Section 1.3(b)
Acquisition Proposal	Section 8.6(a)
Action	Section 1.1
Additional Merger Consideration Shares	Section 0
Additional Permitted Financing	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Transaction	Section 8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	Section 1.1
Antitrust Laws	Section 8.9(b)
Avalanche BVI	Recitals
Benefit Plans	Section 1.1
Business Combination	Section 1.1
Business Combination Intended Tax Treatment	Section 2.13
Business Combination Transactions	Section 2.13
Business Day	Section 1.1
Cayman Registrar	Section 1.1
Certificate of Domestication	Section 2.1(a)(i)
Change in Control	Section 1.1
Class A Merger Consideration Shares	Section 2.8(b)(i)
Class B Merger Consideration Shares	Section 2.8(b)(ii)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Filing	Section 8.12(b)
Closing Press Release	Section 8.12(b)
Code	Section 1.1
Company	Preamble
Company Avax	Recitals
Company Certificate of Merger	Section 2.4
Company Confidential Information	Section 1.1
Company Disclosure Schedules	Article VI
Company Fundamental Representations	Section 1.1
Company Members	Section 1.1
Company Merger	Recitals
Company Merger Effective Time	Section 2.4
Company Merger Sub	Recitals
Company Merger Sub Membership Interests	Section 1.1
Company Surviving Subsidiary	Section 2.3
Company Unit Investors	Section 1.1
Company Unit Subscription	Recitals
Company Unit Subscription Agreements	Recitals
Company Unit Subscription Net Cash Proceeds	Section 1.1
Company Units	Section 6.3(b)
Consent	Section 1.1
Contracts	Section 1.1
Contribution Agreement	Recitals
D&O Indemnified Persons	Section 8.15(a)
D&O Tail Insurance	Section 8.15(b)
Delaware Secretary of State	Section 2.1(a)(i)
DGCL	Section 2.2

Dissenting Shareholders	Section 2.9(i)
Dissenting Shares	Section 2.9(i)
DLLCA	Section 2.3
Dollars	Section 1.3(b)
Domesticated SPAC	Recitals
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Intended Tax Treatment	Section 2.13
Dragonfly Contribution	Recitals
DTC	Section 1.1
Earnout Period	Section 1.1
EGS	12.13(a)
Enforceability Exceptions	Section 4.2
ERISA	Section 1.1
Escrow Agent	Section 2.8(d)(i)
Escrow Agreement	Section 2.8(d)(i)
Exchange Act	Section 1.1
Exchange Agent	Section 2.12(a)
Expenses	Section 1.1
Extraordinary General Meeting	Section 8.11(a)
Federal Securities Laws	Section 8.7
First A&R Company LLCA	Recitals
Foundation	Recitals
Foundation Transaction	Recitals
Founder Registration Rights Agreement	Section 1.1
Fraud	Section 1.1
Fraud Claim	Section 1.1
GAAP	Section 1.1
Governmental Authority	Section 1.1
IFRS	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 2.13
Interim Period	Section 8.1(a)
Investment Company Act	Section 1.1
Investments	Section 1.1
Investors	Section 1.1
IPO	Section 1.1
IPO Prospectus	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Liabilities	Section 1.1
Lien	Section 1.1
Lock-Up Agreement	Recitals
Material Adverse Effect	Section 1.1
Mergers	Recitals
Modification in Recommendation	Section 8.11(d)
Nasdaq	Section 1.1
Non-Recourse Parties	Section 12.14
OFAC	Section 4.16(c)
Order	Section 1.1
Organizational Documents	Section 1.1
Outside Date	Section 10.1(b)
Parties	Preamble

Party	Preamble
PCAOB	Section 1.1
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Property	Section 1.1
Post-Closing Pubco Board	Section 8.14(a)
Post-Closing Pubco Officers	Section 8.14(a)
Proxy Statement	Section 8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	Section 8.19
Pubco and Pubco Subsidiaries Fundamental Representations	Section 1.1
Pubco Class A Stock	Section 1.1
Pubco Class B Stock	Section 1.1
Pubco Incentive Plan	Section 8.23
Pubco Organizational Documents	Section 1.1
Pubco Stock	Section 1.1
Pubco Subsidiaries	Recitals
Pubco Subsidiary	Recitals
Public Shareholders	Section 11.1
Redemption	Section 8.11(a)
Redemption Amount	Section 1.1
Registration Statement	Section 8.11(a)
Related Persons	Section 1.1
Released Claims	Section 11.1
Releasing Persons	Section 11.2
Representatives	Section 1.1
Required Shareholder Approval	Section 9.1(a)
SEC	Section 1.1
SEC Reports	Section 4.6(a)
Securities Act	Section 1.1
Seller	Preamble
Seller Digital Wallet	Section 7.8(b)
Seller Earnout Shares	Section 2.8(d)(i)
Seller Escrow Account	Section 2.8(d)(i)
Seller Escrow Adjustment Shares	Section 2.8(d)(i)
Seller Expenses	Section 1.1
Seller Fundamental Representations	Section 1.1
Seller Pre-Closing Statement	Section 3.2(b)
Seller Transfer	Section 2.8(d)(iii), Section 2.8(d)(v)
Signing Filing	Section 8.12(b)
Signing Press Release	Section 8.12(b)
Skadden	Section 12.13(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Certificate of Merger	Section 2.4
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Confidential Information	Section 1.1
SPAC Delaware Bylaws	Recitals
SPAC Delaware Certificate of Incorporation	Recitals
SPAC Disclosure Schedules	Article IV
SPAC Expenses	Section 1.1
SPAC Financials	Section 4.6(d)

SPAC Fundamental Representations	Section 1.1
SPAC Loans	Section 1.1
SPAC Material Contract	Section 4.13(a)
SPAC Memorandum and Articles	Section 1.1
SPAC Merger	Recitals
SPAC Merger Effective Time	Section 2.4
SPAC Merger Sub	Preamble
SPAC Merger Sub Membership Interests	Section 1.1
SPAC Merger Sub Member Approval	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Pre-Closing Statement	Section 3.2(a)
SPAC Preference Shares	Section 1.1
SPAC Private Units	Section 1.1
SPAC Public Units	Section 1.1
SPAC Right	Section 1.1
SPAC Rights Agreement	Section 1.1
SPAC Shareholder Approval Matters	Section 8.11(a)
SPAC Shareholders	Section 1.1
SPAC Surviving Subsidiary	Section 2.3
SPAC Units	Section 1.1
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Section 1.1
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Transactions	Recitals
Transfer	Section 1.1
Triggering Event I	Section 1.1
Triggering Event II	Section 1.1
Triggering Event III	Section 1.1
Triggering Events	Section 1.1
Trust Account	Section 1.1
Trust Agreement	Section 1.1
Trustee	Section 1.1
TSA	Recitals
Unit Separation	Section 2.9(a)
VWAP	Section 1.1

1.3Interpretation.

(a)The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c)Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d)Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e)The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE II

BUSINESS COMBINATION TRANSACTIONS

2.1Domestication.

(a)At least two (2) hours before the SPAC Merger Effective Time, SPAC shall cause the Domestication to become effective, including by:

(i)concurrently filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) each of (1) a certificate of domestication with respect to the Domestication (the “Certificate of Domestication”) and (2) the SPAC Delaware Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law;

(ii)taking all actions necessary so that the SPAC Delaware Bylaws shall become the effective bylaws of Domesticated SPAC;

(iii)completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication; and

(iv)obtaining a certificate of de-registration from the Cayman Registrar.

(b)The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Delaware Secretary of State or at such later time (but no later than two (2) hours before the SPAC Merger Effective Time) as may be agreed by SPAC and the Seller in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

2.2SPAC Merger. At the SPAC Merger Effective Time, but at least two (2) hours after the Domestication Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Certificate of Merger, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided that, references to SPAC for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL and DLLCA.

2.3Company Merger. At the Company Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Company Merger Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DLLCA.

2.4Effective Times of Mergers. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall enter into and file a certificate of merger (the “SPAC Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL and the DLLCA, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the DLLCA. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL or such other time as specified in the SPAC Certificate of Merger (the “SPAC Merger Effective Time”) and the Company Merger shall become effective at the time on the Closing Date when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DLLCA or such other time as specified in the Company Certificate of Merger (such time, the “Company Merger Effective Time”); provided that the SPAC Merger Effective Time shall become effective at least two (2) hours after the Domestication.

2.5Effect of the Mergers.

(a)At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the SPAC Merger Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

(b)At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts,

Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Company Merger Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

2.6Organizational Documents.

(a)At the SPAC Merger Effective Time, the memorandum and articles of association of SPAC Surviving Subsidiary shall be the memorandum and articles of association of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time.

(b)At the Company Merger Effective Time, the limited liability company agreement of the Company Surviving Subsidiary then in effect shall be amended and restated in the form of the Second A&R Company LLCA.

2.7Directors and Officers of the Surviving Subsidiaries. At the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, the board of directors and executive officers of the SPAC Surviving Subsidiary and the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Seller.

2.8Company Merger Consideration.

(a)Company Member Merger Consideration Shares. As consideration for the Company Merger, each Company Member other than the Seller shall be entitled to receive from Pubco one share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time.

(b)Seller Merger Consideration Shares. As consideration for the Company Merger, Seller shall be entitled to receive from Pubco:

(i)one share of Pubco Class A Stock for each Company Unit held by the Seller immediately prior to the Company Merger Effective Time (collectively with the shares of Pubco Class A Stock issued pursuant to Section 2.8(a), the “Class A Merger Consideration Shares”); and

(ii)one share of Pubco Class B Stock for each Company Unit held by the Seller immediately prior to the Company Merger Effective Time (the “Class B Merger Consideration Shares”).

(c)Additional Merger Consideration.

As additional consideration for the Company Merger, at the Company Merger Effective Time, Pubco shall issue to the Seller 4,000,000 Pubco Class A Stock and 4,000,000 Pubco Class B Stock (the “Additional Merger Consideration Shares”).

(d)Earnout.

(i)Upon the Closing, 2,000,000 Pubco Class A Stock and 2,000,000 Pubco Class B Stock issued as part of the Additional Merger Consideration pursuant to Section 2.8(c) (the “Seller Earnout Shares”), shall be placed into the Seller Escrow Account (as hereinafter defined). The Seller hereby agrees that, at the Closing, it shall enter into an escrow agreement with Pubco and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Seller and Pubco), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Escrow Agreement”), and, upon and subject to the Closing the Seller shall deposit the Seller Earnout Shares into a segregated escrow account (the “Seller Escrow Account”) with the Escrow Agent to be held, along with any equity securities placed in the Seller Escrow Account pursuant to Section 2.8(d)(vii) of this Agreement (the “Seller Escrow Adjustment Shares”), in the Seller Escrow Account and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)Except as expressly permitted hereunder, the Seller shall not transfer, directly or indirectly, the Seller Earnout Shares and the Seller Escrow Adjustment Shares (if any) during the Earnout Period. Except as otherwise set forth in this Agreement, all of the Seller Earnout Shares and Seller Escrow Adjustment Shares shall be retained in the Seller Escrow Account unless and until their release upon the achievement of a Triggering Event (as defined below) in accordance with Section 2.8(d)(v).

(iii)The Seller agrees that all of the Seller Earnout Shares, together with any Seller Escrow Adjustment Shares, shall be subject to potential transfer to Pubco for no consideration (the “Seller Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco pursuant to Section 2.8(d)(v).

(iv)If, at the end of the Earnout Period, less than all of the Seller Earnout Shares have been released to the Seller pursuant to one or more Release Events, Pubco and Seller will as promptly as practicable instruct the Escrow Agent to complete the Seller Transfer of the unreleased Seller Earnout Shares, together with any unreleased Seller Escrow Adjustment Shares, and the Escrow Agent shall deliver such Seller Earnout Shares and Seller Escrow Adjustment Shares to Pubco. Seller and Pubco shall give joint written instructions to the Escrow Agent to release the applicable Seller Earnout Shares, together with any related Seller Escrow Adjustment Shares, to the Seller, promptly after the occurrence of a Release Event or a Change in Control.

(v)The Seller Earnout Shares shall vest, no longer be subject to the Seller Transfer and be released from the Seller Escrow Account to the Seller, upon the occurrence of the following Triggering Events (each, a “Release Event”):

(1)Upon the occurrence of Triggering Event I, 666,667 shares of Pubco Class A Stock and 666,667 shares of Pubco Class B Stock that form part of the Seller Earnout Shares shall no longer be subject to the Seller Transfer and be released from the Seller Escrow Account to the Seller;

(2)Upon the occurrence of Triggering Event II, 666,667 shares of Pubco Class A Stock and 666,667 shares of Pubco Class B Stock that form part of the Seller Earnout Shares shall no longer be subject to the Seller Transfer and be released from the Seller Escrow Account to the Seller; and

(3)Upon the occurrence of Triggering Event III, 666,666 shares of Pubco Class A Stock and 666,666 shares of Pubco Class B Stock that form part of the Seller Earnout Shares shall no longer be subject to the Seller Transfer and be released from the Seller Escrow Account to the Seller, in each case, within then (10) Business Days after the occurrence of the relevant Release Event.

(vi)For the avoidance of doubt, each of Triggering Event I, Triggering Event II and Triggering Event III shall be capable of occurring only once, if at all; provided, further, that all Triggering Events may be achieved at the same time or on overlapping days.

(vii)The (1) Pubco Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and this Section 2.7(d) and (2) number of Seller Earnout Shares (including both Pubco Class A Stock and Pubco Class B Stock) to be placed in the Seller Escrow Account pursuant to this Section 2.7(d)(i) shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Stock occurring on or after the Closing.

(viii)Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Seller Earnout Shares, together with any related Seller Escrow Adjustment Shares, then remaining in the Seller Escrow Account shall no longer be subject to the Seller Transfer and shall be released to Seller from the Seller Escrow Account.

2.9Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a)SPAC Units. Immediately prior to the SPAC Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The underlying SPAC Class A Ordinary Shares and SPAC Right held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.9.

(b)SPAC Rights. At the SPAC Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the SPAC Rights Agreement into SPAC Class A Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time and the SPAC Class A Ordinary Shares issued upon conversion of the SPAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with Section 2.9(c). At the SPAC Merger Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive shares of Pubco Class A Stock as set forth herein.

(c)SPAC Class A Ordinary Shares. At the SPAC Merger Effective Time, immediately following the Unit Separation, each issued and outstanding SPAC Class A Ordinary Share shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares (other than those described in Section 2.9(f)) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2.9(e), Section 2.9(f) and Section 2.9(i)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.

(d)SPAC Class B Ordinary Shares. Without prejudice to the provision of the Sponsor Support Agreement, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall automatically be converted into one Pubco Class A Stock, following which, all such SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of SPAC Class B Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Stock upon the surrender of such certificate in accordance with Section 2.12. Each SPAC Class B Ordinary Share (other those described in Section 2.9(f)) shall thereafter represent only the right to receive the number of shares if Pubco Class A Stock determined in accordance with this Section 2.9(d) and the Sponsor Support Agreement.

(e)Redeeming Shares. At the SPAC Merger Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(f)Treasury Shares. Notwithstanding Sections 2.9(a) and 2.9(d) or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor.

(g)No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)SPAC Merger Sub Membership Interests. At the SPAC Merger Effective Time, all SPAC Merger Sub Membership Interests issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

(i)Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who have properly demanded appraisal for such SPAC Ordinary Shares in accordance with Section 262 of the DGCL and who have not effectively withdrawn or lost their appraisal rights under the DGCL (the “Dissenting Shares” and the holders thereof, the “Dissenting Shareholders”) shall not be converted into or represent the right to receive Pubco Class A Stock, but instead shall be cancelled and shall represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the DGCL. If any Dissenting Shareholder fails to perfect, withdraws, or otherwise loses his, her, or its appraisal rights under the DGCL, then, as of the SPAC Merger Effective Time or the occurrence of such event, whichever is later, such SPAC Shareholder’s SPAC Ordinary Shares shall be deemed to have been converted as of the SPAC Merger Effective Time into, and to have become exchangeable for, the right to receive Pubco Class A Stock, without interest thereon, in accordance with this Section 2.9(i).

(j)Prior to the Closing, the SPAC shall give the Company and SPAC Merger Sub prompt written notice of any demands for appraisal received by the SPAC, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the SPAC relating to rights of appraisal. The SPAC shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10  Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)Company Units. At the Company Merger Effective Time each issued and outstanding Company Unit (other than those described in Section 2.10(c)) held by the Company Members will automatically be cancelled and cease to exist in exchange for the right to receive the Class A Merger Consideration Shares, and in case of the Seller, together with Class B Merger Consideration Shares, without interest. As of the Company Merger Effective Time, the Company Members shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary; and

(b)[intentionally omitted].

(c)Treasury Interests. Notwithstanding Section 2.10(a), or any other provision of this Agreement to the contrary, at the Company Merger Effective Time, if there are any Company Units that are owned by the Company as treasury interests or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Units shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(d)No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)Company Merger Sub Membership Interests. At the Company Merger Effective Time, all of the Company Merger Sub Membership Interests issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into an equal number of shares of common stock of the Company Surviving Subsidiary such that, immediately following such conversion, the aggregate number of shares of common stock of the Company Surviving Subsidiary shall be equal to the number of shares of Pubco Class A Stock outstanding immediately following the Company Merger Effective Time.

2.11  Effect of Mergers on Outstanding Securities of Pubco. At the Company Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be cancelled and extinguished without any conversion thereof or payment therefor.

2.12  Exchange and Conversion Procedures.

(a)Prior to the SPAC Merger Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company and SPAC (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Ordinary Shares and the Company Units held by Company Members for shares of Pubco Stock.

(b)At or prior to the SPAC Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the SPAC Merger Effective Time, in uncertificated book-entry form, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share; and

(c)At or prior to the Company Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the Company Merger Effective Time, in uncertificated book-entry form:

(i)to Company Members, except for the Seller, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Company Members immediately prior to the Company Merger Effective Time; and

(ii)to the Seller, (i) one share of Pubco Class A Stock and one share of Pubco Class B Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by the Seller immediately prior to the Company Merger Effective Time, and (ii) the Additional Merger Consideration.

(d)Pubco Stock to be delivered pursuant to Sections 2.9(a), and 2.10(a) shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical share of Pubco Stock is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send certificates representing such shares of Pubco Stock to such holder.

(e)Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(f)No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, will be paid to the holders of any SPAC Ordinary Shares or Company Units that have not yet been surrendered to the Exchange Agent pursuant to this Section 2.12.

2.13  Intended Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the Domestication is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “Domestication Intended Tax Treatment”) and (b) the SPAC Merger, the Company Merger, and the Foundation Transaction, taken together (the “Business Combination Transactions”), are intended to be treated as an integrated transaction that is described in Section 351 of the Code (the “Business Combination Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each Party shall use its reasonable best efforts to cause the Business Combination Transactions to qualify for the Business Combination Intended Tax Treatment, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action specifically provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication and/or the Business Combination Transactions do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.14  Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time and the Company Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15  Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

2.16  Seller Consent. Seller, as a member of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written member resolution of the Company) pursuant to the Organizational Documents of the Company, any other Contract in respect of the Company to which the Seller is a party or bound and all applicable Laws.

ARTICLE III

CLOSING

3.1Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Seller, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Seller may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2Pre-Closing Statements.

(a) At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Seller a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Seller at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b) At least four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to SPAC a written statement setting forth the Seller’s good faith estimate and calculation of the Seller Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all the Seller Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(b), the “Seller Pre-Closing Statement”). The Seller shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Seller Pre-Closing Statement, and to the extent the Seller agrees, acting in good faith and reasonably, with any such comments, the Seller will deliver an updated Seller Pre-Closing Statement incorporating such comments.

3.3Closing Deliveries.

(a)At the Closing, SPAC shall deliver or cause to be delivered:

(i)to the Seller and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii)to the Seller and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii)to the Seller and Pubco, a certificate on behalf of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iv)to the Seller and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b)At the Closing, Pubco shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and the Pubco Subsidiaries, as applicable;

(ii)to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii)to the Seller and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco.

(c)At the Closing, the Company shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

(ii)to Pubco, (A) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-11T(d)(2) and (B) a certificate complying with the requirements of Treasury Regulation Section 1.1446(f)-2(b) that is sufficient to establish that no withholding is required under Section 1446(f) of the Code; and

(iii)to SPAC, a certificate from its secretary or other executive officer or managing member certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Company Merger Effective Time), (B) the resolutions of its managing member authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managing member and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(d)At the Closing, the Seller shall deliver or cause to be delivered, as applicable:

(i)to SPAC, a certificate from the Seller, dated as the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to the Seller; and

(ii)to SPAC, the Lock-Up Agreement, duly executed by the Seller and Pubco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Seller, the Company and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco, the Pubco Subsidiaries, and the Seller as of the date of this Agreement and as of the Closing, as follows:

4.1Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Seller accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the DGCL, the

DLLCA and the SPAC Delaware Bylaws, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC, is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles, in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5Capitalization.

(a)SPAC is authorized to issue (i) 500,000,000 SPAC Ordinary Shares, consisting of (A) 445,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 23,805,000 SPAC Class A Ordinary Shares (assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares and SPAC Rights), all of which are subject to possible redemption, and (B) 7,187,500 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b)As of the date of this Agreement, 23,805,000 SPAC Rights are issued and outstanding (assuming the separation of all the outstanding SPAC Units into the underlying SPAC Class A Ordinary Shares and SPAC Rights).

(c)Except as set forth in this Section 4.5 or as contemplated by this Agreement, the SPAC Rights Agreement or the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(d)As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(e)Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6SEC Filings; SPAC Financials; Internal Controls.

(a)SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b)The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)As of the date of this Agreement, the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “MLACU”, “MLAC” and “MLACR”, respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights under the Exchange Act except as contemplated by this Agreement.

(d)The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f)Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g)SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h)SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i)There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8Absence of Certain Changes. The SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Units (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgment, Order or decree of any court or Governmental Authority.

4.10  Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

4.11  Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12  Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13  Material Contracts.

(a)Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Seller.

(b)With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14  Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15  Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16  Certain Business Practices.

(a)Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b)The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17  Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18  Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Pubco and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Pubco and the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller, Pubco and SPAC Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, the Seller, Pubco or SPAC Merger Sub for the Registration Statement.

4.19  No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, on behalf of itself or the Pubco Subsidiaries, in Article V, the Company in Article VI and the Seller in Article VII, none of Pubco, the Pubco Subsidiaries, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, the

Pubco Subsidiaries, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Pubco Subsidiaries, the Company or the Seller. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Pubco Subsidiaries, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20  Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Pubco Subsidiaries, the Seller or any of their respective Affiliates.

4.21  SPAC Trust Account. As of the date of this Agreement, there is at least $238,800,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Seller, to be inaccurate or that would entitle any Person (other than Public Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such Public Shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

4.22  Intended Tax Treatment. SPAC has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. SPAC does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of SPAC, no SPAC Shareholder or holder of SPAC Rights has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO AND PUBCO SUBSIDIARIES

Pubco on behalf of itself and the Pubco Subsidiaries severally and not jointly represent and warrant to SPAC, the Company and the Seller, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of SPAC Merger Sub and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Pubco and each Pubco Subsidiary has all requisite corporate power or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco and each Pubco Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, each of Pubco and each Pubco Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Pubco Subsidiaries and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval), on the part of Pubco or the Pubco Subsidiaries are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or a Pubco Subsidiary is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco or any Pubco Subsidiary is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or a Pubco Subsidiary.

5.4Non-Contravention. The execution and delivery by each of Pubco and each Pubco Subsidiary of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5Capitalization. Except as set forth in Schedule 5.5 of the Company Disclosure Schedules:

(a)as of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by the Seller; (ii) all issued and outstanding SPAC Merger Sub Membership Interests are owned by Pubco; and (iii) all issued and outstanding Company Merger Sub Membership Interests are owned by Pubco; and

(b)prior to giving effect to the Transactions, other than the Pubco Subsidiaries, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6Pubco and Pubco Subsidiaries Activities. Since their formation, Pubco and the Pubco Subsidiaries have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Pubco Subsidiaries) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Pubco Subsidiaries are not party to or bound by any Contract.

5.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Pubco Subsidiaries or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

5.8Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Seller and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9Information Supplied. None of the information supplied or to be supplied by Pubco or the Pubco Subsidiaries in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or The Pubco Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco or the Pubco Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Seller or any of their respective Affiliates.

5.10  Independent Investigation. Each of Pubco and each Pubco Subsidiary has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco and each Pubco Subsidiary acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or the Pubco Subsidiaries pursuant hereto, and the information provided by or on behalf of the Company, the Seller or SPAC for the Registration Statement.

5.11  No Other Representations. Except for the representations and warranties expressly made by Pubco and/or the Pubco Subsidiaries in Article V or as expressly set forth in any Ancillary Document, none of Pubco or the Pubco Subsidiaries nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco or the Pubco Subsidiaries or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco and each Pubco Subsidiary hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or the Pubco Subsidiaries or any of their respective Representatives. Each of Pubco and the Pubco Subsidiaries acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Seller in Article VII, none of SPAC, the Company or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Pubco Subsidiaries or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Pubco Subsidiaries or any of their respective Representatives by any Representative of SPAC, the Company or the Seller), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company and the Seller. Each of Pubco and the Pubco Subsidiaries specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by members of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3Capitalization.

(a)As of the date of this Agreement, the Company is authorized to issue membership interests, 100% of which are owned by Seller.

(b)Immediately upon the execution of the First A&R Company LLCA, the Company will be authorized to issue units (the “Company Units”), as allocated pursuant to (i) the Company Unit Subscription Agreements and (ii) duly authorized resolution of the Company, effective as of the date hereof, providing for the cancellation of Seller’s membership interests in exchange for one Company Unit.

(c)Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

(d)As of immediately prior to the Company Merger Effective Time (and assuming all Company Unit Investors comply with the terms of the applicable Company Unit Subscription Agreement), the capitalization of the Company will consist exclusively of Company Units issued to (A) the Company Unit Investors pursuant to the Company Unit Subscription Agreements in effect as of the date of this Agreement or otherwise consented to by SPAC and (B) Seller pursuant to the terms of the Contribution Agreement.

(e)Except as set forth in this Section 6.3 or as contemplated by this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of the Company, or (C) obligating the Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company.

6.4Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any the Company under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6Absence of Certain Changes. Except as set forth on Section 6.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, the Company has not been subject to a Material Adverse Effect.

6.7Company Activities. Since its incorporation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which the Company is a party, the Company is not party to or bound by any Contract. The Company does not lease or own any real property or any interest in real property.

6.8Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have all rights, title and interest in and to the Avax contributed into the Company pursuant to the Contribution Agreement.

6.9Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10  Taxes and Returns. The Company has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company. There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens. The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Company is treated as a partnership for U.S. federal income tax purposes.

6.11  Certain Business Practices.

(a)Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c)Neither the Company, nor, to the Knowledge of the Company, any of its directors, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.12  Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.13  Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Seller, the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

6.14  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15  No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco and the Pubco Subsidiaries in Article V and the Seller in Article VII, none of SPAC, Pubco, the Pubco Subsidiaries or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, the Pubco Subsidiaries or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries or the Seller. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, the Pubco Subsidiaries and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.15 nothing in this Section 6.15 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

6.16  Company Unit Subscription.

(a)The Company has delivered to SPAC and Pubco true, correct and complete copies of each of the Company Unit Subscription Agreements entered into by the Company with the Company Unit Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Company Unit Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Company Unit Investor relating to any Company Unit Subscription Agreement that could materially and adversely affect the obligation of such Company Unit Investors to contribute to the Company the applicable portion of the Company Unit (as defined in the Company Unit Subscription Agreements) amount set forth in the Company Unit Subscription Agreement of such Company Unit Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Company Unit Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no Company Unit Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Company Unit Subscription Agreements.

(b)No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Company Unit Investor in respect of the Company Unit Subscription, except as set forth in the Company Unit Subscription Agreements.

6.17  Intended Tax Treatment. The Company has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. The Company does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of Company, no Company Member has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, the Seller hereby represents and warrants to SPAC, Pubco, the Pubco Subsidiaries and the Company, as of the date of this Agreement and as of the Closing, as follows:

7.1Organization and Standing. The Seller is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3Government Approvals. No Consent of any Governmental Authority on the part of the Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.4Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the Transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third-party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.5No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

7.6Investment Representations. The Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Pubco Stock for itself for investment purposes only, and not with a view towards any resale or distribution of such Pubco Stock; (c) has been advised and understands that the Pubco Stock (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) has not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Pubco Stock are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available, and (iii) may be subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) (other than the Company Units held by the Seller) acknowledges that except as set forth in the Amended and Restated Registration Rights Agreement, Pubco is under no obligation hereunder to register the Pubco Stock under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Pubco Stock. By reason of the Seller’s business or financial experience, the Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Seller has carefully read and understands all materials provided by or on behalf of SPAC or its Representatives to the Seller or the Seller’s Representatives pertaining to an investment in Pubco and has consulted, as the Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Seller. The Seller acknowledges that the Pubco Stock are subject to dilution for events not under the control of the Seller. The Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for the Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco or SPAC or their respective Representatives. The Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which the Seller is or will be required to be a party and has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Pubco Subsidiaries, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by the Seller or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

7.8Ownership.

(a)The Seller has, or will have as of immediately prior to the Company Merger, good, valid and marketable title to the Company Units set forth opposite Seller’s name on Exhibit A to the First A&R Company LLCA, as amended, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which the Seller is a party by which the Seller is bound with respect to the voting or transfer of any of the Seller’s Company Units other than this Agreement.

(b)As of the date of this Agreement, (i) the Seller has all rights, title and interest in and to the Avax to be contributed by it to the Company pursuant to the Contribution Agreement, (ii) such Avax is held in a digital wallet held or operated by or on behalf of the Seller (the “Seller Digital Wallet”) and neither such Avax nor such Seller Digital Wallet is subject to any Liens (other than Permitted Liens), (iii) the Seller has taken commercially reasonable steps to protect its Seller Digital Wallet and such Avax and (iv) the Seller has the exclusive ability to control such Seller Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

7.9Information Supplied. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration

Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

7.10  Intended Tax Treatment. Seller has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. Seller does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. Seller has not entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

7.11  No Other Representations. Except for the representations and warranties expressly made by the Seller in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of the Seller or any other Person on the Seller’s behalf makes any express or implied representation or warranty with respect to the Seller or any of the Seller’s business, operations, assets or Liabilities, or the Transactions, and the Seller hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller or any of its Representatives. The Parties hereto (other than the Seller) acknowledge that, except for the representations and warranties expressly made by the Seller in this Article VII, the Seller is not making nor has Seller made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries or the Seller. Each Party, other than the Seller, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that the Seller has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.11, nothing in this Section 7.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VIII

COVENANTS

8.1Access and Information.

(a)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and the Pubco Subsidiaries shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Company or the Pubco Subsidiaries, as SPAC or its Representatives may reasonably request regarding Pubco, the Company or the Pubco Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and the Pubco Subsidiaries to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Company or the Pubco Subsidiaries.

(b)During the Interim Period, subject to Section 8.13, SPAC shall give, and shall cause its Representatives to give, the Seller, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC, as the Seller, the Company or Pubco or their respective Representatives may reasonably request regarding SPAC and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Seller, the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Seller, the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC.

8.2Conduct of Business of the Company, Pubco, and the Pubco Subsidiaries.

(a)Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, the Pubco Subsidiaries and the Company shall (i) conduct their businesses, in all material respects, in the ordinary course of business and engage in activities relating to the initial organization, commencement of their respective operations and execution of the Transaction and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b)Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent, except in the case of sub-clause (iii) below, not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or the Pubco Subsidiaries shall:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)subject to Section 8.2(c), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)make or rescind any material election relating to Taxes (other than make an election under Section 754 of the Code), settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or to the extent such action would not reasonably be expected to have any adverse effect on Pubco or any of its Affiliates;

(v)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the SPAC or (b) entered into in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate (provided that this Section 8.2(b)(v) shall not prevent the Company, Pubco or the Pubco Subsidiaries from borrowing funds necessary to finance their ordinary course administrative costs and expenses and Seller Expenses and to discharge such ordinary course administrative costs and expenses and Seller Expenses as they become due);

(vi)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii)  enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Pubco Subsidiaries;

(ix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x)   establish any Subsidiary or enter into any new line of business;

(xi)enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xii)  amend, waive (other than a waiver of Section 6(a) thereunder) or terminate (other than in accordance with its terms) the Contribution Agreement; or

(xiii)  authorize or agree to do any of the foregoing actions.

(c)Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent, solely in the case of clause (ii), not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Units (other than pursuant to the Contribution Agreement or Company Unit Subscription Agreements, each as in effect on the date hereof), and (ii) no Company Member shall sell, transfer or dispose of any Company Units owned by the such Company Member.

8.3Conduct of Business of SPAC.

(a)Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b)Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this

Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses and to discharge such ordinary course administrative costs and expenses and SPAC Expenses as they become due);

(v)make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)amend, waive or otherwise change the Trust Agreement;

(vii)amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 8.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii)  enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(ix)fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)establish any Subsidiary or enter into any new line of business;

(xi)revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii)waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Seller (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)  authorize or agree to do any of the foregoing actions.

8.4Annual and Interim Financial Statements.

(a)As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, the Company shall deliver to SPAC and the Seller, the audited and/ or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b)During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty-five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the audited consolidated financial statements of the Company and Pubco, consisting of the consolidated audited balance sheet of the Company or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two (2) fiscal years or such shorter period as the Company has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

8.5SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Units, SPAC Class A Ordinary Shares on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6Exclusivity.

(a)For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Pubco Subsidiaries, the Seller and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of Pubco or the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of Pubco or the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in Pubco or the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Seller, the sale of any portion of Avax that, and only if such sale, would materially prevent or impair the ability of the Seller to perform its obligations under the Contribution Agreement and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to the Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7No Trading. Each of the Company, Pubco, each Pubco Subsidiary, and the Seller acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Pubco Subsidiaries and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

[Intentionally Omitted].

8.8Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority or Nasdaq) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority or Nasdaq in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement

(including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b)In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, the Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d)Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10  Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11  The Registration Statement.

(a)Following the date of this Agreement, SPAC and Pubco shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Stock to be issued under this Agreement to the holders of SPAC Class A Ordinary Shares and to the holders of Company Units at the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Certificate of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Seller, the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 8.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Seller (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Seller shall provide SPAC and Pubco with such information concerning the Company, the Seller and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c)SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Seller with copies of any written comments, and shall inform the Seller of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Seller and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Seller or their counsel in discussions with the SEC.

(d)As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties. The SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(e)SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12  Public Announcements.

(a)The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b)The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that SPAC provides the Seller with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor and the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, the Company or the Seller from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.13  Confidential Information.

(a)The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, the Pubco Subsidiaries and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, the Pubco Subsidiaries, the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b)SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Seller’ prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Seller to the extent legally permitted with prompt written notice of such requirement so that the Seller may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller waive compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Seller or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.14  Post-Closing Pubco Board of Directors and Officers.

(a)The Parties shall take all necessary action so that effective as of the Closing, (i) Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) to eight (8) persons who are designated, prior to the Closing, by the Seller, at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the persons listed in Schedule 8.14(a) of the Company Disclosure Schedules under the heading “Officers” and such other persons as are designated by the Seller (the “Post-Closing Pubco Officers”), are elected or appointed, as applicable, to such positions of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Pubco A&R Organizational Documents and applicable Law.

(b)At the Closing, Pubco will provide each member of the Post-Closing Pubco Board and each Post-Closing Pubco Officer with a customary indemnification agreement.

8.15  Indemnification of Directors and Officers; Tail Insurance.

(a)The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Pubco Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, any Pubco Subsidiary, the Company or Pubco, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Company Merger Effective Time, Pubco shall cause the Organizational Documents of Pubco, the Company Surviving Subsidiary and the SPAC Surviving Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco, and the Pubco Subsidiaries, to the extent permitted by applicable Law. In addition, from and after the Company Merger Effective Time, Pubco shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless, and provide advancement of expenses to, each of the D&O Indemnified Persons against any costs, expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such D&O Indemnified Person’s capacity as a director or officer of SPAC, the Company, Pubco or any Pubco Subsidiary, occurring or alleged to have occurred at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time. The provisions of this Section 8.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.15(a).

(b)Prior to the SPAC Merger Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six (6) year period from and after the SPAC Merger Effective Time for events occurring prior to the SPAC Merger Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Company Merger Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.16  Use of Proceeds.

(a)Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.16(b).

(b)The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net cash proceeds of any Additional Permitted Financing shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 12.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net cash proceeds of any Additional Permitted Financing shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

8.17  Dragonfly Contribution. During the Interim Period, the Company and the Seller shall use their reasonable best efforts to complete the Dragonfly Contribution immediately prior to the Closing, including exercising their respective rights to specifically enforce the Contribution Agreement. The Company shall not amend or waive any of its rights under the Contribution Agreement without the prior written consent of SPAC.

8.18  Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock) as of the Closing Date and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as soon as possible following the Closing Date.

8.19  Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms set forth in Exhibit E and otherwise on terms that are satisfactory to the Seller and SPAC, each acting reasonably.

8.20  Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco and the Seller shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21  Investments. SPAC, Pubco and the Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements, and exercising its right to specifically enforce the Subscription Agreements pursuant to the terms thereof.

8.22  Additional Permitted Financings.

(a)SPAC, the Company and Pubco shall be permitted to negotiate and enter into Additional Permitted Financings. Notwithstanding the foregoing, it is hereby understood and agreed that the decision to negotiate any Additional Permitted Financing from any potential alternative sources of financing and the terms of any such Additional Permitted Financing and the instruments governing such Additional Permitted Financings shall be subject to the prior written consent of each of SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), and none of the foregoing actions shall be taken, and no Additional Permitted Financings shall be entered into, without such prior written consent.

(b)To the extent that any Additional Permitted Financings shall have been expressly consented to by SPAC, Pubco and the Company and entered into in accordance with the terms of Section 8.22(a):

(i)as of the date of entering into such Additional Permitted Financings, the Parties that are party to such Additional Permitted Financings will deliver to the other Parties to this Agreement true, correct and complete copies of each of the fully executed instruments governing such Additional Permitted Financings; and

(ii)no Party shall enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the instruments governing such Additional Permitted Financings or the Transactions other than as expressly set forth in this Agreement, the instruments governing such Additional Permitted Financings or any other agreement entered into (or to be entered into) in connection with the Transactions with the prior written consent of SPAC, Pubco and the Company.

8.23  Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the Seller and SPAC.

ARTICLE IX

CLOSING CONDITIONS

9.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Seller and SPAC of the following conditions:

(a)Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d)Exchange Listing. The shares of Pubco Class A Stock shall have been approved for clearing through DTC (subject to DTC’s customary eligibility criteria) and approved for listing on Nasdaq, the New York Stock Exchange or another national exchange reasonably acceptable to Pubco, SPAC and the Seller, subject only to notice of issuance.

9.2Conditions to Obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Seller of the following conditions:

(a)Representations and Warranties.

(i)The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC, taken as a whole.

(b)Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

9.3Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a)Representations and Warranties.

(i)The Company Fundamental Representations (other than Section 6.3(a)), Pubco and the Pubco Subsidiaries Fundamental Representations (other than Section 5.5(a)) and Seller Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations or Seller Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of the Company, Pubco and the Pubco Subsidiaries contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of the Company, Pubco, the Pubco Subsidiaries and Seller (other than the Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations and Seller Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or the Seller.

(b)Agreements and Covenants. Each of the Company, Pubco, the Pubco Subsidiaries and the Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

(d)Completion of the Dragonfly Contribution and the Foundation Transaction. The Dragonfly Contribution and the Foundation Transaction shall have been completed in accordance with the terms of the Contribution Agreement and the TSA.

9.4Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Seller, Pubco or the Pubco Subsidiaries) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

TERMINATION

10.1  Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)by mutual written consent of SPAC and the Seller;

(b)by written notice by SPAC or the Seller if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is one (1) year from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)by written notice by either SPAC or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)by written notice by the Seller to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Seller or (B) five (5) Business Days prior to the Outside Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, the Pubco Subsidiaries or the Seller is in material uncured breach of this Agreement;

(e)by written notice by the Seller to SPAC if there has been a Modification in Recommendation;

(f)by written notice by SPAC to the Seller, if (i) there has been a material breach by the Company, Pubco, the Pubco Subsidiaries or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller by SPAC or (B) five (5) Business Days prior to the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time SPAC is in material uncured breach of this Agreement; or

(g)without prejudice to the SPAC’s obligations under Section 8.11(d), by written notice by either SPAC or the Seller to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

10.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to

Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

ARTICLE XI

WAIVERS AND RELEASES

11.1  Waiver of Claims Against Trust. The Company, Pubco, the Pubco Subsidiaries and the Seller hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold as part of the SPAC Units in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination or with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, the Pubco Subsidiaries and the Seller hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, the Pubco Subsidiaries, the Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, the Pubco Subsidiaries and the Seller on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, the Pubco Subsidiaries and the Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, the Pubco Subsidiaries and the Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, the Pubco Subsidiaries, the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, the Pubco Subsidiaries and the Seller to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Pubco Subsidiaries from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

ARTICLE XII

MISCELLANEOUS

12.1  Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.11, 6.15 and 7.11 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement) shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.8(a), Section 2.8(c), Section 2.15, Section 8.15, Section 11.1 and this Article XII.

12.2  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, at or prior to the Closing, to:

Mountain Lake Acquisition Corp.
930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451

Attn:	Paul Grinberg, Chief Executive Officer and Chairman
Email:	[***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA

Attn:	Stuart Neuhauser, Esq. Lloyd N. Steele, Esq.
Email:	[***]

If to the Seller, Pubco, the Company or the Pubco Subsidiaries at, prior to or after the Closing or to SPAC after the Closing, to:

Avalanche Treasury Corporation
413 W 14th Street
Floor 2, PMB 4633
New York, NY 10014

Attn:	Gerald Batholomew Smith, President
Email:	[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate,
EC2N 4BQ London

Attn:	Lorenzo Corte; Maria Protopapa; and Georgian Dimopoulos

Email:[***]

12.3  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of Pubco, the Company, the Pubco Subsidiaries or the Seller) or the Seller (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4  Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.14.

12.5  Fees and Expenses.

(a)Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses; provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account. If Pubco does not have sufficient cash to pay all Expenses, Pubco will cause the Company to sell Avax to generate cash to pay the Expenses.

(b)Notwithstanding the terms of Section 12.5(a), regardless of whether the Closing occurs, Pubco shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom), and (iii) any filings required under Section 8.9 (including any filing fees payable to any Governmental Authority in connection therewith).

12.6  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)Subject to Section 12.6(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.6.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9  Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, the Pubco Subsidiaries, Pubco, the Company and the Seller.

12.10  Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. For purposes of this Section 12.10, Pubco, the Company and the Seller shall be deemed to be Affiliated Parties.

12.11  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12  Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.13  Legal Representation.

(a)The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Pubco Subsidiaries and the Seller, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Pubco Subsidiaries, SPAC, the Company, the Seller or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided that, nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) may have, prior to Closing, jointly represented Pubco, the Pubco Subsidiaries, the Company and the Seller in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, the Pubco Subsidiaries, the Company, the Seller and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Skadden will be permitted in the future, after Closing, to represent Pubco, the Pubco Subsidiaries, the Company and the Seller or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller, Pubco, the Company and the Pubco Subsidiaries shall be deemed the clients of Skadden with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided that, nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.14  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

MOUNTAIN LAKE ACQUISITION CORP.

By:	/s/ Paul Grinberg
	Name:	Paul Grinberg
	Title:	Chief Executive Officer and Chairman of the Board

Pubco:

AVALANCHE TREASURY CORPORATION

By:	/s/ Laine Mihalchick Moljo
	Name:	Laine Mihalchick Moljo
	Title:	Secretary

SPAC Merger Sub:

AVALANCHE SPAC MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	President

Company Merger Sub:

AVALANCHE COMPANY MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	President

The Company:

AVALANCHE TREASURY COMPANY LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	Member and Authorized Signatory

The Seller:

DRAGONFLY DIGITAL MANAGEMENT, LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
Title:

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1, dated as of January 13, 2026 (this “Amendment No. 1”), to the Business Combination Agreement, dated as of October 1, 2025 (the “Business Combination Agreement”), by and among:

A.	Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”),
B.	Avalanche Treasury Corporation, a Delaware corporation (“Pubco”),
C.	Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“SPAC Merger Sub”),
D.	Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and, together with SPAC Merger Sub, the “Pubco Subsidiaries” and each, a “Pubco Subsidiary”),
E.	Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”), and
F.

Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller” and, together with SPAC, Pubco, the Pubco Subsidiaries and the Company, the “Original Parties” and each an “Original Party”) is made and entered into by and among the Original Parties and the following parties who hereby adhere, and became party, to the Business Combination Agreement:

G.	Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”),
H.	Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs together with Seller, the “Seller Related Parties”), and
I.	Astral Horizon, L.P., a Delaware limited partnership (“Astral” and, together with the DVs and the Original Parties, the “Parties” and each a “Party”)

Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, on October 1, 2025, the Original Parties entered into the Business Combination Agreement and certain ancillary agreements, including a contribution agreement among the Avalanche (BVI), Inc. (“Avalanche BVI”), Avalanche Cayman (together with Avalanche BVI, the “Foundation”), the Seller, the Company and Pubco (the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, Seller agreed to contribute directly and/or indirectly through Dragonfly Ventures L.P., Dragonfly Ventures II, L.P., and other Seller controlled vehicles 1,960,040 Avax to the Company.

WHEREAS, the Dragonfly Contribution contemplated by the Contribution Agreement was made by the DVs, who became members of the Company instead of the Seller and should therefore receive the Class A Merger Consideration Shares and the Class B Merger Consideration Shares as set out pursuant to Section 2.8(b), clauses (i) and (ii), of the Business Combination Agreement.

WHEREAS, Seller intended for the Additional Consideration to only include Pubco Class A Stock and be paid to Astral, a vehicle held by Seller management, rather than to Seller.

WHEREAS, in order to effect the below changes and the other amendment set forth herein, pursuant to Section 12.9 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement, as set forth in this Amendment No. 1 and as fully amended and restated in Annex A (the “A&R BCA”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.Amendments to the Business Combination Agreement.

The Parties hereby agree that the Business Combination Agreement shall be deemed to be amended as follows:

1.1Astral and the DVs are hereby added as parties to the Business Combination Agreement and therefore undertake to be bound by, and to comply with, the terms and conditions of the Business Combination Agreement, in the same manner as if they were original signatories to the Business Combination Agreement.

1.2All references to Seller in the 5th Recitals, clauses 2.8(a), 2.8(b), 2.10(a), 2.12(c), 7.8, 8.6 and 8.17 shall be read as references to the Seller Related Parties.

1.3The references to “Dragonfly Ventures L.P.” and “Dragonfly Ventures II, L.P.” in the 7th Recital are hereby deleted and replaced by the defined term “DVs”.

1.4All references to Seller in the 8th and 9th Recitals, the definition of “Seller Fundamental Representations”, clauses 3.3(d)(ii), Article IV introductory paragraph, clauses 4.18, 4.19, 4.20, 4.21, Article V introductory paragraph, clause 5.8, 5.9, 5.10, 5.11, 6.13, 6.15, Article VII introductory paragraph, clauses 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11, 8.7, 8.20, 9.3(a)(i) and (iii), 9.3(b), 9.4, 11.1, 12.2, 12.3, 12.9, 12.10 and 12.13 shall be read as references to (i) the Seller Related Parties and Astral or (ii) the Seller Related Parties or Astral (as detailed into the A&R BCA), and certain conforming changes have been made.

1.5The 11th Recital shall also refer to the managers of the relevant general partner of the DVs and Astral.

1.6All references to Seller in clauses 2.8(c) and 2.8(d) shall be read as references to Astral; (ii) all references to Pubco Class B Stock in clauses 2.8(c) and 2.8(d) shall be struck-off; and (iii) the Seller shall be added as a party to the Escrow Agreement in clause 2.8(d).

1.7All references to ordinary shares in clause 2.9(h) shall be read as references to common stock.

1.8All references to shares of common stock in clause 2.10(e) shall be read as references to membership interests.

1.9Section 1.1 of the Business Combination Agreement. The definitions of “SPAC Class A Ordinary Shares”, “SPAC Class B Ordinary Shares”, “SPAC Preference Shares”, “SPAC Private Units”, “SPAC Public Units”, and “SPAC Right” under Section 1.1 of the Business Combination Agreement are hereby deleted in their entirety and replaced by the following:

“SPAC Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Preference Shares shall refer to the shares of preferred stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Private Units” means the units issued by SPAC in a private placement transaction simultaneously with the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Private Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Public Units” means the units issued by SPAC in the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Public Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination; provided that from and after the Domestication Effective Time, SPAC Rights shall refer to the correspondent rights in the Domesticated SPAC.

1.10  Section References of the Business Combination Agreement. The following section references in Section 1.2 of the Business Combination Agreement are hereby deleted and replaced by the following:

Deleted:

• Seller Earnout Shares	Section 2.8(d)(i)
• Seller Escrow Account	Section 2.8(d)(i)
• Seller Escrow Adjustment Shares	Section 2.8(d)(i)
• Seller Transfer	Section 2.8(d)(iii), Section 2.8(d)(v)

Added:

• Astral	Preamble
• Astral Earnout Shares	Section 2.8(d)(i)
• Astral Escrow Account	Section 2.8(d)(i)
• Astral Escrow Adjustment Shares	Section 2.8(d)(i)
• Astral Transfer	Section 2.8(d)(iii)
• DV	Recitals
• DVII	Recitals
• DVs	Recitals
• Seller Related Parties	Recitals

1.11  Section 2.1 of the Business Combination Agreement. The following shall be added as a new Section 2.1(c) to the Business Combination Agreement:

(c)The Parties acknowledge that this Agreement constitutes a “Plan of Domestication” pursuant to Section 388 of the DGCL.

1.12  Section 2.6 of the Business Combination Agreement. Section 2.6 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a)At the SPAC Merger Effective Time, the Organizational Documents of SPAC Surviving Subsidiary shall be the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws respectively, as in effect immediately prior to the SPAC Merger Effective Time.

(b)At the Company Merger Effective Time, the Organizational Documents of Company Surviving Subsidiary shall be the certificate of formation and the limited liability company agreement of the Company Merger Sub, respectively, as in effect immediately prior to the Company Merger Effective Time.

1.13  Section 2.7 of the Business Combination Agreement. Section 2.7 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

At the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, the board of directors and executive officers of the SPAC Surviving Subsidiary and the board of managers and executive officers of the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Seller.

1.14  Section 2.12(c) of the Business Combination Agreement.

Section 2.12(c)(ii) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(ii)to each Seller Related Party, one share of Pubco Class A Stock and one share of Pubco Class B Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time; and

The following shall be added as a new Section 2.12(c)(iii) to the Business Combination Agreement:

(iii)to Astral, the Additional Merger Consideration.

1.15  Section 3.3(a) of the Business Combination Agreement.

Section 3.3(a)(ii) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(ii)to the Seller and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of (x) the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Domestication Effective Time) and (y) the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws as in effect as of the Closing Date (after the Domestication Effective Time but immediately prior to the SPAC Merger Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

The following shall be added as a new Section 3.3(a)(v) to the Business Combination Agreement:

(v)to the Seller and Pubco, the Lock-Up Agreement, duly executed by the Sponsor and the Insiders (as defined in the relevant form of Lock-Up Agreement).

1.16  Sections 6.3(a) and 6.3(d) of the Business Combination Agreement. Sections 6.3(a) and 6.3(d) of the Business Combination Agreement are hereby deleted in their entirety and replaced by the following:

(a)As of the date of this Agreement, the Company is authorized to issue membership interests, which are owned: (i) 50% by Seller; and (ii) 50% by Gerald Bartholomew Smith.

(d)As of immediately prior to the Company Merger Effective Time (and assuming all Company Unit Investors comply with the terms of the applicable Company Unit Subscription Agreement), the capitalization of the Company will consist exclusively of Company Units issued to (A) the Company Unit Investors pursuant to the Company Unit Subscription Agreements in effect as of the date of this Agreement or otherwise consented to by SPAC; (B) Gerald Bartholomew Smith; (C) the Seller; and (D) the DVs pursuant to the terms of the Contribution Agreement.

1.17  Exhibit E (Terms of Pubco Stock) to the Business Combination Agreement. Exhibit E to the Business Combination Agreement is hereby deleted in its entirety and replaced by the new Exhibit E attached to this Amendment No. 1 as Annex B.

2.Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of October 1, 2025.

3.Other Provisions. The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment No. 1 and are deemed to be incorporated herein by reference.

4.Effect of Amendment No. 1.

4.1No Other Amendments. Except as expressly amended by this Amendment No. 1, the Business Combination Agreement is unmodified and will remain in full force and effect.

4.2References. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Business Combination Agreement, and each reference in any other document relating to the “Business Combination Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Business Combination Agreement, means and references the A&R BCA as amended by this Amendment No. 1.

5.Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, as amended by this Amendment No. 1, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

6.Counterparts. This Amendment No. 1 may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Amendment No. 1 transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment No. 1.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each Party has caused this Amendment No. 1 to the Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

MOUNTAIN LAKE ACQUISITION CORP.

By:	/s/ Paul Grinberg
	Name:	Paul Grinberg
	Title:	Chief Executive Officer and Chairman of the Board

AVALANCHE TREASURY CORPORATION

By:	/s/ Laine Mihalchick Moljo
	Name:	Laine Mihalchick Moljo
	Title:	Secretary

[Signature Page of Pubco to Amendment No. 1 to the Business Combination Agreement]

AVALANCHE SPAC MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	President

[Signature Page of SPAC Merger Sub to Amendment No. 1 to the Business Combination Agreement]

AVALANCHE COMPANY MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	President

[Signature Page of Company Merger Sub to Amendment No. 1 to the Business Combination Agreement]

AVALANCHE TREASURY COMPANY LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	President and Authorized Signatory

[Signature Page of Company to Amendment No. 1 to the Business Combination Agreement]

DRAGONFLY DIGITAL MANAGEMENT, LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
	Title:	Managing Partner

[Signature Page of Seller to Amendment No. 1 to the Business Combination Agreement]

DRAGONFLY VENTURES L.P., acting by its General Partner, DRAGONFLY GP LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
	Title:	Manager

[Signature Page of DV I to Amendment No. 1 to the Business Combination Agreement]

DRAGONFLY VENTURES II, L.P., acting by its General Partner, DRAGONFLY GP II, LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
	Title:	Manager

[Signature Page of DV II to Amendment No. 1 to the Business Combination Agreement]

ASTRAL HORIZON, L.P., acting by its General Partner, ASTRAL HORIZON GP, LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
	Title:	Manager

[Signature Page of Astral to Amendment No. 1 to the Business Combination Agreement]

Annex A

A&R BCA

BUSINESS COMBINATION AGREEMENT

by and among

MOUNTAIN LAKE ACQUISITION CORP.

as SPAC,

AVALANCHE TREASURY CORPORATION

as Pubco,

AVALANCHE SPAC MERGER SUB LLC

as SPAC Merger Sub,

AVALANCHE COMPANY MERGER SUB LLC

as Company Merger Sub,

AVALANCHE TREASURY COMPANY LLC

as the Company,

DRAGONFLY DIGITAL MANAGEMENT, LLC

as the Seller,

DRAGONFLY VENTURES L.P.

as DV,

DRAGONFLY VENTURES II, L.P.

as DVII,

and

ASTRAL HORIZON, L.P.

as Astral

Dated as of January 13, 2026

EXHIBITS
Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Company Unit Subscription Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreements
Exhibit E	Terms of Pubco Stock

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 1, 2025, by and among:

A.	Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”),
B.	Avalanche Treasury Corporation, a Delaware corporation (“Pubco”),
C.	Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“SPAC Merger Sub”),
D.	Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and, together with SPAC Merger Sub, the “Pubco Subsidiaries” and each, a “Pubco Subsidiary”),
E.	Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”),
F.	Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”),
G.	Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”),
H.	Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs together with Seller, the “Seller Related Parties”), and
I.	Astral Horizon, L.P., a Delaware limited partnership (“Astral”).

SPAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) prior to the Closing, SPAC shall effectuate a domestication under Section 388 of the DGCL and the Cayman Act (the “Domestication”), pursuant to which SPAC shall transfer by way of continuation to and become a Delaware corporation (the “Domesticated SPAC” and, for the avoidance of doubt, all references herein to the SPAC shall, from and after the consummation of the Domestication, be deemed to refer to the Domesticated SPAC), with a certificate of incorporation in the form to be mutually agreed between the Parties (“SPAC Delaware Certificate of Incorporation”) and bylaws in the form to be mutually agreed between the Parties (“SPAC Delaware Bylaws”), (b) at least two (2) hours after the Domestication, the SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder and with each holder of SPAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) SPAC Rights held by such holder in accordance with the terms of this Agreement and (c) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Foundation Transaction, the Dragonfly Contribution and the Investments, the “Transactions”), and with Company Members receiving Pubco Stock (and, in the case of Seller, certain other consideration) for each Company Unit held by such Company Member in accordance with the terms of this Agreement, and upon the consummation of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, on the date hereof, each of the Pubco Subsidiaries is a wholly owned subsidiary of Pubco;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Sponsor are entering into a Sponsor Support Agreement substantially in the form set forth on Exhibit A (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, on the date of this Agreement, the Company Unit Investors have agreed to make an investment in the Company by purchasing Company Units up to an aggregate amount equal to $500,000,000 payable in cash, USD Coin or Avax, on the date hereof (the “Company Unit Subscription”) pursuant to subscription agreements substantially in the form set forth on Exhibit B (the “Company Unit Subscription Agreements”);

WHEREAS, simultaneously with the execution and delivery of the Company Unit Subscription Agreements, the Seller Related Parties, and the Company Unit Investors are entering into an amended and restated limited liability company agreement of the Company (the “First A&R Company LLCA”);

WHEREAS, in accordance herewith, following the date of this Agreement, the Company shall purchase a number of Avax (the “Company Avax”) equal to the Company Unit Subscription Net Cash Proceeds;

WHEREAS, on the date hereof, Avalanche (BVI), Inc. (“Avalanche BVI”), Avalanche Cayman (together with Avalanche BVI, the “Foundation”), the Seller, the Company and Pubco have entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, on the date hereof: (a) the Foundation sold 7,317,965.61 Avax to the Company, all upon the terms and subject to the conditions set forth in that certain Token Sale Agreement (the “TSA”) by and between the Company, Pubco and the Foundation dated as of the date hereof (the “Foundation Transaction”); and (b) Seller contributed directly and/or indirectly through the DVs, and other Seller controlled vehicles 1,960,040 Avax to the Company, all upon the terms and subject to the conditions set forth therein (the “Dragonfly Contribution”);

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco, the Seller Related Parties and Astral shall enter into an amended and restated registration rights agreement of SPAC, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, the Seller Related Parties and Astral substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, concurrently with the Closing, each of the Seller Related Parties, Astral and Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit D (each, a “Lock-Up Agreement”), pursuant to which the Seller Related Parties, Astral and Sponsor shall agree not to transfer their respective shares of Pubco Stock for a period of six (6) months after the Closing, or earlier based upon the occurrence of certain events described therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the respective boards of directors of Pubco, the Pubco Subsidiaries, the managers of the Company, the members of the Seller and the managers of the relevant general partner of the DVs and Astral have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of non-compliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Additional Permitted Financing” means the subscription or purchase by an investor after the date of this Agreement of securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable (or of securities exercisable, convertible or exchangeable into securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable), including ordinary shares, preferred shares, convertible or exchangeable bonds or notes (secured or unsecured), promissory notes, warrants or other securities, in each case, as and to the extent consented to in writing by SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent);

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Contribution Agreement, the TSA, the Sponsor Support Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Subscription Agreements, any agreements relating to or instruments governing any Additional Permitted Financing, the Pubco A&R Organizational Documents, and the First A&R Company LLCA.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business.

“Cayman Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means (a) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Pubco or any of its Subsidiaries with or into any other corporation or other entity) in which equity securities of Pubco, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (b) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of Pubco’s assets to a third party or (c) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Pubco’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than fifty percent (50%) of the outstanding voting securities of Pubco; provided, however, that any transfer by Seller or any of its Affiliates to another Affiliate of Seller shall not constitute a transfer or acquisition for purposes of clause (c).

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, the Pubco Subsidiaries, the Company or the Seller or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Members” means, collectively, all Persons who hold membership interests in the Company immediately prior to the Company Merger.

“Company Merger Sub Membership Interests” means the membership interests of Company Merger Sub.

“Company Unit Investors” means those Persons who are participating in the Company Unit Subscription pursuant to a Company Unit Subscription Agreement entered into with the Company as of the date of this Agreement.

“Company Unit Subscription Net Cash Proceeds” means the gross cash proceeds from the Company Unit Subscription minus any and all reasonable and customary fees, commissions, or other charges (including network gas fees and exchange trading fees) incurred by the Company or its designated agent in connection with the purchase of Avax on an arms’ length basis through a recognized digital asset exchange or broker.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“DTC” means the Depository Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Seller Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 12, 2024, by and between SPAC, Sponsor, and BTIG, LLC.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investments” means the Company Unit Subscription and any Additional Permitted Financing.

“Investors” means the Company Unit Investors and the Persons who participate in any Additional Permitted Financing.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 12, 2024, and filed with the SEC on December 13, 2024 (File No. 333-281410).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Avax (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco and Pubco Subsidiaries Fundamental Representations” means the representations and warranties made by Pubco and the Pubco Subsidiaries pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the Laws of the State of Delaware.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock, which shall have the terms set forth in Exhibit E.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates, directors, executives (excluding any remuneration for directors or executive officers) and employees in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Seller Pre-Closing Statement to be delivered by the Seller to SPAC pursuant to Section 3.2(b).

“Seller Related Parties and Astral Fundamental Representations” means the representations and warranties made by the Seller Related Parties and Astral pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.7 (Finders and Brokers).

“SPAC Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby and SPAC’s status as a public company: (i) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC, and (ii) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Seller pursuant to Section 3.2(a).

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4 (Non-Contravention), Section 4.5 (Capitalization), and Section 4.15 (Finders and Brokers).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Member Approval” means the vote or unanimous written resolution of the members of SPAC Merger Sub required to approve the SPAC Merger and SPAC Certificate of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the DGCL and DLLCA.

“SPAC Merger Sub Membership Interests” means the membership interests of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Preference Shares shall refer to the shares of preferred stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Private Units” means the units issued by SPAC in a private placement transaction simultaneously with the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Private Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Public Units” means the units issued by SPAC in the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Public Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination; provided that from and after the Domestication Effective Time, SPAC Rights shall refer to the correspondent rights in the Domesticated SPAC.

“SPAC Rights Agreement” means that certain Rights Agreement, dated as of December 12, 2024, between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the SPAC Merger Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“Subscription Agreements” means the Company Unit Subscription Agreements, and any agreements relating to or instruments governing any Additional Permitted Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and

(c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Triggering Event I” means, in the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Earnout Period”), the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share.

“Triggering Event II” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share.

“Triggering Event III” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO and from certain private placements occurring simultaneously with the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2024, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security on a relevant date, the daily Dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the daily Dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg, or, if no daily Dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

1.2Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Section 1.3(b)
Acquisition Proposal	Section 8.6(a)
Action	Section 1.1
Additional Merger Consideration Shares	Section 0
Additional Permitted Financing	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Transaction	Section 8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	Section 1.1
Antitrust Laws	Section 8.9(b)
Avalanche BVI	Recitals
Benefit Plans	Section 1.1
Business Combination	Section 1.1
Business Combination Intended Tax Treatment	Section 2.13
Business Combination Transactions	Section 2.13
Business Day	Section 1.1
Cayman Registrar	Section 1.1
Certificate of Domestication	Section 2.1(a)(i)
Change in Control	Section 1.1
Class A Merger Consideration Shares	Section 2.8(b)(i)
Class B Merger Consideration Shares	Section 2.8(b)(ii)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Filing	Section 8.12(b)
Closing Press Release	Section 8.12(b)
Code	Section 1.1
Company	Preamble
Company Avax	Recitals
Company Certificate of Merger	Section 2.4
Company Confidential Information	Section 1.1
Company Disclosure Schedules	Article VI
Company Fundamental Representations	Section 1.1
Company Members	Section 1.1
Company Merger	Recitals
Company Merger Effective Time	Section 2.4
Company Merger Sub	Recitals
Company Merger Sub Membership Interests	Section 1.1
Company Surviving Subsidiary	Section 2.3
Company Unit Investors	Section 1.1
Company Unit Subscription	Recitals
Company Unit Subscription Agreements	Recitals
Company Unit Subscription Net Cash Proceeds	Section 1.1
Company Units	Section 6.3(b)
Consent	Section 1.1
Contracts	Section 1.1
Contribution Agreement	Recitals
D&O Indemnified Persons	Section 8.15(a)
D&O Tail Insurance	Section 8.15(b)
Delaware Secretary of State	Section 2.1(a)(i)
DGCL	Section 2.2

Dissenting Shareholders	Section 2.9(i)
Dissenting Shares	Section 2.9(i)
DLLCA	Section 2.3
Dollars	Section 1.3(b)
Domesticated SPAC	Recitals
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Intended Tax Treatment	Section 2.13
Dragonfly Contribution	Recitals
DTC	Section 1.1
Earnout Period	Section 1.1
EGS	12.13(a)
Enforceability Exceptions	Section 4.2
ERISA	Section 1.1
Escrow Agent	Section 2.8(d)(i)
Escrow Agreement	Section 2.8(d)(i)
Exchange Act	Section 1.1
Exchange Agent	Section 2.12(a)
Expenses	Section 1.1
Extraordinary General Meeting	Section 8.11(a)
Federal Securities Laws	Section 8.7
First A&R Company LLCA	Recitals
Foundation	Recitals
Foundation Transaction	Recitals
Founder Registration Rights Agreement	Section 1.1
Fraud	Section 1.1
Fraud Claim	Section 1.1
GAAP	Section 1.1
Governmental Authority	Section 1.1
IFRS	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 2.13
Interim Period	Section 8.1(a)
Investment Company Act	Section 1.1
Investments	Section 1.1
Investors	Section 1.1
IPO	Section 1.1
IPO Prospectus	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Liabilities	Section 1.1
Lien	Section 1.1
Lock-Up Agreement	Recitals
Material Adverse Effect	Section 1.1
Mergers	Recitals
Modification in Recommendation	Section 8.11(d)
Nasdaq	Section 1.1
Non-Recourse Parties	Section 12.14
OFAC	Section 4.16(c)
Order	Section 1.1
Organizational Documents	Section 1.1
Outside Date	Section 10.1(b)
Parties	Preamble

Party	Preamble
PCAOB	Section 1.1
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Property	Section 1.1
Post-Closing Pubco Board	Section 8.14(a)
Post-Closing Pubco Officers	Section 8.14(a)
Proxy Statement	Section 8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	Section 8.19
Pubco and Pubco Subsidiaries Fundamental Representations	Section 1.1
Pubco Class A Stock	Section 1.1
Pubco Class B Stock	Section 1.1
Pubco Incentive Plan	Section 8.23
Pubco Organizational Documents	Section 1.1
Pubco Stock	Section 1.1
Pubco Subsidiaries	Recitals
Pubco Subsidiary	Recitals
Public Shareholders	Section 11.1
Redemption	Section 8.11(a)
Redemption Amount	Section 1.1
Registration Statement	Section 8.11(a)
Related Persons	Section 1.1
Released Claims	Section 11.1
Releasing Persons	Section 11.2
Representatives	Section 1.1
Required Shareholder Approval	Section 9.1(a)
SEC	Section 1.1
SEC Reports	Section 4.6(a)
Securities Act	Section 1.1
Seller	Preamble
Seller Digital Wallet	Section 7.8(b)
Seller Earnout Shares	Section 2.8(d)(i)
Seller Escrow Account	Section 2.8(d)(i)
Seller Escrow Adjustment Shares	Section 2.8(d)(i)
Seller Expenses	Section 1.1
Seller Fundamental Representations	Section 1.1
Seller Pre-Closing Statement	Section 3.2(b)
Seller Transfer	Section 2.8(d)(iii), Section 2.8(d)(v)
Signing Filing	Section 8.12(b)
Signing Press Release	Section 8.12(b)
Skadden	Section 12.13(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Certificate of Merger	Section 2.4
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Confidential Information	Section 1.1
SPAC Delaware Bylaws	Recitals
SPAC Delaware Certificate of Incorporation	Recitals
SPAC Disclosure Schedules	Article IV
SPAC Expenses	Section 1.1
SPAC Financials	Section 4.6(d)

SPAC Fundamental Representations	Section 1.1
SPAC Loans	Section 1.1
SPAC Material Contract	Section 4.13(a)
SPAC Memorandum and Articles	Section 1.1
SPAC Merger	Recitals
SPAC Merger Effective Time	Section 2.4
SPAC Merger Sub	Preamble
SPAC Merger Sub Member Approval	Section 1.1
SPAC Merger Sub Membership Interests	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Pre-Closing Statement	Section 3.2(a)
SPAC Preference Shares	Section 1.1
SPAC Private Units	Section 1.1
SPAC Public Units	Section 1.1
SPAC Right	Section 1.1
SPAC Rights Agreement	Section 1.1
SPAC Shareholder Approval Matters	Section 8.11(a)
SPAC Shareholders	Section 1.1
SPAC Surviving Subsidiary	Section 2.3
SPAC Units	Section 1.1
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Section 1.1
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Transactions	Recitals
Transfer	Section 1.1
Triggering Event I	Section 1.1
Triggering Event II	Section 1.1
Triggering Event III	Section 1.1
Triggering Events	Section 1.1
Trust Account	Section 1.1
Trust Agreement	Section 1.1
Trustee	Section 1.1
TSA	Recitals
Unit Separation	Section 2.9(a)
VWAP	Section 1.1

1.3Interpretation.

(a)The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c)Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d)Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e)The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE II

BUSINESS COMBINATION TRANSACTIONS

2.1	Domestication.

(a)   At least two (2) hours before the SPAC Merger Effective Time, SPAC shall cause the Domestication to become effective, including by:

(i)concurrently filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) each of (1) a certificate of domestication with respect to the Domestication (the “Certificate of Domestication”) and (2) the SPAC Delaware Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law;

(ii)taking all actions necessary so that the SPAC Delaware Bylaws shall become the effective bylaws of Domesticated SPAC;

(iii)completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication; and

(iv)obtaining a certificate of de-registration from the Cayman Registrar.

(b)   The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Delaware Secretary of State or at such later time (but no later than two (2) hours before the SPAC Merger Effective Time) as may be agreed by SPAC and the Seller in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

(c)   The Parties acknowledge that this Agreement constitutes a “Plan of Domestication” pursuant to Section 388 of the DGCL.

2.2SPAC Merger. At the SPAC Merger Effective Time, but at least two (2) hours after the Domestication Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Certificate of Merger, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided that, references to SPAC for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL and DLLCA.

2.3Company Merger. At the Company Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Company Merger Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DLLCA.

2.4Effective Times of Mergers. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall enter into and file a certificate of merger (the “SPAC Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL and the DLLCA, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the DLLCA. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL or such other time as specified in the SPAC Certificate of Merger (the “SPAC Merger Effective Time”) and the Company Merger shall become effective at the time on the Closing Date when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DLLCA or such other time as specified in the Company Certificate of Merger (such time, the “Company Merger Effective Time”); provided that the SPAC Merger Effective Time shall become effective at least two (2) hours after the Domestication.

2.5	Effect of the Mergers.

(a)   At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the SPAC Merger Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

(b)   At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Company Merger Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

2.6	Organizational Documents.

(a)    At the SPAC Merger Effective Time, the Organizational Documents of SPAC Surviving Subsidiary shall be the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws respectively, as in effect immediately prior to the SPAC Merger Effective Time.

(b)   At the Company Merger Effective Time, the Organizational Documents of Company Surviving Subsidiary shall be the certificate of formation and the limited liability company agreement of the Company Merger Sub, respectively, as in effect immediately prior to the Company Merger Effective Time.

2.7Directors and Officers of the Surviving Subsidiaries. At the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, the board of directors and executive officers of the SPAC Surviving Subsidiary and the board of managers and executive officers of the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Seller.

2.8Company Merger Consideration.

(a)   Company Member Merger Consideration Shares. As consideration for the Company Merger, each Company Member other than the Seller Related Parties shall be entitled to receive from Pubco one share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time.

(b)   Seller Related Parties Merger Consideration Shares. As consideration for the Company Merger, each Seller Related Party shall be entitled to receive from Pubco:

(i)one share of Pubco Class A Stock for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time (collectively with the shares of Pubco Class A Stock issued pursuant to Section 2.8(a), the “Class A Merger Consideration Shares”); and

(ii)one share of Pubco Class B Stock for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time (the “Class B Merger Consideration Shares”).

(c)   Additional Merger Consideration.

As additional consideration for the Company Merger, at the Company Merger Effective Time, Pubco shall issue to Astral 4,000,000 Pubco Class A Stock (the “Additional Merger Consideration Shares”).

(d)   Earnout.

(i)Upon the Closing, 2,000,000 Pubco Class A Stock issued as part of the Additional Merger Consideration pursuant to Section 2.8(c) (the “Astral Earnout Shares”), shall be placed into the Astral Escrow Account (as hereinafter defined). Astral hereby agrees that, at the Closing, it shall enter into an escrow agreement with Pubco, the Seller and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Seller, Astral and Pubco), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Escrow Agreement”), and, upon and subject to the Closing Astral shall deposit the Astral Earnout Shares into a segregated escrow account (the “Astral Escrow Account”) with the Escrow Agent to be held, along with any equity securities placed in the Astral Escrow Account pursuant to Section 2.8(d)(vii) of this Agreement (the “Astral Escrow Adjustment Shares”), in the Astral Escrow Account and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)Except as expressly permitted hereunder, Astral shall not transfer, directly or indirectly, the Astral Earnout Shares and the Astral Escrow Adjustment Shares (if any) during the Earnout Period. Except as otherwise set forth in this Agreement, all of the Astral Earnout Shares and Astral Escrow Adjustment Shares shall be retained in the Astral Escrow Account unless and until their release upon the achievement of a Triggering Event (as defined below) in accordance with Section 2.8(d)(v).

(iii)Astral agrees that all of the Astral Earnout Shares, together with any Astral Escrow Adjustment Shares, shall be subject to potential transfer to Pubco for no consideration (the “Astral Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco pursuant to Section 2.8(d)(v).

(iv)If, at the end of the Earnout Period, less than all of the Astral Earnout Shares have been released to Astral pursuant to one or more Release Events, Pubco and Astral will as promptly as practicable instruct the Escrow Agent to complete the Astral Transfer of the unreleased Astral Earnout Shares, together with any unreleased Astral Escrow Adjustment Shares, and the Escrow Agent shall deliver such Astral Earnout Shares and Astral Escrow Adjustment Shares to Pubco. Astral and Pubco shall give joint written instructions to the Escrow Agent to release the applicable Astral Earnout Shares, together with any related Astral Escrow Adjustment Shares, to Astral, promptly after the occurrence of a Release Event or a Change in Control.

(v)The Astral Earnout Shares shall vest, no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral, upon the occurrence of the following Triggering Events (each, a “Release Event”):

(1)   Upon the occurrence of Triggering Event I, 666,667 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral;

(2)   Upon the occurrence of Triggering Event II, 666,667 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral; and

(3)   Upon the occurrence of Triggering Event III, 666,666 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral, in each case, within then (10) Business Days after the occurrence of the relevant Release Event.

(vi)For the avoidance of doubt, each of Triggering Event I, Triggering Event II and Triggering Event III shall be capable of occurring only once, if at all; provided, further, that all Triggering Events may be achieved at the same time or on overlapping days.

(vii)  The (1) Pubco Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and this Section 2.7(d) and (2) number of Astral Earnout Shares to be placed in the Astral Escrow Account pursuant to this Section 2.7(d)(i) shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Stock occurring on or after the Closing.

(viii)   Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Astral Earnout Shares, together with any related Astral Escrow Adjustment Shares, then remaining in the Astral Escrow Account shall no longer be subject to the Astral Transfer and shall be released to Astral from the Astral Escrow Account.

2.9Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a)   SPAC Units. Immediately prior to the SPAC Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The underlying SPAC Class A Ordinary Shares and SPAC Right held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.9.

(b)   SPAC Rights. At the SPAC Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the SPAC Rights Agreement into SPAC Class A Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time and the SPAC Class A Ordinary Shares issued upon conversion of the SPAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with Section 2.9(c). At the SPAC Merger Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive shares of Pubco Class A Stock as set forth herein.

(c)   SPAC Class A Ordinary Shares. At the SPAC Merger Effective Time, immediately following the Unit Separation, each issued and outstanding SPAC Class A Ordinary Share shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares (other than those described in Section 2. 9(f)) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2. 9(e), Section 2.9(f) and Section 2. 9(i)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.

(d)   SPAC Class B Ordinary Shares. Without prejudice to the provision of the Sponsor Support Agreement, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall automatically be converted into one Pubco Class A Stock, following which, all such SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of SPAC Class B Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Stock upon the surrender of such certificate in accordance with Section 2.12. Each SPAC Class B Ordinary Share (other those described in Section 2.9(f)) shall thereafter represent only the right to receive the number of shares if Pubco Class A Stock determined in accordance with this Section 2.9(d) and the Sponsor Support Agreement.

(e)   Redeeming Shares. At the SPAC Merger Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(f)   Treasury Shares. Notwithstanding Sections 2.9(a) and 2.9(d) or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor.

(g)   No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)   SPAC Merger Sub Membership Interests. At the SPAC Merger Effective Time, all SPAC Merger Sub Membership Interests issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into an equal number of common stock, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

(i)   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who have properly demanded appraisal for such SPAC Ordinary Shares in accordance with Section 262 of the DGCL and who have not effectively withdrawn or lost their appraisal rights under the DGCL (the “Dissenting Shares” and the holders thereof, the “Dissenting Shareholders”) shall not be converted into or represent the right to receive Pubco Class A Stock, but instead shall be cancelled and shall represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the DGCL. If any Dissenting Shareholder fails to perfect, withdraws, or otherwise loses his, her, or its appraisal rights under the DGCL, then, as of the SPAC Merger Effective Time or the occurrence of such event, whichever is later, such SPAC Shareholder’s SPAC Ordinary Shares shall be deemed to have been converted as of the SPAC Merger Effective Time into, and to have become exchangeable for, the right to receive Pubco Class A Stock, without interest thereon, in accordance with this Section 2.9(i).

(j)   Prior to the Closing, the SPAC shall give the Company and SPAC Merger Sub prompt written notice of any demands for appraisal received by the SPAC, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the SPAC relating to rights of appraisal. The SPAC shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10  Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)   Company Units. At the Company Merger Effective Time each issued and outstanding Company Unit (other than those described in Section 2.10(c)) held by the Company Members will automatically be cancelled and cease to exist in exchange for the right to receive the Class A Merger Consideration Shares, and in case of the Seller Related Parties, together with Class B Merger Consideration Shares, without interest. As of the Company Merger Effective Time, the Company Members shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b)   [intentionally omitted].

(c)   Treasury Interests. Notwithstanding Section 2.10(a), or any other provision of this Agreement to the contrary, at the Company Merger Effective Time, if there are any Company Units that are owned by the Company as treasury interests or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Units shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(d)   No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Company Merger Sub Membership Interests. At the Company Merger Effective Time, all of the Company Merger Sub Membership Interests issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into an equal number of membership interests in the Company Surviving Subsidiary such that, immediately following such conversion, the aggregate number of membership interests in the Company Surviving Subsidiary shall be equal to the number of shares of Pubco Class A Stock outstanding immediately following the Company Merger Effective Time.

2.11  Effect of Mergers on Outstanding Securities of Pubco. At the Company Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be cancelled and extinguished without any conversion thereof or payment therefor.

2.12  Exchange and Conversion Procedures.

(a)   Prior to the SPAC Merger Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company and SPAC (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Ordinary Shares and the Company Units held by Company Members for shares of Pubco Stock.

(b)   At or prior to the SPAC Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the SPAC Merger Effective Time, in uncertificated book-entry form, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share; and

(c)   At or prior to the Company Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the Company Merger Effective Time, in uncertificated book-entry form:

(i)to Company Members, except for the Seller Related Parties, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Company Members immediately prior to the Company Merger Effective Time;

(ii)to each Seller Related Party, one share of Pubco Class A Stock and one share of Pubco Class B Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time; and

(iii)to Astral, the Additional Merger Consideration.

(d)   Pubco Stock to be delivered pursuant to Sections 2.9(a), and 2.10(a) shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical share of Pubco Stock is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send certificates representing such shares of Pubco Stock to such holder.

(e)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(f)   No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, will be paid to the holders of any SPAC Ordinary Shares or Company Units that have not yet been surrendered to the Exchange Agent pursuant to this Section 2.12.

2.13  Intended Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the Domestication is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “Domestication Intended Tax Treatment”) and (b) the SPAC Merger, the Company Merger, and the Foundation Transaction, taken together (the “Business Combination Transactions”), are intended to be treated as an integrated transaction that is described in Section 351 of the Code (the “Business Combination Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

From and after the date of this Agreement, each Party shall use its reasonable best efforts to cause the Business Combination Transactions to qualify for the Business Combination Intended Tax Treatment, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action specifically provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication and/or the Business Combination Transactions do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.14  Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time and the Company Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15  Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

2.16  Seller Consent. Seller, as a member of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written member resolution of the Company) pursuant to the Organizational Documents of the Company, any other Contract in respect of the Company to which the Seller is a party or bound and all applicable Laws.

ARTICLE III

CLOSING

3.1Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Seller, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Seller may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2	Pre-Closing Statements.

(a)   At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Seller a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Seller at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b)   At least four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to SPAC a written statement setting forth the Seller’s good faith estimate and calculation of the Seller Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all the Seller Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(b), the “Seller Pre-Closing Statement”). The Seller shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Seller Pre-Closing Statement, and to the extent the Seller agrees, acting in good faith and reasonably, with any such comments, the Seller will deliver an updated Seller Pre-Closing Statement incorporating such comments.

3.3	Closing Deliveries.

(a)   At the Closing, SPAC shall deliver or cause to be delivered:

(i)to the Seller and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii)to the Seller and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of (x) the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Domestication Effective Time) and (y) the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws as in effect as of the Closing Date (after the Domestication Effective Time but immediately prior to the SPAC Merger Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii)to the Seller and Pubco, a certificate on behalf of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(iv)to the Seller and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor; and

(v)to the Seller and Pubco, the Lock-Up Agreement, duly executed by the Sponsor and the Insiders (as defined in the relevant form of Lock-Up Agreement).

(b)   At the Closing, Pubco shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and the Pubco Subsidiaries, as applicable;

(ii)to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii)to the Seller and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco.

(c)   At the Closing, the Company shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

(ii)to Pubco, (A) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-11T(d)(2) and (B) a certificate complying with the requirements of Treasury Regulation Section 1.1446(f)-2(b) that is sufficient to establish that no withholding is required under Section 1446(f) of the Code; and

(iii)to SPAC, a certificate from its secretary or other executive officer or managing member certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Company Merger Effective Time), (B) the resolutions of its managing member authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managing member and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(d)   At the Closing, the Seller shall deliver or cause to be delivered, as applicable:

(i)to SPAC, a certificate from the Seller, dated as the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to the Seller; and

(ii)to SPAC, the Lock-Up Agreement, duly executed by the Seller Related Parties, Astral, and Pubco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Seller Related Parties, Astral, the Company and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21

(SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral as of the date of this Agreement and as of the Closing, as follows:

4.1Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Seller accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the DGCL, the DLLCA and the SPAC Delaware Bylaws, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC, is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles, in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5Capitalization.

(a)   SPAC is authorized to issue (i) 500,000,000 SPAC Ordinary Shares, consisting of (A) 445,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 23,805,000 SPAC Class A Ordinary Shares (assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares and SPAC Rights), all of which are subject to possible redemption, and (B) 7,187,500 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b)   As of the date of this Agreement, 23,805,000 SPAC Rights are issued and outstanding (assuming the separation of all the outstanding SPAC Units into the underlying SPAC Class A Ordinary Shares and SPAC Rights).

(c)   Except as set forth in this Section 4.5 or as contemplated by this Agreement, the SPAC Rights Agreement or the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(d)   As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(e)   Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6SEC Filings; SPAC Financials; Internal Controls.

(a)   SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b)   The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)   As of the date of this Agreement, the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “MLACU”, “MLAC” and “MLACR”, respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights under the Exchange Act except as contemplated by this Agreement.

(d)   The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)   Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f)   Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h)   SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)   As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8Absence of Certain Changes. The SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Units (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgment, Order or decree of any court or Governmental Authority.

4.10  Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

4.11  Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12  Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13  Material Contracts.

(a)   Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Seller.

(b)   With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14  Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15  Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16	Certain Business Practices.

(a)   Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b)   The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)   None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17  Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18  Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Pubco and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Pubco and the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller Related Parties, Astral, Pubco and SPAC Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, the Seller Related Parties, Astral, Pubco or SPAC Merger Sub for the Registration Statement.

4.19  No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, on behalf of itself or the Pubco Subsidiaries, in Article V, the Company in Article VI and the Seller Related Parties and Astral in Article VII, none of Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, the Pubco Subsidiaries, the Company the Seller Related Parties or Astral), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties or Astral. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller Related Parties and Astral’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20  Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Pubco Subsidiaries, the Seller Related Parties, Astral or any of their respective Affiliates.

4.21  SPAC Trust Account. As of the date of this Agreement, there is at least $238,800,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Seller Related Parties and Astral, to be inaccurate or that would entitle any Person (other than Public Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such Public Shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

4.22  Intended Tax Treatment. SPAC has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. SPAC does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of SPAC, no SPAC Shareholder or holder of SPAC Rights has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO AND PUBCO SUBSIDIARIES

Pubco on behalf of itself and the Pubco Subsidiaries severally and not jointly represent and warrant to SPAC, the Company, the Seller Related Parties and Astral, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of SPAC Merger Sub and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Pubco and each Pubco Subsidiary has all requisite corporate power or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco and each Pubco Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, each of Pubco and each Pubco Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Pubco Subsidiaries and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval), on the part of Pubco or the Pubco Subsidiaries are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or a Pubco Subsidiary is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco or any Pubco Subsidiary is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or a Pubco Subsidiary.

5.4Non-Contravention. The execution and delivery by each of Pubco and each Pubco Subsidiary of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5	Capitalization. Except as set forth in Schedule 5.5 of the Company Disclosure Schedules:

(a)   as of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by the Seller; (ii) all issued and outstanding SPAC Merger Sub Membership Interests are owned by Pubco; and (iii) all issued and outstanding Company Merger Sub Membership Interests are owned by Pubco; and

(b)   prior to giving effect to the Transactions, other than the Pubco Subsidiaries, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6Pubco and Pubco Subsidiaries Activities. Since their formation, Pubco and the Pubco Subsidiaries have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Pubco Subsidiaries) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Pubco Subsidiaries are not party to or bound by any Contract.

5.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Pubco Subsidiaries or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

5.8Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Seller Related Parties, to Astral and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9Information Supplied. None of the information supplied or to be supplied by Pubco or the Pubco Subsidiaries in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or The Pubco Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco or the Pubco Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Seller Related Parties, Astral or any of their respective Affiliates.

5.10  Independent Investigation. Each of Pubco and each Pubco Subsidiary has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco and each Pubco Subsidiary acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller Related Parties, Astral and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or the Pubco Subsidiaries pursuant hereto, and the information provided by or on behalf of the Company, the Seller Related Parties, Astral or SPAC for the Registration Statement.

5.11  No Other Representations. Except for the representations and warranties expressly made by Pubco and/or the Pubco Subsidiaries in Article V or as expressly set forth in any Ancillary Document, none of Pubco or the Pubco Subsidiaries nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco or the Pubco Subsidiaries or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco and each Pubco Subsidiary hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or the Pubco Subsidiaries or any of their respective Representatives. Each of Pubco and the Pubco Subsidiaries acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Seller Related Parties and Astral in Article VII, none of SPAC, the Company, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Pubco Subsidiaries or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Pubco Subsidiaries or any of their respective Representatives by any Representative of SPAC, the Company, the Seller Related Parties, Astral), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company, the Seller Related Parties and Astral. Each of Pubco and the Pubco Subsidiaries specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by members of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3Capitalization.

(a)   As of the date of this Agreement, the Company is authorized to issue membership interests, which are owned: (i) 50% by Seller; and (ii) 50% by Gerald Bartholomew Smith.

(b)   Immediately upon the execution of the First A&R Company LLCA, the Company will be authorized to issue units (the “Company Units”), as allocated pursuant to (i) the Company Unit Subscription Agreements and (ii) duly authorized resolution of the Company, effective as of the date hereof, providing for the cancellation of Seller’s membership interests in exchange for one Company Unit.

(c)   Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

(d)   As of immediately prior to the Company Merger Effective Time (and assuming all Company Unit Investors comply with the terms of the applicable Company Unit Subscription Agreement), the capitalization of the Company will consist exclusively of Company Units issued to (A) the Company Unit Investors pursuant to the Company Unit Subscription Agreements in effect as of the date of this Agreement or otherwise consented to by SPAC; (B) Gerald Bartholomew Smith; (C) the Seller; and (D) the DVs pursuant to the terms of the Contribution Agreement.

(e)   Except as set forth in this Section 6.3 or as contemplated by this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of the Company, or (C) obligating the Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company.

6.4Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any the Company under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6Absence of Certain Changes. Except as set forth on Section 6.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, the Company has not been subject to a Material Adverse Effect.

6.7Company Activities. Since its incorporation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which the Company is a party, the Company is not party to or bound by any Contract. The Company does not lease or own any real property or any interest in real property.

6.8Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have all rights, title and interest in and to the Avax contributed into the Company pursuant to the Contribution Agreement.

6.9Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10Taxes and Returns. The Company has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company. There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens. The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Company is treated as a partnership for U.S. federal income tax purposes.

6.11  Certain Business Practices.

(a)   Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)   To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c)   Neither the Company, nor, to the Knowledge of the Company, any of its directors, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.12  Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.13  Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Seller Related Parties, Astral the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

6.14  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure

Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15  No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco and the Pubco Subsidiaries in Article V and the Seller Related Parties and Astral in Article VII, none of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.15 nothing in this Section 6.15 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

6.16	Company Unit Subscription.

(a)   The Company has delivered to SPAC and Pubco true, correct and complete copies of each of the Company Unit Subscription Agreements entered into by the Company with the Company Unit Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Company Unit Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Company Unit Investor relating to any Company Unit Subscription Agreement that could materially and adversely affect the obligation of such Company Unit Investors to contribute to the Company the applicable portion of the Company Unit (as defined in the Company Unit Subscription Agreements) amount set forth in the Company Unit Subscription Agreement of such Company Unit Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Company Unit Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no Company Unit Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Company Unit Subscription Agreements.

(b)   No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Company Unit Investor in respect of the Company Unit Subscription, except as set forth in the Company Unit Subscription Agreements.

6.17  Intended Tax Treatment. The Company has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. The Company does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of Company, no Company Member has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SELLER RELATED PARTIES AND ASTRAL

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, each of the Seller Related Parties and Astral hereby severally and not jointly represents and warrants to SPAC, Pubco, the Pubco Subsidiaries and the Company, as of the date of this Agreement and as of the Closing, as follows:

7.1Organization and Standing. Each of the Seller Related Parties and Astral is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of its respective jurisdiction of formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2Authorization; Binding Agreement. Each of the Seller Related Parties and Astral has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Seller Related Parties and Astral is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the each of the Seller Related Parties and Astral (as applicable) and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller Related Parties and Astral (as applicable), enforceable against the Seller Related Parties and Astral (as applicable) in accordance with its terms, subject to the Enforceability Exceptions.

7.3Government Approvals. No Consent of any Governmental Authority on the part of the each of the Seller Related Parties and Astral is required in connection with the execution, delivery or performance by each of the Seller Related Parties and Astral of this Agreement or any Ancillary Documents or the consummation by each of the Seller Related Parties and Astral of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.4Non-Contravention. The execution and delivery by each of the Seller Related Parties and Astral of this Agreement and each Ancillary Document to which any of them is a party or otherwise bound and the consummation by each of the Seller Related Parties and Astral of the Transactions contemplated hereby and thereby, and compliance by each of the Seller Related Parties and Astral with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller Related Parties and Astral’s Organizational Documents, respectively, (b) conflict with or violate any Law applicable to each of the Seller Related Parties and Astral or any of its properties or assets, respectively, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of the Seller Related Parties and Astral under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of each of the Seller Related Parties and Astral under, (viii) give rise to any obligation to obtain any third-party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which each of the Seller Related Parties and Astral is a party or its properties or assets are bound, respectively, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of each of the Seller Related Parties and Astral (as applicable) to consummate the Transactions.

7.5No Litigation. There is no Action pending or, to the Knowledge of each of the Seller Related Parties and Astral, threatened, nor any Order is outstanding, against or involving the Seller Related Parties or Astral, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller Related Parties and Astral (as applicable) to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller Related Parties and Astral (as applicable) is or is required to be a party.

7.6Investment Representations. Each of the Seller Related Parties and Astral: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Pubco Stock for itself for investment purposes only, and not with a view towards any resale or distribution of such Pubco Stock; (c) has been advised and understands that the Pubco Stock (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) has not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Pubco Stock are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available, and (iii) may be subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) (other than the Company Units held by the Seller) acknowledges that except as set forth in the Amended and Restated Registration Rights Agreement, Pubco is under no obligation hereunder to register the Pubco Stock under the Securities Act. None of the Seller Related Parties and Astral has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Pubco Stock. By reason of the each of the Seller Related Parties and Astral’s business or financial experience, each of the Seller Related Parties and Astral is capable of evaluating the risks and merits of an investment in Pubco and of protecting its respective interests in connection with this investment. Each of the Seller Related Parties and Astral has carefully read and understands all materials provided by or on behalf of SPAC or its Representatives to each of the Seller Related Parties and Astral or each of the Seller Related Parties and Astral’s Representatives pertaining to an investment in Pubco and has consulted, as each of the Seller Related Parties and Astral has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for each of the Seller Related Parties and Astral. Each of the Seller Related Parties and Astral acknowledges that the Pubco Stock are subject to dilution for events not under the control of each of the Seller Related Parties and Astral. Each of the Seller Related Parties and Astral has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for each of the Seller Related Parties and Astral and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco or SPAC or their respective Representatives. Each of the Seller Related Parties and Astral: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with each of the Seller Related Parties and Astral’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which each of the Seller Related Parties and Astral is or will be required to be a party and has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Pubco Subsidiaries, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by each of the Seller Related Parties and Astral the Seller or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

7.8	Ownership.

(a)   Each of the Seller Related Parties has, or will have as of immediately prior to the Company Merger, good, valid and marketable title to the Company Units set forth opposite Seller Related Parties’ name on Exhibit A to the First A&R Company LLCA, as amended, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which any of the Seller Related Parties is a party by which the Seller Related Party is bound with respect to the voting or transfer of any of any of the Seller Related Parties’ Company Units other than this Agreement.

(b)   As of the date of this Agreement, (I) each Seller Related Parties has all rights, title and interest in and to the Avax to be contributed by it to the Company pursuant to the Contribution Agreement, (ii) such Avax is held in a digital wallet held or operated by or on behalf of the each Seller Related Parties (the “Seller Digital Wallet”) and neither such Avax nor such Seller Digital Wallet is subject to any Liens (other than Permitted Liens), (iii) each Seller Related Party has taken commercially reasonable steps to protect its Seller Digital Wallet and such Avax and (iv) each Seller Related Party has the exclusive ability to control such Seller Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

7.9Information Supplied. None of the information supplied or to be supplied by each of the Seller Related Parties and Astral in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of the Seller Related Parties and Astral in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Seller Related Parties and Astral makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

7.10  Intended Tax Treatment. None of the Seller Related Parties or Astral has taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. None of the Seller Related Parties or Astral has any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. None of the Seller Related Parties or Astral has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

7.11  No Other Representations. Except for the representations and warranties expressly made by each of the Seller Related Parties and Astral in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of the Seller Related Parties, Astral or any other Person on their behalf makes any express or implied representation or warranty with respect to the Seller Related Parties, Astral or any of their business, operations, assets or Liabilities, or the Transactions, and each of the Seller Related Parties and Astral hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller Related Parties, Astral or any of their Representatives. The Parties hereto (other than the Seller Related Parties and Astral) acknowledge that, except for the representations and warranties expressly made by the Seller Related Parties and Astral in this Article VII, non of the Seller Related Parties or Astral is making nor has any of the Seller Related Parties and Astral made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral. Each Party, other than the Seller Related Parties and Astral, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that each of the Seller Related Parties and Astral has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.11, nothing in this Section 7.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VIII

COVENANTS

8.1	Access and Information.

(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and the Pubco Subsidiaries shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Company or the Pubco Subsidiaries, as SPAC or its Representatives may reasonably request regarding Pubco, the Company or the Pubco Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and the Pubco Subsidiaries to reasonably cooperate with SPAC and its Representatives in their investigation;

provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Company or the Pubco Subsidiaries.

(b)   During the Interim Period, subject to Section 8.13, SPAC shall give, and shall cause its Representatives to give, the Seller, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC, as the Seller, the Company or Pubco or their respective Representatives may reasonably request regarding SPAC and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Seller, the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Seller, the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC.

8.2Conduct of Business of the Company, Pubco, and the Pubco Subsidiaries.

(a)   Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, the Pubco Subsidiaries and the Company shall (i) conduct their businesses, in all material respects, in the ordinary course of business and engage in activities relating to the initial organization, commencement of their respective operations and execution of the Transaction and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b)   Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent, except in the case of sub-clause (iii) below, not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or the Pubco Subsidiaries shall:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)subject to Section 8.2(c), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)make or rescind any material election relating to Taxes (other than make an election under Section 754 of the Code), settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or to the extent such action would not reasonably be expected to have any adverse effect on Pubco or any of its Affiliates;

(v)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the SPAC or (b) entered into in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate (provided that this Section 8.2(b)(v) shall not prevent the Company, Pubco or the Pubco Subsidiaries from borrowing funds necessary to finance their ordinary course administrative costs and expenses and Seller Expenses and to discharge such ordinary course administrative costs and expenses and Seller Expenses as they become due);

(vi)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii)  enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Pubco Subsidiaries;

(ix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x)  establish any Subsidiary or enter into any new line of business;

(xi)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xii)  amend, waive (other than a waiver of Section 6(a) thereunder) or terminate (other than in accordance with its terms) the Contribution Agreement; or

(xiii)  authorize or agree to do any of the foregoing actions.

(c)   Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent, solely in the case of clause (ii), not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Units (other than pursuant to the Contribution Agreement or Company Unit Subscription Agreements, each as in effect on the date hereof), and (ii) no Company Member shall sell, transfer or dispose of any Company Units owned by the such Company Member.

8.3Conduct of Business of SPAC.

(a)   Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b)   Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses and to discharge such ordinary course administrative costs and expenses and SPAC Expenses as they become due);

(v)make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)amend, waive or otherwise change the Trust Agreement;

(vii)  amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 8.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii)  enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(ix)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)  establish any Subsidiary or enter into any new line of business;

(xi)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii)  waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Seller (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)  authorize or agree to do any of the foregoing actions.

8.4	Annual and Interim Financial Statements.

(a)   As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, the Company shall deliver to SPAC and the Seller, the audited and/ or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b)   During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty-five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)   During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the audited consolidated financial statements of the Company and Pubco, consisting of the consolidated audited balance sheet of the Company or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two (2) fiscal years or such shorter period as the Company has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

8.5SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Units, SPAC Class A Ordinary Shares on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6Exclusivity.

(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of Pubco or the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of Pubco or the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in Pubco or the

Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Seller Related Parties, the sale of any portion of Avax that, and only if such sale, would materially prevent or impair the ability of the Seller Related Parties to perform their respective obligations under the Contribution Agreement and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)   Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to the Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7No Trading. Each of the Company, Pubco, each Pubco Subsidiary, and the Seller Related Parties and Astral acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Pubco Subsidiaries and the Seller Related Parties and Astral each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority or Nasdaq) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority or Nasdaq in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9	Efforts.

(a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, the Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10  Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11  The Registration Statement.

(a)   Following the date of this Agreement, SPAC and Pubco shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Stock to be issued under this Agreement to the holders of SPAC Class A Ordinary Shares and to the holders of Company Units at the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Certificate of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Seller, the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 8.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Seller (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Seller shall provide SPAC and Pubco with such information concerning the Company, the Seller and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)   SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c)   SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Seller with copies of any written comments, and shall inform the Seller of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Seller and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Seller or their counsel in discussions with the SEC.

(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties. The SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(e)   SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12  Public Announcements.

(a)   The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing

Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that SPAC provides the Seller with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor and the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, the Company or the Seller from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.13  Confidential Information.

(a)   The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, the Pubco Subsidiaries and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, the Pubco Subsidiaries, the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b)   SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Seller’ prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Seller to the extent legally permitted with prompt written notice of such requirement so that the Seller may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller waive compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Seller or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.14  Post-Closing Pubco Board of Directors and Officers.

(a)   The Parties shall take all necessary action so that effective as of the Closing, (i) Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) to eight (8) persons who are designated, prior to the Closing, by the Seller, at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the persons listed in Schedule 8.14(a) of the Company Disclosure Schedules under the heading “Officers” and such other persons as are designated by the Seller (the “Post-Closing Pubco Officers”), are elected or appointed, as applicable, to such positions of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Pubco A&R Organizational Documents and applicable Law.

(b)   At the Closing, Pubco will provide each member of the Post-Closing Pubco Board and each Post-Closing Pubco Officer with a customary indemnification agreement.

8.15  Indemnification of Directors and Officers; Tail Insurance.

(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Pubco Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, any Pubco Subsidiary, the Company or Pubco, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Company Merger Effective Time, Pubco shall cause the Organizational Documents of Pubco, the Company Surviving Subsidiary and the SPAC Surviving Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco, and the Pubco Subsidiaries, to the extent permitted by applicable Law. In addition, from and after the Company Merger Effective Time, Pubco shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless, and provide advancement of expenses to, each of the D&O Indemnified Persons against any costs, expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such D&O Indemnified Person’s capacity as a director or officer of SPAC, the Company, Pubco or any Pubco Subsidiary, occurring or alleged to have occurred at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time. The provisions of this Section 8.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.15(a).

(b)   Prior to the SPAC Merger Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six (6) year period from and after the SPAC Merger Effective Time for events occurring prior to the SPAC Merger Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Company Merger Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.16  Use of Proceeds.

(a)   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.16(b).

(b)   The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net cash proceeds of any Additional Permitted Financing shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 12.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net cash proceeds of any Additional Permitted Financing shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

8.17  Dragonfly Contribution. During the Interim Period, the Company and the Seller Related Parties shall use their reasonable best efforts to complete the Dragonfly Contribution immediately prior to the Closing, including exercising their respective rights to specifically enforce the Contribution Agreement. The Company shall not amend or waive any of its rights under the Contribution Agreement without the prior written consent of SPAC.

8.18  Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock) as of the Closing Date and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as soon as possible following the Closing Date.

8.19  Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms set forth in Exhibit E and otherwise on terms that are satisfactory to the Seller and SPAC, each acting reasonably.

8.20  Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco, the Seller Related Parties and Astral shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21  Investments. SPAC, Pubco and the Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements, and exercising its right to specifically enforce the Subscription Agreements pursuant to the terms thereof.

8.22  Additional Permitted Financings.

(a)   SPAC, the Company and Pubco shall be permitted to negotiate and enter into Additional Permitted Financings. Notwithstanding the foregoing, it is hereby understood and agreed that the decision to negotiate any Additional Permitted Financing from any potential alternative sources of financing and the terms of any such Additional Permitted Financing and the instruments governing such Additional Permitted Financings shall be subject to the prior written consent of each of SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), and none of the foregoing actions shall be taken, and no Additional Permitted Financings shall be entered into, without such prior written consent.

(b)   To the extent that any Additional Permitted Financings shall have been expressly consented to by SPAC, Pubco and the Company and entered into in accordance with the terms of Section 8.22(a):

(i)as of the date of entering into such Additional Permitted Financings, the Parties that are party to such Additional Permitted Financings will deliver to the other Parties to this Agreement true, correct and complete copies of each of the fully executed instruments governing such Additional Permitted Financings; and

(ii)no Party shall enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the instruments governing such Additional Permitted Financings or the Transactions other than as expressly set forth in this Agreement, the instruments governing such Additional Permitted Financings or any other agreement entered into (or to be entered into) in connection with the Transactions with the prior written consent of SPAC, Pubco and the Company.

8.23  Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the Seller and SPAC.

ARTICLE IX

CLOSING CONDITIONS

9.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Seller and SPAC of the following conditions:

(a)   Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)   No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)   Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d)   Exchange Listing. The shares of Pubco Class A Stock shall have been approved for clearing through DTC (subject to DTC’s customary eligibility criteria) and approved for listing on Nasdaq, the New York Stock Exchange or another national exchange reasonably acceptable to Pubco, SPAC and the Seller, subject only to notice of issuance.

9.2Conditions to Obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Seller of the following conditions:

(a)   Representations and Warranties.

(i)The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC, taken as a whole.

(b)   Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)   Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

9.3Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a)   Representations and Warranties.

(i)The Company Fundamental Representations (other than Section 6.3(a)), Pubco and the Pubco Subsidiaries Fundamental Representations (other than Section 5.5(a)) and Seller Related Parties and Astral Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations or Seller Related Parties and Astral Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of the Company, Pubco and the Pubco Subsidiaries contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of the Company, Pubco, the Pubco Subsidiaries and Seller Related Parties and Astral (other than the Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations and Seller Related Parties and Astral Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or the Seller Related Parties and Astral.

(b)   Agreements and Covenants. Each of the Company, Pubco, the Pubco Subsidiaries and the Seller Related Parties and Astral (as applicable) shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

(d)   Completion of the Dragonfly Contribution and the Foundation Transaction. The Dragonfly Contribution and the Foundation Transaction shall have been completed in accordance with the terms of the Contribution Agreement and the TSA.

9.4Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Seller Related Parties, Astral, Pubco or the Pubco Subsidiaries) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

TERMINATION

10.1  Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)   by mutual written consent of SPAC and the Seller;

(b)   by written notice by SPAC or the Seller if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is one (1) year from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)   by written notice by either SPAC or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)   by written notice by the Seller to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Seller or (B) five (5) Business Days prior to the Outside Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this

Section 10.1(d) if at such time the Company, Pubco, the Pubco Subsidiaries or the Seller is in material uncured breach of this Agreement;

(e)   by written notice by the Seller to SPAC if there has been a Modification in Recommendation;

(f)   by written notice by SPAC to the Seller, if (i) there has been a material breach by the Company, Pubco, the Pubco Subsidiaries or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller by SPAC or (B) five (5) Business Days prior to the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time SPAC is in material uncured breach of this Agreement; or

(g)   without prejudice to the SPAC’s obligations under Section 8.11(d), by written notice by either SPAC or the Seller to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

10.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

ARTICLE XI

WAIVERS AND RELEASES

11.1  Waiver of Claims Against Trust. The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold as part of the SPAC Units in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination or with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties, Astral nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties, Astral or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Pubco Subsidiaries from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

ARTICLE XII

MISCELLANEOUS

12.1  Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.11, 6.15 and 7.11 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement) shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.8(a), Section 2.8(c), Section 2.15, Section 8.15, Section 11.1 and this Article XII.

12.2  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, at or prior to the Closing, to:

Mountain Lake Acquisition Corp.

930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451

Attn:Paul Grinberg, Chief Executive Officer and Chairman

Email:[***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA

Attn:Stuart Neuhauser, Esq.

Lloyd N. Steele, Esq.

Email:[***]

If to the Seller Related Parties, Astral, Pubco, the Company or the Pubco Subsidiaries at, prior to or after the Closing or to SPAC after the Closing, to:

Avalanche Treasury Corporation

413 W 14th Street

Floor 2, PMB 4633

New York, NY 10014

Attn:Gerald Batholomew Smith, President

Email:[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate,

EC2N 4BQ London

Attn:Lorenzo Corte; Maria Protopapa; and Georgian Dimopoulos

Email:[***]

12.3  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of Pubco, the Company, the Pubco Subsidiaries, the Seller Related Parties, or Astral) or the Seller Related Parties, or Astral (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4  Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives,

Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.14.

12.5  Fees and Expenses.

(a)   Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses; provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account. If Pubco does not have sufficient cash to pay all Expenses, Pubco will cause the Company to sell Avax to generate cash to pay the Expenses.

(b)   Notwithstanding the terms of Section 12.5(a), regardless of whether the Closing occurs, Pubco shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom), and (iii) any filings required under Section 8.9 (including any filing fees payable to any Governmental Authority in connection therewith).

12.6  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   Subject to Section 12.6(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)   Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.6.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9  Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, the Pubco Subsidiaries, Pubco, the Company, the Seller Related Parties and Astral.

12.10  Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. For purposes of this Section 12.10, Pubco, the Company, the Seller Related Parties and Astral shall be deemed to be Affiliated Parties.

12.11  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12  Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.13  Legal Representation.

(a)   The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Pubco Subsidiaries, SPAC, the Company, the Seller Related Parties and Astral or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided that, nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)   The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) may have, prior to Closing, jointly represented Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, Astral and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Skadden will be permitted in the future, after Closing, to represent Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Related Parties, Astral, Pubco, the Company and the Pubco Subsidiaries shall be deemed the clients of Skadden with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided that, nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.14  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

Annex B

Terms of Pubco Stock

A.   TERMS OF PUBCO CLASS A STOCK

The shares of Pubco Class A Stock will be denominated in US Dollars with a par value of $0.01 each.

1.	Voting Rights
•	The shares of Pubco Class A Stock will have no voting rights except as required by the DGCL.
2.	Rights to Dividends and Other Distributions
•Each holder of shares of Pubco Class A Stock will be entitled to receive distributions, whether in the form of dividends (if any), return of capital on a winding up or any other means (a “Distribution”), in proportion to the number of shares of Pubco Class A Stock held by them.
3.	Transferability
•The shares of Pubco Class A Stock will be admitted and listed for trading on the NASDAQ Stock Market or any other stock market agreed to by SPAC and Pubco and will be freely transferable subject to the terms of the Lock-Up Agreements, the Insider Letter dated as of December 12, 2024 (as may be amended from time to time) applicable to the Sponsor and any restrictions pursuant to applicable Law.
4.	Initial Holders
•Seller Related Parties
•Astral
•Gerald Bartholomew Smith
•Company Unit Investors
•Foundation
•SPAC Shareholders (including Sponsor)

B.   TERMS OF PUBCO CLASS B STOCK

The shares of Pubco Class B Stock will be denominated in US Dollars with a par value of $0.01 each.

1.	Voting Rights
•The shares of Pubco Class B Stock will be issued with voting rights attached to them and each share will have one (1) vote.
2.	Rights to Dividends and Other Distributions
•Each holder of shares of Pubco Class B Stock will not be entitled to economic rights, including any rights to Distributions.
3.	Transferability
•The shares of Pubco Class B Stock will not be admitted and listed for trading on any stock exchange and will not be freely transferable.
•The number of shares of Pubco Class B Stock held by any holder shall at no time exceed the number of shares of Pubco Class A Stock held by such holder. Accordingly, once the ratio of shares of Pubco Class B Stock to shares of Pubco Class A Stock held by an holder reaches one to one, any transfer of shares of Pubco Class A Stock by such holder to any third party shall result in the automatic cancellation, on a one-to-one basis, of an equivalent number of shares of Pubco Class B Stock held by such holder (other than their respective Affiliates).
•The shares of Pubco Class A Stock will acquire full voting rights upon cancellation of all shares of Pubco Class B Stock.
4.	Initial Holder

Seller Related Parties

Execution version

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 2, dated as of March 17, 2026 (this “Amendment No. 2”), to the Business Combination Agreement, dated as of October 1, 2025, by and among:

A.	Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”),
B.	Avalanche Treasury Corporation, a Delaware corporation (“Pubco”),
C.	Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“SPAC Merger Sub”),
D.	Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and, together with SPAC Merger Sub, the “Pubco Subsidiaries” and each, a “Pubco Subsidiary”),
E.	Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”),
F.	Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”),
G.	Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”),
H.	Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs, together with Seller, the “Seller Related Parties”), and
I.	Astral Horizon, L.P., a Delaware limited partnership (“Astral” and, together with SPAC, Pubco, the Pubco Subsidiaries, the Company, the Seller, and the DVs, the “Parties” and each a “Party”),

as subsequently amended on January 13, 2026 (the “Business Combination Agreement”).

Capitalized terms used but not defined in this Amendment No. 2 shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties are parties to the Business Combination Agreement, entered into on October 1, 2025 and subsequently amended on January 13, 2026.

WHEREAS, pursuant to Section 2.8, letters (c) and (d), of the Business Combination Agreement, Pubco shall issue to Astral, on the Company Merger Effective Date, a total of 4,000,000 shares of Pubco Class A Stock as Additional Merger Consideration Shares, of which: (i) 2,000,000 shares of Pubco Class A Stock are to be deposited into Astral’s security account (the “Astral Post-Closing Shares”); and (ii) 2,000,000 Astral Earnout Shares are to be deposited into the Astral Escrow Account and will vest and will be released subject the occurrence of the conditions, and in accordance with the terms, set forth under Section 2.8(d) of the Business Combination Agreement.

WHEREAS, Astral and Pubco intend to postpone the issuance by Pubco to Astral of the Astral Post-Closing Shares for a period of thirty (30) calendar days, so that such issuance will occur on the thirtieth (30th) calendar day following the Closing Date, rather than on the Company Merger Effective Date.

WHEREAS, in order to effect the below changes and the other amendments set forth herein, pursuant to Section 12.9 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement, as set forth in this Amendment No. 2 and as fully amended and restated in Annex A (the “A&R BCA”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.Amendments to the Business Combination Agreement.

The Parties hereby agree that the Business Combination Agreement shall be deemed to be amended as follows:

1.1   Section 1.2 of the Business Combination Agreement. The following section reference in Section 1.2 of the Business Combination Agreement is added:

• Astral Post-Closing Shares	Section 2.8(c)(ii)
• Astral Post-Closing Shares Issuance Date	Section 2.8(c)(ii)

1.2   Section 2.8 of the Business Combination Agreement.

(a)Section 2.8(c) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(c)   Additional Merger Consideration.

As additional consideration for the Company Merger, Pubco shall issue to Astral 4,000,000 shares of Pubco Class A Stock (the “Additional Merger Consideration Shares”), as follows: (i) 2,000,000 shares of Pubco Class A Stock as Astral Earnout Shares shall be issued at the Company Merger Effective Time and be delivered in accordance with Section 2.8(d)(i) of this Agreement, and (ii) 2,000,000 shares of Pubco Class A Stock (the “Astral Post-Closing Shares”) shall be issued and delivered on the thirtieth (30th) calendar day following the Closing Date (the “Astral Post-Closing Shares Issuance Date”).

(b)Section 2.8(d)(i) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(i)   Upon the Closing, 2,000,000 shares of Pubco Class A Stock, issued as part of the Additional Merger Consideration Shares pursuant to Section 2.8(c)(i) of this Agreement, (the “Astral Earnout Shares”), shall be placed into the Astral Escrow Account (as hereinafter defined). Astral hereby agrees that, at the Closing, it shall enter into an escrow agreement with Pubco, the Seller and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Seller, Astral, and Pubco), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Escrow Agreement”), and, upon and subject to the Closing Astral shall deposit the Astral Earnout Shares into a segregated escrow account (the “Astral Escrow Account”) with the Escrow Agent to be held, along with any equity securities placed in the Astral Escrow Account pursuant to Section 2.8(d)(vii) of this Agreement (the “Astral Escrow Adjustment Shares”), in the Astral Escrow Account and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

1.3   Section 2.12 of the Business Combination Agreement.

(a)Section 2.12(c)(iii) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(iii)  to Astral, in the Astral Escrow Account, the Astral Earnout Shares.

(b)The following shall be added as a new Section 2.12(c-bis) to the Business Combination Agreement:

(c-bis)At or prior to the Astral Post-Closing Shares Issuance Date, Pubco shall deliver to the Exchange Agent written instructions to issue to Astral, at the Astral Post-Closing Shares Issuance Date, in uncertificated book-entry form, the Astral Post-Closing Shares.

2.	Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 2 shall be effective as of October 1, 2025.
3.

Other Provisions. The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment No. 2 and are deemed to be incorporated herein by reference.

4.	Effect of Amendment No. 2.

4.1   No Other Amendments. Except as expressly amended by this Amendment No. 2, the Business Combination Agreement is unmodified and will remain in full force and effect.

4.2   References. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Business Combination Agreement, and each reference in any other document relating to the “Business Combination Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Business Combination Agreement, means and references the A&R BCA.

5.

Entire Agreement. The A&R BCA and the documents or instruments referred to therein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated therein by reference, as amended by this Amendment No. 2, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and in the A&R BCA or the documents or instruments referred to herein and to A&R BCA, which collectively supersede all prior agreements and understandings among the Parties with respect to the subject matter contained herein.

6.

Counterparts. This Amendment No. 2 may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Amendment No. 2 transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment No. 2.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, SPAC has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

MOUNTAIN LAKE ACQUISITION CORP.

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Chief Executive Officer and Chairman of the Board

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, Pubco has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

AVALANCHE TREASURY CORPORATION

By:	/s/ Laine Mihalchick Moljo
Name:	Laine Mihalchick Moljo
Title:	Secretary

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, SPAC Merger Sub has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

AVALANCHE SPAC MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
Name:	Gerald Bartholomew Smith
Title:	President

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, Company Merger Sub has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

AVALANCHE COMPANY MERGER SUB LLC

By:	/s/ Gerald Bartholomew Smith
Name:	Gerald Bartholomew Smith
Title:	President

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

AVALANCHE TREASURY COMPANY LLC

By:	/s/ Gerald Bartholomew Smith
Name:	Gerald Bartholomew Smith
Title:	President and Authorized Signatory

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, the Seller has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

DRAGONFLY DIGITAL MANAGEMENT, LLC

By:	/s/ Haseeb Ahmad Qureshi
Name:	Haseeb Ahmad Qureshi
Title:	Managing Partner

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, DV has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

DRAGONFLY VENTURES L.P., acting by its General Partner, DRAGONFLY GP LLC

By:	/s/ Haseeb Ahmad Qureshi
Name:	Haseeb Ahmad Qureshi
Title:	Manager

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, DVII has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

DRAGONFLY VENTURES II, L.P., acting by its General Partner, DRAGONFLY GP II, LLC

By:	/s/ Haseeb Ahmad Qureshi
Name:	Haseeb Ahmad Qureshi
Title:	Manager

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

IN WITNESS WHEREOF, Astral has caused this Amendment No. 2 to be signed and delivered by its duly authorized signatory as of the date first written above.

ASTRAL HORIZON, L.P., acting by its General Partner, ASTRAL HORIZON GP, LLC

By:	/s/ Haseeb Ahmad Qureshi
Name:	Haseeb Ahmad Qureshi
Title:	Manager

[Signature Page of SPAC to Amendment No. 2 to the Business Combination Agreement]

Annex A

A&R BCA

BUSINESS COMBINATION AGREEMENT

by and among

MOUNTAIN LAKE ACQUISITION CORP.

as SPAC,

AVALANCHE TREASURY CORPORATION

as Pubco,

AVALANCHE SPAC MERGER SUB LLC

as SPAC Merger Sub,

AVALANCHE COMPANY MERGER SUB LLC

as Company Merger Sub,

AVALANCHE TREASURY COMPANY LLC

as the Company,

DRAGONFLY DIGITAL MANAGEMENT, LLC

as the Seller,

DRAGONFLY VENTURES L.P.

as DV,

DRAGONFLY VENTURES II, L.P.

as DVII,

and

ASTRAL HORIZON, L.P.

as Astral

Dated as of October 1, 2025

EXHIBITS
Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Company Unit Subscription Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreements
Exhibit E	Terms of Pubco Stock

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 1, 2025, by and among:

A.	Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”),
B.	Avalanche Treasury Corporation, a Delaware corporation (“Pubco”),
C.	Avalanche SPAC Merger Sub LLC, a Delaware limited liability company (“SPAC Merger Sub”),
D.	Avalanche Company Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub” and, together with SPAC Merger Sub, the “Pubco Subsidiaries” and each, a “Pubco Subsidiary”),
E.	Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”),
F.	Dragonfly Digital Management, LLC, a Delaware limited liability company (the “Seller”),
G.	Dragonfly Ventures L.P., a Cayman Islands exempted limited partnership (“DV”),
H.	Dragonfly Ventures II, L.P., a Cayman Islands exempted limited partnership (“DVII” and together with DV, “DVs” and DVs together with Seller, the “Seller Related Parties”), and
I.	Astral Horizon, L.P., a Delaware limited partnership (“Astral”).

SPAC, Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, and Astral are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) prior to the Closing, SPAC shall effectuate a domestication under Section 388 of the DGCL and the Cayman Act (the “Domestication”), pursuant to which SPAC shall transfer by way of continuation to and become a Delaware corporation (the “Domesticated SPAC” and, for the avoidance of doubt, all references herein to the SPAC shall, from and after the consummation of the Domestication, be deemed to refer to the Domesticated SPAC), with a certificate of incorporation in the form to be mutually agreed between the Parties (“SPAC Delaware Certificate of Incorporation”) and bylaws in the form to be mutually agreed between the Parties (“SPAC Delaware Bylaws”), (b) at least two (2) hours after the Domestication, the SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder and with each holder of SPAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) SPAC Rights held by such holder in accordance with the terms of this Agreement and (c) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Foundation Transaction, the Dragonfly Contribution and the Investments, the “Transactions”), and with Company Members receiving Pubco Stock (and, in the case of Seller, certain other consideration) for each Company Unit held by such Company Member in accordance with the terms of this Agreement, and upon the consummation of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, on the date hereof, each of the Pubco Subsidiaries is a wholly owned subsidiary of Pubco;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC and Sponsor are entering into a Sponsor Support Agreement substantially in the form set forth on Exhibit A (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, on the date of this Agreement, the Company Unit Investors have agreed to make an investment in the Company by purchasing Company Units up to an aggregate amount equal to $500,000,000 payable in cash, USD Coin or Avax, on the date hereof (the “Company Unit Subscription”) pursuant to subscription agreements substantially in the form set forth on Exhibit B (the “Company Unit Subscription Agreements”);

WHEREAS, simultaneously with the execution and delivery of the Company Unit Subscription Agreements, the Seller Related Parties, and the Company Unit Investors are entering into an amended and restated limited liability company agreement of the Company (the “First A&R Company LLCA”);

WHEREAS, in accordance herewith, following the date of this Agreement, the Company shall purchase a number of Avax (the “Company Avax”) equal to the Company Unit Subscription Net Cash Proceeds;

WHEREAS, on the date hereof, Avalanche (BVI), Inc. (“Avalanche BVI”), Avalanche Cayman (together with Avalanche BVI, the “Foundation”), the Seller, the Company and Pubco have entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, on the date hereof: (a) the Foundation sold 7,317,965.61 Avax to the Company, all upon the terms and subject to the conditions set forth in that certain Token Sale Agreement (the “TSA”) by and between the Company, Pubco and the Foundation dated as of the date hereof (the “Foundation Transaction”); and (b) Seller contributed directly and/or indirectly through the DVs, and other Seller controlled vehicles 1,960,040 Avax to the Company, all upon the terms and subject to the conditions set forth therein (the “Dragonfly Contribution”);

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco, the Seller Related Parties and Astral shall enter into an amended and restated registration rights agreement of SPAC, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor, the Seller Related Parties and Astral substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, concurrently with the Closing, each of the Seller Related Parties, Astral and Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit D (each, a “Lock-Up Agreement”), pursuant to which the Seller Related Parties, Astral and Sponsor shall agree not to transfer their respective shares of Pubco Stock for a period of six (6) months after the Closing, or earlier based upon the occurrence of certain events described therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the respective boards of directors of Pubco, the Pubco Subsidiaries, the managers of the Company, the members of the Seller and the managers of the relevant general partner of the DVs and Astral have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of non-compliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Additional Permitted Financing” means the subscription or purchase by an investor after the date of this Agreement of securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable (or of securities exercisable, convertible or exchangeable into securities to be issued or guaranteed by Pubco, the Company or SPAC, as applicable), including ordinary shares, preferred shares, convertible or exchangeable bonds or notes (secured or unsecured), promissory notes, warrants or other securities, in each case, as and to the extent consented to in writing by SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent);

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Contribution Agreement, the TSA, the Sponsor Support Agreement, the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Subscription Agreements, any agreements relating to or instruments governing any Additional Permitted Financing, the Pubco A&R Organizational Documents, and the First A&R Company LLCA.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business.

“Cayman Act” means the Companies Act (as revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means (a) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Pubco or any of its Subsidiaries with or into any other corporation or other entity) in which equity securities of Pubco, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (b) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of Pubco’s assets to a third party or (c) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Pubco’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than fifty percent (50%) of the outstanding voting securities of Pubco; provided, however, that any transfer by Seller or any of its Affiliates to another Affiliate of Seller shall not constitute a transfer or acquisition for purposes of clause (c).

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, the Pubco Subsidiaries, the Company or the Seller or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Members” means, collectively, all Persons who hold membership interests in the Company immediately prior to the Company Merger.

“Company Merger Sub Membership Interests” means the membership interests of Company Merger Sub.

“Company Unit Investors” means those Persons who are participating in the Company Unit Subscription pursuant to a Company Unit Subscription Agreement entered into with the Company as of the date of this Agreement.

“Company Unit Subscription Net Cash Proceeds” means the gross cash proceeds from the Company Unit Subscription minus any and all reasonable and customary fees, commissions, or other charges (including network gas fees and exchange trading fees) incurred by the Company or its designated agent in connection with the purchase of Avax on an arms’ length basis through a recognized digital asset exchange or broker.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“DTC” means the Depository Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Seller Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 12, 2024, by and between SPAC, Sponsor, and BTIG, LLC.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investments” means the Company Unit Subscription and any Additional Permitted Financing.

“Investors” means the Company Unit Investors and the Persons who participate in any Additional Permitted Financing.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of December 12, 2024, and filed with the SEC on December 13, 2024 (File No. 333-281410).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Avax (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco and Pubco Subsidiaries Fundamental Representations” means the representations and warranties made by Pubco and the Pubco Subsidiaries pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the Laws of the State of Delaware.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock, which shall have the terms set forth in Exhibit E.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates, directors, executives (excluding any remuneration for directors or executive officers) and employees in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to the Seller, Pubco, the Company, the Pubco Subsidiaries or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Seller Pre-Closing Statement to be delivered by the Seller to SPAC pursuant to Section 3.2(b).

“Seller Related Parties and Astral Fundamental Representations” means the representations and warranties made by the Seller Related Parties and Astral pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.7 (Finders and Brokers).

“SPAC Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby and SPAC’s status as a public company: (i) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC, and (ii) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Seller pursuant to Section 3.2(a).

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4 (Non-Contravention), Section 4.5 (Capitalization), and Section 4.15 (Finders and Brokers).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Member Approval” means the vote or unanimous written resolution of the members of SPAC Merger Sub required to approve the SPAC Merger and SPAC Certificate of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the DGCL and DLLCA.

“SPAC Merger Sub Membership Interests” means the membership interests of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC; provided that from and after the Domestication Effective Time, SPAC Preference Shares shall refer to the shares of preferred stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Private Units” means the units issued by SPAC in a private placement transaction simultaneously with the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Private Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Public Units” means the units issued by SPAC in the IPO, each consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Right; provided that from and after the Domestication Effective Time, SPAC Public Units shall refer to the correspondent units of the Domesticated SPAC.

“SPAC Right” means one right that was included as part of each SPAC Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination; provided that from and after the Domestication Effective Time, SPAC Rights shall refer to the correspondent rights in the Domesticated SPAC.

“SPAC Rights Agreement” means that certain Rights Agreement, dated as of December 12, 2024, between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the SPAC Merger Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“Subscription Agreements” means the Company Unit Subscription Agreements, and any agreements relating to or instruments governing any Additional Permitted Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and

(c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Triggering Event I” means, in the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Earnout Period”), the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $13.00 per share.

“Triggering Event II” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $15.00 per share.

“Triggering Event III” means, in the Earnout Period, the last day of any twenty (20) consecutive trading day period in which the VWAP of the Pubco Class A Stock is greater than or equal to $17.00 per share.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO and from certain private placements occurring simultaneously with the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2024, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security on a relevant date, the daily Dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the daily Dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time (or such later time after 4:00:00 p.m. as the securities are traded on such securities exchange or securities market), as reported by Bloomberg, or, if no daily Dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

1.2Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$	Section 1.3(b)
Acquisition Proposal	Section 8.6(a)
Action	Section 1.1
Additional Merger Consideration Shares	Section 2.8(c)
Additional Permitted Financing	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Transaction	Section 8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	Section 1.1
Antitrust Laws	Section 8.9(b)
Astral	Preamble
Astral Earnout Shares	Section 2.8(d)(i)
Astral Escrow Account	Section 2.8(d)(i)
Astral Escrow Adjustment Shares	Section 2.8(d)(i)
Astral Post-Closing Shares	Section 2.8(c)
Astral Post-Closing Shares Issuance Date	Section 2.8(c)
Astral Transfer	Section 2.8(d)(iii)
Avalanche BVI	Recitals
Benefit Plans	Section 1.1
Business Combination	Section 1.1
Business Combination Intended Tax Treatment	Section 2.13
Business Combination Transactions	Section 2.13
Business Day	Section 1.1
Cayman Act	Section 1.1
Cayman Registrar	Section 1.1
Certificate of Domestication	Section 2.1(a)(i)
Change in Control	Section 1.1
Class A Merger Consideration Shares	Section 2.8(b)(i)
Class B Merger Consideration Shares	Section 2.8(b)(ii)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Filing	Section 8.12(b)
Closing Press Release	Section 8.12(b)
Code	Section 1.1
Company	Preamble
Company Avax	Recitals
Company Certificate of Merger	Section 2.4
Company Confidential Information	Section 1.1
Company Disclosure Schedules	Article VI
Company Fundamental Representations	Section 1.1
Company Members	Section 1.1
Company Merger	Recitals
Company Merger Effective Time	Section 2.4
Company Merger Sub	Preamble
Company Merger Sub Membership Interests	Section 1.1
Company Surviving Subsidiary	Section 2.3
Company Unit Investors	Section 1.1
Company Unit Subscription	Recitals
Company Unit Subscription Agreements	Recitals

Company Unit Subscription Net Cash Proceeds	Section 1.1
Company Units	Section 6.3(b)
Consent	Section 1.1
Contracts	Section 1.1
Contribution Agreement	Recitals
D&O Indemnified Persons	Section 8.15(a)
D&O Tail Insurance	Section 8.15(b)
Delaware Secretary of State	Section 2.1(a)(i)
DGCL	Section 2.2
Dissenting Shareholders	Section 2.9(i)
Dissenting Shares	Section 2.9(i)
DLLCA	Section 2.3
Dollars	Section 1.3(b)
Domesticated SPAC	Recitals
Domestication	Recitals
Domestication Effective Time	Section 2.1(b)
Domestication Intended Tax Treatment	Section 2.13
Dragonfly Contribution	Recitals
DTC	Section 1.1
DV	Preamble
DVII	Preamble
Earnout Period	Section 1.1
EGS	12.13(a)
Enforceability Exceptions	Section 4.2
ERISA	Section 1.1
Escrow Agent	Section 2.8(d)(i)
Escrow Agreement	Section 2.8(d)(i)
Exchange Act	Section 1.1
Exchange Agent	Section 2.12(a)
Expenses	Section 1.1
Extraordinary General Meeting	Section 8.11(a)
Federal Securities Laws	Section 8.7
First A&R Company LLCA	Recitals
Foundation	Recitals
Foundation Transaction	Recitals
Founder Registration Rights Agreement	Section 1.1
Fraud	Section 1.1
Fraud Claim	Section 1.1
GAAP	Section 1.1
Governmental Authority	Section 1.1
IFRS	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Intended Tax Treatment	Section 2.13
Interim Period	Section 8.1(a)
Investment Company Act	Section 1.1
Investments	Section 1.1
Investors	Section 1.1
IPO	Section 1.1
IPO Prospectus	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Liabilities	Section 1.1

Lien	Section 1.1
Lock-Up Agreement	Recitals
Material Adverse Effect	Section 1.1
Mergers	Recitals
Modification in Recommendation	Section 8.11(d)
Nasdaq	Section 1.1
Non-Recourse Parties	Section 12.14
OFAC	Section 4.16(c)
Order	Section 1.1
Organizational Documents	Section 1.1
Outside Date	Section 10.1(b)
Parties	Preamble
Party	Preamble
PCAOB	Section 1.1
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Property	Section 1.1
Post-Closing Pubco Board	Section 8.14(a)
Post-Closing Pubco Officers	Section 8.14(a)
Proxy Statement	Section 8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	Section 8.19
Pubco and Pubco Subsidiaries Fundamental Representations	Section 1.1
Pubco Class A Stock	Section 1.1
Pubco Class B Stock	Section 1.1
Pubco Incentive Plan	Section 8.23
Pubco Organizational Documents	Section 1.1
Pubco Stock	Section 1.1
Pubco Subsidiaries	Preamble
Pubco Subsidiary	Recitals
Public Shareholders	Section 11.1
Redemption	Section 8.11(a)
Redemption Amount	Section 1.1
Registration Statement	Section 8.11(a)
Related Persons	Section 1.1
Release Event	Section 2.8(d)(v)
Released Claims	Section 11.1
Releasing Persons	Section 11.2
Representatives	Section 1.1
Required Shareholder Approval	Section 9.1(a)
SEC	Section 1.1
SEC Reports	Section 4.6(a)
Securities Act	Section 1.1
Seller	Preamble
Seller Digital Wallet	Section 7.8(b)
Seller Expenses	Section 1.1
Seller Pre-Closing Statement	Section 3.2(b)
Seller Related Parties	Preamble
Seller Related Parties and Astral Fundamental Representations	Section 1.1
Signing Filing	Section 8.12(b)
Signing Press Release	Section 8.12(b)
Skadden	Section 12.13(b)
SPAC	Preamble

SPAC Board	Recitals
SPAC Certificate of Merger	Section 2.4
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Confidential Information	Section 1.1
SPAC Delaware Bylaws	Recitals
SPAC Delaware Certificate of Incorporation	Recitals
SPAC Disclosure Schedules	Article IV
SPAC Expenses	Section 1.1
SPAC Financials	Section 4.6(d)
SPAC Fundamental Representations	Section 1.1
SPAC Loans	Section 1.1
SPAC Material Contract	Section 4.13(a)
SPAC Memorandum and Articles	Section 1.1
SPAC Merger	Recitals
SPAC Merger Effective Time	Section 2.4
SPAC Merger Sub	Preamble
SPAC Merger Sub Member Approval	Section 1.1
SPAC Merger Sub Membership Interests	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Pre-Closing Statement	Section 3.2(a)
SPAC Preference Shares	Section 1.1
SPAC Private Units	Section 1.1
SPAC Public Units	Section 1.1
SPAC Right	Section 1.1
SPAC Rights Agreement	Section 1.1
SPAC Shareholder Approval Matters	Section 8.11(a)
SPAC Shareholders	Section 1.1
SPAC Surviving Subsidiary	Section 2.3
SPAC Units	Section 1.1
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Section 1.1
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Transactions	Recitals
Transfer	Section 1.1
Triggering Event I	Section 1.1
Triggering Event II	Section 1.1
Triggering Event III	Section 1.1
Triggering Events	Section 1.1
Trust Account	Section 1.1
Trust Agreement	Section 1.1
Trustee	Section 1.1
TSA	Recitals
Unit Separation	Section 2.9(a)
VWAP	Section 1.1

1.3Interpretation.

(a)The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c)Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d)Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e)The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE II

BUSINESS COMBINATION TRANSACTIONS

2.1	Domestication.

(a)   At least two (2) hours before the SPAC Merger Effective Time, SPAC shall cause the Domestication to become effective, including by:

(i)concurrently filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) each of (1) a certificate of domestication with respect to the Domestication (the “Certificate of Domestication”) and (2) the SPAC Delaware Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law;

(ii)taking all actions necessary so that the SPAC Delaware Bylaws shall become the effective bylaws of Domesticated SPAC;

(iii)completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication; and

(iv)obtaining a certificate of de-registration from the Cayman Registrar.

(b)   The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Delaware Secretary of State or at such later time (but no later than two (2) hours before the SPAC Merger Effective Time) as may be agreed by SPAC and the Seller in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

(c)   The Parties acknowledge that this Agreement constitutes a “Plan of Domestication” pursuant to Section 388 of the DGCL.

2.2SPAC Merger. At the SPAC Merger Effective Time, but at least two (2) hours after the Domestication Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Certificate of Merger, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided that, references to SPAC for periods after the SPAC Merger Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL and DLLCA.

2.3Company Merger. At the Company Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DLLCA, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Company Merger Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DLLCA.

2.4Effective Times of Mergers. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall enter into and file a certificate of merger (the “SPAC Certificate of Merger”) with the Delaware Secretary of State in accordance with the DGCL and the DLLCA, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the

DLLCA. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL or such other time as specified in the SPAC Certificate of Merger (the “SPAC Merger Effective Time”) and the Company Merger shall become effective at the time on the Closing Date when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DLLCA or such other time as specified in the Company Certificate of Merger (such time, the “Company Merger Effective Time”); provided that the SPAC Merger Effective Time shall become effective at least two (2) hours after the Domestication.

2.5	Effect of the Mergers.

(a)   At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the SPAC Merger Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

(b)   At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Company Merger Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

2.6	Organizational Documents.

(a)    At the SPAC Merger Effective Time, the Organizational Documents of SPAC Surviving Subsidiary shall be the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws respectively, as in effect immediately prior to the SPAC Merger Effective Time.

(b)   At the Company Merger Effective Time, the Organizational Documents of Company Surviving Subsidiary shall be the certificate of formation and the limited liability company agreement of the Company Merger Sub, respectively, as in effect immediately prior to the Company Merger Effective Time.

2.7Directors and Officers of the Surviving Subsidiaries. At the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, the board of directors and executive officers of the SPAC Surviving Subsidiary and the board of managers and executive officers of the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Seller.

2.8Company Merger Consideration.

(a)   Company Member Merger Consideration Shares. As consideration for the Company Merger, each Company Member other than the Seller Related Parties shall be entitled to receive from Pubco one share of Pubco Class A Stock for each Company Unit held by such Company Member immediately prior to the Company Merger Effective Time.

(b)   Seller Related Parties Merger Consideration Shares. As consideration for the Company Merger, each Seller Related Party shall be entitled to receive from Pubco:

(i)one share of Pubco Class A Stock for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time (collectively with the shares of Pubco Class A Stock issued pursuant to Section 2.8(a), the “Class A Merger Consideration Shares”); and

(ii)one share of Pubco Class B Stock for each Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time (the “Class B Merger Consideration Shares”).

(c)   Additional Merger Consideration.

As additional consideration for the Company Merger, Pubco shall issue to Astral 4,000,000 shares of Pubco Class A Stock (the “Additional Merger Consideration Shares”), as follows: (i) 2,000,000 shares of Pubco Class A Stock as Astral Earnout Shares shall be issued at the Company Merger Effective Time and be delivered in accordance with Section 2.8(d)(i) of this Agreement, and (ii) 2,000,000 shares of Pubco Class A Stock (the “Astral Post-Closing Shares”) shall be issued and delivered on the thirtieth (30th) calendar day following the Closing Date (the “Astral Post-Closing Shares Issuance Date”).

(d)   Earnout.

(i)Upon the Closing, 2,000,000 shares of Pubco Class A Stock, issued as part of the Additional Merger Consideration Shares pursuant to Section 2.8(c) of this Agreement (the “Astral Earnout Shares”), shall be placed into the Astral Escrow Account (as hereinafter defined). Astral hereby agrees that, at the Closing, it shall enter into an escrow agreement with Pubco, the Seller and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Seller, Astral and Pubco), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Escrow Agreement”), and, upon and subject to the Closing Astral shall deposit the Astral Earnout Shares into a segregated escrow account (the “Astral Escrow Account”) with the Escrow Agent to be held, along with any equity securities placed in the Astral Escrow Account pursuant to Section 2.8(d)(vii) of this Agreement (the “Astral Escrow Adjustment Shares”), in the Astral Escrow Account and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)Except as expressly permitted hereunder, Astral shall not transfer, directly or indirectly, the Astral Earnout Shares and the Astral Escrow Adjustment Shares (if any) during the Earnout Period. Except as otherwise set forth in this Agreement, all of the Astral Earnout Shares and Astral Escrow Adjustment Shares shall be retained in the Astral Escrow Account unless and until their release upon the achievement of a Triggering Event (as defined below) in accordance with Section 2.8(d)(v).

(iii)Astral agrees that all of the Astral Earnout Shares, together with any Astral Escrow Adjustment Shares, shall be subject to potential transfer to Pubco for no consideration (the “Astral Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco pursuant to Section 2.8(d)(v).

(iv)If, at the end of the Earnout Period, less than all of the Astral Earnout Shares have been released to Astral pursuant to one or more Release Events, Pubco and Astral will as promptly as practicable instruct the Escrow Agent to complete the Astral Transfer of the unreleased Astral Earnout Shares, together with any unreleased Astral Escrow Adjustment Shares, and the Escrow Agent shall deliver such Astral Earnout Shares and Astral Escrow Adjustment Shares to Pubco. Astral and Pubco shall give joint written instructions to the Escrow Agent to release the applicable Astral Earnout Shares, together with any related Astral Escrow Adjustment Shares, to Astral, promptly after the occurrence of a Release Event or a Change in Control.

(v)The Astral Earnout Shares shall vest, no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral, upon the occurrence of the following Triggering Events (each, a “Release Event”):

(1)   Upon the occurrence of Triggering Event I, 666,667 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral;

(2)   Upon the occurrence of Triggering Event II, 666,667 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral; and

(3)   Upon the occurrence of Triggering Event III, 666,666 shares of Pubco Class A Stock that form part of the Astral Earnout Shares shall no longer be subject to the Astral Transfer and be released from the Astral Escrow Account to Astral, in each case, within then (10) Business Days after the occurrence of the relevant Release Event.

(vi)For the avoidance of doubt, each of Triggering Event I, Triggering Event II and Triggering Event III shall be capable of occurring only once, if at all; provided, further, that all Triggering Events may be achieved at the same time or on overlapping days.

(vii)  The (1) Pubco Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and this Section 2.7(d) and (2) number of Astral Earnout Shares to be placed in the Astral Escrow Account pursuant to this Section 2.7(d)(i) shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Stock occurring on or after the Closing.

(viii)   Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Astral Earnout Shares, together with any related Astral Escrow Adjustment Shares, then remaining in the Astral Escrow Account shall no longer be subject to the Astral Transfer and shall be released to Astral from the Astral Escrow Account.

2.9Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a)   SPAC Units. Immediately prior to the SPAC Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The underlying SPAC Class A Ordinary Shares and SPAC Right held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.9.

(b)   SPAC Rights. At the SPAC Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of shares of Pubco Class A Stock that would have been received by the holder thereof if the SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the SPAC Rights Agreement into SPAC Class A Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time and the SPAC Class A Ordinary Shares issued upon conversion of the SPAC Rights had then automatically been converted into shares of Pubco Class A Stock in accordance with Section 2.9(c). At the SPAC Merger Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive shares of Pubco Class A Stock as set forth herein.

(c)   SPAC Class A Ordinary Shares. At the SPAC Merger Effective Time, immediately following the Unit Separation, each issued and outstanding SPAC Class A Ordinary Share shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares (other than those described in Section 2. 9(f)) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2. 9(e), Section 2.9(f) and Section 2. 9(i)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.

(d)   SPAC Class B Ordinary Shares. Without prejudice to the provision of the Sponsor Support Agreement, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with the Sponsor Support Agreement, shall automatically be converted into one Pubco Class A Stock, following which, all such SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of SPAC Class B Ordinary Shares outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Stock upon the surrender of such certificate in accordance with Section 2.12. Each SPAC Class B Ordinary Share (other those described in Section 2.9(f)) shall thereafter represent only the right to receive the number of shares if Pubco Class A Stock determined in accordance with this Section 2.9(d) and the Sponsor Support Agreement.

(e)   Redeeming Shares. At the SPAC Merger Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(f)   Treasury Shares. Notwithstanding Sections 2.9(a) and 2.9(d) or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be automatically cancelled and shall cease to exist without any conversion thereof or payment therefor.

(g)   No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)   SPAC Merger Sub Membership Interests. At the SPAC Merger Effective Time, all SPAC Merger Sub Membership Interests issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into an equal number of common stock, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

(i)   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who have properly demanded appraisal for such SPAC Ordinary Shares in accordance with Section 262 of the DGCL and who have not effectively withdrawn or lost their appraisal rights under the DGCL (the “Dissenting Shares” and the holders thereof, the “Dissenting Shareholders”) shall not be converted into or represent the right to receive Pubco Class A Stock, but instead shall be cancelled and shall represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the DGCL. If any Dissenting Shareholder fails to perfect, withdraws, or otherwise loses his, her, or its appraisal rights under the DGCL, then, as of the SPAC Merger Effective Time or the occurrence of such event, whichever is later, such SPAC Shareholder’s SPAC Ordinary Shares shall be deemed to have been converted as of the SPAC Merger Effective Time into, and to have become exchangeable for, the right to receive Pubco Class A Stock, without interest thereon, in accordance with this Section 2.9(i).

(j)   Prior to the Closing, the SPAC shall give the Company and SPAC Merger Sub prompt written notice of any demands for appraisal received by the SPAC, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the SPAC relating to rights of appraisal. The SPAC shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10  Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)   Company Units. At the Company Merger Effective Time each issued and outstanding Company Unit (other than those described in Section 2.10(c)) held by the Company Members will automatically be cancelled and cease to exist in exchange for the right to receive the Class A Merger Consideration Shares, and in case of the Seller Related Parties, together with Class B Merger Consideration Shares, without interest. As of the Company Merger Effective Time, the Company Members shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b)   [intentionally omitted].

(c)   Treasury Interests. Notwithstanding Section 2.10(a), or any other provision of this Agreement to the contrary, at the Company Merger Effective Time, if there are any Company Units that are owned by the Company as treasury interests or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Units shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(d)   No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Company Merger Sub Membership Interests. At the Company Merger Effective Time, all of the Company Merger Sub Membership Interests issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into an equal number of membership interests in the Company Surviving Subsidiary such that, immediately following such conversion, the aggregate number of membership interests in the Company Surviving Subsidiary shall be equal to the number of shares of Pubco Class A Stock outstanding immediately following the Company Merger Effective Time.

2.11  Effect of Mergers on Outstanding Securities of Pubco. At the Company Merger Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be cancelled and extinguished without any conversion thereof or payment therefor.

2.12  Exchange and Conversion Procedures.

(a)   Prior to the SPAC Merger Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company and SPAC (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Ordinary Shares and the Company Units held by Company Members for shares of Pubco Stock.

(b)   At or prior to the SPAC Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the SPAC Merger Effective Time, in uncertificated book-entry form, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share; and

(c)   At or prior to the Company Merger Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the Company Merger Effective Time, in uncertificated book-entry form:

(i)to Company Members, except for the Seller Related Parties, one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Company Members immediately prior to the Company Merger Effective Time;

(ii)to each Seller Related Party, one share of Pubco Class A Stock and one share of Pubco Class B Stock in exchange for, and upon cancelation of, each issued and outstanding Company Unit held by such Seller Related Party immediately prior to the Company Merger Effective Time; and

(iii)to Astral, in the Astral Escrow Account, the Astral Earnout Shares.

(c-bis) At or prior to the Astral Post-Closing Shares Issuance Date, Pubco shall deliver to the Exchange Agent written instructions to issue to Astral, at the Astral Post-Closing Shares Issuance Date, in uncertificated book-entry form, the Astral Post-Closing Shares.

(d)   Pubco Stock to be delivered pursuant to Sections 2.9(a), and 2.10(a) shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical share of Pubco Stock is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send certificates representing such shares of Pubco Stock to such holder.

(e)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(f)   No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, will be paid to the holders of any SPAC Ordinary Shares or Company Units that have not yet been surrendered to the Exchange Agent pursuant to this Section 2.12.

2.13  Intended Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the Domestication is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “Domestication Intended Tax Treatment”) and (b) the SPAC Merger, the Company Merger, and the Foundation Transaction, taken together (the “Business Combination Transactions”), are intended to be treated as an integrated transaction that is described in Section 351 of the Code (the “Business Combination Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each Party shall use its reasonable best efforts to cause the Business Combination Transactions to qualify for the Business Combination Intended Tax Treatment, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action specifically provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication and/or the Business Combination Transactions do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.14  Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time and the Company Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.15  Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

2.16  Seller Consent. Seller, as a member of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written member resolution of the Company) pursuant to the Organizational Documents of the Company, any other Contract in respect of the Company to which the Seller is a party or bound and all applicable Laws.

ARTICLE III

CLOSING

3.1Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Seller, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Seller may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2	Pre-Closing Statements.

(a)   At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Seller a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Seller at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b)   At least four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to SPAC a written statement setting forth the Seller’s good faith estimate and calculation of the Seller Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all the Seller Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(b), the “Seller Pre-Closing Statement”). The Seller shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Seller Pre-Closing Statement, and to the extent the Seller agrees, acting in good faith and reasonably, with any such comments, the Seller will deliver an updated Seller Pre-Closing Statement incorporating such comments.

3.3	Closing Deliveries.

(a)At the Closing, SPAC shall deliver or cause to be delivered:

(i)to the Seller and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii)to the Seller and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of (x) the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Domestication Effective Time) and (y) the SPAC Delaware Certificate of Incorporation and the SPAC Delaware Bylaws as in effect as of the Closing Date (after the Domestication Effective Time but immediately prior to the SPAC Merger Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii)to the Seller and Pubco, a certificate on behalf of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(iv)to the Seller and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor; and

(v)to the Seller and Pubco, the Lock-Up Agreement, duly executed by the Sponsor and the Insiders (as defined in the relevant form of Lock-Up Agreement).

(b)At the Closing, Pubco shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and the Pubco Subsidiaries, as applicable;

(ii)to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the SPAC Merger Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii)to the Seller and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco.

(c)At the Closing, the Company shall deliver or cause to be delivered:

(i)to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to the Company;

(ii)to Pubco, (A) a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-11T(d)(2) and (B) a certificate complying with the requirements of Treasury Regulation Section 1.1446(f)-2(b) that is sufficient to establish that no withholding is required under Section 1446(f) of the Code; and

(iii)to SPAC, a certificate from its secretary or other executive officer or managing member certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Company Merger Effective Time), (B) the resolutions of its managing member authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managing member and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(d)At the Closing, the Seller shall deliver or cause to be delivered, as applicable:

(i)to SPAC, a certificate from the Seller, dated as the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to the Seller; and

(ii)to SPAC, the Lock-Up Agreement, duly executed by the Seller Related Parties, Astral, and Pubco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Seller Related Parties, Astral, the Company and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral as of the date of this Agreement and as of the Closing, as follows:

4.1Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Seller accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the DGCL, the

DLLCA and the SPAC Delaware Bylaws, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC, is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles, in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5Capitalization.

(a)   SPAC is authorized to issue (i) 500,000,000 SPAC Ordinary Shares, consisting of (A) 445,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 23,805,000 SPAC Class A Ordinary Shares (assuming the separation of all outstanding SPAC Units into underlying SPAC Class A Ordinary Shares and SPAC Rights), all of which are subject to possible redemption, and (B) 7,187,500 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b)   As of the date of this Agreement, 23,805,000 SPAC Rights are issued and outstanding (assuming the separation of all the outstanding SPAC Units into the underlying SPAC Class A Ordinary Shares and SPAC Rights).

(c)   Except as set forth in this Section 4.5 or as contemplated by this Agreement, the SPAC Rights Agreement or the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(d)   As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(e)   Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6SEC Filings; SPAC Financials; Internal Controls.

(a)   SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b)   The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)   As of the date of this Agreement, the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “MLACU”, “MLAC” and “MLACR”, respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights under the Exchange Act except as contemplated by this Agreement.

(d)   The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)   Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f)   Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h)   SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)   As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8Absence of Certain Changes. The SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Units (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgment, Order or decree of any court or Governmental Authority.

4.10  Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

4.11  Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12  Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13  Material Contracts.

(a)   Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Seller.

(b)   With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14  Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15  Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16	Certain Business Practices.

(a)   Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b)   The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)   None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17  Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18  Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Pubco and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Pubco and the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller Related Parties, Astral, Pubco and SPAC Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, the Seller Related Parties, Astral, Pubco or SPAC Merger Sub for the Registration Statement.

4.19  No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, on behalf of itself or the Pubco Subsidiaries, in Article V, the Company in Article VI and the Seller Related Parties and Astral in Article VII, none of Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its

Representatives by any Representative of Pubco, the Pubco Subsidiaries, the Company the Seller Related Parties or Astral), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties or Astral. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller Related Parties and Astral’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20  Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Pubco Subsidiaries, the Seller Related Parties, Astral or any of their respective Affiliates.

4.21  SPAC Trust Account. As of the date of this Agreement, there is at least $238,800,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Seller Related Parties and Astral, to be inaccurate or that would entitle any Person (other than Public Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such Public Shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

4.22  Intended Tax Treatment. SPAC has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. SPAC does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of SPAC, no SPAC Shareholder or holder of SPAC Rights has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO AND PUBCO SUBSIDIARIES

Pubco on behalf of itself and the Pubco Subsidiaries severally and not jointly represent and warrant to SPAC, the Company, the Seller Related Parties and Astral, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of SPAC Merger Sub and Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Pubco and each Pubco Subsidiary has all requisite corporate power or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco and each Pubco Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, each of Pubco and each Pubco Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Pubco Subsidiaries and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval), on the part of Pubco or the Pubco Subsidiaries are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or a Pubco Subsidiary is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco or any Pubco Subsidiary is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or a Pubco Subsidiary.

5.4Non-Contravention. The execution and delivery by each of Pubco and each Pubco Subsidiary of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Member Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5	Capitalization. Except as set forth in Schedule 5.5 of the Company Disclosure Schedules:

(a)   as of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by the Seller; (ii) all issued and outstanding SPAC Merger Sub Membership Interests are owned by Pubco; and (iii) all issued and outstanding Company Merger Sub Membership Interests are owned by Pubco; and

(b)   prior to giving effect to the Transactions, other than the Pubco Subsidiaries, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6Pubco and Pubco Subsidiaries Activities. Since their formation, Pubco and the Pubco Subsidiaries have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Pubco Subsidiaries) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Pubco Subsidiaries are not party to or bound by any Contract.

5.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Pubco Subsidiaries or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

5.8Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Seller Related Parties, to Astral and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9Information Supplied. None of the information supplied or to be supplied by Pubco or the Pubco Subsidiaries in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or The Pubco Subsidiaries expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco or the Pubco Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, the Seller Related Parties, Astral or any of their respective Affiliates.

5.10  Independent Investigation. Each of Pubco and each Pubco Subsidiary has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco and each Pubco Subsidiary acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the

Company, the Seller Related Parties, Astral and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or the Pubco Subsidiaries pursuant hereto, and the information provided by or on behalf of the Company, the Seller Related Parties, Astral or SPAC for the Registration Statement.

5.11  No Other Representations. Except for the representations and warranties expressly made by Pubco and/or the Pubco Subsidiaries in Article V or as expressly set forth in any Ancillary Document, none of Pubco or the Pubco Subsidiaries nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco or the Pubco Subsidiaries or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco and each Pubco Subsidiary hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or the Pubco Subsidiaries or any of their respective Representatives. Each of Pubco and the Pubco Subsidiaries acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, the Company in Article VI and the Seller Related Parties and Astral in Article VII, none of SPAC, the Company, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Pubco Subsidiaries or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Pubco Subsidiaries or any of their respective Representatives by any Representative of SPAC, the Company, the Seller Related Parties, Astral), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the Company, the Seller Related Parties and Astral. Each of Pubco and the Pubco Subsidiaries specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the Company, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by members of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3Capitalization.

(a)   As of the date of this Agreement, the Company is authorized to issue membership interests, which are owned: (i) 50% by Seller; and (ii) 50% by Gerald Bartholomew Smith.

(b)   Immediately upon the execution of the First A&R Company LLCA, the Company will be authorized to issue units (the “Company Units”), as allocated pursuant to (i) the Company Unit Subscription Agreements and (ii) duly authorized resolution of the Company, effective as of the date hereof, providing for the cancellation of Seller’s membership interests in exchange for one Company Unit.

(c)   Prior to giving effect to the Transactions, the Company does not have any Subsidiaries or own any equity interests in any other Person.

(d)   As of immediately prior to the Company Merger Effective Time (and assuming all Company Unit Investors comply with the terms of the applicable Company Unit Subscription Agreement), the capitalization of the Company will consist exclusively of Company Units issued to (A) the Company Unit Investors pursuant to the Company Unit Subscription Agreements in effect as of the date of this Agreement or otherwise consented to by SPAC; (B) Gerald Bartholomew Smith; (C) the Seller; and (D) the DVs pursuant to the terms of the Contribution Agreement.

(e)   Except as set forth in this Section 6.3 or as contemplated by this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of the Company, or (C) obligating the Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company.

6.4Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any the Company under, (viii) give rise to any obligation to obtain any third-party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6Absence of Certain Changes. Except as set forth on Section 6.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, the Company has not been subject to a Material Adverse Effect.

6.7Company Activities. Since its incorporation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which the Company is a party, the Company is not party to or bound by any Contract. The Company does not lease or own any real property or any interest in real property.

6.8Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement, the Company will have all rights, title and interest in and to the Avax contributed into the Company pursuant to the Contribution Agreement.

6.9Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10Taxes and Returns. The Company has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company. There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens. The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Company is treated as a partnership for U.S. federal income tax purposes.

6.11  Certain Business Practices.

(a)   Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)   To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c)   Neither the Company, nor, to the Knowledge of the Company, any of its directors, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.12  Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.13  Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Seller Related Parties, Astral the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

6.14  Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15  No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco and the Pubco Subsidiaries in Article V and the Seller Related Parties and Astral in Article VII, none of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.15 nothing in this Section 6.15 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

6.16	Company Unit Subscription.

(a)   The Company has delivered to SPAC and Pubco true, correct and complete copies of each of the Company Unit Subscription Agreements entered into by the Company with the Company Unit Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Company Unit Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Company Unit Investor relating to any Company Unit Subscription Agreement that could materially and adversely affect the obligation of such Company Unit Investors to contribute to the Company the applicable portion of the Company Unit (as defined in the Company Unit Subscription Agreements) amount set forth in the Company Unit Subscription Agreement of such Company Unit Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Company Unit Subscription Agreements are in

full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no Company Unit Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Company Unit Subscription Agreements.

(b)   No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Company Unit Investor in respect of the Company Unit Subscription, except as set forth in the Company Unit Subscription Agreements.

6.17  Intended Tax Treatment. The Company has not taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. The Company does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. To the knowledge of Company, no Company Member has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SELLER RELATED PARTIES AND ASTRAL

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, each of the Seller Related Parties and Astral hereby severally and not jointly represents and warrants to SPAC, Pubco, the Pubco Subsidiaries and the Company, as of the date of this Agreement and as of the Closing, as follows:

7.1Organization and Standing. Each of the Seller Related Parties and Astral is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of its respective jurisdiction of formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2Authorization; Binding Agreement. Each of the Seller Related Parties and Astral has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Seller Related Parties and Astral is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the each of the Seller Related Parties and Astral (as applicable) and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller Related Parties and Astral (as applicable), enforceable against the Seller Related Parties and Astral (as applicable) in accordance with its terms, subject to the Enforceability Exceptions.

7.3Government Approvals. No Consent of any Governmental Authority on the part of the each of the Seller Related Parties and Astral is required in connection with the execution, delivery or performance by each of the Seller Related Parties and Astral of this Agreement or any Ancillary Documents or the consummation by each of the Seller Related Parties and Astral of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.4Non-Contravention. The execution and delivery by each of the Seller Related Parties and Astral of this Agreement and each Ancillary Document to which any of them is a party or otherwise bound and the consummation by each of the Seller Related Parties and Astral of the Transactions contemplated hereby and thereby, and compliance by each of the Seller Related Parties and Astral with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller Related Parties and Astral’s Organizational Documents, respectively, (b) conflict with or violate any Law applicable to each of the Seller Related Parties and Astral or any of its properties or assets, respectively, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of the Seller

Related Parties and Astral under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of each of the Seller Related Parties and Astral under, (viii) give rise to any obligation to obtain any third-party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which each of the Seller Related Parties and Astral is a party or its properties or assets are bound, respectively, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of each of the Seller Related Parties and Astral (as applicable) to consummate the Transactions.

7.5No Litigation. There is no Action pending or, to the Knowledge of each of the Seller Related Parties and Astral, threatened, nor any Order is outstanding, against or involving the Seller Related Parties or Astral, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller Related Parties and Astral (as applicable) to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller Related Parties and Astral (as applicable) is or is required to be a party.

7.6Investment Representations. Each of the Seller Related Parties and Astral: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Pubco Stock for itself for investment purposes only, and not with a view towards any resale or distribution of such Pubco Stock; (c) has been advised and understands that the Pubco Stock (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) has not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Pubco Stock are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available, and (iii) may be subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) (other than the Company Units held by the Seller) acknowledges that except as set forth in the Amended and Restated Registration Rights Agreement, Pubco is under no obligation hereunder to register the Pubco Stock under the Securities Act. None of the Seller Related Parties and Astral has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Pubco Stock. By reason of the each of the Seller Related Parties and Astral’s business or financial experience, each of the Seller Related Parties and Astral is capable of evaluating the risks and merits of an investment in Pubco and of protecting its respective interests in connection with this investment. Each of the Seller Related Parties and Astral has carefully read and understands all materials provided by or on behalf of SPAC or its Representatives to each of the Seller Related Parties and Astral or each of the Seller Related Parties and Astral’s Representatives pertaining to an investment in Pubco and has consulted, as each of the Seller Related Parties and Astral has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for each of the Seller Related Parties and Astral. Each of the Seller Related Parties and Astral acknowledges that the Pubco Stock are subject to dilution for events not under the control of each of the Seller Related Parties and Astral. Each of the Seller Related Parties and Astral has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for each of the Seller Related Parties and Astral and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco or SPAC or their respective Representatives. Each of the Seller Related Parties and Astral: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with each of the Seller Related Parties and Astral’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which each of the Seller Related Parties and Astral is or will be required to be a party and has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.7Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Pubco Subsidiaries, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by each of the Seller Related Parties and Astral the Seller or any of their Affiliates, except as set forth on Schedule 6.12 of the Company Disclosure Schedules.

7.8	Ownership.

(a)   Each of the Seller Related Parties has, or will have as of immediately prior to the Company Merger, good, valid and marketable title to the Company Units set forth opposite Seller Related Parties’ name on Exhibit A to the First A&R Company LLCA, as amended, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which any of the Seller Related Parties is a party by which the Seller Related Party is bound with respect to the voting or transfer of any of any of the Seller Related Parties’ Company Units other than this Agreement.

(b)   As of the date of this Agreement, (I) each Seller Related Parties has all rights, title and interest in and to the Avax to be contributed by it to the Company pursuant to the Contribution Agreement, (ii) such Avax is held in a digital wallet held or operated by or on behalf of the each Seller Related Parties (the “Seller Digital Wallet”) and neither such Avax nor such Seller Digital Wallet is subject to any Liens (other than Permitted Liens), (iii) each Seller Related Party has taken commercially reasonable steps to protect its Seller Digital Wallet and such Avax and (iv) each Seller Related Party has the exclusive ability to control such Seller Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

7.9Information Supplied. None of the information supplied or to be supplied by each of the Seller Related Parties and Astral in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of the Seller Related Parties and Astral in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Seller Related Parties and Astral makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Pubco Subsidiaries, Pubco or any of their respective Affiliates.

7.10  Intended Tax Treatment. None of the Seller Related Parties or Astral has taken or agreed to take any action that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. None of the Seller Related Parties or Astral has any knowledge of any facts or circumstances that could reasonably be expected to prevent the Business Combination Transactions from qualifying for the Business Combination Intended Tax Treatment. None of the Seller Related Parties or Astral has entered into any binding commitment to dispose of, or otherwise transfer (directly or indirectly) any Pubco Stock it receives in the Transactions contemplated by this Agreement.

7.11  No Other Representations. Except for the representations and warranties expressly made by each of the Seller Related Parties and Astral in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of the Seller Related Parties, Astral or any other Person on their behalf makes any express or implied representation or warranty with respect to the Seller Related Parties, Astral or any of their business, operations, assets or Liabilities, or the Transactions, and each of the Seller Related Parties and Astral hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller Related Parties, Astral or any of their Representatives. The Parties hereto (other than the Seller Related Parties and Astral) acknowledge that, except for the representations and warranties expressly made by the Seller Related Parties and Astral in this Article VII, non of the Seller Related Parties or Astral is making nor has any of the Seller Related Parties and Astral made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, the Pubco Subsidiaries, the Seller Related Parties or Astral. Each Party, other than the Seller Related Parties and Astral, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that each of the Seller Related Parties and Astral has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.11, nothing in this Section 7.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VIII

COVENANTS

8.1	Access and Information.

(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and the Pubco Subsidiaries shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Company or the Pubco Subsidiaries, as SPAC or its Representatives may reasonably request regarding Pubco, the Company or the Pubco Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and the Pubco Subsidiaries to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Company or the Pubco Subsidiaries.

(b)   During the Interim Period, subject to Section 8.13, SPAC shall give, and shall cause its Representatives to give, the Seller, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC, as the Seller, the Company or Pubco or their respective Representatives may reasonably request regarding SPAC and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Seller, the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Seller, the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC.

8.2Conduct of Business of the Company, Pubco, and the Pubco Subsidiaries.

(a)   Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Company Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, the Pubco Subsidiaries and the Company shall (i) conduct their businesses, in all material respects, in the ordinary course of business and engage in activities relating to the initial organization, commencement of their respective operations and execution of the Transaction and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b)   Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions and any capital raise contemplated by this Agreement and any other capital raise agreed by the Parties between the date of this Agreement and Closing Date or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent, except in the case of sub-clause (iii) below, not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or the Pubco Subsidiaries shall:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)subject to Section 8.2(c), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)make or rescind any material election relating to Taxes (other than make an election under Section 754 of the Code), settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or to the extent such action would not reasonably be expected to have any adverse effect on Pubco or any of its Affiliates;

(v)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the SPAC or (b) entered into in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate (provided that this Section 8.2(b)(v) shall not prevent the Company, Pubco or the Pubco Subsidiaries from borrowing funds necessary to finance their ordinary course administrative costs and expenses and Seller Expenses and to discharge such ordinary course administrative costs and expenses and Seller Expenses as they become due);

(vi)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii)  enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Pubco Subsidiaries;

(ix)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x)  establish any Subsidiary or enter into any new line of business;

(xi)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xii)  amend, waive (other than a waiver of Section 6(a) thereunder) or terminate (other than in accordance with its terms) the Contribution Agreement; or

(xiii)  authorize or agree to do any of the foregoing actions.

(c)   Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent, solely in the case of clause (ii), not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Units (other than pursuant to the Contribution Agreement or Company Unit Subscription Agreements, each as in effect on the date hereof), and (ii) no Company Member shall sell, transfer or dispose of any Company Units owned by the such Company Member.

8.3Conduct of Business of SPAC.

(a)   Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary

Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b)   Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses and to discharge such ordinary course administrative costs and expenses and SPAC Expenses as they become due);

(v)make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)amend, waive or otherwise change the Trust Agreement;

(vii)  amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 8.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii)  enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(ix)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)  establish any Subsidiary or enter into any new line of business;

(xi)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii)  waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii)  acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Seller (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)  take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)  authorize or agree to do any of the foregoing actions.

8.4	Annual and Interim Financial Statements.

(a)   As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, the Company shall deliver to SPAC and the Seller, the audited and/ or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b)   During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty-five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)   During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC and the Seller the audited consolidated financial statements of the Company and Pubco, consisting of the consolidated audited balance sheet of the Company or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two (2) fiscal years or such shorter period as the Company has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

8.5SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Units, SPAC Class A Ordinary Shares on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6Exclusivity.

(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of Pubco or the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of Pubco or the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in Pubco or the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Seller Related Parties, the sale of any portion of Avax that, and only if such sale, would materially prevent or impair the ability of the Seller Related Parties to perform their respective obligations under the Contribution Agreement and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)   Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, the Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to the Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7No Trading. Each of the Company, Pubco, each Pubco Subsidiary, and the Seller Related Parties and Astral acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, the Pubco Subsidiaries and the Seller Related Parties and Astral each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority or Nasdaq) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority or Nasdaq in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9	Efforts.

(a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, the Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10  Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11  The Registration Statement.

(a)   Following the date of this Agreement, SPAC and Pubco shall prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Stock to be issued under this Agreement to the holders of SPAC Class A Ordinary Shares and to the holders of Company Units at the SPAC Merger Effective Time and the Company Merger Effective Time, respectively, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Certificate of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Seller, the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 8.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Seller (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Seller shall provide SPAC and Pubco with such information concerning the Company, the Seller and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)   SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c)   SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Seller with copies of any written comments, and shall inform the Seller of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Seller and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Seller or their counsel in discussions with the SEC.

(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties. The SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(e)   SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12  Public Announcements.

(a)   The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided that SPAC provides the Seller with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor and the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, the Company or the Seller from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.13  Confidential Information.

(a)   The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, the Pubco Subsidiaries and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, the Pubco Subsidiaries, the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b)   SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Seller’ prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Seller to the extent legally permitted with prompt written notice of such requirement so that the Seller may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller waive compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Seller or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.14  Post-Closing Pubco Board of Directors and Officers.

(a)   The Parties shall take all necessary action so that effective as of the Closing, (i) Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) to eight (8) persons who are designated, prior to the Closing, by the Seller, at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) the persons listed in Schedule 8.14(a) of the Company Disclosure Schedules under the heading “Officers” and such other persons as are designated by the Seller (the “Post-Closing Pubco Officers”), are elected or appointed, as applicable, to such positions of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Pubco A&R Organizational Documents and applicable Law.

(b)   At the Closing, Pubco will provide each member of the Post-Closing Pubco Board and each Post-Closing Pubco Officer with a customary indemnification agreement.

8.15  Indemnification of Directors and Officers; Tail Insurance.

(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Pubco Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, any Pubco Subsidiary, the Company or Pubco, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Company Merger Effective Time, Pubco shall cause the Organizational Documents of Pubco, the Company Surviving Subsidiary and the SPAC Surviving Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco, and the Pubco Subsidiaries, to the extent permitted by applicable Law. In addition, from and after the Company Merger Effective Time, Pubco shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless, and provide advancement of expenses to, each of the D&O Indemnified Persons against any costs, expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such D&O Indemnified Person’s capacity as a director or officer of SPAC, the Company, Pubco or any Pubco Subsidiary, occurring or alleged to have occurred at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time. The provisions of this Section 8.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.15(a).

(b)   Prior to the SPAC Merger Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six (6) year period from and after the SPAC Merger Effective Time for events occurring prior to the SPAC Merger Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Company Merger Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.16  Use of Proceeds.

(a)   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.16(b).

(b)   The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net cash proceeds of any Additional Permitted Financing shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 12.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net cash proceeds of any Additional Permitted Financing shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

8.17  Dragonfly Contribution. During the Interim Period, the Company and the Seller Related Parties shall use their reasonable best efforts to complete the Dragonfly Contribution immediately prior to the Closing, including exercising their respective rights to specifically enforce the Contribution Agreement. The Company shall not amend or waive any of its rights under the Contribution Agreement without the prior written consent of SPAC.

8.18  Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock) as of the Closing Date and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as soon as possible following the Closing Date.

8.19  Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms set forth in Exhibit E and otherwise on terms that are satisfactory to the Seller and SPAC, each acting reasonably.

8.20  Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco, the Seller Related Parties and Astral shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21  Investments. SPAC, Pubco and the Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements, and exercising its right to specifically enforce the Subscription Agreements pursuant to the terms thereof.

8.22  Additional Permitted Financings.

(a)   SPAC, the Company and Pubco shall be permitted to negotiate and enter into Additional Permitted Financings. Notwithstanding the foregoing, it is hereby understood and agreed that the decision to negotiate any Additional Permitted Financing from any potential alternative sources of financing and the terms of any such Additional Permitted Financing and the instruments governing such Additional Permitted Financings shall be subject to the prior written consent of each of SPAC, Pubco and the Company (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), and none of the foregoing actions shall be taken, and no Additional Permitted Financings shall be entered into, without such prior written consent.

(b)   To the extent that any Additional Permitted Financings shall have been expressly consented to by SPAC, Pubco and the Company and entered into in accordance with the terms of Section 8.22(a):

(i)as of the date of entering into such Additional Permitted Financings, the Parties that are party to such Additional Permitted Financings will deliver to the other Parties to this Agreement true, correct and complete copies of each of the fully executed instruments governing such Additional Permitted Financings; and

(ii)no Party shall enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the instruments governing such Additional Permitted Financings or the Transactions other than as expressly set forth in this Agreement, the instruments governing such Additional Permitted Financings or any other agreement entered into (or to be entered into) in connection with the Transactions with the prior written consent of SPAC, Pubco and the Company.

8.23  Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the Seller and SPAC.

ARTICLE IX

CLOSING CONDITIONS

9.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Seller and SPAC of the following conditions:

(a)   Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)   No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)   Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d)   Exchange Listing. The shares of Pubco Class A Stock shall have been approved for clearing through DTC (subject to DTC’s customary eligibility criteria) and approved for listing on Nasdaq, the New York Stock Exchange or another national exchange reasonably acceptable to Pubco, SPAC and the Seller, subject only to notice of issuance.

9.2Conditions to Obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, the Pubco Subsidiaries and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Seller of the following conditions:

(a)   Representations and Warranties.

(i)The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC, taken as a whole.

(b)   Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)   Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

9.3Conditions to Obligations of SPAC. In addition to the conditions specified in Section 9.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a)   Representations and Warranties.

(i)The Company Fundamental Representations (other than Section 6.3(a)), Pubco and the Pubco Subsidiaries Fundamental Representations (other than Section 5.5(a)) and Seller Related Parties and Astral Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse

Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations or Seller Related Parties and Astral Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii)The representations and warranties of the Company, Pubco and the Pubco Subsidiaries contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)Each of the representations and warranties of the Company, Pubco, the Pubco Subsidiaries and Seller Related Parties and Astral (other than the Company Fundamental Representations, Pubco and the Pubco Subsidiaries Fundamental Representations and Seller Related Parties and Astral Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or the Seller Related Parties and Astral.

(b)   Agreements and Covenants. Each of the Company, Pubco, the Pubco Subsidiaries and the Seller Related Parties and Astral (as applicable) shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

(d)   Completion of the Dragonfly Contribution and the Foundation Transaction. The Dragonfly Contribution and the Foundation Transaction shall have been completed in accordance with the terms of the Contribution Agreement and the TSA.

9.4Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Seller Related Parties, Astral, Pubco or the Pubco Subsidiaries) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

TERMINATION

10.1  Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)   by mutual written consent of SPAC and the Seller;

(b)   by written notice by SPAC or the Seller if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is one (1) year from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)   by written notice by either SPAC or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its

Affiliates (or with respect to the Seller, the Company, Pubco or the Pubco Subsidiaries) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)   by written notice by the Seller to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Seller or (B) five (5) Business Days prior to the Outside Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, the Pubco Subsidiaries or the Seller is in material uncured breach of this Agreement;

(e)   by written notice by the Seller to SPAC if there has been a Modification in Recommendation;

(f)   by written notice by SPAC to the Seller, if (i) there has been a material breach by the Company, Pubco, the Pubco Subsidiaries or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller by SPAC or (B) five (5) Business Days prior to the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time SPAC is in material uncured breach of this Agreement; or

(g)   without prejudice to the SPAC’s obligations under Section 8.11(d), by written notice by either SPAC or the Seller to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

10.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

ARTICLE XI

WAIVERS AND RELEASES

11.1  Waiver of Claims Against Trust. The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold as part of the SPAC Units in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination or with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties, Astral nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties, Astral or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2  Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Pubco Subsidiaries from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

ARTICLE XII

MISCELLANEOUS

12.1  Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.11, 6.15 and 7.11 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement) shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.8(a), Section 2.8(c), Section 2.15, Section 8.15, Section 11.1 and this Article XII.

12.2  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, at or prior to the Closing, to:

Mountain Lake Acquisition Corp.

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Attn:Paul Grinberg, Chief Executive Officer and Chairman

Email:[***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn:Stuart Neuhauser, Esq.

Lloyd N. Steele, Esq.

Email:[***]

If to the Seller Related Parties, Astral, Pubco, the Company or the Pubco Subsidiaries at, prior to or after the Closing or to SPAC after the Closing, to:

Avalanche Treasury Corporation

413 W 14th Street

Floor 2, PMB 4633

New York, NY 10014

Attn:Gerald Batholomew Smith, President

Email:[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate,

EC2N 4BQ London

Attn:Lorenzo Corte; Maria Protopapa; and Georgian Dimopoulos

Email:[***]

12.3  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of Pubco, the Company, the Pubco Subsidiaries, the Seller Related Parties, or Astral) or the Seller Related Parties, or Astral (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4  Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.14.

12.5  Fees and Expenses.

(a)   Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses; provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account. If Pubco does not have sufficient cash to pay all Expenses, Pubco will cause the Company to sell Avax to generate cash to pay the Expenses.

(b)   Notwithstanding the terms of Section 12.5(a), regardless of whether the Closing occurs, Pubco shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, (ii) submitting to Nasdaq a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom), and (iii) any filings required under Section 8.9 (including any filing fees payable to any Governmental Authority in connection therewith).

12.6  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   Subject to Section 12.6(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)   Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.6.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9  Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, the Pubco Subsidiaries, Pubco, the Company, the Seller Related Parties and Astral.

12.10  Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. For purposes of this Section 12.10, Pubco, the Company, the Seller Related Parties and Astral shall be deemed to be Affiliated Parties.

12.11  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12  Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.13  Legal Representation.

(a)   The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Pubco Subsidiaries, the Seller Related Parties and Astral, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Pubco Subsidiaries, SPAC, the Company, the Seller Related Parties and Astral or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided that, nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)   The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) may have, prior to Closing, jointly represented Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties, Astral and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Skadden will be permitted in the future, after Closing, to represent Pubco, the Pubco Subsidiaries, the Company, the Seller Related Parties and Astral or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Related Parties, Astral, Pubco, the Company and the Pubco Subsidiaries shall be deemed the clients of Skadden with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided that, nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.14  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

ANNEX B

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVALANCHE TREASURY CORPORATION

(a Delaware corporation)

ARTICLE I

ENTITY NAME AND TYPE

The name of the corporation, organized and existing under the laws of the State of Delaware, is Avalanche Treasury Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

4.1Authorized Capital Stock.

(a)The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 700,000,000 shares, divided into the following: (i) 550,000,000 shares of Class A Common Stock, of the par value $0.01 per share (“Class A Common Stock”); (ii) 100,000,000 shares of Class B Common Stock, of the par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 50,000,000 shares of preferred stock, of the par value $0.01 per share (“Preferred Stock”).

(b)The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any class or series is expressly required by this Certificate of Incorporation (as amended and restated, and including any Certificate of Designation, the “Certificate of Incorporation”). Notwithstanding the immediately preceding sentence, (i) the number of authorized shares of Class A Common Stock may not be decreased below the number of shares of Common Stock outstanding, plus the number of shares of Class A Common Stock issuable in connection with the exercise of outstanding warrants or exchange rights, conversion rights, or similar rights for Class A Common Stock; and (ii) the number of authorized shares of Class B Common Stock and of Preferred Stock may not be decreased below the number of shares of the relevant class then outstanding.

(c)If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

4.2Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations and relative participating, optional, preferential or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this

Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

4.3	Common Stock.

(a)Voting.

(i)Class A Common Stock: For as long as any shares of Class B Common Stock remain outstanding, the holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of the Stockholders, including, without limitation, the election of Directors; provided, however, that (x) the holders of Class A Common Stock shall be entitled to vote on matters where the vote of the holders of Class A Common Stock is required by the DGCL, and (y) if this Certificate of Incorporation or the DGCL requires either the Stockholders generally or holders of any class of Common Stock specifically to approve a matter which, if approved, would adversely affect the powers, preferences, or special rights of Class A Common Stock, then approval of a majority of the total voting power - or, in case of an amendment to this Certificate of Incorporation that adversely affects the powers, preferences, or special rights of Class A Common Stock, the majority set forth in Section 11.1(a) - of all the then outstanding shares of Class A Common Stock, voting as a separate class, shall be required; provided, further, that if the holders of Class A Common Stock are entitled to vote on any matter, then each holder of Class A Common Stock shall be entitled to one (1) vote per share upon such matter coming before any meeting of the Stockholders and, except as otherwise expressly provided herein or as required by law, the holders of Class B Common Stock and Class A Common Stock will vote together and not as separate series or classes. Immediately at such time when no share of Class B Common Stock remains outstanding, each outstanding share of Class A Common Stock shall, automatically and without any further action on the part of the Corporation or its Stockholders, and notwithstanding anything to the contrary herein, be entitled to one (1) vote on all matters submitted to a vote of the Stockholders.

(ii)Class B Common Stock: The holders of the outstanding Class B Common Stock shall be entitled to one (1) vote per share upon any matter coming before any meeting of the Stockholders, including where the vote of the holders of Class A Common Stock is not required.

(b)Dividends.

(i)Class A Common Stock: Subject to the rights of the holders of Preferred Stock, the holders of outstanding shares of Class A Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(ii)Class B Common Stock: Notwithstanding anything to the contrary herein, the holders of shares of Class B Common Stock shall not be entitled to receive any such dividends or distributions in respect of the outstanding shares of Class B Common Stock held by them.

(c)Rights in the Event of Liquidation, Dissolution or Winding-up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, (i) after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of the outstanding shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its Stockholders, ratably in proportion to the number of outstanding shares of Class A Common Stock held by them; and (ii) notwithstanding anything to the contrary herein, the holders of the outstanding shares of Class B Common Stock shall not be entitled to receive any assets or distributions upon the liquidation, dissolution or winding-up of the Corporation in respect of the outstanding shares of Class B Common Stock held by them.

(d)Automatic Cancellation of Class B Common Stock. At no point in time may the number of outstanding shares of Class B Common Stock held by a Stockholder exceed the number of outstanding shares of Class A Common Stock held by such Stockholder. In the event that any holder of Class B Common Stock (a “Class B Stockholder”), directly or indirectly, sells, transfers, assigns, conveys, gifts, exchanges or otherwise disposes of any legal or beneficial interest in (each such action, “Transfer”) any shares of Class

A Common Stock, other than in connection with a Class B Permitted Transfer, such that as a result of such Transfer, the transferring Class B Stockholder would hold a number of shares of Class B Common Stock greater than the number of shares of Class A Common Stock it holds (such difference, the “Excess Bs”), then the Excess Bs shall be automatically cancelled for no consideration concurrently with such Transfer, so that immediately following such Transfer, the number of shares of Class B Common Stock held by such Class B Stockholder equals the number of shares of Class A Common Stock held by such Class B Stockholder.

(e)Transfer of Class B Common Stock. Class B Common Stock may not be Transferred nor leased, except to an Affiliate of a Class B Stockholder in accordance with the terms hereof and the By-laws of the Corporation (as amended and restated, the “By-laws” and, each such Transfer, a “Class B Permitted Transfer”). If a Class B Stockholder Transfers: (i) any shares of Class A Common Stock to any of its Affiliates, such that as a result of such Transfer, the transferring Class B Stockholder would hold Excess Bs, then the Excess Bs shall be Transferred to such Affiliate concurrently with the Transfer of the Class A Common Stock, so that following the Transfer, the number of shares of Class B Common Stock held by the transferring and the receiving Class B Stockholder does not exceed the number of shares of Class A Common Stock respectively held by both Class B Stockholders; (ii) any shares of Class B Common Stock to an Affiliate that does not hold any shares of Class A Common Stock, such Class B Permitted Transfer shall be accompanied by the Transfer of at least an equal number of shares of Class A Common Stock; and (iii) any shares of Class B Common Stock to an Affiliate that holds shares of Class A Common Stock, such Class B Permitted Transfer shall be accompanied by the Transfer of at least a number of shares of Class A Common Stock so that following the Transfer, with respect to each of the transferring Class B Stockholder and the receiving Class B Stockholder, the number of shares of Class B Common Stock held by such Class B Stockholder will not exceed the number of shares of Class A Common Stock held by such Class B Stockholder. Any attempted Transfer of Class B Common Stock in violation of this Section 4.3 shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. Notwithstanding anything to the contrary herein, a holder of Class B Common Stock may, at any time and from time to time, by delivery of written notice to the Corporation, forfeit shares of Class B Common Stock to the Corporation for no value without Transferring or forfeiting any shares of Class A Common Stock. Upon the Corporation’s receipt of such a notice, the forfeited Class B Common Stock shall be cancelled and shall no longer be issued or outstanding for any purpose, and the Corporation shall promptly reflect such cancellation on its books and records (including the stock ledger) and take such ministerial actions as are necessary to effect such cancellation.

(f)Warrants, rights and options respecting stock. Without limiting the generality of the foregoing, the Corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, warrants, rights or options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes of the corporation, in accordance with Section 157 of the DGCL and any other applicable provision of law. With respect to warrants, rights and options, for the avoidance of doubt, the Board of Directors is authorized to, without limitation: determine their respective exercisability for any class or series of capital stock, at such exercise price or prices (including nominal or de minimis and cashless exercise prices); provide for the adjustment of the number and/or class of shares issuable upon exercise, and/or the exercise price, in the event of stock splits, stock dividends, combinations, reclassifications, mergers, consolidations, asset sales, recapitalizations, or other similar events; permit or require the assumption of such warrants, rights, or options, and the obligations thereunder, by any successor or acquiring entity in connection with a merger, consolidation, or other fundamental transaction; reserve and keep available out of the authorized but unissued shares of the Corporation such number of shares as may be necessary to permit the exercise in full of all outstanding warrants, rights, or options; and until the exercise thereof and the issuance of shares thereunder, vary the rights granted to holders assuming such warrants, rights, or options from the rights granted to various classes of stockholders of the Corporation.

ARTICLE V

BOARD OF DIRECTORS

5.1General Powers. Except as otherwise expressly provided by the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate of Incorporation or the By-laws, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

5.2Number of Directors; Initial Directors; Term.

(a)The size and composition of the Board of Directors shall consist of one (1) or more members as determined from time to time by resolution of the Board. Each Director shall be a natural person.

(b)Subject to the rights of holders of any series of Preferred Stock with respect to the election of Directors, the number of Directors that constitutes the entire Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws.

(c)Subject to the rights of holders of any series of Preferred Stock with respect to the election of Directors, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(d)Elections of Directors need not be by written ballot unless the By-laws shall so provide.

5.3Removal. Subject to the rights of any series of Preferred Stock with respect to the removal of Directors, the Board of Directors or any individual Director may be removed from office at any time, for cause or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of Directors.

5.4Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the filling of vacancies on the Board of Directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of Directors may be filled in any manner permitted by the DGCL, including by (a) the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board of Directors, or (b) a sole remaining Director, in each case to the extent permitted by the DGCL; the directors chosen to fill a vacancy shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

5.5By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws.

ARTICLE VI

ACTION BY CONSENT OF THE STOCKHOLDERS; SPECIAL MEETINGS

6.1Action by Consent of Stockholders.

(a)Any action required or permitted by the DGCL to be taken at any annual or special meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, shall be (i) signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take or authorize the action at a meeting at which holders of all shares entitled to vote on the action were present and voted and (ii) delivered in the manner provided by Section 228 of the DGCL. Every consent shall bear the date of signature of each Stockholder who signs the consent.

(b)No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by Section 228 of the DGCL, consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid.

(c)Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those Stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation. The notice required by this subsection may be provided by a notice which constitutes a notice of internet availability of proxy materials under rules promulgated under the Exchange Act.

6.2Special Meetings.

(a)Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the Stockholders may be called only by (i) the Board of Directors pursuant to a written resolution adopted by a majority of the total number of Directors holding office, (ii) the President of the Corporation, if there be one, or (iii) the Chief Executive Officer of the Corporation, if there be one.

Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

(b)The Board of Directors may adjourn, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the Stockholders.

6.3Advance Notice. Advance notice of Stockholder nominations for the election of Directors and of business to be brought by the Stockholders before any meeting of the Stockholders shall be given in the manner provided in the By-laws.

ARTICLE VII

LIMITATION OF LIABILITY

7.1Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a Director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its Stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its Stockholders. If the DGCL or any other law of the State of Delaware is amended after the date this Certificate of Incorporation became effective to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the Stockholders shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of, or increase the liability of any Director or officer of the Corporation with respect to any acts or omissions of such Director or officer occurring prior to, such repeal or modification.

7.2Definition. For purposes of this Article VII, “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

ARTICLE VIII

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its Directors, and officers of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through provisions set forth in the By-laws, agreements with such agents or other persons, vote of the Stockholders or disinterested Directors or otherwise.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation shall not be governed by or subject to Section 203 (Business combinations with interested stockholders) of the DGCL (or any successor provision thereto).

ARTICLE X

EXCLUSIVE FORUM

10.1Exclusive Forum.

(a)Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former Director, officer, Stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s Stockholders, (iii) any action asserting a claim against the Corporation or any current or former Director, officer, Stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the By-laws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former Director, officer, Stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the

State of Delaware, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

(b)Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c)Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENTS

11.1Amendments to the Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law:

(a)for as long as any shares of Class B Common Stock remain outstanding, any amendment to this Certificate of Incorporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class B Common Stock of the Corporation; provided that any amendment to this Certificate of Incorporation that adversely affects the powers, preferences, or special rights of Class A Common Stock, then approval of such amendment shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class A Common Stock, voting as a separate class; and

(b)at such time when no share of Class B Common Stock remains outstanding, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, and any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI.

11.2Amendments to the By-laws. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the By-laws may be amended or repealed by:

(a)the Board of Directors; or

(b)the Stockholders, by the affirmative vote of:

(i)for as long as any shares of Class B Common Stock of the Corporation remain outstanding, the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class B Common Stock of the Corporation; provided that any adoption, amendment or repeal that adversely affects the holders of Class A Common Stock relative to holders of any other class of stock of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of Class A Common Stock, voting as a separate class; and

(ii)at such time when no share of Class B Common Stock remains outstanding, the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

11.3Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

ARTICLE XII

CERTAIN DEFINITIONS

12.1Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any entity, any other entity directly or indirectly controlling, controlled by or under common control with such entity; provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any Stockholder or any of such Stockholders’ Affiliates and (ii) no Stockholder will be deemed an Affiliate of any other Stockholder, in each case, solely by reason of any investment in the Corporation (including any representatives of such Stockholder serving on the Board of Directors);

“Alternative Forum Consent” has the meaning set forth in Section 10.1(a).

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“By-laws” has the meaning set forth in Section 4.3(e).

“Certificate of Designation” has the meaning set forth in Section 4.2.

“Certificate of Incorporation” has the meaning set forth in Section 4.1(b).

“Class A Common Stock” has the meaning set forth in Section 4.1(a).

“Class B Common Stock” has the meaning set forth in Section 4.1(a).

“Class B Permitted Transfer” has the meaning set forth in Section 4.3(e).

“Class B Shareholder” has the meaning set forth in Section 4.3(d).

“Common Stock” has the meaning set forth in Section 4.1(a).

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” has the meaning set forth in Article I.

“DGCL” means the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as amended from time to time.

“Directors” means the directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excess Bs” has the meaning set forth in Section 4.3(d).

“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Preferred Stock” has the meaning set forth in Section 4.1(a).

“Stockholders” means the stockholders of the Corporation.

“Transfer” has the meaning set forth in Section 4.3(d).

ANNEX C

FIRST AMENDED AND RESTATED

BY-LAWS

OF

AVALANCHE TREASURY CORPORATION

(a Delaware corporation)

Effective [             ], 2026

C-i

C-ii

Article 1

DEFINITIONS AND OFFICES

Section 1.01.Definitions. As used in these By-laws, unless the context otherwise requires, the term:

“Assistant Secretary” means an Assistant Secretary of the Corporation.

“Assistant Treasurer” means an Assistant Treasurer of the Corporation.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“By-laws” means this By-laws of the Corporation, as amended and restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and restated from time to time.

“Chairman” means the Chairman of the Board of Directors.

“Chief Executive Officer” means the Chief Executive Officer of the Corporation.

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” means Avalanche Treasury Corporation, a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as amended from time to time.

“Directors” means the directors of the Corporation.

“Disclosable Interests” has the meaning set forth in Section 2.04(e).

“electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases) or electronic mail, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Nominating Person” has the meaning set forth in Section 2.05(e).

“Notice of Business” has the meaning set forth in Section 2.04(a).

“Notice of Nomination” has the meaning set forth in Section 2.05(a)(ii).

“Notice Record Date” has the meaning set forth in Section 2.07(a).

“Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the DGCL to the contrary notwithstanding.

“person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“President” means the President of the Corporation.

“Proceeding” has the meaning set forth in Section 6.01.

“Proposing Person” has the meaning set forth in Section 2.04(f).

“Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Secretary” means the Secretary of the Corporation.

“Synthetic Equity Position” has the meaning set forth in Section 2.04(e).

“Special Meeting Timely Notice” means a Notice of Nomination delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to the relevant special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which Public Disclosure of the date of the relevant special meeting was first made.

“Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner.

“Stockholder Information” has the meaning set forth in Section 2.04(e).

“Stockholders” means the stockholders of the Corporation.

“Timely Notice” has the meaning set forth in Section 2.04(d).

“Treasurer” means the Treasurer of the Corporation.

“Vice President” means a Vice President of the Corporation.

“Voting Commitment” has the meaning set forth in Section 2.06(a).

“Voting Record Date” has the meaning set forth in Section 2.07(a).

Section 1.02.Registered Office. The address of the registered office of the Corporation in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Certificate of Incorporation.

Section 1.03.Other Offices. The Corporation may also have additional offices at such other place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as the business and affairs of the Corporation may require.

Article 2

MEETING OF STOCKHOLDERS

Section 2.01.Place of Meetings. Meetings of Stockholders may be held within or without the State of Delaware, at such place or solely by means of remote communication, in the manner authorized by Section 211 of the DGCL, or otherwise, as may be designated by the Board of Directors. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

Section 2.02.Annual Meetings. The annual meeting of Stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the annual meeting, Directors shall be elected and any other proper business may be transacted in accordance with the terms of these By-laws. Unless otherwise required by law, the Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of the stockholders.

Section 2.03.Special Meetings. Special meetings of the Stockholders may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the Stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of Stockholders shall be limited exclusively to the business set forth in the Corporation’s notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the stockholders.

Section 2.04.Notice of Business to be Brought before a Meeting

(a)At a meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairman, if there be one, or (iii) otherwise properly brought before the meeting by a Stockholder present in person who (A)(1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.04 (the “Notice of Business”) and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.04 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only business that may be brought before a special meeting of the Stockholders are the businesses specified in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice; Stockholders shall not be permitted to propose business to be brought before a special meeting of the Stockholders.

(b)Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.05, and this Section 2.04 shall not be applicable to nominations except as expressly provided in Section 2.05.

(c)For business to be properly brought before an annual meeting by a Stockholder under Section 2.04(a)(iii), the stockholder must: (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (ii) provide any updates or supplements to the Notice of Business at the times and in the forms required by this Section 2.04.

(d)To be timely, a Notice of Business must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year or the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, Notice of Business to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or Public Disclosure of the date of the meeting was made, whichever occurs first (such Notice of Business within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(e)To be in proper form for purposes of this Section 2.04, a Notice of Business shall set forth:

(i)as to each Proposing Person (as defined below), (A) the name, address, signature and the date of signature of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; and (C) the date or dates on which such shares were acquired (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Stockholder Information”);

(ii)as to each Proposing Person, (A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person; provided that, for the purposes of the definition of Synthetic Equity Position, the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the Notice of Business on behalf of a beneficial owner; and

(iii)As to each item of business that the Stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Certificate of Incorporation or these By-laws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any

Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such Stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.04(e)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the Notice of Business on behalf of a beneficial owner.

(f)For purposes of this Section 2.04, the term “Proposing Person” shall mean (i) the Stockholder providing the Notice of Business, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Notice of Business is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation and (iv) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these By-laws) of such Stockholder, beneficial owner or any other participant.

(g)The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(h)A Proposing Person shall update and supplement its Notice of Business to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such Notice of Business pursuant to this Section 2.04 shall be true and correct as of the record date for Stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation (A) not later than five (5) business days after the record date for Stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (B) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any Notice of Business provided by a Stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Stockholder who has previously submitted Notice of Business hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Stockholders.

(i)Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.04. The Board of Directors and the chairman of the meeting shall have discretion to determine whether any business was properly brought before the meeting in accordance with this Section 2.04, and with the applicable requirements of the Exchange Act and disregard the proposal of any business determined not to be made in compliance with the foregoing procedure.

(j)This Section 2.04 is expressly intended to apply to any business proposed to be brought before an annual meeting of the stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.04 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.04 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.05.Notice of Nominations for Election to the Board of Directors

(a)Nominations of any person for election to the Board of Directors at an annual meeting of Stockholders (or at a special meeting of Stockholders) shall be made at such meeting only:

(i)by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board or these By-laws, or

(ii)by a Stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.05 (“Notice of Nomination”) and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.05 as to such Notice of Nomination and nomination. This clause (ii) shall be the exclusive means for a Stockholder to make any nomination of a person(s) for election to the Board of Directors at an annual meeting or special meeting of Stockholders.

(b)In addition to any other applicable requirements, for a nomination to be made by a Stockholder pursuant to Section 2.05(a)(ii), such Stockholder must (1) provide Timely Notice (in case of an annual meeting) or Special Meeting Timely Notice (in case of a special meeting) thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, it being understood that in no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice or Special Meeting Timely Notice, (B) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.05 and Section 2.06 and (C) provide any updates or supplements to the Notice of Nomination at the times and in the forms required by this Section 2.05.

(c)In no event may a Proposing Person provide Timely Notice or Special Meeting Timely Notice with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If the Corporation shall, subsequent to the Notice of Nomination, increase the number of Directors subject to election at the meeting, such Notice of Nomination as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice (with respect to an annual meeting of stockholders) or Special Meeting Timely Notice (with respect to a special meeting) or (2) the tenth (10th) day following the date of Public Disclosure of such increase.

(d)To be in proper form for purposes of this Section 2.05, a Notice of Nomination shall set forth:

(i)As to each Nominating Person (as defined below) the Stockholder Information (as defined in Section 2.04(e)(i), except that, for purposes of this Section 2.05, any reference to the term “Proposing Person” used in the definition of “Stockholder Information” shall be read as a reference to the term “Nominating Person”);

(ii)As to each Nominating Person, any Disclosable Interests (as defined in Section 2.04(e)(ii), except that, for purposes of this Section 2.05, any reference to the term “Proposing Person” used in the definition of “Disclosable Interests” shall be read as a reference to the term “Nominating Person” and the disclosure with respect to the business to be brought before the meeting in Section 2.04(e)(ii) shall be made with respect to the election of Directors at the meeting); and

(iii)As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Notice of Nomination if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of Stockholders at which directors are to be elected as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.04(i).

(e)For purposes of this Section 2.05, the term “Nominating Person” shall mean (i) the Stockholder providing the Notice of Nomination, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Notice of Nomination is made, (iii) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A of the Exchange Act) with such Stockholder in such solicitation, and (iv) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these By-laws) of such stockholder, beneficial owner or any other participant in such solicitation.

(f)The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board.

(g)A Stockholder providing a Notice of Nomination shall further update and supplement such Notice of Nomination, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.05 shall be true and correct as of the record date for Stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation (A) not later than five (5) business days after the record date for Stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (B) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any Notice of Nomination provided by a Stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Stockholder who has previously submitted Notice of Nomination hereunder to amend or update any nomination or to submit any new nomination.

(h)In addition to the requirements of this Section 2.05 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.05, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of Director nominees other than the Corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Section 2.06.Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a)To be eligible to be a candidate for election as a Director at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.05 and the candidate for nomination, whether nominated by the Board or by a Stockholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in the form provided by the Corporation upon written request of any Stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the Corporation upon written request of any Stockholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed therein or to the Corporation and (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b)The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board to determine the eligibility of such candidate for nomination to be an independent Director or to comply with the Director qualification standards and additional selection criteria in accordance with the Corporation’s corporate governance guidelines. Such other information shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the request by the Board has been delivered to, or mailed to and received by, the Nominating Person.

(c)A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Section 2.06, if necessary, so that the information provided or required to be provided pursuant to this Section 2.06 shall be true and correct as of the record date for Stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) (A) not later than five (5) business days after the record date for Stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (B) not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any Notice of Nomination provided by a Stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the Stockholders.

(d)In addition to the requirements of this Section 2.06 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(e)No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.05 and this Section 2.06, as applicable. The presiding person at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.05 and this Section 2.06, and if such presiding person should so determine, such presiding person shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

Section 2.07.Record Date.

(a)For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) or less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than ten (10) days after the date on which the record date was fixed by the Board. For the purposes of determining the Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) days prior to such action.

(b)If no such record date is fixed:

(i)the record date for determining Stockholders entitled to notice of, and to vote at, a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii)the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board of Directors is required by applicable law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board of Directors is required by applicable law, the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors takes such prior action; and

(iii)when a determination of Stockholders of record entitled to notice of, or to vote at, any meeting of Stockholders has been made as provided in this Section 2.07, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.

Section 2.08.Notice of Meetings of Stockholders. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given in accordance with Section 232 of the DGCL, stating the place, if any; date and hour of the meeting; the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the Voting Record Date, if such date is different from the Notice Record Date; and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable law, notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, and directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.08 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting, the Board of Directors shall fix a new Notice Record Date in accordance with Section 2.07(b)(iii) hereof and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.

Section 2.09.Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

Section 2.10.List of Stockholders. The Secretary shall prepare and make available, at least ten (10) days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder: provided that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list may be examined by any Stockholder, the Stockholder’s agent or attorney, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

Section 2.11.Quorum of Stockholders. Except as otherwise provided by these By-laws or the Certificate of Incorporation, at each meeting of Stockholders, the presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.12, until a quorum shall be present or represented.

Section 2.12.Adjournment or Postponement of the Meeting.

(a)Any meeting of the stockholders may be adjourned or postponed from time to time by the Chairman of such meeting or by the Board, without the need for approval thereof by Stockholders to reconvene or convene, respectively, at the same or some other place.

(b)In the absence of a quorum, either the Chairman of such meeting, the Board, or the holders of a majority in voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned or postponed meeting, may adjourn or postpone such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

(c)When a meeting is adjourned or postponed to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), unless these By-laws otherwise require, notice need not be given of the adjourned or postponed meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment or postponement is taken.

(d)At any adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting.

(e)If the adjournment or postponement is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If after the adjournment or postponement a new record date for determination of Stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned or postponed meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the adjourned or postponed meeting, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned or postponed meeting.

Section 2.13.Voting. Each outstanding stock shall be entitled to the voting rights set forth with respect to shares of its class and series in the Certificate of Incorporation. At any meeting of Stockholders, all matters other than the election of Directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect Directors.

Section 2.14.Proxies. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by a written proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder. Unless otherwise required by law or listing standards, any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.15.Voting Procedures and Inspectors at Meetings of Stockholders.

(a)The Board of Directors, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. No person who is a candidate for office at an election may serve as an inspector at such election. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties.

(b)Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the Chairman of the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law.

Section 2.16.Rules and Procedures; Conduct of Meetings.

(a)The Board of Directors may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate.

(b)At each meeting of Stockholders, the Chairman or, in the absence of the Chairman, the Chief Executive Officer or, in the absence of the Chairman and the Chief Executive Officer, the President or, if there is no Chairman, Chief Executive Officer or President, or if they are absent, a Vice President and, in the case that more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President present), shall preside over the meeting.

(c)Except to the extent inconsistent with the rules and procedures as adopted by the Board, the Chairman of the meeting of Stockholders shall have the right and authority to:

(i)convene, adjourn and reconvene the meeting from time to time;

(ii)prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include (1) the establishment of an agenda or order of business for the meeting, (2) rules and procedures for maintaining order at the meeting and the safety of those present, (3) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (4) restrictions on entry to the meeting after the time fixed for the commencement thereof and (5) limitations on the time allotted to questions or comments by participants;

(iii)determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

(d)Unless and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(e)The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting.

(f)If none of the officers above designated to act as Chairman of the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board of Directors and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

(g)To the extent permitted by applicable law, meetings of stockholders may be conducted by means of remote communications in the manner authorized by Section 211 of the DGCL.

Section 2.17.Order of Business. The order of business at all meetings of Stockholders shall be as determined by the Chairman of the meeting.

Section 2.18.Action by Consent of Stockholders. Any action required or permitted by the DGCL to be taken at any annual or special meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents of Stockholders is obtained and delivered in accordance with the provisions of the Certificate of Incorporation.

Article 3

DIRECTORS

Section 3.01.General Powers and Duties. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation, these By-laws or required by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02.Number of Directors. Subject to the Certificate of Incorporation, the total number of Directors constituting the Board of Directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director’s term of office expires.

Section 3.03.Term of Office. Subject to the Certificate of Incorporation, each Director, including a director elected to fill a vacancy or newly created directorship, shall hold office until (i) the next annual meeting of Stockholders and a successor is duly elected and qualified or (ii) the Director’s earlier death, resignation, disqualification or removal.

Section 3.04.Nominations of Directors. Except as provided in Section 3.05, and subject to the Certificate of Incorporation, Directors shall be elected at each annual meeting of Stockholders to hold office until the next annual meeting. Directors need not be Stockholders or residents of the State of Delaware.

Section 3.05.Resignation and Removal. Vacancies.

(a)Any Director may resign at any time by notice given in writing or by electronic transmission to the Chairman, with a copy to the Secretary. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt; unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective.

(b)Subject to the terms of any outstanding series of preferred stock, any Director may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of Directors.

(c)Unless otherwise provided in the Certificate of Incorporation or these By-laws, newly created directorships resulting from any increase in the authorized number of Directors, or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law, be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. When one or more Directors resigns and the resignation is effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this section in the filling of other vacancies.

Section 3.06.Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of Directors, including for service on a committee (or sub-committee) of the Board of Directors. The Directors may be reimbursed for their reasonable and documented expenses, if any, incurred in connection with the performance of his or her duties (including, for serving as member of any committees (or sub-committee) of the Board of Directors). No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.07.Regular Meetings. Regular meetings of the Board may be held at such times and at such places within or without the State of Delaware as may be determined from time to time by the Board of Directors or its Chairman and publicized among all Directors by one of the means specified in Section 3.11. No further notice shall be required for regular meetings of the Board. A regular meeting of the newly elected Board of Directors shall be held without other notice immediately following each annual meeting of Stockholders, at which the Board of Directors shall elect officers and transact any other business as shall come before the meeting.

Section 3.08.Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places within or without the State of Delaware as may be determined by the Chairman, the Chief Executive Officer, or the President or a majority of the total number of Directors constituting the Board of Directors on at least twenty-four (24) hours’ notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail, or on at least three (3) days’ notice if given by mail.

Section 3.09.Telephone Meetings. Board of Directors or its committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10.Adjourned Meetings. A majority of the Directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice (in case the notice is given by one of the means specified in Section 3.11 other than by mail), or at least three (3) days’ notice (in case the notice is given by mail), of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, by one of the means specified in Section 3.11. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11.Notice Procedure. Subject to Section 3.08 and Section 3.12 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail or electronic mail addressed to such Director at such Director’s address or email address, as applicable, as it appears on the records of the Corporation, facsimile or by other means of electronic transmission.

Section 3.12.Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, in writing signed by the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13.Organization.

(a)At each meeting of the Board of Directors, the Chairman or, in the absence of the Chairman, the Vice Chairman (if appointed) or, in absence of the Chairman and the Vice Chaiman (if appointed), a Director chosen by a majority of the Directors present shall preside the meeting. The Secretary shall act as secretary at each meeting of the Board of Directors. The Chairman or any other chairman of single meetings shall not have any special voting rights or a casting vote in the event of a tie.

(b)Except as provided below, the Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14.Quorum of Directors. Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business.

Section 3.15.Action by Majority Vote. Except as otherwise expressly required by these By-laws, or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; provided that to the extent one or more Directors recuses himself or herself from an act, the act of a majority of the remaining Directors present shall be the act of the Board of Directors.

Section 3.16.Action Without Meeting. Unless otherwise restricted in the Certificate of Incorporation or by these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained in any case in a manner permitted by Section 116 of the DGCL. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.17.Chairman and Vice Chairman. The Board of Directors may appoint one of the Directors to serve as Chairman of the Board and one of the Directors to serve as Vice Chairman of the Board, but any such appointment shall not result in any Director becoming an officer of the Corporation. If the Board of Directors appoints (a) a Chairman, unless otherwise provided by the Board of Directors, he or she shall, if present, preside at all meetings of the Stockholders and the Board of Directors, and he or she shall perform such other duties and possess such other powers as are assigned to him or her by the Board of Directors; and (b) a Vice Chairman, unless otherwise provided by the Board of Directors, he or she shall, if present, preside at all meetings of the Board of Directors at which the Chairman is not present, and he or she shall perform such other duties and possess such other powers as are assigned to him or her by the Board of Directors.

Article 4

COMMITTEES OF THE BOARD OF DIRECTORS

Section 4.01.Committees of Directors.

(a)The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. In addition to the above, the Board of Directors may: (i) designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee; (ii) remove any Director from any committee at any time, with or without cause; and (iii) adopt charters for one (1) or more of such committees.

(b)Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, if a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)Any such committee, to the extent permitted by applicable law, and to the extent provided in the resolution of the Board designating such committee or the charter for such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors.

(d)Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee.

(e)Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary may, but need not if such committee so elects, serve in such capacity.

(f)Unless the Board of Directors provides otherwise and without prejudice for the provision of the charters adopted by the Board (if any), each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 3.

Section 4.02.Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these By-laws or the resolutions of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 4.01 every reference in these By-laws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

Article 5

OFFICERS

Section 5.01.Positions; Election. The Board of Directors may from time to time elect officers of the Corporation, which may include a Chief Executive Officer, a President, one (1) or more Vice Presidents, a Secretary, one (1) or more Assistant Secretary, a Treasurer, one (1) or more Assistant Secretary, a Chief Financial Officer, a Chief Operating Officer, and any other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such officers and to prescribe their respective terms of office, authorities and duties. Any number of offices may be held by the same person. Should the Corporation or any of its subsidiaries enter into any management services or similar agreement with another entity (each as may be amended, supplemented, restated or replaced from time to time), the officers of the Corporation may be the officers or employees of such entity to the extent permitted by applicable law. The officers of the Corporation need not be stockholders of the Corporation nor need such officers be directors of the Corporation.

Section 5.02.Term of Office. Each officer of the Corporation shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation or removal. Any officer of the Corporation may resign at any time upon written notice to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt; unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer of the Corporation shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors or, in the case of appointed officers, by any elected officer upon whom such power of appointment shall have been conferred by the Board of Directors. The election or appointment of an officer shall not of itself create contract rights.

Section 5.03.Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board of Directors and of any duly authorized committee of the Board of Directors. The Chief Executive Officer shall preside at all meetings of the Stockholders at which the Chairman is not present. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board of Directors or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be determined from time to time by the Board of Directors.

Section 5.04.President. The President shall have duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) or the Board of Directors and subject to the control of the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) and the Board of Directors in each case. The President shall preside at all meetings of the Stockholders at which the Chairman and the Chief Executive Officer are not present.

Section 5.05.Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the Chief Executive Officer, the President or the Board of Directors. A Vice President shall preside at all meetings of the Stockholders at which the Chairman, the Chief Executive Officer and the President are not present.

Section 5.06.Secretary. The Secretary shall attend all meetings of the Board of Directors and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board of Directors, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chairman, the Chief Executive Officer, the President, any Vice President, or any other officer of the Corporation. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board of Directors, the Chief Executive Officer or the President.

Section 5.07.Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board of Directors and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the Chief Executive Officer, the President or the Board of Directors, whenever the Chief Executive Officer, the President or the Board of Directors shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.

Section 5.08.Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board of Directors, the Chief Executive Officer or the President.

Section 5.09.Representation of Shares of Other Corporations. The Chairperson, the Chief Executive Officer, or the President, or any other person authorized by the Board of Directors, by the Chief Executive Officer or by the President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.10.Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.11.Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation.

Article 6

INDEMNIFICATION

Section 6.01.Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent but only to the extent related to such service, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

Section 6.02.Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 6.03.Prepayment of Expenses. In addition to the obligation to indemnify conferred in Section 6.01, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article 6 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.04, the Corporation shall be required to advance expenses to a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

Section 6.04.Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article 6 is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article 6 is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.05.Non-exclusivity of Rights. The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 6.06.Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.07.Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 6.08.Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article 6 shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

Section 6.09.Amendment or Repeal; Interpretation.

(a)The provisions of this Article 6 shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such person’s performance of such services, and pursuant to this Article 6 the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article 6 are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

(b)Any reference to an officer of the Corporation in this Article 6 shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article 5 or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article 5, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and by-laws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result, in and of itself, in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article 6.

Article 7

GENERAL PROVISIONS

Section 7.01.Certificates Representing Shares.

(a)The shares of capital stock of the Corporation may be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both, as determined by the Board of Directors.

(b)If shares are represented by certificates (if any), such certificates shall be in the form approved by the Board. The certificates representing shares of stock of each class shall be signed, in the name of the Corporation, by two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary shall be specifically authorized to sign stock certificates. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

(c)The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

(d)If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.02.Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board of Directors.

Section 7.03.Lost, Stolen or Destroyed Certificates. Except as provided in this Section 7.03, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.04.Transfer of stocks. Except as provided in the Certificate of Incorporation, shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these By-laws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, and upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled” with the date of cancellation, by the Secretary or Assistant Secretary or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issuance, transfer and registration of certificates for shares of stock of the Corporation. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.05.Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06.Form of Records; Registered Stockholders.

(a)Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

(b)The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.07.Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 7.08.Corporate Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 7.09.Fiscal Year. The fiscal year of the Corporation shall be determined and changed by the Board of Directors.

Section 7.10.Amendments. These By-laws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

Section 7.11.Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to, and shall be constructed in accordance with, any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Annex D

A PURCHASE OF THE TOKENS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THIS AGREEMENT AND THE INFORMATION CONTAINED IN THIS AGREEMENT, AS WELL AS ALL PUBLICLY AVAILABLE INFORMATION ON THE AVAX.NETWORK WEBSITE AND ELSEWHERE BEFORE MAKING A PURCHASE DECISION. PLEASE READ THIS IMPORTANT NOTICE AT https://www.avax.network/important-notice.

AVAX TOKEN SALE AGREEMENT

Dated October 1, 2025

A. Purchaser Information
Name	Avalanche Treasury Company LLC
Address	1209 Orange Street, Wilmington, Delaware 19801
Main Contact	Laine Litman
Main Contact Email Address	[***]
Notice Address	413 W 14th Street, Floor 2, PMB 4633, New York, NY 10014
Notice Email Address	[***]

B. Purchase and Sale Information
Discount:	60%
Cash Consideration:	USD $50,000,000 (post-discount) or USD Coins (USDC)
Consideration Shares:	USD $30,000,000 (post-discount) in the form of up to 3,000,000 Class A Shares in Pubco
Total Purchase Price:	USD $80,000,000 (post-discount) (the “Total Purchase Price”)
Lockup:	5 years as set forth in Section 4.

This AVAX Token Sale Agreement (“Agreement”) is made as of the date first written above (the “Effective Date”), between Avalanche (BVI), Inc., a British Virgin Islands business company (“Avalanche BVI”), Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Company”), purchaser whose information is set forth in Table A above (the “Purchaser”) and Avalanche Treasury Corporation, a Delaware corporation (“Pubco”). The Company, the Purchaser and Pubco are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Pubco is a company established to (together with Purchaser) carry out a business combination with an existing special purpose acquisition company (de-SPAC) for the purposes of: (i) holding and managing AVAX tokens, (ii) offering equity investors public market exposure to the long-term value of the Avalanche Network, (iii) supporting the visibility and liquidity of ecosystem tokens in regulated capital markets, and (iv) promoting, through long-term governance and capital deployment, the development and adoption of the Avalanche network (the “Transaction”).

WHEREAS, as a result of the Transaction the Purchaser will be an indirect subsidiary of Pubco.

WHEREAS, on the date hereof the Avalanche BVI, Avalanche Cayman, the Purchaser and Dragonfly Digital Management, LLC (“Dragonfly”) entered into an Asset Purchase and Contribution Agreement (“Contribution Agreement”) pursuant to which, among other things, the Company agreed to sell a number of AVAX tokens, the native cryptocurrency on the Avalanche Network (the “Tokens”) to the Purchaser.

THIS CERTIFIES THAT on the Effective Date, each of Avalanche BVI and Avalanche Cayman shall sell to the Purchaser and the Purchaser shall purchase (the “Token Closing”) the number of Tokens from each of Avalanche BVI and Avalanche Cayman as set forth on Exhibit B in exchange for: (i) the payment by the Purchaser to Avalanche BVI of the Cash Consideration on the Effective Date; and (ii) the issuance by Pubco to Avalanche Cayman of the Consideration Shares, as specified in Section 2 of this Agreement on the date of closing of the Transaction (the “BCA Closing Date”), in each case as set forth in Table B, on the conditions and subject to the terms set forth below and in the Contribution Agreement (collectively, the “Token Purchase”).

1 PURCHASE AND SALE INFORMATION

1.1 SALE OF TOKENS. The Purchaser acknowledges that other purchasers may acquire Tokens directly from the Company on different terms and conditions, including at prices below or above the Purchase Price Per Token (calculated in accordance with, and defined in Section 1.2 below), all as determined from time to time by the Company in its sole discretion. The Purchaser has no right to a different Purchase Price Per Tokens for any Tokens sold hereunder under any circumstances.

1.2 DETERMINATION OF PRICE PER TOKEN. The number of Tokens that the Purchaser is eligible to receive shall be determined by (a) first calculating the price of each Token in accordance with the following formula: (i) $27.33 multiplied by (ii) 40% (“Purchase Price Per Token”) and (b) then dividing the Total Purchase Price by the Purchase Price Per Token.

2 OFFER AND SALE

2.1 Payment. The Purchaser covenants and agrees to pay the Cash Consideration to Avalanche BVI on the Effective Date and Pubco covenants and agrees to issue the Consideration Shares to Avalanche Cayman on the BCA Closing Date. To the Purchaser’s knowledge, the funds, including any fiat, virtual or crypto currency, Purchaser uses to purchase Tokens are not derived from or related to any unlawful activities, including but not limited to money laundering and terrorist financing, and the Purchaser will not use the Tokens to finance, engage in, or otherwise support any unlawful activities. The Purchaser confirms that it is not, and has not been involved in any type of activity associated with money laundering or terror financing, nor violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery legislation, nor was ever subject to any investigation by, or has received a request for information from any governmental body relating to corruption or bribery under any statute and the Purchaser hereby consents to the Company running any checks or enquiries with third parties.

2.2 Form of Payment. The Purchaser shall deliver on the Effective Date, $50,000,000 in cash in United States dollars or USD Coins (USDC) (the “Cash Consideration”). Pubco shall deliver on the BCA Closing Date, $30,000,000 in the form of 3,000,000 Class A Shares in Pubco (each, a “Consideration Share”, and collectively, the “Consideration Shares”).

2.3 Consideration Warrants in Lieu of Consideration Shares. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that if, at any time following the BCA Closing Date, the Class A Shares of Pubco cease to be nonvoting securities (including, without limitation, as a result of the conversion of Class A Shares of Pubco into voting securities following the cancellation of all the then outstanding Class B shares of Pubco), Avalanche Cayman may become the beneficial owner, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, of a number of Consideration Shares in excess of 4.7% (the “Maximum Percentage”) of the then-outstanding Class A Shares of Pubco. If, at any time following the BCA Closing Date, the Consideration Shares issued by Pubco to Avalanche Cayman under Section 2.1, in the form of payment specified in Section 2.2 (i) become voting securities of Pubco (the “Conversion”) and (ii) at the time of such Conversion, Avalanche Cayman’s beneficial ownership of Pubco, as determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder, exceeds the Maximum Percentage, Avalanche Cayman may request in writing that Pubco exchanges the number of Consideration Shares in excess of the Maximum Percentage (the “Excess Shares”) for an equal number of pre-funded warrants convertible, at the Foundation’s request, into Pubco Class A Stock on a one-to-one basis (the “Consideration Warrants”). Within five (5) calendar days of the later of (i) Pubco’s receipt of Avalanche Cayman’s written request, and (ii) the return of the Excess Shares by Avalanche Cayman to Pubco for cancellation, Pubco shall issue to Avalanche Cayman a number of Consideration Warrants equal to the number of Excess Shares returned to Pubco. For the avoidance of doubt, the total consideration paid by Pubco to Avalanche Cayman on the BCA Closing Date shall equal $30,000,000.

2.4 Transfer of Title. The Parties agree that title to the Foundation Tokens shall pass on the Effective Date from the Company to the Purchaser upon (i) confirmation of receipt of Cash Consideration, (ii) the satisfaction of the Conditions to Token Delivery in Section 3.2, and (iii) the Company’s initiation of the transfer of Foundation Tokens to the Purchaser’s designated Wallet address and such transfer of title shall be deemed to occur at the Company’s principal place of business located outside the United States.

3 TOKEN DELIVERY

3.1 Delivery. Subject to the terms and conditions set forth herein, the delivery of Tokens contemplated by this Agreement (the “Delivery”) shall occur on the Effective Date.

3.2 Conditions to Token Delivery. The Token Closing is subject to the satisfaction or waiver in writing by the Company of the conditions below:

3.2.1 Each of the conditions set forth in Section 1.9 of the Contribution Agreement shall be satisfied; and

3.2.2 The Purchaser shall provide to the Company, in writing, a network wallet address on the Avalanche Network as set forth on the signature page hereto (“Wallet”) to which the number of Tokens will be delivered; provided that any proposed change to the Wallet address after the Effective Date will require the prior written consent of the Company, not to be unreasonably withheld.

4 RESTRICTIONS ON TOKENS

4.1 Acknowledgement. Notwithstanding anything to the contrary herein, the Purchaser, Pubco and the Company acknowledge and agree that the Tokens delivered to the Purchaser pursuant to this TSA (as applicable as of the applicable date of determination, the “Restricted Tokens”) shall be subject to the restrictions set forth in this Section 4 and may be subject to further restrictions on transferability as required by applicable laws and regulations as determined by the Company in its reasonable discretion. Each of the Purchaser and Pubco acknowledges and agrees that a breach of Section 4 may result in substantial injury and irreparable harm to the Company and that money damages may not be a sufficient remedy for such breach or may be impossible to compute. Therefore, in the event that either the Purchaser or Pubco engages in any act that violates or breaches any provision of this Section 4, the Company shall serve a notice to either Purchaser or Pubco, as applicable, specifying the details of such alleged violation or breach and, the Purchaser and/or Pubco, as applicable, shall have a period of thirty (30) calendar days following delivery of such notice (the “Cure Period”) to cure any such alleged violation or breach; provided that, prior to the first anniversary of the Effective Date the Purchaser and Pubco shall only be entitled to benefit from the Cure Period in connection with breaches of this Section 4, if (i) such alleged violation or breach was not intentional and did not arise from willful misconduct; and (ii), the alleged violation or breach was solely the result of an error on the part of the Purchaser, Pubco or their employees, directors and officers. If either the Purchaser or Pubco fails to cure such alleged violation or breach by the end of the Cure Period, then the Company shall be entitled to rescind this TSA, effectuating the return of the Restricted Tokens to the relevant Company as soon as reasonably practicable, and the Purchaser or Pubco, as applicable, shall forfeit fifteen per cent (15%) of the Total Purchase Price as liquidated damages in the form of cash. Upon the Company’s receipt of Restricted Tokens rescinded under this Section 4, the Company shall transfer to Purchaser (i) all Consideration Shares or Consideration Warrants acquired by the Company pursuant to this Agreement and that are then owned by the Company at the time of the Company’s receipt of Restricted Tokens pursuant to this Section 4.1 (for the avoidance of doubt, excluding any Pubco shares or Pubco warrants acquired by the Company outside of this Agreement, whether in open-market purchases, at-the-market offerings, or otherwise) and (ii) an amount of cash in United States dollars or USDC equal to the Total Purchase Price less the number of Consideration Shares and Consideration Warrants returned pursuant to clause (i) multiplied by $10.00 less $12,000,000. The Company shall also be entitled, in addition to all other available remedies under law, to injunctive relief (including, without limitation, temporary restraining orders, and/or preliminary or permanent injunctions) and specific enforcement of the terms of this Section 4. The Company shall not be required to post a bond or other security in connection with the granting of any such relief. In addition, each of the Purchaser and Pubco acknowledges and agrees that its violation or breach of this Section 4 may cause the Company substantial economic damages and losses of types and in amounts that may be impossible to compute and ascertain with certainty as a basis for recovery by the Company of actual damages, and that the Company would not have entered into this TSA without this Section 4. In the event that rescission is an impractical or impossible remedy, in lieu of actual damages for such a violation or breach, and without limiting the Company’s entitlement to injunctive relief and specific enforcement, each of the Purchaser and Pubco agrees that liquidated damages may be assessed and recovered by the Company as against the Purchaser and/or

Pubco in an amount equal to the fair market value of the portion of the Restricted Tokens for which rescission is an impossible or impracticable remedy on the date of breach; provided, however, that the remaining portion of the Restricted Tokens shall continue to be subject to rescission. The Parties acknowledge and agree that such liquidated damages represent a fair, reasonable and appropriate estimate of actual damages and are not intended as a penalty.

4.2 Lockup.

4.2.1 Subject to Section 4.2.2 and Section 4.2.3 below, each of the Purchaser and Pubco hereby agrees not to, without the prior written consent of the Company, during the period commencing on the Effective Date and ending the fifth (5th) anniversary of the Effective Date (the “Lockup Period”): (i) lend; offer; pledge; hypothecate; place any lien, mortgage, deed of trust or security interest on or otherwise use any Restricted Tokens as collateral to secure any indebtedness or obligation (in each case, other than a Permitted Collateral Pledge); (ii) sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise Transfer or dispose of, directly or indirectly, any Restricted Tokens or (iii) enter into any swap or other arrangement that Transfers to another Person, in whole or in part, any of the economic consequences of ownership of any Restricted Tokens, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of such Restricted Tokens, other assets, virtual currencies or virtual mediums of exchange, in cash, or otherwise; provided that, during the Lockup Period, the Purchaser may use the Restricted Tokens for Protocol Staking and Limited Pledging (each as defined below) as long as both the No Transfer Condition and Restriction Condition are satisfied at all times (the “Restrictions”).

4.2.2 Notwithstanding the foregoing, commencing on the first month after the first anniversary of the Effective Date and for each month thereafter, on a pro-rata monthly basis over the remaining four (4) years of the Lockup Period, an additional 1/48 of the Restricted Tokens per month may be partially released (e.g., after 2 months, 2/48 of the Restricted Tokens may be used for the Permitted Activities and after 3 months, an additional 1/48 totaling 3/48 of the Restricted Tokens may be used for the Permitted Activities) to be used, for legitimate business purposes, for the following activities (each, a “Permitted Activity”, and the Restricted Tokens that may be used in the Permitted Activities, the “Unlocked Tokens”): (a) staking or delegating Restricted Tokens, whether directly or through a third-party service provider, for the purposes of participating in network consensus, securing the network and receiving staking rewards (“Protocol Staking”); (b) participating in liquid staking protocols, including depositing Restricted Tokens into protocols that issue liquid staking derivatives or receipt tokens; provided that, any such receipt tokens or derivative tokens shall themselves be deemed Restricted Tokens and remain subject to the Restrictions until the earlier of the expiration of the Lockup Period or the completion of the activity; (c) engaging in on-chain or off-chain yield generation activities, including but not limited to depositing Restricted Tokens into decentralized or centralized finance protocols for the purposes of lending, borrowing against or, so long as (i) such activities are structured such that Purchaser retains full beneficial ownership and the unconditional right to reclaim the Restricted Tokens any time upon demand and (ii) the borrower, custodian or counterparty has no right to transfer, rehypothecate, foreclose upon or otherwise dispose of the Restricted Tokens; (d) providing liquidity to decentralized or centralized exchanges, automated market makers or liquidity pools; provided that (i) the Purchaser retains the right to withdraw the Unlocked Tokens from such arrangements at any time and (ii) the Purchaser shall not commit, deposit, provide or otherwise use greater than 20% of all Unlocked Tokens at any time in connection with such Permitted Activity (such limit not applicable to any market making, liquidity pools or other trading mechanism that pairs the Token with a derivative or receipt tokens relating to the Token); (e) pledging Restricted Tokens in a bona fide transaction as collateral for asset management for the benefit of the Purchaser; provided that no pledgee shall have the right to foreclose upon, transfer or otherwise take ownership of the Restricted Tokens during the Lockup Period (“Limited Pledging”); and (f) any other activities expressly approved in writing by the Company; provided, however, that during the Lockup Period such Permitted Activities shall not result in the permanent transfer of ownership of the underlying Restricted Tokens and the third-party who is receiving the Restricted Tokens in connection with a Permitted Activity shall not be permitted to foreclose upon such Restricted Tokens or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Tokens, including without limitation, the right to transfer or take title to or ownership of such Restricted Tokens (the “No Transfer Condition”). Any Permitted Activity shall be subject to (x) the permitted transferee executing and delivering to the Purchaser an agreement providing that the transferee is receiving and holding the Restricted Tokens subject to the Restrictions and agreeing to the Restrictions set forth herein; and (y) the Purchaser delivering a copy of such agreement to the Company (collectively, the “Restriction Condition”). For the avoidance of doubt, (i) all Restricted Tokens delivered hereunder shall remain subject to the Restrictions until the expiration of the Lockup Period and (ii) any derivative or receipt token relating to the Token received by the Purchaser when the Purchaser deposits or otherwise provides Tokens shall be deemed a Restricted Token, subject to Section 4.

4.2.3 The foregoing restrictions on transferability shall not prohibit Purchaser from Transferring Tokens to an Affiliate wholly owned, directly or indirectly, by Pubco which will not be sold, transferred or conveyed outside of Pubco’s consolidated group; provided that such Transfer is made in compliance with applicable laws and such Affiliate agrees to be bound by the terms herein and shall apply only to the Tokens purchased or otherwise acquired by Purchaser pursuant to this TSA.

5 DEFINITIONS

5.1 ”Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, where “control” is defined as directly or indirectly possessing the power to direct or cause the direction of the management and policies of the Affiliate, whether through ownership of voting securities, by contract or otherwise.

5.2 ”Ava Labs” means Ava Labs, Inc., a Delaware corporation engaged in research and development of various technologies, including without limitation, technologies leveraging the Avalanche Network.

5.3 ”Avalanche Network” means the decentralized application platform as described in the Platform Paper, and as amended or restated from time to time.

5.4 ”Foundation” means Avalanche Foundation Limited, a Singaporean Company Limited by Guarantee, and the series of related entities, subsidiaries and affiliates, including Avalanche BVI and Avalanche Cayman, which helps steward the open source development of the Avalanche Network and its ecosystem.

5.5 ”Foundation Tokens” means the up to $200 million of Tokens (on a pre-discount basis) to be sold, conveyed, assigned, transferred, and delivered for the benefit of the Purchaser by the Company pursuant to this Agreement and the Contribution Agreement;

5.6 ”Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising legislative, judicial or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

5.7 ”Money Laundering Laws” means the applicable laws, rules and regulations of all jurisdictions in which the Company and Purchaser are located, resident, organized or operates concerning or related to anti-money laundering, including but not limited to those contained in the Bank Secrecy Act of 1970 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), each as amended and including the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

5.8 ”Permitted Collateral Pledge” means a pledge, lien, mortgage, deed of trust or security interest on up to 80% of the Foundation Tokens outstanding at any time, granted solely to secure any indebtedness or obligation of Pubco (or one of its subsidiaries) incurred for the purpose of acquiring Tokens or Purchaser’s own equity shares, subject to satisfaction of the following conditions: (i) no pledgee shall have the right to foreclose upon, transfer, or otherwise take ownership of the Foundation Tokens during the Lockup Period, except upon the occurrence of an event of default by the pledgor under such arrangement, provided that such arrangement shall have been entered into in good faith and not for the purpose of circumventing the Lockup Period; (ii) Pubco shall provide written notice to the Company at least 10 business days prior to any foreclosure, transfer, disposition or rehypothecation with respect to the Foundation Tokens that occurs during the Lockup Period; (iii) the Company shall be permitted to purchase or to bid at any foreclosure sale, transfer or other disposition of Foundation Tokens related to the Permitted Collateral Pledge; (iv) any foreclosure, transfer or other disposition of the Foundation Tokens in connection with the exercise of remedies by the pledgee will be limited to the number of Foundation Tokens required to be foreclosed upon, transferred or liquidated to satisfy the terms of outstanding secured obligations of the pledgee; (v) none of the pledgor, the pledgee or any transferee shall change the Wallet address of the pledged Foundation Tokens without the prior written consent of the Company, not to be unreasonably withheld; and (vi) at least 5 business days prior the effectiveness of such Permitted Collateral Pledge the pledgor and pledgee shall have delivered written notice of such Permitted Collateral Pledge to the Company together with evidence reasonably satisfactory to the Company confirming that the pledge is a Permitted Collateral Pledge. For the avoidance of doubt, a “Permitted Collateral Pledge” shall not include any arrangement that transfers or permits the transfer of ownership, title, possession, or legal or practical control (other than legal or practical control required by applicable law to perfect the security interest of the pledgee relating to the secured obligation) of the Foundation Tokens prior to an event of default under such arrangement.

5.8.1 ”Person” means any individual or legal entity, including a government or political subdivision or an agency or instrumentality thereof.

5.9 ”Platform Paper” means the Ava Labs document that describes various implementation details of the Avalanche Network, located at https://www.avalabs.org/whitepapers, as amended or restated from time to time.

5.10 ”Smart Contract” means pre-programmed coded functions that allow for self-execution at specified times or based on reference to the occurrence or non-occurrence of an action or event (including data external to the network provided by third-party sources, known as “oracles”).

5.11 ”Transfer,” “Transferred” or “Transferring” means, with respect to any instrument, the direct or indirect assignment, sale, transfer, tender, pledge, charge, hypothecation or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or other disposition of such instrument or any right, title or interest therein or the record or beneficial ownership thereof, the offer to make such a sale, transfer or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

6 BACKGROUND; DECENTRALIZATION

6.1 As outlined in the Platform Paper and elsewhere, the Avalanche Network is a platform designed for building decentralized applications. AVAX is the native token of the Avalanche Network. No single entity or group of affiliated entities or individuals, including the Company, Ava Labs, the Foundation, or their employees or Affiliates, has control of the Avalanche Network. The Avalanche Network operates using Smart Contracts that operate and run autonomously from any entity, subject to governance decisions and updates as may be adopted by nodes on the Avalanche Network and holders of AVAX, and as a result, may be deemed decentralized and fully functional. Changes to the Avalanche Network may be proposed by third parties, and such proposals may gain traction and be implemented, without the Company, or any single developer on the Avalanche Network, including Ava Labs, or the Foundation’s approval.

7 COMPANY REPRESENTATIONS & COVENANTS

7.1 Avalanche BVI is an entity duly incorporated and organized, validly existing and in good standing under the laws of the British Virgin Islands (“BVI”). Avalanche Cayman is an entity duly incorporated and organized, validly existing and in good standing under the laws of the Cayman Islands. Each of Avalanche BVI and Avalanche Cayman has all necessary power and authority to enter into this TSA, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this TSA, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized on the part of each of Avalanche BVI and Avalanche Cayman.

7.2 This TSA has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of each of Avalanche BVI and Avalanche Cayman, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraud, and any other laws of general application affecting enforcement of creditors’ rights generally.

7.3 To the Company’s knowledge, neither the execution and delivery of this TSA, nor the consummation of the transactions contemplated hereby, does or will violate any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject or conflict with, violate or constitute a default under any agreement, debt or other instrument to which the Company is a party.

7.4 To the Company’s knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

7.5 Upon the sale and transfer of the Tokens and payment therefor, in accordance with the provisions of this TSA, the Purchaser will acquire valid marketable title to the Tokens, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than as set forth herein.

8 PURCHASER AND PUBCO REPRESENTATIONS, ACKNOWLEDGEMENTS & COVENANTS

8.1 Authorization. The Purchaser and Pubco has full power and authority to enter into this TSA. This TSA, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser and Pubco, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8.2 Purchase Entirely for Own Account. This TSA is made with the Purchaser and Pubco in reliance upon the Purchaser’s and Pubco’s representations to the Company, which by the Purchaser’s and Pubco’s execution of this TSA, the Purchaser and Pubco each hereby confirms, that the Tokens to be acquired by the Purchaser will be acquired for the Purchaser’s and/or Pubco’s use on the Avalanche Network and related activities and not as a nominee or agent. By executing this TSA, the Purchaser and Pubco each further represents that the Purchaser and Pubco each do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, Transfer or grant participations to such Person or to any third Person, with respect to any of the Tokens, except for a Permitted Collateral Pledge. If a legal entity, neither the Purchaser nor Pubco has been formed for the specific purpose of acquiring the Tokens.

8.3 Disclosure of Information. Each of the Purchaser and Pubco has sufficient knowledge of and experience in blockchain, the Avalanche Network, as well as broader cryptocurrency, business and financial matters to be able to evaluate the risks and merits of its purchase of the Tokens and is able to utilize the Tokens on the Avalanche Network notwithstanding the risks thereof. Each of the Purchaser and Pubco has read and familiarized itself with the Avalanche Network, the use of the Tokens and related matters. Each of the Purchaser and Pubco has not relied on any representations or warranties made by the Company outside of this instrument, including, but not limited to, conversations of any kind, whether through oral or electronic communication or any platform paper.

8.4 Independent Assessment and Non-Solicitation. Each of the Purchaser and Pubco has evaluated the merits and risks of purchasing the Tokens based exclusively on its own independent review and consultations with its own advisers as it deemed necessary, and each of the Purchaser and Pubco has made its own decision concerning such purchase without reliance on any representation or warranty of, or advice from, the Company or its Affiliates. Neither the Purchaser nor Pubco was not directly or indirectly, including through a broker or finder, contacted or engaged by any form of general solicitation or general advertising in connection with this Token Purchase.

8.5 Compliance with Securities Laws, if Applicable. Each of the Purchaser and Pubco understands that there remains some risk that the Tokens and/or the transactions may be deemed securities by the U.S. Securities and Exchange Commission or by a court of competent jurisdiction. Each of the Purchaser and Pubco further understands that the Tokens or the transactions have not been, and will not be, registered under the Securities Act or any applicable state securities laws. Were the Tokens or the transactions ever to be deemed to be securities, their qualification for a specific exemption from the registration provisions of the Securities Act and other applicable state securities laws would depend upon, among other things, the bona fide nature of the purchase intent and the accuracy of the Company’s, the Purchaser’s, and Pubco’s representations as expressed herein. Each of the Purchaser and Pubco understands that there is a risk that the Tokens or the transactions could be deemed “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, either the Purchaser or Pubco, as applicable, would be required to hold the Tokens indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Each of the Purchaser and Pubco acknowledges that none of the Company, the Foundation or any other Person has any obligation to register or qualify the Tokens for resale, and exemptions from registration and qualification may not be available or may not permit the Purchaser or Pubco to transfer all or any of the Tokens in the amounts or at the times proposed by the Purchaser or Pubco, if the Tokens or the transactions are deemed to be securities. Each of the Purchaser and Pubco further acknowledges that, in the event the Tokens or the transactions are deemed to be securities, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Tokens, and on requirements relating to the Company, the Foundation, or other third parties which are outside of the Purchaser’s and Pubco’s control, and which the Company and the Foundation are under no obligation, and may not be able, to satisfy. In light of the foregoing, each of the Purchaser and Pubco hereby makes the representations and warranties and acknowledges the matters contained in Exhibit A, which is hereby incorporated by reference herein.

8.6 Residence. Each of the Purchaser and Pubco maintains its domicile at the address shown in ist respective signature page of this TSA and neither the Purchaser nor Pubco is merely transient or temporarily resident there.

8.7 Waiver of Warranties; Assumption of Risks. THE RISK OF LOSS IN BUYING, HOLDING AND TRADING DIGITAL ASSETS AND RIGHTS THEREIN, INCLUDING THE TOKENS, CAN BE IMMEDIATE AND SUBSTANTIAL. THERE IS NO GUARANTEE AGAINST LOSSES FROM ENTERING INTO THIS TSA, POSSESSING OR USING THE TOKENS OR UTILIZING THE AVALANCHE NETWORK. EACH OF PURCHASER AND PUBCO SHOULD THEREFORE CAREFULLY CONSIDER WHETHER ACQUIRING, USING AND HOLDING THE TOKENS IS SUITABLE FOR THE PURCHASER OR PUBCO, RESPECTIVELY, IN LIGHT OF ITS LEVEL OF KNOWLEDGE AND FINANCIAL CONDITION. Each of the Purchaser and Pubco understands that the Tokens involve risks, all of which each of the Purchaser and Pubco fully and completely assumes, including, but not limited to, the risks that (i) the technology and economic models associated with the Avalanche Network will not function as intended; (ii) the Avalanche Network will fail, now or in the future, to attract sufficient interest from users; and (iii) the Company, the Foundation and/or third parties involved in the development of the Avalanche Network may be subject to investigation and regulatory actions from Governmental Authorities. Each of the Purchaser and Pubco understands and expressly accepts that the Tokens will be delivered to the Purchaser at the sole risk of the Purchaser on an “AS IS” and “UNDER DEVELOPMENT” basis. NEITHER OF THE COMPANY NOR THE FOUNDATION, NOR ANY OTHER PERSON, MAKES ANY REPRESENTATION, WARRANTY, GUARANTEE OR UNDERTAKING WHATSOEVER WITH RESPECT TO THE TOKENS, INCLUDING WITHOUT LIMITATION ANY (i) WARRANTY OF MERCHANTABILITY; (ii) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) WARRANTY OF TITLE; OR (iv) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PURCHASER AND PUBCO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE COMPANY, THE FOUNDATION OR ANY OTHER PERSON. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE PURCHASER AND PUBCO ASSUMES ALL RISKS, DAMAGES, LOSSES AND LIABILITIES RELATED TO OR ARISING OUT OF ACQUIRING, USING AND/OR HOLDING ANY TOKENS AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE COMPANY, THE FOUNDATION OR ANY OTHER PERSON, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE TOKENS.

8.8 Other Applicable Law. Each of the Purchaser and Pubco represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with entering into this TSA and the purchase of the Tokens, including (a) the legal requirements within each of the Purchaser’s and Pubco’s jurisdiction for entering into this TSA and the purchase of the Tokens, (b) any foreign exchange restrictions applicable to such agreements and purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption and sale or transfer of the Tokens. The Purchaser’s purchase and payment for and each of the Purchaser’s and Pubco’s, as applicable, continued beneficial ownership of the Tokens will not violate any applicable laws of either the Purchaser’s or the Pubco’s jurisdiction, as applicable.

8.9 OFAC. Neither the Purchaser, Pubco, nor, if applicable, any of their affiliates or direct or indirect beneficial owners: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the EU consolidated list of persons, groups and entities subject to financial sanctions, the UK Consolidated List of Financial Sanctions Targets, nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States, the EU (or any of its Member States), the British Virgin Islands or the Cayman Islands; (ii) is a person identified as a terrorist organization on any other relevant lists maintained by any Governmental Authority; or (iii) unless otherwise disclosed in writing to the Company prior to the date of this TSA, is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure. Each of the Purchaser and Pubco further represents and warrants that, if applicable, each of the Purchaser and Pubco: (a) has conducted thorough due diligence with respect to all of its beneficial owners; (b) has established the identities of all direct and indirect beneficial owners and the source of each beneficial owners’ funds; and (c) will retain evidence of those identities, any source of funds and any due diligence.

8.10 Sources and Uses of Funds. Each of the Purchaser and Pubco further represents, warrants and agrees as follows:

8.10.1 No payment or other transfer of value to the Company and no payment or other transfer of value to the Company shall cause the Company to be in violation of applicable U.S. federal or state or non-U.S. laws or regulations, including, without limitation Money Laundering Laws, economic sanctions and trade controls, anti-bribery or anti-boycott laws or regulations, the Patriot Act or the various statutes, regulations and executive orders administered by OFAC (“OFAC Regulations”), the EU (and its Member States), or the UK (“Sanctions Regulations”).

8.10.2 No payment or other transfer of value to the Company is or will be derived from, pledged for the benefit of, or related in any way to, (i) the government of any country designated by the U.S. Secretary of State or other Governmental Authority as a country supporting international terrorism, (ii) property that is blocked or frozen under any Sanctions Regulations or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (iii) persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions under OFAC Regulations, (iv) the government of any country that has been designated as a non-cooperative country or designated by the U.S. Secretary of the Treasury or other Governmental Authority as a money laundering jurisdiction, (v) directly or indirectly, any illegal activities or (vi) activity in breach of any Sanctions Regulations. Each of the Purchaser and Pubco acknowledges that Money Laundering Laws may require the Company to have collected documentation verifying the identity and the source of funds used to acquire the Tokens before, and from time to time after, the date of this TSA.

8.10.3 All payments or other transfer of value to the Company by each of the Purchaser and Pubco will be made through an account (or virtual currency public address whose associated balance, either directly or indirectly, has been funded by such an account) located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to § 999(a)(3) of the Code as in effect at the time of the payment or other transfer of value. In the event that the Purchaser is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the acquisition of the Tokens, the Non-U.S. Bank: (i) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (ii) employs one or more individuals on a full-time basis, (iii) maintains operating records related to its banking activities, (iv) is subject to inspection by the banking authority that licensed it to conduct banking activities and (v) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

8.11 Additional Information. Each of the Purchaser and Pubco will cooperate in good faith to provide to the Company any information that the Company from time to time reasonably determines to be necessary (a) to comply with Money Laundering Laws, anti-terrorism laws, rules and regulations and or any similar laws and regulations of any applicable jurisdiction and (b) to respond to requests for information concerning the identity and or source of funds of each of the Purchaser and Pubco from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update that information. Each of the Purchaser and Pubco understands and acknowledges that the Company may be required to report any action or failure to comply with information requests and to disclose the identity to Governmental Authorities, self-regulatory organizations and financial institutions, in certain circumstances without notifying either the Purchaser and/or Pubco that the information has been so provided. Each of the Purchaser and Pubco further understands and agrees that any failure on its part to comply with this Section would, if not cured within fifteen (15) business days of receiving notice of such failure, allow the Company to terminate this TSA and require the forfeiture of any Tokens previously delivered to the Purchaser.

8.12 Suspicious Activity Reports. Each of the Purchaser and Pubco acknowledges and agrees that the Company, in complying with anti-money laundering statutes, regulations and goals, may file voluntarily or as required by law, a suspicious activity report (“SAR”) or any other information with governmental and law enforcement agencies that identify transactions and activities that the Company reasonably determines to be suspicious, or is otherwise required by law. Each of the Purchaser and Pubco acknowledges that the Company is prohibited by law from disclosing to third parties, including the Purchaser and Pubco, any SAR filing itself or the fact that a SAR has been filed.

8.13 Voluntary Compliance. Each of the Purchaser and Pubco understands and agrees that, even if the Company is not obligated to comply with any U.S. anti-money laundering requirements, the Company may nevertheless choose to voluntarily comply with such requirements as the Company deems appropriate in its sole discretion. Each of the Purchaser and Pubco agrees to cooperate with the Company as may be required in the reasonable opinion of the Company in connection with such compliance.

8.14 Taxes. EACH OF THE PURCHASER AND PUBCO ACKNOWLEDGES AND AGREES THAT IT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PURCHASING, HOLDING, EXCHANGING, SELLING, STAKING, TRANSFERRING OR OTHERWISE USING THE TOKENS IN ANY WAY. EACH OF PURCHASER AND PUBCO HEREBY REPRESENTS THAT (A) IT HAS CONSULTED WITH A TAX ADVISER THAT IT DEEMS ADVISABLE IN CONNECTION WITH ANY USE OF THE TOKENS, OR THAT IT HAS HAD THE OPPORTUNITY TO OBTAIN TAX ADVICE BUT HAVE CHOSEN NOT TO DO SO, (B) THE COMPANY HAS NOT PROVIDED EITHER THE PURCHASER NOR PUBCO WITH ANY TAX OR RELATED ADVICE, AND (C) EACH PARTY SHALL BE RESPONSIBLE FOR ITS RESPECTIVE TAX OBLIGATIONS DERIVING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.15 Advice and Guidance. From time to time, the Company and its Affiliates may request advice, guidance, or support, in an unofficial capacity, from either the Purchaser or Pubco with regard to matters in which either the Purchaser or Pubco is knowledgeable or well-connected. Each of the Purchaser and Pubco agrees to use best efforts to provide such advice, guidance, and support as reasonably requested to promote the growth and development of the Avalanche Network.

8.16 Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and have delivered to Company documentation to verify Purchaser’s status as an accredited investor.

8.17 AML/KYC Compliance. Each of the Purchaser an Pubco represents and warrants that all information provided to the Foundation, its Affiliates and/or third-party designees for purposes of the Foundation’s required “know-your customer” (KYC), anti-money laundering (AML), and other compliance checks is accurate and current as of the Effective Date.

8.18 Purchaser Performance. Each of the Purchaser and Pubco represents and warrants that it has performed and will continue to perform all such further acts and things, including the execution and delivery of all such other agreements, certificates, instruments and documents, as the Company has reasonably requested or may reasonably request in order to carry out the intent hereunder or as necessary to comply with applicable laws and regulations.

8.19 Digital Asset Treasury Vehicle. The Purchaser is and shall be at all times, a digital asset treasury vehicle (or a subsidiary or Affiliate of any such vehicle) listed on a U.S. national stock exchange with the sole operations or primary business model being dependent on owning Tokens.

9 DISCLAIMERS, INDEMNITY & LIMITATIONS OF LIABILITY

9.1 Wallet. The Purchaser assumes full responsibility and liability for any losses resulting from any intentional or unintentional misuse of the Purchaser’s Wallet including, without limitation, the loss of the Purchaser’s private keys associated with the Wallet, any loss resulting from designating a non-Token compliant wallet for the receipt of the Tokens, depositing one type of digital asset to a wallet intended for another type of digital wallet, failing to properly maintain the Wallet, or any third party gaining access to the Wallet and misappropriating the Tokens. The Company assumes no responsibility or liability in connection with any such misuse by the Purchaser or any third party or any loss of the Purchaser’s private keys associated with the Wallet.

9.2 Indemnity.

9.2.1 THE PURCHASER AND PUBCO SHALL DEFEND AND HOLD HARMLESS AVALANCHE BVI, AVALANCHE CAYMAN, THE FOUNDATION AND THEIR RESPECTIVE AGENTS AND ADVISORS, AND THE SUCCESSORS AND ASSIGNS OF THE FOREGOING (“FOUNDATION INDEMNIFIED PARTIES”), FROM AND AGAINST, ALL OR ANY PART OF ANY CAUSES OF ACTION OR CLAIMS BROUGHT BY A THIRD PARTY ARISING OUT OF, RESULTING FROM OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING (I) ANY BREACH OR VIOLATION BY THE PURCHASER OR PUBCO OF THIS TSA AND (II) ANY ACT OR OMISSION OF EITHER THE PURCHASER OR PUBCO (INCLUDING ANY MISREPRESENTATION BY EITHER THE PURCHASER OR PUBCO CONCERNING AVALANCHE BVI, AVALANCHE CAYMAN, THE FOUNDATION, THE TOKENS OR

TRANSACTIONS CONTEMPLATED HEREIN) (COLLECTIVELY, “FOUNDATION CLAIMS”), AND INDEMNIFY THE FOUNDATION INDEMNIFIED PARTIES FOR ANY LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) INCURRED BY THE FOUNDATION INDEMNIFIED PARTIES. THE FOREGOING SHALL NOT APPLY TO THE EXTENT SUCH FOUNDATION CLAIMS ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF AVALANCHE BVI, AVALANCHE CAYMAN OR THE FOUNDATION. ALL INDEMNITY FOUNDATION CLAIMS SHALL BE PAID ON AN “AS INCURRED” BASIS.

9.3 Limitation of Liability. NONE OF THE PARTIES OR ANY OF THEIR AFFILIATES OR SERVICE PROVIDERS WILL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOST BUSINESS OPPORTUNITY, LOSS OF DATA OR GOODWILL, SERVICE INTERRUPTION, COMPUTER DAMAGE OR SYSTEM FAILURE OR THE COST OF SUBSTITUTE ACTIVITIES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS TSA OR THE PURCHASER’S PARTICIPATION IN, OR INABILITY TO PARTICIPATE IN, THE PURCHASE OF TOKENS PURSUANT TO THIS TSA, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGE, EVEN IF A LIMITED REMEDY SET FORTH HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY. IN NO EVENT WILL THE COMPANY’S AND THE FOUNDATION’S COLLECTIVE TOTAL LIABILITY TO THE PURCHASER AND PUBCO ARISING OUT OF OR IN CONNECTION WITH THIS TSA OR FROM THE PURCHASER’S AND PUBCO’S RESPECTIVE PARTICIPATION IN, OR INABILITY TO PARTICIPATE IN, THE PURCHASE OF TOKENS PURSUANT TO THIS TSA, EXCEED THE TOTAL PURCHASE PRICE (AS DENOMINATED IN USD). THE EXCLUSIONS AND LIMITATIONS OF DAMAGES SET FORTH ABOVE ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES HERETO.

9.4 RESERVED.

9.5 Not Registered. Avalanche BVI is not registered with or licensed by the BVI Financial Services Commission (the “BVI FSC”) under the Securities and Investment Business Act, 2010 of the British Virgin Islands (“SIBA”) or otherwise. Avalanche Cayman is not registered with or licensed by the Cayman Islands Monetary Authority (“CIMA”). None of the BVI FSC, the CIMA, nor any other governmental authority in the BVI, Cayman Islands or elsewhere, has passed judgment upon or approved the terms or merits of this TSA or the Token Purchase. There is no investment compensation scheme available in the BVI or the Cayman Islands. Tokens are not being, and may not be, offered to the public or to any person in the BVI or the Cayman Islands for purchase or subscription. Tokens may be offered to companies incorporated under the BVI Business Companies Act, 2004, but only where the offer is made to, and received by, the relevant BVI company entirely outside of the BVI.

10 MISCELLANEOUS

10.1 Entire Agreement. This TSA, together with the Contribution Agreement and any other documents, instruments and writings that are delivered pursuant hereto or referenced herein, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous disclosures, discussions, understandings and agreements, whether oral or written, between them. Other than the update to Exhibit B as set forth in Section 1.2, after the Effective Date this Agreement may not be amended, modified or altered except by a written instrument signed by both parties.

10.2 Termination. In the event the Contribution Agreement is terminated pursuant to Section 3.1 thereof (a) this TSA shall automatically terminate, (b) all Tokens previously delivered to the Purchaser shall be returned to the Company and (c) the Company shall, upon receipt of such returned Tokens, return to the Purchaser the portion of the Total Purchase Price received by the Company as of the date of termination of this Agreement.

10.3 Notices. All notices and other communications given or made pursuant to this TSA shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Purchaser at the address set forth in Table A above and to the Company at the address set forth on the signature page hereto. If notice is given to the Company, it shall be sent to [***], Attention: Legal Department; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP Attention: [***].

10.4 Confidentiality. The parties acknowledge and agree that the terms of this Agreement, as well as any information disclosed or provided by either party in connection with this Agreement, are subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement entered into between the parties, dated September 5, 2025 (the “NDA”). All information exchanged pursuant to this Agreement shall be deemed “Confidential Information” as defined in the NDA and shall be handled in accordance with the provisions of the NDA. In the event of any conflict between the terms of this Agreement and the NDA with respect to the treatment of Confidential Information, the terms of the NDA shall govern.

10.5 No Rights of a Securityholder. Neither the Purchaser nor Pubco is entitled, as a holder of this TSA or the Tokens, to any rights of a holder of any type of security, including without limitation rights to votes or receive dividends, interest or other distributions or be deemed an equity or debt holder of Avalanche BVI, Avalanche Cayman, the Foundation, or any other Person, including without limitation Ava Labs, for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any such rights any right to vote for the election of directors or upon any matter submitted to the board of directors at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise. In addition, the Purchaser is not acquiring any rights to capital appreciation, in the profits or losses of any entity, or an option, futures contract or derivative or swap related to any instrument, and the Purchaser acknowledges that it is solely purchasing the rights to the Tokens to be used as technologically permissible on the Avalanche Network.

10.6 No Rights in any Third Party. Each of the Purchaser and Pubco understands and agrees that this TSA is executed by and among the Purchaser, Pubco and the Company and provides no rights or remedies with respect to any other Person, including without limitation Ava Labs and its Affiliates, any multi-signature wallets securing value on the Avalanche Network, any bridge or similar functionality to or from the Avalanche Network, or any other party developing protocols or products on the Avalanche Network (collectively “Third Parties”). Given the nature of open, decentralized networks including the Avalanche Network, the Purchaser recognizes that it could suffer losses with respect to the Tokens purchased under this TSA and the use of the Avalanche Network because of the acts or omissions of certain Third Parties. Each of the Purchaser and Pubco hereby agrees that no Third Parties shall be liable to either the Purchaser or Pubco, and each of the Purchaser and Pubco will indemnify, defend and hold harmless any Third Parties from and against any Claims for damages to or loss of property arising out of or resulting from the Token Purchase or this TSA. Further, each of the Purchaser and Pubco agrees that no Third Parties will be liable for any incidental, special, exemplary or consequential damages whatsoever arising out of or in connection with the Token Purchase or this TSA.

10.7 Transfers and Assigns. Neither this TSA nor the rights contained herein may be Transferred, by operation of law or otherwise, by a party without the prior written consent of the non-transferring party, such consent not to be unreasonably withheld, provided that the parties may assign this TSA and the rights contained herein to any of its Affiliates without the non-transferring party’s consent.

10.8 Severability. In the event any one or more of the provisions of this TSA is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this TSA operate or would prospectively operate to invalidate this TSA, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this TSA and the remaining provisions of this TSA will remain operative and in full force and effect and will not be affected, prejudiced or disturbed thereby.

10.9 Counterpart. This TSA may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute the one and the same instrument.

10.10 Governing Law. This TSA shall be governed by, and all Disputes shall be resolved in accordance with, the laws of the State of New York (to the exclusion of its conflict of laws rules). The United Nations Convention on Contracts for the International Sale of Goods (“CISG”) shall not apply to this TSA and the Company, the Purchaser and Pubco expressly waive the application of the CISG with respect to this TSA or the Tokens. For purposes of this TSA, “Dispute” means all disputes, differences, causes of action, controversies or claims (whether based on contract, tort, statutory concepts or any other common law or civil law doctrine) arising out of, in connection with or relating to (a) this TSA or any Related Agreement, (b) the Tokens, or (c) the subject matter of this TSA or any Related Agreement, and “Related Agreement” means any other written agreement entered into by and among the Company, Pubco and the Purchaser relating to this TSA or the Tokens.

10.10.1 Dispute Resolution. Any dispute or difference arising between the parties as to the construction of this TSA or as to any matter of whatsoever nature arising hereunder or in connection herewith, including any question regarding its existence, validity or termination, shall first be discussed in good faith with a view to reaching an amicable resolution. Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration administered by JAMS in accordance with the JAMS International Arbitration Rules. The Tribunal will consist of three arbitrators. The place of arbitration will be New York. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10.10.2 Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within thirty (30) days of the commencement of the arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve as neutral, independent, and impartial arbitrators.

10.10.3 In any arbitration arising out of or related to this TSA, the arbitrator(s) are not empowered to award punitive or exemplary damages against the Company, the Foundation or their affiliates or service providers, except where permitted by statute, and each of the Purchaser and Pubco waives any right to recover any such damages.

10.10.4 In any arbitration arising out of or related to this TSA, the arbitrators may not award any incidental, indirect, or consequential damages, including damages for lost profits, against the Company, the Foundation, their affiliates or service providers, and each of the Purchaser an Pubco waives any right to recover such damages.

10.10.5 In any arbitration arising out of or related to this TSA, the arbitrators shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrators determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrators may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

10.10.6 The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

10.10.7 Consent to Jurisdiction of Specified Courts in Limited Circumstances. The Company, Pubco and the Purchaser unconditionally and irrevocably consent to (a) the exclusive jurisdiction of the courts of the State of New York (the “Specified Courts”) in any action, suit or proceeding (an “Action”) for the enforcement of the arbitration agreement or any provisional remedies or relief, including a preliminary injunction, temporary restraining order, specific performance, attachment or other provisional, preliminary or temporary equitable relief and (b) the non-exclusive jurisdiction of the Specified Courts with respect to the enforcement of any award. The Company, Pubco and the Purchaser unconditionally and irrevocably agree that it shall not bring any Action in any court other than the Specified Court. The Company, Pubco and the Purchaser further expressly waive any objection, and they agree not to plead or claim, that (i) the Specified Courts do not possess personal jurisdiction over the Company, Pubco and the Purchaser, (ii) any such action or proceeding has been brought in an inconvenient forum, or (iii) an injunction or other judicial order (interlocutory or final) should be issued that would have the effect (directly or indirectly) of restraining or impeding the maintenance or prosecution by either Company, Pubco and the Purchaser. The Company, Pubco and the Purchaser further agree that any arbitral award may be enforced by Avalanche BVI or Avalanche Cayman, on the one hand, or Pubco or the Purchaser on the other hand, against the assets of the other party wherever those assets are located, and that any award may be entered into and enforced by any court or tribunal of competent jurisdiction, and that no claim of immunity from such proceedings shall be claimed on behalf of such party or its assets.

10.10.8 Waiver of Jury Trial (If Applicable). Avalanche BVI, Avalanche Cayman, Pubco and the Purchaser each expressly, unconditionally and irrevocably waive their respective rights to a jury trial, if a jury trial would have otherwise been available under applicable law.

10.10.9 No Class Arbitrations, Class/Collective Actions or Representative Actions. Any Dispute arising out of or related to this TSA or the Tokens is personal to the Purchaser, Pubco, Avalanche BVI and Avalanche Cayman and shall be resolved solely through individual arbitration and shall not be brought as a class arbitration, consolidated arbitration, collective action or any other type of representative proceeding. There shall be no class arbitration, consolidated arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

10.10.10 Fees, Costs and Expenses in Connection with the Dispute. Subject to the final adjudication of the Arbitral Tribunal on costs and expenses, each of the Company, on the one hand, and the Purchaser and Pubco on the other hand, shall (a) share equally all fees, costs and expenses of the International Chamber of Commerce and the Arbitral Tribunal, and (b) bear their own attorneys’ fees.

10.10.11 Confidentiality. Each of the Company, Pubco and the Purchaser shall keep any Arbitration confidential and shall not disclose to any person other than those necessary to the conduct of those proceedings (i) the existence of the Arbitration, (ii) any document, testimony, transcripts or other information submitted, exchanged or created for the Arbitration, or (iii) any decisions, orders or awards of the Arbitral Tribunal, unless such disclosure is (a) required by law or a governmental authority, (b) necessary for a party to seek legal, accounting or other professional services, (d) where such information is already in the public domain other than as a result of a breach of this clause, (d) by order of the Arbitral Tribunal upon application of a party or (e) for the purpose of making a bona fide application to any court of competent jurisdiction relating to any aspect of the Arbitration, including motions to recognize, enforce or challenge an award or interim measure, provided that, in all of the circumstances (a) to (c) above, the producing party takes reasonable measures to ensure that the recipient preserves the confidentiality of the information provided.

10.10.12 Notice. Each of the Company, Pubco and the Purchaser shall notify the other parties in writing of any Dispute within 90 days of the date it arises, so that the Company, Pubco and the Purchaser can attempt in good faith to resolve the Dispute informally. Each of the Purchaser’s and Pubco’s notice must include (1) the Purchaser’s or Pubco’s, as applicable, name, postal address, email address and telephone number, (2) a description in reasonable detail of the nature or basis of the Dispute, and (3) the specific relief that the Purchaser or Pubco, as applicable, is seeking. The Company’s notice must include (1) a description in reasonable detail of the nature or basis of the Dispute, and (2) the specific relief that the Company is seeking. If the Purchaser, Pubco and the Company cannot resolve the Dispute within thirty (30) days after the date notice is received by the applicable party, then either the Purchaser or Pubco, on the one hand, or the Company on the other hand, shall be permitted to avail itself of the procedures set forth in this Section 10.10.

10.10.13 Application of the New York Convention. This TSA, the Tokens and the resulting obligations and relationships are commercial, and the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) applies to this TSA and to any order or arbitral award resulting from any Dispute. Any proceeding in a court of the United States of America shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 to 307, as amended or restated from time to time, and not by the of any U.S. state or local statute or ordinance.

10.10.14 Severability of Dispute Resolution and Arbitration Provisions. If any term, clause or provision of this Section 10.10 is deemed to be illegal, invalid or unenforceable, such provision shall be severed and the remainder of this Section 10.10 shall remain valid, enforceable and of full force and effect. Further, any waivers set forth in this Section 10.10 are severable from the other provisions of this Section 10.10 and shall remain valid and enforceable, except as prohibited by applicable law.

10.11 Additional Assurances. Each of the Purchaser and Pubco shall, and shall cause its affiliates to, from time to time, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Company or are necessary for the Company, upon the advice of counsel, to carry out the provisions of this TSA and give effect to the transactions contemplated hereby, including, without limitation, to enable the Company to register the Tokens, to enable the Tokens to qualify for or maintain an exemption from registration (to the extent any such exemptions are available), to comply with Money Laundering Laws, or to otherwise complete the transactions contemplated hereby and to comply with applicable laws as then in effect.

10.12 Force Majeure. Without limitation of anything else in this TSA, no Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this TSA, for any failure or delay in fulfilling or performing any term of this instrument, including without limitation, delivering the Tokens, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts or other civil unrest; (d) changes to applicable law; or (e) action by any Governmental Authority.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

AVALANCHE (BVI), INC.

By:	/s/ Aaron Unterman
	Name:	Aaron Unterman
	Title:	Director
	Email:	[***]

AVALANCHE CAYMAN

By:	/s/ Aaron Unterman
	Name:	Aaron Unterman
	Title:	Director
	Email:	[***]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

AVALANCHE TREASURY COMPANY LLC

By:	/s/ Gerald Bartholomew Smith
Gerald Bartholomew Smith

Wallet Address:

[Signature Page to Token Sale Agreement]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

AVALANCHE TREASURY CORPORATION

By:	/s/ Laine Mihalchick Moljo
Laine Mihalchick Moljo

[Signature Page to Token Sale Agreement]

Annex E

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

October 1, 2025

THIS PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the date first written above, by and between Avalanche (BVI), Inc., a company incorporated in the British Virgin Islands (“Avalanche BVI”), Avalanche Cayman, a Cayman Islands exempted company (“Avalanche Cayman” and together with Avalanche BVI, the “Foundation”), Dragonfly Digital Management, LLC, a Delaware limited liability company (“Sponsor”), Avalanche Treasury Company LLC, a Delaware limited liability company (the “Vehicle”) and Avalanche Treasury Corporation, a Delaware corporation (“Pubco”). The Foundation, the Sponsor and the Vehicle are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Sponsor intends to publicly list the Vehicle or a newly established company (“Pubco”) that will enter into a business combination agreement with the Vehicle, by way of a business combination with an existing special purpose acquisition company (de-SPAC) for the purposes of: (i) holding and managing AVAX tokens (the “Tokens”), (ii) offering equity investors public market exposure to the long-term value of the Avalanche ecosystem, (iii) supporting the visibility and liquidity of ecosystem tokens in regulated capital markets, and (iv) promoting, through long-term governance and capital deployment, the development and adoption of the Avalanche ecosystem (the “Transaction”);

WHEREAS, the Parties intend to enter into this Agreement and the Token Sale Agreement (as defined below) to effect the sale and/or contribution of Tokens by each of Avalanche BVI, Avalanche Cayman and the Contributors (as defined below), as applicable, to the Vehicle; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTIONS

Section 1.1 Foundation Token Sale. Subject to the terms and conditions of this Agreement, the Foundation hereby sells, conveys, assigns, transfers, and delivers for the benefit of the Vehicle, and the Vehicle purchases and assumes from the Foundation, all of the Foundation’s right, title and interest in and to, a minimum of $200 million of Tokens on a pre-discount basis (the “Foundation Tokens” and their sale, the “Foundation Token Sale”) pursuant to the Token Sale Agreement entered into between the Vehicle and the Foundation on the date hereof (the “Token Sale Agreement”).

Section 1.2 Sponsor Contribution. Subject to the terms and conditions of this Agreement, the Sponsor hereby, directly and/or indirectly through Dragonfly Ventures L.P., Dragonfly Ventures II, L.P., and/or other Sponsor controlled vehicles (the “Contributors”), sells, conveys, assigns, transfers and delivers for the benefit of the Vehicle, and the Vehicle purchases and assumes from the relevant Contributors, all of the Contributors’ rights, titles and interests in and to 1,960,040 Tokens (the “Contributed Tokens”), at a price per Token equal to the Sponsor Token Price free and clear of all liens, claims, encumbrances, charges, security interests, or any restrictions of any kind, but, for the avoidance of doubt, not including the Excluded Assets (the “Sponsor Contributions”). The “Sponsor Token Price” shall be equal to the volume weighted average price (VWAP) of the Tokens denominated in U.S. dollars as calculated from all executed trades on the exchange operated by Binance Holdings Ltd. (or its successor primary spot exchange) over the five-day period ending at 8:00 pm New York City time on September 29, 2025; such VWAP shall be calculated by dividing the sum of the products of each trade’s price and volume by total volume of all trades during the specified thirty-day period. If the Contributors are unable to contribute the total amount of Contributed Tokens on the date hereof due to part or all of the Contributed Tokens being subject to lock-up restrictions, fund regulatory restrictions or consent requirements (the “Restricted Tokens”), the Contributors holding such Restricted Tokens shall sell, convey, assign, transfer and deliver for the benefit of the Vehicle, and the Vehicle shall purchase and assume from the relevant Contributors any such number of Restricted Tokens as soon as commercially practicable after expiration of the relevant lock-up or fund regulatory restrictions, or receipt of the required consent, provided that the consideration to be paid by the Vehicle to the relevant Contributor for such Restricted Tokens pursuant to Section 1.4 below shall be reduced by (i) 15% if the relevant restrictions expire, or the required consent is received, on or before the date that is the one (1) year anniversary of the Token Closing, or (ii) 25% if the relevant restrictions expire, or the required consent is received, after the date that is the one (1) year anniversary of the Token Closing.

Section 1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Contributor and the Foundation be deemed to sell, transfer, assign, convey or deliver, and each Contributor and the Foundation shall retain all right, title and interest in and to all other properties, rights, interests and other assets of such Contributor or the Foundation that are not Contributed Tokens or Foundation Tokens, as applicable, including the following (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, all bank accounts, and all deposits or prepaid or deferred charges and expenses that have been prepaid by any Contributor and the Foundation, and any retainers or similar amounts paid to advisors or other professional service providers, in each case in respect of the Contributed Tokens or Foundation Tokens, as applicable;

(b) any Contributor’s and the Foundation’s claims or other rights under this Agreement; and

(c) any claims of any Contributor and the Foundation for any Tax refunds in respect of the Contributed Tokens or Foundation Tokens, as applicable, accrued prior to the Token Closing Date (as defined below) or any recoveries under any insurance policies in respect of the Contributed Tokens or Foundation Tokens, as applicable, that are paid out prior to the Token Closing Date.

Section 1.4 Consideration. Subject to the terms and conditions of this Agreement in consideration for:

(a) the Foundation Tokens, the Vehicle shall pay to the Foundation the consideration set forth in the Token Sale Agreement as and when set out in such Token Sale Agreement and Section 1.8 of this Agreement;

(b) the Sponsor Contribution, at Token Closing, the Vehicle shall issue to the relevant Contributors a number of Vehicle units equal to 5,805,638.

Section 1.5 Contributors and Foundation Representations and Warranties. Without prejudice to the representation and warranties included in the Token Sale Agreement, each Contributor and the Foundation hereby represents and warrants to the Vehicle as follows:

(a) Each Contributor and the Foundation have all rights, title and interest in and to the Contributed Tokens and the Foundation Tokens, respectively;

(b) the Contributed Tokens and the Foundation Tokens are held in a digital wallet or digital wallets, held or operated by or on behalf of a Contributor or the Foundation, as applicable. With respect to a Contributor, such wallets are maintained at or by an appropriately regulated custodian and/or in accordance with industry-standard security practices (the “Contributor Digital Wallets”). With respect to the Foundation, such wallets are maintained directly by or on behalf of the Foundation (the “Foundation Digital Wallets”). Neither the Contributed Tokens nor the Foundation Tokens or such Contributor Digital Wallets or Foundation Digital Wallets are subject to any liens, encumbrances or other restrictions;

(c) Each Contributor and the Foundation have taken commercially reasonable steps to protect its Contributor Digital Wallets and the Contributed Tokens or its Foundation Digital Wallets and the Foundation Tokens, respectively; and

(d) Each Contributor and the Foundation have the exclusive ability to control such Contributor Digital Wallets or such Foundation Digital Wallets, respectively, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

Section 1.6 Vehicle and Pubco Representations and Warranties. Without prejudice to the representation and warranties included in the Token Sale Agreement, the Vehicle and Pubco each hereby represents and warrants to the Foundation that neither the Vehicle, Pubco nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of either the Consideration Shares or the Consideration Warrants (each as described in Exhibit A). Neither the Consideration Shares nor the Consideration Warrants are being offered in a manner involving a public offering under, or in a distribution in violation of, the U.S Securities Act of 1933 or any state securities laws.

Section 1.7 Closing Dates. The delivery of the Tokens contemplated by this Agreement (the “Token Closing”) shall occur on the date hereof. The transactions contemplated by Section 1.8(b) including, for the avoidance of doubt, the delivery of the Consideration Shares by Pubco to Avalanche Cayman shall occur on the same date as the closing of the Transaction (the “BCA Closing”). The date on which the Token Closing occurs is referred to as the “Token Closing Date.” The date on which the BCA Closing occurs is referred to as the “BCA Closing Date.”

Section 1.8 Closing Deliverables.

(a) At Token Closing:

(i) the Vehicle shall deliver (x) to Avalanche BVI, the Cash Consideration (as defined in the Token Sale Agreement) and (y) to each Contributor, the applicable consideration as set forth in Section 1.4(b);

(ii) Sponsor shall effectuate the series of steps, conditions, and actions described in Annex A attached hereto (the “Contribution Process”); and

(iii) the Foundation shall effectuate the series of steps, conditions and actions set forth in the Token Sale Agreement.

(b) At BCA Closing:

(i) Pubco shall deliver to Avalanche Cayman the Consideration Shares (as defined in the Token Sale Agreement), as specified in the Token Sale Agreement;

(ii) Pubco and Avalanche Cayman shall execute a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B, with respect to the Consideration Shares; and

(iii) Pubco and Avalanche Cayman shall agree to a form of warrant agreement (the “Pubco Warrant Agreement”) which, upon execution by the relevant Parties, shall govern the issuance of any Consideration Warrants after the BCA Closing Date, as further described in Section 2.3 of the Token Sale Agreement.

(c) No later than thirty (45) days after Token Closing, the Foundation and each Contributor shall deliver to the Vehicle Contributor’s tax files sufficient documentation to enable the Vehicle to accurately determine the holding period, tax basis and other relevant tax information in regard to the Foundation Tokens and the Contributed Tokens, as applicable.

Section 1.9 Conditions to Token Closing. The obligation of the Foundation to deliver Foundation Tokens under this Agreement is subject to satisfaction, on or prior to the date hereof, of the following conditions (which may be waived by the Foundation in whole or in part to the extent permitted by applicable Law):

(i) the signing of a definitive agreement (the “Definitive Agreement”) to effectuate the Transaction; and

(ii) the signing of the Token Sale Agreement.

ARTICLE II

CERTAIN COVENANTS

Section 2.1 Outreach. The Sponsor undertakes to reach out to potential targets, additional advisory board members, co-asset managers and prospective management team members for the Vehicle.

Section 2.2 CEO Identification. The Parties agree that the CEO of the Vehicle will be Bart Smith.

Section 2.3 Feedback on Materials. The Sponsor and the Vehicle agree to ensure that all marketing materials and investment documents relating to the Vehicle, the Avalanche ecosystem, and to the Foundation shall be consistent with the terms and conditions of this Agreement and any and all information made publicly available by the Foundation. The Sponsor shall consider in good faith any comment or observation received from the Foundation on the narrative, marketing, and materials developed by the Sponsor and its bankers in connection with the Transaction, provided that any such comment or observation is provided promptly upon receipt of the relevant materials by the Foundation.

Section 2.4 Exclusivity and Vehicle Right of First Refusal.

(a) For a period of 18 months commencing from the Token Closing Date (the “Covered Period”), the Foundation shall not directly or indirectly, and will direct its directors, officers and employees (collectively, “Representatives”) not to, enter into any binding agreement to enter into a Competing Transaction. “Competing Transaction” means any sale of Tokens to any digital asset treasury vehicle (or a subsidiary or affiliate of any such vehicle) that has taken substantial steps to be listed (including by way of a reverse takeover of, or private investment into, an existing public company or a de-SPAC) on a U.S. national stock exchange with the sole operations or primary business model being dependent on owning Tokens (a “DAT”) or to any vehicle that is intended to be combined with or in the formation of a DAT.

(b) During the Covered Period, in respect of sales of Tokens that are not Competing Transactions, the Vehicle shall have a right of first refusal with respect to any such proposed sale of Tokens in one single transaction or a series of related transactions in each case to a single purchaser or group of affiliated purchasers (other than any sales of Tokens to a bona fide Business Strategic Partner) with an aggregate value to such purchaser or group of affiliated purchasers exceeding $75 million at a price representing a discount greater than 30% (based on the then-current/weighted 30-day trailing market price of the Token) (such proposed sale, the “Offer”). In such event, the Foundation shall furnish a written notice of such Offer (a “ROFR Offer Notice”) to the Vehicle within five (5) days from receipt of the Offer. For the purposes of this Section 2.4(b) “Business Strategic Partner” means any person or entity entering into an arrangement with a Foundation entity to acquire or utilize Tokens in connection with a strategic, business or operational purpose, and, to the best of the such Foundation entity’s knowledge, not to purchase Tokens primarily for investment, capital markets related or market making purposes.

(c) The ROFR Offer Notice shall include: (i) the number of Tokens that are the subject of the Offer (the “ROFR Tokens”); and (ii) the aggregate consideration for the ROFR Tokens (and per-ROFR Token consideration) as offered by or to the buyer (“ROFR Offer Price”). The ROFR Offer Notice may not be withdrawn after it has been given.

(d) The Vehicle shall have ten (10) calendar days following receipt of the ROFR Offer Notice (the “ROFR Period”) to do any of the following, in its sole discretion:

(i) Accept the offer to purchase all, but not less than all, of the ROFR Tokens on the terms set forth in the ROFR Offer Notice by furnishing a written notice to the Foundation (the “ROFR Acceptance Notice”);

(ii) elect not to issue a ROFR Acceptance Notice during such ten (10) calendar days period, in which case it shall be deemed not to have exercised its rights under this Section 2.4;

(iii) reject the offer to purchase all of the ROFR Tokens on the terms set forth in the ROFR Offer Notice (“ROFR Rejection Notice”).

(e) If a ROFR Acceptance Notice is given, within ten (10) calendar days following receipt of the ROFR Acceptance Notice, Avalanche BVI and the Vehicle shall enter into a token sale agreement for the sale of the ROFR Tokens to the Vehicle (the “ROFR Token Sale”) in a form materially similar to the Token Sale Agreement.

(f) If either: (i) a ROFR Rejection Notice is given in respect of the ROFR Offer Notice; or (ii) no ROFR Acceptance Notice or ROFR Rejection Notice is given by the Vehicle within the ROFR Period (in which case a ROFR Rejection Notice shall be deemed to have been given), then the Foundation shall thereafter be free to sell the ROFR Tokens to the buyer at a purchase price not less than the ROFR Offer Price.

(g) The Foundation shall have a commercially reasonable amount of time after the date on which the token sale agreement for the ROFR Token Sale is executed to complete such sale, failing which it shall be necessary for a separate ROFR Offer Notice to be furnished to the Vehicle, and the terms and provisions of Section 2.4(b) through Section 2.4(f) and this Section 2.4(g) shall be separately complied with, in order to complete a sale of such ROFR Tokens.

(h) If Vehicle fails to list on a U.S. national stock exchange by April 30, 2026 with assets of at least $300 million in Tokens plus $100 million in cash or cash equivalents, the rights and obligations under this Section 2.4, shall automatically terminate, without prejudice to, and without limiting or waiving, any other rights, remedies, or obligations of the parties under this Agreement (other than those expressly terminated pursuant to this Section 2.4).

(i) Notwithstanding the above, the Foundation may contribute and/or sell, in a one-off transaction, Tokens in connection with the launch of: (i) Project Snowball; or (ii) in case Project Snowball does not close, another project. For the avoidance of doubt, the Foundation shall only contribute and/or sell Tokens in one single transaction.

Section 2.5 Confidentiality. The parties acknowledge and agree that the terms of this Agreement, as well as any information disclosed or provided by either party in connection with this Agreement, are subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement entered into between the parties, dated September 5, 2025 (the “NDA”). All information exchanged pursuant to this Agreement shall be deemed “Confidential Information” as defined in the NDA and shall be handled in accordance with the provisions of the NDA. In the event of any conflict between the terms of this Agreement and the NDA with respect to the treatment of Confidential Information, the terms of the NDA shall govern.

Section 2.6 Vehicle Board.

(a) The Parties agree that the Foundation shall for a period of five (5) years from the BCA Closing Date (the “Initial Period”) be entitled to designate an individual to be appointed to the board of directors of Pubco at BCA Closing (the “Foundation Designee”). The Sponsor, Pubco and the Vehicle shall take all actions necessary to cause the appointment of the Foundation Designee to the board of directors of Pubco at BCA Closing.

(b) In addition, if after the expiration of the Covered Period but prior to the expiration of the Initial Period, the Foundation sells, conveys, assigns, transfers, and delivers for the benefit of the Vehicle additional Tokens to Pubco, the Vehicle or any of its affiliates on mutually agreed terms in a transaction that is comparable in Token size and discount to the Foundation Token Sale (a “Subsequent Token Sale”), the right of the Foundation to designate an individual to be appointed to the board of directors of Pubco as described above shall be extended for an additional three (3) years from the expiration of the Initial Period (the “Extended Period”). Each Subsequent Token Sale made before the expiration of the then-current Extended Period shall further extend this right for an additional three (3) years from the expiration of such Extended Period.

Section 2.7 Foundation Right of First Refusal.

(a) For a period of five (5) years commencing from the Token Closing Date, if the Vehicle receives a bona fide binding offer to sell directly any Foundation Token in one single transaction or a series of related transactions in each case with an aggregate value greater than $1,000,000 (the “Vehicle Offer”), the Vehicle shall furnish a written notice of such Vehicle Offer (a “Vehicle ROFR Offer Notice”) to the Foundation within five (5) days from receipt of the Vehicle Offer. The term “Vehicle Offer” shall not include sales resulting from forfeitures of pledges of Foundation Tokens (where otherwise permitted) and, for the avoidance of doubt, sales or subscriptions of securities in the Vehicle or Pubco.

(b) The Vehicle ROFR Offer Notice shall include: (i) the number of Foundation Tokens that are the subject of such proposed sale (the “Vehicle ROFR Tokens”); and (ii) the aggregate consideration for the Vehicle ROFR Tokens (and per-Vehicle ROFR Token consideration) as offered by the buyer (“Vehicle ROFR Offer Price”).

(c) The Foundation shall have ten (10) calendar days following receipt of the Vehicle ROFR Offer Notice (the “Vehicle ROFR Period”) to do any of the following, in its sole discretion:

(i) Accept the offer to purchase all, but not less than all, of the Vehicle ROFR Tokens on the terms set forth in the Vehicle ROFR Offer Notice by furnishing a written notice to the Vehicle (the “Vehicle ROFR Acceptance Notice”);

(ii) elect not to issue a Vehicle ROFR Acceptance Notice during such ten (10) calendar days period, in which case it shall be deemed not to have exercised its rights under this Section 2.7;

(iii) reject the offer to purchase all of the Vehicle ROFR Tokens on the terms set forth in the Vehicle ROFR Offer Notice (“Vehicle ROFR Rejection Notice”);

(d) If a Vehicle ROFR Acceptance Notice is given, within ten (10) calendar days following receipt of such Vehicle ROFR Acceptance Notice, the Vehicle and Avalanche BVI shall enter into an agreement for the sale of the Vehicle ROFR Tokens to the Foundation (the “Vehicle ROFR Token Sale”);

(e) If either: (i) a Vehicle ROFR Rejection Notice is given in respect of the Vehicle ROFR Offer Notice; or (ii) no Vehicle ROFR Acceptance Notice or Vehicle ROFR Rejection Notice is given by the Foundation within the Vehicle ROFR Period (in which case a Vehicle ROFR Rejection Notice shall be deemed to have been given), then the Vehicle shall thereafter be free to sell the Vehicle ROFR Tokens to the buyer at a purchase price not less than the Vehicle ROFR Offer Price; and

(f) The Vehicle shall have a commercially reasonable amount of time after the date on which the token sale agreement is executed in connection with the Vehicle ROFR Token Sale to complete such sale, failing which it shall be necessary for a separate Vehicle ROFR Offer Notice to be furnished to the Foundation, and the terms and provisions of Section 2.7(b) through Section 2.7(e) and this Section 2.7(f) shall be separately complied with, in order to complete a sale of such Vehicle ROFR Tokens.

Section 2.8 Tokenization. If either the Vehicle or Pubco sells, issues, creates or distributes, or causes or permits any affiliate, foundation or nominee to sell, issue, sponsor, create or distribute any cryptoassets relating to any shares or assets of either the Vehicle or Pubco or network, protocol or application developed by or on behalf of either the Vehicle or Pubco, the Vehicle and Pubco, as applicable, shall conduct such activities solely on the Avalanche blockchain.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination.

(a) This Agreement may be terminated prior to the BCA Closing:

(i) by the mutual written consent of the Parties; or

(ii) by the Foundation, if the Transaction fails to close or the Vehicle fails to list on a U.S. national stock exchange by September 30, 2026, in each case with assets of at least $300 million in Tokens plus $100 million in cash or cash equivalents.

(b) If the Definitive Agreement in connection with the Transaction is terminated, this Agreement shall automatically terminate.

(c) If this Agreement is terminated in accordance with this Section 3.1 or if the actions contemplated under Section 1.8(a)(i) and Section 1.8(b)(i) are not completed (unless waived in whole or in part by the Foundation to the extent permitted by Applicable Law), this Agreement and the Token Sale Agreement shall become void and of no further force and effect. To the extent Tokens have been sold or contributed to the Vehicle, all the Foundation Tokens and Contributed Tokens shall be returned to Avalanche BVI and Avalanche Cayman, as applicable, or relevant Contributor, as applicable, in the same form in which they were sold or contributed and any consideration received by the Foundation or each Contributor pursuant to Section 1.4 shall be returned to the Vehicle.

Section 3.2 Further Assurances. Each Party hereto shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Parties or reasonably required to effectuate the transactions contemplated hereby and to otherwise carry out the purposes of the Foundation Tokens, Contributed Tokens and this Agreement.

Section 3.3 Costs, Expenses, Fees and Taxes. Each Party shall pay its own costs, expenses, fees and taxes relating to the evaluation, negotiation, preparation, execution and performance by such Party of this Agreement and the transactions contemplated hereby.

Section 3.4 Foundation Indemnity. SPONSOR, THE VEHICLE AND PUBCO (EACH, AN “INDEMNIFYING PARTY,” AND TOGETHER, THE “INDEMNIFYING PARTIES”) SHALL DEFEND AND HOLD HARMLESS AVALANCHE BVI, AVALANCHE CAYMAN AND THEIR AGENTS AND ADVISORS, AND THE SUCCESSORS AND ASSIGNS OF THE FOREGOING (“FOUNDATION INDEMNIFIED PARTIES”), FROM AND AGAINST, ALL OR ANY PART OF ANY CAUSES OF ACTION, CLAIMS BROUGHT BY A THIRD PARTY ARISING OUT OF OR RESULTING FROM ANY BREACH OR VIOLATION BY SUCH INDEMNIFYING PARTY OF THIS AGREEMENT (WHICH, FOR THE AVOIDANCE OF DOUBT, SHALL NOT INCLUDE ANY THIRD PARTY CLAIMS ARISING OUT OF OR RELATING TO THE TOKEN SALE AGREEMENT) (COLLECTIVELY, “FOUNDATION CLAIMS”), AND INDEMNIFY THE FOUNDATION INDEMNIFIED PARTIES FOR ANY LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) INCURRED BY THE INDEMNIFIED PARTIES. THE FOREGOING SHALL NOT APPLY TO THE EXTENT SUCH FOUNDATION CLAIMS ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A FOUNDATION INDEMNIFIED PARTY. ALL INDEMNITY FOUNDATION CLAIMS SHALL BE PAID ON AN “AS INCURRED” BASIS.

Section 3.5 Sponsor Indemnity. THE FOUNDATION SHALL DEFEND AND HOLD HARMLESS THE SPONSOR, THE VEHICLE AND THEIR RESPECTIVE AGENTS AND ADVISORS, AND THE SUCCESSORS AND ASSIGNS OF THE FOREGOING (“SPONSOR INDEMNIFIED PARTIES”), FROM AND AGAINST, ALL OR ANY PART OF ANY CAUSES OF ACTION OR CLAIMS BROUGHT BY A THIRD PARTY ARISING OUT OF, RESULTING FROM ANY BREACH OR VIOLATION BY THE FOUNDATION OF ITS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT (WHICH, FOR THE AVOIDANCE OF DOUBT, SHALL NOT INCLUDE ANY THIRD PARTY CLAIMS ARISING OUT OF OR RELATING TO THE TOKEN SALE AGREEMENT) (THE “SPONSOR CLAIMS”), AND INDEMNIFY THE SPONSOR INDEMNIFIED PARTIES FOR ANY LIABILITIES, LOSSES, COSTS, DAMAGES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) INCURRED BY THE SPONSOR INDEMNIFIED PARTIES. THE FOREGOING SHALL NOT APPLY TO THE EXTENT SUCH SPONSOR CLAIMS ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF THE SPONSOR INDEMNIFIED PARTIES. ALL INDEMNITY SPONSOR CLAIMS SHALL BE PAID ON AN “AS INCURRED” BASIS.

Section 3.6 Limitation of Liability. NONE OF THE PARTIES OR ANY OF ITS AFFILIATES OR SERVICE PROVIDERS WILL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOST BUSINESS OPPORTUNITY, LOSS OF DATA OR GOODWILL, SERVICE INTERRUPTION, COMPUTER DAMAGE OR SYSTEM FAILURE OR THE COST OF SUBSTITUTE ACTIVITIES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT THE RELEVANT PARTY OR ANY OF ITS AFFILIATES HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGE, EVEN IF A LIMITED REMEDY SET FORTH HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY. IN NO EVENT WILL THE FOUNDATION’S TOTAL LIABILITY TO SPONSOR, PUBCO OR THE VEHICLE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEED $2,500,000 (AS DENOMINATED IN USD). IN NO EVENT WILL PUBCO, THE SPONSOR AND THE VEHICLE’S TOTAL LIABILITY TO THE FOUNDATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEED $5,000,000 (AS DENOMINATED IN USD). THE EXCLUSIONS AND LIMITATIONS OF DAMAGES SET FORTH ABOVE ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

Section 3.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 3.8 Amendments, Supplements, etc. This Agreement may be amended or supplemented only with the prior written consent of each Party. No term of this Agreement, nor performance hereof or compliance herewith, may be waived except by a writing signed by the Party giving such waiver.

Section 3.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

(b) The Parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each Party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each Party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue.

Section 3.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Agreement, together with the Token Sale Agreement and any other documents, instruments and writings that are or will be delivered pursuant hereto or referenced herein, embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings or agreements by or among the Parties, written or oral, that may relate to the subject matter hereof.

Section 3.12 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase and Contribution Agreement as of the date first written above.

Avalanche (BVI), Inc.

By:	/s/ Aaron Unterman
	Name:	Aaron Unterman
	Title:	Director

Avalanche Cayman

By:	/s/ Aaron Unterman
	Name:	Aaron Unterman
	Title:	Director

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase and Contribution Agreement as of the date first written above.

Dragonfly Digital Management, LLC

By:	/s/ Haseeb Ahmad Qureshi
	Name:	Haseeb Ahmad Qureshi
	Title:	Managing Partner

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase and Contribution Agreement as of the date first written above.

Avalanche Treasury Company LLC

By:	/s/ Gerald Bartholomew Smith
	Name:	Gerald Bartholomew Smith
	Title:	Member and Authorized Signatory

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase and Contribution Agreement as of the date first written above.

Avalanche Treasury Corporation

By:	/s/ Laine Mihalchick Moljo
	Name:	Laine Mihalchick Moljo
	Title:	Secretary

[Signature Page to Contribution Agreement]

Annex F

LLC SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement” or “Agreement”) is entered into on October 1, 2025, by and among Avalanche Treasury Corporation, a Delaware corporation (“Pubco”), Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”), Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”) and the undersigned subscriber (“Subscriber”).

WHEREAS, on or about the date hereof, (a) SPAC, (b) Pubco, (c) Avalanche SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (d) the Company, (e) Avalanche Company Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) and (h) Dragonfly Digital Management, LLC (the “Seller”), entered into a business combination agreement (as amended, modified, supplemented or waived from time to time, the “BCA”);

WHEREAS, pursuant to and in accordance with the BCA, (a) prior to the Closing, SPAC shall effectuate a domestication under Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Act (As Revised) (the “Domestication”), pursuant to which SPAC shall transfer by way of continuation to and become a Delaware corporation (the “Domesticated SPAC”), (b) at least two (2) hours after the Domestication, the SPAC Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving company (the “SPAC Merger”), and with the shareholders of the SPAC receiving one share of Class A common stock, par value $0.01 per share, of Pubco (“Pubco Class A Common Stock”) for each Class A ordinary share of the SPAC, par value $0.0001 per share (“SPAC Class A Ordinary Shares”), held by such shareholder in accordance with the terms of the BCA, and (c) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and, together with the other transactions contemplated by the BCA, the “Transactions”), with (i) members of the Company (“Company Members”) receiving shares of Pubco Class A Common Stock in exchange for their Company Units (as defined below) and (ii) the Seller receiving Pubco Class A Common Stock, Pubco Class B Common Stock, and certain other considerations in exchange for Company Units, in each case in accordance with the terms of the BCA, and upon consummation of the Mergers, Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, on the date hereof, Class A Units in the Company (the “Company Units”), each having the rights, privileges and preferences set out in that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (as amended, modified, or supplemented from time to time, including pursuant to any joinder agreements executed in accordance therewith, the “LLC Agreement”) at a price of $10.00 per Company Unit (the “Per Unit Price”), payable in cash, USD Coin, the stablecoin pegged to the value of the U.S. dollar (“USDC”), or by contribution of AVAX tokens, the native cryptocurrency on the Avalanche Network (“AVAX”), in accordance with the terms of this Agreement, and the Company desires to issue to Subscriber such Company Units in consideration of the payment or contribution of the Subscription Price (as defined below) by or on behalf of Subscriber to the Company simultaneously with such acquisition;

WHEREAS, the parties hereto intend that the contribution of AVAX to the Company in exchange for the Company Units will be treated as a tax-deferred transaction described in Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, on or about the date of this Subscription Agreement, SPAC, the Company and Pubco are entering into subscription agreements (the “Other LLC Subscription Agreements” and, together with this Subscription Agreement, the “LLC Subscription Agreements”) with certain other investors (the “Other LLC Subscribers” and together with Subscriber, the “LLC Subscribers”), pursuant to which the Other LLC Subscribers have agreed to purchase Company Units in accordance with such Other LLC Subscription Agreements (the Company Units of the Other LLC Subscribers, the “Other LLC Subscribed Units” and, together with the Subscribed Units, the “LLC Subscribed Units”);

WHEREAS, upon the consummation of the Transactions, each Subscribed Unit shall be converted automatically into such number of shares of Pubco Class A Common Stock as calculated in accordance with Section 2.8(a) of the BCA; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to acquire from the Company, and the Company hereby agrees to issue to Subscriber, upon payment or contribution of the Subscription Price by or on behalf of Subscriber to the Company, the Subscribed Units free and clear of all liens, claims, or other encumbrances other than restrictions under applicable securities laws and the LLC Agreement (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The execution of this Subscription Agreement and the consummation of the Subscription contemplated hereby (the “Subscription Closing”) shall, subject to the provisions of this Section 2, occur simultaneously on the date hereof.

(b) The Subscription Price shall be paid in either cash, USDC or AVAX, at the Subscriber’s sole election, in such amounts as indicated in Subscriber’s signature page of this Subscription Agreement. For purposes of this Agreement:

(i) ”Avalanche Network” means the decentralized application platform as described in the Platform Paper, and as amended or restated from time to time.

(ii) ”Locked AVAX” means Paper Locked AVAX or Programmatically Locked AVAX.

(iii) ”Long Restricted AVAX Price” means the Unrestricted AVAX Price Multiplied by 0.75. The Long Restricted AVAX Price shall apply and be deemed the Signing AVAX Price if Subscriber elects to subscribe for the Company Units with Restricted AVAX that will become Unrestricted AVAX following the one-year anniversary of this Subscription Agreement.

(iv) ”Paper Locked AVAX” means any AVAX that, as of the date of this Subscription Agreement, may only be transferred to the Company with the consent of the Avalanche Network, Avalanche (BVI), Inc., a British Virgin Islands business company, or Ava Labs, Inc., a Delaware corporation, and the Company, upon receipt of any such AVAX, may not otherwise independently transfer or dispose of, directly or indirectly, any such AVAX until it becomes Unrestricted AVAX, as such AVAX is locked pursuant to a vesting schedule.

(v) ”Platform Paper” means the document produced by Ava Labs, Inc., a Delaware corporation, that describes various implementation details of the Avalanche Network, located at https://www.avalabs.org/whitepapers, as amended or restated from time to time.

(vi) ”Programmatically Locked AVAX” means any AVAX that, as of the date of this Subscription Agreement, is locked in the Avalanche Network pursuant to a vesting schedule and may not be transferred or disposed of, directly or indirectly, under any circumstances until the expiration of such vesting schedule.

(vii) ”Restricted AVAX” means AVAX that is either Locked AVAX or Staked AVAX.

(viii) ”Short Restricted AVAX Price” means the Unrestricted AVAX Price multiplied by 0.85. The Short Restricted AVAX Price shall apply and be deemed the Signing AVAX Price if Subscriber elects to subscribe for the Company Units with Restricted AVAX that will become Unrestricted AVAX on or prior to the one-year anniversary of this Subscription Agreement.

(ix) ”Signing AVAX Price” means the Unrestricted AVAX Price, the Short Restricted AVAX Price or the Long Restricted AVAX Price, as applicable, and as certified by Subscriber on Annex E.

(x) ”Stake” or “Staking” means (a) staking or delegating, whether directly or through a third-party service provider, for the purposes of participating in network consensus, securing the network and receiving staking rewards; (b) participating in liquid staking protocols, including depositing AVAX into protocols that issue liquid staking derivatives or receipt tokens; (c) engaging in on-chain or off-chain yield generation activities, including but not limited to depositing AVAX into decentralized or centralized finance protocols for the purposes of lending or borrowing against; or (d) providing liquidity to decentralized or centralized exchanges, automated market makers or liquidity pools.

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(xi) ”Staked AVAX” means any AVAX that the Company is, as of the date of this Subscription Agreement, unable to immediately acquire from Subscriber or otherwise Stake, lend, pledge, or transfer or dispose of, directly or indirectly because such AVAX is currently being Staked.

(xii) “Subscribed Units” means such number of Company Units equal to the quotient of (i) the Subscription Price and (ii) the Per Unit Price.

(xiii) ”Subscription Price” means (A) if Subscriber elects to subscribe for the Company Units with cash, the amount of cash as is set forth on the signature page hereto, (B) if Subscriber elects to subscribe for the Company Units with USDC, the amount of USDC equal to the amount of cash as is set forth on the signature page hereto (“USDC Proceeds”) or (C) if Subscriber elects to subscribe for the Company Units with AVAX, such amount (in USD) equal to the product of (x) the amount of AVAX as is set forth on the signature page hereto (the “AVAX Amount”) and (y) the Signing AVAX Price.

(xiv) ”Unrestricted AVAX” means AVAX that is neither Locked AVAX nor Staked AVAX.

(xv) ”Unrestricted AVAX Price” means the volume-weighted average price (“VWAP”) of AVAX denominated in USD as calculated from all executed trades on the exchange operated by Binance Holdings Ltd. (“Binance”) (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on September 29, 2025; such VWAP shall be calculated by dividing the sum of the products of each trade’s price and volume by the total volume of all trades during the specified five-day period. The Unrestricted AVAX Price shall apply and be deemed the Signing AVAX Price if Subscriber elects to subscribe for the Company Units with Unrestricted AVAX.

(c) No fractional Company Units will be issued. In determining such number of Company Units to be issued, such number shall be rounded down to the nearest whole share in the case of any resulting fractional number of Company Units.

(d) On the date of this Subscription Agreement or within the timelines set out below, Subscriber shall deliver to the Company:

(i) if Subscriber is delivering the Subscription Price in cash, on the date of this Subscription Agreement or within three (3) business days following the date of this Subscription Agreement, an amount equal to the total Subscription Price, in such amount as indicated in Subscriber’s signature page to this Subscription Agreement (the “Transferred Funds”) by wire transfer of immediately available funds in U.S. dollars to an escrow account specified on Annex A hereto (the “Escrow Account”);

(ii) if Subscriber is delivering the Subscription Price in USDC, on the date of this Subscription Agreement or within three (3) business days following the date of this Subscription Agreement, an amount of USDC equal to the total Subscription Price, in such amount as indicated in Subscriber’s signature page to this Subscription Agreement, free and clear of any liens, encumbrances or other restrictions, via transfer to the wallet address maintained by Coinbase (the “Custodian”) in the name of the Company specified in Annex B hereto; and

(iii) if Subscriber is delivering the Subscription Price in Unrestricted AVAX, as soon as reasonably possible after the date of this Subscription Agreement, and in any case on or prior to November 7, 2025, the AVAX Amount, free and clear of any liens, encumbrances or other restrictions, via transfer of the AVAX Amount to the wallet address maintained by the Custodian in the name of the Company specified in Annex B hereto; and

(iv) if Subscriber is delivering the Subscription Price in Paper Locked AVAX, as soon as reasonably possible after the date of this Subscription Agreement, and in any case on or prior to November 7, 2025, the AVAX Amount, free and clear of any liens, encumbrances or other restrictions, except for the lock rendering such AVAX to be Locked AVAX, via transfer of the AVAX Amount to the wallet address maintained by the Custodian in the name of the Company specified in Annex B hereto

(v) if Subscriber is delivering the Subscription Price in Programmatically Locked AVAX, Subscriber shall use its best efforts to, as soon as soon as reasonably possible after any such Programmatically Locked AVAX becomes Unrestricted AVAX, deliver the AVAX Amount, free and clear of any liens, encumbrances or other restrictions via transfer of the AVAX Amount to the wallet address maintained by the Custodian in the name of the Company specified in Annex B hereto; and

F-3

(vi) if Subscriber is delivering the Subscription Price in Staked AVAX, Subscriber shall use its best efforts to, as soon as soon as reasonably possible after any such Staking is complete and Subscriber’s AVAX becomes Unrestricted AVAX, deliver the AVAX Amount, free and clear of any liens, encumbrances or other restrictions via transfer of the AVAX Amount to the wallet address maintained by the Custodian in the name of the Company specified in Annex B hereto.

(e) If Subscriber is delivering the Subscription Price in Restricted AVAX, Subscriber covenants and agrees that any additional AVAX yielded or earned on or by such AVAX, through Staking or otherwise, during the period from the date of this Subscription Agreement through to the date any such AVAX constituting the Subscription Price becomes Unrestricted AVAX shall be delivered to the Company and shall constitute part of the Subscription Price in consideration for the Subscribed Units. If Subscriber is delivering the Subscription Price in Programmatically Locked AVAX or Staked AVAX, Subscriber shall also provide to the Company the completed, executed questionnaire in Annex F hereto at the time such Programmatically Locked AVAX or Staked AVAX is delivered to the Company, certifying the amount of AVAX yielded or earned on or by such AVAX, through staking or otherwise, during the period from the date of this Subscription Agreement through to the date any such AVAX is delivered to the Company.

(f) On or following the date of this Agreement, Subscriber shall deliver to the Company:

(i) a duly executed LLC Agreement in the form attached hereto as Annex C (which may be amended and restated pursuant to the BCA and as part of the Company Merger), pursuant to which Subscriber shall accept all the rights, duties and obligations set forth in the LLC Agreement and become a member of the Company;

(ii) a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8;

(iii) such information as is reasonably requested by the Company in order for the Company to admit Subscriber as a member and to issue the Subscribed Units to Subscriber; and

(iv) such information as the Company may reasonably request for purposes of evidencing Subscriber’s adjusted tax basis and holding period in each contributed property in exchange for Subscribed Unit, including transaction history and acquisition records sufficient to substantiate such basis and holding period for tax reporting purposes.

(g) If Subscriber elects to subscribe for the Company Units in cash or USDC, then on the date hereof or as soon as reasonably practicable, the Company shall update the Company’s books and records to reflect (x) the admission of Subscriber as a member holding such number of Subscribed Units as described herein and (y) a capital contribution under the LLC Agreement by Subscriber in the amount of the Subscription Price. If Subscriber elects to subscribe for the Company Units in AVAX, then on the date that is six (6) business days from the date hereof, the Company shall update the Company’s books and records to reflect (x) the admission of Subscriber as a member holding such number of Subscribed Units as described herein and (y) a capital contribution under the LLC Agreement by Subscriber in the amount of the Subscription Price. The Subscribed Units shall contain a legend in substantially the following form:

THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(h) On or prior to the date hereof, the Company shall enter into agreements with the Custodian or one of their respective affiliates or other third-party liquidity providers and prime brokers (the “Liquidity Providers”) as necessary, for providing for the custody and purchase of AVAX. Within ten (10) business days of the date hereof (the “Funding Period”), the Company will transfer all of the Transferred Funds from the Escrow Account to the Custodian (the “AVAX Funds”). For the avoidance of doubt, the Company may cause such Transferred Funds to be transferred to the Custodian immediately upon receipt of any amount of such funds from Subscribers at any time during the Funding Period. Promptly upon receipt of any amount of such AVAX Funds and within the Funding Period, the Company shall cause the Custodian or the Liquidity Providers as the case may require, to use the AVAX Funds to purchase AVAX on behalf of the Company (the “Purchased AVAX”, together with any AVAX purchased by the Company with

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USDC Proceeds and the aggregate AVAX Amount paid by all Subscribers subscribing in AVAX, the “Company AVAX”) at the then-prevailing spot market price of AVAX at the time of execution of the trade(s), which shall be disclosed to the Company in advance, or in such other manner as the Company determines, acting in good faith and using its reasonable judgment to obtain fair value. The Company AVAX shall be held in an unencumbered custody account at the Custodian or its affiliates in the name of the Company, for which the Custodian or its affiliates serve as the custodian (the “Custody Account”). The Company shall cause the Custodian and the Liquidity Providers to provide prompt written confirmation to the Company upon completion of AVAX purchase, including details of the amount of the Purchased AVAX, the execution price(s), and any fees incurred.

(i) Until the closing of the Transactions, the Company and Pubco covenant that neither the AVAX contributed in respect of the Subscription Price nor the Company AVAX shall be pledged, hypothecated, or otherwise used as collateral to secure any indebtedness or obligation, and shall remain free and clear of all liens, charges, and encumbrances; provided, that the Company and Pubco may use any AVAX contributed in respect of the Subscription Price or the Company AVAX for Staking.

(j) The Company AVAX may not be released from the Custody Account until (i) the earlier of either (A) the closing of the Transactions or (B) termination of the BCA in accordance with its terms and (ii) the Authorized Persons (as defined below) authorize the release of the Company AVAX through the Custodian.

(k) If consummation of the Transactions occurs, then on the closing date of the Transactions, the Company AVAX will be released from the Custody Account and transferred to a digital asset wallet account designated in writing by the Company and SPAC upon receipt by the Custodian of the required authorization by the Authorized Persons, and the Company shall provide the Custodian with a specific instruction noting this requirement for release, along with the names of the Authorized Persons.

(l) In the event that the consummation of the Transactions does not occur prior to the Outside Date (as defined in the BCA), unless otherwise agreed to in writing by Pubco, the Company and Subscriber, the Company shall promptly (but in no event later than three (3) business days after the Outside Date) liquidate in accordance with the Company Organizational Documents (as defined below).

(m) The Company designates either Bart Smith or Laine Litman, and SPAC designates Paul Grinberg as its representatives, respectively, who must jointly authorize the release of the Company AVAX from the Custody Account in accordance with this Section 2 (the “Authorized Persons”). Any individual designated as an Authorized Person who is convicted of, or admits to, a Disqualification Event (as defined in Section 4(n)), shall be automatically removed and shall no longer serve as an Authorized Person. Upon becoming aware of any Disqualification Event affecting one of its Authorized Persons, the applicable party shall promptly deliver written notice to the other party and to the Custodian, which notice shall identify the Authorized Person to be removed and the name and contact information of the replacement Authorized Person.

(n) As promptly as practicable after the completion of the Transactions (and, in any event no more than three (3) business days after such completion), Pubco shall deliver to each Subscriber evidence from Pubco’s transfer agent of the exchange of the Subscribed Units for such number of shares of Pubco Class A Common Stock per Subscribed Unit as calculated in accordance with Section 2.8(a) in the BCA.

(o) The parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (1) the subscriptions contemplated by this agreement are intended to be contributions qualifying under section 721(a) of the Internal Revenue Code of 1986, as amended, (2) the Company Merger, the SPAC Merger, and certain other contribution(s) as contemplated by the BCA, taken together, are intended to be treated as an integrated transaction that is described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the parties hereto agree to report and cause to be reported for U.S. federal income tax purposes all tax-related items in a manner consistent with such Intended Tax Treatment.

(p) The obligations of Subscriber to consummate, or cause to be consummated, the transactions contemplated by this Subscription Agreement (including the Subscription Closing) are subject to the satisfaction or waiver by Subscriber of the additional conditions that, on the date hereof, no Other LLC Subscription Agreement (or other agreements or understandings (including side letters) entered into in connection therewith or in connection with the sale of the Other LLC Subscribed Units) shall have been materially amended, modified or waived unless the Subscriber shall have been offered in writing the same benefits (other than terms particular to the legal or regulatory requirements of such Other LLC Subscriber or its affiliates or related persons).

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Section 3. Subscription Adjustment. Immediately prior to the Company Merger, the Subscribed Company Units shall be adjusted as follows: (x) if the Closing AVAX Price (as defined below) is greater than the Unrestricted AVAX Price, the Company shall issue to each Subscriber such number of Company Units equal to the product of (i) the number of Subscribed Units issued to such Subscriber at the Subscription Closing and (ii) the difference between (1) the quotient of the Closing AVAX Price and the Unrestricted AVAX Price and (2) one (the “Adjustment Units”); and (y) the Company shall issue to each Subscriber such number of Company Units equal to such Subscriber’s pro rata portion of the Aggregate Staking Units, based on such Subscriber’s Company Units relative to the aggregate Company Units of all Subscribers. For purposes of this Agreement, (i) ”Closing AVAX Price” means the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance (or its successor primary spot exchange) over the five-day period ending at 8:00 p.m. New York City time on the day immediately prior to the closing date of the Transactions; such VWAP shall be calculated by dividing the sum of the products of each trade’s price and volume by the total volume of all trades during the specified five-day period; (ii) ”Net Staking Rewards” means the total amount of AVAX generated as staking rewards from the staking of the Company AVAX from the date of this Subscription Agreement until the date immediately prior to the closing date of the Transactions and after deducting any and all applicable staking fees, network transaction fees, and operational costs directly attributable to such staking; and (iii) ”Aggregate Staking Units” means such number of Company Units equal to the quotient of (x) the Net Staking Rewards multiplied by the Closing AVAX Price and (y) the Per Unit Price. For the avoidance of doubt, any adjustment pursuant to this Section 3 is intended to prevent the value of a Company Unit from exceeding the Per Unit Price, and shall be treated and reported for all tax purposes as not resulting in a “capital shift” or other taxable event, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state or local).

Section 4. Company, Pubco and SPAC Representations and Warranties. Each of (i) the Company, solely with respect to the representations and warranties set forth below relating to the Company, (ii) Pubco, solely with respect to the representations and warranties set forth below relating to Pubco and (iii) SPAC, solely with respect to the representations and warranties set for the below relating to SPAC, represents and warrants, severally and not jointly, to Subscriber and the Placement Agents (as defined below) as of the date hereof, that:

(a) The Company (i) is validly existing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or character of its activities is such as to require it to be so licensed or qualified, except, with respect to the foregoing clause (iii), where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Subscription Agreement. The Company’s sole assets are cash, USDC and AVAX paid in respect of the Subscription Price, which cash and USDC will be utilized to purchase AVAX in accordance with the terms of this Agreement.

(b) Pubco (i) is validly existing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or character of its activities is such as to require it to be so licensed or qualified, except, with respect to the foregoing clause (iii), where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect. For purposes of this Subscription Agreement, a “Pubco Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Pubco that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pubco’s ability to consummate the transactions contemplated by this Subscription Agreement.

(c) SPAC (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a SPAC Material Adverse Effect. For purposes of this Subscription Agreement, a “SPAC Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to SPAC that, individually or in the

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aggregate, would reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the transactions contemplated by this Subscription Agreement.

(d) The issuance and sale of the Subscribed Units, when issued pursuant to this Subscription Agreement (subject to the receipt of the Subscription Price in accordance with the terms of this Subscription Agreement), will have been duly authorized by the Company and, when issued and delivered to Subscriber (or its nominee in accordance with the Subscriber’s delivery instructions), will be validly issued, fully paid and free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or the BCA, the Company Organizational Documents or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company Organizational Documents (as in effect at such time of issuance) or under the Delaware Limited Liability Company Act.

(e) This Subscription Agreement has been duly authorized, validly executed and delivered by the Company, Pubco and SPAC, as applicable, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company Pubco, SPAC and Domesticated SPAC, as applicable, enforceable against each of the Company, Pubco, SPAC and Domesticated SPAC, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies (collectively, the “Enforceability Exceptions”).

(f) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement, the issuance of the Subscribed Units hereunder and the exchange of the Subscribed Units for Pubco Class A Common Stock, as applicable, the compliance by the Company with all of the provisions of this Subscription Agreement applicable to the Company and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) conflict with or violate any provision of, or result in the breach of, the Company’s organizational documents, including the LLC Agreement (“Company Organizational Documents”), or (iii) conflict with or result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental authority with competent jurisdiction over the Company or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement by SPAC, the compliance by SPAC with all of the provisions of this Subscription Agreement applicable to SPAC and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC is a party or by which SPAC is bound or to which any of the property or assets of SPAC is subject, (ii) conflict with or violate any provision of, or result in the breach of, SPAC’s organizational documents, or (iii) conflict with or result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental authority with competent jurisdiction over SPAC or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(h) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement, the issuance of the Subscribed Units hereunder and the exchange of the Subscribed Units for Pubco Class A Common Stock, as applicable, the compliance by Pubco with all of the provisions of this Subscription Agreement applicable to Pubco and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pubco pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Pubco is a party or by which Pubco is bound or to which any of the property or assets of Pubco is subject, (ii) conflict with or violate any provision of, or result in the breach of, Pubco’s organizational documents, or (iii) conflict with or result in any violation of any statute or any judgment, order,

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rule or regulation of any court or governmental authority with competent jurisdiction over Pubco or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect.

(i) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, neither SPAC nor the Company is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental authority with competent jurisdiction, self-regulatory organization (including any stock exchange on which the Pubco Class A Common Stock will be listed (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement, other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6, (iii) filings required by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the United States Securities and Exchange Commission (the “Commission”), including the registration statement on Form S-4 with respect to the Transactions and the proxy statement/prospectus included therein (the “Form S-4”), (iv) filings required by the Stock Exchange, including with respect to obtaining SPAC shareholder approval of the Transactions, (v) filings required to consummate the Transactions as provided under the BCA, (vi) filings in connection with or as a result of any publicly available written guidance, comments, requirements or requests of the SEC staff under the Securities Act (the “SEC Guidance”) and (vii) those the failure of which to obtain would not have a SPAC Material Adverse Effect or a Company Material Adverse Effect, as applicable.

(j) Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Company, threatened in writing against Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Company.

(k) Except for such matters as have not had and would not reasonably be expected to have a Pubco Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Pubco, threatened in writing against Pubco or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Pubco.

(l) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Units.

(m) None of the Company, Pubco or any person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Units. The Subscribed Units are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. None of the Company, Pubco or any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Units as contemplated hereby or the Other LLC Subscribed Units as contemplated by the Other LLC Subscription Agreements or (ii) cause the offering of the Subscribed Units pursuant to this Subscription Agreement or the Other LLC Subscribed Units pursuant to the Other LLC Subscription Agreements to be integrated with prior offerings for purposes of the Securities Act or any applicable stockholder approval provisions. None of the Company, Pubco or any person acting on their behalf (other than the Placement Agents and their respective persons acting on their behalf in such capacity, as to whom neither SPAC nor Pubco make any representations) has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Units or the Other LLC Subscribed Units, as contemplated hereby, to the registration provisions of the Securities Act.

(n) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

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(o) Pubco is in compliance in all material respects with, and has not received any written communication from, a governmental authority with competent jurisdiction that alleges that Pubco is not in compliance in all material respects with, or is in default or violation of, the applicable provisions of (i) the Securities Act and the Exchange Act, (ii) the rules and regulations of the Commission, and (iii) the rules of the Stock Exchange, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance.

(p) The Company is in compliance in all material respects with, and has not received any written communication from, a governmental authority with competent jurisdiction that alleges that the Company is not in compliance in all material respects with, or is in default or violation of, the applicable provisions of (i) the Securities Act and the Exchange Act, (ii) the rules and regulations of the Commission, and (iii) the rules of the Stock Exchange, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance.

(q) SPAC is in compliance in all material respects with, and has not received any written communication from, a governmental authority with competent jurisdiction that alleges that SPAC is not in compliance in all material respects with, or is in default or violation of, the applicable provisions of (i) the Securities Act and the Exchange Act, (ii) the rules and regulations of the Commission, and (iii) the rules of the Stock Exchange, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance.

(r) Upon consummation of the Transactions, the Pubco Class A Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be approved for listing on the Stock Exchange or another national securities exchange, subject to official notice of issuance.

(s) Other than compensation to be paid to Barclays Capital Inc. and PJT Partners LP, as placement agents to the Company (the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Units to Subscriber.

(t) When issued, all issued and outstanding Company Units will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be subject to preemptive or similar rights. The Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Units or other membership interests in the Company, other than as contemplated by the Company Organizational Documents, the BCA or as described in the forms, reports, schedules, statements, registration statements, prospectuses, and other documents filed or furnished as of the date hereof by SPAC with the Commission under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Documents”). There are no securities or instruments issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the LLC Subscribed Units.

(u) All LLC Subscription Agreements in respect of LLC Subscribed Units reflect the same Per Unit Price and substantially the same other material terms and conditions with respect to the purchase of Company Units that are no more favorable in the aggregate to the Other LLC Subscribers than the material terms of this Subscription Agreement are to the Subscriber (other than any terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Company Units).

(v) The Company is not, and immediately after receipt of payment for the Subscribed Units and consummation of the Transactions, will not be, an “investment company” within the meaning of the Investment Company Act.

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(w) None of the Company, Pubco and any of their respective controlled affiliates (i) is, or will be at or immediately after the closing of the Transactions, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the closing of the Transactions, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the closing of the Transactions, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

(x) As of the date hereof and as of the date of the closing of the Transactions, Pubco does not have, and will not have, any indebtedness, liabilities or obligations, whether actual or contingent, accrued or unaccrued, matured or unmatured, known or unknown, other than such indebtedness, liabilities or obligations as have been, or will be, (i) disclosed in filings of the kind referenced in Section 4(i)(iii) or any other public filings, or (ii) obligations under the BCA or any other documents to which it is a party that are entered into in connection with the Transactions.

Section 5. Subscriber Representations and Warranties. Subscriber represents and warrants to Pubco, the Company, SPAC and the Placement Agents, as of the date hereof, that:

(a) If Subscriber is a legal entity, Subscriber (i) has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into, and perform its obligations under, this Subscription Agreement and the LLC Agreement. If Subscriber is an individual, Subscriber has the legal competence and capacity to enter into and perform its obligations under this Subscription Agreement and the LLC Agreement.

(b) If Subscriber is a legal entity, this Subscription Agreement and the LLC Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, Subscriber’s signature is genuine and the signatory has the legal competence and capacity to execute this Subscription Agreement and the LLC Agreement. Assuming the due authorization, execution and delivery of the same by the applicable counterparties, this Subscription Agreement and the LLC Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, subject to the Enforceability Exceptions.

(c) If Subscriber is paying the Subscription Price in AVAX, (i) Subscriber has all rights, title and interest in and to the AVAX to be contributed by it to the Company pursuant to this Subscription Agreement, (ii) such AVAX is held in a digital wallet held or operated by or on behalf of Subscriber at or by an appropriately regulated custodian and/or in accordance with industry-standard security practices (the “Subscriber Digital Wallet”) and neither such AVAX nor such Subscriber Digital Wallet is subject to any liens, encumbrances or other restrictions, other than under the user agreement and/or terms and conditions associated with such Subscriber Digital Wallet, (iii) Subscriber has taken commercially reasonable steps to protect its Subscriber Digital Wallet and such AVAX and (iv) Subscriber has the exclusive ability to control such Subscriber Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

(d) The execution, delivery and performance of this Subscription Agreement and the LLC Agreement, the purchase of the Subscribed Units hereunder, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the LLC Agreement applicable to such Subscriber and consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is a legal entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental authority with competent jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Subscriber that, individually or in the aggregate, would reasonably be expected to materially impair or materially delay the Subscriber’s performance of its obligations under this Subscription Agreement, including the purchase of the Subscribed Units.

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(e) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act) satisfying the applicable requirements set forth in Annex D hereto, (ii) is an “institutional investor” (as defined in FINRA Rule 2111), (iii) if located or resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Article 2 of Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”), (iv) if located or resident in the United Kingdom, is a “qualified investor” within the meaning of Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) who is also (x) an investment professional falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (y) a high net worth entity falling within Article 49(2)(a) to (d) of the Order; or (z) a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of the Subscribed Units may be lawfully communicated or caused to be communicated, (v) is acquiring the Subscribed Units only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Units as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has sole investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (vi) is not acquiring the Subscribed Units with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws; provided, that with respect to Subscribed Shares subscribed for by the Subscriber (subject to the securities laws of the United States or any other jurisdiction) disposition of Subscriber’s property shall at all times be within Subscriber’s control (and has provided Pubco and the Company with the requested information on Annex D following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Units. Subscriber acknowledges that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

(f) Subscriber acknowledges and agrees that the Subscribed Units are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Units have not been registered under the Securities Act and that Pubco, the Company and SPAC are not required to register the Subscribed Units except as set forth in Section 6. Subscriber acknowledges and agrees that the Subscribed Units may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of clauses (i)-(ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Units shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Units will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Units and may be required to bear the financial risk of an investment in the Subscribed Units for an indefinite period of time. Subscriber acknowledges and agrees that, unless the Subscribed Units (or the Pubco Class A Common Stock issued in exchange for such Subscribed Units) are earlier registered on the Form S-4 or a Registration Statement, the Subscribed Units (or the Pubco Class A Common Stock issued in exchange for such Subscribed Units) will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least (x) if the issuer is the Company, one year following the date hereof; or (y) if the issuer is Pubco, one year from the date Pubco is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, among other requirements. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Units (or the Pubco Class A Common Stock issued in exchange for such Subscribed Units).

(g) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Units directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by Pubco, the Company, SPAC or the Placement Agents or any of their respective affiliates or any of such person’s or its or their respective affiliates’ control persons, officers, directors, partners, members, managing members, managers, agents, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”), any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company or Pubco set forth in this Subscription Agreement and the LLC Agreement, and Subscriber is not relying on any other purported representations, warranties, covenants, agreements or statements (including by omission), which are hereby disclaimed by Subscriber.

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(h) In making its decision to purchase the Subscribed Units, Subscriber has relied solely upon an independent investigation made by Subscriber and the Company’s, Pubco’s and SPAC’s respective representations in this Subscription Agreement. Subscriber has not relied on any statements or other information provided by or on behalf of the Company or Pubco (including the Placement Agents) concerning the Company, SPAC, Pubco, the Subscribed Units or the Subscription, and has been offered the opportunity to ask questions of the Company and has received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Subscribed Units. Subscriber acknowledges and agrees that Subscriber has had access to, has received, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Units, including with respect to the Company, SPAC, Pubco and the Transactions, and Subscriber has made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Units. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed SPAC’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Units, including but not limited to information concerning the Company, SPAC, Pubco, the BCA, and the Subscription. Subscriber acknowledges that certain information provided to it by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that such information and projections were prepared without participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Subscriber also acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that will be filed with the Commission in connection with the Transactions.

(i) Subscriber acknowledges and agrees that none of the Company, SPAC, Pubco, the Placement Agents nor their respective affiliates or any of such person’s or its or their respective affiliates’ Representatives has provided Subscriber with any advice with respect to the Subscribed Units. Other than as set forth herein, none of the Company, SPAC, Pubco, the Placement Agents or any of their respective affiliates or Representatives has made or makes any representation or warranty, whether express or implied, of any kind or character as to the Company, SPAC, Pubco or the quality or value of the Subscribed Units.

(j) Subscriber acknowledges that (i) the Company, SPAC, Pubco and their respective Representatives hereafter may come into possession of, information regarding the Company, SPAC or Pubco that is material non-public information and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Subscribed Units notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of the Company, SPAC, Pubco nor the Placement Agents shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against the Company, SPAC, Pubco and/or the Placement Agents, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information

(k) Subscriber became aware of this offering of the Subscribed Units solely by means of direct contact between Subscriber, on the one hand, and the Company (and its Representatives, including the Placement Agents), on the other, and the Subscribed Units were offered to Subscriber solely by direct contact between Subscriber, on the one hand, and the Company (and its Representatives, including the Placement Agents), on the other, or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Units, nor were the Subscribed Units offered to Subscriber, by any other means, and none of the Company, SPAC or Pubco or their respective Representatives (including the Placement Agents) acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Subscribed Units (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(l) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Units, including those set forth in the SEC Documents and other materials provided by the Company to Subscriber. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Units, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c) and an institutional “accredited investor” as defined in

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Rule 501(a) under the Securities Act, (ii) is a sophisticated institutional investor, experienced in investing in business transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Units. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Units hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(m) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Units and determined that the Subscribed Units are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company and Pubco. Subscriber acknowledges specifically that a possibility of total loss exists.

(n) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Units or made any findings or determination as to the fairness of this investment.

(o) Neither the Subscriber nor any of its affiliates, officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person (including individual or entity) that is the target or the subject of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant governmental authorities with competent jurisdiction, including, but not limited to those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or the United Kingdom (including His Majesty’s Treasury of the United Kingdom) (collectively, “Sanctions”), (ii) a person or entity listed on the List of Specially Designated Nationals and Blocked Persons administered by OFAC, or in any Executive Order issued by the President of the United States and administered by OFAC, or any other any Sanctions-related list of sanctioned persons maintained by OFAC, the Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or the United Kingdom (collectively, “Sanctions Lists”), (iii) organized, incorporated, established, located, resident or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, or the so-called Luhansk People’s Republic regions of Ukraine, as well as the non-controlled regions of the oblasts of Zaporizhzhia and Kherson or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, or the United Kingdom; (iv) directly or indirectly owned or controlled (as ownership and control are defined and interpreted under applicable sanctions), or acting on behalf or at the direction of, any such person or persons described in any of the foregoing clauses (i) through (iv), except in each case as permitted under Sanctions laws; or (v) a non-U.S. institution that accepts currency for deposit and that has no physical presence in the jurisdiction in which it is incorporated or in which it is operating, as the case may be, and is unaffiliated with a regulated financial group that is subject to consolidated supervision (a “non-U.S. shell bank”) or providing banking services indirectly to a non-U.S. shell bank (collectively, clauses (i) through (v), a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable law. Subscriber represents that (i) if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures to ensure compliance with its obligations under the BSA/PATRIOT Act, and (ii) to the extent required, directly or indirectly through a third-party administrator, it maintains policies and procedures reasonably designed to ensure compliance with the anti-corruption and anti-money laundering-related laws administered and enforced by other governmental authorities with competent jurisdiction. Subscriber also represents that it maintains policies and procedures reasonably designed to ensure compliance with Sanctions. Subscriber further represents and warrants that, to its knowledge, (i) none of the funds held by Subscriber and used to purchase the Subscribed Units are or will be derived from transactions directly or indirectly with or for the benefit of any Prohibited Investor, (ii) such funds are from legitimate sources and do not constitute the proceeds of criminal conduct or criminal property, (iii) such funds do not originate from and have not been routed through an account maintained at a non-U.S. shell bank and (iv) it maintains policies and procedures reasonably designed to ensure the funds held by Subscriber and used to purchase the Subscribed Units were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor or from or through a non-U.S. shell bank.

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(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Units hereunder, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the date hereof as a result of the purchase and sale of Subscribed Units hereunder.

(q) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on SPAC, the Company, Pubco, the Placement Agents or any of their respective affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Units, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Units and (ii) the acquisition and holding of the Subscribed Units will not result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code.

(r) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company or SPAC, or any of their respective affiliates or Representatives, including the Placement Agents), other than the representations and warranties of SPAC, the Company and Pubco contained in Section 4, in making its investment or decision to invest in the Company. Subscriber agrees that none of (i) any Other LLC Subscriber pursuant to an Other LLC Subscription Agreement or any other agreement related to the private placement of Pubco Class A Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Placement Agents shall be liable (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such person or entity), whether in contract, tort or otherwise, or have any liability or obligation to Subscriber or any Other LLC Subscriber, or any person claiming through Subscriber or any Other LLC Subscriber, pursuant to this Subscription Agreement or related to the private placement under the Other LLC Subscription Agreements, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of the foregoing in connection with the purchase of the Subscribed Units. Subscriber agrees not to commence any litigation or bring any claim against the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, this offering of the Subscribed Units. This undertaking is given freely and after obtaining independent legal advice.

(s) Subscriber acknowledges and agrees that (i) the Placement Agents are acting solely as the Company’s placement agents in connection with the private placement of the Subscribed Units and are not acting as an underwriter or in any other capacity and are not and shall not be construed as a fiduciary of the Subscriber, SPAC or any other person or entity in connection with the private placement of the Subscribed Units, (ii) the Placement Agents have not made or will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the private placement of the Subscribed Units, and (iii) the Placement Agents will not have any responsibility with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the private placement of the Subscribed Units or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, Pubco, the SPAC or the private placement of the Subscribed Units.

(t) Subscriber acknowledges that the Placement Agents are also acting as exclusive capital markets advisor to the Company and Pubco in connection with the Transactions.

(u) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Units to Subscriber.

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(v) At all times on or prior to the closing of the Transactions, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), (i) any of the Subscribed Units, other than in exchange for Pubco Class A Common Stock pursuant to the Transactions, or (ii) any Pubco Class A Common Stock received in exchange for the Subscribed Units pursuant to the Transactions.

(w) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of SPAC or Pubco from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to enter into the Subscription, subject in each of clauses (i) and (ii), to the obligations of Subscriber and such other entities under applicable law.

(x) Subscriber is not currently (and at all times through the closing of the Transactions will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of SPAC or Pubco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any “group” consisting solely of the Subscriber and one or more of its affiliates.

(y) Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company or Pubco (or their affiliates) as a result of the purchase and sale of the Subscribed Units.

(z) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company, SPAC and Pubco.

(aa) In making its decision to purchase the Subscribed Units, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the SPAC, Company and Pubco set forth herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the SPAC, the Company, Pubco or the Subscribed Units or the offer and sale of the Subscribed Units except for the representations and warranties of SPAC and Pubco set forth herein. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Subscribed Units. The Placement Agents and each of their members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, Pubco or the Subscribed Units or the accuracy, completeness or adequacy of any information supplied to the Subscriber by or on behalf of the Company and Pubco. In connection with the issue and purchase of the Subscribed Units the Placement Agents have not made any recommendations regarding an investment in the Company, Pubco, the Subscribed Units or shares of Pubco Class A Common Stock or acted as the Subscriber’s financial advisor or fiduciary.

(bb) Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of securities of SPAC during the period that commenced at the time that Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 9(u). Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by SPAC pursuant to the initial press release as described in Section 9(u), Subscriber will maintain the confidentiality of the existence and terms of the Subscription and the Transactions and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, SPAC and Pubco expressly acknowledge and agree that Subscriber shall have no duty of confidentiality as set forth in this Section 5(bb) to Pubco after the issuance of the initial press release as described in Section 9(u). Notwithstanding the foregoing, in the case that Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the

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portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Units covered by this Subscription Agreement.

(cc) Subscriber acknowledges and understands that AVAX is a volatile asset and the value of the Company AVAX that may be returned to Subscriber hereunder may be less than the value of the Subscription Price initially transferred.

(dd) If Subscriber elects to subscribe for the Company Units with AVAX, Subscriber acknowledges that it has provided Pubco and the Company with the requested certification on Annex E following the signature page hereto concerning the status of any Unrestricted AVAX or Restricted AVAX, which shall form a part of this Subscription Agreement.

Section 6. Registration Matters.

(a) Pubco agrees to use commercially reasonable efforts to cause the Pubco Class A Common Stock into which the Subscribed Units held by Subscribers will be converted upon consummation of the Company Merger (such securities, the “Registrable Securities”) to be registered on the Form S-4.

(b) To the extent that any Registrable Securities are unable to be included on the Form S-4, then, subject to Section (c), Pubco agrees that, as soon as practicable but in no event later than thirty (30) calendar days following the consummation of the Transactions Pubco will file or confidentially submit with the Commission (at Pubco’s sole cost and expense) a registration statement registering the resale of such Registrable Securities (such registration statement, the “Registration Statement”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing or confidential submission thereof, but in any event no later than ninety (90) calendar days after the closing of the Transactions (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by a maximum of an additional ninety (90) calendar days if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that Pubco shall request the Registration Statement declared effective promptly after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of calendar days as the number of calendar days during which the Commission remains closed. Pubco will provide a draft of the Registration Statement to Subscriber at least two (2) business days in advance of the date of filing the Registration Statement with the Commission. Unless otherwise agreed to in writing by Subscriber prior to the filing of the Registration Statement, Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless the Commission requests that Subscriber be identified as a statutory underwriter; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to Pubco. Notwithstanding the foregoing, if the Commission or its regulations prevent Pubco from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, Pubco shall amend the Registration Statement or file one or more new Registration Statement(s) (with such amendment or new Registration Statement also being deemed to be a “Registration Statement” hereunder) to register such additional Registrable Securities and use commercially reasonable efforts to cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing of such Registration Statement, including any new Registration Statement or amended Registration Statement, if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that Pubco shall request that such Registration Statement be declared effective promptly after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next business day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a

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government shutdown, the Effectiveness Deadline shall be extended by the same number of calendar days as the number of calendar days during which the Commission remains closed. Any failure by Pubco to file or confidentially submit a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve Pubco of its obligations to file, confidentially submit or effect a Registration Statement as set forth in this Section 6.

(c) Pubco agrees that, except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Pubco will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earliest to occur of (i) the date on which Subscriber ceases to hold any Registrable Securities issued pursuant to this Subscription Agreement and (ii) the first date on which Subscriber can sell all of its Registrable Securities issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (the earliest of clauses (i) and (ii), the “End Date”). Prior to the End Date, Pubco (i) will use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable; (ii) file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement; and (iii) qualify the Registrable Securities for listing on the Stock Exchange and update or amend the Registration Statement as necessary to include Registrable Securities. Pubco will use its commercially reasonable efforts to (A) for so long as Subscriber holds Registrable Securities, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of Pubco under the Exchange Act so long as Pubco remains subject to such requirements to enable Subscriber to resell the Registrable Securities pursuant to Rule 144, (B) at the reasonable request of Subscriber, deliver all the necessary documentation to cause Pubco’s transfer agent to remove all restrictive legends from any Registrable Securities being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Registrable Securities, and (C) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (B) upon the receipt of Subscriber representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to Pubco (or its successor) as may be reasonably required to enable Pubco to make the determination described above.

(d) Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to Pubco a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of Pubco held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Pubco to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of Pubco’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided that Pubco shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) business days prior to the anticipated date of filing the Registration Statement with the Commission. In the case of the registration effected by Pubco pursuant to this Subscription Agreement, Pubco shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Registrable Securities. Notwithstanding anything to the contrary contained herein, Pubco may from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if (A) it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, including as a result of any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information, (B) such filing or use would materially affect a bona fide business or financing transaction of Pubco or would require premature disclosure of information that would materially adversely affect Pubco, (C) in the good faith judgment of the majority of the members of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to Pubco, (D) the majority of the members of Pubco’s board of directors determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or future Commission guidance directed at

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special purpose acquisition companies or companies that have consummated a business combination with a special purpose acquisition company, or any related disclosure or related matters, (E) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of Pubco’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement, or (F) Subscriber agrees that (1) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which Pubco agrees to use commercially reasonable efforts to promptly prepare) that corrects the misstatement(s) or omission(s) referred to in Section 6(d)(A) and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales and (2) it will maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by law, subpoena or regulatory request or requirement (each such circumstance, a “Suspension Event”); provided that (w) Pubco shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty-five (45) consecutive days or more than ninety (90) total calendar days in any consecutive three hundred sixty (360) day period, or more than two (2) times in any consecutive three hundred sixty (360) day period and (x) Pubco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter.

(e) Upon receipt of any written notice from Pubco of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) business days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) business days from the date of such Suspension Event, or (iii) if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which Pubco agrees to use commercially reasonable efforts to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales and (2) it will maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by Pubco, Subscriber will deliver to Pubco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (w) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(f) For purposes of this Section 6, (i) ”Registrable Securities” shall mean, as of any date of determination, the Registrable Securities and any other equity security issued or issuable with respect to the Registrable Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) ”Subscriber” shall include any person to which the rights under this Section 6 shall have been duly assigned.

(g) Pubco shall indemnify, defend and hold harmless Subscriber (to the extent Subscriber is a seller under the Registration Statement), the officers, directors, members, managers, partners, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all out-of-pocket and reasonably documented losses, claims, damages, liabilities, costs (including reasonable and documented external attorneys’ fees) and expenses (collectively, “Losses”) arising out of or caused by or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions (1) are based upon information regarding Subscriber furnished in writing to Pubco by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or (2) result from or are in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6(d). Notwithstanding the foregoing, Pubco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Pubco. Pubco

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shall provide Subscriber with an update on any threatened or asserted proceedings arising from or in connection with the transactions contemplated by this Section 6 of which Pubco receives notice whether oral or in writing.

(h) Subscriber shall, severally and not jointly with any other subscriber in the offering contemplated by this Subscription Agreement, indemnify, defend and hold harmless Pubco, its directors, officers, members, managers, partners, agents and employees, each person who controls Pubco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, members, managers, partners, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to Pubco by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the United States dollars amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligation shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(i) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Registrable Securities pursuant to this Subscription Agreement.

(k) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(k) from any person or entity who was

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not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

(l) At any time and from time to time in connection with a bona-fide sale of Registrable Securities effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement, Pubco shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Registrable Securities and broker in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold and (ii) in connection with any sale made pursuant to Rule 144, cause its legal counsel to deliver reasonably requested legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). Subscriber may request that Pubco remove any legend from the book entry position evidencing its Registrable Securities following the earliest of such time as such Registrable Securities (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement (including the Registration Statement), or (ii) have been sold pursuant to Rule 144. Pubco shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and the Subscriber shall be responsible for its fees or costs associated with such removal of the legend (including its legal fees or costs of its legal counsel).

(m) With a view to making available to Subscriber the benefits of Rule 144 that permit Subscriber to sell securities of Pubco to the public without registration, Pubco agrees, for so long as Subscriber holds Registrable Securities, to:

(i) use commercially reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144; and

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Pubco under the Exchange Act so long as Pubco remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.

(n) Upon request, Pubco shall provide the Subscriber with contact information for the person responsible for Pubco’s account at the transfer agent to facilitate transfers made pursuant to this Section 6 and provide reasonable assistance to facilitate transfers. Pubco shall be responsible for the fees of its transfer agent and its legal counsel (including for purposes of giving the opinion referenced herein) associated with such issuance and the Subscriber shall be responsible for its fees or costs associated with such removal of the legend (including its legal fees or costs of its legal counsel).

Section 7. Termination. The obligations and restrictions of Section 6 and Section 9(u) of this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the BCA is terminated in accordance with its terms; (b) the mutual written agreement of the parties hereto to terminate this Subscription Agreement or (c) twelve (12) months after the date hereof; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the BCA promptly after the termination thereof.

Section 8. Trust Account Waiver. Subscriber hereby acknowledges that SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Subscriber further acknowledges that, as described in the final prospectus relating to SPAC’s initial public offering (“IPO”) filed with the SEC (File No. 333-280719) on November 21, 2024 (the “Prospectus”), substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s IPO and a private placement of its securities and substantially all of those proceeds (including interest accrued from time to time thereon) have been deposited into a trust account (the “Trust Account”) for the benefit of SPAC and its public shareholders. As described in the Prospectus, the funds held from time to time in the Trust Account may only be released upon certain conditions. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subscriber hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future as a result of, or arising out of, this Subscription Agreement, the transactions

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contemplated hereby or the Subscribed Units, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to SPAC’s public shareholders). In the event that Subscriber has any Claim against SPAC as a result of, or arising out of, this Subscription Agreement, the Other LLC Subscription Agreements, the transactions contemplated hereby and thereby, or the Subscribed Units or Pubco Class A Common Stock, Subscriber agrees not to seek recourse against the Trust Account or any funds distributed therefrom (it being clarified that such waiver shall not apply following the closing of the Transactions to the Trust Account funds that are released from the Trust Account to SPAC or Pubco in connection with the Transactions). Subscriber acknowledges and agrees that such irrevocable waiver is a material inducement to SPAC to enter into this Subscription Agreement, and further intends and understands such waiver to be valid, binding, and enforceable against Subscriber in accordance with applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, Subscriber hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any person claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 8 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with SPAC’s organizational documents in respect of any redemptions by Subscriber in respect of SPAC Class A Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the provisions of this Section 8 shall survive termination of this Subscription Agreement.

Section 9. Miscellaneous.

(a) Subscriber hereby acknowledges that it shall be solely responsible for and bear the cost of all transfer, stamp, issue, registration, documentary or other similar taxes, duties, fees or charges arising in any jurisdiction in connection with the Subscription contemplated in this Subscription Agreement as well as the execution of this Subscription Agreement.

(b) Notwithstanding any other provision of this Subscription Agreement, the Company, Pubco and any of their Representatives, as applicable, shall be entitled to deduct and withhold from the Registrable Securities and any other amount payable pursuant to this Subscription Agreement (in connection with a future share split, dividend, distribution, recapitalization, merger, exchange, or replacement) any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Internal Revenue Code of 1986, as amended, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Subscription Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a business day prior to 5:00 p.m. New York City time, or on the business day following the date of transmission, if sent on a day that is not a business day or after 5:00 p.m. New York City time on a business day, (iii) one (1) business day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(c). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(c).

(d) Subscriber acknowledges that Pubco, the Placement Agents and others, including SPAC and the Company, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 9(d) shall not give the Company, Pubco or SPAC any rights other than those expressly set forth herein. Prior to the closing of the Transactions, Subscriber agrees to promptly notify the Company, Pubco, SPAC and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Pubco acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the closing of the Transactions, the Company and Pubco agree to promptly notify Subscriber, if they

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become aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Pubco, as applicable, set forth herein are no longer accurate in all material respects.

(e) Each of the Company, Pubco, SPAC, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party as required by applicable law in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Units acquired hereunder, the Pubco Class A Common Stock acquired upon exchange of the Subscribed Units and the rights set forth in Section 6) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights or obligations that may accrue to the Company or Pubco hereunder may be transferred or assigned by the Company or Pubco without the prior written consent of Subscriber, other than in connection with the Transactions. Notwithstanding the foregoing, Subscriber may assign all or a portion of its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) upon written notice to the Company, Pubco and SPAC or, with the Company, Pubco and SPAC’s prior written consent, to another person; provided that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; and provided, further, that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company, Pubco and SPAC have given their prior written consent to such relief. Any purported assignment or transfer in violation of this Section 9(g) shall be null and void. In the event of such a transfer or assignment, Subscriber shall complete the form of assignment attached as Annex G hereto.

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

(i) The Company and Pubco may request from Subscriber such additional information as the Company or Pubco may reasonably determine to be necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Units and to register for resale Pubco Class A Common Stock into which the Subscribed Units are exchangeable, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that each of the Company and Pubco agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that SPAC or Pubco may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of SPAC or Pubco, an annex to a proxy statement of SPAC or Pubco or as an exhibit to a registration statement of Pubco.

(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided that no provision of this Subscription Agreement that references the Placement Agents may be amended, modified, terminated or waived in any manner that is adverse to the Placement Agents without the written consent of the Placement Agents.

(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Except with respect to the Placement Agents (who are third-party beneficiaries of the representations, warranties and covenants that reference the Placement Agents set forth herein) or as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and, except with respect to the Placement Agents or as otherwise as provided herein, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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(m) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and Pubco shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York (collectively, the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection

F-23

which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(c) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto; except with respect to the provisions of this Subscription Agreement for which the Placement Agents are express third party beneficiaries.

(u) (i) SPAC and Pubco shall by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue a press release disclosing the material terms of the transactions contemplated hereby, and (ii) following the execution of the BCA, SPAC shall file with the Commission a “Current Report” on Form 8-K disclosing all material terms of the BCA, this Subscription Agreement, the Other LLC Subscription Agreements and the transactions contemplated hereby and thereby, and the Transactions, and including as exhibits thereto, the BCA, and the form of this Subscription Agreement, within the time required by the Exchange Act. From and after the issuance of such press release, each of SPAC and Pubco represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding SPAC or Pubco delivered to the Subscriber by or on behalf of the SPAC, Pubco or any of its officers, directors, employees or agents (including the Placement Agents) in connection with the transactions contemplated by this Subscription Agreement. Prior to the closing under the BCA, Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of SPAC, the Company and Pubco (such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this Subscription Agreement to the contrary, each of SPAC, the Company and Pubco (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations, including in connection with the filing of a Registration Statement pursuant to Section 6(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company, SPAC or Pubco, as applicable, shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company, SPAC or Pubco for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). To the extent that any such information is publicly disclosed pursuant to the provisions hereunder, the parties agree that no further notice or consent is required for SPAC or Pubco to further disclose such information.

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other LLC Subscriber or any other investor under the Other LLC Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other LLC Subscriber under this Subscription Agreement or any Other LLC Subscriber under the Other LLC Subscription Agreements. The decision of Subscriber to purchase Subscribed Units pursuant to this Subscription Agreement has been made by Subscriber independently of any Other LLC Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, SPAC, Pubco or any of their respective affiliates or subsidiaries which may have been made or given by any Other LLC Subscriber or investor or by any agent or employee of any Other LLC Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other LLC Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other LLC Subscription Agreement, and no action taken by Subscriber or Other LLC Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other LLC Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other LLC Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other LLC Subscription Agreements. Subscriber acknowledges that no Other LLC Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other LLC Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Units or enforcing its

F-24

rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other LLC Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(w) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections or Annexes are to Sections or Annexes contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive (i.e., unless context requires otherwise “or” shall be interpreted to mean “and/or” rather than “either/or”).

[Signature pages follow]

F-25

IN WITNESS WHEREOF, Pubco has accepted this Subscription Agreement as of the date first set forth above.

AVALANCHE TREASURY CORPORATION

By:
Name:
Title:

Address for Notices:

Avalanche Treasury Corporation
413 W 14th Street
Floor 2, PMB 4633
New York, NY 10014
Attn:	Gerald Batholomew Smith, President
Email:	[***]

with a copy (not to constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York NY 10001
Email:	[***]
Attention:	Lorenzo Corte; Ryan Dzierniejko

[Signature Page to Subscription Agreement — Equity]

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

AVALANCHE TREASURY COMPANY LLC

By:
Name:
Title:

Address for Notices:

Avalanche Treasury Company LLC
413 W 14th Street
Floor 2, PMB 4633
New York, NY 10014
Attn:	Gerald Batholomew Smith, President
Email:	[***]

with a copy (not to constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK
Email:	[***]
Attention:	Lorenzo Corte; Maria Protopapa

and

Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attention:	Warren Fixmer, Managing Director

PJT Partners LP
280 Park Avenue
New York, NY 10017
Attention:	David Travin, General Counsel

[Signature Page to Subscription Agreement — Equity]

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date first set forth above.

MOUNTAIN LAKE ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

930 Tahoe Blvd STE 802 PMB 45
Incline Village, NV 89451
Email:	[***]
Attention:	Chief Executive Officer

with a copy (not to constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York NY 10105
Email:	[***]

Attention:	Stuart Neuhauser, Esq. Lloyd N. Steele, Esq.

[Signature Page to Subscription Agreement — Equity]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Subscribed Units are to be registered (if different):	Date:

Subscriber’s EIN:

Entity Type (e.g., corporation, partnership, trust,
etc.):

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Email for notices:	Email for notices (if different):

Number of Company Units subscribed for:

Form of Payment:

☐Cash: $

☐USDC: $

☐AVAX:        AVAX

Signing AVAX Price:

[Signature Page to Subscription Agreement — Equity]

ANNEX A

ESCROW ACCOUNT WIRE INSTRUCTIONS

[•]

ANNEX B

WALLET ADDRESS OF THE COMPANY

[•] Custody Account

[•]

ANNEX C

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

[To come]

ANNEX D

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex D should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement.

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a ”QIB”)
☐	We are subscribing for the Subscribed Units as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

**OR**

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box, if applicable)
☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

**AND**

3.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)
☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

**AND**

4.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER

☐	is:
☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of SPAC, the Company or Pubco or acting on behalf of an affiliate of SPAC, the Company or Pubco.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;
☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐

Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

Specify which tests:

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐

Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

**AND**

5.	FINRA INSTITUTIONAL ACCOUNT STATUS (Please check the box)
☐	Subscriber is an “institutional account” under FINRA Rule 4512(c).

**AND**

6.	EEA QUALIFIED INVESTOR (Please check the applicable box)
☐	Subscriber is a “qualified investor” (within the meaning of Article 2 of the EU Prospectus Regulation).
☐	Subscriber is not a resident in a member state of the European Economic Area.

**AND**

7.	UK QUALIFIED INVESTOR (Please check the applicable box)
☐

Subscriber is a “qualified investor” (within the meaning of Article 2 of the UK Prospectus Regulation) who is also (i) an investment professional falling within Article the Order; (ii) a high net worth entity falling within Article 49(2)(a) to (d) of the Order; or (iii) a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Subscribed Units may be lawfully communicated or caused to be communicated.

☐	Subscriber is not resident in the United Kingdom.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:

Print Name:

By:
Name:
Title:

ANNEX E

SIGNING AVAX PRICE REPRESENTATIONS OF SUBSCRIBER

This Annex E should be completed and signed by Subscriber if Subscriber elects to Subscribe for Company Units with AVAX. This Annex E constitutes a part of the Subscription Agreement. For purposes of this Subscription Agreement and this Annex E:

“Locked AVAX” means Paper Locked AVAX or Programmatically Locked AVAX.

“Paper Locked AVAX” means any AVAX that, as of the date of this Subscription Agreement, may only be transferred to the Company with the consent of the Avalanche Network, Avalanche (BVI), Inc., a British Virgin Islands business company, or Ava Labs, Inc., a Delaware corporation, and the Company, upon receipt of any such AVAX, may not otherwise independently transfer or dispose of, directly or indirectly, any such AVAX until it becomes Unrestricted AVAX, as such AVAX is locked pursuant to a vesting schedule.

“Programmatically Locked AVAX” means any AVAX that, as of the date of this Subscription Agreement, is locked in the Avalanche Network pursuant to a vesting schedule and may not be transferred or disposed of, directly or indirectly, under any circumstances until the expiration of such vesting schedule.

“Restricted AVAX” means AVAX that is either Locked AVAX or Staked AVAX.

“Stake” or “Staking” means (a) staking or delegating, whether directly or through a third-party service provider, for the purposes of participating in network consensus, securing the network and receiving staking rewards; (b) participating in liquid staking protocols, including depositing AVAX into protocols that issue liquid staking derivatives or receipt tokens; (c) engaging in on-chain or off-chain yield generation activities, including but not limited to depositing AVAX into decentralized or centralized finance protocols for the purposes of lending or borrowing against; or (d) providing liquidity to decentralized or centralized exchanges, automated market makers or liquidity pools.

“Staked AVAX” means any AVAX that the Company is, as of the date of this Subscription Agreement, unable to immediately acquire from Subscriber or otherwise Stake, lend, pledge, or transfer or dispose of, directly or indirectly because such AVAX is currently being Staked.

“Unrestricted AVAX” means AVAX that is neither Locked AVAX nor Staked AVAX.

AVAX STATUS (If Subscribing for Company Units with AVAX, please check one of the following boxes, as applicable):

☐	Unrestricted AVAX. Subscriber certifies that Subscriber is delivering the Subscription Price in Unrestricted AVAX, free and clear of any liens, encumbrances or other restrictions.
☐

Locked AVAX. Subscriber certifies that Subscriber is delivering the Subscription Price in Locked AVAX, free and clear of any liens, encumbrances or other restrictions, except for the lock rendering such AVAX to be Locked AVAX.

☐	Staked AVAX. Subscriber certifies that Subscriber is delivering the Subscription Price in Staked AVAX.

RESTRICTED AVAX (If Subscribing for Company Units with Restricted AVAX, please check one of the following boxes, as applicable)

☐

Short Restricted AVAX. Subscriber certifies that Subscriber elects to subscribe for the Company Units with Restricted AVAX that will become Unrestricted AVAX on or prior to the one-year anniversary of this Subscription Agreement, and accordingly the Short Restricted AVAX Price shall apply.

☐

Long Restricted AVAX. Subscriber certifies that Subscriber elects to subscribe for the Company Units with Restricted AVAX that will become Unrestricted AVAX following the one-year anniversary of this Subscription Agreement, and accordingly the Long Restricted AVAX Price shall apply.

PROGRAMMATICALLY LOCKED AVAX OR STAKED AVAX HORIZON (If Subscribing for Company Units with Programmatically Locked AVAX or Staked AVAX, please indicate below the timeline for either (i) the vesting schedule pursuant to which the Programmatically Locked AVAX is locked or (ii) when such Staking activities for the Staked AVAX will end, and, in either case such AVAX will be eligible to transfer to the Company):

ANNEX F

FORM OF PROGRAMMATICALLY LOCKED OR STAKED AVAX CERTIFICATION

This Programmatically Locked or Staked AVAX Certificate (this “Certificate”) is made as of [•] by [•] (“Subscriber”). Reference is made to that certain subscription agreement (the “LLC Subscription Agreement”), dated as of [•], 2025, by and among, inter alios, Avalanche Treasury Company LLC (the “Company”) and Subscriber. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the LLC Subscription Agreement.

1.Subscriber is delivering the Subscription Price on the date of this Certificate in Unrestricted AVAX.

2.The Subscription Price for the Subscribed Units shall include any additional AVAX yielded or earned on or by, through Staking or otherwise, the Programmatically Locked AVAX or Staked AVAX, as applicable, originally constituting the Subscription Price, from the date of the Subscription Agreement through to the date of this Certificate (such additional yielded or earned AVAX, the “Yield AVAX”).

3.As of the date of the LLC Subscription Agreement, the AVAX Amount constituting the Subscription Price was [•].

4.As of the date of this Certificate, the number of Yield AVAX is [•], representing a [•]% increase on the AVAX Amount.

5.Subscriber will deliver the Subscription Price, including the AVAX Amount and the Yield AVAX, on the date of this Certificate.

6.This Certificate shall form a part of the LLC Subscription Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written above.

[•]

[By: [•]]

By:
Name:
Title:

ANNEX G

FORM OF ASSIGNMENT

ASSIGNMENT, ASSUMPTION & JOINDER

TO

LLC SUBSCRIPTION AGREEMENT

[•], 2025

This Assignment, Assumption & Joinder Agreement (this “Agreement”) is made as of the date written above by [•] (“Assignor”) and [•] (“Assignee”). Reference is made to that certain subscription agreement (the “LLC Subscription Agreement”), dated as of [•], 2025, by and among, inter alios, Avalanche Treasury Company LLC (the “Company”) and Assignor. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the LLC Subscription Agreement.

1. Each of Assignee and Assignor, by their execution and delivery of this Agreement, agrees to the assignment to and assumption by Assignee of all of Assignor’s rights and benefits as the “Subscriber” or equivalent term under the LLC Subscription Agreement and any other related documents as they apply to the “Subscriber” or equivalent term, including, for the avoidance of doubt, the right to purchase from the Company at the closing of the Subscription of [all of the Company Units][a portion of the units] initially subscribed for by Assignor.

2. Assignee hereby acknowledges, agrees and confirms that, by its execution of this Agreement, Assignee shall be bound by all of the terms, obligations, provisions and conditions contained in the LLC Subscription Agreement as they apply to the “Subscriber” thereunder and as if an original signatory thereto in such capacity.

3. Assignee hereby acknowledges, agrees and confirms that, by its execution of this Agreement, Assignee makes all of the representation and warranties of the Subscriber set forth in the LLC Subscription Agreement as of the date hereof.

4. Assignor hereby acknowledges, agrees and confirms that, in accordance with Section 9(g) of the LLC Subscription Agreement, nothing in this Agreement shall limit the obligations of Assignor under the LLC Subscription Agreement, or the rights of any party thereto, to the extent that Assignee fails to comply with its obligations under the LLC Subscription Agreement.

5. This Agreement shall be governed by the governing law applicable to the LLC Subscription Agreement.

6. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written above.

[•]

[By: [•]]

By:
Name:
Title:

ASSIGNEE:

Name of Assignee:	State/Country of Formation or Domicile: [•]

[•]

[By: [•]]

By:

Name:

Title:

Name in which Transferred Interest is to be registered (if different):	Date: [•], 2025

Assignee’s EIN: [•]

Business Address	Mailing Address (if different):

[•]
[•]

Attn: [•]	Attn:

Telephone No.: [•]	Telephone No.:
Facsimile No.: [•]	Facsimile No.:

Number of Company Units in Transferred Interest: [•]

Price Per Company Unit: $[•]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pubco is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Amended and Restated Pubco Charter provides that no director of Pubco will be personally liable to Pubco or its stockholders for monetary damages for any breach of fiduciary duty as a director of Pubco except for liability of: (i) a director or officer for any breach of duty of loyalty to Pubco or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of Pubco.

Pubco’s Amended and Restated Bylaws provide that Pubco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pubco), by reason of the fact that such person is or was a director or officer of Pubco, as the latter term is defined in Section 16 of the Exchange Act, or is or was a director or officer of Pubco serving at the request of Pubco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Pubco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, Pubco’s Amended and Restated Bylaws shall not be deemed to preclude the indemnification of any person who is not specified in Pubco’s Amended and Restated Bylaws but whom Pubco has the power or obligation to indemnify, under the provisions of the DGCL, or otherwise. Pubco’s Amended and Restated Bylaws further provide that any amendment to or repeal or elimination of a provision of the Amended and Restated Pubco Charter or Pubco’s Amended and Restated Bylaws will not eliminate or impair any right to indemnification or to advancement of expenses existing at the time of such amendment or repeal or modification with respect to any acts or omissions occurring before such amendment or repeal or modification, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Pubco’s Amended and Restated Bylaws also provide that Pubco shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Pubco to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Pubco, as the latter term is defined in Section 16 of the Exchange Act, or is or was a director or officer of Pubco serving at the request of Pubco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Pubco; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Pubco unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Expenses (including attorneys’ fees) incurred by a director or officer of Pubco in defending any civil, criminal, administrative or investigative action, suit or proceeding are expected to be paid by Pubco in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Pubco. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as Pubco deems appropriate.

Pubco intends to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Charter and the Amended and Restated Bylaws, and it intends to enter into indemnification agreements with any new directors and executive officers in the future.

Pubco expects to maintain a general liability insurance policy, which covers certain liabilities of directors and officers of Pubco arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(1)†

Business Combination Agreement, dated as of October 1, 2025, by and among MLAC, Pubco, MLAC Merger Sub, AVAT Merger Sub, AVAT and the Seller (incorporated by reference to Exhibit 2.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2(1)†

Amendment No. 1 to the Business Combination Agreement, dated as of January 13, 2026, by and among MLAC, Pubco, MLAC Merger Sub, AVAT Merger Sub, AVAT and the Seller (incorporated by reference to Exhibit 10.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on January 13, 2026) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.3(1)†

Amendment No. 2 to the Business Combination Agreement, dated as of March 17, 2026, by and among MLAC, Pubco, MLAC Merger Sub, AVAT Merger Sub, AVAT, the Seller and the Seller Related Parties (incorporated by reference to Exhibit 10.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on March 17, 2026) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Second Amended and Restated Memorandum and Articles of Association of MLAC (incorporated by reference to Exhibit 3.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on December 16, 2024).
3.2	Form of Amended and Restated Certificate of Incorporation of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Form of Pubco’s Amended and Restated Bylaws (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1	Specimen Unit Certificate of MLAC (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to MLAC’s Registration Statement on Form S-1, filed with the SEC on November 25, 2024).
4.2	Specimen Class A Ordinary Share Certificate of MLAC (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to MLAC’s Registration Statement on Form S-1, filed with the SEC on November 25, 2024).
4.3	Specimen Right Certificate of MLAC (incorporated by reference to Amendment No. 3 to Exhibit 4.3 to MLAC’s Registration Statement on Form S-1, filed with the SEC on November 25, 2024).
4.4

Rights Agreement dated December 12, 2024, by and among MLAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on December 16, 2024).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1**	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated December 12, 2024, by and among MLAC, its officers, directors and the Sponsor (incorporated herein by reference to Exhibit 10.1 MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.2

Investment Management Trust Agreement, dated December 12, 2024, by and among MLAC and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.2 to MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.3

Registration Rights Agreement, dated December 12, 2023, by and among MLAC, BTIG, LLC and certain security holders (incorporated herein by reference to Exhibit 10.3 to MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.4

Sponsor Private Unit Subscription Agreement, dated December 12, 2024, by and among MLAC and the Sponsor (incorporated herein by reference to Exhibit 10.4 to MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.5

BTIG, LLC Private Unit Subscription Agreement, dated December 12, 2024, by and among MLAC and BTIG, LLC (incorporated herein by reference to Exhibit 10.5 MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.6

Indemnity Agreements, dated December 12, 2024, by and among the MLAC and each of the MLAC’s officers and directors (incorporated herein by reference to Exhibit 10.6 MLAC’s Current Report on Form 8-K filed on December 16, 2024).

10.7	Promissory Note issued to the Sponsor, dated June 27, 2024, (incorporated herein by reference to Exhibit 10.1 to MLAC’s Form S-1 filed on August 8, 2024, as amended).
10.8**	Form of Pubco 2026 Omnibus Incentive Plan.
10.9(1)

Sponsor Support Agreement, dated October 1, 2025, by and among MLAC, Sponsor and Pubco (incorporated by reference to Exhibit 10.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025).

Exhibit No.	Description
10.10†

Form of MLAC Lock-Up Agreement, by and among Pubco, Sponsor, insiders and the undersigned holders thereto (incorporated by reference to Exhibit 10.2 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025).

10.11†

Form of Seller Lock-Up Agreement, by and among Pubco and the undersigned holders thereto (incorporated by reference to Exhibit 10.3 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025).

10.12

Form of Amended and Restated Registration Rights Agreement, by and among Pubco, MLAC, the Sponsor, the and the undersigned holders thereto (incorporated by reference to Exhibit 10.4 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025).

10.13(1)†

Form of LLC Subscription Agreement, dated as of October 1, 2025, by and among MLAC, Pubco, AVAT and certain undersigned subscribers thereto (incorporated by reference to Exhibit 10.5 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 1, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.14(1)†

Asset Purchase and Contribution Agreement, dated as of October 1, 2025, by and among Seller, AVAT, Pubco, Avalanche BVI and Avalanche Cayman (incorporated by reference to Exhibit 99.1 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.15(1)†

AVAX Token Sale Agreement, dated as of October 1, 2025, by and among AVAT, Pubco, Avalanche BVI and Avalanche Cayman (incorporated by reference to Exhibit 99.2 to MLAC’s Current Report on Form 8-K, filed with the SEC on October 7, 2025) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.16**	Employment Offer Letter, dated as of October 22, 2025, by and between AVAT and Gerald Bartholomew Smith.
10.17**	Addendum to Employment Offer Letter, dated as of March 16, 2026 by and between AVAT and Gerald Bartholomew Smith.
10.18**	Employment Offer Letter, dated as of October 22, 2025, by and between AVAT and Laine Mihalchick Moljo.
10.19**	Addendum to Employment Offer Letter, dated as of March 17, 2026 by and between AVAT and Laine Mihalchick Moljo.
10.20**	Employment Offer Letter, dated as of February 24, 2026, by and between AVAT and Sean Ostrower.
10.21**	Form of Indemnification Agreement by and between Avalanche Treasury Corporation and its Directors and Executive Officers.
10.22**	Form of Advisory Agreement, by and among AVAT and Members of the Advisory Board.
21.1**	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of WithumSmith+Brown, PC (with respect to Mountain Lake Acquisition Corp.).
23.2*	Consent of CBIZ CPAs P.C. (with respect to Avalanche Treasury Company LLC).
23.3*	Consent of CBIZ CPAs P.C. (with respect to Avalanche Treasury Corporation).
23.4**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
99.1**	Consent of Gerald Bartholomew Smith to be Named as a Director.
99.2**	Consent of Robert Hadick to be Named as a Director.
99.3**	Consent of Sarkees John Nahas to be Named as a Director.
99.4**	Consent of Paul Grinberg to be Named as a Director.
99.5**	Form of Proxy Card for Extraordinary General Meeting of MLAC Shareholders.
107**	Filing fee table.
*	Filed herewith.
**	Previously filed.
(1)

Certain schedules, exhibits and similar attachments have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

†	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

•	(a) (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 8th day of May, 2026.

AVALANCHE TREASURY CORPORATION

By:	/s/ Gerald Bartholomew Smith
Name: Gerald Bartholomew Smith
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Gerald Bartholomew Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2026
Gerald Bartholomew Smith

	*	Chief Financial Officer (Principal Accounting and Financial Officer)	May 8, 2026
Sean Ostrower

	*	Director	May 8, 2026
Robert Hadick

By:	/s/ Gerald Bartholomew Smith
Gerald Bartholomew Smith Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 8th day of May, 2026.

AVALANCHE TREASURY COMPANY LLC

By:	/s/ Gerald Bartholomew Smith
Name: Gerald Bartholomew Smith
Title: President and Director (Principal Executive Officer and Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Co-Registrant in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Gerald Bartholomew Smith		President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	May 8, 2026
Gerald Bartholomew Smith

*		General Partner of Dragonfly Digital Management, LLC as the Managing Member	May 8, 2026
Robert Hadick

By:	/s/ Gerald Bartholomew Smith
Gerald Bartholomew Smith Attorney-in-Fact